Exhibit 4

EXECUTION COPY

BARCLAYS COMMERCIAL MORTGAGE SECURITIES LLC,
Depositor,

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION,
Master Servicer,

RIALTO CAPITAL ADVISORS, LLC,
Special Servicer,

PARK BRIDGE LENDER SERVICES LLC,
Operating Advisor

and

U.S. BANK NATIONAL ASSOCIATION,
Trustee, Certificate Administrator, Paying Agent and Custodian,

POOLING AND SERVICING AGREEMENT
Dated as of April 1, 2013

UBS-Barclays Commercial Mortgage Trust 2013-C6,
Commercial Mortgage Pass-Through Certificates, Series 2013-C6

       TABLE OF CONTENTS

		Page

	ARTICLE I

	DEFINITIONS

Section 1.01	Defined Terms	4
Section 1.02	Certain Calculations	88
Section 1.03	Certain Constructions	92
Section 1.04	General Interpretive Principles	93

	ARTICLE II

	CONVEYANCE OF MORTGAGE LOANS;
	ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01	Conveyance of Mortgage Loans; Assignment of Mortgage Loan Purchase Agreements	93
Section 2.02	Acceptance by Custodian and the Trustee	100
Section 2.03	Representations, Warranties and Covenants of the Depositor; Repurchase and Substitution of Mortgage Loans	102
Section 2.04	Representations, Warranties and Covenants of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Operating Advisor	109
Section 2.05	Execution and Delivery of Certificates; Issuance of Lower-Tier Regular Interests	116
Section 2.06	Miscellaneous REMIC and Grantor Trust Provisions	117

	ARTICLE III

	ADMINISTRATION AND SERVICING
	OF THE TRUST FUND

Section 3.01	The Master Servicer To Act as Master Servicer; Special Servicer To Act as Special Servicer; Administration of the Mortgage Loans	117
Section 3.02	Liability of the Master Servicer and the Special Servicer When Sub-Servicing	122
Section 3.03	Collection of Mortgage Loan Payments	122
Section 3.04	Collection of Taxes, Assessments and Similar Items; Escrow Accounts	123
Section 3.05	Collection Accounts; Excess Liquidation Proceeds Account; Distribution Accounts; and Interest Reserve Account	125
Section 3.06	Permitted Withdrawals from the Collection Accounts and the Distribution Accounts; Trust Ledger	130

Section 3.07	Investment of Funds in the Collection Accounts, the Distribution Accounts, the Interest Reserve Account, the Excess Liquidation Proceeds Account, the REO Account, the Lock-Box Accounts, the Cash Collateral Accounts and the Reserve Accounts	142
Section 3.08	Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage	144
Section 3.09	Enforcement of Due-on-Sale Clauses; Assumption Agreements; Defeasance Provisions	149
Section 3.10	Appraisals; Realization upon Defaulted Mortgage Loans	154
Section 3.11	Trustee to Cooperate; Release of Mortgage Files	159
Section 3.12	Servicing Fees, Trustee/Certificate Administrator Fees and Special Servicing Compensation	160
Section 3.13	Reports to the Certificate Administrator; Collection Account Statements	167
Section 3.14	Access to Certain Documentation	172
Section 3.15	Title and Management of REO Properties and REO Accounts	179
Section 3.16	Sale of Specially Serviced Loans and REO Properties	183
Section 3.17	Additional Obligations of the Master Servicer and the Special Servicer; Inspections	187
Section 3.18	Authenticating Agent	188
Section 3.19	Appointment of Custodians	189
Section 3.20	Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts	190
Section 3.21	Property Advances	190
Section 3.22	Appointment and Replacement of Special Servicer	194
Section 3.23	Transfer of Servicing Between the Master Servicer and the Special Servicer; Record Keeping; Asset Status Report	197
Section 3.24	Special Instructions for the Master Servicer and/or Special Servicer	202
Section 3.25	Certain Rights and Obligations of the Master Servicer and/or the Special Servicer	203
Section 3.26	Modification, Waiver, Amendment and Consents	204
Section 3.27	[RESERVED]	209
Section 3.28	Directing Holder and Operating Advisor Contact with the Master Servicer and the Special Servicer	209
Section 3.29	Controlling Class Certificateholders and the Controlling Class Representative; Certain Rights and Powers of the Directing Holder	209
Section 3.30	No Downgrade Confirmation	211
Section 3.31	Appointment and Duties of the Operating Advisor	213
Section 3.32	Certain Matters Relating to the Non-Serviced Loan Combination	216
Section 3.33	Litigation Control	217
Section 3.34	The Swap Agreement	219

	ARTICLE IV

	DISTRIBUTIONS TO CERTIFICATEHOLDERS

Section 4.01	Distributions	222

Section 4.02	Statements to Certificateholders; Reports by Certificate Administrator; Other Information Available to the Holders and Others	234
Section 4.03	Compliance with Withholding Requirements	245
Section 4.04	REMIC Compliance	245
Section 4.05	Imposition of Tax on the Trust Fund	247
Section 4.06	Remittances	249
Section 4.07	P&I Advances	249
Section 4.08	Appraisal Reductions	253
Section 4.09	Grantor Trust Reporting	254

	ARTICLE V

	THE CERTIFICATES

Section 5.01	The Certificates	256
Section 5.02	Registration, Transfer and Exchange of Certificates	259
Section 5.03	Mutilated, Destroyed, Lost or Stolen Certificates	271
Section 5.04	Appointment of Paying Agent	271
Section 5.05	Access to Certificateholders’ Names and Addresses; Special Notices	271
Section 5.06	Actions of Certificateholders	272
Section 5.07	Rule 144A Information	272
Section 5.08	Exchange of Class A-3FL Certificates for Class A-3FX Certificates	273

	ARTICLE VI

	THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE
	DIRECTING HOLDER AND THE OPERATING ADVISOR

Section 6.01	Liability of the Depositor, the Master Servicer, the Special Servicer and the Operating Advisor	275
Section 6.02	Merger or Consolidation of the Master Servicer, the Special Servicer, the Depositor or the Operating Advisor	275
Section 6.03	Limitation on Liability of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and Others	276
Section 6.04	Limitation on Resignation of the Master Servicer, the Special Servicer and the Operating Advisor; Termination of the Master Servicer and the Special Servicer	278
Section 6.05	Rights of the Depositor and the Trustee in Respect of the Master Servicer and the Special Servicer	279
Section 6.06	The Master Servicer or Special Servicer as Owners of a Certificate	280
Section 6.07	The Directing Holder	281

TABLE OF EXHIBITS

Exhibit A-1	Form of Class A-1 Certificate
Exhibit A-2	Form of Class A-2 Certificate
Exhibit A-3	Form of Class A-3 Certificate
Exhibit A-4	Form of Class A-4 Certificate
Exhibit A-5	Form of Class A-SB Certificate
Exhibit A-6	Form of Class A-S Certificate
Exhibit A-7	Form of Class A-3FL Certificate
Exhibit A-8	Form of Class A-3FX Certificate
Exhibit A-9	Form of Class B Certificate
Exhibit A-10	Form of Class C Certificate
Exhibit A-11	Form of Class D Certificate

Exhibit A-12	Form of Class E Certificate
Exhibit A-13	Form of Class F Certificate
Exhibit A-14	Form of Class G Certificate
Exhibit A-15	Form of Class X-A Certificate
Exhibit A-16	Form of Class X-B Certificate
Exhibit A-17	Form of Class X-C Certificate
Exhibit A-18	Form of Class R Certificate
Exhibit A-19	Form of Class LR Certificate
Exhibit B	Mortgage Loan Schedule
Exhibit C-1	Form of Transferee Affidavit
Exhibit C-2	Form of Transferor Letter
Exhibit D-1	Form of Investment Representation Letter
Exhibit D-2	Form of ERISA Representation Letter
Exhibit E	Form of Request for Release
Exhibit F	Securities Legend
Exhibit G	Form of Regulation S Transfer Certificate
Exhibit H	Form of Transfer Certificate for Exchange or Transfer from Rule 144A Global Certificate to Regulation S Global Certificate during the Restricted Period
Exhibit I	Form of Transfer Certificate for Exchange or Transfer from Rule 144A Global Certificate to Regulation S Global Certificate after the Restricted Period
Exhibit J	Form of Transfer Certificate for Exchange or Transfer from Regulation S Global Certificate to Rule 144A Global Certificate
Exhibit K	Form of Distribution Date Statement
Exhibit L-1	Form of Investor Certification
Exhibit L-2	Form of Online Vendor Certification
Exhibit M	Form of Notification from Custodian
Exhibit N-1	Form of Closing Date Custodian Certification
Exhibit N-2	Form of Post-Closing Custodian Certification
Exhibit O	Form of Trustee Back-up Certification
Exhibit P	Form of Custodian Back-up Certification
Exhibit Q	Form of Certificate Administrator Back-up Certification
Exhibit R	Form of Master Servicer Back-up Certification
Exhibit S	Form of Special Servicer Back-up Certification
Exhibit T	Mortgage Loan Seller Sub-Servicers
Exhibit U	Form of NRSRO Certification
Exhibit V-1	Form of Transferor Certificate for Transfer of the Excess Servicing Fee Rights
Exhibit V-2	Form of Transferee Certificate for Transfer of the Excess Servicing Fee Rights
Exhibit W	Form of Operating Advisor Annual Report
Exhibit X	Form of Sarbanes-Oxley Certification
Exhibit Y	Additional Disclosure Notification
Exhibit Z	Form of Sub-Servicer Back-up Certification
Exhibit AA	Form of Operating Advisor Back-up Certification
Exhibit AB	Form of Confidentiality Agreement
Exhibit AC	Form of Notice Relating to the Non-Serviced Mortgage Loan
Exhibit AD	Form of Notice and Exchange of Class A-3FL Certificates for Class A-3FX Certificates

TABLE OF SCHEDULES

Schedule I	Directing Holders
Schedule II	Servicing Criteria to be Addressed in Assessment of Compliance
Schedule III	Class A-SB Scheduled Principal Balance
Schedule IV	Additional Form 10-D Disclosure
Schedule V	Additional Form 10-K Disclosure
Schedule VI	Form 8-K Disclosure Information

Pooling and Servicing Agreement, dated as of April 1, 2013, among BARCLAYS COMMERCIAL MORTGAGE SECURITIES LLC, as Depositor, MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as Master Servicer, RIALTO CAPITAL ADVISORS, LLC, as Special Servicer, PARK BRIDGE LENDER SERVICES LLC, as Operating Advisor, and U.S. BANK NATIONAL ASSOCIATION, as Trustee, Certificate Administrator, Paying Agent and Custodian.

PRELIMINARY STATEMENT:

(Terms used but not defined in this Preliminary Statement shall have the meanings specified in Article I hereof)

The Depositor intends to sell pass-through certificates to be issued hereunder in multiple Classes which in the aggregate will evidence the entire beneficial ownership interest in the Trust Fund consisting primarily of the Mortgage Loans.

The Lower-Tier REMIC will hold the Mortgage Loans and certain other related assets subject to this Agreement, and will issue (i) the Lower-Tier Regular Interests, which are set forth in the table below, as classes of regular interests in the Lower-Tier REMIC, and (ii) the Class LR Certificates, which are designated as the sole class of residual interests in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and certain other related assets subject to this Agreement and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-C, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates and the Class A-3FL Regular Interest, which are designated as classes of regular interests in the Upper-Tier REMIC, and (ii) the Class R Certificates, which are designated as the sole class of residual interests in the Upper-Tier REMIC.

The portions of the Trust Fund consisting of the Class A-3FL Specific Grantor Trust Assets and the Class A-3FX Specific Grantor Trust Assets will be treated as a grantor trust under subpart E, part I of subchapter J of the Code (the “Grantor Trust”) for federal income tax purposes.  The Class A-3FL Certificates will represent undivided beneficial interests in a portion of the Grantor Trust consisting of the Class A-3FL Specific Grantor Trust Assets as described herein.  The Class A-3FX Certificates will represent undivided beneficial interests in the portion of the Grantor Trust consisting of the Class A-3FX Specific Grantor Trust Assets as described herein.  As provided herein, the Certificate Administrator shall not take any actions that would cause the Grantor Trust to either (i) lose its status as a “grantor trust” or (ii) be treated as part of any Trust REMIC.

The following table sets forth the Class designation and the initial Certificate Balance or, if so indicated by footnote, the initial Notional Amount of each Class of Regular Certificates and the Class A-3FL Regular Interest (collectively, the “Corresponding Certificates”), the corresponding Lower-Tier Regular Interest (the “Corresponding Lower-Tier Regular Interest”) and the corresponding component of the Class X Certificates (the

 “Corresponding Class X Component”) for each Class of Sequential Pay Certificates and the initial Lower-Tier Principal Balance of each Lower-Tier Regular Interest.

Corresponding Certificates	Initial Certificate Balance or Notional Amount	Corresponding Lower-Tier Regular Interests(1)	Initial Lower- Tier Principal Balance	Corresponding Class X Components(1)
Class A-1	$65,700,000	LA-1	$65,700,000	XA-1
Class A-2	$43,000,000	LA-2	$43,000,000	XA-2
Class A-3	$155,000,000	LA-3	$155,000,000	XA-3
Class A-3FL(2)	$95,000,000	N/A	$95,000,000	N/A
Class A-3FX(2)	$0	N/A	$0	N/A
Class A-3FL Regular Interest	$95,000,000	LA-3FL	$95,000,000	XA-3FL
Class A-4	$461,130,000	LA-4	$461,130,000	XA-4
Class A-SB	$87,000,000	LA-SB	$87,000,000	XA-SB
Class A-S	$111,734,000	LA-S	$111,734,000	XA-S
Class X-A	$1,018,564,000	N/A	N/A	N/A
Class X-B	$140,883,000	N/A	N/A	N/A
Class X-C	$87,444,979	N/A	N/A	N/A
Class B	$90,683,000	LB	$90,683,000	X-B
Class C	$50,200,000	LC	$50,200,000	X-C
Class D	$48,580,000	LD	$48,580,000	N/A
Class E	$25,910,000	LE	$25,910,000	X-E
Class F	$19,432,000	LF	$19,432,000	X-F
Class G	$42,102,979	LG	$42,102,979	X-G

(1)
The Lower-Tier Regular Interest and the Class X Component of the Class X-A, Class X-B or Class X-C Certificates that correspond to any particular Class of Sequential Pay Certificates or Class A-3FL Regular Interest also correspond to each other and, accordingly, constitute the (i) “Corresponding Lower-Tier Regular Interest” and (ii) “Corresponding Class X Component,” respectively, with respect to each other.  The Class X Component Notional Amount for each Class X Component of the Class X-A, Class X-B or Class X-C Certificates shall at all times equal the then Lower-Tier Principal Balance of the Corresponding Lower-Tier Regular Interest with respect to such Class X Component.

(2)
The Class A-3FL and Class A-3FX Certificates represent interests in the Class A-3FL Regular Interest.  The aggregate Certificate Balance of the Class A-3FX Certificates and Class A-3FL Certificates will at all times equal the Certificate Balance of the Class A-3FL Regular Interest.

(3)	Notional Amount.

Each Class of Sequential Pay Certificates (other than the Class A-3FL and Class A-3FX Certificates) and the Class A-3FL Regular Interest shall constitute the “Corresponding Certificates” with respect to each of the Lower-Tier Regular Interest and the Class X Component of the Class X-A, Class X-B or Class X-C Certificates that are listed in the table above as the “Corresponding Lower-Tier Regular Interest” and the “Corresponding Class X Component”, respectively, for such Class of Sequential Pay Certificates or the Class A-3FL Regular Interest.

The Class X-A, Class X-B, Class X-C, Class R and Class LR Certificates do not have Certificate Balances.  Additionally, the Class R and Class LR Certificates do not have Notional Balances.  The Certificate Balance of any Class of Sequential Pay Certificates or the Class A-3FL Regular Interest outstanding at any time represents the maximum amount that holders thereof are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Trust Fund; provided, however, that in the event that amounts previously allocated as Realized Losses to a Class of Certificates or the

Class A-3FL Regular Interest in reduction of the Certificate Balance thereof are subsequently recovered (including without limitation after the reduction of the Certificate Balance of such Class to zero), such Class may receive distributions in respect of such recoveries in accordance with the priorities set forth in Section 4.01 of this Agreement.

The Mortgaged Property that secures the Mortgage Loan identified as Loan No. 6 on the Mortgage Loan Schedule (the “Santa Anita Mall Mortgage Loan” or the “Non-Serviced Mortgage Loan”) also secures, pursuant to the same Mortgage, one companion loan to the related Borrower (the “Santa Anita Mall Pari Passu Companion Loan” or “Non-Serviced Companion Loan” and, together with the Santa Anita Mall Mortgage Loan, the “Santa Anita Mall Pari Passu Loan Combination” or “Non-Serviced Loan Combination”) that is pari passu in right of payment with the Santa Anita Mall Mortgage Loan.  The Santa Anita Mall Pari Passu Loan Combination will be serviced pursuant to the pooling and servicing agreement, dated as of February 1, 2013 (as amended, modified or supplemented from time to time, the “UBS-Barclays 2013-C5 Pooling and Servicing Agreement”), by and among the UBS Commercial Mortgage Securitization Corp., as depositor (in such capacity, the “UBS-Barclays 2013-C5 Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (in such capacity, the “UBS-Barclays 2013-C5 Master Servicer”), Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (in such capacity, the “UBS-Barclays 2013-C5 Special Servicer”), Situs Holdings, LLC, as operating advisor (in such capacity, the “UBS-Barclays 2013-C5 Operating Advisor”), and Deutsche Bank Trust Company Americas, as trustee (in such capacity, the “UBS-Barclays 2013-C5 Trustee”), certificate administrator (in such capacity, the “UBS-Barclays 2013-C5 Certificate Administrator”) and custodian (in such capacity, the “UBS-Barclays 2013-C5 Custodian”) and the Co-Lender Agreement, as and to the extent provided therein.  Amounts attributable to the Santa Anita Mall Pari Passu Companion Loan will not be assets of the Trust Fund or the Trust REMICs and will be beneficially owned by the Santa Anita Mall Pari Passu Companion Loan Noteholders.

Notwithstanding anything to the contrary contained in this Agreement, the  Santa Anita Mall Pari Passu Companion Loan, along with any related income from such Companion Loan and any portion of any related REO Property, are not assets of the Lower-Tier REMIC or the Upper-Tier REMIC.

As of the Cut-off Date, the Mortgage Loans have an aggregate Stated Principal Balance equal to approximately $1,295,471,980.

In consideration of the mutual agreements herein contained, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee and the Certificate Administrator and the other parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01   Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

“10-K Filing Deadline”:  As defined in Section 10.07 of this Agreement.

“15Ga-1 Notice”:  As defined in Section 2.03(d) of this Agreement.

“15Ga-1 Notice Provider”:  As defined in Section 2.03(d) of this Agreement.

“17g-5 Information Provider”:  The Certificate Administrator.

“17g-5 Information Provider’s Website”:  The internet website of the 17g-5 Information Provider, initially located at www.usbank.com/abs, under the “Rating Agency (17g5)” tab of the respective transaction, access to which is limited to NRSROs who have provided an NRSRO Certification to the 17g-5 Information Provider.

“30/360 Basis”:  The accrual of interest calculated on the basis of a 360-day year consisting of twelve 30-day months.

“Acceptable Insurance Default”:  With respect to any Mortgage Loan, any Default arising when the related Loan Documents require that the related Borrower must maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism and the Special Servicer has determined, in accordance with the Servicing Standard and, unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Holder, that either (i) such insurance is not available at commercially reasonable rates and the subject hazards are not at the time commonly insured against by for properties similar to the Mortgaged Property and located in or around the geographic region in which such Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) such insurance is not available at any rate; provided, however, that the Directing Holder will not have more than 30 days to respond to the Special Servicer’s request for such consent; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the Directing Holder, the Special Servicer will not be required to do so.  In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, may rely on the opinion of an insurance consultant.

“Actual/360 Basis”:  The accrual of interest calculated on the basis of the actual number of days elapsed during any calendar month (or other applicable accrual period) in a year assumed to consist of 360 days.

“Actual/360 Mortgage Loans”:  The Mortgage Loans indicated as such in the Mortgage Loan Schedule.

“Additional Form 10-D Disclosure”:  As defined in Section 10.06 of this Agreement.

“Additional Form 10-K Disclosure”:  As defined in Section 10.07 of this Agreement.

“Additional Servicer”:  Each Affiliate of the Master Servicer, the Special Servicer, the Mortgage Loan Sellers, the Depositor or the Underwriters (other than an Affiliate of any such party acting in the capacity of a Mortgage Loan Seller Sub-Servicer), that Services any of the Mortgage Loans, and each Person, other than the Special Servicer, who is not an Affiliate of any of the Master Servicer, the Mortgage Loan Sellers, the Depositor or the Underwriters, who Services 10% or more of the Mortgage Loans (based on their Stated Principal Balance).

“Additional Trust Fund Expense”:  Any expense incurred with respect to the Trust Fund that results or, upon payment by the Trust Fund, would result in a Realized Loss or in the Holders of Regular Certificates incurring a Class Interest Shortfall for any Distribution Date.

“Administrative Fee Rate”:  For each Mortgage Loan is the percentage rate per annum set forth in Annex A-1 of the Prospectus Supplement for such Mortgage Loan that is payable in respect of the administration of such Mortgage Loan (which includes the applicable Servicing Fee Rate, the Trustee/Certificate Administrator Fee Rate and the Operating Advisor Fee Rate).

“Advance”:  Any P&I Advance or Property Advance.

“Advance Interest Amount”:  Interest at the Advance Rate on the aggregate amount of P&I Advances and Property Advances for which the Master Servicer or the Trustee, as applicable, has not been reimbursed for the number of days from the date on which such Advance was made to the date of reimbursement of the related Advance, less any amount of interest previously paid on such Advance; provided that if, during any Collection Period, the related Borrower makes payment of an amount in respect of which an Advance was made with interest at the Default Rate, the Advance Interest Amount payable to the Master Servicer or the Trustee with respect to such Collection Period shall be paid first, from the amount of Default Interest on the related Mortgage Loan actually paid by such Borrower, second, from late payment fees on the related Mortgage Loan actually paid by the related Borrower, and third, upon determining in accordance with the Servicing Standard that such Advance Interest Amount is not recoverable from the amounts described in first or second, from other amounts on deposit in the Collection Account.  In this definition, “Mortgage Loan,” solely with respect to P&I Advances, shall also refer to the Non-Serviced Mortgage Loan.

“Advance Rate”:  A per annum rate equal to the Prime Rate.  Interest at the Advance Rate will accrue from (and including) the date on which the related Advance is made to (but excluding) the date on which such Advance is reimbursed or the first Servicer Remittance Date after a determination of non-recoverability, as the case may be, is made, provided that in the case of a Nonrecoverable Advance, such interest at the Advance Rate will continue to accrue to the extent funds are not available in the Collection Account for the reimbursement of such Advance.  Notwithstanding the foregoing, with respect to any Mortgage Loan that has a grace period that expires after the Determination Date, such interest shall not begin to accrue until the day succeeding the expiration date of such grace period.

“Adverse REMIC Event”:  Any action, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of either Trust REMIC as a REMIC or (ii) result in the imposition of a tax upon either Trust REMIC or the Trust Fund (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property”).

“Affiliate”:  With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  The Trustee and the Certificate Administrator may obtain and rely on an Officer’s Certificate of the Master Servicer, the Special Servicer, the Operating Advisor or the Depositor to determine whether any Person is an Affiliate of such party.

“Affiliated Person”:  Any Person (other than a Rating Agency) involved in the organization or operation of the Depositor or an affiliate, as defined in Rule 405 under the Securities Act, of such Person.

“Agent Member”:  Members of, or Depository Participants in, the Depository.

“Agreement”:  This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

“Allocated Loan Amount”:  With respect to each Mortgaged Property, the portion of the principal amount of the related Mortgage Loan allocated to such Mortgaged Property in the applicable Mortgage, the applicable Loan Agreement or the Mortgage Loan Schedule.

“Anticipated Termination Date”:  Any Distribution Date on which it is anticipated that the Trust Fund will be terminated pursuant to Section 9.01(c) of this Agreement.

“Applicable Law”:  As defined in Section 8.02(f) of this Agreement.

“Applicable Procedures”:  As defined in Section 5.02(c)(ii)(A) of this Agreement.

“Applicable State and Local Tax Law”:  For purposes hereof, the Applicable State and Local Tax Law shall be (a) the tax laws of the State of California and New York and (b) such state or local tax laws whose applicability shall have been brought to the attention of the Certificate Administrator by either (i) an opinion of counsel delivered to it or (ii) written notice from the appropriate taxing authority as to the applicability of such state or local tax laws.

“Appraisal”:  An appraisal prepared by an Independent MAI appraiser with at least five years’ experience in properties of like kind and in the same area.

“Appraisal Reduction Amount”:  For any Distribution Date and for any Mortgage Loan (including an REO Loan) as to which an Appraisal Reduction Event has occurred, an amount calculated by the Special Servicer and, if a Control Termination Event has occurred and is continuing, in consultation with the Operating Advisor, by the first Determination Date following the date the Special Servicer receives the required Appraisal or performs the required Small Loan Appraisal Estimate and receives such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount (and thereafter by the first Determination Date following any change in the amounts set forth in the following equation) equal to the excess, if any, of (a) the Stated Principal Balance of such Mortgage Loan over (b) the excess, if any, of (i) the sum of (A) 90% of the sum of the appraised values (net of any prior mortgage liens) of the related Mortgaged Properties securing such Mortgage Loan as determined by Updated Appraisals obtained by the Special Servicer (the costs of which shall be paid by the Master Servicer as a Property Advance) minus any downward adjustments the Special Servicer deems appropriate in accordance with the Servicing Standard (without implying any duty to do so) based upon its review of the Appraisal and any other information it may deem appropriate (or, in the case of Mortgage Loans having a Stated Principal Balance under $2,000,000, 90% of the sum of the Small Loan Appraisal Estimates of the related Mortgaged Properties (as described below)), plus (B) all escrows and reserves (other than escrows and reserves for taxes and insurance), plus (C) all unapplied insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan (whether paid or then payable by any insurance company or government authority), over (ii) the sum of (without duplication) (A) to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on such Mortgage Loan at a per annum rate equal to the Mortgage Rate, (B) all unreimbursed Property Advances and the principal portion of all unreimbursed P&I Advances, and all unpaid interest on Advances at the Advance Rate, in respect of such Mortgage Loan, (C) any other unpaid Additional Trust Fund Expenses in respect of such Mortgage Loan, (D) all currently due and unpaid real estate taxes, ground rents and assessments and insurance premiums (net of any escrows or reserves therefor) and all other amounts due and unpaid with respect to such Mortgage Loan (which taxes, premiums (net of any escrows or reserves therefor) and other amounts have not been the subject of an Advance by the Master Servicer or the Trustee, as applicable), and (E) all other amounts due and unpaid with respect to such Mortgage Loan (other than principal) that, if not paid by the related Borrower, would result in a shortfall in distributions to the Certificateholders, except for Yield Maintenance Charges payable due to an acceleration of such Mortgage Loan following a default thereunder; the Master Servicer shall provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four Business Days of the Special Servicer’s reasonable written request.  None of the Master Servicer, the Trustee or the Certificate Administrator shall calculate or verify Appraisal Reduction Amounts; provided, however, without limiting the Special Servicer’s obligation to order and obtain such Appraisal, if the Special Servicer has not obtained an Appraisal, Updated Appraisal or Small Loan Appraisal Estimate, as applicable, referred to above within 60 days of the Appraisal Reduction Event (or in the case of an Appraisal Reduction Event occurring by reason of clause (ii) of the definition thereof, within 30 days of such Appraisal Reduction Event), the Appraisal Reduction Amount shall be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan until such time as such Updated Appraisal or Small Loan Appraisal

Estimate referred to above is received and the Appraisal Reduction Amount is calculated.  Notwithstanding the foregoing, within 60 days after the Appraisal Reduction Event (or in the case of an Appraisal Reduction Event occurring by reason of clause (ii) of the definition thereof, within 30 days of such Appraisal Reduction Event) (i) with respect to Mortgage Loans having a Stated Principal Balance of $2,000,000 or higher, the Special Servicer shall order and use reasonable efforts to obtain an Updated Appraisal or (ii) with respect to Mortgage Loans having a Stated Principal Balance of less than $2,000,000, the Special Servicer, at its option, shall (A) provide a Small Loan Appraisal Estimate within the same time period as an Appraisal would otherwise be required and such Small Loan Appraisal Estimate shall be used in lieu of an Updated Appraisal to calculate the Appraisal Reduction Amount for the subject Mortgage Loan; or (B) order and use reasonable efforts to obtain an Updated Appraisal.  On the first Distribution Date occurring on or after the delivery of such Updated Appraisal or completion of such Small Loan Appraisal Estimate, as applicable, the Special Servicer shall adjust the Appraisal Reduction Amount to take into account such Updated Appraisal or Small Loan Appraisal Estimate, as applicable.  Each Appraisal Reduction Amount shall also be adjusted to take into account any subsequent Small Loan Appraisal Estimate or Updated Appraisal, as applicable, and any annual letter updates, as of the date of each such subsequent Small Loan Appraisal Estimate, Updated Appraisal or letter update, as applicable.  With respect to each Mortgage Loan that is cross-collateralized with any other Mortgage Loan, the value of each Mortgaged Property that is security for each Mortgage Loan in such cross-collateralized group, as well as the outstanding amounts under each such Mortgage Loan shall be taken into account when calculating such Appraisal Reduction Amount.

Notwithstanding anything herein to the contrary, the aggregate Appraisal Reduction Amount related to a Mortgage Loan or the related REO Property will be reduced to zero as of the date the related Mortgage Loan is paid in full, liquidated, repurchased or otherwise removed from the Trust Fund.  In addition, with respect to any Mortgage Loan as to which an Appraisal Reduction Event has occurred, such Mortgage Loan shall no longer be subject to the Appraisal Reduction Amount if (a) such Mortgage Loan has become a Corrected Mortgage Loan (if a Servicing Transfer Event had occurred with respect to the related Mortgage Loan) and (b) no other Appraisal Reduction Event has occurred and is continuing.

In this definition, the term “Mortgage Loan”, unless otherwise indicated, shall not include the Non-Serviced Mortgage Loan.  Any Appraisal Reduction Amount in respect of the Non-Serviced Mortgage Loan shall be calculated by the UBS-Barclays 2013-C5 Special Servicer in accordance with and pursuant to the terms of the UBS-Barclays 2013-C5 Pooling and Servicing Agreement.

“Appraisal Reduction Event”:  With respect to any Mortgage Loan, the earliest to occur of (i) the date on which such Mortgage Loan becomes a Modified Mortgage Loan, (ii) the 90th day following the occurrence of any uncured Delinquency in Monthly Payments with respect to such Mortgage Loan, (iii) receipt of notice that the related Borrower has filed a bankruptcy petition or the date on which a receiver is appointed and continues in such capacity in respect of a Mortgaged Property securing such Mortgage Loan or the 60th day after the related Borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed in respect of a Mortgaged Property securing such Mortgage Loan, (iv) the date on which the Mortgaged Property securing such Mortgage Loan becomes an REO Property and

(v) with respect to a Balloon Loan, a payment default shall have occurred with respect to the related Balloon Payment; provided, however, if (a) the related Borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the Master Servicer within 30 days after the default, who shall promptly deliver a copy to the Special Servicer, the Operating Advisor and the Directing Holder (only if no Consultation Termination Event has occurred and is continuing)), (b) the related Borrower continues to make its Assumed Scheduled Payment, (c) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan and (d) the Directing Holder (for so long as no Control Termination Event has occurred and is continuing) consents, an Appraisal Reduction Event will not occur pursuant to this clause (v) until 60 days beyond the related Maturity Date, unless extended by the Special Servicer in accordance with the Loan Documents or this Agreement; and provided, further, if the related Borrower has delivered to the Master Servicer, who shall promptly deliver a copy to the Special Servicer, the Operating Advisor and the Directing Holder (only if no Consultation Termination Event has occurred and is continuing), on or before the 60th day after the related Maturity Date, a refinancing commitment reasonably acceptable to the Special Servicer, and the Borrower continues to make its Assumed Scheduled Payments (and no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan), an Appraisal Reduction Event will not occur pursuant to this clause (v) until the earlier of (1) 120 days beyond the related Maturity Date (or extended maturity date) and (2) the termination of the refinancing commitment.  The Special Servicer shall notify the Master Servicer promptly upon the occurrence of any of the foregoing events with respect to any Specially Serviced Loan.

In this definition, the term “Mortgage Loan”, unless otherwise indicated, shall not include the Non-Serviced Mortgage Loan.

“Asset Number”:  With respect to any Mortgage Loan, the asset number by which such Mortgage Loan was identified on the books and records of the Depositor or any Sub-Servicer for the Depositor, as set forth in the Mortgage Loan Schedule.

“Asset Status Report”:  As defined in Section 3.23(e) of this Agreement.

“Assignment of Leases, Rents and Profits”:  With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar agreement executed by the Borrower, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

“Assignment of Mortgage”:  With respect to any Mortgage, an assignment thereof, without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect of record the sale of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages encumbering Mortgaged Properties located in the same jurisdiction, if permitted by law and acceptable for recording.

“Assumed Scheduled Payment”:  With respect to any Mortgage Loan that is delinquent in respect of its Balloon Payment (including any REO Loan as to which the Balloon

Payment would have been past due), an amount equal to the sum of (a) the principal portion of the Monthly Payment that would have been due on such Mortgage Loan on the related Due Date based on the constant Monthly Payment that would have been due on such Mortgage Loan on the related Due Date based on the constant payment required by the related Note or the amortization or payment schedule thereof (as calculated with interest at the related Mortgage Rate) (if any), assuming such Balloon Payment had not become due, after giving effect to any prior modification, and (b) interest at the Mortgage Rate for such Mortgage Loan minus the applicable Servicing Fee Rate.

“Assumption Fees”:  Any fees collected by the Master Servicer or the Special Servicer in connection with an assumption of a Mortgage Loan or related substitution of a Borrower (or an interest therein) thereunder (in each case, as permitted or set forth in the related Loan Documents or under the provisions of this Agreement).  In this definition, the term “Mortgage Loan” shall not include the Non-Serviced Mortgage Loan.

“Authenticating Agent”:  Any authenticating agent appointed by the Certificate Administrator pursuant to Section 3.18 of this Agreement.

“Available Funds”:  For a Distribution Date, the sum of, without duplication, (i) all previously undistributed and unapplied Monthly Payments or other receipts on account of principal and interest on or in respect of the Mortgage Pool (including Unscheduled Payments and Net REO Proceeds, if any, transferred from an REO Account pursuant to Section 3.15(b) of this Agreement, but excluding any Excess Liquidation Proceeds) received by or on behalf of the Master Servicer in or prior to the Collection Period relating to such Distribution Date, (ii) all P&I Advances made by the Master Servicer or the Trustee, as applicable, in respect of the Mortgage Pool as of such Distribution Date, (iii) all other amounts received by the Master Servicer in the Collection Period relating to such Distribution Date and required to be placed in the Collection Account by the Master Servicer pursuant to Section 3.05 of this Agreement (including the portion of Loss of Value Payments deposited into the Collection Account pursuant to Section 3.06(e) of this Agreement), (iv) without duplication, any late Monthly Payments on or in respect of the Mortgage Loans received after the end of the Collection Period relating to such Distribution Date but prior to the close of business on the P&I Advance Determination Date, (v) any Master Servicer Prepayment Interest Shortfall paid by the Master Servicer with respect to such Distribution Date and (vi) with respect to the Distribution Date in March of each calendar year (or February if the final Distribution Date occurs in such month), the Withheld Amounts deposited in the Interest Reserve Account by the Certificate Administrator in accordance with Section 3.05(e) of this Agreement during the immediately preceding January and/or February, as applicable; but excluding (without duplication) the following (in no order of priority):

(a)           all amounts permitted to be used to reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for previously unreimbursed Advances and Workout-Delayed Reimbursement Amounts and interest thereon as described in Section 3.06 of this Agreement;

(b)           all amounts permitted to be used to pay the Master Servicing Fees, the Trustee/Certificate Administrator Fees, the Operating Advisor Fees, Operating Advisor Consulting Fees, the Special Servicing Fees, fees for primary servicing functions, Net Payment Interest Excess, Net Default Interest, late payment fees (to the extent not applied to the reimbursement of Advance Interest Amounts and/or Additional Trust Fund Expenses as provided in Section 3.06 of this Agreement), Workout Fees and Liquidation Fees, together with any Assumption Fees, Modification Fees, loan service transaction fees, demand fees, beneficiary statement charges and similar fees on the Mortgage Loans that the Master Servicer or the Special Servicer is entitled to retain as Servicing Compensation or Special Servicing Compensation, respectively, interest on Advances (to the extent provided herein), and reinvestment earnings on payments received with respect to the Mortgage Loans that the Master Servicer or the Special Servicer are entitled to receive as additional servicing compensation, in each case in respect of such Distribution Date;

(c)           all amounts representing scheduled Monthly Payments on Mortgage Loans due after the end of the Collection Period relating to such Distribution Date;

(d)           that portion of Net Liquidation Proceeds, Net Insurance Proceeds and Net Condemnation Proceeds with respect to a Mortgage Loan which represents any unpaid Servicing Fee, Servicing Compensation, Special Servicing Compensation, Trustee/Certificate Administrator Fee and the Operating Advisor Fee, to which the Master Servicer, the Special Servicer, any Sub-Servicer, the Certificate Administrator, the Trustee and/or the Operating Advisor are entitled;

(e)           all amounts permitted to be used to pay any other fees and expenses, including indemnity amounts, reimbursable or payable to the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator (in all of its capacities under this Agreement), the Operating Advisor or the Trustee (in all of its capacities under this Agreement) and other amounts permitted to be retained by the Master Servicer or withdrawn by the Master Servicer from the Collection Account to the extent expressly set forth in this Agreement (including, without limitation, as provided in Section 3.06 of this Agreement and including any indemnities provided for herein), including interest thereon as expressly provided in this Agreement;

(f)           any interest or investment income on funds on deposit in the Collection Account or any interest on Permitted Investments in which such funds may be invested;

(g)           all amounts received with respect to each Mortgage Loan previously purchased, repurchased or replaced from the Trust Fund pursuant to Section 2.03(e), Section 3.16 or Section 9.01 of this Agreement or a Mortgage Loan Purchase Agreement during or prior to the related Collection Period and subsequent to the date as of which such Mortgage Loan was purchased, repurchased or replaced;

(h)           the amount reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on the Upper-Tier REMIC or the Lower-Tier REMIC under the circumstances and to the extent described in Section 4.05 of this Agreement;

(i)           Yield Maintenance Charges with respect to the Mortgage Loans; and

(j)           with respect to the Distribution Date occurring in (A) January of each calendar year that is not a leap year (commencing with January 2014) and (B) February of each calendar year (commencing with February 2014), in each case, unless such Distribution Date is the final Distribution Date, the Withheld Amounts deposited in the Interest Reserve Account by the Certificate Administrator in accordance with Section 3.05(e) of this Agreement.

“Balloon Loan”:  Any Mortgage Loan that requires a payment of principal on the Maturity Date in excess of its constant Monthly Payment.

“Balloon Payment”:  With respect to each Balloon Loan, the scheduled payment of principal due on the Maturity Date (less principal included in the applicable amortization schedule or scheduled Monthly Payment).

“Barclays”:  Barclays Bank PLC, and its successors in interest.

“Barclays Indemnification Agreement”:  The Indemnification Agreement, dated April 11, 2013, among the Depositor, Barclays and the Principals.

“Barclays Mortgage Loans”:  Each Mortgage Loan transferred and assigned to the Depositor pursuant to the Barclays Purchase Agreement.

“Barclays Purchase Agreement”:  The Mortgage Loan Purchase Agreement, dated and effective April 25, 2013, between Barclays and the Depositor.

“Base Interest Fraction”:  With respect to any Principal Prepayment on any Mortgage Loan and any Class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates and the Class A-3FL Regular Interest, a fraction (not greater than one) (a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates or the Class A-3FL Regular Interest, if applicable, exceeds (ii) the Discount Rate (as provided by the Master Servicer) used in calculating the Yield Maintenance Charge with respect to such Principal Prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the Discount Rate (as provided by the Master Servicer) used in calculating the Yield Maintenance Charge with respect to such Principal Prepayment; provided, however, that if such Discount Rate is greater than or equal to both (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in clause (a)(i) above, then the Base Interest Fraction shall be zero; and provided, further, that if such Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in clause (a)(i) above, then the Base Interest Fraction shall be one.

“Beneficial Owner”:  With respect to a Global Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly as a Depository Participant or indirectly through a Depository Participant, in accordance with the rules of such Depository) with respect to such Classes.  Each of the Trustee, the Certificate Administrator and the Master Servicer shall have the right to require, as a condition to acknowledging the status of any Person as a Beneficial Owner under this Agreement, that such Person executes an Investor Certification.

“Bid Allocation”:  With respect to the Master Servicer and each Sub-Servicer therefor and the proceeds of any bid pursuant to Section 7.01(a) of this Agreement, the amount of such proceeds (net of any expenses incurred in connection with such bid and the transfer of servicing), multiplied by a fraction equal to (a) the Servicing Fee Amount for the Master Servicer or such Sub-Servicer therefor, as the case may be, as of such date of determination, over (b) the aggregate of the Servicing Fee Amounts for the Master Servicer and all Sub-Servicers therefor as of such date of determination.

“Book-Entry Certificate” shall mean any Certificate registered in the name of the Depository or its nominee.

“Borrower”:  With respect to any Mortgage Loan, any obligor or obligors on any related Note or Notes, including in connection with a Mortgage Loan that utilizes an indemnity deed of trust (“IDOT”) structure, the borrower and the Mortgaged Property owner / payment guarantor / mortgagor, individually and collectively, as the context may require.

“Borrower Accounts”:  As defined in Section 3.07(a) of this Agreement.

“Breach”:  As defined in Section 2.03(e) of this Agreement.

“Business Day”:  Any day other than (i) a Saturday or a Sunday, (ii) a legal holiday in New York, New York, or the principal cities in which the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee or the Certificate Administrator conduct servicing, trust administration or surveillance operations or (iii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York or banking institutions or savings associations in New York, New York, Overland Park, Kansas, Pittsburgh, Pennsylvania, Chicago, Illinois, St. Paul, Minnesota or the principal cities in which the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee or the Certificate Administrator conduct servicing, trust administration or surveillance operations are authorized or obligated by law or executive order to be closed.

“Calculation Rate”:  A discount rate appropriate for the type of cash flows being discounted, namely (i) for principal and interest payments on the Mortgage Loan or sale of a Defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or Special Servicer, as applicable, that approximates the market rate that would be obtainable by the Borrowers on similar non-defaulted debt of the Borrowers as of such date of determination, (2) the applicable Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent related Appraisal (or Updated Appraisal).

“Cash Collateral Account”:  With respect to any Mortgage Loan that has a Lock-Box Account, any account or accounts created pursuant to the related Mortgage, Loan Agreement, Cash Collateral Account Agreement or other Loan Document into which the Lock-Box Account monies are swept on a regular basis for the benefit of the Trustee, on behalf of the Certificateholders, as successor to the related Mortgage Loan Seller.  Any Cash Collateral Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive all reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan and Section 3.07 of this Agreement, which Person shall be taxed on all reinvestment income or gain thereon in accordance with the terms of the related Mortgage Loan.  The Master Servicer shall be permitted to make withdrawals therefrom for deposit into the Collection Account.  To the extent not inconsistent with the terms of the related Loan Documents, each such Cash Collateral Account shall be an Eligible Account.

“Cash Collateral Account Agreement”:  With respect to any Mortgage Loan, the cash collateral account agreement, if any, between the related Originator and the related Borrower, pursuant to which the related Cash Collateral Account, if any, may have been established.

“Certificate”:  Any Class A-1, Class A-2, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-SB, Class X-A, Class X-B, Class X-C, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class R or Class LR Certificate issued, authenticated and delivered hereunder.

“Certificate Administrator”:  U.S. Bank National Association, a national banking association organized under the United States of America, in its capacity as Certificate Administrator, or its successor in interest, or any successor Certificate Administrator appointed as herein provided.

“Certificate Administrator’s Website”:  The internet website of the Certificate Administrator, initially located at www.usbank.com/abs.

“Certificate Balance”:  With respect to any Class of Sequential Pay Certificates and the Class A-3FL Regular Interest, a principal amount that is:  (a) initially equal to the initial Certificate Balance of such Class, as specified in the Preliminary Statement to this Agreement; (b) reduced or further reduced, as the case may be, on each Distribution Date by any distributions allocable to principal and any allocations of Realized Losses made on or to such Class on such Distribution Date; and (c) increased, or further increased, as the case may be, to the extent any Nonrecoverable Advances that were reimbursed from principal collections on the Mortgage Loans and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan, and added to the Certificate Balance of such Class, in accordance with Section 4.01(e).  The aggregate Certificate Balance of the Class A-3FL and Class A-3FX Certificates shall be equal at all times to the Certificate Balance of the Class A-3FL Regular Interest.

“Certificate Custodian”:  Initially, the Certificate Administrator; thereafter, any other Certificate Custodian acceptable to the Depositor and selected by the Certificate Administrator.

“Certificate Register” and “Certificate Registrar”:  The register maintained and the registrar appointed pursuant to Section 5.02 of this Agreement.

“Certificateholder”:  The Person whose name is registered in the Certificate Register, subject to the following:

(a)           except as provided in clauses (b) and (d), solely for the purpose of giving any consent or taking any action pursuant to this Agreement, any Certificate beneficially owned by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor, a Manager or a Borrower or any Person known to a Responsible Officer of the Certificate Registrar to be an Affiliate of any thereof or an agent of any Borrower shall be deemed not to be outstanding and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent or take any such action has been obtained;

(b)           for purposes of obtaining the consent of Certificateholders to an amendment of this Agreement, any Certificates beneficially owned by the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor or an Affiliate thereof shall be deemed to be outstanding, provided such amendment does not relate to the compensation of the Master Servicer, the Special Servicer or the Operating Advisor or any Affiliate thereof (other than solely in its capacity as Certificateholder) or otherwise benefit the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor in any material respect (in which case such Certificates shall be deemed not to be outstanding);

(c)           except as provided in clause (d) below, for purposes of obtaining the consent of Certificateholders to any action proposed to be taken by the Special Servicer with respect to a Specially Serviced Loan, any Certificates beneficially owned by the Special Servicer or an Affiliate thereof shall be deemed not to be outstanding;

(d)           for the purpose of exercising its rights as a member of the Controlling Class, any Certificate beneficially owned by the Special Servicer will be deemed outstanding; and

(e)           for purposes of providing or distributing any reports, statements or other information required or permitted to be provided to a Certificateholder hereunder, subject to the execution of an Investor Certification, a Certificateholder shall include any Beneficial Owner or any Person identified by a Beneficial Owner as a prospective transferee of a Certificate beneficially owned by such Beneficial Owner, but only if the Certificate Administrator or another party hereto furnishing such report, statement or information has been provided with the name of the Beneficial Owner of the related Certificate or the Person identified as a prospective transferee thereof.  For purposes of the foregoing, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Paying Agent, the Operating Advisor or other such Person may rely, without limitation, on a Depository Participant listing from the Depository or statements furnished by a Person that on their face appear to be statements from a Depository Participant to such Person indicating that such Person beneficially owns Certificates.

“Certificateholders’ Best Interests”:  The best interests of and for the benefit of all Certificateholders (as a collective whole as if such Certificateholders constitute a single lender).

“Certification Parties”:  As defined in Section 10.08 of this Agreement.

“Certifying Certificateholder”:  A Certificateholder or Beneficial Owner of a Certificate that has provided the Certificate Administrator with an executed Investor Certification.

“Certifying Person”:  As defined in Section 10.08 of this Agreement.

“Certifying Servicer”:  As defined in Section 10.11 of this Agreement.

“Class”:  All of the Certificates bearing the same alphabetic or alphanumeric Class designation and each separately designated Lower-Tier Regular Interest and Class A-3FL Regular Interest.

“Class A-1 Certificate”:  Any one of the Certificates with a “Class A-1” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-1 to this Agreement.

“Class A-1 Pass-Through Rate”:  A per annum rate equal to 0.8022%.

“Class A-2 Certificate”:  Any one of the Certificates with a “Class A-2” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-2 to this Agreement.

“Class A-2 Pass-Through Rate”:  A per annum rate equal to 2.0668%.

“Class A-3 Certificate”:  Any one of the Certificates with a “Class A-3” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-3 to this Agreement.

“Class A-3 Pass-Through Rate”:  A per annum rate equal to 2.9707%.

 “Class A-3FL Available Funds”:  With respect to any Distribution Date, an amount equal to the total amount of all principal and/or interest distributions, as well as any other distributions (other than Yield Maintenance Charges), properly made on or in respect of the Class A-3FL Regular Interest with respect to such Distribution Date.

“Class A-3FL Certificate”:  Any one of the Certificates with a “Class A-3FL” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-7 to this Agreement.  The Class A-3FL Certificates will represents undivided beneficial interests in the Class A-3FL Specific Grantor Trust Assets.

“Class A-3FL Distribution Conversion”:  With respect to any Distribution Date (i) the failure of the Swap Counterparty to make a payment when due under the Swap Agreement (which failure continues for one Business Day after notice from the Certificate Administrator) or (ii) immediately upon and following the termination of the Swap Agreement until a replacement Swap Agreement is entered into, if any, the conversion of interest distributions on the Class A-3FL Certificates from distributions based, in part, on floating interest payments from the Swap Counterparty under the Swap Agreement to distributions based solely on fixed interest distributions in respect of the Class A-3FL Regular Interest, as specified in Section 4.01(j).

“Class A-3FL Early Remittance Amount”:  With respect to each Distribution Date, an amount on deposit in the Collection Account on the Business Day immediately preceding the related Distribution Date equal to $200,000 or such lesser amount that is expected by the Master Servicer to be available for remittance to the Certificate Administrator on the related Servicer Remittance Date pursuant to Section 3.06(a)(i) of this Agreement (after giving effect to other withdrawals of funds therefrom pursuant to Section 3.06(a) of this Agreement); provided that following written notice to the Master Servicer from the Certificate Administrator that such amounts are no longer needed to be remitted one Business Day prior to the related Servicer Remittance Date (including as a result of a Class A-3FL Distribution Conversion), the Class A-3FL Early Remittance Amount shall be deemed to be equal to zero.

“Class A-3FL Floating Rate Account”:  The segregated non-interest bearing trust account or accounts created and maintained as a separate account or accounts by the Certificate Administrator (on behalf of the Trustee for the benefit of the Class A-3FL Certificateholders) pursuant to Section 3.05(i) of this Agreement, which shall be entitled “U.S. Bank National Association, as Trustee, in trust for the Holders of UBS-Barclays Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificates, Series 2013-C6, Class A-3FL Floating Rate Account,” and which must be an Eligible Account or a subaccount of an Eligible Account.  The Class A-3FL Floating Rate Account shall not be an asset of any Trust REMIC formed hereunder, but rather shall be an asset of the Grantor Trust.

“Class A-3FL Interest Distribution Amount”:  With respect to any Distribution Date, an amount equal to (a) the sum of (i) any Swap Termination Payment (provided no replacement Swap Agreement has been entered into prior to such Distribution Date), (ii) the Floating Swap Payment and (iii) the product of (A) the Class A-3FL Percentage Interest and (B) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class A-3FL Regular Interest on such Distribution Date, minus (b) the Fixed Swap Payment for such Distribution Date.

“Class A-3FL Net Payment Shortfall”:  The occurrence of a “Fixed Payer Shortfall Amount” as defined in the Swap Agreement.

“Class A-3FL Net Swap Payment”:  With respect to the related Interest Accrual Period, the excess, if any of (i) the Fixed Swap Payment over (ii) the Floating Swap Payment.

“Class A-3FL Pass-Through Rate”:  With respect to any Distribution Date for which a Class A-3FL Distribution Conversion has not occurred and is not continuing, a per annum rate equal to LIBOR plus 0.7900%, and with respect to any Distribution Date on which a Class A-3FL Distribution Conversion has occurred and is continuing, a per annum rate equal to the Class A-3FL Regular Interest Pass-Through Rate.

“Class A-3FL Percentage Interest”:  As of any date of determination, with respect to the Class A-3FL Regular Interest and the Class A-3FL Certificates, a percentage interest equal to a fraction, the numerator of which is the Certificate Balance of the Class A-3FL Certificates, and the denominator of which is the Certificate Balance of the Class A-3FL Regular Interest.

“Class A-3FL Principal Distribution Amount”:  With respect to any Distribution Date, an amount equal to the product of (i) the Class A-3FL Percentage Interest and (ii) the Class A-3FL/FX Principal Distribution Amount for such Distribution Date.

“Class A-3FL Regular Interest”:  The uncertificated interest corresponding to the Class A-3FX Certificates and the Class A-3FL Certificates, constituting a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions and having the characteristics attributable thereto in this Agreement.

“Class A-3FL Regular Interest Pass-Through Rate”:  A per annum rate equal to 3.2070%.

“Class A-3FL Specific Grantor Trust Assets”:  The portion of the Trust Fund consisting of:  (i) the Class A-3FL Percentage Interest of the Class A-3FL Regular Interest, (ii) the Swap Agreement and (iii) the Class A-3FL Floating Rate Account and amounts held from time to time in the Class A-3FL Floating Rate Account that represent distributions of the Class A-3FL Percentage Interest in the Class A-3FL Regular Interest and payments received from the Swap Counterparty under the Swap Agreement.

“Class A-3FL/FX Account”:  Either of the Class A-3FL Floating Rate Account or the Class A-3FX Floating Rate Account, as applicable.

“Class A-3FL/FX Principal Distribution Amount”:  With respect to any Distribution Date, an amount equal to the amount of principal distributed pursuant to Section 4.01(b) of this Agreement in respect of the Class A-3FL Regular Interest on such Distribution Date.

“Class A-3FX Certificate”:  Any one of the Certificates with a “Class A-3FX” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-8 to this Agreement.  The Class A-3FX Certificates will represent undivided beneficial interests in the Class A-3FX Specific Grantor Trust Assets.

“Class A-3FX Floating Rate Account”:  The segregated non-interest bearing trust account or accounts created and maintained as a separate account or accounts by the Certificate Administrator (on behalf of the Trustee for the benefit of the Class A-3FX Certificateholders) pursuant to Section 3.05(i) of this Agreement, which shall be entitled “U.S. Bank National Association, as Trustee, in trust for the Holders of UBS-Barclays Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificates, Series 2013-C6, Class A-3FX Account,” and which must be an Eligible Account or a subaccount of an Eligible Account.  The Class A-3FX Floating Rate Account shall not be an asset of any Trust REMIC formed hereunder, but rather shall be an asset of the Grantor Trust.

“Class A-3FX Interest Distribution Amount”:  With respect to any Distribution Date, an amount equal to the product of (i) the Class A-3FX Percentage Interest and (ii) the amount of interest distributable pursuant to Section 4.01(b) of this Agreement in respect of the Class A-3FL Regular Interest on such Distribution Date.

“Class A-3FX Pass-Through Rate”:  A per annum rate equal to 3.2070%.

“Class A-3FX Percentage Interest”:  As of any date of determination, with respect to the Class A-3FL Regular Interest and the Class A-3FX Certificates, a percentage interest equal to a fraction, the numerator of which is the Certificate Balance of the Class A-3FX Certificates, and the denominator of which is the Certificate Balance of the Class A-3FL Regular Interest.

“Class A-3FX Principal Distribution Amount”:  With respect to any Distribution Date, an amount equal to the product of (i) the Class A-3FX Percentage Interest and (ii) the Class A-3FL/FX Principal Distribution Amount for such Distribution Date.

“Class A-3FX Specific Grantor Trust Assets”:  The portion of the Trust Fund consisting of:  (i) the Class A-3FX Percentage Interest of the Class A-3FL Regular Interest and (ii) the Class A-3FX Floating Rate Account and amounts held from time to time in the Class A-3FX Floating Rate Account that represent distributions of the Class A-3FX Percentage Interest in the Class A-3FL Regular Interest.

“Class A-4 Certificate”:  Any one of the Certificates with a “Class A-4” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-4 to this Agreement.

“Class A-4 Pass-Through Rate”:  A per annum rate equal to 3.2443%.

“Class A-SB Certificate”:  Any one of the Certificates with a “Class A-SB” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-5 to this Agreement.

“Class A-SB Pass-Through Rate”:  A per annum rate equal to 2.7877%.

“Class A-SB Scheduled Principal Balance”:  With respect to any Distribution Date, the planned principal amount for such Distribution Date specified in Schedule III hereto relating to the Class A-SB Certificates.

“Class A-S Certificate”:  Any one of the Certificates with a “Class A-S” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-6 to this Agreement.

“Class A-S Pass-Through Rate”:  A per annum rate equal to 3.4688%.

“Class B Certificate”:  Any one of the Certificates with a “Class B” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-9 to this Agreement.

“Class B Pass-Through Rate”:  A per annum rate equal to the lesser of (i) the Weighted Average Net Mortgage Pass-Through Rate and (ii) 3.8751%.

“Class C Certificate”:  Any one of the Certificates with a “Class C” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-10 to this Agreement.

“Class C Pass-Through Rate”:  A per annum rate equal to (i) the Weighted Average Net Mortgage Pass-Through Rate, minus (ii) 0.2780%.

“Class D Certificate”:  Any one of the Certificates with a “Class D” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-11 to this Agreement.

“Class D Pass-Through Rate”:  A per annum rate equal to the Weighted Average Net Mortgage Pass-Through Rate.

“Class E Certificate”:  Any one of the Certificates with a “Class E” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-12 to this Agreement.

“Class E Pass-Through Rate”:  A per annum rate equal to 3.5000%.

“Class F Certificate”:  Any one of the Certificates with a “Class F” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-13 to this Agreement.

“Class F Pass-Through Rate”:  A per annum rate equal to 3.5000%.

“Class G Certificate”:  Any one of the Certificates with a “Class G” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-14 to this Agreement.

“Class G Pass-Through Rate”:  A per annum rate equal to 3.5000%.

“Class Interest Shortfall”:  On any Distribution Date for any Class of Certificates and the Class A-3FL Regular Interest, the related Interest Accrual Amount for such Distribution Date minus the amount of interest actually distributed with respect to such Class of Certificates or Class A-3FL Regular Interest in respect of such Interest Accrual Amount pursuant to Section 4.01(b), if any.

“Class LA-1 Interest,” “Class LA-2 Interest,” “Class LA-3 Interest,” “Class LA-3FL Interest,” “Class LA-4 Interest,” “Class LA-SB Interest,” “Class LA-S Interest,” “Class LB Interest,” “Class LC Interest,” “Class LD Interest,” “Class LE Interest,” “Class LF Interest” and “Class LG Interest”:  Each, a regular interest in the Lower-Tier REMIC entitled to monthly distributions payable thereto pursuant to Section 4.01 of this Agreement.

“Class LR Certificate”:  Any one of the Certificates with a “Class LR” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-19 to this Agreement.  The Class LR Certificates have no Pass-Through Rate, Certificate Balance or Notional Balance.

“Class R Certificate”:  Any one of the Certificates with a “Class R” designation on the face thereof, executed by the Certificate Administrator and authenticated by the Authenticating Agent in substantially the form of Exhibit A-18 to this Agreement.  The Class R Certificates have no Pass-Through Rate, Certificate Balance or Notional Balance.

“Class X Certificates”:  The Class X-A, Class X-B and Class X-C Certificates, collectively.

“Class X Component”:  Each of the Class X-A Components, Class X-B Components and Class X-C Components.

“Class X Component Notional Amount”:  With respect to each Class X Component and any date of determination, an amount equal to the then Lower-Tier Principal Balance of its Corresponding Lower-Tier Regular Interest.

“Class X Notional Amount”:  The Class X-A Notional Amount, the Class X-B Notional Amount or the Class X-C Notional Amount, as applicable and as the context may require.

“Class X-A Certificate”:  Any one of the Certificates with a “Class X-A” designation on the face thereof, substantially in the form of Exhibit A-15 to this Agreement, and evidencing a “regular interest” in Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-A Components”:  Each of Component XA-1, Component XA-2, Component XA-3, Component XA-3FL, Component XA-4, Component XA-SB and Component XA-S.

“Class X-A Notional Amount”:  As of any date of determination, the sum of the then Class X Component Notional Amounts of all of the Class X-A Components.

“Class X-A Pass-Through Rate”:  With respect to any Distribution Date, the weighted average of the Class X-A Strip Rates for the respective Class X-A Components for such Distribution Date, weighted on the basis of the respective Class X Component Notional Amounts of such Class X-A Components outstanding immediately prior to such Distribution Date.

“Class X-A Strip Rate”:  With respect to any Class X-A Components for any Distribution Date, the (i) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date over (ii) the Pass-Through Rate for the Corresponding Certificates.

“Class X-B Certificate”:  Any one of the Certificates with a “Class X-B” designation on the face thereof, substantially in the form of Exhibit A-16 to this Agreement, and evidencing a “regular interest” in Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-B Components”:  Each of Component XB and Component XC.

“Class X-B Notional Amount”:  As of any date of determination, the sum of the then Class X Component Notional Amounts of all of the Class X-B Components.

“Class X-B Pass-Through Rate”:  With respect to any Distribution Date, the weighted average of the Class X-B Strip Rates for the respective Class X-B Components for such Distribution Date, weighted on the basis of the respective Class X Component Notional Amounts of such Class X-B Components outstanding immediately prior to such Distribution Date.

“Class X-B Strip Rate”:  With respect to any Class X-B Component for any Distribution Date, the (i) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date over (ii) the Pass-Through Rate for the Corresponding Certificates.

“Class X-C Certificate”:  Any one of the Certificates with a “Class X-C” designation on the face thereof, substantially in the form of Exhibit A-17 to this Agreement, and evidencing a “regular interest” in Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-C Components”:  Each of Component XE, Component XF and Component XG.

“Class X-C Notional Amount”:  As of any date of determination, the sum of the then Class X Component Notional Amounts of all of the Class X-C Components.

“Class X-C Pass-Through Rate”:  With respect to any Distribution Date, the weighted average of the Class X-C Strip Rates for the respective Class X-C Components for such Distribution Date, weighted on the basis of the respective Class X Component Notional Amounts of such Class X-C Components outstanding immediately prior to such Distribution Date.

“Class X-C Strip Rate”:  With respect to any Class X-C Component for any Distribution Date, the (i) the Weighted Average Net Mortgage Pass-Through Rate for such Distribution Date over (ii) the Pass-Through Rate for the Corresponding Certificates.

“Clearstream”:  Clearstream Banking, société anonyme or any successor thereto.

“Closing Date”:  April 25, 2013.

“Code”:  The Internal Revenue Code of 1986, as amended from time to time, any successor statute thereto, and any temporary or final regulations of the United States Department of the Treasury promulgated pursuant thereto.

 “Co-Lender Agreement”:  The Santa Anita Mall Co-Lender Agreement.

“Collection Account”:  The trust account or accounts created and maintained by the Master Servicer pursuant to Section 3.05(a) of this Agreement, which shall be entitled “Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, on behalf of U.S. Bank National Association, as Trustee, for the benefit of the Holders of UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificates, Series 2013-C6, Collection Account” and which must be an Eligible Account.

“Collection Period”:  With respect to any Distribution Date and each Mortgage Loan, the period that begins immediately following the Determination Date in the calendar month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in May 2013, on the day after the Cut-off Date) and ending at the close of business on the Determination Date in the calendar month in which such Distribution Date occurs.

“Component XA-1”:  One of the components of the Class X-A Certificates, such particular component having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-1 as of any date of determination.

“Component XA-2”:  One of the components of the Class X-A Certificates, such particular component having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-2 as of any date of determination.

“Component XA-3”:  One of the components of the Class X-A Certificates, such particular component having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-3 as of any date of determination.

“Component XA-3FL”:  One of the components of the Class X-A Certificates, such particular component having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-3FL as of any date of determination.

“Component XA-4”:  One of the components of the Class X-A Certificates, such particular component having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-4 as of any date of determination.

“Component XA-S”:  One of the components of the Class X-A Certificates, such particular component having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-S as of any date of determination.

“Component XA-SB”:  One of the components of the Class X-A Certificates, such particular component having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LA-SB as of any date of determination.

“Component XB”:  One of the components of the Class X-B Certificates, such particular component having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LB as of any date of determination.

“Component XC”:  One of the components of the Class X-B Certificates, such particular component having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LC as of any date of determination.

“Component XE”:  One of the components of the Class X-C Certificates, such particular component having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LE as of any date of determination.

“Component XF”:  One of the components of the Class X-C Certificates, such particular component having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LF as of any date of determination.

“Component XG”:  One of the components of the Class X-C Certificates, such particular component having a Class X Component Notional Amount equal to the then current Lower-Tier Principal Balance of Lower-Tier Regular Interest LG as of any date of determination.

“Condemnation Proceeds”:  Any awards resulting from the full or partial condemnation or any eminent domain proceeding or any conveyance in lieu or in anticipation thereof with respect to a Mortgaged Property by or to any governmental, quasi-governmental authority or private entity with condemnation powers (other than amounts to be applied to the restoration, preservation or repair of such Mortgaged Property or released to the related Borrower in accordance with the terms of the applicable Mortgage Loan and the REMIC Provisions and, if applicable, the terms of the Non-Serviced Loan Combination).

“Consultation Termination Event”:  The event that occurs when (i) no Class of Control Eligible Certificates exists where such Class’s aggregate Certificate Balance is at least equal to 25% of the initial Certificate Balance of such Class or (ii) such Consultation Termination Event is deemed to occur pursuant to Section 3.29(a) of this Agreement.

“Control Eligible Certificates”:  Any of the Class E, Class F and Class G Certificates.

“Control Termination Event”:  The event that occurs when (i) no Class of Control Eligible Certificates exists where such Class’s aggregate Certificate Balance (as notionally reduced by any Appraisal Reduction Amounts allocable to such Class in accordance with Section 4.08(a) of this Agreement) is at least equal to 25% of the initial Certificate Balance of such Class or (ii) such Control Termination Event is deemed to occur pursuant to Section 3.29(a) of this Agreement.

“Controlling Class”:  As of any date of determination, the most subordinate Class of Control Eligible Certificates then outstanding that has a then aggregate Certificate Balance (as notionally reduced by any Appraisal Reduction Amounts allocable to such Class in accordance with Section 4.08(a) of this Agreement) at least equal to 25% of the initial Certificate Balance of that Class, or if no Class of Control Eligible Certificates meets the preceding requirement, the Class E Certificates.  The Controlling Class as of the Closing Date will be the Class G Certificates.

“Controlling Class Certificateholder”:  Each Holder (or Beneficial Owner, if applicable) of a Certificate of the Controlling Class as identified by the Certificate Registrar to the Certificate Administrator from time to time.  The Master Servicer, the Special Servicer, the Trustee or the Operating Advisor may from time to time request that the Certificate Administrator provide (i) a list of the Beneficial Owners of the Controlling Class, and (ii) confirmation as to whether a Control Termination Event or Consultation Termination Event has occurred in the 12 months preceding any such request or any other period specified in such request and whether it is continuing as of the date of such request.  Upon such request, the

Certificate Administrator shall promptly (but in no event more than five (5) Business Days following such request) provide such list or confirmation to the Master Servicer, the Special Servicer, the Trustee or the Operating Advisor, as applicable, but (with respect to clause (i) above) only to the extent the Certificate Administrator has actual knowledge of the identity of the Holders (or Beneficial Owners, if applicable) of the Controlling Class; provided that if the Certificate Administrator does not have actual knowledge of the identity of the Holders (or Beneficial Owners, if applicable) of the Controlling Class, then (i) the Certificate Administrator shall determine which Class is the Controlling Class and (ii) the Certificate Administrator shall promptly (but in no event more than five (5) Business Days following such request) request from the Depository at the expense of the Trust, the list of Beneficial Owners of the Controlling Class, and the Certificate Administrator shall provide such list to the Master Servicer, the Special Servicer, the Trustee or the Operating Advisor, as applicable.  The Master Servicer, the Special Servicer, the Trustee and the Operating Advisor shall be entitled to conclusively rely on any such information or confirmation provided in accordance with the foregoing.  Any expenses incurred in connection with obtaining such information or confirmation shall be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Controlling Class Representative has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to this Agreement and (ii) the requesting party has not been notified of the identity of the Directing Holder (or Controlling Class Representative) or reasonably believes that the identity of the Directing Holder (or Controlling Class Representative) has changed, then such expenses shall be at the expense of the Trust.

To the extent the Master Servicer or the Special Servicer has actual knowledge of any change in the identity of a Holder (or Beneficial Owner) of the Controlling Class, then the Master Servicer or the Special Servicer, as applicable, shall promptly notify the Trustee, the Certificate Administrator, the Operating Advisor and each other, who may rely conclusively on such notice from the Master Servicer or the Special Servicer, as applicable.

“Controlling Class Representative”:  With respect to any Mortgage Loan, the Controlling Class Certificateholder (or a representative thereof) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the Certificate Registrar from time to time; provided, however, that (i) absent such selection, (ii) until a Controlling Class Representative is so selected or (iii) until receipt of written notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Controlling Class Representative is no longer designated, then the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class shall be the Controlling Class Representative upon providing written notice to the Certificate Administrator.  The initial Controlling Class Representative shall be RREF II CMBS AIV, LP.

“Corporate Trust Office”:  The offices of the Trustee, the Certificate Administrator and the Certificate Registrar located at 190 South LaSalle, 7th Floor, Chicago, Illinois 60603, Attention: UBS-BB 2013-C6, and in the case of any surrender, transfer or exchange at 60 Livingston Avenue, St. Paul, Minnesota 55107, Attention: Bondholder Services – UBS-BB 2013-C6, Landon Luther, telephone no. 1 (800) 934-6802, with respect to custodial services, at 1133 Rankin Street, Suite 100, St. Paul, Minnesota  55116, Attention:  UBSBB 2013-

C6 or the principal trust office of any successor trustee, certificate administrator or certificate registrar qualified and appointed pursuant to this Agreement.

“Corrected Mortgage Loan”:  As defined under the definition of Specially Serviced Loan.

“Corresponding Certificates”:  As defined in the Preliminary Statement with respect to any Lower-Tier Regular Interest or Class X Component.

“Corresponding Class X Component”:  As defined in the Preliminary Statement with respect to any Class of Sequential Pay Certificates or any Lower-Tier Regular Interest.

“Corresponding Lower-Tier Regular Interest”:  As defined in the Preliminary Statement with respect to any Class of Sequential Pay Certificates or Class X Component.

“CREFC”:  CRE Finance Council, formerly known as Commercial Mortgage Securities Association, or any association or organization that is a successor thereto.  If neither such association nor any successor remains in existence, “CREFC” shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, certificateholders, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and whose principal purpose is the establishment of industry standards for reporting transaction-specific information relating to commercial mortgage pass-through certificates and commercial mortgage-backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization.  If an organization or association described in one of the preceding sentences of this definition does not exist, “CREFC” shall be deemed to refer to such other association or organization as shall be selected by the Master Servicer and reasonably acceptable to the Certificate Administrator, the Trustee, the Special Servicer and, if no Control Termination Event has occurred and is continuing, the Directing Holder.

“CREFC Appraisal Reduction Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Appraisal Reduction Template” available and effective from time to time on the CREFC Website.

“CREFC Advance Recovery Report”:  A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC for commercial mortgage securities transactions generally.

“CREFC Bond Level File”:  The data file in the “CREFC Bond Level File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally.

“CREFC Collateral Summary File”:  The data file in the “CREFC Collateral Summary File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally.

“CREFC Comparative Financial Status Report”:  The monthly report in “Comparative Financial Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally. In connection with preparing the CREFC Comparative Financial Status Report, the Master Servicer shall process (a) interim financial statements beginning with interim financial statements for the fiscal quarter ending June 30, 2013, and (b) annual financial statements beginning with annual financial statements for the 2013 fiscal year.

“CREFC Delinquent Loan Status Report”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Delinquent Loan Status Report” available as of the Closing Date on the CREFC Website, or no later than 90 days after its adoption, such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC for commercial mortgage securities transactions generally.

“CREFC Financial File”:  The data file in the “CREFC Financial File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally.  The initial data for this report shall be provided by each Mortgage Loan Seller.

“CREFC Historical Bond/Collateral Realized Loss Reconciliation Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Bond/Collateral Realized Loss Reconciliation Template” available and effective from time to time on the CREFC Website.

“CREFC Historical Liquidation Loss Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Liquidation Loss Template” available and effective from time to time on the CREFC Website.

“CREFC Historical Loan Modification and Corrected Mortgage Loan Report”:  The monthly report in the “Historical Loan Modification and Corrected Mortgage Loan Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC for commercial mortgage securities transactions generally.

“CREFC Interest Shortfall Reconciliation Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Shortfall Reconciliation Template” available and effective from time to time on the CREFC Website.

“CREFC Investor Reporting Package (CREFC IRP)”:  Collectively,

(a)    the following seven electronic files:  (i) CREFC Loan Setup File, (ii) CREFC Loan Periodic Update File, (iii) CREFC Property File, (iv) CREFC Bond Level File, (v) CREFC Financial File, (vi) CREFC Collateral Summary File and (vii) CREFC Special Servicer Loan File;

(b)    the following ten supplemental reports:  (i) CREFC Delinquent Loan Status Report, (ii) CREFC Historical Loan Modification and Corrected Mortgage Loan Report, (iii) CREFC REO Status Report, (iv) CREFC Operating Statement Analysis Report, (v) CREFC Comparative Financial Status Report, (vi) CREFC Servicer Watch List, (vii) CREFC Loan Level Reserve/LOC Report, (viii) CREFC NOI Adjustment Worksheet, (ix) CREFC Advance Recovery Report, and (x) CREFC Total Loan Report;

(c)    the following eight templates:  (i) CREFC Appraisal Reduction Template, (ii) CREFC Servicer Realized Loss Template, (iii) CREFC Reconciliation of Funds Template, (iv) CREFC Historical Bond/Collateral Realized Loss Reconciliation Template, (v) CREFC Historical Liquidation Loss Template, (vi) CREFC Interest Shortfall Reconciliation Template, (vii) CREFC Servicer Remittance to Trustee Template and (viii) CREFC Significant Insurance Event Template; and

(d)    such other reports and data files as CREFC may designate as part of the “CREFC Investor Reporting Package (CREFC IRP)” from time to time generally.

“CREFC Loan Level Reserve/LOC Report”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Level Reserve/LOC Report” available and effective from time to time on the CREFC Website.

“CREFC Loan Periodic Update File”:  The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the “CREFC Loan Periodic Update File” available and effective from time to time on the CREFC Website and, provided that each CREFC Loan Periodic Update File shall be accompanied by a CREFC Advance Recovery Report, if such report is required for a particular month, and all references herein to “CREFC Loan Periodic Update File” shall be construed accordingly.

“CREFC Loan Setup File”:  The data file substantially in the form of, and containing the information called for in, the downloadable form of the “CREFC Loan Setup File” available and effective from time to time on the CREFC Website.

“CREFC NOI Adjustment Worksheet”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “NOI Adjustment Worksheet” available and effective from time to time on the CREFC Website.

“CREFC Operating Statement Analysis Report”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Operating Statement Analysis Report” available and effective from time to time on the CREFC Website.

“CREFC Property File”:  The monthly data file substantially in the form of, and containing the information called for, in the downloadable form of the “CREFC Property File” available and effective from time to time on the CREFC Website.

“CREFC Reconciliation of Funds Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Reconciliation of Funds Template” available and effective from time to time on the CREFC Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC for commercial mortgage securities transactions generally.

“CREFC REO Status Report”:  A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Status Report” available and effective from time to time on the CREFC Website.

“CREFC Servicer Realized Loss Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Realized Loss Template” available and effective from time to time on the CREFC Website.

“CREFC Servicer Remittance to Trustee Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Remittance to Trustee Template” available and effective from time to time on the CREFC Website.

“CREFC Servicer Watch List”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Watch List” available and effective from time to time on the CREFC Website.

“CREFC Significant Insurance Event Template”:  A report substantially in the form of, and containing the information called for in, the downloadable form of the “Significant Insurance Event Template” available and effective from time to time on the CREFC Website.

“CREFC Special Servicer Loan File”:  The monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the “Special Servicer Loan File” available and effective from time to time on the CREFC Website.

“CREFC Supplemental Servicer Reports”:  The CREFC Delinquent Loan Status Report, the CREFC Historical Loan Modification and Corrected Mortgage Loan Report, the CREFC REO Status Report, the CREFC Servicer Watch List, the CREFC NOI Adjustment Worksheet, the CREFC Comparative Financial Status Report, the CREFC Operating Statement Analysis Report, the CREFC Loan Level Reserve/LOC Report, the CREFC Advance Recovery Report and the CREFC Total Loan Report.

“CREFC Total Loan Report”:  The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Total Loan Report” available and effective from time to time on the CREFC Website.

“CREFC Website”:  The CREFC’s Website located at www.crefc.org or such other primary website as the CREFC may establish for dissemination of its report forms.

“Cross-Collateralized Mortgage Loans”:  Any two or more Mortgage Loans listed on the Mortgage Loan Schedule that are cross-collateralized with each other.

“Crossover Date”:  Means the Distribution Date on which the Certificate Balance of each Class of Sequential Pay Certificates, other than the Class A-1, Class A-2, Class A-3, Class A-3FL, Class A-3FX, Class A-4 and Class A-SB Certificates, is (or will be) reduced to zero.

“Custodial Agreement”:  The Custodial Agreement, if any, from time to time in effect between the Custodian named therein and the Certificate Administrator, in the form agreed to by the Certificate Administrator and the Custodian, as the same may be amended or modified from time to time in accordance with the terms thereof.  No Custodial Agreement will be required if the Custodian is the same party as the Certificate Administrator.

“Custodian”:  Any Custodian appointed pursuant to Section 3.19 of this Agreement.  If a Custodian is not so appointed, then the Custodian shall be the Certificate Administrator.  The Custodian may (but need not) be the Certificate Administrator, the Trustee or the Master Servicer or any Affiliate of the Certificate Administrator, the Trustee or the Master Servicer.

“Cut-off Date”:  With respect to each Mortgage Loan, the related Due Date of such Mortgage Loan in April 2013 (or April 1, 2013 if such Mortgage Loan does not have a Due Date in April 2013).

“DBRS”:  DBRS, Inc. or its successors in interest.

“Debt Service Coverage Ratio”:  With respect to any Mortgage Loan as of any date of determination and for any period, the ratio calculated by dividing (a) the net operating income or net cash flow, as applicable, of the related Mortgaged Property or Mortgaged Properties, as the case may be, for the most recently ended 12-month trailing or one-year period for which data is available from the related Borrower (or year-to-date (annualized) until such time that data for the trailing 12-month period is available), before payment of any scheduled payments of principal and interest on such Mortgage Loan but after funding of required reserves, and utilizing “normalized” information from the CREFC NOI Adjustment Worksheet for such Mortgaged Property by the Master Servicer or Special Servicer, if applicable, pursuant to Section 3.13 of this Agreement, by (b) the annual debt service required by such Mortgage Loan.  Annual debt service shall be calculated by multiplying the Monthly Payment in effect on such date of determination for such Mortgage Loan by 12 (or such fewer number of months for which related information is available).

“Default”:  An event of default under the Loan Documents for any Mortgage Loan, or an event which, with the passage of time or the giving of notice, or both, would constitute an event of default under the Loan Documents for such Mortgage Loan.

“Default Interest”:  With respect to any Mortgage Loan, interest accrued on such Mortgage Loan at the excess of (i) the related Default Rate over (ii) the related Mortgage Rate.

“Default Rate”:  With respect to each Mortgage Loan, the per annum rate at which interest accrues on such Mortgage Loan following any event of default on such Mortgage Loan, including a default in the payment of a Monthly Payment or a Balloon Payment.

“Defaulted Mortgage Loan”:  A Mortgage Loan which is delinquent at least 60 days in respect of its Monthly Payments or more than 60 days delinquent in respect of its Balloon Payment, if any, in either case such Delinquency to be determined without giving effect to any grace period permitted by the related Loan Documents and without regard to any acceleration of payments under the related Mortgage Loan.  In this definition, the term “Mortgage Loan” shall not include the Non-Serviced Mortgage Loan.

“Defeasance Account”:  As defined in Section 3.26(j) of this Agreement.

“Defect”:  As defined in Section 2.03(e) of this Agreement.

“Delinquency”:  Any failure of a Borrower to make a scheduled Monthly Payment or Balloon Payment on a Due Date.

“Denomination”:  As defined in Section 5.01(a) of this Agreement.

“Depositor”:  Barclays Commercial Mortgage Securities LLC, a Delaware limited liability company, and its successors and assigns.

“Depository”:  The Depository Trust Company or a successor appointed by the Certificate Registrar (which appointment shall be at the direction of the Depositor if the Depositor is legally able to do so).

“Depository Participant”:  A Person for whom, from time to time, the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Determination Date”:  With respect to any Distribution Date, the sixth day of the calendar month of the related Distribution Date or, if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.

“Directing Holder”:  The Controlling Class Representative.

At such time as there is no Controlling Class in accordance with the definition thereof, the Directing Holder shall have no rights under this Agreement.

Written notice of the identification of the Directing Holder, as set forth on Schedule I to this Agreement, shall be provided to the Master Servicer and the Special Servicer on or prior to the Closing Date.  Upon a change in identity of the Directing Holder, the out-going Directing Holder shall provide notice of the name and contact information for the new Directing Holder.

The Master Servicer, the Special Servicer, the Trustee or the Operating Advisor may from time to time request that the Certificate Administrator provide the name and contact information of the then-current Directing Holder.  Upon such request, the Certificate Administrator shall promptly (but in no event more than five (5) Business Days following such request) provide the name of the then-current Directing Holder to the Master Servicer, the Special Servicer, the Trustee or the Operating Advisor, as applicable, but only to the extent the Certificate Administrator has actual knowledge of the identity of the then-current Directing Holder; provided that if the Certificate Administrator does not have actual knowledge of the identity of the then-current Directing Holder, then (i) the Certificate Administrator shall determine which Class is the Controlling Class and (ii) the Certificate Administrator shall promptly (but in no event more than five (5) Business Days following such request) request from the Depository, the list of Beneficial Owners of the Controlling Class (upon which list the Certificate Administrator may conclusively rely), and the Certificate Administrator shall provide such list to the Master Servicer, the Special Servicer, the Trustee or the Operating Advisor.  Any expenses incurred in connection with obtaining such information shall be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Directing Holder (or Controlling Class Representative) has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to this Agreement and (ii) the requesting party has not been notified of the identity of the Directing Holder (or Controlling Class Representative) or reasonably believes that the identity of the Directing Holder (or Controlling Class Representative) has changed, then such expenses shall be at the expense of the Trust.  The Master Servicer, the Special Servicer, the Trustee and the Operating Advisor shall be entitled to conclusively rely on any such information so provided.

To the extent the Master Servicer or the Special Servicer has actual knowledge of any change in the identity of the Directing Holder or the list of Holders (or Beneficial Owners, if applicable) of the Controlling Class, then the Master Servicer or the Special Servicer, as applicable, shall promptly notify such other party, the Trustee, the Certificate Administrator and the Operating Advisor thereof, who may rely conclusively on such notice from the Master Servicer or the Special Servicer, as applicable.

“Directly Operate”:  With respect to any REO Property, the furnishing or rendering of services to the tenants thereof that are not customarily provided to tenants in connection with the rental of space for occupancy only within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers in the ordinary course of a trade or business, or any use of such REO Property in a trade or business conducted by the Trust Fund, or the performance of any construction work on such REO Property other than through an Independent Contractor; provided, however, that the Special Servicer, on behalf of the Trust Fund, shall not be considered to Directly Operate an REO Property solely because the Special Servicer, on behalf of the Trust Fund, establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO Property or takes other actions consistent with Treasury Regulations Section l.856-4(b)(5)(ii).

“Disclosable Special Servicer Fees”:  With respect to any Mortgage Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, and as a result of any other fee-sharing arrangement) received or retained by the Special Servicer or any of its Affiliates that is paid by any Person (including, without limitation, the Trust, any Borrower, any Manager, any guarantor or indemnitor in respect of a Mortgage Loan and any purchaser of any Mortgage Loan  or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such Affiliate of any other special servicing duties under this Agreement.  In this definition, the term “Mortgage Loan” shall not include to the Non-Serviced Mortgage Loan.

“Disclosure Parties”:  As defined in Section 3.14(e) of this Agreement.

“Discount Rate”:  With respect to any Mortgage Loan as to which a Yield Maintenance Charge is paid or payable, as the context may require, the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the last date of the relevant yield maintenance period, converted to a monthly equivalent yield (as described in the respective Loan Documents).

“Disqualified Non-U.S. Tax Person”:  With respect to a Residual Certificate, any Non-U.S. Tax Person or agent thereof other than (i) a Non-U.S. Tax Person that holds the Residual Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form W-8ECI (or applicable successor Form promulgated by the IRS for the purpose of providing and certifying the information provided on Form W-8ECI as of the Closing Date) or (ii) a Non-U.S. Tax Person that has delivered to both the transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that the transfer of the Residual Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Residual Certificate will not be disregarded for federal income tax purposes.

“Disqualified Organization”:  Any of (a) the United States, a State or any political subdivision thereof or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, International Organization (as defined below) or agency or instrumentality of either of the foregoing, (c) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to the Residual Certificates (except certain farmers’ cooperatives described in Section 521 of the Code), (d) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, or (e) any other Person so designated by the Certificate Registrar based upon an Opinion of Counsel provided to the Certificate Registrar (which shall be an expense of the Trust) to the effect that any Transfer to such Person may cause either Trust REMIC to be subject to tax or to fail to qualify as a REMIC at any time that the Certificates are outstanding.  For the purposes of this definition, the terms “United States,” “State” and “International Organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

“Distribution Accounts”:  Collectively, the Upper-Tier Distribution Account, the Lower-Tier Distribution Account and the Class A-3FL/FX Accounts, each of which may be sub-accounts of a single Eligible Account.

“Distribution Date”:  For each Determination Date, the fourth Business Day following such Determination Date in each calendar month, commencing in May 2013.

“Distribution Date Statement”:  As defined in Section 4.02(a) of this Agreement.

“Do Not Hire List”:  The list, as may be updated at any time, provided by the Depositor to the Master Servicer, Special Servicer, the Trustee, the Certificate Administrator and the Operating Advisor, which lists certain parties identified by the Depositor as having failed to comply (subject to any applicable grace period) with their respective obligations under Section 10.11, Section 10.12 or Section 10.13 of this Agreement or as having failed to comply (subject to any applicable grace period) with any similar Regulation AB reporting requirements under any pooling and servicing agreement relating to any other series of certificates offered by the Depositor.

“Due Date”:  With respect to (i) any Mortgage Loan on or prior to its Maturity Date, the day of the month set forth in the related Note on which each Monthly Payment and any Balloon Payment thereon is scheduled to be first due and (ii) any Mortgage Loan after the Maturity Date therefor or any REO Loan, the day of the month set forth in the related Note on which each Monthly Payment on such Mortgage Loan had been scheduled to be first due.

“Early Termination Notice Date”:  Any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

“Eligible Account”:  Any of:

(i)       an account or accounts:

    (A)           maintained with a depository institution or trust company the short-term unsecured debt obligations or commercial paper of which are rated at least “F1” by Fitch and “P-1” by Moody’s, in the case of accounts in which deposits have a maturity date of 30 days or less or, in the case of accounts in which deposits have a maturity date of more than 30 days, the long-term unsecured debt obligations of which are rated at least “A+” by Fitch (or “A-” by Fitch so long as the short-term deposits or short-term unsecured debt obligations of such depository institution or trust company are rated no less than “F1” by Fitch) and “A2” by Moody’s, or

    (B)           as to which the Certificate Administrator has received a No Downgrade Confirmation from each Rating Agency,

(ii)      an account or accounts maintained with PNC Bank, National Association so long as PNC Bank, National Association’s long term unsecured debt rating shall be at least “A-” from Fitch and “A2” from Moody’s (if the deposits are to be held in the account for more than 30 days) or PNC Bank, National Association’s short term deposit or short term unsecured debt rating shall be at least “F1” from Fitch and “P-1” from Moody’s (if the deposits are to be held in the account for 30 days or less),

(iii)       a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which institution or trust company is rated at least “Baa3” by Moody’s and which, in the case of a state chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), and subject to supervision or examination by federal and state authority the long-term unsecured debt obligations of which are rated at least “Baa3” by Moody’s,

(iv)       any other account for which the Certificate Administrator, the Trustee, the Master Servicer or the Special Servicer, as applicable, receives a No Downgrade Confirmation, which may be an account maintained by or with the Certificate Administrator, the Trustee, the Master Servicer or the Special Servicer, or

(v)       such other account or accounts that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) - (iii) above, with respect to which a No Downgrade Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such account.

Eligible Accounts may bear interest.

“Eligible Investor”:  Any of (i) a Qualified Institutional Buyer that is purchasing for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (ii) (except with respect to the Class R and Class LR Certificates) an Institutional Accredited Investor that is not a Qualified Institutional Buyer.

“Eligible Operating Advisor”:  An institution (i) that is the special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by DBRS, Fitch, KBRA, Moody’s, Morningstar and/or S&P, but has not been special servicer on a transaction for which DBRS, Fitch, KBRA, Moody’s, Morningstar or S&P has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer as the sole or material factor in such rating action, (ii) that can and will make the representations and warranties set forth in Section 2.04(f) of this Agreement, (iii) that is not Depositor, the Special Servicer, a Mortgage Loan Seller, the Controlling Class Representative, the Directing Holder or an Affiliate of Depositor, the Special Servicer, a Mortgage Loan Seller, the Controlling Class Representative or the Directing Holder and (iv) that has not been paid by any Special Servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under this Agreement or (y)

for the appointment or recommendation for replacement of a successor special servicer to become the Special Servicer.

“Environmental Insurance Policy”:  With respect to any Mortgaged Property or REO Property, any insurance policy covering pollution conditions and/or other environmental conditions that is maintained from time to time in respect of such Mortgaged Property or REO Property, as the case may be, for the benefit of, among others, the Trustee on behalf of the Certificateholders.

“Environmental Report”:  The environmental audit report or reports with respect to each Mortgaged Property delivered to the related Mortgage Loan Seller in connection with the related Mortgage Loan.

“ERISA”:  The Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

“Escrow Account”:  As defined in Section 3.04(b) of this Agreement.  Any Escrow Account may be a sub-account of the related Cash Collateral Account.

“Escrow Payment”:  Any payment made by any Borrower to the Master Servicer pursuant to the related Mortgage, Cash Collateral Account Agreement, Lock-Box Agreement, Loan Agreement or other Loan Document for the account of such Borrower for application toward the payment of taxes, insurance premiums, assessments, environmental remediation and similar items in respect of the related Mortgaged Property or related to the satisfaction of closing conditions for the related Mortgage Loan.

“Euroclear”:  Euroclear Bank, as operator of the Euroclear System and its successors in interest.

“Excess Liquidation Proceeds”:  With respect to (a) any Mortgage Loan (other than the Non-Serviced Mortgage Loan), the excess, if any, of (i) Net Liquidation Proceeds of such Mortgage Loan or related REO Property, over (ii) the amount that would have been received if a principal payment and all other amounts due in full had been made with respect to such Mortgage Loan on the Due Date in the Collection Period during which such proceeds were received and (b) the Non-Serviced Mortgage Loan, all “excess liquidation proceeds” (as defined under the UBS-Barclays 2013-C5 Pooling and Servicing Agreement) allocated to such Non-Serviced Mortgage Loan pursuant to the terms of the related Co-Lender Agreement that are received from the 2013-C5 Trust.

“Excess Liquidation Proceeds Account”:  The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(j) of this Agreement in trust for the Certificateholders, which shall be entitled “U.S. Bank National Association, as Trustee, in trust for the Holders of UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificates, Series 2013-C6, Excess Liquidation Proceeds Account.”  The Excess Liquidation Proceeds Account must be an Eligible Account or a sub-account of an Eligible Account and will be an asset of the Lower-Tier REMIC.

“Excess Prepayment Interest Shortfall”:  With respect to any Distribution Date, the excess, if any, of (a) the aggregate of the Prepayment Interest Shortfalls incurred with respect to the Mortgage Pool during the related Collection Period, over (b) the Master Servicer Prepayment Interest Shortfall paid to cover such Prepayment Interest Shortfalls.

“Excess Servicing Fees”:  With respect to each Mortgage Loan (and any successor REO Loans with respect thereto), that portion, if any, of the Servicing Fee that accrues at a per annum rate equal to the Excess Servicing Fee Rate.

“Excess Servicing Fee Rate”:  With respect to each Mortgage Loan (and any successor REO Loan with respect thereto), a rate per annum equal to the Master Servicing Fee Rate, plus the Primary Servicing Fee Rate retained by the Master Servicer less 0.005%; provided that such rate shall be subject to reduction at any time following any resignation of a Master Servicer pursuant to Section 6.04 of this Agreement (if no successor is appointed in accordance with Section 6.04 of this Agreement) or any termination of the Master Servicer pursuant to Section 7.01 of this Agreement, to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer (which successor may include the Trustee) that meets the requirements of Section 7.02 of this Agreement.

“Excess Servicing Fee Right”:  With respect to each Mortgage Loan (and any successor REO Loan with respect thereto), the right to receive Excess Servicing Fees.  In the absence of any transfer of the Excess Servicing Fee Right, the Master Servicer shall be the owner of such Excess Servicing Fee Right.

“Exchange Act”:  The Securities Exchange Act of 1934, as it may be amended from time to time.

“FDIC”:  The Federal Deposit Insurance Corporation or any successor thereto.

“FHLMC”:  The Federal Home Loan Mortgage Corporation, or any successor thereto.

“Final Asset Status Report”:  With respect to any Specially Serviced Loan, each related Asset Status Report, together with such other data or supporting information provided by the Special Servicer to the Directing Holder, which shall not include any communication (other than the related Asset Status Report) between the Special Servicer and the Directing Holder with respect to such Specially Serviced Loan; provided that no Asset Status Report shall be considered to be a Final Asset Status Report unless the Directing Holder (for so long as no Control Termination Event has occurred and is continuing) has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent pursuant to this Agreement in respect of such action, or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the Special Servicer in accordance with this Agreement.

“Final Recovery Determination”:  With respect to any Specially Serviced Loan, REO Loan or any Mortgage Loan subject to repurchase by the related Mortgage Loan Seller pursuant to Section 2.03(e) of this Agreement or, in the case of any Mortgage Loan subject to purchase pursuant to any related mezzanine intercreditor agreement, the recovery of all

Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, the related Repurchase Price and other payments or recoveries (including proceeds of the final sale of any REO Property) which the Master Servicer (or, in the case of a Specially Serviced Loan or REO Loan, the Special Servicer), in its reasonable judgment, and in consultation with the Directing Holder (so long as no Consultation Termination Event has occurred and is continuing) as evidenced by a certificate of a Servicing Officer delivered to the Trustee, the Certificate Administrator, the Operating Advisor and the Custodian (and the Master Servicer, if the certificate is from the Special Servicer), expects to be finally recoverable.  The Directing Holder (so long as no Control Termination Event has occurred and is continuing) shall have ten (10) Business Days to review and approve each such recovery determination; provided, however, that if the Directing Holder fails to approve or disapprove any recovery determination within ten (10) Business Days of receipt of the initial recovery determination, such consent shall be deemed given.  The Master Servicer shall maintain records, prepared by a Servicing Officer, of each Final Recovery Determination until the earlier of (i) its termination as the Master Servicer hereunder and the transfer of such records to a successor servicer and (ii) five years following the termination of the Trust Fund.

“Financial Market Publisher”:  BlackRock Financial Management, Inc., Bloomberg Financial Markets, L.P., Interactive Data Corporation, Intex Solutions, Inc., Markit LLC and Trepp, LLC, or any successor entities thereof.

“Fitch”:  Fitch, Inc., or any successor thereto.

“Fixed Amount”:  The “Fixed Amount” as defined in the Swap Agreement.

“Fixed Swap Payment”:  With respect to any Distribution Date, the Fixed Amount required to be paid to the Swap Counterparty by the Trust under the Swap Agreement.

“Floating Amount”:  The “Floating Amount” as defined in the Swap Agreement.

“Floating Swap Payment”:  With respect to any Distribution Date, the Net Floating Amount required to be paid to the Trust by the Swap Counterparty under the Swap Agreement.

“FNMA”:  The Federal National Mortgage Association or any successor thereto.

“Form 8-K”:  A current report on Form 8-K under the Exchange Act or such successor form as the SEC may specify from time to time.

“Form 8-K Disclosure Information”:  As defined in Section 10.09 of this Agreement.

“Gateway Mortgage Loan”: The Mortgage Loan identified as Loan No. 1 on the Mortgage Loan Schedule.

“Global Certificates”:  Each of the Publicly Offered Global Certificates, Regulation S Global Certificates or Rule 144A Global Certificates if and so long as such class of Certificates is registered in the name of a nominee of the Depository.

“Grantor Trust”:  A segregated asset pool within the Trust Fund, which at all times shall be treated as a “grantor trust” under the Grantor Trust Provisions, consisting of the Class A-3FL Regular Interest, the Swap Agreement, the Class A-3FX Floating Rate Account, the Class A-3FL Floating Rate Account and the proceeds thereof, beneficial ownership of which is represented by the Class A-3FX Certificates and the Class A-3FL Certificates, as further described in this Agreement.

“Grantor Trust Provisions”:  Subpart E of part I of subchapter J of the Code and Treasury Regulations Section 301.7701-4(c).

“Hazardous Materials”:  Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., or any other environmental laws now existing, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls (“PCBs”), radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory,” “usable work in process” or similar classification which would, if classified as unusable, be included in the foregoing definition.

“Holder”:  With respect to any Certificate, a Certificateholder; with respect to any Lower-Tier Regular Interest or the Class A-3FL Regular Interest, the Trustee.

“Indemnification Agreements”:  Each of the UBSRES Indemnification Agreement, the Barclays Indemnification Agreement, the NREC Indemnification Agreement and the RCMC Indemnification Agreement.

“Indemnified Party”:  As defined in Section 8.05(d), Section 8.05(g) or Section 8.05(h), as applicable, of this Agreement, as the context requires.

“Indemnifying Party”:  As defined in Section 8.05(d), Section 8.05(g) or Section 8.05(h), as applicable, of this Agreement, as the context requires.

“Independent”:  When used with respect to any specified Person, any such Person who (i) does not have any direct financial interest, or any material indirect financial interest, in any of the Depositor, any Mortgage Loan Seller, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Directing Holder, the Operating Advisor, any Borrower or Manager or any Affiliate thereof, and (ii) is not connected with any such Person thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions.

“Independent Contractor”:  Either (i) any Person that would be an “independent contractor” with respect to the applicable Trust REMIC within the meaning of Section 856(d)(3) of the Code if such Trust REMIC were a real estate investment trust (except that the ownership tests set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class or 35% or more of the aggregate value of all Classes of Certificates), provided that such Trust REMIC does not receive or derive any income from such Person and the relationship between such Person and such Trust REMIC is at arm’s length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except neither the Master

Servicer nor the Special Servicer shall be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) addressed to the Master Servicer or the Special Servicer, as applicable, the Certificate Administrator and the Trustee has been delivered to the Certificate Administrator to that effect) or (ii) any other Person (including the Master Servicer and the Special Servicer) if the Master Servicer or the Special Servicer, as applicable, the Certificate Administrator and the Trustee has received an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property (provided that such income would otherwise so qualify).

“Individual Certificate”:  Any Certificate in definitive, fully registered physical form without interest coupons.

“Initial Purchasers”:  UBS Securities LLC, Barclays Capital Inc. and Natixis Securities Americas LLC and their respective successors in interest.

“Initial Resolution Period”:  As defined in Section 2.03(e) of this Agreement.

“Institutional Accredited Investor”:  An institutional investor that qualifies as an “accredited investor” within the meaning of Rule 501(a)(l), (2), (3) or (7) of Regulation D under the Securities Act.

“Insurance Proceeds”:  Proceeds of any fire and hazard insurance policy, title policy or other insurance policy relating to a Mortgage Loan (including any amounts paid by the Master Servicer or Special Servicer pursuant to Section 3.08 of this Agreement).

“Interest Accrual Amount”:  With respect to any Distribution Date and any Class of Regular Certificates (other than the Class A-3FL and Class A-3FX Certificates) and the Class A-3FL Regular Interest, an amount equal to (a) interest for the related Interest Accrual Period accrued at the applicable Pass-Through Rate for such Class accrued on the related Certificate Balance or Notional Balance, as applicable, outstanding immediately prior to such Distribution Date, minus (b) the product of (1) the amount of any Excess Prepayment Interest Shortfall for such Distribution Date, multiplied by (2) a fraction, the numerator of which is the amount described in clause (i)(a) of this definition with respect to such Class of Regular Certificates or Class A-3FL Regular Interest for such Distribution Date, and the denominator of which is the amount described in clause (i)(a) of this definition with respect to all the Classes of Regular Certificates (other than the Class A-3FL and Class A-3FX Certificates) and the Class A-3FL Regular Interest for such Distribution Date.  Calculations of interest due in respect of each Class of Regular Certificates (other than the Class A-3FL or Class A-3FX Certificates) or Class A-3FL Regular Interest shall be made on a 30/360 Basis. Calculations of interest due in respect of the Class A-3FL Certificates shall be made on an Actual/360 Basis.

“Interest Accrual Period”:  With respect to any Class of Regular Certificates (other than the Class A-3FL and Class A-3FX Certificates) or the Class A-3FL Regular Interest and any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  With respect to the Class A-3FL Certificates and any Distribution Date, interest shall be deemed to accrue during the period from and including the Distribution Date in the month preceding the month in which the related Distribution Date occurs (or, in the case of the first Distribution Date, from the Closing Date) to but excluding the related Distribution Date; provided that if a Class A-3FL Distribution Conversion has occurred, the Interest Accrual Period with respect to the Class A-3FL Certificates shall be the same as the Interest Accrual Period for the Class A-3FL Regular Interest.

“Interest Reserve Account”:  The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(e) of this Agreement, which shall be entitled “U.S. Bank National Association, as Trustee, in rust for the Holders of UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificates, Series 2013-C6, Interest Reserve Account” and which must be an Eligible Account or a sub-account of an Eligible Account.  The Interest Reserve Account shall be an asset of the Lower-Tier REMIC.

“Interested Person”:  As of any date of determination, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor, any Certificateholder, any Borrower, any Manager, any Independent Contractor engaged by the Special Servicer pursuant to Section 3.15 of this Agreement, or any Person known to a Servicing Officer of the Special Servicer to be an Affiliate of any of them.

“Inquiries”:  As defined in Section 4.02(c) of this Agreement.

“Investment Account”:  As defined in Section 3.07(a) of this Agreement.

“Investment Company Act”:  The Investment Company Act of 1940, as it may be amended from time to time.

“Investment Representation Letter”:  As defined in Section 5.02(c)(i)(A) of this Agreement.

“Investor Certification”:  A certificate (which may be in electronic form) representing that the person executing the certificate (1) is a Certificateholder, a beneficial owner of a Certificate or a prospective purchaser that, in the case of a Publicly Offered Certificate, has received a copy of the final Prospectus and (2) is not a borrower, a manager of a Mortgaged Property, an affiliate of any of the foregoing or an agent, principal, partner, member, joint venturer, limited partner, employee, representative, director, trustee, advisor or investor in or of any of the foregoing, substantially in the form of Exhibit L-1 to this Agreement or in the form of an electronic certification contained on the Certificate Administrator’s Website.  The Certificate Administrator may require that Investor Certifications are resubmitted from time to time in accordance with its policies and procedures.

“Investor Q&A Forum”:  As defined in Section 4.02(c) of this Agreement.

“Investor Registry”:  As defined in Section 4.02(d) of this Agreement.

“IO Group YM Distribution Amount”:  As defined in Section 4.01(c) of this Agreement.

“IRS”:  The Internal Revenue Service.

“KBRA”: Kroll Bond Rating Agency Inc., or its successor in interest.

“Late Collections”:  With respect to any Mortgage Loan, all amounts received thereon during any Collection Period, whether as payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal or interest due in respect of such Mortgage Loan (without regard to any acceleration of amounts due thereunder by reason of default) on a Due Date in a previous Collection Period and not previously recovered.  With respect to any REO Loan, all amounts received in connection with the related REO Property during any Collection Period, whether as Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, REO Proceeds or otherwise, which represent late collections of principal or interest due or deemed due in respect of such REO Loan or the predecessor Mortgage Loan (without regard to any acceleration of amounts due under the predecessor Mortgage Loan by reason of default) on a Due Date in a previous Collection Period and not previously recovered.  The term “Late Collections” shall specifically exclude Penalty Charges.

“LEI”:  As defined in Section 3.34(g) of this Agreement.

“LIBOR”:  With respect to each Interest Accrual Period and each LIBOR Determination Date, the per annum rate (rounded upwards, if necessary, to the nearest 1/1,000 of 1%) calculated by the Certificate Administrator as set forth below:

(a) The rate for deposits in U.S. Dollars for a one-month period that appears on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on such LIBOR Determination Date;

(b) If such rate does not appear on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on the applicable LIBOR Determination Date, the Certificate Administrator shall request the principal London office of any four major reference banks in the London interbank market selected by the Certificate Administrator to provide such reference bank’s offered quotation to prime banks in the London interbank market for deposits in United States dollars for a one month period as of 11:00 a.m., London time, on such LIBOR Determination Date in a principal amount of not less than $1,000,000 that is representative for a single transaction in the relevant market at the relevant time.  If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations.  If fewer than two such quotations are so provided, the Certificate Administrator shall request any three major banks in New York City selected by the Certificate Administrator to provide such bank’s rates for loans in U.S. Dollars to leading European banks for a one-month period as of 11:00 a.m., New York City time, on such LIBOR Determination Date in a principal amount not less than $1,000,000 that is representative for a single transaction in the relevant market at the relevant time.  If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates.  If fewer than two rates are so provided, then LIBOR shall be the LIBOR rate used for the immediately preceding Interest Accrual Period and LIBOR Determination Date.

With respect to each Interest Accrual Period, LIBOR shall be determined (i) with respect to the initial Interest Accrual Period, the date that is two LIBOR Business Days prior to the Closing Date and (ii) with respect to each subsequent Interest Accrual Period, the date that is two LIBOR Business Days prior to the commencement of such Interest Accrual Period (each such date, the “LIBOR Determination Date”).

“LIBOR Business Day”:  A day on which banks are open for dealing in foreign currency and exchange in London, England.

“Liquidation Expenses”:  All customary, reasonable and necessary “out of pocket” costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee in connection with the liquidation of any Mortgage Loan or the liquidation of an REO Property or the sale of any Mortgage Loan pursuant to Section 3.16 or Section 9.01 of this Agreement (including, without limitation, legal fees and expenses, committee or referee fees, and, if applicable, brokerage commissions, and conveyance taxes).

“Liquidation Fee”:  A fee payable to the Special Servicer with respect to any Specially Serviced Loan as to which the Special Servicer obtains a full, partial or discounted payoff from the related Borrower or (except as specified in the next paragraph) any Specially Serviced Loan or REO Property as to which the Special Servicer receives any Liquidation Proceeds with respect thereto or any Mortgage Loan repurchased by a Mortgage Loan Seller purchased by the related Mortgage Loan Seller, in each case, outside of the applicable cure period (in any case, other than amounts for which a Workout Fee has been paid, or will be payable), equal to:

(a)           the lesser of:

(i)        the product of (x) 1.0% and (y) the proceeds of such full or discounted payoff or the Net Liquidation Proceeds related to such liquidated or repurchased Mortgage Loan, Specially Serviced Loan or REO Property, as the case may be, in each case exclusive of any portion of such payoff or Net Liquidation Proceeds that represents Penalty Charges; and

(ii)       any applicable cap pursuant to Section 3.12(c) of this Agreement;

(b)           with respect to any particular liquidation (or partial liquidation), as reduced by the amount of any and all related Offsetting Modification Fees received by the Special Servicer as additional servicing compensation relating to such Specially Serviced Loan, REO Loan or Mortgage Loan, as the case may be;

provided that if a Mortgage Loan becomes a Specially Serviced Loan only because of an event described in clause (a) of the definition of “Specially Serviced Loan” and the related Liquidation Proceeds are received within 90 days following the related Maturity Date in connection with the full and final pay-off or refinancing of the related Mortgage Loan, the Special Servicer will not be entitled to collect a Liquidation Fee but may collect and retain appropriate fees from the related Borrower in connection with such liquidation.

No Liquidation Fee shall be payable:  (a) with respect to the receipt of, or out of, Liquidation Proceeds described in clause (v) of the definition of “Liquidation Proceeds”; (b) with respect to the receipt of, or out of, Liquidation Proceeds described in clause (vi) of the definition of “Liquidation Proceeds” if the subject purchase occurs within 90 days of when the related mezzanine lender’s option to purchase first becomes exercisable; (c) in the case of a repurchase or replacement of a Mortgage Loan (including an REO Loan) by the applicable Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement, if the applicable Mortgage Loan Seller repurchases or replaces such Mortgage Loan within the resolution time period set forth in Section 2.03(e) of this Agreement (and giving effect to any applicable extension period beyond the end of the Initial Resolution Period set forth in Section 2.03(e) of this Agreement); (d) in connection with the purchase of any Defaulted Mortgage Loan by the Special Servicer or any Affiliate thereof or the Directing Holder or any Affiliate thereof, if within 90 days after the transfer of the Defaulted Mortgage Loan to Special Servicing; and (e) in connection with a Loss of Value Payment by a Mortgage Loan Seller, if the applicable Mortgage Loan Seller makes such Loss of Value Payment within the resolution time period set forth in Section 2.03(e) of this Agreement (and giving effect to any applicable extension period beyond the end of the Initial Resolution Period set forth in Section 2.03(e) of this Agreement).

With respect to the Non-Serviced Mortgage Loan, any “liquidation fee” shall be payable to the UBS-Barclays 2013-C5 Special Servicer in accordance with Section 3.11 of the UBS-Barclays 2013-C5 Pooling and Servicing Agreement.

“Liquidation Proceeds”:  Cash amounts (other than Insurance Proceeds, Condemnation Proceeds and REO Proceeds) received by or paid to the Master Servicer or the Special Servicer in connection with:  (i) the liquidation of a Mortgaged Property or other collateral constituting security for a Defaulted Mortgage Loan, through trustee’s sale, foreclosure sale, disposition of REO Property or otherwise, exclusive of any portion thereof required to be released to the related Borrower in accordance with applicable law and the terms and conditions of the related Note and Mortgage; (ii) the realization upon any deficiency judgment obtained against a Borrower; (iii) the sale of a Defaulted Mortgage Loan; (iv) the repurchase of a Mortgage Loan (or related REO Loan) by the applicable Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement; (v) the purchase or other acquisition of all the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder, the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Special Servicer or the Master Servicer pursuant to Section 9.01 of this Agreement; (vi) if there is any existing mezzanine indebtedness or any mezzanine indebtedness that may exist on a future date, the purchase of the related Mortgage Loan by a mezzanine lender; or (vii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with Section 3.06(e) of this Agreement (provided that, for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment shall be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Mortgage Loan Seller).

“Loan Agreement”:  With respect to any Mortgage Loan or Loan Combination, the loan agreement, if any, between the related Originator and the Borrower, pursuant to which such Mortgage Loan was made.

“Loan Combination”:  The Santa Anita Mall Loan Combination.

“Loan Combination Allocation”:  With respect to any reimbursements (including Property Advances) under the UBS-Barclays 2013-C5 Pooling and Servicing Agreement and in the related Co-Lender Agreement, with respect to the Non-Serviced Combination, first, from collections on, and proceeds of, the Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis, and, second, if the Property Advance is a Nonrecoverable Advance, from the Collection Account of the Trust and the collection account of the UBS-Barclays 2013-C5 Issuing Entity, on a pro rata basis.

“Loan Documents”:  With respect to any Mortgage Loan, the documents executed or delivered in connection with the origination or any subsequent modification of such Mortgage Loan or subsequently added to the related Mortgage File.  In this definition, the term “Mortgage Loan” shall also refer to the Non-Serviced Loan Combination.

“Lock-Box Account”:  With respect to any Mortgaged Property, if applicable, any account created pursuant to the related Loan Documents to receive revenues therefrom.  Any Lock-Box Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan and Section 3.07 of this Agreement, which Person shall be taxed on all reinvestment income or gain thereon.  The Master Servicer shall be permitted to make withdrawals therefrom for deposit into the related Cash Collateral Accounts in accordance with the terms of the related Mortgage Loan.  In this definition, the term “Mortgage Loan” shall not refer to the Non-Serviced Mortgage Loan.

“Lock-Box Agreement”:  With respect to any Mortgage Loan, the lock-box agreement, if any, between the related Originator and the Borrower, pursuant to which the related Lock-Box Account, if any, may have been established.  In this definition, the term “Mortgage Loan” shall not refer to the Non-Serviced Mortgage Loan.

“Loss of Value Payment”:  As defined in Section 2.03(e) of this Agreement.

“Loss of Value Reserve Fund”:  The “outside reserve fund” (within the meaning of Treasury Regulations Section 1.860G-2(h)) designated as such pursuant to Section 3.05(d) of this Agreement.  The Loss of Value Reserve Fund will be part of the Trust Fund but not part of either Trust REMIC or the Grantor Trust.

“Lower-Tier Distribution Account”:  The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(b) of this Agreement, which shall be entitled “U.S. Bank National Association, as Trustee, in trust for the Holders of UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificates, Series 2013-C6, Lower-Tier Distribution Account” and which must be an Eligible Account or a sub-account of an Eligible Account.  The Lower-Tier Distribution Account shall be an asset of the Lower-Tier REMIC.

“Lower-Tier Distribution Amount”:  As defined in Section 4.01(a) of this Agreement.

“Lower-Tier Principal Balance”:  With respect to any Lower-Tier Regular Interest, a principal amount that initially will equal the initial Lower-Tier Principal Balance of such Lower-Tier Regular Interest set forth in the Preliminary Statement herein, and from time to time will equal such amount reduced by the amount of any distributions of the Lower-Tier Distribution Amount allocable to principal made, and any Realized Losses allocated, with respect to such Lower-Tier Regular Interest on any Distribution Date as provided in Section 4.01 of this Agreement and increased by the amount of any recoveries of Nonrecoverable Advances applied to increase the Certificate Balance of its Corresponding Certificates as provided in Section 4.01 of this Agreement.

“Lower-Tier Regular Interests”:  The Class LA-1 Interest, the Class LA-2 Interest, the Class LA-3 Interest, the Class LA-3FL Interest, the Class LA-4 Interest, the Class LA-SB Interest, the Class LA-S Interest, the Class LB Interest, the Class LC Interest, the Class LD Interest, the Class LE Interest, the Class LF Interest and the Class LG Interest issued by the Lower-Tier REMIC and held by the Trustee as assets of the Upper-Tier REMIC.  Each Lower-Tier Regular Interest (i) is designated as a “regular interest” in the Lower-Tier REMIC, (ii) relates to its Corresponding Certificate and Corresponding Class X Component (if any), (iii) is uncertificated, (iv) has an initial Lower-Tier Principal Balance equal to the Lower-Tier Principal Balance thereof set forth in the Preliminary Statement herein, (v) has a Pass-Through Rate equal to the Weighted Average Net Mortgage Pass-Through Rate from time to time, (vi) has a “latest possible maturity date,” within the meaning of Treasury Regulations Section 1.860G-1(a), that is the Rated Final Distribution Date and (vii) is entitled to the distributions in the amounts and at the times specified in Section 4.01 of this Agreement.

“Lower-Tier REMIC”:  A segregated asset pool within the Trust Fund consisting of the Mortgage Loans, collections thereon, the Trust’s interest in any REO Property acquired in respect thereof, amounts related thereto held from time to time in the Collection Account, the Lower-Tier Distribution Account, the REO Account (to the extent of the Trust Fund’s interest therein), the Interest Reserve Account, the Excess Liquidation Proceeds Account and all other property included in the Trust Fund (other than the Loss-of-Value Reserve Fund) that is not in the Upper-Tier REMIC or the Grantor Trust.

“MAI”:  Member of the Appraisal Institute.

“Major Decision”:  As defined in Section 6.07 of this Agreement.

“Management Agreement”:  With respect to any Mortgage Loan, the management agreement, if any, by and between the Manager and the related Borrower, or any successor management agreement between such parties.

“Manager”:  With respect to any Mortgage Loan or Loan Combination, any property manager for the related Mortgaged Properties.

“Master Servicer”:  Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, or any successor master servicer appointed as herein provided.

“Master Servicer Prepayment Interest Shortfall”:  As defined in Section 3.17(c) of this Agreement.

“Master Servicer Website”:  Shall mean the internet website maintained by the Master Servicer; initially located at “www.pnc.com/midland”.

“Master Servicing Fee”:  With respect to each Mortgage Loan and for any Distribution Date, an amount accrued during the one-month loan interest accrual period for the immediately preceding related Due Date at the Master Servicing Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the Due Date in the Collection Period related to such Distribution Date (without giving effect to payments of principal on such Mortgage Loan on such Due Date).  The Master Servicing Fee for any Mortgage Loan shall accrue on the same interest accrual basis as is applicable for interest on such Mortgage Loan.  For the avoidance of doubt, with respect to the Non-Serviced Companion Loan, no Master Servicing Fee shall accrue or be payable on the principal balance thereof.

“Master Servicing Fee Rate”:  A rate per annum equal to (A) 0.01% with respect to the Mortgage Loans, and (B) 0.01% with respect to the Non-Serviced Mortgage Loan.

“Master Servicer Termination Event”:  As defined in Section 7.01(a) of this Agreement.

“Material Breach”:  As defined in Section 2.03(e) of this Agreement.

“Material Defect”:  As defined in Section 2.03(e) of this Agreement.

“Maturity Date”:  With respect to any Mortgage Loan or Non-Serviced Companion Loan as of any date of determination, the date on which the last payment of principal is due and payable under the related Note, after taking into account all Principal Prepayments received prior to such date of determination, but without giving effect to (i) any acceleration of the principal of such Mortgage Loan by reason of default thereunder or (ii) any grace period permitted by the related Note.

“Modification Fees”:  With respect to any Mortgage Loan (excluding the Non-Serviced Mortgage Loan), any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, restructures, extends, amends or waives any term of the related Loan Documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all Assumption Fees, consent fees, assumption application fees, defeasance fees and fees similar to the foregoing).  For the avoidance of doubt, Special Servicing Fees, Workout Fees and Liquidation Fees due to the Special Servicer in connection with a modification, restructure, extension, waiver or amendment shall not be considered Modification Fees.  For each modification, restructure, extension, waiver or amendment in connection with working out of a Specially Serviced Loan, the Modification Fees collected from the related Borrower shall be subject to a cap of 1.0% of the outstanding principal balance of such Mortgage

Loan (excluding the Non-Serviced Mortgage Loan) on the closing date of the related modification, restructure, extension, waiver or amendment (prior to giving effect to such modification, restructure, extension, waiver or amendment); provided that no aggregate cap shall exist in connection with the amount of Modification Fees which may be collected from the related Borrower with respect to any Specially Serviced Loan.

“Modified Mortgage Loan”:  Any Specially Serviced Loan which has been modified by the Special Servicer pursuant to Section 3.26 of this Agreement in a manner that:

(a)           reduces or delays the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Monthly Payments with respect to such Specially Serviced Loan);

(b)          except as expressly contemplated by the related Mortgage, results in a release of the lien of the Mortgage on any material portion of the related Mortgaged Property without a corresponding principal prepayment in an amount not less than the fair market value (as is), as determined by an Appraisal delivered to the Special Servicer (at the expense of the related Borrower and upon which the Special Servicer may conclusively rely), of the property to be released; or

(c)           the reasonable good faith judgment of the Special Servicer, otherwise materially impairs the value of the security for such Specially Serviced Loan or reduces the likelihood of timely payment of amounts due thereon.

“Monthly Payment”:  With respect to any Mortgage Loan (other than any REO Loan) and any Due Date, the scheduled monthly payment of principal, if any, and interest at the Mortgage Rate, excluding any Balloon Payment (but not excluding any constant monthly debt service payment due on a Balloon Loan at maturity), which is payable by the related Borrower on such Due Date under the related Note.  The Monthly Payment with respect to an REO Loan is the monthly payment that would otherwise have been payable on the related Due Date had the related Note not been discharged, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due.

“Moody’s”:  Moody’s Investors Service, Inc., or its successor in interest.

“Morningstar”:  Morningstar Credit Ratings, LLC, or its successor in interest.

“Mortgage”:  The mortgage, deed of trust or other instrument creating a first lien on or first priority ownership interest in a Mortgaged Property securing a Note and the related note(s) in favor of a Companion Loan Noteholder.

“Mortgage File”:  With respect to any Mortgage Loan, collectively, the mortgage documents listed in Section 2.01(a)(i) through Section 2.01(a)(xxi) of this Agreement pertaining to such particular Mortgage Loan and any additional documents required to be added to such Mortgage File pursuant to the express provisions of this Agreement.

“Mortgage Loan”:  Each of the mortgage loans transferred and assigned to the Trustee pursuant to Section 2.01 of this Agreement and from time to time held in the Trust Fund.

The Mortgage Loans originally so transferred, assigned and held are identified on the Mortgage Loan Schedule as of the Closing Date.  Such term shall include any such mortgage loan that has become an REO Loan, any such mortgage loan that has become a Specially Serviced Loan or any such mortgage loan that has been defeased in whole or in part.

“Mortgage Loan Purchase Agreements”:  Each of the UBSRES Purchase Agreement, the Barclays Purchase Agreement, the NREC Purchase Agreement and the RCMC Purchase Agreement.

“Mortgage Loan Schedule”:  The list of Mortgage Loans included in the Trust Fund as of the Closing Date being attached as Exhibit B to this Agreement, which list shall set forth the following information with respect to each Mortgage Loan:

(a)           the Asset Number;

(b)           the Mortgage Loan name;

(c)           the street address (including city, state and zip code) of the related Mortgaged Property;

(d)           the Mortgage Rate in effect as of the Cut-off Date;

(e)           the original principal balance;

(f)            the Stated Principal Balance as of the Cut-off Date;

(g)           the Maturity Date for each Mortgage Loan;

(h)           the Due Date;

(i)            the amount of the Monthly Payment due on the first Due Date following the Cut-off Date;

(j)            the Servicing Fee Rate;

(k)           whether the Mortgage Loan is an Actual/360 Mortgage Loan; and

(l)            whether any letter of credit is held by the lender as a beneficiary or is assigned as security for such Mortgage Loan.

Such list may be in the form of more than one list, collectively setting forth all of the information required.

“Mortgage Loan Seller Sub-Servicer”:  A Sub-Servicer required to be retained by the Master Servicer by a Mortgage Loan Seller, as listed on Exhibit T to this Agreement, or any successor thereto.

“Mortgage Loan Sellers”:  Each of UBSRES, Barclays, NREC and RCMC.

“Mortgage Pool”:  All of the Mortgage Loans and any successor REO Loans, collectively.  The Mortgage Pool shall not include the Non-Serviced Companion Loan.

“Mortgaged Property”:  The underlying property securing a Mortgage Loan including any REO Property, consisting of a fee simple estate, and, with respect to certain Mortgage Loans, a leasehold estate or both a leasehold estate and a fee simple estate, or a leasehold estate in a portion of the property and a fee simple estate in the remainder, in a parcel of land improved by a commercial or multifamily property, together with any personal property, fixtures, leases and other property or rights pertaining thereto.

“Mortgage Rate”:  With respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan during such period (in the absence of a default), as set forth in the related Note from time to time.  The “Mortgage Rate” of a Mortgage Loan for purposes of calculating the Net Mortgage Pass-Through Rate and the Weighted Average Net Mortgage Pass-Through Rate shall be the Mortgage Rate of such Mortgage Loan without giving effect to any Default Rate and without taking into account any modification in the interest rate by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers or a modification in interest or principal due to a modification pursuant to Section 3.26 of this Agreement, as applicable.

“Net Condemnation Proceeds”:  Condemnation Proceeds, net of any expenses incurred in connection with obtaining such Condemnation Proceeds (or, with respect to the Non-Serviced Loan Combination, permitted to be paid therefrom pursuant to the UBS-Barclays 2013-C5 Pooling and Servicing Agreement and allocated to the Non-Serviced Mortgage Loan pursuant to the related Co-Lender Agreement that are received from the UBS-Barclays 2013-C5 Issuing Entity).

“Net Default Interest”:  With respect to any Mortgage Loan for any Distribution Date, an amount equal to the sum of (i) the amount of the aggregate collected Default Interest allocable to such Mortgage Loan received during the most recently ended Collection Period, minus (ii) any portions thereof withdrawn from the applicable Collection Account pursuant to Section 3.06(a)(ix) of this Agreement for Advance Interest Amounts and unreimbursed Additional Trust Fund Expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees) incurred on the related Mortgage Loan during or prior to such Collection Period.

“Net Insurance Proceeds”:  Insurance Proceeds, net of any expenses incurred in connection with obtaining such Insurance Proceeds, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Borrower in accordance with the express requirements of the Loan Documents or other documents included in the Mortgage File or in accordance with prudent and customary servicing practices (or, with respect to the Non-Serviced Loan Combination, permitted to be paid therefrom pursuant to the UBS-Barclays 2013-C5 Pooling and Servicing Agreement and allocated to the Non-Serviced Mortgage Loan pursuant to the related Co-Lender Agreement that are received from the UBS-Barclays 2013-C5 Issuing Entity).

“Net Liquidation Proceeds”:  The Liquidation Proceeds received with respect to any Mortgage Loan net of the amount of Liquidation Expenses incurred with respect thereto (or, with respect to the Non-Serviced Loan Combination, permitted to be paid therefrom pursuant to the UBS-Barclays 2013-C5 Pooling and Servicing Agreement and allocated to the Non-Serviced Mortgage Loan pursuant to the related Co-Lender Agreement that are received from the UBS-Barclays 2013-C5 Issuing Entity).

“Net Mortgage Pass-Through Rate”:  With respect to any Mortgage Loan (including an REO Loan) and any Distribution Date, the per annum rate equal to the Mortgage Rate for such Mortgage Loan in effect as of the commencement of the related Collection Period minus, for any such Mortgage Loan, the Administrative Fee Rate.

Notwithstanding the foregoing, if any Mortgage Loan (including an REO Loan) does not accrue interest on a 30/360 Basis, then the Net Mortgage Pass-Through Rate of such Mortgage Loan for any Distribution Date will be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually accrued (or, in the case of any prepayment or other early liquidation that may have occurred during the relevant one-month period, that would otherwise have accrued) in respect of such Mortgage Loan during the one-month loan interest accrual period for the related Due Date immediately prior to such Distribution Date at the related Mortgage Rate in effect as of the commencement of the related Collection Period less the related Administrative Fee Rate; provided, however, that with respect to each such Mortgage Loan, the Net Mortgage Pass-Through Rate for (i) the Distribution Dates in (a) January and February in each year that is not a leap year or (b) February only in each year that is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) shall be determined net of any Withheld Amounts from that month and (ii) for the Distribution Date in March (or February if the related Distribution Date is the final Distribution Date), shall be determined inclusive of the Withheld Amounts, if applicable, from the immediately preceding January and/or February, as applicable.

“Net Prepayment Interest Excess”:  With respect to any Distribution Date, the amount, if any, by which (a) the aggregate of all Prepayment Interest Excesses for all Mortgage Loans (excluding the Non-Serviced Mortgage Loan) collected during the related Collection Period, exceeds (b) the aggregate of all Prepayment Interest Shortfalls for the Mortgage Loans (excluding the Non-Serviced Mortgage Loan) incurred during such Collection Period.

“Net REO Proceeds”:  With respect to each REO Property and the related REO Loan, REO Proceeds with respect to such REO Property net of any insurance premiums, taxes, assessments and other costs and expenses permitted to be paid therefrom pursuant to Section 3.15(b) of this Agreement (or, with respect to the Non-Serviced Loan Combination, all revenues, net of any insurance premiums, taxes, assessments and other costs and expenses permitted to be paid therefrom pursuant to the UBS-Barclays 2013-C5 Pooling and Servicing Agreement allocated to the Non-Serviced Mortgage Loan pursuant to the related Co-Lender Agreement that are received from the UBS-Barclays 2013-C5 Issuing Entity).

“New Lease”:  Any lease of an REO Property entered into on behalf of the Lower-Tier REMIC, if such Trust REMIC has the right to renegotiate the terms of such lease, including any lease renewed or extended on behalf of such Trust REMIC.

“NMWHFIT”:  A “Non-Mortgage Widely-Held Fixed Investment Trust” as that term is defined in Treasury Regulations Section 1.671-5(b)(12) or successor provisions.

“No Downgrade Confirmation”:  With respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates if then rated by such Rating Agency; provided that a written waiver or other acknowledgment from the Rating Agency indicating its decision not to review the matter for which the No Downgrade Confirmation is sought (such written notice, a “Rating Agency Declination”) shall be deemed to satisfy the requirement for the No Downgrade Confirmation from the Rating Agency with respect to such matter.  If a Rating Agency has not replied to a request for a No Downgrade Confirmation or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the related requirement for No Downgrade Confirmation, then such requirement may be deemed satisfied subject to the satisfaction of the conditions set forth in Section 3.30 of this Agreement.  At any time during which no Certificates are rated by a Rating Agency, no No Downgrade Confirmation shall be required from that Rating Agency.

“Non-Reduced Certificates”:  As of any date of determination, any Class of Sequential Pay Certificates then outstanding for which (a)(1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) the aggregate amount of principal (whether as principal prepayments or otherwise) distributed to the Holders of such Class of Certificates as of such date of determination, (y) any Appraisal Reduction Amounts previously allocated to such Class of Certificates as of such date of determination and (z) any Realized Losses previously allocated to such Class of Certificates and not reimbursed as of such date of determination, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Holders of that Class of Certificates as of such date of determination.

“Non-Serviced Companion Loan”:  As defined in the Preliminary Statement.

“Non-Serviced Companion Loan Service Providers”:  With respect to the Non-Serviced Companion Loan, the UBS-Barclays 2013-C5 Master Servicer, the UBS-Barclays 2013-C5 Special Servicer or the UBS-Barclays 2013-C5 Trustee or any other Person that makes principal and/or interest advances in respect of the Non-Serviced Companion Loan pursuant to the UBS-Barclays 2013-C5 Pooling and Servicing Agreement.

“Non-Serviced Loan Combination”:  As defined in the Preliminary Statement.

“Non-Serviced Mortgage Loan”:  As defined in the Preliminary Statement.

“Non-U.S. Tax Person”:  A person that is not a U.S. Tax Person.

“Nonrecoverable Advance”:  Any Nonrecoverable P&I Advance, Nonrecoverable Property Advance or Nonrecoverable Workout-Delayed Reimbursement Amounts.

“Nonrecoverable P&I Advance”:  Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Loan which, in the reasonable judgment of the Master Servicer or the Special Servicer, in each case in accordance with the Servicing Standard, or the Trustee, as applicable, would not be ultimately recoverable, together with any accrued and unpaid interest thereon, from late payments, Condemnation Proceeds, Insurance Proceeds, Liquidation Proceeds and other collections on or in respect of the related Mortgage Loan or REO Loan, which shall be evidenced by an Officer’s Certificate as provided by Section 4.07(c) of this Agreement.  In the case of a Cross-Collateralized Mortgage Loan, such recoverability determination shall take into account the cross-collateralization of the related Cross-Collateralized Mortgage Loan.

“Nonrecoverable Property Advance”:  Any Property Advance previously made or proposed to be made in respect of a Mortgage Loan or any REO Property that, in the reasonable judgment of the Master Servicer or the Special Servicer, in each case in accordance with the Servicing Standard, or the Trustee, as applicable, would not be ultimately recoverable, together with any accrued and unpaid interest thereon, from late payments, Condemnation Proceeds, Insurance Proceeds, Liquidation Proceeds and other collections on or in respect of the related Mortgage Loan or REO Loan, which shall be evidenced by an officer certificate as provided by Section 3.21(d) of this Agreement.  The determination as to the recoverability of any property advance previously made or proposed to be made in respect of the Non-Serviced Loan Combination shall be made by the UBS-Barclays 2013-C5 Master Servicer, the UBS-Barclays 2013-C5 Special Servicer or the UBS-Barclays 2013-C5 Trustee pursuant to the UBS-Barclays 2013-C5 Pooling and Servicing Agreement.  Any such determination made by the UBS-Barclays 2013-C5 Master Servicer, the UBS-Barclays 2013-C5 Special Servicer or the UBS-Barclays 2013-C5 Trustee shall be conclusive and binding on the Certificateholders and may, in all cases, be conclusively relied upon by the Master Servicer and the Trustee, as applicable.  In the case of a Cross-Collateralized Mortgage Loan, such recoverability determination shall take into account the cross-collateralization of the related Cross-Collateralized Mortgage Loan.  In this definition, the term “Mortgage Loan” shall not include the Non-Serviced Mortgage Loan.

“Nonrecoverable Workout-Delayed Reimbursement Amounts”:  Any Workout-Delayed Reimbursement Amounts when the Person making such determination in accordance with the procedures specified for Nonrecoverable Property Advances or Nonrecoverable P&I Advances, as applicable, and taking into account factors such as all other outstanding Advances, either (a) has determined that such Workout-Delayed Reimbursement Amounts, would not ultimately be recoverable from late payments or any other recovery on or in respect of the related Mortgage Loan or REO Loans or (b) has determined that such Workout-Delayed Reimbursement Amounts would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on all of the Mortgage Loans and REO Properties, from general principal collections in the Collection Account.

“Note”:  With respect to any Mortgage Loan as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of a Borrower under such Mortgage Loan including any amendments or modifications, or any renewal or substitution notes, as of such date.

“Notice of Termination”:  Any of the notices given to the Trustee, the Certificate Administrator and the Master Servicer by the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Special Servicer or the Master Servicer pursuant to Section 9.01(c) of this Agreement.

“Notional Amount” or “Notional Balance”:  As of any date of determination:  (i) with respect to each Class of the Class X Certificates, the related Class X Notional Amount as of such date of determination; and (ii) with respect to any Class X Certificate, the product of the Percentage Interest evidenced by such Certificate and the related Class X Notional Amount, as of such date of determination.

“NREC”:  Natixis Real Estate Capital LLC and its successors in interest.

“NREC Indemnification Agreement”:  The Indemnification Agreement, dated April 11, 2013, among the Depositor, NREC and the Principals.

“NREC Mortgage Loans”:  Each Mortgage Loan transferred and assigned to the Depositor pursuant to the NREC Purchase Agreement.

“NREC Purchase Agreement”:  The Mortgage Loan Purchase Agreement, dated and effective April 25, 2013, between NREC and the Depositor.

“NRSRO”:  Any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act.

“NRSRO Certification”:  A certification (a) executed by a NRSRO in favor of the 17g-5 Information Provider substantially in the form attached hereto as Exhibit U or (b) provided electronically and executed by an NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s Website, that states that such NRSRO is a Rating Agency hired to provide ratings on the Certificates or that such NRSRO has access to the 17g-5 website for the Trust, has provided Barclays Capital Inc. with the appropriate certifications under Exchange Act Rule 17g-5(e), and will treat all information obtained from the 17g-5 Information Provider’s Website as confidential.

“Officer’s Certificate”:  A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a Vice President (however denominated) and by the Treasurer, the Secretary, one of the Assistant Treasurers or Assistant Secretaries, any Trust Officer or other officer of the Master Servicer, Special Servicer, Additional Servicer or Operating Advisor customarily performing functions similar to those performed by any of the above designated officers, any Servicing Officer and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, or an authorized officer of the Depositor, and delivered to the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee or the Certificate Administrator, as the case may be.

“Offsetting Modification Fees”:  With respect to any Mortgage Loan or REO Loan and with respect to any Workout Fee or Liquidation Fee payable by the Trust, any and all Modification Fees collected by the Special Servicer as additional servicing compensation, but only to the extent that (1) such Modification Fees were earned and collected by the Special Servicer (A) in connection with the workout or liquidation (including partial liquidation) of a Specially Serviced Loan or REO Loan as to which the subject Workout Fee or Liquidation Fee became payable or (B) in connection with any workout of a Specially Serviced Loan that closed within the prior 18 months (determined as of the closing day of the workout or liquidation as to which the subject Workout Fee or Liquidation Fee became payable) and (2) such Modification Fees were earned in connection with a modification, extension, waiver or amendment of such Mortgage Loan or REO Loan at a time when such Mortgage Loan or REO Loan was a Specially Serviced Loan.

“Operating Advisor”:  Park Bridge Lender Services LLC, a New York limited liability company, or its successor in interest, or any successor Operating Advisor appointed as herein provided.

“Operating Advisor Annual Report”:  As defined in Section 3.31(d)(iv) of this Agreement.

“Operating Advisor Consulting Fee”:  A fee for each Major Decision on which the Operating Advisor has consulting rights equal to $12,000 with respect to any Mortgage Loan or such lesser amount as the related Borrower agrees to pay, payable pursuant to Section 3.06 of this Agreement; provided, however, no such fee shall be payable unless paid by the related Borrower; provided, further that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further that the Master Servicer or Special Servicer, as applicable, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard (provided that the Master Servicer or the Special Servicer, as applicable, shall consult with the Operating Advisor prior to any such waiver or reduction).

“Operating Advisor Fee”:  With respect to each Mortgage Loan (including any REO Loan) and for any Distribution Date, an amount accrued during the one-month loan interest accrual period for the immediately preceding related Due Date at the Operating Advisor Fee Rate and on the Stated Principal Balance of such Mortgage Loan as of the Due Date in the Collection Period related to such Distribution Date (without giving effect to payments of principal on such Mortgage Loan on such Due Date).  Such fee shall be in addition to, and not in lieu of, any other fee or other sum payable to the Operating Advisor under this Agreement.  The Operating Advisor Fee shall be calculated in accordance with the provisions of Section 1.02(a) of this Agreement.  For the avoidance of doubt, the Operating Advisor Fee shall be payable from the Lower-Tier REMIC.  Furthermore, for the avoidance of doubt, the Operating Advisor Fee with respect to the Non-Serviced Mortgage Loan shall be payable to the UBS-Barclays 2013-C5 Operating Advisor.

“Operating Advisor Fee Rate”:  With respect to each Interest Accrual Period,  (i) with respect to each Mortgage Loan (other than the Non-Serviced Mortgage Loan), a rate per annum equal to 0.00125% and (ii) with respect to the Non-Serviced Mortgage Loan, a rate per annum equal to 0.0011%.

“Operating Advisor Standard”:  As defined in Section 3.31(b) of this Agreement.

“Operating Advisor Termination Event”:  As defined in Section 7.07(a) of this Agreement.

“Opinion of Counsel”:  A written opinion of counsel, who may, without limitation, be counsel for the Depositor, the Special Servicer, the Master Servicer or the Operating Advisor, as the case may be, acceptable to the Certificate Administrator and the Trustee, except that any opinion of counsel relating to (a) qualification of either Trust REMIC as a REMIC or the imposition of tax under the REMIC Provisions on any income or property of either Trust REMIC, (b) compliance with the REMIC Provisions (including application of the definition of “Independent Contractor”), (c) qualification of the Grantor Trust as a grantor trust or (d) a resignation of the Master Servicer or the Special Servicer pursuant to Section 6.04(b) of this Agreement, must be an opinion of counsel who is Independent of the Depositor, the Master Servicer and the Special Servicer.

“Originator”:  With respect to any Mortgage Loan, either (i) the related Mortgage Loan Seller or (ii) if such Mortgage Loan was acquired by the related Mortgage Loan Seller, the originator of such Mortgage Loan.

“Ownership Interest”:  Any record or beneficial interest in a Class R or Class LR Certificate.

“P&I Advance”:  As to any Mortgage Loan, any advance made by the Master Servicer or the Trustee pursuant to Section 4.07 of this Agreement.  Each reference to the payment or reimbursement of a P&I Advance shall be deemed to include, whether or not specifically referred to and without duplication, payment or reimbursement of interest thereon at the Advance Rate.

“P&I Advance Determination Date”:  With respect to any Distribution Date, the second Business Day prior to such Distribution Date.

“Pass-Through Rate”:  With respect to each Class of Regular Certificates, the rate for such Class as set forth below:
Class	Pass-Through Rate
Class A-1	Class A-1 Pass-Through Rate
Class A-2	Class A-2 Pass-Through Rate
Class A-3	Class A-3 Pass-Through Rate
Class A-3FL	Class A-3FL Pass-Through Rate
Class A-3FX	Class A-3FX Pass-Through Rate
Class A-4	Class A-4 Pass-Through Rate
Class A-SB	Class A-SB Pass-Through Rate
Class A-S	Class A-S Pass-Through Rate
Class X-A	Class X-A Pass-Through Rate
Class X-B	Class X-B Pass-Through Rate
Class X-C	Class X-C Pass-Through Rate
Class B	Class B Pass-Through Rate
Class C	Class C Pass-Through Rate
Class D	Class D Pass-Through Rate
Class E	Class E Pass-Through Rate
Class F	Class F Pass-Through Rate
Class G	Class G Pass-Through Rate

With respect to the Class A-3FL Regular Interest, the Class A-3FL Regular Interest Pass-Through Rate.  With respect to each Class of Lower-Tier Regular Interests, the Weighted Average Net Mortgage Pass-Through Rate for the applicable Distribution Date.

“Paying Agent”:  The paying agent appointed pursuant to Section 5.04 of this Agreement or, if none is so appointed, the Certificate Administrator.

“PCAOB”:  The Public Company Accounting Oversight Board.

“Penalty Charges”:  With respect to any Mortgage Loan (or successor REO Loan), any amounts collected thereon from the Borrower that represent default charges, penalty charges, late fees and/or Default Interest, and excluding any Yield Maintenance Charge.

“Percentage Interest”:  As to any Certificate, the percentage interest evidenced thereby in distributions required to be made with respect to the related Class.  With respect to any Certificate (except the Class R and Class LR Certificates), the percentage interest is equal to the initial denomination of such Certificate divided by the initial Certificate Balance or Notional Balance, as applicable, of the applicable Class of Certificates.  With respect to any Class R or Class LR Certificate, the percentage interest is set forth on the face thereof.

“Performance Certification”:  As defined in Section 10.08 of this Agreement.

“Performing Loan”:  A Mortgage Loan that is not a Specially Serviced Loan or REO Loan.  In this definition, the term “Mortgage Loan” shall not include the Non-Serviced Mortgage Loan.

“Performing Party”:  As defined in Section 10.14 of this Agreement.

“Permitted Investments”:  Any one or more of the following obligations or securities payable on demand or having a scheduled maturity on or before the Business Day preceding the date upon which such funds are required to be drawn, regardless of whether issued by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee or any of their respective Affiliates and having at all times the required ratings, if any, provided for in this definition, unless each Rating Agency shall have provided a No Downgrade Confirmation relating to the Certificates:

(a)           direct obligations of, or obligations fully guaranteed as to payment of principal and interest by, with maturities of not more than 365 days, the United States or any agency or instrumentality thereof; provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, have its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to its maturity;

(b)           Federal Housing Administration debentures, with maturities of not more than 365 days;

(c)           obligations, with maturities of not more than 365 days, of the following United States government sponsored agencies:  Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to their maturity;

(d)           federal funds, unsecured certificates of deposit, time or similar deposits, bankers’ acceptances and repurchase agreements, with maturities of not more than 365 days, of any bank, (A)(1) in the case of such investments with maturities of thirty (30) days or less, the short term obligations of which are rated in the highest short term rating category by Moody’s or the long term obligations of which are rated at least “A2” by Moody’s, (2) in the case of such investments with maturities of three (3) months or less, but more than thirty (30) days, the short term obligations of which are rated in the highest short term rating category by Moody’s and the long term obligations of which are rated at least “A1” by Moody’s, (3) in the case of such investments with maturities of six (6) months or less, but more than three (3) months, the short term obligations of which are rated in the highest short term rating category by Moody’s and the long term obligations of which are rated at least “Aa3” by Moody’s, and (4) in the case of such investments with maturities of more than six (6) months, the short term obligations of which are rated in the highest short term rating category by Moody’s and the long term obligations of which are rated “Aaa” by Moody’s (or, in each case, if permitted by the related Mortgage Loan, if not rated by Moody’s, otherwise acceptable to Moody’s, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates), and(B) the short-term obligations of which are rated in the highest short-term debt rating category of Fitch and, if it has a term in excess of 30 days, the long-term debt obligations of which are rated “AA-” by Fitch or the short-term obligations of which are rated in the highest short-term debt rating category of Fitch (or, in the case of any such Rating Agency, otherwise acceptable to such Rating Agency, and in any such case as confirmed in a No Downgrade Confirmation relating to the Certificates); provided, however, that the investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, have its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to its maturity;

(e)           fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, with maturities of not more than 365 days, any bank or trust company, savings and loan association or savings bank, and, if such demand and time deposits in, or certificates of deposit of, or bankers’ acceptances are not fully insured by the Federal Deposit Insurance Corporation, (A)(1) in the case of such investments with maturities of thirty (30) days or less, the short term obligations of which are rated in the highest short term rating category by Moody’s or the long term obligations of which are rated at least “A2” by Moody’s, (2) in the case of such investments with maturities of three (3) months or less, but more than thirty (30) days, the short term obligations of which are rated in the highest short term rating category by Moody’s and the long term obligations of which are rated at least “A1” by Moody’s, (3) in the case of such investments with maturities of six (6) months or less, but more than three (3) months, the short term obligations of which are rated in the highest short term rating category by Moody’s and the long term obligations of which are rated at least “Aa3” by Moody’s, and (4) in the case of such investments with maturities of more than six (6) months, the short term obligations of which are rated in the highest short term rating category by Moody’s and the long term obligations of which are rated “Aaa” by Moody’s (or, in each case, if permitted by the related Mortgage Loan, if not rated by Moody’s, otherwise acceptable to Moody’s, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates), and (B) the short-term obligations of such bank or trust company, savings and loan association or savings bank are rated in the highest short-term debt rating category of Fitch (or, in the case of any such Rating Agency, such lower rating as is the subject of a No Downgrade Confirmation) and, if it has a term in excess of six months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by Fitch (or, if not rated by any such Rating Agency, otherwise acceptable to such Rating Agency, and in any such case as confirmed in a No Downgrade Confirmation relating to the Certificates); provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to their maturity;;

(f)           debt obligations with maturities of not more than 365 days, (A)(1) in the case of such investments with maturities of thirty (30) days or less, the short term obligations of which are rated in the highest short term rating category by Moody’s or the long term obligations of which are rated at least “A2” by Moody’s, (2) in the case of such investments with maturities of three (3) months or less, but more than thirty (30) days, the short term obligations of which are rated in the highest short term rating category by

Moody’s and the long term obligations of which are rated at least “A1” by Moody’s, (3) in the case of such investments with maturities of six (6) months or less, but more than three (3) months, the short term obligations of which are rated in the highest short term rating category by Moody’s and the long term obligations of which are rated at least “Aa3” by Moody’s, and (4) in the case of such investments with maturities of more than six (6) months, the short term obligations of which are rated in the highest short term rating category by Moody’s and the long term obligations of which are rated “Aaa” by Moody’s (or, in each case, if permitted by the related Mortgage Loan, if not rated by Moody’s, otherwise acceptable to Moody’s, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates), and (B) the short-term obligations of which are rated in the highest short-term debt rating category of Fitch and, if it has a term in excess of 30 days, the long-term debt obligations of which are rated “AA-” by Fitch or the short-term obligations of which are rated in the highest short-term debt rating category of Fitch (or, in the case of any such Rating Agency, otherwise acceptable to such Rating Agency, and in any such case as confirmed in a No Downgrade Confirmation relating to the Certificates); provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, have its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to its maturity;

(g)           commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days, (A)(1) in the case of such investments with maturities of thirty (30) days or less, the short term obligations of which are rated in the highest short term rating category by Moody’s or the long term obligations of which are rated at least “A2” by Moody’s, (2) in the case of such investments with maturities of three (3) months or less, but more than thirty (30) days, the short term obligations of which are rated in the highest short term rating category by Moody’s and the long term obligations of which are rated at least “A1” by Moody’s, (3) in the case of such investments with maturities of six (6) months or less, but more than three (3) months, the short term obligations of which are rated in the highest short term rating category by Moody’s and the long term obligations of which are rated at least “Aa3” by Moody’s, and (4) in the case of such investments with maturities of more than six (6) months, the short term obligations of which are rated in the highest short term rating category by Moody’s and the long term obligations of which are rated “Aaa” by Moody’s; provided, that, in the case of clauses (2), (3) and (4), investment of funds in any Escrow Account must only be rated “P-1” by Moody’s (or, in each case, if permitted by the related Mortgage Loan, if not rated by Moody’s, otherwise acceptable to Moody’s, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates), and (B) the short-term obligations of which are rated in the highest short-term debt rating category of Fitch and, if it has a term in excess of 30 days, the long-term debt obligations of which are rated “AA-” by Fitch or the short-term obligations of which are rated in the highest short-term debt rating category of Fitch (or, in the case of any such Rating Agency, otherwise acceptable to such Rating Agency, and in any such case as confirmed in a No Downgrade Confirmation relating to the Certificates); provided, however, that each investment described in this clause must (A) have a predetermined fixed dollar amount of principal due at maturity, which cannot vary or change, (B) if bearing a variable rate of interest, have its interest rate tied to a single interest rate index plus a fixed spread (if any) and move proportionately with that index, and (C) not be subject to liquidation prior to their maturity;

(h)           units of taxable money market mutual funds, issued by regulated investment companies, which seek to maintain a constant net asset value per share (including the Federated Prime Obligation Money Market Fund (the “Fund”)) so long as any such fund is rated in the highest short-term unsecured debt ratings category by Fitch and Moody’s (or, if not rated by any such Rating Agency, an equivalent (or higher) rating by any two other NRSROs, which may include Fitch and Moody’s) or otherwise acceptable to such Rating Agency, in any such case as confirmed in a No Downgrade Confirmation relating to the Certificates);

(i)           any other demand, money market or time deposit, demand obligation or any other obligation, security or investment, provided that the Master Servicer, Special Servicer or Certificate Administrator, as applicable, has received a No Downgrade Confirmation relating to the Certificates; and

(j)           such other demand, money market or time deposit, demand obligation or any other obligation, security or investment that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (a) - (h) above, with respect to which a No Downgrade Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such demand, money market or time deposit, demand obligation or any other obligation, security or investment;

provided, however, that no instrument or security shall be a Permitted Investment (a) unless such instrument is a “cash flow investment” earning a passive return in the nature of interest pursuant to Section 860G(a)(6) of the Code or (b) if (i) such instrument or security evidences a right to receive only interest payments or (ii) the right to receive principal and interest payments derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment or (c) if it may be redeemed of a price below the purchase price.  No Permitted Investment may be purchased at a price in excess of par or sold prior to maturity if such sale would result in a loss of principal or a tax on a prohibited transaction under Section 860F of the Code.

“Permitted Special Servicer/Affiliate Fees”: Any commercially reasonable treasury management fees, banking fees, customary title agent fees and insurance commissions or fees and appraisal fees received or retained by the Special Servicer or any of its Affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Loan Combination or REO Property, in each case, in accordance with Article III of this Agreement.

“Permitted Transferee”:  With respect to a Class R or Class LR Certificate, any Person or agent thereof that is a Qualified Institutional Buyer or an Affiliated Person, other than

(a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the Transfer) to the effect that the Transfer of an Ownership Interest in any Class R or Class LR Certificate to such Person will not cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Disqualified Non-U.S. Tax Person, (d) an entity treated as a domestic partnership for U.S. federal income tax purposes, one or more of the direct or indirect beneficial owners (other than through a U.S. corporation) of which is (or is permitted under the applicable partnership agreement to be) a Disqualified Non-U.S. Tax Person, (e) a U.S. Tax Person with respect to whom income on the Residual Certificate is attributable to a fixed base or foreign permanent establishment, within the meaning of an applicable income tax treaty, of such transferee or any other U.S. Tax Person, or (e) a Plan or any Person investing the assets of a Plan.

“Person”:  Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan”:  As defined in Section 5.02(k) of this Agreement.

“Prepayment Assumption”:  The assumption that each Mortgage Loan does not prepay prior to its respective Maturity Date.

“Prepayment Interest Excess”:  With respect to any Distribution Date, with respect to each Mortgage Loan that was subject to a Principal Prepayment in full or in part, or as to which Insurance Proceeds or Condemnation Proceeds, as applicable, were received by the Master Servicer or Special Servicer for application to such Mortgage Loan, in each case after the Due Date in the month of such Distribution Date and on or prior to the related Determination Date, the amount of interest accrued at the Mortgage Rate for such Mortgage Loan on the amount of such Principal Prepayment, or the early recovery of principal included as part of such Insurance Proceeds or Condemnation Proceeds, as the case may be, after the Due Date in the related Collection Period and accruing in the manner set forth in the related Loan Documents, to the extent such interest is collected by the Master Servicer or the Special Servicer (without regard to any Yield Maintenance Charge actually collected).

“Prepayment Interest Shortfall”:  With respect to any Distribution Date, for each Mortgage Loan (excluding the Non-Serviced Mortgage Loan) that was subject to a Principal Prepayment in full or in part and which did not include a full month’s interest, or as to which Insurance Proceeds or Condemnation Proceeds, as applicable, were received by the Master Servicer or Special Servicer for application to such Mortgage Loan, in each case after the Due Date in the calendar month preceding such Distribution Date but prior to the Due Date in the related Collection Period, the amount of interest that would have accrued at the Mortgage Rate (net of the Administrative Fee Rate) for such Mortgage Loan on the amount of such Principal Prepayment, or the early recovery of principal included as part of such Insurance Proceeds or Condemnation Proceeds, as the case may be, together with any Trustee/Certificate Administrator Fees and Operating Advisor Fees for such Mortgage Loan that actually did accrue, during the period commencing on the date as of which such Principal Prepayment, Insurance Proceeds, Liquidation Proceeds or Condemnation Proceeds, as applicable, were applied to the unpaid principal balance of the Mortgage Loan and ending on (and including) the day immediately preceding the Due Date in the related Collection Period (without regard to any Yield Maintenance Charge or Default Interest actually collected).

“Primary Servicing Fee Rate”:  With respect to each Mortgage Loan, a rate per annum equal to the Servicing Fee Rate set forth on Exhibit B to this Agreement, minus the Master Servicing Fee Rate.

“Prime Rate”:  The “Prime Rate” as published in the “Money Rates” section of The Wall Street Journal, Eastern edition (or, if such section or publication is no longer available, such other comparable publication as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time, or, if the “Prime Rate” no longer exists, such other comparable rate (as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time.  The Certificate Administrator shall notify in writing the Master Servicer and the Special Servicer with regard to any determination of the Prime Rate in accordance with the parenthetical in the preceding sentence.

“Principal Distribution Amount”:  For any Distribution Date, an amount equal to (i) the sum of (without duplication):

(a)           the principal component of all scheduled Monthly Payments (other than Balloon Payments) due on the Mortgage Loans (including REO Loans) on the related Due Date (if received prior to the Servicer Remittance Date or advanced);

(b)           the principal component of all Assumed Scheduled Payments due on the related Due Date (if received during the related Collection Period or advanced) with respect to any Mortgage Loan (including an REO Loan) that is delinquent in respect of its Balloon Payment;

(c)           the Stated Principal Balance of each Mortgage Loan (including an REO Loan) that was, during the related Collection Period, repurchased from the Trust Fund in connection with a Breach or Defect pursuant to or as contemplated by Section 2.03 of this Agreement, purchased pursuant to Section 3.16 of this Agreement, or purchased from the Trust Fund pursuant to Section 9.01 of this Agreement;

(d)           the portion of Unscheduled Payments allocable to previously unadvanced principal of any Mortgage Loan (including an REO Loan) that was liquidated during the related Collection Period;

(e)           the principal component of all Balloon Payments and any other principal payment on any Mortgage Loan received on or after the Maturity Date thereof, to the extent received during the related Collection Period and not previously advanced;

(f)           all other Principal Prepayments on Mortgage Loans received in the related Collection Period; and

(g)           any other full or partial recoveries in respect of principal of Mortgage Loans (including REO Loans), including Net Insurance Proceeds, Net Liquidation Proceeds and Net REO Proceeds received during the related Collection Period (net of any related outstanding P&I Advances allocable to principal, but including any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account pursuant to Section 3.06(e) of this Agreement during the related Collection Period), as reduced by (ii) any (1) Nonrecoverable Advances plus interest on such Nonrecoverable Advances that are paid or reimbursed from principal collections on the Mortgage Pool in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date and (2) Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Pool in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date (provided that, in the case of clauses (1) and (2) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Pool are subsequently recovered on the related Mortgage Loan (including an REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the Collection Period in which such recovery occurs).

The principal component of the amounts set forth above shall be determined in accordance with Section 1.02 of this Agreement.

“Principal Prepayment”:  Any payment of principal made by a Borrower on a Mortgage Loan which is received in advance of its scheduled Due Date and that is not accompanied by an amount of interest representing the full amount of scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

“Principals”:  Collectively, the Initial Purchasers and the Underwriters.

“Private Certificate”:  Each of the Class X-A, Class X-B, Class X-C, Class A-3FL, Class A-3FX, Class B, Class C, Class D, Class E, Class F, Class G, Class LR and Class R Certificates.

“Private Global Certificate”:  Each of the Regulation S Global Certificates or Rule 144A Global Certificates with respect to the Class X-A, Class X-B, Class X-C, Class A-3FL, Class A-3FX, Class B, Class C, Class D, Class E, Class F and Class G Certificates if and so long as such class of Certificates is registered in the name of a nominee of the Depository.

“Private Placement Memorandum”:  Means the Private Placement Memorandum, dated April 16, 2013, relating to the offering of the Class X-A, Class X-B, Class X-C, Class A-3FL, Class A-3FX, Class B, Class C, Class D, Class E, Class F, Class G, Class LR and Class R Certificates.

“Privileged Information”:  Any (i) correspondence or other communications between the Directing Holder and the Special Servicer related to any Specially Serviced Loan or the exercise of the consent or consultation rights of the Directing Holder under this Agreement, (ii) strategically sensitive information that the Special Servicer has reasonably determined could compromise the Trust Fund’s position in any ongoing or future negotiations with the related Borrower or other interested party, and (iii) information subject to attorney-client privilege.

“Privileged Information Exception”:  With respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (as evidenced by an Officer’s Certificate delivered to each of the Special Servicer, the Directing Holder with respect to such Mortgage Loan, the Certificate Administrator and the Trustee), required by law to disclose such information.

“Privileged Person”:  The Depositor, each Underwriter, the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Certificate Administrator, the Directing Holder (so long as no Consultation Termination Event has occurred and is continuing), a designee of the Depositor (including any Financial Market Publisher) and any other person who delivers to the Certificate Administrator an Investor Certification.  For purposes of obtaining information or access to the Certificate Administrator’s Website, Privileged Persons who are a Borrower, a Manager, an Affiliate of any of the foregoing or an agent of any Borrower shall be prohibited from obtaining such information or access pursuant to the terms of this Agreement (other than the Distribution Date Statement, the Prospectus Supplement and any reports on Forms 10-D, 10-K and 8-K that have been filed with the SEC).

“Prohibited Party”:  Any proposed Servicing Function Participant (i) that is listed on the Depositor’s Do Not Hire List or (ii) for which the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee that seeks to retain such Servicing Function Participant has actual knowledge obtained by written notice or through actual experience that such party at any point prior to such hiring, assignment or transfer failed to comply with the Servicing Function Participant’s obligations under Regulation AB with respect to the Trust or any other securitization.

“Property Advance”:  As to any Mortgage Loan, any advance made by the Master Servicer or the Trustee, as applicable, in respect of Property Protection Expenses or any out-of-pocket expenses incurred to protect, preserve and enforce the security for a Mortgage Loan or Loan Combination or to pay taxes and assessments or insurance premiums with respect to the related Mortgaged Property, to the extent the making of any such advance is specifically provided for in this Agreement, including, but not limited to, as provided in Section 3.02 and Section 3.21 of this Agreement, as applicable.  Each reference to the payment or reimbursement of a Property Advance shall be deemed to include, whether or not specifically referred to, payment or reimbursement of interest thereon at the Advance Rate.  Notwithstanding anything to the contrary, “Property Advance” shall not include allocable overhead of the Master Servicer or the Special Servicer, as applicable, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses or costs and expenses incurred by any such party in connection with its purchase of a Mortgage Loan or REO Property.  In this definition, the term “Mortgage Loan” shall not include the Non-Serviced Mortgage Loan.

“Property Protection Expenses”:  With respect to any Mortgage Loan, any out-of-pocket costs and expenses incurred by the Master Servicer or the Special Servicer pursuant to

Section 3.04, Section 3.08(a), Section 3.10, Section 3.11, Section 3.15(a), Section 3.15(b), Section 3.15(c), Section 3.16(c) or Section 3.24(a) of this Agreement or indicated herein as being payable as a Property Advance or as a cost or expense of the Trust Fund or the Lower-Tier REMIC or Upper-Tier REMIC to be paid out of the Collection Account.  Notwithstanding anything to the contrary, “Property Protection Expenses” shall not include allocable overhead of the Master Servicer or the Special Servicer, as applicable, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses or costs and expenses incurred by any such party in connection with its purchase of a Mortgage Loan or REO Property.  In this definition, the term “Mortgage Loan” shall not include the Non-Serviced Mortgage Loan.

“Prospectus”:  The Depositor’s Prospectus, dated April 3, 2013, as supplemented by the Prospectus Supplement, relating to the offering of the Publicly Offered Certificates.

“Prospectus Supplement”:  That certain prospectus supplement dated April 11, 2013, relating to the Publicly-Offered Certificates, that is a supplement to the Prospectus.

“PTCE”:  Prohibited Transaction Class Exemption.

“Publicly Offered Certificates”:  Each of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB and Class A-S Certificates.

“Publicly Offered Global Certificates”:  Each of the Publicly Offered Certificates, if and so long as the applicable Class of Publicly Offered Certificates is registered in the name of the Depository.

“Purchase Price”:  With respect to any Mortgage Loan (or REO Property), a cash price equal to the aggregate of (a) the outstanding principal balance of such Mortgage Loan (or the related REO Mortgage Loan) as of the date of purchase less any portion of any Loss of Value Payment then on deposit in the Loss of Value Reserve Fund attributable to such Mortgage Loan (or REO Property), (b) all accrued and unpaid interest on such Mortgage Loan (or the related REO Mortgage Loan) at the related Mortgage Rate to, but not including, the Due Date occurring in the Collection Period during which the applicable purchase or repurchase occurs (exclusive, however, of any portion of such accrued but unpaid interest that represents Default Interest), (c) all related unreimbursed Property Advances (together with Unliquidated Advances in respect of prior Property Advances) together with any unpaid Advance Interest Amount on all related Property Advances (without duplication with Unliquidated Advances described in the immediately preceding parenthetical clause) that were previously reimbursed out of collections on other Mortgage Loans and/or REO Properties relating to other Mortgage Loans, if any, (d) all accrued and unpaid Advance Interest Amount with respect to any related P&I Advances made with respect to the subject Mortgage Loan or related REO Loan.

“Qualified Affiliate”:  Any Person (a) that is organized and doing business under the laws of any state of the United States or the District of Columbia, (b) that is in the business of performing the duties of a servicer of commercial mortgage loans, and (c) as to which 50% or greater of its outstanding voting stock or equity ownership interest are directly or indirectly owned by the Master Servicer or the Special Servicer, as applicable, or by any Person or Persons who directly or indirectly own equity ownership interests in the Master Servicer or the Special Servicer, as applicable.

“Qualified Institutional Buyer”:  A “qualified institutional buyer” within the meaning of Rule 144A.

“Qualified Insurer”:  As used in Section 3.08 of this Agreement,

(i)        in the case of each Mortgage Loan (excluding the Non-Serviced Mortgage Loan), an insurance company or security or bonding company qualified to write the related insurance policy in the relevant jurisdiction and whose claims paying ability is rated at least (1) “A-” by Fitch (or, if not rated by Fitch, an equivalent rating (or higher) by (A) any two other NRSROs, or (B) one other NRSRO and AM Best) and (2) “A3” by Moody’s (or, if not rated by Moody’s, at least “A” by S&P), and

(ii)       in the case of the fidelity bond and the errors and omissions insurance required to be maintained pursuant to Section 3.08(d) of this Agreement, a company that shall have a claim paying ability with any one of the following ratings: (1) “A-” or better by Fitch, (2) “A3” or better by Moody’s, (3) “A-” or better by S&P and/or (4) “A:X” or better by A.M. Best, unless in any such case the related Rating Agency has provided a No Downgrade Confirmation relating to the Certificates (subject to the foregoing exceptions).

“Qualified Mortgage”:  A Mortgage Loan that is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats a defective obligation as a qualified mortgage), or any substantially similar successor provision.

“Qualifying Substitute Mortgage Loan”:  A mortgage loan which must, on the date of substitution:  (i) have an outstanding Stated Principal Balance, after application of all scheduled payments of principal and/or interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the Removed Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a Mortgage Rate not less than the Mortgage Rate of the Removed Mortgage Loan; (iii) have the same Due Date as the Removed Mortgage Loan; (iv) accrue interest on the same basis as the Removed Mortgage Loan (for example, on the basis of a 360-day year and the actual number of days elapsed); (v) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the Removed Mortgage Loan; (vi) have an original loan to value ratio not higher than that of the Removed Mortgage Loan and a current loan to value ratio not higher than the then current loan-to-value ratio of the Removed Mortgage Loan; (vii) materially comply as of the date of substitution with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (viii) have an Environmental Report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Servicing File; (ix) have an original Debt Service Coverage Ratio of not less than the original Debt Service Coverage Ratio of the Removed Mortgage Loan and a current Debt Service

Coverage Ratio of not less than the current Debt Service Coverage Ratio of the Removed Mortgage Loan; (x) be determined by an Opinion of Counsel (at the applicable Mortgage Loan Seller’s expense) to be a “qualified replacement mortgage” within the meaning of Section 860G(a)(4) of the Code; (xi) not have a maturity date after the date that is three years prior to the Rated Final Distribution Date; (xii) not be substituted for a Removed Mortgage Loan unless the Certificate Administrator and the Trustee has received prior No Downgrade Confirmation from each Rating Agency (the cost, if any, of obtaining such No Downgrade Confirmation to be paid by the applicable Mortgage Loan Seller; (xiii) have been approved by the Controlling Class Representative (for so long as no Control Termination Event has occurred and is continuing); (xiv) prohibit defeasance within two years after the Closing Date; and (xv) not be substituted for a Removed Mortgage Loan if it would result in the termination of the REMIC status of either Trust REMIC or the imposition of tax on either such Trust REMIC other than a tax on income expressly permitted or contemplated to be received by the terms of this Agreement, as determined by an Opinion of Counsel.  In the event that one or more mortgage loans are substituted for one or more Removed Mortgage Loans, then the amounts described in clause (i) shall be determined on the basis of aggregate Stated Principal Balances and the rates described in clause (ii) above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis; provided that no individual Mortgage Rate shall be lower than the highest Pass-Through Rate (that is a fixed rate not subject to a cap equal to the Weighted Average Net Mortgage Pass-Through Rate) of any Class of Sequential Pay Certificates (other than the Class A-3FL and Class A-3FX Certificates) or the Class A-3FL Regular Interest having an outstanding Certificate Balance.  When a Qualifying Substitute Mortgage Loan is substituted for a Removed Mortgage Loan, the applicable Mortgage Loan Seller shall certify that the Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Certificate Administrator, the Operating Advisor, the Trustee and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Holder.

“Rated Final Distribution Date”:  The Distribution Date in April 2046.

“Rating Agency”:  With respect to any matter affecting any Mortgage Loan or any Class of Certificates, any of Fitch, KBRA and Moody’s.

“Rating Agency Declination”:  As defined in the definition of “No Downgrade Confirmation” in this Agreement.

“Rating Agency Q&A Forum and Document Request Tool”:  As defined in Section 3.14(d) of this Agreement.

“Rating Agency Trigger Event”:  The Swap Counterparty’s long-term rating either falls below (i) “BBB-” by Fitch or (ii) “Baa3” by Moody’s.

“RCMC Indemnification Agreement”:  The Indemnification Agreement, dated April 11, 2013, among the Depositor, RCMC and the Principals.

“RCMC Mortgage Loan”:  The Mortgage Loan transferred and assigned to the Depositor pursuant to the RCMC Purchase Agreement.

“RCMC Purchase Agreement”:  The Mortgage Loan Purchase Agreement, dated and effective April 25, 2013, between RCMC and the Depositor.

“Real Property”:  Land or improvements thereon such as buildings or other inherently permanent structures thereon (including items that are structural components of the buildings or structures), in each such case as such terms are used in the REMIC Provisions.

“Realized Loss”:  With respect to any Distribution Date, the amount, if any, by which (i) the aggregate Certificate Balance of the Sequential Pay Certificates (other than the Class A-3FL and Class A-3FX Certificates) and the Class A-3FL Regular Interest after giving effect to distributions of principal on such Distribution Date exceeds (ii) the aggregate Stated Principal Balance of the Mortgage Pool that will be outstanding immediately following such Distribution Date (for purposes of this calculation only, not giving effect to any reductions of the Stated Principal Balance for principal payments received on the Mortgage Loans in the Mortgage Pool that were used to reimburse the Master Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances).

“Reassignment of Assignment of Leases, Rents and Profits”:  As defined in Section 2.01(a)(viii) of this Agreement.

“Record Date”:  With respect to each Distribution Date, the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs.

“Regular Certificates”:  The Class A-1, Class A-2, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-SB, Class A-S, Class X-A, Class X-B, Class X-C, Class B, Class C, Class D, Class E, Class F and Class G Certificates.

“Regular Interest”:  The Class A-3FL Regular Interest.

“Regulation AB”:  Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100-229.1123, as such rules may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506-1,631 (Jan. 7, 2005)) or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

“Regulation D”:  Regulation D under the Securities Act.

“Regulation S”:  Regulation S under the Securities Act.

“Regulation S Global Certificate”:  With respect to any Class of Private Certificates (excluding the Class LR and Class R Certificates) held in whole or in part in book-entry form and offered and sold outside of the United States in reliance on Regulation S, a single global Certificate, or multiple global Certificates collectively, in definitive, fully registered form without interest coupon, each of which Certificates bears a Regulation S Legend.

“Regulation S Investor”:  With respect to a transferee of an interest in a Regulation S Global Certificate, a transferee that acquires such interest pursuant to Regulation S.

“Regulation S Legend”:  With respect to any Class of Private Certificates (excluding the Class LR and Class R Certificates) offered and sold outside the United States in reliance on Regulation S, a legend generally to the effect that such Certificates may not be offered, sold, pledged or otherwise transferred in the United States or to a United States Securities Person prior to the Release Date except pursuant to an exemption from the registration requirements of the Securities Act.

“Regulation S Transfer Certificate”:  As defined in Section 5.02(c)(i)(B) of this Agreement.

“Relevant Servicing Criteria”:  The Servicing Criteria applicable to each Reporting Servicer (as set forth, with respect to the Master Servicer and the Special Servicer, on Schedule II to this Agreement).  For clarification purposes, multiple Reporting Servicers can have responsibility for the same Relevant Servicing Criteria and some of the Servicing Criteria will not be applicable to certain Reporting Servicers.  With respect to a Servicing Function Participant engaged by the Master Servicer or the Special Servicer, the term “Relevant Servicing Criteria” refers to the items of the Relevant Servicing Criteria applicable to the Master Servicer or the Special Servicer that engaged such Servicing Function Participant that are applicable to such Servicing Function Participant based on the functions it has been engaged to perform.

“REMIC”:  A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code and the REMIC Provisions.

“REMIC Provisions”:  Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through 860G of subchapter M of chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“Removed Mortgage Loan”:  A Mortgage Loan which is repurchased from the Trust Fund or as to which one or more Qualifying Substitute Mortgage Loans are substituted, in either case pursuant to the terms of the related Mortgage Loan Purchase Agreement and this Agreement.

“Rents from Real Property”:  With respect to any REO Property, gross income of the character described in Section 856(d) of the Code, which income, subject to the terms and conditions of that Section of the Code in its present form, does not include:

(a)           except as provided in Section 856(d)(4) or (6) of the Code, any amount received or accrued, directly or indirectly, with respect to such REO Property, if the determination of such amount depends in whole or in part on the income or profits derived by any Person from such property (unless such amount is a fixed percentage or percentages of receipts or sales and otherwise constitutes Rents from Real Property);

(b)           any amount received or accrued, directly or indirectly, from any Person if the Trust Fund owns directly or indirectly (including by attribution) a ten percent or greater interest in such Person determined in accordance with Sections 856(d)(2)(B) and (d)(5) of the Code;

(c)           any amount received or accrued, directly or indirectly, with respect to such REO Property if any Person Directly Operates such REO Property;

(d)           any amount charged for services that are not customarily furnished in connection with the rental of property to tenants in buildings of a similar class in the same geographic market as such REO Property within the meaning of Treasury Regulations Section 1.856-4(b)(1) (whether or not such charges are separately stated); and

(e)           rent attributable to personal property unless such personal property is leased under, or in connection with, the lease of such REO Property and, for any taxable year of the Trust Fund, such rent is no greater than 15 percent of the total rent received or accrued under, or in connection with, the lease.

“REO Account”:  As defined in Section 3.15(b) of this Agreement.

“REO Loan”:  Any Mortgage Loan as to which the related Mortgaged Property has become an REO Property.

“REO Proceeds”:  With respect to any REO Property and the related REO Loan, all revenues received by the Special Servicer with respect to such REO Property or REO Loan which do not constitute proceeds in connection with the sale of such REO Property.

“REO Property”:  A Mortgaged Property title to which has been acquired by the Special Servicer on behalf of the Trust Fund through foreclosure, deed in lieu of foreclosure or otherwise, or in the case of the Non-Serviced Mortgage Loan, the Trust Fund’s beneficial interest in the related Mortgaged Property acquired by the UBS-Barclays 2013-C5 Trustee pursuant to the UBS-Barclays 2013-C5 Pooling and Servicing Agreement.

“Replacement Mortgage Loan”:  Any Qualifying Substitute Mortgage Loan that is substituted for one or more Removed Mortgage Loans.

“Reportable Event”:  As defined in Section 10.09 of this Agreement.

“Reporting Servicer”:  As defined in Section 10.12 of this Agreement.

“Repurchase Communication”:  For purposes of Section 2.03(d) of this Agreement only, any communication, whether oral or written, which need not be in any specific form.

“Repurchase Price”:  With respect to any Mortgage Loan to be repurchased or purchased pursuant to or as contemplated by Section 2.03(e) of this Agreement, or any Specially Serviced Loan or any REO Loan to be sold pursuant to Section 3.16 of this Agreement, an amount, calculated by the Master Servicer or the Special Servicer, as applicable, equal to:

(a)           the outstanding principal balance of such Mortgage Loan as of the date of purchase; plus

(b)           all accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time to but not including the immediately succeeding Due Date after such purchase, but excluding any yield maintenance or other prepayment penalty; plus

(c)           all related unreimbursed Property Advances plus accrued and unpaid interest on related Advances at the Advance Rate, and all Special Servicing Fees and Workout Fees allocable to such Mortgage Loan; plus

(d)           any Liquidation Fee due pursuant to Section 3.12 of this Agreement allocable to such Mortgage Loan; plus

(e)           all Additional Trust Fund Expenses allocable to such Mortgage Loan; plus

(f)            if such Mortgage Loan (or related REO loan) is being purchased by a Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement, to the extent not otherwise included in the amount described in clause (c) of this definition, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Breach or Defect giving rise to the repurchase obligation, including any such expenses arising out of the enforcement of the repurchase obligation, including, without duplication, any such expenses previously reimbursed from the Collection Account, plus accrued and unpaid interest thereon at the Advance Rate, to the extent payable to the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee.

“Repurchase Request”:  As defined in Section 2.03(d) of this Agreement.

“Repurchase Request Recipient”:  As defined in Section 2.03(d) of this Agreement.

“Repurchase Request Withdrawal”:  As defined in Section 2.03(d) of this Agreement.

“Request for Release”:  A request for a release signed by a Servicing Officer, substantially in the form of Exhibit E to this Agreement.

“Requesting Party”:  As defined in Section 3.30(a) of this Agreement.

“Reserve Accounts”:  With respect to any Mortgage Loan, reserve accounts, if any, established pursuant to the Mortgage or the Loan Agreement and any Escrow Account.  Any Reserve Account may be a sub-account of a related Cash Collateral Account.  Any Reserve Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan and Section 3.07 of this Agreement, which Person shall be taxed on all reinvestment income or gain thereon.  The Master Servicer shall be permitted to make withdrawals therefrom for deposit into the related Cash Collateral Account, if applicable, or the Collection Account or for the purposes set forth under the related Loan Documents for the related Mortgage Loan.  In this definition, the term “Mortgage Loan” shall not include the Non-Serviced Mortgage Loan.

“Residual Certificates”:  The Class R and Class LR Certificates, collectively.

“Resolution Extension Period” shall mean:

(a)           for purposes of remediating a Material Breach with respect to any Mortgage Loan, the 90-day period following the end of the applicable Initial Resolution Period;

(b)           for purposes of remediating a Material Defect with respect to any Mortgage Loan that is not a Specially Serviced Loan at the commencement of, and does not become a Specially Serviced Loan during, the applicable Initial Resolution Period, the period commencing at the end of the applicable Initial Resolution Period and ending on, and including, the earlier of (i) the 90th day following the end of such Initial Resolution Period and (ii) the 45th day following the applicable Mortgage Loan Seller’s receipt of written notice from the Master Servicer or the Special Servicer of the occurrence of any Servicing Transfer Event with respect to such Mortgage Loan subsequent to the end of such Initial Resolution Period;

(c)           for purposes of remediating a Material Defect with respect to any Mortgage Loan that is a not a Specially Serviced Loan as of the commencement of the applicable Initial Resolution Period, but as to which a Servicing Transfer Event occurs during such Initial Resolution Period, the period commencing at the end of the applicable Initial Resolution Period and ending on, and including, the 90th day following the earlier of the end of such Initial Resolution Period and the applicable Mortgage Loan Seller’s receipt of written notice from the Master Servicer or the Special Servicer of the occurrence of such Servicing Transfer Event; and

(d)           for purposes of remediating a Material Defect with respect to any Mortgage Loan that is a Specially Serviced Loan as of the commencement of the applicable Initial Resolution Period, zero (-0-) days; provided that, if the applicable Mortgage Loan Seller did not receive written notice from the Master Servicer or the Special Servicer of the relevant Servicing Transfer Event as of the commencement of the applicable Initial Resolution Period, then such Servicing Transfer Event shall be deemed to have occurred during such Initial Resolution Period and clause (c) of this definition will be deemed to apply.

“Responsible Officer”:  When used with respect to the Trustee or the Certificate Administrator, any officer of the Trustee or the Certificate Administrator, as the case may be, assigned to the Corporate Trust Office of such party; in each case, with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a

Responsible Officer, such an officer whose name and specimen signature appears on a list of corporate trust officers furnished to the Master Servicer by the Trustee and the Certificate Administrator, as such list may from time to time be amended.  When used with respect to the Operating Advisor, any officer or authorized signatory of the Operating Advisor.

“Restricted Certificate”:  As defined in Section 5.02(k) of this Agreement.

“Restricted Period”:  The 40-day period prescribed by Regulation S commencing on the later of (a) the date upon which the Certificates are first offered to persons other than the Initial Purchasers and any other distributor (as defined in Regulation S) of the Certificates and (b) the Closing Date.

“Rule 15Ga-1”:  Rule 15Ga-1 under the Exchange Act.

“Rule 17g-5”:  Rule 17g-5 under the Exchange Act.

“Rule 144A”:  Rule 144A under the Securities Act.

“Rule 144A Global Certificate”:  With respect to any Class of Private Certificates (excluding the Class R and Class LR Certificates) held in whole or in part in book-entry form, a single global Certificate, or multiple global Certificates collectively, registered in the name of the Depository or its nominee, in definitive, fully registered form without interest coupons, each of which Certificates bears a Qualified Institutional Buyer CUSIP number and does not bear a Regulation S Legend.

“S&P”:  Standard and Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or its successor in interest.

“Santa Anita Mall Co-Lender Agreement”:  That certain Co-Lender Agreement, dated as of February 28, 2013, by and between UBS Real Estate Securities Inc., as Initial Lead Lender, and UBS Real Estate Securities Inc., as Initial Non-Lead Lender, as from time to time amended, supplemented or modified.

“Santa Anita Mall Mortgage Loan”:  As defined in the Preliminary Statement.

“Santa Anita Mall Pari Passu Companion Loan”:  As defined in the Preliminary Statement.

“Santa Anita Mall Pari Passu Loan Combination”:  As defined in the Preliminary Statement.

“Santa Anita Mall Pari Passu Companion Loan Noteholder”:  The holder of the Note for the Santa Anita Mall Pari Passu Companion Loan.

“Sarbanes-Oxley Act”:  The Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder (including any interpretations thereof by the SEC’s staff).

“Sarbanes-Oxley Certification”:  As defined in Section 10.08 of this Agreement.

“SEC”:  The U.S. Securities and Exchange Commission.

“Securities Act”:  The Securities Act of 1933, as it may be amended from time to time.

“Securities Legend”:  As defined in Section 5.02(c)(iii) of this Agreement.

“Sequential Pay Certificates”:  The Class A-1, Class A-2, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates.

“Service(s)(ing)”:  In accordance with Regulation AB, the act of servicing and administering the Mortgage Loans or any other assets of the Trust by an entity that meets the definition of “servicer” set forth in Item 1101 of Regulation AB and is referenced in the disclosure requirements set forth in Item 1108 of Regulation AB.  For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the commercial mortgage-backed securities market.

“Servicer”:  As defined in Section 10.17 of this Agreement.

“Servicer Notice”:  As defined in Section 10.17 of this Agreement.

“Servicer Remittance Date”:  With respect to any Distribution Date, the Business Day preceding such Distribution Date.

“Servicer Termination Event”:  A Master Servicer Termination Event or Special Servicer Event Termination Event, as applicable.

“Servicing Compensation”:  With respect to any Collection Period and the related Distribution Date, the related Servicing Fee, Net Prepayment Interest Excess, if any, and any other fees, charges or other amounts payable to the Master Servicer under this Agreement for such period.

“Servicing Criteria”:  The criteria set forth in paragraph (d) of Item 1122 of Regulation AB as such may be amended from time to time.

“Servicing Fee”:  With respect to each Mortgage Loan and for any Distribution Date, an amount accrued during the one-month loan interest accrual period for the immediately preceding related Due Date at the respective Servicing Fee Rate (or, with respect to the Non-Serviced Mortgage Loan, the Master Servicing Fee Rate) on the Stated Principal Balance of such Mortgage Loan as of the Due Date in the Collection Period related to such Distribution Date (without giving effect to payments of principal on such Mortgage Loan on such Due Date).  The Servicing Fee shall be calculated in accordance with the provisions of Section 1.02(a) of this Agreement.  In connection with any Principal Prepayment with respect to a Mortgage Loan during a Collection Period on a day other than its Due Date, the Servicing Fee on the amount of such Principal Prepayment for the related Distribution Date shall only accrue through the date of such Principal Prepayment unless the related Borrower is required to pay a full month of interest in connection with such Principal Prepayment in accordance with the terms of the related Loan

Documents.  For the avoidance of doubt, the Servicing Fee with respect to each Mortgage Loan shall be deemed payable from the Lower-Tier REMIC.

“Servicing Fee Amount”:  With respect to the Master Servicer and any date of determination, the aggregate of the products obtained by multiplying, for each Mortgage Loan, (a) the Stated Principal Balance of such Mortgage Loan as of the end of the immediately preceding Collection Period and (b) the difference between the Servicing Fee Rate for such Mortgage Loan over the servicing fee rate (if any) applicable to such Mortgage Loan as specified in any Sub-Servicing Agreement related to such Mortgage Loan.  With respect to each Sub-Servicer or Mortgage Loan Seller Sub-Servicer and any date of determination, the aggregate of the products obtained by multiplying, for each Mortgage Loan serviced by such Sub-Servicer or Mortgage Loan Seller Sub-Servicer, (a) the Stated Principal Balance of such Mortgage Loan as of the end of the immediately preceding Collection Period and (b) the servicing fee rate specified in the related Sub-Servicing Agreement for such Mortgage Loan.

“Servicing Fee Rate”:  With respect to each Mortgage Loan, the sum of the Master Servicing Fee Rate and the related Primary Servicing Fee Rate, if any, which sum is set forth on Exhibit B to this Agreement.

“Servicing File”:  As defined in the related Mortgage Loan Purchase Agreement.

“Servicing Function Participant”:  Any Person, other than the Master Servicer, the Special Servicer or the Operating Advisor, that, within the meaning of Item 1122 of Regulation AB, is performing activities that address the Servicing Criteria, unless such Person’s activities relate only to 5% or less of the Mortgage Loans (based on their Stated Principal Balance) or the Master Servicer has assumed responsibility for the servicing activity, as provided for under Regulation AB.

“Servicing Officer”:  Any officer or employee of the Master Servicer or the Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Mortgage Loans, or this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s or employee’s knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Certificate Administrator, the Operating Advisor and the Trustee by the Master Servicer or the Special Servicer, as applicable, as such list may from time to time be amended.

“Servicing Standard”:  With respect to the Master Servicer (with respect to the Mortgage Loans) and the Special Servicer (with respect to the Specially Serviced Loans and REO Loans), to diligently service and administer the Mortgage Loans, Specially Serviced Loans and REO Loans for which each is responsible in the Certificateholders’ Best Interests, as determined by the Master Servicer or the Special Servicer, as the case may be, in the exercise of its reasonable judgment in accordance with applicable law, the terms of this Agreement, the terms of the related Co-Lender Agreement, as applicable, and the applicable Mortgage Loans and to the extent not inconsistent with the foregoing, in accordance with the higher of the following standards of care:

(a)           the same manner in which, and with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial and multifamily mortgage loan servicers servicing their own mortgage loans with a view to the timely recovery of all payments of principal and interest under the applicable Mortgage Loans or, in the case of Defaulted Mortgage Loans, the maximization of timely recovery of principal and interest on a net present value basis (determined in accordance with the Loan Documents or, in the event the Loan Documents are silent, at the Calculation Rate) on the applicable Mortgage Loans, and in the best interests of the Trust and in the Certificateholders’ Best Interests, as determined by the Master Servicer or the Special Servicer, as the case may be, in its reasonable judgment); and

(b)           the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers commercial and multifamily mortgage loans owned, if any, by the Master Servicer or the Special Servicer, as the case may be, with a view to the timely recovery of all payments of principal and interest under the applicable Mortgage Loans or, in the case of Defaulted Mortgage Loans, the maximization of timely recovery of principal and interest on a net present value basis (determined in accordance with the Loan Documents or, in the event the Loan Documents are silent, at the Calculation Rate) on the applicable Mortgage Loans, and in the best interests of the Trust and in the Certificateholders’ Best Interests, as determined by the Master Servicer or the Special Servicer, as the case may be, in its reasonable judgment), but without regard to any potential conflict of interest arising from (a) any relationship that the Master Servicer or the Special Servicer, as the case may be, or any Affiliate of the Master Servicer or the Special Servicer, may have with the related Borrower, any Mortgage Loan Seller, any other party to this Agreement or any Affiliate of the foregoing; (b) the ownership of any Certificate by the Master Servicer or the Special Servicer, as the case may be, or any Affiliate of the Master Servicer or the Special Servicer; (c) the Master Servicer’s obligation to make Advances; (d) the Master Servicer’s or the Special Servicer’s, as the case may be, right to receive compensation for its services hereunder or with respect to any particular transaction; (e) the ownership, servicing or management for others of any other mortgage loans or mortgaged properties by the Master Servicer or the Special Servicer or any Affiliate of the Master Servicer or the Special Servicer, as applicable; (f) any debt that the Master Servicer or the Special Servicer or any Affiliate of the Master Servicer or the Special Servicer, as applicable, has extended to any Borrower or an Affiliate of any Borrower (including, without limitation, any mezzanine financing); and (g) any obligation of the Master Servicer or any Affiliate thereof, to repurchase or substitute for a Mortgage Loan as Mortgage Loan Seller (if the Master Servicer or any Affiliate thereof is a Mortgage Loan Seller).

“Servicing Transfer Event”:  An event specified in the definition of Specially Serviced Loan.

“Significant Obligor”:  Any “Significant Obligor” within the meaning of Item 1101(k) of Regulation AB.

“Similar Law”:  As defined in Section 5.02(k) of this Agreement.

“Small Loan Appraisal Estimate”:  With respect to any Mortgage Loan having a Stated Principal Balance of less than $2,000,000, the Special Servicer’s good faith estimate of the value of the Mortgaged Property securing such Mortgage Loan, as certified to the Master Servicer by the Special Servicer.

“Sole Certificateholder”:  Any Holder (or Holders, provided they act in unanimity) holding 100% of the then outstanding Certificates (excluding the Class R and Class LR Certificates) or an assignment of the Voting Rights thereof; provided, however, that the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero.

“Special Notice”:  Any (a) notice transmitted to Certificateholders pursuant to Section 5.05(c) of this Agreement, (b) notice of any request by at least 25% of the Voting Rights allocable to the Sequential Pay Certificates (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the various Classes of the Sequential Pay Certificates pursuant to Section 4.08 of this Agreement) to terminate and replace the Special Servicer pursuant to Section 3.22(e) of this Agreement, (c) notice of any request by at least 15% of the Voting Rights of the Certificates to terminate and replace the Operating Advisor pursuant to Section 7.07(b) of this Agreement and (d) notice transmitted to Certificateholders pursuant to Section 3.22(d) of this Agreement.

“Special Servicer”:  Rialto Capital Advisors, LLC, a Delaware limited liability company, in its capacity as Special Servicer, or its successor in interest, or any successor special servicer appointed as provided in Section 3.22 of this Agreement.  In the event there is more than one Special Servicer administering Specially Serviced Loans hereunder, each reference in this Agreement to the “Special Servicer” shall be construed to apply to the Special Servicer then servicing that particular Mortgage Loan.

“Special Servicer Termination Event”:  As defined in Section 7.01(b) of this Agreement.

“Special Servicing Compensation”:  With respect to any Mortgage Loan, any of the Special Servicing Fee, Workout Fee, Liquidation Fee and any other fees, charges or other amounts which shall be due to the Special Servicer that are expressly provided for in Section 3.12 of this Agreement.  In this definition, the term “Mortgage Loan” shall not include the Non-Serviced Mortgage Loan.

“Special Servicing Fee”:  With respect to each Specially Serviced Loan (or REO Loan) for each calendar month (or portion thereof), the amount accrued at the Special Servicing Fee Rate (determined using the same interest accrual methodology that is applied with respect to the Mortgage Rate for such Specially Serviced Loan (or REO Loan) for such month) on the Stated Principal Balance of such Specially Serviced Loan as of the Due Date (without giving effect to payments of principal on such Specially Serviced Loan or REO Loan on such Due Date) in the Collection Period related to such Distribution Date (or, in the event that a Principal Prepayment in full or an event described in clauses (i)-(vii) under the definition of Liquidation

Proceeds has occurred with respect to any such Specially Serviced Loan or REO Loan on a date that is not a Due Date, on the basis of the actual number of days to elapse from and including the most recently preceding related Due Date to but excluding the date of such Principal Prepayment or event in a month consisting of 30 days).  For the avoidance of doubt, the Special Servicing Fee with respect to each Mortgage Loan shall be deemed payable from the Lower-Tier REMIC.  In this definition, the term “Mortgage Loan” shall not include the Non-Serviced Mortgage Loan.

“Special Servicing Fee Rate”:  A rate equal to 0.25% per annum.

“Specially Serviced Loan”:  Subject to Section 3.23 of this Agreement, any Mortgage Loan with respect to which:

(a)           either (i) with respect to such Mortgage Loan other than a Balloon Loan, a payment default shall have occurred on such Mortgage Loan at its Maturity Date or, if the Maturity Date of such Mortgage Loan has been extended in accordance herewith, a payment default occurs on such Mortgage Loan at its extended Maturity Date or (ii) with respect to a Balloon Loan, a payment default shall have occurred with respect to the related Balloon Payment; provided, however, that if (A) the related Borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the Master Servicer, who shall promptly deliver a copy to the Special Servicer, the Operating Advisor and the Directing Holder (for so long as no Consultation Termination Event has occurred and is continuing) within 30 days after such default), (B) the related Borrower continues to make its Assumed Scheduled Payment, (C) no other Servicing Transfer Event shall have occurred with respect to such Mortgage Loan and (D) the Directing Holder (for so long as no Control Termination Event has occurred and is continuing) consents, a Servicing Transfer Event will not occur until 60 days beyond the related Maturity Date, unless extended by the Special Servicer in accordance with the Loan Documents or this Agreement; and provided, further, if the related Borrower delivers to the Master Servicer, who shall have promptly delivered a copy to the Special Servicer, the Operating Advisor and the Directing Holder (for so long as no Consultation Termination Event has occurred and is continuing), on or before the 60th day after the related Maturity Date, a refinancing commitment reasonably acceptable to the Special Servicer, and such Borrower continues to make its Assumed Scheduled Payments (and no other Servicing Transfer Event shall have occurred with respect to that Mortgage Loan), a Servicing Transfer Event will not occur until the earlier of (1) 120 days beyond the related Maturity Date or extended Maturity Date and (2) the termination of the refinancing commitment;

(b)           any Monthly Payment (other than a Balloon Payment), or any amount due on a monthly basis as an Escrow Payment or reserve funds, is 60 days or more delinquent;

(c)           the date upon which the Master Servicer or Special Servicer (and, in the case of a determination by the Special Servicer, with the consent of the Directing Holder (for so long as no Control Termination Event has occurred and is continuing)) determines in its reasonable business judgment, exercised in accordance with the Servicing Standard, that (x) a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or (y) any other default that is likely to impair the use or marketability of the related Mortgaged Property or the value of the Mortgaged Property as security for the Mortgage Loan is reasonably foreseeable or there is a significant risk of such default, which monetary or other default, in either case, would likely continue unremedied beyond the applicable grace period (or, if no grace period is specified, for a period of 60 days) and is not likely to be cured by the related Borrower within 60 days or, except as provided in clause (a)(ii) above, in the case of a Balloon Payment, for at least 30 days;

(d)           the date upon which the related Borrower has become a subject of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs;

(e)           the date on which the related Borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Borrower of or relating to all or substantially all of its property;

(f)           the date on which the related Borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

(g)           any default, of which the Master Servicer or Special Servicer has notice (other than a failure by such related Borrower to pay principal or interest) and which in the opinion of the Master Servicer or Special Servicer (in the case of the Special Servicer, with the consent of the Directing Holder (for so long as no Control Termination Event has occurred and is continuing)) materially and adversely affects the interests of the Certificateholders occurs and remains unremedied for the applicable grace period specified in the Loan Documents for such Mortgage Loan (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

(h)           the date of which the Master Servicer or Special Servicer receives notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property;

provided, however, that such Mortgage Loan will cease to be a Specially Serviced Loan (whereupon it will become a “Corrected Mortgage Loan”) (i) with respect to the circumstances described in clauses (a) and (b) above, when the related Borrower thereunder has brought such Mortgage Loan current and thereafter made three consecutive full and timely Monthly Payments, including pursuant to any workout of such Mortgage Loan, (ii) with respect to the circumstances described in clauses (c), (d), (e), (f) and (h) above, when such circumstances cease to exist in the good faith judgment of the Special Servicer, or (iii) with respect to the circumstances described in clause (g) above, when such default is cured (as determined by the Special Servicer in accordance with the Servicing Standard) or waived by the Special Servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause such Mortgage Loan to continue to be characterized as a Specially Serviced Loan.

In this definition, the term “Mortgage Loan” shall not include the Non-Serviced Mortgage Loan.

If a “Servicing Transfer Event” exists with respect to the Non-Serviced Companion Loan under the UBS-Barclays 2013-C5 Pooling and Servicing Agreement, then it will also be deemed to exist with respect to the Non-Serviced Mortgage Loan.  If any Mortgage Loan in a group of Cross-Collateralized Mortgage Loans becomes a Specially Serviced Loan, each other Mortgage Loan in such group of Cross-Collateralized Mortgage Loans shall also become a Specially Serviced Loan.

“Startup Day”:  In the case of the Upper-Tier REMIC and Lower-Tier REMIC, the day designated as such pursuant to Section 2.06(a) of this Agreement.

“Stated Principal Balance”:  With respect to any Mortgage Loan (including an REO Loan), on any date of determination, the principal balance as of the Cut-off Date of such Mortgage Loan (or in the case of a Replacement Mortgage Loan, the outstanding principal balance as of the related date of substitution and after application of all scheduled payments of principal and interest due on or before the related Due Date in the month of substitution, whether or not received), as reduced (to not less than zero) on each Distribution Date by (i) all payments (or P&I Advances in lieu thereof) of, and all other collections allocated as provided in Section 1.02 of this Agreement to, previously unadvanced principal of or with respect to such Mortgage Loan that are distributed to Certificateholders on such Distribution Date (or, if such amounts had not been applied to any other payments required under this Agreement, would have been distributed thereto) on such Distribution Date, and (ii) any principal forgiven and other principal losses realized in respect of such Mortgage Loan during the related Collection Period.

A Mortgage Loan or any related REO Loan shall be deemed to be part of the Trust Fund and to have an outstanding Stated Principal Balance until the Distribution Date on which any final Liquidation Proceeds are to be (or, if no such Liquidation Proceeds are received, would have been) distributed to Certificateholders.  The Stated Principal Balance of any Mortgage Loan with respect to which the Master Servicer or Special Servicer has made a Final Recovery Determination shall be zero as of the first Distribution Date following the Collection Period in which such Final Recovery Determination Date is made.

“Subcontractor”:  Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, an Additional Servicer, a Sub-Servicer or a Servicing Function Participant.

“Substitution Shortfall Amount”:  In connection with the substitution of one or more Replacement Mortgage Loans for one or more Removed Mortgage Loans, the amount, if any, by which the Repurchase Price or aggregate Repurchase Price, as the case may be, for such Removed Mortgage Loan(s) exceeds the initial Stated Principal Balance or aggregate initial Stated Principal Balance, as the case may be, of such Replacement Mortgage Loan(s).

“Sub-Servicer”:  Any Person engaged by the Master Servicer or the Special Servicer (including, for the avoidance of doubt, each Mortgage Loan Seller Sub-Servicer) to perform (whether directly or through Sub-Servicers or Subcontractors) Servicing with respect to one or more Mortgage Loans or REO Loans.

“Sub-Servicing Agreement”:  The written contract between the Master Servicer or the Special Servicer, on the one hand, and any Sub-Servicer, on the other hand, relating to servicing and administration of the Mortgage Loans as provided in Section 3.01(c) of this Agreement.

“Sub-Servicing Entity”:  As defined in Section 7.01(a)(viii) and Section 7.01(b)(viii) of this Agreement.

“Swap Agreement”:  The 1992 ISDA Master Agreement (Multi-Currency Cross Border) together with the related schedule, confirmation and any annexes thereto, dated as of the Closing Date, by and among the Swap Counterparty and the Certificate Administrator, solely in its capacity as Certificate Administrator, on behalf of the Trust, or any replacement interest rate swap agreement entered into by the Certificate Administrator in accordance with this Agreement and relating to the Class A-3FL Certificates.

“Swap Counterparty”:  Deutsche Bank AG, New York Branch, or its successor in interest or any applicable Swap Counterparty under a replacement Swap Agreement.

“Swap Counterparty Collateral Account”:  With respect to the Class A-3FL Certificates, the segregated non-interest bearing trust account or accounts created and maintained by the Certificate Administrator pursuant to Section 3.34(f) of this Agreement, which shall be entitled “U.S. Bank National Association, as Trustee, in trust for the Holders of UBS-Barclays  Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificates, Series 2013-C6 (subject to the rights of the Swap Counterparty as provided in the Swap Agreement), Swap Counterparty Collateral Account,” and which must be an Eligible Account or a subaccount of an Eligible Account.  The Swap Counterparty Collateral Account shall not be an asset of any Trust REMIC or the Grantor Trust.

“Swap Default”:  Any of the following:  (i) following a Rating Agency Trigger Event, the failure of the Swap Counterparty to either post acceptable collateral or find an acceptable replacement Swap Counterparty that would not cause another Rating Agency Trigger Event, (ii) any event of default or termination event with respect to the Swap Counterparty under the Swap Agreement in accordance with its terms, (iii) the exercise of the Swap Counterparty’s option to terminate the Swap Agreement following a Net Payment Shortfall, or (iv) the occurrence of any early termination date as designated under the Swap Agreement.

“Swap Termination Payment”:  Any amount payable by the Swap Counterparty to the Trust in connection with a Swap Default, as specified in the Swap Agreement.

“Swap Termination Option”:  A “Swap Termination Option” as defined in the Swap Agreement.

“Tax Returns”:  The federal income tax returns on IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed by the Certificate Administrator on behalf of each of the Upper-Tier REMIC and the Lower-Tier REMIC due to its classification as a REMIC under the REMIC Provisions and the federal income tax return to be filed by the Certificate Administrator on behalf of the Grantor Trust due to its classification as a grantor trust under subpart E, part I of subchapter J of the Code, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the IRS or any other governmental taxing authority under any applicable provisions of federal law or Applicable State and Local Tax Law.

“Terminated Party”:  As defined in Section 7.01(c) of this Agreement.

“Terminating Party”:  As defined in Section 7.01(c) of this Agreement.

“Termination Date”:  The Distribution Date on which the Trust Fund is terminated pursuant to Section 9.01 of this Agreement.

“Third Party Appraiser”:  A Person performing an Appraisal.

“Third Party Reports”:  With respect to any Mortgaged Property, the related Appraisal, Phase I environmental report, Phase II environmental report, seismic report, engineering report, structural report, property condition report or similar report, if any.

“TIA”:  As defined in Section 11.13 of this Agreement.

“TIA Applicability Determination”:  As defined in Section 11.13 of this Agreement.

“Transfer”:  Any direct or indirect transfer or other form of assignment of any Ownership Interest in a Class R or Class LR Certificate.

“Transferee Affidavit”:  As defined in Section 5.02(l)(ii) of this Agreement.

“Transferor Letter”:  As defined in Section 5.02(l)(ii) of this Agreement.

“Trust” or “Trust Fund”:  The corpus of the trust created hereby and to be administered hereunder, consisting of (in each case, to the extent of the Trust Fund’s interest therein and specifically excluding any interest of the Non-Serviced Companion Loan Noteholder therein):  (i) such Mortgage Loans as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts; (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection

Account, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties; (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans, to the extent assigned to the Trustee pursuant to this Agreement; (xiii) the Lower-Tier Regular Interests and the Class A-3FL Regular Interest; (xiv) the Swap Agreement: and (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).

“Trust Ledger”:  Amounts deposited in the Collection Account attributable to the Mortgage Pool, which are maintained pursuant to Section 3.06(a) of this Agreement and held on behalf of the Trustee on behalf of the Certificateholders.

“Trust REMICs”:  The Lower-Tier REMIC and the Upper-Tier REMIC.

“Trustee”:  U.S. Bank National Association, a national banking association, in its capacity as Trustee, or its successor in interest, or any successor Trustee appointed as herein provided.

“Trustee/Certificate Administrator Fee”:  With respect to each Mortgage Loan and for any Distribution Date, an amount accrued during the one-month loan interest accrual period for the immediately preceding related Due Date at the Trustee/Certificate Administrator Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the Due Date in the Collection Period related to such Distribution Date (without giving effect to payments of principal on such Mortgage Loan on such Due Date).  The Trustee/Certificate Administrator Fee shall be calculated in accordance with the provisions of Section 1.02(a) of this Agreement.  For the avoidance of doubt, the Trustee/Certificate Administrator Fee with respect to each Mortgage Loan shall be payable from the Lower-Tier REMIC.

“Trustee/Certificate Administrator Fee Rate”:  A rate equal to 0.00055% per annum.

“UBS-Barclays 2013-C5 Certificate Administrator”:  As defined in the Preliminary Statement.

“UBS-Barclays 2013-C5 Custodian”:  As defined in the Preliminary Statement.

“UBS-Barclays 2013-C5 Depositor”:  As defined in the Preliminary Statement.

“UBS-Barclays 2013-C5 Issuing Entity”:  UBS-Barclays Commercial Mortgage Trust 2013-C5, a New York common law trust.

“UBS-Barclays 2013-C5 Master Servicer”:  As defined in the Preliminary Statement.

“UBS-Barclays 2013-C5 Operating Advisor”:  As defined in the Preliminary Statement.

“UBS-Barclays 2013-C5 Pooling and Servicing Agreement”:  As defined in the Preliminary Statement.

“UBS-Barclays 2013-C5 Special Servicer”:  As defined in the Preliminary Statement.

“UBS-Barclays 2013-C5 Transaction Party”:  Each party to the UBS-Barclays 2013-C5 Pooling and Servicing Agreement.

“UBS-Barclays 2013-C5 Trustee”:  As defined in the Preliminary Statement.

“UBSRES”:  UBS Real Estate Securities Inc. and its successors in interest.

“UBSRES Indemnification Agreement”:  The Indemnification Agreement, dated April 11, 2013, among the Depositor, UBSRES and the Principals.

“UBSRES Mortgage Loans”:  Each Mortgage Loan transferred and assigned to the Depositor pursuant to the UBSRES Purchase Agreement.

“UBSRES Purchase Agreement”:  The Mortgage Loan Purchase Agreement, dated and effective April 25, 2013, between UBSRES and the Depositor.

“Underwriters”:  UBS Securities LLC, Barclays Capital Inc., Natixis Securities Americas LLC, J.P. Morgan Securities LLC and Drexel Hamilton, LLC and their respective successors in interest.

“Unliquidated Advance”:  Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust Fund, on the other, as part of a Workout-Delayed Reimbursement Amount pursuant to Section 3.06(a) of this Agreement, as applicable, but that has not been recovered from the related Borrower or otherwise from collections on or the proceeds of the applicable Mortgage Loan or REO Property, as the case may be, in respect of which the Advance was made.

“Unscheduled Payments”:  With respect to any Mortgage Loan, all Net Liquidation Proceeds, Net Condemnation Proceeds and Net Insurance Proceeds payable under such Mortgage Loan, the Repurchase Price or other purchase price of any Mortgage Loan that is repurchased or purchased pursuant to Section 2.03(e), Section 3.16 or Section 9.01 of this Agreement, the Substitution Shortfall Amount with respect to any substitution pursuant to Section 2.03(g) of this Agreement and any other payments under or with respect to such Mortgage Loan including Principal Prepayments, received by the Master Servicer (but excluding Yield Maintenance Charges, if any) that were not scheduled to be made during the Collection Period of receipt.

“Updated Appraisal”:  An Appraisal of a Mortgaged Property or REO Property, as the case may be, conducted subsequent to any appraisal performed on or prior to the Cut-off

Date and in accordance with Appraisal Institute standards, the costs of which shall be paid as a Property Advance by the Master Servicer.  Updated Appraisals shall be conducted by an Independent MAI appraiser selected by the Special Servicer.

“Updated Valuation”:  With respect to a Mortgage Loan having a Stated Principal Balance of $2,000,000 or higher, an Updated Appraisal.  With respect to a Mortgage Loan having a Stated Principal Balance of less than $2,000,000, an updated Small Loan Appraisal Estimate or an Updated Appraisal.

“Upper-Tier Distribution Account”:  The segregated non-interest bearing trust account or sub-account created and maintained by the Certificate Administrator pursuant to Section 3.05(f) of this Agreement, which shall be entitled “U.S. Bank National Association, as Trustee, in trust for the Holders of UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificates, Series 2013-C6, Upper-Tier Distribution Account” and which must be an Eligible Account or a sub-account of an Eligible Account.  The Upper-Tier Distribution Account shall be an asset of the Upper-Tier REMIC.

“Upper-Tier REMIC”:  A segregated asset pool within the Trust Fund consisting of the Lower-Tier Regular Interests, the Upper-Tier Distribution Account and amounts held therein from time to time.

“U.S. Tax Person”:  A citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury Regulations), or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).

“Voting Rights”:  The portion of the voting rights of all of the Certificates that is allocated to any Certificateholder or Class of Certificateholders.  At all times during the term of this Agreement, the Voting Rights shall be assigned to the respective Classes of Certificateholders as follows:  (a) 98% thereof shall be allocated among the Certificateholders of the respective Classes of Sequential Pay Certificates in proportion to the respective Certificate Balances of such Classes at the time of determination, (b) 2% thereof shall be allocated among the Certificateholders of the Class X-A, Class X-B and Class X-C Certificates in proportion to the respective Notional Amounts of such Classes at the time of determination and (c) 0% thereof shall be allocated to the Certificateholders of the Class R and Class LR Certificates.  Voting Rights allocated to a Class of Certificateholders shall be allocated among such Certificateholders in proportion to the Percentage Interests in such Class evidenced by their respective Certificates.

“Weighted Average Net Mortgage Pass-Through Rate”:  With respect to any Distribution Date, a per annum rate equal to the fraction (expressed as a percentage) the numerator of which is the sum of the products obtained by multiplying, for each Mortgage Loan (including an REO Loan), (i) the Net Mortgage Pass-Through Rate of such Mortgage Loan for such Distribution Date and (ii) the Stated Principal Balance of such Mortgage Loan as of the close of business on the immediately preceding Distribution Date, and the denominator of which is the sum of the Stated Principal Balances of all Mortgage Loans as of the close of business on the immediately preceding Distribution Date.

“WHFIT”:  A “Widely Held Fixed Investment Trust” as that term is defined in Treasury Regulations section 1.671-5(b)(22) or successor provisions.

“WHFIT Regulations”:  Treasury Regulations section 1.671-5, as amended.

“Withheld Amount”:  With respect to each Mortgage Loan (including an REO Loan), that accrues interest on an Actual/360 Basis, and with respect to each Distribution Date occurring in January of each calendar year that is not a leap year and February of each calendar year, unless in either case such Distribution Date is the final Distribution Date, an amount equal to one day’s interest at the related Mortgage Rate minus the related Administrative Fee Rate on the respective Stated Principal Balance as of the Due Date immediately preceding such Distribution Date, to the extent that a Monthly Payment or a P&I Advance is made in respect thereof.

“Workout-Delayed Reimbursement Amounts”:  With respect to any Mortgage Loan, the amount of any Advance made with respect to such Mortgage Loan on or before the date such Mortgage Loan becomes (or, but for the making of three monthly payments under its modified terms, would then constitute) a Corrected Mortgage Loan, together with (to the extent accrued and unpaid) interest on such Advances, to the extent that (i) such Advance is not reimbursed to the Person who made such Advance on or before the date, if any, on which such Mortgage Loan, as the case may be, becomes a Corrected Mortgage Loan and (ii) the amount of such Advance becomes an obligation of the related Borrower to pay such amount under the terms of the modified Loan Documents.  In this definition, the term “Mortgage Loan” shall include the Non-Serviced Mortgage Loan with respect to P&I Advances, but shall not include the Non-Serviced Mortgage Loan with respect to Property Advances.

“Workout Fee”:  With respect to any Specially Serviced Loan that becomes a Corrected Mortgage Loan, an amount equal to the lesser of (1) 1.0% of each collection of interest and principal (including scheduled payments, prepayments (provided that a repurchase or substitution by a Mortgage Loan Seller of a Mortgage Loan due to a Material Defect or a Material Breach shall not be considered a prepayment for purposes of this definition), Balloon Payments and payments at maturity, but excluding late payment charges and Default Interest) received on such Corrected Mortgage Loan for so long as it remains a Corrected Mortgage Loan, pursuant to Section 3.12(c) of this Agreement and (2) $1,000,000, in the aggregate with respect to any particular workout of a Specially Serviced Loan; provided that the Workout Fee with respect to any Corrected Mortgage Loan shall be capped in accordance with Section 3.12(c) of this Agreement; provided, further that no Workout Fee shall be payable by the Trust with respect to any Corrected Mortgage Loan if and to the extent that the subject Mortgage Loan became a Specially Serviced Loan under clause (c) of the definition of “Specially Serviced Loan” and no event of default actually occurs, unless the Mortgage Loan is modified by the Special Servicer in accordance with the terms of this Agreement or the Mortgage Loan subsequently qualifies as a Specially Serviced Loan for a reason other than under clause (c) of the definition thereof; provided, further that if a Mortgage Loan becomes a Specially Serviced Loan only because of an event described in clause (a) of the definition of “Specially Serviced Loan” and the related collection of principal and interest is received within 90 days following the related Maturity Date in connection with the full and final pay-off or refinancing of the related Mortgage Loan, the Special Servicer will not be entitled to collect a Workout Fee but may collect and retain appropriate fees from the related Borrower in connection with such workout; provided, further that the total amount of Workout Fees payable by the Trust with respect to any Corrected Mortgage Loan and with respect to any particular workout (assuming, for the purposes of this calculation, that such Corrected Mortgage Loan continues to perform throughout its term in accordance with the terms of the related workout) shall be reduced by the amount of any and all related Offsetting Modification Fees received by the Special Servicer as additional servicing compensation relating to such Corrected Mortgage Loan; provided that the Special Servicer shall be entitled to collect such Workout Fees from the Trust until such time it has been fully paid such reduced amount.  For the avoidance of doubt, the Mortgage Loan Seller will be required to pay a Workout Fee in connection with a repurchase or substitution to the extent the Special Servicer was entitled to such a fee and such fee was unpaid immediately prior to such repurchase or substitution or was previously paid by the Trust and was not reimbursed by the related Borrower immediately prior to such repurchase or substitution.  In furtherance of the foregoing, upon a Specially Serviced Loan becoming a Corrected Mortgage Loan, the Special Servicer shall provide the Master Servicer with a calculation of the total amount of Workout Fees expected to be payable by the Trust with respect to such Corrected Mortgage Loan throughout its term (which calculation shall be reasonably acceptable to the Master Servicer) and the total amount of related Offsetting Modification Fees received by the Special Servicer.

Notwithstanding anything to the contrary in this definition, Workout Fees on the Non-Serviced Mortgage Loan shall be paid to the UBS-Barclays 2013-C5 Special Servicer in accordance with Section 3.11 of the UBS-Barclays 2013-C5 Pooling and Servicing Agreement.

“Yield Maintenance Charge”:  With respect to any Mortgage Loan, the yield maintenance charge set forth in the related Loan Documents; provided that, no amounts shall be considered Yield Maintenance Charges until there has been a full recovery of all principal, interest and other amounts due under the related Mortgage Loan.

Section 1.02     Certain Calculations.

Unless otherwise specified herein, the following provisions shall apply:

(a)           All calculations of interest with respect to the Mortgage Loans (other than the Actual/360 Mortgage Loans) and of Advance Interest Amounts in respect thereof provided for herein shall be made on a 30/360 Basis.  All calculations of interest with respect to the Actual/360 Mortgage Loans and of Advance Interest Amounts in respect thereof shall be made as set forth in the Loan Documents for such Mortgage Loans with respect to the calculation of such interest.  The Servicing Fee, the Trustee/Certificate Administrator Fee and the Operating Advisor Fee for each Mortgage Loan shall accrue on the same basis as interest accrues on such Mortgage Loan.

(b)           Any Mortgage Loan payment is deemed to be received on the date such payment is actually received by the Master Servicer or any Sub-Servicer on its behalf; provided, however, that for purposes of calculating distributions on the Certificates, Principal Prepayments with respect to any Mortgage Loan are deemed to be received on the date they are applied in accordance with Section 3.01(b) of this Agreement to reduce the principal balance of such Mortgage Loan on which interest accrues.

(c)           Except as otherwise provided in the related Loan Documents, any amounts received in respect of a Mortgage Loan as to which a default has occurred and is continuing in excess of Monthly Payments shall be applied to Default Interest and other amounts due on such Mortgage Loan prior to the application to late fees.

(d)           Notwithstanding anything to the contrary contained in this Agreement, allocations of payments between the Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan in the Non-Serviced Loan Combination shall be made pursuant to the applicable Loan Combination Allocation set forth in the UBS-Barclays 2013-C5 Pooling and Servicing Agreement, subject to the Co-Lender Agreement.

(e)           All amounts collected by or on behalf of the Trust in respect of any Mortgage Loan in the form of payments from the related Borrower, Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds shall be allocated to amounts due and owing under the related Loan Documents (including for principal and accrued and unpaid interest) in accordance with the express provisions of the related Loan Documents; provided, however, absent such express provisions and after an event of default thereunder that has not been cured or waived, all such amounts collected shall be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan in the following order of priority (in the case of the Non-Serviced Loan Combination, following the application of any priority of payments provided in the UBS-Barclays 2013-C5 Pooling and Servicing Agreement and the related Co-Lender Agreement):

(i)            as a recovery of any unreimbursed Advances with respect to the related Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid Additional Trust Fund Expenses with respect to such Mortgage Loan (to the extent expressly payable by the related Borrower under the Loan Documents for the related Mortgage Loan);

(ii)           as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest at the Advance Rate thereon to the extent previously reimbursed or paid from principal collections with respect to other Mortgage Loans;

(iii)          to the extent not previously allocated pursuant to clause (i) above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of Default Interest) to the extent of the excess of (A) accrued and unpaid interest on the related Mortgage Loan at the related Mortgage Rate to, but not including, the date of receipt by or on behalf of the Trust (or, in the case of a full Monthly Payment from the related Borrower, through the related Due Date), over (B) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for the related Mortgage Loan that have theretofore occurred under Section 4.07(d) of this Agreement in connection with Appraisal Reduction Amounts (to the extent that collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause (v) below on earlier dates);

(iv)          to the extent not previously allocated pursuant to clause (i) above, as a recovery of principal of the related Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if such Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

(v)          as a recovery of accrued and unpaid interest on the related Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have theretofore occurred under Section 4.07(d) of this Agreement in connection with related Appraisal Reduction Amounts (to the extent that collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause (v) on earlier dates);

(vi)         as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to the related Mortgage Loan;

(vii)        as a recovery of any other reserves to the extent then required to be held in escrow with respect to the related Mortgage Loan;

(viii)       as a recovery of any Yield Maintenance Charge then due and owing under the related Mortgage Loan;

(ix)          as a recovery of any late payment charges and Default Interest then due and owing under the related Mortgage Loan;

(x)           as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan;

(xi)          as a recovery of any other amounts then due and owing under the related Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

(xii)         as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance;

provided that, to the extent required under the REMIC Provisions, payments or proceeds (including Condemnation Proceeds) received with respect to any partial release of a Mortgaged Property (including following a condemnation, eminent domain proceeding or conveyance in lieu or in anticipation thereof by or to any governmental, quasi-governmental authority or private entity with condemnation powers) at a time when the loan-to-value ratio of the related Mortgage Loan (including, in the case of the Non-Serviced Mortgage Loan, the Non-Serviced Loan Combination) (in the case of a group of Cross-Collateralized Mortgage Loans, the aggregate of the Mortgage Loans in such group) exceeds 125% (based on the value of the real property, excluding personal property and going concern value, if any) must be allocated to reduce the principal balance of the related Mortgage Loan in the manner permitted by such REMIC Provisions.

(f)           Collections by or on behalf of the Trust in respect of any REO Property (exclusive of amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property) shall be deemed to be allocated for purposes of collecting amounts due under the related Mortgage Loan in the following order of priority (in the case of the Non-Serviced Loan Combination, following the application of any priority of payments provided in the UBS-Barclays 2013-C5 Pooling and Servicing Agreement and the related Co-Lender Agreement):

(i)            as a recovery of any unreimbursed Advances with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid Additional Trust Fund Expenses with respect to such Mortgage Loan;

(ii)           as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest at the Advance Rate thereon to the extent previously reimbursed or paid from principal collections with respect to other Mortgage Loans;

(iii)          to the extent not previously allocated pursuant to clause (i) above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of Default Interest) to the extent of the excess of (A) accrued and unpaid interest on the related Mortgage Loan at the related Mortgage Rate to, but not including, the Due Date in the Collection Period in which such collections were received, over (B) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for the related Mortgage Loan that have theretofore occurred under Section 4.07(d) of this Agreement in connection with Appraisal Reduction Amounts (to the extent that collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause (v) below on earlier dates);

(iv)          to the extent not previously allocated pursuant to clause (i) above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

(v)          as a recovery of accrued and unpaid interest on the related Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have theretofore occurred under Section 4.07(d) of this Agreement in connection with related Appraisal Reduction Amounts (to the extent that collections have not theretofore been allocated as a recovery of accrued and unpaid interest pursuant to this clause (v) on earlier dates);

(vi)          as a recovery of any Yield Maintenance Charge then due and owing under the related Mortgage Loan;

(vii)         as a recovery of any late payment charges and Default Interest then due and owing under the related Mortgage Loan;

(viii)        as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan; and

(ix)          as a recovery of any other amounts then due and owing under the related Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

(g)           The applications of amounts received in respect of any Mortgage Loan pursuant to paragraph (c) of this Section 1.02 shall be determined by the Master Servicer in accordance with the Servicing Standard. The applications of amounts received in respect of any REO Property pursuant to paragraph (f) of this Section 1.02 shall be determined by the Special Servicer in accordance with the Servicing Standard.

(h)           All net present value calculations and determinations made hereunder with respect to the Mortgage Loans or a Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard”) shall be made in accordance with the Loan Documents or, in the event the Loan Documents are silent, using the Calculation Rate.

Section 1.03     Certain Constructions.

For purposes of this Agreement, references to the most or next most subordinate Class of Certificates outstanding at any time shall mean the most or next most subordinate Class of Certificates or Regular Interest then outstanding as among the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates and the Class A-3FL Regular Interest.  For such purposes, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificates and the Class A-3FL Regular Interest collectively shall be considered to be one Class.  For purposes of this Agreement, each Class of Sequential Pay Certificates and Regular Interest shall be deemed to be outstanding only to the extent its respective Certificate Balance has not been reduced to zero.  For purposes of this Agreement, the Class R and Class LR Certificates shall be outstanding so long as the Trust Fund has not been terminated pursuant to Section 9.01 of this Agreement or any other Class of Certificates or Regular Interest remains outstanding.  For purposes of this Agreement, each Class of the Class X Certificates shall be deemed to be outstanding until its respective Notional Balance has been reduced to zero.

Notwithstanding anything to the contrary contained herein, for purposes of this Agreement, each reference to any action by the Master Servicer or Special Servicer that is subject to the consent or approval of the Directing Holder shall in each case be further subject to the determination by the Master Servicer or Special Servicer that taking or refraining from taking the action as proposed by the Directing Holder, or not taking such action as proposed by the Master Servicer or Special Servicer if the Directing Holder fails to grant its consent or approval to any action proposed to be taken by the Master Servicer or Special Servicer, in each case, is consistent with the Servicing Standard.  In each case, (a) if the response by the Directing Holder hereunder is inconsistent with the Servicing Standard, the Master Servicer or the Special Servicer shall take such action as is consistent with the Servicing Standard, and (b) if the Master Servicer or Special Servicer determines that immediate action is in the Certificateholders’ Best Interests and has made a reasonable effort to contact the Directing Holder, it may take such action without waiting for a response from the Directing Holder.

Section 1.04     General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)            the terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)           accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as in effect from time to time;

(iii)          references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)          a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)           the words “herein”, “hereof”, “hereunder”, “hereto”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(vi)          the terms “include” and “including” shall mean without limitation by reason of enumeration.

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS;
ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01     Conveyance of Mortgage Loans; Assignment of Mortgage Loan Purchase Agreements.

(a)           The Depositor, concurrently with the execution and delivery hereof on the Closing Date, does hereby establish a trust designated as “UBS-Barclays Commercial Mortgage Trust 2013-C6,” appoint the Trustee as trustee of the Trust Fund and sell, transfer, assign, set over and otherwise convey to the Trustee without recourse (except to the extent herein provided) all the right, title and interest of the Depositor in and to the Mortgage Loans, including all rights to payment in respect thereof, except as set forth below, and any security interest thereunder (whether in real or personal property and whether tangible or intangible) in favor of the Depositor, and a security interest in all Reserve Accounts, Lock-Box Accounts, Cash Collateral Accounts and all other assets to the extent included or to be included in the Trust Fund for the benefit of the Certificateholders.  Such transfer and assignment includes all interest and principal due on or with respect to the Mortgage Loans after the Cut-off Date (provided, however, that the transfer and assignment of the Non-Serviced Mortgage Loan is subject to the terms and conditions of the UBS-Barclays 2013-C5 Pooling and Servicing Agreement and the related Co-Lender Agreement).  The Depositor, concurrently with the execution and delivery hereof, does also hereby transfer, assign, set over and otherwise convey to the Trustee without recourse (except to the extent provided herein), for the benefit of the Certificateholders, all the right, title and interest of the Depositor from and after the Closing Date in, to and under the Mortgage Loan Purchase Agreements as provided therein (excluding Sections 6(e)-(g), 9 and 11 of each Mortgage Loan Purchase Agreement and the Depositor’s rights and remedies with respect to a breach thereof, and excluding the Depositor’s rights and remedies under the Indemnification Agreements) to the extent related to any Mortgage Loan.  The Mortgage Loan Sellers shall cause the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts relating to the Mortgage Loans to be transferred to and held in the name of the Master Servicer on behalf of the Trustee as successor to the Mortgage Loan Sellers.

In connection with such transfer and assignment, the Depositor shall direct each Mortgage Loan Seller, in accordance with the related Mortgage Loan Purchase Agreement, to deliver to, and deposit with, the Custodian, with copies to the Master Servicer and the Special Servicer, the following documents or instruments with respect to each Mortgage Loan so assigned by such Mortgage Loan Seller (provided, however, the original of documents specified in items (xix) and (xx) shall be delivered to the Master Servicer):

(i)            the original Note, bearing, or accompanied by, all prior or intervening endorsements, endorsed by the most recent endorsee prior to the Trustee or, if none, by the Originator, without recourse, either in blank or to the order of the Trustee in the following form:  “Pay to the order of U.S. Bank National Association, as Trustee, in trust for the Holders of UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificates, Series 2013-C6 without recourse”;

(ii)           the original (or a copy thereof certified from the applicable recording office) of the Mortgage and, if applicable, the originals (or copies thereof certified from the applicable recording office) of any intervening assignments thereof showing a complete chain of assignment from the Originator of the Mortgage Loan to the most recent assignee of record thereof prior to the Trustee, if any, in each case with evidence of recording indicated thereon;

(iii)          an original assignment of the Mortgage, in recordable form, executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity);

(iv)         (A) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Originator of the related Mortgage Loan to the most recent assignee thereof prior to the Trustee, if any; and (B) an original assignment of any related security agreement (if such item is a document separate from the related Mortgage) executed by the most recent assignee thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity), which assignment may be included as part of the corresponding Assignment of Mortgage referred to in clause (iii) above;

(v)           (A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the Originator of the Mortgage Loan (and each assignee of record prior to the Trustee) in and to the personalty of the Borrower at the Mortgaged

Property (in each case with evidence of filing or recording thereon) and which were in the possession of the related Mortgage Loan Seller (or its agent) at the time the Mortgage Files were delivered to the Custodian, together with original UCC-2 or UCC-3 assignments of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof prior to the Trustee, if any, and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the related Mortgage Loan Seller, an assignment of UCC financing statement by the most recent assignee of record prior to the Trustee or, if none, by the Originator, evidencing the transfer of such security interest, either in blank or in favor of the Trustee; provided that other evidence of filing or recording reasonably acceptable to the Trustee may be delivered in lieu of delivering such UCC financing statements including, without limitation, evidence of such filed or recorded UCC Financing Statement as shown on a written UCC search report from a reputable search firm, such as CSC/LexisNexis Document Solutions, Corporation Service Company, CT Corporation System and the like or printouts of on-line confirmations from such UCC filing or recording offices or authorized agents thereof;

(vi)          the original or a copy of the Loan Agreement relating to such Mortgage Loan, if any;

(vii)        the original or a copy of the lender’s title insurance policy issued in connection with the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, or, subject to Section 2(d) of the applicable Mortgage Loan Purchase Agreement, a “marked up” commitment to insure marked as binding and countersigned by the related insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company), or, subject to Section 2(d) of the applicable Mortgage Loan Purchase Agreement, an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company;

(viii)        (A) the original or a copy of the related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the Mortgage Loan Seller of the Mortgage Loan to the most recent assignee of record thereof prior to the Trustee, if any, in each case with evidence of recording thereon; and (B) an original assignment of any related Assignment of Leases, Rents and Profits (a “Reassignment of Assignment of Leases, Rents and Profits”) (if such item is a document separate from the Mortgage), in recordable form, executed by the most recent assignee of record thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity), which assignment may be included as part of the corresponding Assignment of Mortgage referred to in clause (iii) above;

(ix)           the original or copy of any environmental indemnity agreements and copies of any environmental insurance policies pertaining to the Mortgaged Properties required in connection with origination of the Mortgage Loans, if any, and copies of Environmental Reports;

(x)            copies of the currently effective Management Agreements, if any, for the Mortgaged Properties;

(xi)           if the Borrower has a leasehold interest in the related Mortgaged Property, the original ground lease and any related lessor estoppel or similar agreement or a copy thereof, if any;

(xii)          if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof, if any, to the Trustee;

(xiii)         if any related Lock-Box Agreement or Cash Collateral Account Agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts, if any, a copy of the UCC-1 financing statements, if any, submitted for filing with respect to the related mortgagee’s security interest in the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts and all funds contained therein (and UCC-3 assignments of financing statements assigning such UCC-1 financing statements to the Trustee on behalf of the Certificateholders and copies of any account control agreements related thereto;

(xiv)        originals or copies of all assumption, modification, written assurance and substitution agreements, if any, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, the Note or any related security document have been modified or the Mortgage Loan has been assumed;

(xv)         the original or a copy of any guaranty of the obligations of the Borrower under the Mortgage Loan together with, as applicable, (A) the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the Originator of the Mortgage Loan to the most recent assignee thereof prior to the Trustee, if any, and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the Trustee or, if none, by the Originator;

(xvi)        the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the related Borrower if the Mortgage, Note or other document or instrument referred to above was signed on behalf of the Borrower pursuant to such power of attorney;

(xvii)        with respect to the Non-Serviced Loan Combination, an original or copy of the related Co-Lender Agreement, and, with respect to a Mortgage Loan with mezzanine indebtedness, an original or copy of the related intercreditor agreement;

(xviii)       with respect to hospitality properties, a copy of the franchise agreement, if any, an original or copy of the comfort letter, if any, and any transfer documents with respect to any such comfort letter;

(xix)         the original (or copy, if the original is held by the Master Servicer pursuant to Section 2.01(c)) of any letter of credit held by the lender as beneficiary or assigned as security for such Mortgage Loan;

(xx)          the appropriate assignment or amendment documentation related to the assignment to the Trust of any letter of credit securing such Mortgage Loan (or copy thereof, if the original is held by the Master Servicer pursuant to Section 2.01(c)) which entitles the Master Servicer on behalf of the Trust to draw thereon; and

(xxi)         (A) if applicable, the originals or copies of any intervening assignments of unrecorded Loan Documents showing a complete chain of assignment from the Originator of the related Mortgage Loan to the most recent assignee thereof prior to the Trustee, if any; and (B) an original assignment of unrecorded Loan Documents executed by the most recent assignee thereof prior to the Trustee or, if none, by the Originator, either in blank or in favor of the Trustee (in such capacity), which assignment may be included as part of the corresponding Assignment of Mortgage referred to in clause (iii) above.

With respect to the Non-Serviced Mortgage Loan, the preceding document delivery requirements will be met by the delivery by the applicable Mortgage Loan Seller of copies of the documents specified above (other than the Note and intervening endorsements evidencing the Non-Serviced Mortgage Loan, with respect to which the originals shall be required), including a copy of the Mortgage securing the Non-Serviced Mortgage Loan, the originals of which documents shall be held by the UBS-Barclays 2013-C5 Custodian.

With respect to any group of Cross-Collateralized Mortgage Loans, if there exists only one original or certified copy of any applicable document specified above in this Section 2.01(a) covering all of the Mortgage Loans in such group of Cross-Collateralized Mortgage Loans, then the inclusion of such original or certified copy in the Mortgage File for any of the Mortgage Loans constituting a part of such group of Cross-Collateralized Mortgage Loans shall be deemed the inclusion of such original or certified copy in the Mortgage File for each such Mortgage Loan.

With respect to the Mortgage Loans, on or prior to the Closing Date, each Mortgage Loan Seller will, or will cause a third party vendor to, complete the assignment and recordation or filing of the related Loan Documents in the name of the Trustee on behalf of the Certificateholders.  On or promptly following the Closing Date, each Mortgage Loan Seller will or will cause such third party vendor, to the extent possession of recorded copies of each Mortgage and the documents described in Section 2.01(a)(iii), (v), (viii) and (xiii) have been delivered to it at the expense of the Mortgage Loan Seller, (1) to promptly prepare and record (in favor of the Trustee, in trust for the Holders of UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificates, Series 2013-C6) in the appropriate public recording office (a) in no event later than 30 Business Days following the Closing Date, each Assignment of Mortgage referred to in Section 2.01(a)(iii) which has not yet been submitted for recording and (b) in no event later than 30 Business Days following the Closing Date, each Reassignment of Assignment of Leases, Rents and Profits referred to in Section 2.01(a)(viii)(B) (if not otherwise included in the related Assignment of Mortgage) which has not yet been submitted for recordation; and (2) to promptly prepare and file in the appropriate public filing office each UCC assignment of financing statement referred to in Section 2.01(a)(v)(B) and (xiii) which has not yet been submitted for filing or recording in no event later than 30 Business Days following the Closing Date.  In the event that any such document or instrument in respect of any Mortgage Loan is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, the related Mortgage Loan Seller shall promptly prepare or cause the preparation of a substitute thereof or cure or cause the curing of such defect, as the case may be, and shall thereafter deliver the substitute or corrected document to or at the direction of the Custodian for recording or filing, as appropriate, at such Mortgage Loan Seller’s expense (as set forth in the related Mortgage Loan Purchase Agreement).  Each Mortgage Loan Seller will, promptly upon receipt of the original recorded or filed copy (and in no event later than 5 Business Days following such receipt) deliver such original to the Custodian, with evidence of filing or recording thereon.  Notwithstanding anything to the contrary contained in this Section 2.01, in those instances where the public recording office retains the original Mortgage, Assignment of Mortgage, Assignment of Leases, Rents and Profits or Reassignment of Assignment of Leases, Rents and Profits, if applicable, after any has been recorded, the obligations of the related Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement shall be deemed to have been satisfied upon delivery to the Custodian of a copy of the recorded original of such Mortgage, Assignment of Mortgage, Assignment of Leases, Rents and Profits or Reassignment of Assignment of Leases, Rents and Profits, if applicable.

If a Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of the related lender’s title insurance policy referred to in Section 2.01(a)(vii) solely because such policy has not yet been issued, the delivery requirements of this Section 2.01 will be deemed to be satisfied as to such missing item, and such missing item will be deemed to have been included in the related Mortgage File by delivery to the Custodian of a binder marked as binding and countersigned by the title insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company) or an acknowledged closing instruction or escrow letter, and the Mortgage Loan Seller will be required to deliver to the Custodian or at the direction of the Trustee, promptly following the receipt thereof, the original related lender’s title insurance policy (or a copy thereof).  Copies of recorded or filed Assignments of Mortgage, Reassignments of Assignment of Leases, Rents and Profits and UCC assignments of financing statements shall be held by the Custodian.

Subject to the third preceding paragraph, all original documents relating to the Mortgage Loans which are not delivered to the Custodian are and shall be held by the Depositor or the Master Servicer (or a Sub-Servicer on its behalf), as the case may be, in trust for the benefit of the Certificateholders.  In the event that any such original document is required pursuant to the terms of this Section to be a part of a Mortgage File in order to effectuate the purposes of this Agreement, such document shall be delivered promptly to the Custodian.

(b)           In connection with the Depositor’s assignment pursuant to subsection (a) above, the Depositor shall direct, and hereby represents and warrants that it has directed, each of the Mortgage Loan Sellers pursuant to the applicable Mortgage Loan Purchase Agreement to deliver to and deposit with or cause to be delivered to and deposited with, (i) the Custodian, on or before the Closing Date, for each Mortgage Loan so assigned the Note, the original or a copy of the related Mortgage, the original or a copy of the title policy for each Mortgage Loan, a copy of the related ground lease, if applicable, for each Mortgage Loan and an original (or copy, if the original is held by the Master Servicer pursuant to Section 2.01(c)) of any letters of credit held by the lender as beneficiary or assigned as security for the Mortgage Loan, and, except as otherwise provided in the following paragraph, within 10 days following the Closing Date, the remaining applicable documents referred to in Section 2.01(a) for each such Mortgage Loan, in each case with copies to the Master Servicer and (ii) the Master Servicer, on or before the Closing Date, all documents and records that are part of each applicable Servicing File.  If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original Note, such Mortgage Loan Seller shall deliver a copy or duplicate original of such Note, together with an affidavit certifying that the original thereof has been lost or destroyed and an indemnification in favor of the Certificate Administrator, the Trustee and the Custodian.

If the applicable Mortgage Loan Seller or the Depositor cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original or a copy of any of the documents and/or instruments referred to in Section 2.01(a)(ii), Section 2.01(a)(v)(A), Section 2.01(a)(viii)(A), Section 2.01(a)(xiv) and Section 2.01(a)(xvi) and the UCC financing statements and UCC assignments of financing statements referred to in Section 2.01(a)(xiii), with evidence of recording or filing thereon, solely because of a delay caused by the public recording or filing office where such document or instrument has been delivered for recordation or filing, or because such original recorded or filed document has been lost or returned from the recording or filing office and subsequently lost, as the case may be, the delivery requirements of Section 2.01 shall be deemed to have been satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Mortgage File, provided that a copy of such document or instrument (without evidence of recording or filing thereon, but certified (which certificate may relate to multiple documents and/or instruments) by the applicable public recording or filing office, the applicable title insurance company or the related Mortgage Loan Seller to be a true and complete copy of the original thereof submitted for recording or filing, as the case may be) has been delivered to the Custodian within 45 days after the Closing Date, and either the original of such missing document or instrument, or a copy thereof, with evidence of recording or filing, as the case may be, thereon, is delivered to the Custodian within 180 days after the Closing Date (or within such longer period after the Closing Date as the Trustee may consent to, which consent shall not be unreasonably withheld, conditioned or delayed so long as the related Mortgage Loan Seller has provided the Trustee with evidence of such recording or filing, as the case may be, or has certified to the Trustee as to the occurrence of such recording or filing, as the case may be, and is, as certified to the Trustee no less often than quarterly, in good faith attempting to obtain from the appropriate county recorder’s or filing office such original or copy, provided such extensions do not exceed 24 months in the aggregate).

(c)           Notwithstanding anything herein to the contrary, with respect to the documents referred to in clauses (a)(xix) and (a)(xx) of Section 2.01(a) of this Agreement, the Master Servicer shall hold the original of each such document in trust on behalf of the Trust in order to draw on such letter of credit on behalf of the Trust and the applicable Mortgage Loan Seller shall be deemed to have satisfied the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01 of this Agreement by delivering the original of each such document to the Master Servicer, who shall forward a copy of the applicable document to the Custodian.  The applicable Mortgage Loan Seller shall pay any costs of assignment or amendment of such letter of credit (which assignment or amendment shall change the beneficiary of the letter of credit to the Trust in care of the Master Servicer) required in order for the Master Servicer to draw on such letter of credit on behalf of the Trust.  In the event that the documents specified in clause (a)(xx) of Section 2.01(a) of this Agreement are missing because the related assignment or amendment documents have not been completed, the applicable Mortgage Loan Seller shall take all necessary steps to enable the Master Servicer to draw on the related letter of credit on behalf of the Trust including, if necessary, drawing on the letter of credit in its own name pursuant to written instructions from the Master Servicer and immediately remitting such funds (or causing such funds to be remitted) to the Master Servicer.

Section 2.02     Acceptance by Custodian and the Trustee.

By its execution and delivery of this Agreement, the Trustee acknowledges the assignment to it of the Mortgage Loans in good faith without notice of adverse claims and declares that the Custodian holds and will hold such documents and all others delivered to it constituting the Mortgage File (to the extent the documents constituting the Mortgage File are actually delivered to the Custodian) for any Mortgage Loan assigned to the Trustee hereunder in trust, upon the conditions herein set forth, for the use and benefit of all present and future Certificateholders.

The Custodian hereby certifies to each of the Directing Holder, the Depositor, the Certificate Administrator, the Master Servicer, the Special Servicer and each Mortgage Loan Seller that except as identified in the Custodian’s closing date certification, which shall be delivered no later than the Closing Date substantially in the form attached as Exhibit N-1 to this Agreement, each Note is in its possession and has been reviewed by the Custodian and (A) appears regular on its face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Borrower), (B) appears to have been executed (where appropriate) and (C) purports to relate to such Mortgage Loan.

On or about the 60th day following the Closing Date (and, if any exceptions are noted, again on or about the 90th day following the Closing Date and monthly thereafter until the earliest of (i) the second anniversary of the Closing Date, (ii) the day on which all material exceptions have been removed and (iii) the day on which the applicable Mortgage Loan Seller has repurchased or substituted for the last affected Mortgage Loan), the Custodian shall review each Mortgage File and shall certify to each of the Directing Holder (for so long as no Consultation Termination Event has occurred and is continuing), the Depositor, the Certificate Administrator, the Master Servicer, the Special Servicer and each Mortgage Loan Seller in the form attached as Exhibit N-2 to this Agreement that all documents (other than documents referred to in clause (xix) of Section 2.01(a) of this Agreement, which shall be delivered to the Master Servicer and the assignments of financing statements referred to in clause (xiii) of Section 2.01(a) of this Agreement, which shall be delivered for filing or recording by the related Mortgage Loan Seller as provided herein) referred to in Section 2.01(a) above (but, with respect to the Mortgage Loans for which a checklist of the related Loan Documents is provided to the Custodian by the related Mortgage Loan Seller, in the case of the documents referred to in Section 2.01(a)(iv), (v), (vi), (vii) (in the case of any endorsement thereto), (viii), (ix) and (x) through (xxi) of this Agreement, only as identified in such Loan Document checklist; provided, that if no such Loan Document checklist is delivered with respect to any Mortgage Loan, then all documents referred to in Section 2.01(a) shall be assumed to be required unless the related

Mortgage Loan Seller provides such a Loan Document checklist or otherwise demonstrates a particular document is not required) and any original recorded documents included in the delivery of a Mortgage File have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn in any materially adverse manner or mutilated or otherwise defaced, and that such documents relate to the Mortgage Loans identified in the Mortgage Loan Schedule.  In so doing, the Custodian may rely on the purported due execution and genuineness of any such document and on the purported genuineness of any signature thereon.

If at the conclusion of such review any document or documents constituting a part of a Mortgage File have not been executed or received, have not been recorded or filed (if required), are unrelated to the Mortgage Loans identified in the Mortgage Loan Schedule, appear not to be what they purport to be or have been torn in any materially adverse manner or mutilated or otherwise defaced, the Custodian shall promptly so notify (in the form attached as Exhibit M to this Agreement) the Trustee, the Directing Holder (for so long as no Consultation Termination Event has occurred and is continuing), the Depositor, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the related Mortgage Loan Seller by providing a written report, setting forth for each affected Mortgage Loan, with particularity, the nature of the defective or missing document and, based on such notice, the related Mortgage Loan Seller shall deliver to the Custodian an executed, recorded or undamaged document, as applicable.  None of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian or the Trustee shall be responsible for any loss, cost, damage or expense to the Trust Fund resulting from any failure to receive any document constituting a portion of a Mortgage File noted on such a report or for any failure by any Mortgage Loan Seller to use its best efforts to deliver any such document.

Contemporaneously with its execution of this Agreement, the Depositor shall direct each Mortgage Loan Seller to deliver a power of attorney substantially in the form of Exhibit C to the applicable Mortgage Loan Purchase Agreement to the Master Servicer and Special Servicer, that permits such parties to take such other action as is necessary to effect the delivery, assignment and/or recordation of any documents and/or instruments relating to any Mortgage Loan which have not been delivered, assigned or recorded at the time required for enforcement by the Trust Fund.  Pursuant to the related Mortgage Loan Purchase Agreement, each of the Mortgage Loan Sellers will be required to effect (at the expense of the applicable Mortgage Loan Seller) the assignment and recordation of its respective Loan Documents until the assignment and recordation of all such Loan Documents has been completed.

In reviewing any Mortgage File pursuant to the third preceding paragraph or Section 2.01 of this Agreement, neither the Custodian nor the Trustee have any responsibility to examine any opinions or determine whether any document is legal, valid, binding or enforceable, whether the text of any assignment or endorsement is in proper or recordable form (except, if applicable, to determine if the Trustee is the assignee or endorsee), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, whether a blanket assignment is permitted in any applicable jurisdiction, or whether any Person executing any document or rendering any opinion is authorized to do so or whether any signature thereon is genuine.

The Custodian shall hold that portion of the Trust Fund delivered to the Custodian consisting of “instruments” (as such term is defined in Section 9-102 of the Uniform Commercial Code as in effect in Minnesota on the date hereof) in Minnesota and, except as otherwise specifically provided in this Agreement, shall not remove such instruments from Minnesota, as applicable, unless it receives an Opinion of Counsel (obtained and delivered at the expense of the Person requesting the removal of such instruments from Minnesota) that in the event the transfer of the Mortgage Loans to the Trustee is deemed not to be a sale, after such removal, the Trustee will possess a first priority perfected security interest in such instruments.

Section 2.03     Representations, Warranties and Covenants of the Depositor; Repurchase and Substitution of Mortgage Loans.

(a)           The Depositor hereby represents and warrants that:

(i)            The Depositor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware;

(ii)           The Depositor has taken all necessary action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement;

(iii)          This Agreement has been duly and validly executed and delivered by the Depositor and, assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting creditors’ rights generally, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(iv)          The execution and delivery of this Agreement and the performance of its obligations hereunder by the Depositor will not conflict with any provision of its certificate of incorporation or bylaws, or any law or regulation to which the Depositor is subject, or conflict with, result in a breach of or constitute a default under (or an event which with notice or lapse of time or both would constitute a default under) any of the terms, conditions or provisions of any agreement or instrument to which the Depositor is a party or by which it is bound, or any law, order or decree applicable to the Depositor, or result in the creation or imposition of any lien on any of the Depositor’s assets or property, which would materially and adversely affect the ability of the Depositor to carry out the transactions contemplated by this Agreement;

(v)           There is no action, suit, proceeding or investigation pending or, to the Depositor’s knowledge, threatened against the Depositor in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the ability of the Depositor to carry out its obligations under this Agreement;

(vi)         No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Depositor of or compliance by the Depositor with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date; and

(vii)         The Trustee, if not the owner of the related Mortgage Loan, will have a valid and perfected security interest of first priority in each of the Mortgage Loans and any proceeds thereof.

(b)           The Depositor hereby represents and warrants with respect to each Mortgage Loan that:

(i)            Immediately prior to the transfer and assignment  by the Depositor of the Note and the Mortgage to the Trustee for the benefit of the Certificateholders pursuant to this Agreement, the Depositor had such right, title and interest in and to each Mortgage Loan as was transferred to it by the related Mortgage Loan Seller pursuant to the related Mortgage Loan Purchase Agreement; provided, that, in the case of the Non-Serviced Mortgage Loan, the related Mortgage has been assigned to the UBS-Barclays 2013-C5 Trustee under the UBS-Barclays 2013-C5 Pooling and Servicing Agreement for the benefit of the related Non-Serviced Companion Loan Noteholders.  The Depositor has not sold, transferred, assigned, set over or otherwise conveyed any of its right, title and interest in and to the Mortgage Loans to any Person other than the Trustee.

(ii)           The Depositor is transferring such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan that may have been granted or created by or through the Depositor.

(c)           It is understood and agreed that the representations and warranties set forth in this Section 2.03 shall survive delivery of the respective Mortgage Files to the Custodian until the termination of this Agreement, and shall inure to the benefit of the Certificateholders, the Certificate Administrator, the Trustee, the Custodian, the Master Servicer and the Special Servicer.

(d)           If the Master Servicer or the Special Servicer (i) receives a Repurchase Communication of a request or demand for repurchase or replacement of a Mortgage Loan because of a Breach or a Defect (each as defined below) (any such request or demand, a “Repurchase Request”, and the Master Servicer or the Special Servicer, as applicable, to the extent it receives a Repurchase Request, the “Repurchase Request Recipient” with respect to such Repurchase Request); or (ii) receives a Repurchase Communication of a withdrawal of a Repurchase Request by the Person making such Repurchase Request (a “Repurchase Request Withdrawal”), then such Person shall deliver written notice of such Repurchase Request or Repurchase Request Withdrawal (each, a “15Ga-1 Notice”) to the Depositor, the Certificate Administrator and the related Mortgage Loan Seller, in each case within ten (10) Business Days from such party’s receipt of a Repurchase Communication of such Repurchase Request or Repurchase Request Withdrawal, as applicable.

Each 15Ga-1 Notice shall include (i) the identity of the related Mortgage Loan, (ii) the date the Repurchase Communication of the Repurchase Request or Repurchase Request Withdrawal was received, as applicable, and (iii) in the case of a Repurchase Request, (A) the identity of the Person making such Repurchase Request, (B) if known, the basis for the Repurchase Request (as asserted in the Repurchase Request) and (C) a statement from the Repurchase Request Recipient as to whether it currently plans to pursue or not pursue such Repurchase Request.

No Person that is required to provide a 15Ga-1 Notice pursuant to this Section 2.03(d) (a “15Ga-1 Notice Provider”) shall be required to provide any information in a 15Ga-1 Notice protected by the attorney-client privilege or attorney work product doctrines.  Each Mortgage Loan Purchase Agreement will provide that (i) any 15Ga-1 Notice provided pursuant to this Section 2.03(d) is so provided only to assist the related Mortgage Loan Seller, the Depositor and its Affiliates to comply with Rule 15Ga-1, Items 1104 and 1121 of Regulation AB and any other requirement of law or regulation and (ii) (A) no action taken by, or inaction of, a 15Ga-1 Notice Provider and (B) no information provided pursuant to this Section 2.03(d) by a 15Ga-1 Notice Provider, shall be deemed to constitute a waiver or defense to the exercise of any legal right the 15Ga-1 Notice Provider may have with respect to the related Mortgage Loan Purchase Agreement, including with respect to any Repurchase Request that is the subject of a 15Ga-1 Notice.

In the event that the Depositor, the Trustee, the Certificate Administrator or the Custodian receives a Repurchase Communication of a Repurchase Request or a Repurchase Request Withdrawal, then such party shall promptly forward such Repurchase Communication of such Repurchase Request or Repurchase Request Withdrawal to the Master Servicer, if relating to a Performing Loan, or to the Special Servicer, if relating to a Specially Serviced Loan or REO Property, and include the following statement in the related correspondence:  “This is a “Repurchase Request [Withdrawal]” under Section 2.03(d) of the Pooling and Servicing Agreement relating to the UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificates, Series 2013-C6, requiring action by you as the recipient of such Repurchase Request or Repurchase Request Withdrawal thereunder”.  Upon receipt of such Repurchase Communication of such Repurchase Request or Repurchase Request Withdrawal by the Master Servicer or the Special Servicer, as applicable, such party shall be deemed to be the Repurchase Request Recipient of such Repurchase Communication of such Repurchase Request or Repurchase Request Withdrawal, and such party shall comply with the procedures set forth in this Section 2.03(d) with respect to such Repurchase Request or Repurchase Request Withdrawal.  In no event shall the Custodian, by virtue of this provision, be required to provide any notice other than as set forth in Section 2.02 of this Agreement in connection with its review of the Mortgage File.

Any party hereto that intends to pursue or cease pursuing any Repurchase Request with respect to any Mortgage Loan shall promptly so notify the Depositor to the extent that such party has not already done so pursuant to a 15Ga-1 Notice.

(e)           A “Defect” shall exist with respect to a Mortgage Loan if any document constituting a part of the related Mortgage File has not been delivered within the time periods provided for in the related Mortgage Loan Purchase Agreement, has not been properly executed, is missing, does not appear to be regular on its face or contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule.  A “Breach” shall mean a breach of any representation or warranty of any Mortgage Loan Seller made pursuant to the related Mortgage Loan Purchase Agreement with respect to any Mortgage Loan.  If any party hereto discovers or receives notice of a Defect or a Breach, and if such Defect is a Material Defect or such Breach is a Material Breach, as applicable, then such party, on behalf of the Trust Fund, shall give prompt written notice thereof to the related Mortgage Loan Seller, the other parties hereto and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Holder.  If any such Defect or Breach materially and adversely affects the value of any Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee in any Mortgage Loan or Mortgaged Property hereunder, then such Defect shall constitute a “Material Defect” or such Breach shall constitute a “Material Breach,” as the case may be; provided, however, that if any of the documents specified in clauses (i), (ii), (vii), (xi) and (xix) of the definition of “Mortgage File” are not delivered as required in the related Mortgage Loan Purchase Agreement, it shall be deemed a Material Defect.  The Custodian, the Certificate Administrator and the Trustee shall not be required to make any such determination.  Promptly upon receiving written notice of any such Material Defect or Material Breach with respect to a Mortgage Loan, accompanied by a written demand to take the actions contemplated by this sentence from the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Certificate Administrator or the Custodian, or any UBS-Barclays 2013-C5 Transaction Party, on behalf of the Trust Fund, the applicable Mortgage Loan Seller shall, not later than 90 days from the applicable Mortgage Loan Seller’s receipt of such notice of such Material Defect or Material Breach, as the case may be (or, in the case of a Material Defect or Material Breach relating to a Mortgage Loan not being a “qualified mortgage” within the meaning of the REMIC Provisions, not later than 90 days after the Mortgage Loan Seller or any party hereto discovers such Material Defect or Material Breach) (any such 90-day period, the “Initial Resolution Period”), (i) cure the same in all material respects, (ii) repurchase the affected Mortgage Loan at the applicable Repurchase Price in conformity with the applicable Mortgage Loan Purchase Agreement or (iii) substitute a Qualifying Substitute Mortgage Loan for such affected Mortgage Loan (provided that, in no event shall such substitution occur later than the second anniversary of the Closing Date) and pay to the Master Servicer for deposit into the Collection Account any Substitution Shortfall Amount in connection therewith; provided that if (i) such Material Defect or Material Breach (other than one relating to a deemed Material Defect under the proviso to the second immediately preceding sentence) is capable of being cured but not within the Initial Resolution Period or, with respect to the immediately preceding proviso, the time period set forth therein, (ii) such Material Defect or Material Breach is not related to any Mortgage Loan’s not being a “qualified mortgage” within the meaning of the REMIC Provisions and (iii) the Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Defect or Material Breach within the Initial Resolution Period, then the Mortgage Loan Seller shall have an additional period equal to the applicable Resolution Extension Period to complete such cure or, failing such cure, to repurchase the Mortgage Loan or substitute a Qualifying Substitute Mortgage Loan.

If one or more (but not all) of the Cross-Collateralized Mortgage Loans constituting a group of Cross-Collateralized Mortgage Loans are to be repurchased or substituted by the applicable Mortgage Loan Seller as contemplated by this Section 2.03(e), then, prior to the subject repurchase or substitution, the applicable Mortgage Loan Seller or its designee shall use its reasonable efforts, subject to the terms of the related Cross-Collateralized Mortgage Loan(s), to prepare and, to the extent necessary and appropriate, have executed by the related Borrower and record, such documentation as may be necessary to terminate the cross-collateralization between the Cross-Collateralized Mortgage Loan(s) in such group of Cross-Collateralized Mortgage Loans that are to be repurchased or substituted, on the one hand, and the remaining Cross-Collateralized Mortgage Loan(s) therein, on the other hand, such that those two groups of Cross-Collateralized Mortgage Loans are each secured only by the Mortgaged Properties identified in the Cross-Collateralized Mortgage Loan Schedule as directly corresponding thereto; provided that, no such termination shall be effected unless and until the Directing Holder, if one is then acting, has consented in its sole discretion and the Trustee has received from the applicable Mortgage Loan Seller (i) an Opinion of Counsel to the effect that such termination would not cause an Adverse REMIC Event to occur and (ii) a No Downgrade Confirmation; provided, further, that the Mortgage Loan Seller, in the case of the related Cross-Collateralized Mortgage Loans, may, at its option and within the 90 day cure period (and any applicable extension thereof) described above, purchase or substitute for the entire subject group of Cross-Collateralized Mortgage Loans in lieu of effecting a termination of the cross-collateralization.  All costs and expenses reasonably incurred by the Trustee or any Person acting on its behalf pursuant to this paragraph shall be included in the calculation of the Repurchase Price for the Cross-Collateralized Mortgage Loan(s) to be repurchased or substituted.  If the cross-collateralization of any group of Cross-Collateralized Mortgage Loans cannot be terminated as contemplated by this paragraph, then the Seller shall repurchase or substitute the entire subject group of Cross-Collateralized Mortgage Loans.

Notwithstanding the foregoing, if there is a Material Breach or Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan or group of Cross-Collateralized Mortgage Loans, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan or group of Cross-Collateralized Mortgage Loans if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Loan Documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Loan Documents and the Mortgage Loan Seller provides an Opinion of Counsel to the effect that such release would not cause an Adverse REMIC Event to occur and (iii) each applicable Rating Agency has provided a No Downgrade Confirmation.

In the event that a Mortgage Loan Seller, in connection with a Material Defect or a Material Breach (or an allegation of a Material Defect or a Material Breach) pertaining to a Mortgage Loan, makes a cash payment pursuant to an agreement or a settlement between the applicable Mortgage Loan Seller and the Special Servicer on behalf of the Trust (and with the consent of the Controlling Class Representative (for so long as no Consultation Termination Event has occurred and is continuing) (each such payment, a “Loss of Value Payment”) with respect to such Mortgage Loan, the amount of such Loss of Value Payment shall be deposited into the Loss of Value Reserve Fund to be applied in accordance with Section 3.06(e) of this Agreement.  If such Loss of Value Payment is made, the Loss of Value Payment shall serve as the sole remedy available to the Certificateholders and the Trustee on their behalf regarding any such Material Breach or Material Defect in lieu of any obligation of the Mortgage Loan Seller to otherwise cure such Material Breach or Material Defect or repurchase or substitute for the affected Mortgage Loan based on such Material Breach or Material Defect under any circumstances.  This paragraph is intended to apply only to a mutual agreement or settlement between the applicable Mortgage Loan Seller and the Trust, provided, however, that prior to any such agreement or settlement nothing in this paragraph shall preclude the Mortgage Loan Seller or the Trustee from exercising any of its rights related to a Material Defect or a Material Breach in the manner and timing set forth in the related Mortgage Loan Purchase Agreement or this Section 2.03 (excluding this paragraph) (including any right to cure, repurchase or substitute for such Mortgage Loan), and provided, further, that such Loss of Value Payment shall not be greater than the Repurchase Price of the affected Mortgage Loan; and provided, further that a Material Defect or a Material Breach as a result of a Mortgage Loan not constituting a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code may not be cured by a Loss of Value Payment.

If (x) there exists a breach of any representation or warranty on the part of a Mortgage Loan Seller as set forth in, or made pursuant to, certain representations set forth in the related Mortgage Loan Purchase Agreement relating to fees and expenses payable by the Borrower associated with the exercise of a defeasance option, a waiver of a “due-on-sale” provision or a “due-on-encumbrance” provision or the release of any Mortgaged Property, and (y) the related Loan Documents specifically prohibit the Master Servicer or Special Servicer from requiring the related Borrower to pay such fees and expenses, then, upon notice by the Master Servicer or Special Servicer, such Mortgage Loan Seller may cure such breach by transferring to the Collection Account, within 90 days of the such Mortgage Loan Seller’s receipt of such notice, the amount of any such fees and expenses borne by the Trust Fund that are the basis of such breach. Upon its making such deposit, such Mortgage Loan Seller shall be deemed to have cured such breach in all respects.  Provided such payment is made, this paragraph describes the sole remedy available to the Trust regarding any such breach, regardless of whether it constitutes a Material Breach, and the related Mortgage Loan Seller will not be obligated to repurchase or otherwise cure such breach.

(f)           In connection with any repurchase of or substitution for a Mortgage Loan contemplated by this Section 2.03, (A) the Custodian, the Master Servicer (with respect to any Performing Loan) and the Special Servicer (with respect to any Specially Serviced Loan) shall each tender to the applicable Mortgage Loan Seller, all portions of the Mortgage File (in the case of the Custodian) and the Servicing File (in the case of the Master Servicer and the Special Servicer, as applicable) and other documents pertaining to such Mortgage Loan possessed by it, upon delivery (i) to each of the Master Servicer or the Special Servicer, as applicable, of a trust receipt and (ii) to the Custodian by the Master Servicer or the Special Servicer, as applicable, of a Request for Release and an acknowledgement by the Master Servicer or Special Servicer, as applicable, of its receipt of the Repurchase Price or the Substitution Shortfall Amount from the applicable Mortgage Loan Seller, (B) each document that constitutes a part of the Mortgage File that was endorsed or assigned to the Trustee shall be endorsed or assigned without recourse in the form of endorsement or assignment provided to the Custodian by the applicable Mortgage Loan Seller, as the case may be, to the applicable Mortgage Loan Seller as shall be necessary to vest in the applicable Mortgage Loan Seller the legal and beneficial ownership of such Mortgage Loan to the extent such ownership was transferred to the Trustee (provided, however, that the Master Servicer or Special Servicer, as applicable, shall use reasonable efforts to cooperate in furnishing necessary information to the extent in its possession to the Mortgage Loan Seller in connection with such Mortgage Loan Seller’s preparation of such endorsement or assignment) and (C) the Certificate Administrator, the Master Servicer and the Special Servicer shall release, or cause a release of, any escrow payments and reserve funds held by the Certificate Administrator, the Master Servicer and the Special Servicer, as applicable, or on the Certificate Administrator’s, the Master Servicer’s and the Special Servicer’s, as applicable, behalf, in respect of such Mortgage Loan to the applicable Mortgage Loan Seller.

(g)           The Master Servicer (with respect to Performing Loans) and the Special Servicer (with respect to Specially Serviced Loans) shall, for the benefit of the Certificateholders and the Trustee, use reasonable efforts to enforce the obligations of the applicable Mortgage Loan Seller under Section 6 of the applicable Mortgage Loan Purchase Agreement.  Such enforcement, including, without limitation, the legal prosecution of claims, shall be carried out in accordance with the Servicing Standard.  The Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, as the case may be, shall be reimbursed for the reasonable costs of such enforcement:  first, pursuant to Section 3.06 of this Agreement (with respect to the related Mortgage Loan), out of the related Repurchase Price or Substitution Shortfall Amount, as applicable, to the extent that such expenses are a specific component thereof; and second, if at the conclusion of such enforcement action it is determined that the amounts described in clause first are insufficient, then pursuant to Section 3.06 of this Agreement, out of general collections on the Mortgage Loans on deposit in the Collection Account in each case with interest thereon at the Advance Rate from the time such expense was incurred to, but excluding, the date such expense was reimbursed.

So long as document exceptions are outstanding, on each anniversary of the Closing Date, the Custodian shall prepare and forward to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Controlling Class Representative (as identified to the Custodian by the Certificate Administrator) and the applicable Mortgage Loan Seller, a document exception report setting forth the then current status of any Defects related to the Mortgage Files pertaining to the Mortgage Loans sold by such Mortgage Loan Seller in a format mutually agreed upon between the Custodian and the Trustee.

As to any Qualifying Substitute Mortgage Loan, the Trustee shall direct the related Mortgage Loan Seller to deliver to the Custodian for such Qualifying Substitute Mortgage Loan (with a copy to the Master Servicer), the related Mortgage File with the related Note endorsed as required by Section 2.01(a)(i) hereof.  Monthly Payments due with respect to Qualifying Substitute Mortgage Loans in or prior to the month of substitution shall not be part of the Trust Fund and, if received by the Master Servicer, shall be remitted by the Master Servicer to the related Mortgage Loan Seller on the next succeeding Distribution Date.  For the month of repurchase or substitution, distributions to Certificateholders will include the Monthly Payment(s) due on the related Removed Mortgage Loan, if and to the extent received by the Master Servicer or the Special Servicer on behalf of the Trust on or prior to the related date of repurchase or substitution, as applicable, and such Mortgage Loan Seller shall be entitled to retain all amounts received thereafter in respect of such Removed Mortgage Loan.

In any month in which a Mortgage Loan Seller substitutes one or more Qualifying Substitute Mortgage Loans for one or more Removed Mortgage Loans, the Master Servicer will determine the applicable Substitution Shortfall Amount and promptly notify the Certificate

Administrator thereof.  Promptly upon receipt of such notice, the Certificate Administrator shall direct such Mortgage Loan Seller to deposit into the Collection Account cash equal to such amount concurrently with the delivery of the Mortgage Files for such Qualifying Substitute Mortgage Loans, without any reimbursement thereof.  The Certificate Administrator shall also direct such Mortgage Loan Seller to give written notice to the Depositor, the Trustee and the Master Servicer of such deposit.  The Certificate Administrator shall amend the Mortgage Loan Schedule to reflect the removal of each Removed Mortgage Loan and, if applicable, the substitution of the Qualifying Substitute Mortgage Loan; and, upon such amendment, the Certificate Administrator shall deliver or cause the delivery of such amended Mortgage Loan Schedule to the other parties hereto.  Upon any such substitution, the Qualifying Substitute Mortgage Loans shall be subject to the terms of this Agreement in all respects.

It is understood and agreed that Section 6 of the Mortgage Loan Purchase Agreements provides the sole remedy available to the Certificateholders and the Trustee on behalf of the Certificateholders respecting any Breach (including a Breach with respect to a Mortgage Loan failing to constitute a Qualified Mortgage) or any Defect.

(h)           In the event that any litigation is commenced which alleges facts which, in the judgment of the Depositor, could constitute a breach of any of the Depositor’s representations and warranties relating to the Mortgage Loans, the Depositor hereby reserves the right to conduct the defense of such litigation at its expense and shall not be required to obtain any consent from the Master Servicer, the Special Servicer or the Directing Holder, unless such defense results in any liability of the Master Servicer, the Special Servicer or the Directing Holder, as applicable.

(i)           If for any reason a Mortgage Loan Seller fails to fulfill its obligations under the related Mortgage Loan Purchase Agreement with respect to any Mortgage Loan, the Master Servicer (with respect to Performing Loans) and the Special Servicer (with respect to Specially Serviced Loans) shall use reasonable efforts in enforcing any obligation of such Mortgage Loan Seller to cure, repurchase or substitute for such Mortgage Loan under the terms of the related Mortgage Loan Purchase Agreement all at the expense of such Mortgage Loan Seller.

Section 2.04     Representations, Warranties and Covenants of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Operating Advisor.

(a)           The Master Servicer hereby represents and warrants to and covenants with the Depositor, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee (for its own benefit and for the benefit of the Certificateholders), as of the Closing Date, that:

(i)            The Master Servicer is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America, and the Master Servicer is in compliance with the laws of each state (within the United States of America) in which any related Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)           The execution and delivery of this Agreement by the Master Servicer, and the performance and compliance with the terms of this Agreement by the Master Servicer, do not (A) violate the Master Servicer’s organizational documents or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Master Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Master Servicer to perform its obligations under this Agreement or its financial condition;

(iii)          The Master Servicer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance by it of this Agreement, and has duly executed and delivered this Agreement;

(iv)          This Agreement, assuming due authorization, execution and delivery by the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the Special Servicer and the Depositor, constitutes a valid, legal and binding obligation of the Master Servicer, enforceable against the Master Servicer in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)           The Master Servicer is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which default, in the Master Servicer’s reasonable judgment is likely to materially and adversely affect the financial condition or operations of the Master Servicer or its properties taken as a whole or its ability to perform its duties and obligations hereunder;

(vi)          No litigation is pending or, to the best of the Master Servicer’s knowledge, threatened against the Master Servicer which would prohibit the Master Servicer from entering into this Agreement or, in the Master Servicer’s good faith and reasonable judgment is likely to materially and adversely affect either the ability of the Master Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer;

(vii)         No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Master Servicer, or compliance by the Master Servicer with, this Agreement or the consummation of the transactions of the Master Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained, or which, if not obtained would not have a materially adverse effect on the ability of the Master Servicer to perform its obligations hereunder;

(viii)        Each officer and employee of the Master Servicer that has responsibilities concerning the servicing and administration of Mortgage Loans is covered by errors and omissions insurance and the fidelity bond in the amounts and with the coverage required by this Agreement, except to the extent that the Master Servicer may self-insure with respect to such risks in accordance with Section 3.08 of this Agreement.

(b)           The Special Servicer hereby represents and warrants to and covenants with the Depositor, the Master Servicer, the Operating Advisor, the Certificate Administrator and the Trustee (for its own benefit and for the benefit of the Certificateholders), as of the Closing Date, that:

(i)            The Special Servicer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Special Servicer is in compliance with the laws of each state (within the United States of America) in which any related Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)           The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, do not (A) violate the Special Servicer’s organizational documents or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Special Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or its financial condition;

(iii)          The Special Servicer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance by it of this Agreement, and has duly executed and delivered this Agreement;

(iv)          This Agreement, assuming due authorization, execution and delivery by the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer and the Depositor, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)           The Special Servicer is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which default, in the Special Servicer’s reasonable judgment is likely to materially and adversely affect the financial condition or operations of the Special Servicer or its properties taken as a whole or its ability to perform its duties and obligations hereunder;

(vi)          No litigation is pending or, to the best of the Special Servicer’s knowledge, threatened against the Special Servicer which would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer’s good faith and reasonable judgment is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer;

(vii)         No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Special Servicer, or compliance by the Special Servicer with, this Agreement or the consummation of the transactions of the Special Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained, or which, if not obtained would not have a materially adverse effect on the ability of the Special Servicer to perform its obligations hereunder;

(viii)        Each officer and employee of the Special Servicer that has responsibilities concerning the servicing and administration of Mortgage Loans is covered by errors and omissions insurance and the fidelity bond in the amounts and with the coverage required by this Agreement.

(c)            [RESERVED].

(d)           The Trustee hereby represents and warrants to and covenants with the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and for the benefit of the Certificateholders, as of the Closing Date, that:

(i)            The Trustee is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America and has full power, authority and legal right to own its properties and conduct its business as presently conducted and to execute, deliver and perform the terms of this Agreement.

(ii)           This Agreement has been duly authorized, executed and delivered by the Trustee and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding instrument enforceable against the Trustee in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(iii)          Neither the execution and delivery of this Agreement by the Trustee nor the consummation by the Trustee of the transactions herein contemplated to be performed by the Trustee, nor compliance by the Trustee with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any applicable law (subject to the appointment in accordance with such applicable law of any co-Trustee or separate Trustee required pursuant to this Agreement), governmental rule, regulation, judgment, decree or order binding on the Trustee or its properties or the organizational documents of the Trustee or the terms of any material agreement, instrument or indenture to which the Trustee is a party or by which it is bound which, in the Trustee’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Trustee to perform its obligations under this Agreement.

(iv)          The Trustee is not in violation of, and the execution and delivery of this Agreement by the Trustee and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court binding on the Trustee or any law, order or regulation of any federal, state, municipal or governmental agency having jurisdiction, or result in the creation or imposition of any lien, charge or encumbrance which, in any such event, would have consequences that would materially and adversely affect the condition (financial or otherwise) or operation of the Trustee or its properties.

(v)           No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Trustee of or compliance by the Trustee with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date or which, if not obtained, would have a materially adverse effect on the Trustee’s ability to perform its obligations hereunder.

(vi)          To the best of the Trustee’s knowledge, no litigation is pending or threatened against the Trustee which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement or the Indemnification Agreement, dated April 11, 2013, among the Trustee, the Depositor and the Principals.

(e)           The Certificate Administrator hereby represents and warrants to and covenants with the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and the Trustee (for its own benefit and for the benefit of the Certificateholders), as of the Closing Date, that:

(i)            The Certificate Administrator is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America and has full power, authority and legal right to own its properties and conduct its business as presently conducted and to execute, deliver and perform the terms of this Agreement.

(ii)           This Agreement has been duly authorized, executed and delivered by the Certificate Administrator and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding instrument enforceable against the Certificate Administrator in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(iii)          Neither the execution and delivery of this Agreement by the Certificate Administrator nor the consummation by the Certificate Administrator of the transactions herein contemplated to be performed by the Certificate Administrator, nor compliance by the Certificate Administrator with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any applicable law, governmental rule, regulation, judgment, decree or order binding on the Certificate Administrator or its properties or the organizational documents of the Certificate Administrator or the terms of any material agreement, instrument or indenture to which the Certificate Administrator is a party or by which it is bound which, in the Certificate Administrator’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Certificate Administrator to perform its obligations under this Agreement.

(iv)          The Certificate Administrator is not in violation of, and the execution and delivery of this Agreement by the Certificate Administrator and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court binding on the Certificate Administrator or any law, order or regulation of any federal, state, municipal or governmental agency having jurisdiction, or result in the creation or imposition of any lien, charge or encumbrance which, in any such event, would have consequences that would materially and adversely affect the condition (financial or otherwise) or operation of the Certificate Administrator or its properties.

(v)           No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Certificate Administrator of or compliance by the Certificate Administrator with this Agreement, or if required, such approval has been obtained prior to the Cut-off Date or which, if not obtained, would have a materially adverse effect on the Certificate Administrator’s ability to perform its obligations hereunder.

(vi)          To the best of the Certificate Administrator’s knowledge, no litigation is pending or threatened against the Certificate Administrator which would prohibit its entering into or materially and adversely affect its ability to perform its obligations under this Agreement or the Indemnification Agreement, dated April 11, 2013, among the Certificate Administrator, the Depositor and the Principals.

(f)            The Operating Advisor hereby represents and warrants to and covenants with the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee (for its own benefit and for the benefit of the Certificateholders), as of the Closing Date, that

(i)            The Operating Advisor is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of New York and has full power, authority and legal right to own its properties and conduct its business as presently conducted and to execute, deliver and perform the terms of this Agreement.

(ii)           The execution and delivery of this Agreement by the Operating Advisor, and the performance and compliance with the terms of this Agreement by the Operating Advisor, do not (A) violate the Operating Advisor’s organizational documents or (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Operating Advisor or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Operating Advisor to perform its obligations under this Agreement or its financial condition.

(iii)          The Operating Advisor has the full limited liability company power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance by it of this Agreement, and has duly executed and delivered this Agreement.

(iv)          This Agreement, assuming due authorization, execution and delivery by the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, and the Depositor, constitutes a valid, legal and binding obligation of the Operating Advisor, enforceable against the Operating Advisor in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(v)           The Operating Advisor is not in default with respect to any law, any order or decree of any court, or any order, regulation or demand of any federal, state, municipal or governmental agency, which default, in the Operating Advisor’s reasonable judgment, is likely to materially and adversely affect the financial condition or operations of the Operating Advisor or its properties taken as a whole or its ability to perform its duties and obligations hereunder.

(vi)          No litigation is pending or, to the best of the Operating Advisor’s knowledge, threatened against the Operating Advisor which would prohibit the Operating Advisor from entering into this Agreement or, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Operating Advisor to perform its obligations under this Agreement or the financial condition of the Operating Advisor.

(vii)         No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Operating Advisor, or compliance by the Operating Advisor with, this Agreement or the consummation of the transactions of the Operating Advisor contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained, or which, if not obtained would not have a materially adverse effect on the ability of the Operating Advisor to perform its obligations hereunder.

(g)           It is understood and agreed that the respective representations and warranties of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Operating Advisor set forth in this Section 2.04 shall survive delivery of the respective Mortgage Files to the Trustee or the Custodian on behalf of the Trustee until the termination of this Agreement, and shall inure to the benefit of the Depositor, the Certificateholders and each other party hereto to which they are expressly made.  Upon discovery by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or a Responsible Officer of the Trustee (or upon written notice thereof from any Certificateholder) of a breach of any of the representations and warranties set forth in this Section 2.04 that materially and adversely affects the interests of the Certificateholders, the Depositor, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator, the party discovering such breach shall give prompt written notice to the other parties hereto.

Section 2.05     Execution and Delivery of Certificates; Issuance of Lower-Tier Regular Interests.

The Trustee acknowledges the assignment to it of the Mortgage Loans and the delivery of the Mortgage Files to the Custodian (to the extent the documents constituting the Mortgage Files are actually delivered to the Custodian), subject to the provisions of Section 2.01 and Section 2.02 of this Agreement and, concurrently with such delivery:  (i) acknowledges and hereby declares that it holds the Mortgage Loans for the benefit of (A) the Holders of the Class LR Certificates and (B) the Lower-Tier REMIC; (ii) acknowledges the issuance of the Lower-Tier Regular Interests and has caused to be executed and authenticated and delivered to or upon the order of the Depositor, or as directed by the terms of this Agreement, the Class LR Certificates in authorized denominations, registered in the name or names set forth in such order or as so directed in this Agreement; (iii) declares that it holds the Lower-Tier Regular Interests on behalf of the Upper-Tier REMIC and the Holders of the Certificates (other than the Class LR Certificates); and (iv) in exchange for the Lower-Tier Regular Interests, acknowledges the issuance of the Class A-3FL Regular Interest to the Depositor and has caused to be executed and authenticated and delivered to or upon the order of the Depositor, or as directed by the terms of this Agreement, the Regular Certificates (other than the Class A-3FL and Class A-3FX Certificates) and the Class R Certificates in authorized denominations, and (v) has caused to be executed and authenticated and delivered to or upon the order of the Depositor, or as directed by the terms of this Agreement, the Class A-3FL and Class A-3FX Certificates (as further described below) in authorized denominations, in each case registered in the names set forth in such order or as so directed in this Agreement.  The Certificates evidence ownership of the entire Trust Fund.

The Certificate Administrator acknowledges that it has executed the Swap Agreement.

The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to the Class A-3FL Regular Interest to the Trustee for the benefit of the holders of the Class A-3FL and Class A-3FX Certificates. The Trustee (i) acknowledges the assignment to it of the Class A-3FL Regular Interest, (ii) declares that it holds and will hold the Class A-3FL Regular Interest in trust for the exclusive use and benefit of all present and future Holders of the Class A-3FL and Class A-3FX Certificates and the Swap Agreement in trust for the exclusive use and benefit of all present and future Holders of the Class A-3FL Certificates and (iii) has caused the Certificate Administrator to execute, and has caused the Authenticating Agent to authenticate and to deliver to or upon the order of the Depositor, in exchange for the Class A-3FL Regular Interest and for entering into the Swap Agreement, and the Depositor hereby acknowledges the receipt by it or its designees of the Class A-3FL and Class A-3FX Certificates in authorized Denominations.

Section 2.06     Miscellaneous REMIC and Grantor Trust Provisions.

(a)           The Lower-Tier Regular Interests issued hereunder are hereby designated as the “regular interests” in the Lower-Tier REMIC within the meaning of Section 860G(a)(1) of the Code, and the Class LR Certificates is hereby designated as the sole class of “residual interests” in the Lower-Tier REMIC within the meaning of Section 860G(a)(2) of the Code.  The Regular Certificates (other than the Class A-3FL and Class A-3FX Certificates) and the Class A-3FL Regular Interest are hereby designated as “regular interests” in the Upper-Tier REMIC within the meaning of Section 860G(a)(1) of the Code and the Class R Certificates are hereby designated as the sole Class of “residual interests” in the Upper-Tier REMIC within the meaning of Section 860G(a)(2) of the Code.  The Closing Date is hereby designated as the “Startup Day” of each Trust REMIC within the meaning of Section 860G(a)(9) of the Code.  The “latest possible maturity date” of the Lower-Tier Regular Interests and the Regular Certificates (other than the Class A-3FL and Class A-3FX Certificates) and the Class A-3FL Regular Interest for purposes of Section 860G(a)(l) of the Code is the Rated Final Distribution Date.

(b)           None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer shall enter into any arrangement by which the Trust Fund will receive a fee or other compensation for services other than as specifically contemplated herein.

(c)           The Class A-3FL Certificates and Class A-3FX Certificates shall represent undivided beneficial interests in the portion of the Trust Fund consisting of the Class A-3FL Specific Grantor Trust Assets and the Class A-3FX Specific Grantor Trust Assets, respectively, each of which portions shall be treated as part of a grantor trust within the meaning of subpart E, part I of subchapter J of the Code.

ARTICLE III

ADMINISTRATION AND SERVICING
OF THE TRUST FUND

Section 3.01     The Master Servicer To Act as Master Servicer; Special Servicer To Act as Special Servicer; Administration of the Mortgage Loans.

In this Section 3.01, the term “Mortgage Loan”, unless otherwise indicated, shall not include the Non-Serviced Mortgage Loan.

(a)           The Master Servicer (with respect to Performing Loans, and to the extent expressly provided herein, Specially Serviced Loans and REO Loans) and the Special Servicer (with respect to Specially Serviced Loans and REO Loans, and to the extent provided herein, Performing Loans), each as an independent contractor servicer, shall service and administer the Mortgage Loans and any REO Properties on behalf of the Trust Fund, in accordance with the Servicing Standard, and in the Certificateholders’ Best Interests.

The Master Servicer’s or Special Servicer’s liability for actions and omissions in its capacity as Master Servicer or Special Servicer, as the case may be, hereunder is limited as provided herein (including, without limitation, pursuant to Section 6.03 hereof).  To the extent consistent with the foregoing and subject to any express limitations set forth in this Agreement, the Master Servicer and Special Servicer shall seek to maximize the timely and complete recovery of principal and interest on the Notes; provided, however, that nothing herein contained shall be construed as an express or implied guarantee by the Master Servicer or Special Servicer of the collectibility of the Mortgage Loans.  Subject only to the Servicing Standard, the Master Servicer and Special Servicer shall have full power and authority, acting alone or through Sub-Servicers (subject to paragraph (c) of this Section 3.01, to the related Sub-Servicing Agreement with each Sub-Servicer and to Section 3.02 of this Agreement), to do or cause to be done any and all things in connection with such servicing and administration that it may deem consistent with the Servicing Standard and, in its reasonable judgment, in the Certificateholders’ Best Interests, including, without limitation, with respect to each Mortgage Loan and related REO Property, to prepare, execute and deliver, on behalf of the Certificateholders and the Trustee or any of them:  (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien on each Mortgaged Property and related collateral; (ii) any modifications, waivers, consents or amendments to or with respect to any documents contained in the related Mortgage File; and (iii) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Properties.  Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer shall modify, amend, waive or otherwise consent to any change of the terms of any Mortgage Loan except under the circumstances described in Section 3.03, Section 3.09, Section 3.10, Section 3.24, Section 3.25 and Section 3.26 hereof.  The Master Servicer (with respect to Mortgage Loans other than Specially Serviced Loans and REO Loans) and the Special Servicer (with respect to Specially Serviced Loans and REO Loans) shall provide to the Borrowers related to the Mortgage Loans that it is servicing any reports required to be provided to them pursuant to the related Loan Documents.  Subject to Section 3.11 of this Agreement, the Trustee shall, upon the receipt of a written request of a Servicing Officer, execute and deliver to the Master Servicer and Special Servicer, as applicable, any powers of attorney and other documents prepared by the Master Servicer and Special Servicer, as applicable, and necessary or appropriate (as certified in such written request) to enable the Master Servicer and Special Servicer, as applicable, to carry out their servicing and administrative duties hereunder.  The Trustee shall not be held liable for any misuse of any such power of attorney by the Master Servicer and Special Servicer, as applicable.  Notwithstanding anything contained herein to the contrary, none of the Master Servicer or the Special Servicer shall, without the Trustee’s written consent:  (i) initiate any action, suit or proceeding solely under the Trustee’s name without indicating the Master Servicer’s or Special Servicer’s, as applicable, representative capacity; or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state.

(b)           Unless otherwise provided in the related Note (or any related Co-Lender Agreement), the Master Servicer shall apply any partial Principal Prepayment received on a Mortgage Loan on a date other than a Due Date to the principal balance of such Mortgage Loan as of the Due Date immediately following the date of receipt of such partial Principal Prepayment.  Unless otherwise provided in the related Note (or any related Co-Lender Agreement), the Master Servicer shall apply any amounts received on U.S. Treasury obligations in respect of a Mortgage Loan being defeased pursuant to its terms to the principal balance of and interest on such Mortgage Loan as of the Due Date immediately following the receipt of such amounts.

(c)           The Master Servicer and the Special Servicer, may enter into Sub-Servicing Agreements with third parties with respect to any of its respective obligations hereunder, provided that (i) any such agreement requires the Sub-Servicer to comply with all of the applicable terms and conditions of this Agreement and is consistent with the provisions of this Agreement, the terms of the respective Mortgage Loans and any related Co-Lender Agreement, (ii) if such Sub-Servicer is a Servicing Function Participant or an Additional Servicer, any such agreement provides that (x) the failure of such Sub-Servicer to comply with any of the requirements under Article X of this Agreement applicable to such Sub-Servicer, including the failure to deliver any reports, certificates or disclosure information under the Exchange Act or under the rules and regulations promulgated under the Exchange Act, at the time such report, certification or information is required under Article X and (y) the failure of such Sub-Servicer to comply with any requirements to deliver any items required by Items 1122 and 1123 of Regulation AB under any other pooling and servicing agreement relating to any other series of certificates offered by the Depositor shall constitute an event of default by such Sub-Servicer upon the occurrence of which the Master Servicer shall (and the Depositor may) immediately terminate the related Sub-Servicer under the related Sub-Servicing Agreement, which termination shall be deemed for cause, (iii) no Sub-Servicer retained by the Master Servicer or the Special Servicer, as applicable, shall grant any modification, extension, waiver or amendment to any Mortgage Loan or foreclose any Mortgage without the approval of the Master Servicer or the Special Servicer, as applicable, which approval shall be given or withheld in accordance with the procedures set forth in Section 3.09, Section 3.10, Section 3.24, Section 3.25 and Section 3.26, as applicable, (iv) such agreement shall be consistent with the Servicing Standard, (v) with respect to any Sub-Servicing Agreement entered into after the Closing Date, if such Sub-Servicer is a Servicing Function Participant or an Additional Servicer, such Sub-Servicer, at the time the related Sub-Servicing Agreement is entered into, is not a Prohibited Party and (vi) the Master Servicer or Special Servicer, as applicable, shall be responsible for the fees of any Sub-Servicer retained by it.  Any such Sub-Servicing Agreement may permit the Sub-Servicer to delegate its duties to agents or Subcontractors so long as the related agreements or arrangements with such agents or Subcontractors are consistent with the provisions of this Section 3.01(c) (including, for the avoidance of doubt, that no such agent or Subcontractor is a Prohibited Party, if such agent or Subcontractor would be a Servicing Function Participant, at the time the related Sub-Servicing Agreement is entered into) and, to the extent applicable, Article X.  Any monies received by a Sub-Servicer pursuant to a Sub-Servicing agreement (other than Sub-servicing fees) shall be deemed to be received by the Master Servicer on the date received by such Sub-Servicer.

Any Sub-Servicing Agreement entered into by the Master Servicer or the Special Servicer, as applicable, shall provide that it may be assumed by the Trustee (in its sole discretion, but must be assumed with respect to any Mortgage Loan Seller Sub-Servicer so long as such Mortgage Loan Seller Sub-Servicer is not in default under the applicable Sub-Servicing Agreement) if the Trustee has assumed the duties of the Master Servicer or the Special Servicer, respectively, or any successor Master Servicer or Special Servicer, as applicable, without cost or obligation to the assuming party or the Trust Fund, upon the assumption by such party of the obligations, except to the extent they arose prior to the date of assumption, of the Master Servicer or the Special Servicer, as applicable, pursuant to Section 7.02 (it being understood that any such obligations shall be the obligations of the terminated Master Servicer or Special Servicer, as applicable, only).

Any Sub-Servicing Agreement, and any other transactions or services relating to the Mortgage Loans involving a Sub-Servicer, shall be deemed to be between the Master Servicer or the Special Servicer, as applicable, and such Sub-Servicer alone, and the Trustee, the Certificate Administrator, the Trust Fund, the Operating Advisor and Certificateholders shall not be deemed parties thereto and shall have no claims, rights (except as specified below), obligations, duties or liabilities with respect to the Sub-Servicer, except as set forth in Section 3.01(c)(ii) and Section 3.01(d).

Any Sub-Servicing Agreement as to which a Mortgage Loan Seller required the Master Servicer to enter into shall provide that the Master Servicer (and any successor Master Servicer) or Trustee may only terminate the related Mortgage Loan Seller Sub-Servicer for cause pursuant to such Sub-Servicing Agreement and as otherwise specified in such Sub-Servicing Agreement.

Notwithstanding the provisions of any Sub-Servicing Agreement and this Section 3.01, in no event shall the Trust Fund, the Trustee, the Certificate Administrator or the Depositor bear any termination fee required to be paid to any Sub-Servicer as a result of the termination of any Sub-Servicing Agreement.

Notwithstanding any other provision of this Agreement, the Special Servicer shall not enter into any Sub-Servicing Agreement with respect to any Specially Serviced Loan or REO Property which provides for the performance by third parties of any or all of its obligations herein, without the consent of the Directing Holder (for so long as no Control Termination Event has occurred and is continuing), except to the extent necessary for the Special Servicer to comply with applicable regulatory requirements.

(d)           If the Trustee or any successor Master Servicer assumes the obligations of the Master Servicer, or if the Trustee or any successor Special Servicer assumes the obligations of the Special Servicer, in each case in accordance with Section 7.02, the Trustee, the successor Master Servicer or such successor Special Servicer, as applicable, to the extent necessary to permit the Trustee, the successor Master Servicer or such successor Special Servicer, as applicable, to carry out the provisions of Section 7.02, shall, without act or deed on the part of the Trustee, the successor Master Servicer or such successor Special Servicer, as applicable, succeed to all of the rights and obligations of the Master Servicer or the Special Servicer, as applicable, under any Sub-Servicing Agreement entered into by the Master Servicer or the Special Servicer, as applicable, pursuant to Section 3.01(c).  In such event, such successor shall be deemed to have assumed all of the Master Servicer’s or the Special Servicer’s interest, as applicable, therein (but not any liabilities or obligations in respect of acts or omissions of the Master Servicer or the Special Servicer, as applicable, prior to such deemed assumption) and to have replaced the Master Servicer or the Special Servicer, as applicable, as a party to such Sub-Servicing Agreement to the same extent as if such Sub-Servicing Agreement had been assigned to such successor, except that the Master Servicer or the Special Servicer, as applicable, shall not thereby be relieved of any liability or obligations under such Sub-Servicing Agreement that accrued prior to the succession of such successor.

If the Trustee or any successor Master Servicer or Special Servicer, as applicable, assumes the servicing obligations of the Master Servicer or the Special Servicer, as applicable, then upon request of such successor, the Master Servicer or Special Servicer, as applicable, shall at its own expense (except (i) in the event that the Special Servicer is terminated pursuant to Section 3.22(b), at the expense of the Certificateholders effecting such termination, as applicable; or (ii) in the event that the Master Servicer or the Special Servicer is terminated pursuant to Section 6.04(c), at the expense of the Trust) deliver to such successor all documents and records relating to any Sub-Servicing Agreement and the Mortgage Loans then being serviced thereunder and an accounting of amounts collected and held by it, if any, and shall otherwise use commercially reasonable efforts to effect the orderly and efficient transfer of any Sub-Servicing Agreement to such successor.  The Master Servicer shall not be required to assume the obligations of the Special Servicer and nothing in this paragraph shall imply otherwise.

(e)           The parties hereto acknowledge that the Non-Serviced Loan Combination is subject to the terms and conditions of the related Co-Lender Agreement and the UBS-Barclays 2013-C5 Pooling and Servicing Agreement.  The parties hereto further recognize the rights and obligations of the Non-Serviced Companion Loan Noteholders under the Co-Lender Agreement, including, without limitation, with respect to (A) the allocation of collections (and all other amounts received in connection with the Non-Serviced Loan Combination) on or in respect of the Non-Serviced Mortgage Loan and Non-Serviced Companion Loan and (B) the allocation of Default Interest on or in respect of the Non-Serviced Mortgage Loan and Non-Serviced Companion Loan.

Notwithstanding the foregoing, to the extent of any inconsistency between the Co-Lender Agreement, on one hand, and the UBS-Barclays 2013-C5 Pooling and Servicing Agreement, on the other, the UBS-Barclays 2013-C5 Pooling and Servicing Agreement shall control.

Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that each Master Servicer’s and Special Servicer’s obligations, responsibilities and authority with respect to the Non-Serviced Mortgage Loan are limited to processing payments received from the UBS-Barclays 2013-C5 Master Servicer, preparing pool-wide reports and other obligations and responsibilities expressly provided in this Agreement.  The Master Servicer (with respect to the Mortgage Loans that are not Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans), as applicable, shall use commercially reasonable efforts, consistent with the applicable Servicing Standard, to enforce the rights of the Trustee (as holder of the Non-Serviced Mortgage Loan) under the Co-Lender Agreement and the UBS-Barclays 2013-C5 Pooling and Servicing Agreement.  The Master Servicer shall cooperate as it shall deem reasonably necessary, if requested, to facilitate the servicing of the Non-Serviced Mortgage Loan by the UBS-Barclays 2013-C5 Master Servicer and the UBS-Barclays 2013-C5 Special Servicer.

Section 3.02     Liability of the Master Servicer and the Special Servicer When Sub-Servicing.

In this Section 3.02, the term “Mortgage Loan,” unless otherwise indicated, shall not refer to the Non-Serviced Mortgage Loan.

Notwithstanding any Sub-Servicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Master Servicer, Special Servicer or Certificate Administrator, as applicable, and any Person (or its agents or Subcontractors) acting as sub-servicer, Subcontractor or otherwise, or any reference to actions taken through any Person acting as sub-servicer, Subcontractor or otherwise, the Master Servicer, the Special Servicer, and the Certificate Administrator, as applicable, shall remain obligated and primarily liable to (i) the Depositor, the Trustee (on behalf of the Certificateholders), the Certificateholders for the servicing and administering of the Mortgage Loans in accordance with the provisions of this Agreement and (ii) the Depositor for compliance by the Master Servicer, Special Servicer, or Certificate Administrator, as applicable, and such Person acting as sub-servicer or Subcontractor with the applicable provisions of Article X of this Agreement, without diminution of such obligation or liability by virtue of such sub-servicing agreements or arrangements or by virtue of indemnification from the Depositor or any other Person acting as sub-servicer (or its agents or Subcontractors) to the same extent and under the same terms and conditions as if the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, alone were servicing and administering the Mortgage Loans.  Each of the Master Servicer and the Special Servicer shall be entitled to enter into an agreement with any sub-servicer providing for indemnification of the Master Servicer or the Special Servicer, as applicable, by such sub-servicer, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification, but no such agreement for indemnification shall be deemed to limit or modify this Agreement.

Section 3.03     Collection of Mortgage Loan Payments.

In this Section 3.03, the term “Mortgage Loan”, unless otherwise indicated, shall not include the Non-Serviced Mortgage Loan.

The Master Servicer (with respect to all the Mortgage Loans, other than Specially Serviced Loans and REO Loans) and the Special Servicer (with respect to Specially Serviced Loans) shall use reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans each is obligated to service hereunder, and shall follow the Servicing Standard with respect to such collection procedures; provided, however, that nothing herein contained shall be construed as an express or implied guarantee by the Master Servicer or the Special Servicer of the collectibility of the Mortgage Loans.  With respect to each Performing Loan, the Master Servicer shall use its reasonable efforts, consistent with the Servicing Standard, to collect income statements and rent rolls from Borrowers as required by the Loan Documents and the terms hereof.  With respect to each Specially Serviced Loan, the Special Servicer shall use its reasonable efforts, consistent with the Servicing Standard, to collect income statements and rent rolls from Borrowers as required by the Loan Documents.  The Master Servicer shall provide at least 90 days’ notice (with a copy to the Special Servicer) to the Borrowers of Balloon Payments coming due.  Consistent with the foregoing, the Master Servicer (with respect to each Performing Loan) or the Special Servicer (with respect to Specially Serviced Loans) may in their discretion waive any late payment charge or Default Interest in connection with any delinquent Monthly Payment or Balloon Payment with respect to any Mortgage Loan that it is servicing.  In addition, the Special Servicer shall be entitled to take such actions with respect to the collection of payments on the Mortgage Loans as are permitted or required under this Agreement.

Section 3.04     Collection of Taxes, Assessments and Similar Items; Escrow Accounts.

In this Section 3.04, the term “Mortgage Loan”, unless otherwise indicated, shall not include the Non-Serviced Mortgage Loan.

(a)           The Master Servicer, in the case of all Mortgage Loans, shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums payable with respect thereto.  The Special Servicer, in the case of REO Loans, and the Master Servicer, in the case of all Mortgage Loans, shall use reasonable efforts consistent with the Servicing Standard to, from time to time, (i) obtain all bills for the payment of such items (including renewal premiums), and (ii) effect, or, if the Special Servicer, to use reasonable efforts to cause the Master Servicer to effect, payment of all such bills with respect to the related Mortgaged Properties prior to the applicable penalty or termination date, in each case employing for such purpose Escrow Payments as allowed under the terms of the related Loan Documents for the related Mortgage Loan.  If a Borrower fails to make any such payment on a timely basis or collections from the Borrower or the applicable REO Property are insufficient to pay any such item before the applicable penalty or termination date, the Master Servicer shall advance the amount of any shortfall as a Property Advance unless the Master Servicer or the Special Servicer determines in accordance with the Servicing Standard that such Advance would be a Nonrecoverable Advance (provided that with respect to advancing insurance premiums or delinquent tax assessments the Master Servicer shall comply with the provisions of the second to last paragraph in Section 3.21(d) of this Agreement).  The Master Servicer shall be entitled to reimbursement of Property Advances, with interest thereon at the Advance Rate, that it makes pursuant to this Section 3.04 of this Agreement from amounts received on or in respect of the related Mortgage Loan respecting which such Advance was made or if such Advance has become a Nonrecoverable Advance, to the extent permitted by Section 3.06 of this Agreement.  No costs incurred by the Master Servicer in effecting the payment of taxes and assessments on the Mortgaged Properties shall, for the purpose of calculating distributions to Certificateholders, be added to the amount owing under the related Mortgage Loans, notwithstanding that the terms of such Mortgage Loans so permit.

The parties acknowledge that with respect to the Non-Serviced Mortgage Loan, the UBS-Barclays 2013-C5 Master Servicer (and not the Master Servicer, but in certain cases the UBS-Barclays 2013-C5 Trustee) is obligated to make property advances with respect to the Non-Serviced Mortgage Loan, pursuant to the UBS-Barclays 2013-C5 Pooling and Servicing Agreement.  The UBS-Barclays 2013-C5 Master Servicer and the UBS-Barclays 2013-C5 Trustee shall be entitled to reimbursement for “Nonrecoverable Property Advances” (as such term is defined in the UBS- Barclays 2013-C5 Pooling and Servicing Agreement) with, in each case, any accrued and unpaid interest thereon provided for under the UBS-Barclays 2013-C5 Pooling and Servicing Agreement in the manner set forth in the UBS-Barclays 2013-C5 Pooling and Servicing Agreement, the related Co-Lender Agreement and Section 3.06(a)(v) of this Agreement.

(b)           The Master Servicer shall segregate and hold all funds collected and received pursuant to any Mortgage Loan that it is servicing constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more segregated custodial accounts (each, an “Escrow Account”) into which all Escrow Payments shall be deposited within two (2) Business Days after receipt of properly identified funds and maintained in accordance with the requirements of the related Mortgage Loan and in accordance with the Servicing Standard.  The Master Servicer shall also deposit into each Escrow Account any amounts representing losses on Permitted Investments to the extent required pursuant to Section 3.07(b) of this Agreement and any Insurance Proceeds or Liquidation Proceeds which are required to be applied to the restoration or repair of any Mortgaged Property pursuant to the related Mortgage Loan.  Escrow Accounts shall be Eligible Accounts (except to the extent the related Loan Documents require it to be held in an account that is not an Eligible Account); provided, however, in the event that the ratings of the financial institution holding such account are downgraded to a ratings level below that of an Eligible Account (except to the extent the related Loan Documents require it to be held in an account that is not an Eligible Account), the Master Servicer shall have 30 days (or such longer time as confirmed by a No Downgrade Confirmation, obtained at the expense of the Master Servicer relating to the Certificates) to transfer such account to an Eligible Account.  Escrow Accounts shall be entitled, “Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, on behalf of U.S. Bank National Association, as Trustee, for the benefit of the Holders of UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificates, Series 2013-C6 and Various Borrowers”.  Withdrawals from an Escrow Account may be made by the Master Servicer only:

(i)             to effect timely payments of items for which the applicable Escrow Payments were intended under the related Mortgage Loan;

(ii)           to transfer funds to the Collection Account (or any sub-account thereof) to reimburse the Master Servicer or the Trustee for any Property Advance (with interest thereon at the Advance Rate) relating to Escrow Payments, but only from amounts received with respect to the related Mortgage Loan which represent late collections of Escrow Payments thereunder;

(iii)          for application to the restoration or repair of the related Mortgaged Property in accordance with the related Mortgage Loan and the Servicing Standard;

(iv)          to clear and terminate such Escrow Account upon the termination of this Agreement or pay-off of the related Mortgage Loan;

(v)           to pay from time to time to the related Borrower any interest or investment income earned on funds deposited in the Escrow Account if such income is required to be paid to the related Borrower under law or by the terms of the Loan Documents for such Mortgage Loan, or otherwise to the Master Servicer; or

(vi)          to remove any funds deposited in an Escrow Account that were not required to be deposited therein or to refund amounts to Borrowers determined to be overages.

(c)           The Master Servicer shall, as to each Mortgage Loan that it is servicing, (i) maintain accurate records with respect to the related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof and (ii) use reasonable efforts to obtain, from time to time, all bills for (or otherwise confirm) the payment of such items (including renewal premiums) and, for such Mortgage Loans that require the related Borrower to escrow for such items, shall effect payment thereof prior to the applicable penalty or termination date.  For purposes of effecting any such payment for which it is responsible, the Master Servicer shall apply Escrow Payments as allowed under the terms of the related Loan Documents for such Mortgage Loan (or, if such Mortgage Loan does not require the related Borrower to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the Master Servicer shall use reasonable efforts consistent with the Servicing Standard to cause the related Borrower to comply with the requirement of the related Loan Documents that the Borrower make payments in respect of such items at the time they first become due and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items).  Subject to Section 3.21 of this Agreement, the Master Servicer shall timely make a Property Advance with respect to the Mortgage Loans that it is servicing, if any, to cover any such item which is not so paid, including any penalties or other charges arising from the Borrower’s failure to timely pay such items.

Section 3.05     Collection Accounts; Excess Liquidation Proceeds Account; Distribution Accounts; and Interest Reserve Account.

In this Section 3.05, the term “Mortgage Loan”, unless otherwise indicated, shall not include the Non-Serviced Mortgage Loan.

(a)           The Master Servicer shall establish and maintain a Collection Account, for the benefit of the Certificateholders and the Trustee as the Holder of the Lower-Tier Regular Interests and the Class A-3FL Regular Interest with respect to the Mortgage Pool.  The Collection Account shall be established and maintained as an Eligible Account.  Amounts attributable to the Mortgage Loans will be assets of the Lower-Tier REMIC.  All income attributable to the Non-Serviced Companion Loan and any related portion of any REO Property shall not be treated as assets or income of the Lower-Tier REMIC, the Upper-Tier REMIC or the Grantor Trust.

The Master Servicer shall deposit or cause to be deposited in the Collection Account (1) with respect to the Mortgage Loans, within two Business Days following receipt of properly identified funds of the following payments and collections received or made by or on behalf of it on or with respect to the Mortgage Loans subsequent to the Cut-off Date, and (2) with respect to the Non-Serviced Mortgage Loan, on the date of receipt from the UBS-Barclays 2013-C5 Issuing Entity of properly identified funds of the following payments and collections received or made by or on behalf of it on or with respect to the Non-Serviced Mortgage Loan subsequent to the Cut-off Date:

(i)            all payments on account of principal on the Mortgage Loans, including the principal component of all Unscheduled Payments;

(ii)           all payments on account of interest on the Mortgage Loans (net of the related Master Servicing Fees and fees for primary servicing functions), including Default Interest, Yield Maintenance Charges and the interest component of all Unscheduled Payments;

(iii)          any amounts required to be deposited pursuant to Section 3.07(b) of this Agreement, in connection with net losses realized on Permitted Investments with respect to funds held in the Collection Account;

(iv)          all Net REO Proceeds withdrawn from the related REO Account pursuant to Section 3.15(b) of this Agreement;

(v)           any amounts received from Borrowers which represent recoveries of Property Protection Expenses and are allocable to the Mortgage Loans, to the extent not permitted to be retained by the Master Servicer as provided herein;

(vi)          to the extent not deposited pursuant to clause (i) or (ii) above, all Net Insurance Proceeds, Net Condemnation Proceeds and Net Liquidation Proceeds received in respect of any Mortgage Loan or any REO Property, and other than Net Liquidation Proceeds that are received in connection with a purchase of all the Mortgage Loans and any REO Properties in the Trust Fund and that are to be deposited in the Lower-Tier Distribution Account pursuant to Section 9.01 of this Agreement, together with any amounts representing recoveries of Nonrecoverable Advances, including any recovery of Unliquidated Advances, in respect of the related Mortgage Loans;

(vii)         Penalty Charges on the Mortgage Loans to the extent required to offset interest on Advances and Additional Trust Fund Expenses pursuant to Section 3.12(d) of this Agreement;

(viii)        any amounts required to be deposited by the Master Servicer or the Special Servicer pursuant to Section 3.08(b) of this Agreement in connection with losses resulting from a deductible clause in a blanket or master force-placed policy in respect of the Mortgage Loans;

(ix)          any other amounts required by the provisions of this Agreement to be deposited into the Collection Account by the Master Servicer or Special Servicer;

(x)           any Master Servicer Prepayment Interest Shortfalls in respect of the Mortgage Pool pursuant to Section 3.17(c) of this Agreement;

(xi)          any Loss of Value Payments, as set forth in Section 3.06(e) of this Agreement; and

(xii)         any amounts received by the Master Servicer from the UBS-Barclays 2013-C5 Issuing Entity and allocated to the Non-Serviced Mortgage Loan pursuant to the terms of the UBS-Barclays 2013-C5 Pooling and Servicing Agreement and the related Co-Lender Agreement.

In the case of Excess Liquidation Proceeds, the Master Servicer shall make appropriate ledger entries received with respect thereto, which the Master Servicer shall hold for the Trustee for the benefit of the Certificateholders and the Trustee as the Holder of the Lower-Tier Regular Interests and the Class A-3FL Regular Interest.  Any Excess Liquidation Proceeds shall be identified separately from any other amounts held in the Collection Account (with amounts attributable to each Class or Classes also identified separately).

The foregoing requirements for deposits in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges (subject to Section 3.12), Assumption Fees, Modification Fees and consent fees, loan service transaction fees, extension fees, demand fees, beneficiary statement charges and similar fees need not be deposited in the Collection Account by the Master Servicer or the Special Servicer, as applicable, and, to the extent permitted by applicable law, the Master Servicer or the Special Servicer, as applicable in accordance with Section 3.12 hereof, shall be entitled to retain any such charges and fees received with respect to the Mortgage Loans that it is servicing as additional compensation.

In the event that the Master Servicer deposits in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding.

Upon receipt of any of the amounts described in clauses (i), (ii), (v) and (vi) of the second paragraph of this Section 3.05(a) with respect to any Specially Serviced Loan which is not an REO Loan, the Special Servicer shall remit such amounts within one Business Day after receipt thereof (except, if such amounts are not properly identified, the Special Servicer shall promptly identify such amounts and shall remit such amounts within one Business Day after such identification) to the Master Servicer for deposit into the Collection Account in accordance with the second paragraph of this Section 3.05(a), unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement or other appropriate reason.  Any such amounts received by the Special Servicer with respect to an REO Property shall be deposited by the Special Servicer into the REO Account and remitted to the Master Servicer for deposit into the Collection Account pursuant to Section 3.15(b) of this Agreement.  With respect to any such amounts paid by check to the order of the Special Servicer, the applicable Special Servicer shall endorse without recourse or warranty such check to the order of the Master Servicer and shall promptly deliver any such check to the Master Servicer by overnight courier.

(b)           The Certificate Administrator shall establish and maintain the Lower-Tier Distribution Account in its own name on behalf of the Trustee, in trust for the benefit of the Certificateholders and the Trustee as the Holder of the Lower-Tier Regular Interests.  The Lower-Tier Distribution Account shall each be established and maintained as an Eligible Account or as a sub-account of an Eligible Account.

(c)           With respect to each Distribution Date, the Master Servicer shall deliver to the Certificate Administrator on or before the Servicer Remittance Date the funds then on deposit in the Collection Account after giving effect to withdrawals of funds pursuant to Section 3.06(a) of this Agreement; provided that the Master Servicer shall deliver to the Certificate Administrator, on or before the Business Day immediately preceding such Servicer Remittance Date, the Class A-3FL Early Remittance Amount.  Upon receipt from the Master Servicer of such amounts held in the Collection Account for such Distribution Date, the Certificate Administrator shall deposit (A) in the Lower-Tier Distribution Account (i) the amount of Available Funds to be distributed pursuant to Section 4.01 of this Agreement hereof on such Distribution Date (calculated without reduction for amounts payable to the Trustee and/or Certificate Administrator out of Lower-Tier Distribution Account) and (ii) the amount of Excess Liquidation Proceeds allocable to any Mortgage Loan to be deposited into the Excess Liquidation Proceeds Account pursuant to Section 3.05(j) of this Agreement, and (B) in the Interest Reserve Account as part of the Lower-Tier REMIC, the amount of any Withheld Amounts to be deposited pursuant to Section 3.05(e) of this Agreement.

(d)           If any Loss of Value Payments are received in connection with a Material Defect or Material Breach, as the case may be, pursuant to or as contemplated by Section 2.03(e) of this Agreement, the Special Servicer shall establish and maintain one or more non-interest bearing accounts (collectively, the “Loss of Value Reserve Fund”) to be held in trust for the benefit of the Certificateholders, for purposes of holding such Loss of Value Payments.  Each account that constitutes the Loss of Value Reserve Fund shall be an Eligible Account or a sub-account of an Eligible Account.  The Special Servicer shall, upon receipt, deposit in the Loss of Value Reserve Fund all Loss of Value Payments received by it.  The Special Servicer shall account for the Loss of Value Reserve Fund as an outside reserve fund within the meaning of Treasury Regulations Section 1.860G-2(h) and not an asset of either Trust REMIC.  Furthermore, for all federal tax purposes, the Certificate Administrator and the Special Servicer shall (i) treat amounts paid out of the Loss of Value Reserve Fund through the Collection Account to the Certificateholders as contributed to and distributed by the Trust REMICs and (ii) treat any amounts paid out of the Loss of Value Reserve Fund through the Collection Account to a Mortgage Loan Seller as distributions by the Trust Fund to such Mortgage Loan Seller as beneficial owner of the Loss of Value Reserve Fund.  The applicable Mortgage Loan Seller will be the beneficial owner of the Loss of Value Reserve Fund for all federal income tax purposes, and shall be taxable on all income earned thereon.

(e)           The Certificate Administrator shall establish and maintain the Interest Reserve Account in its own name on behalf of the Trustee, in trust for the benefit of the Certificateholders and the Trustee as the Holder of the Lower-Tier Regular Interests and the Class A-3FL Regular Interest.  The Interest Reserve Account shall be established and maintained as an Eligible Account or as a sub-account of an Eligible Account.

On each Servicer Remittance Date occurring in (i) January of each calendar year that is not a leap year and (ii) February of each calendar year, unless in either case such Servicer Remittance Date relates to the final Servicer Remittance Date, the Certificate Administrator shall calculate the Withheld Amounts.  On each such Servicer Remittance Date, the Certificate Administrator shall, with respect to each Mortgage Loan that does not accrue interest on a 30/360 Basis, withdraw from the Lower-Tier Distribution Account and deposit in the Interest Reserve Account an amount equal to the aggregate of the Withheld Amounts calculated in accordance with the previous sentence.  If the Certificate Administrator shall deposit in the

Interest Reserve Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Interest Reserve Account any provision herein to the contrary notwithstanding.  On or prior to the Servicer Remittance Date in March of each calendar year (or in February if the final Distribution Date will occur in such month), the Certificate Administrator shall transfer to the Lower-Tier Distribution Account the aggregate of all Withheld Amounts on deposit in the Interest Reserve Account.

(f)           The Certificate Administrator shall establish and maintain the Upper-Tier Distribution Account in its own name on behalf of the Trustee, in trust for the benefit of the Certificateholders and the Trustee as Holder of the Class A-3FL Regular Interest.  The Upper-Tier Distribution Account shall be established and maintained as an Eligible Account or a sub-account of an Eligible Account.  Promptly on each Distribution Date, the Certificate Administrator shall withdraw or be deemed to withdraw from the Lower-Tier Distribution Account and deposit in the Upper-Tier Distribution Account on or before such date the Lower-Tier Distribution Amount and the amount of any Yield Maintenance Charges for such Distribution Date to be distributed in respect of the Lower-Tier Regular Interests pursuant to Section 4.01(a) and Section 4.01(c) of this Agreement on such date.

(g)            [RESERVED].

(h)            [RESERVED].

(i)            The Certificate Administrator shall establish and maintain (i) the Class A-3FL Floating Rate Account, in its own name on behalf of the Trustee, in trust for the benefit of the Holders of the Class A-3FL Certificates and the Swap Counterparty, as their interests may appear, and (ii) the Class A-3FX Floating Rate Account, in its own name on behalf of the Trustee, in trust for the benefit of the Holders of the Class A-3FX Certificates.  Each Class A-3FL/FX Account shall be established and maintained as an Eligible Account or a subaccount of an Eligible Account.  The Certificate Administrator shall make or be deemed to have made deposits in and withdrawals from the Class A-3FL/FX Accounts in accordance with Article IV of this Agreement.

(j)            Prior to the Servicer Remittance Date relating to any Collection Period in which Excess Liquidation Proceeds are received, the Certificate Administrator shall establish and maintain the Excess Liquidation Proceeds Account, which may have one or more sub-accounts, to be held in its own name on behalf of the Trustee, in trust for the benefit of the Certificateholders, and the Trustee as holder of the Lower-Tier Regular Interests and the Class A-3FL Regular Interest.  Each account that constitutes an Excess Liquidation Proceeds Account shall be an Eligible Account.  On each Servicer Remittance Date, the Master Servicer shall withdraw from the Collection Account and remit to the Certificate Administrator all Excess Liquidation Proceeds received during the Collection Period ending on the Determination Date immediately prior to such Servicer Remittance Date which are allocable to a Mortgage Loan; provided that on the Business Day prior to the final Distribution Date, the Certificate Administrator shall withdraw from the Excess Liquidation Proceeds Account and deposit in the Lower-Tier Distribution Account, for distribution on such Distribution Date, any and all amounts then on deposit in the Excess Liquidation Proceeds Account.

(k)           Funds in the Collection Account, the Distribution Accounts, the Interest Reserve Account, the Excess Liquidation Proceeds Account and the REO Account may be invested in Permitted Investments in accordance with the provisions of Section 3.07 of this Agreement.

The Master Servicer shall give written notice to the Depositor, the Trustee, the Certificate Administrator and the Special Servicer of the location and account number of the Collection Account as of the Closing Date and shall notify the Depositor, the Special Servicer, the Certificate Administrator and the Trustee, as applicable, in writing prior to any subsequent change thereof.  The Certificate Administrator shall give written notice to the Depositor, the Trustee, the Special Servicer and the Master Servicer of the location and account number of the Interest Reserve Account and the Distribution Accounts as of the Closing Date and shall notify the Depositor, the Trustee, the Special Servicer and the Master Servicer, as applicable, in writing prior to any subsequent change thereof.

Section 3.06     Permitted Withdrawals from the Collection Accounts and the Distribution Accounts; Trust Ledger.

(a)           The Master Servicer shall maintain a separate Trust Ledger with respect to the Mortgage Loans that it is servicing on which it shall make ledger entries as to amounts deposited (or credited) or withdrawn (or debited) with respect thereto.  On each Servicer Remittance Date, the Master Servicer shall make withdrawals from amounts allocated thereto in the Collection Account (and may debit the Trust Ledger) for the purposes listed below (the order set forth below not constituting an order of priority for such withdrawals):

(i)            on or before 3:00 p.m. (New York City time) on each Servicer Remittance Date, to remit to the Certificate Administrator the amounts to be deposited into the Lower-Tier Distribution Account (including without limitation the aggregate of the Available Funds (net of any Class A-3FL Early Remittance Amount previously remitted), Yield Maintenance Charges, Withheld Amounts and Excess Liquidation Proceeds) which the Certificate Administrator shall then deposit into the Upper-Tier Distribution Account, the Interest Reserve Account and the Excess Liquidation Proceeds Account, respectively, pursuant to Section 3.05 of this Agreement;

(ii)           to pay (A) itself (or, with respect to any Excess Servicing Fee, to pay Midland if Midland is no longer the Master Servicer, any such Excess Servicing Fee pursuant to Section 3.12(a)) unpaid Servicing Fees (subject to Section 3.12(a) of this Agreement); the Operating Advisor, unpaid Operating Advisor Fees; and the Special Servicer, any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of each Mortgage Loan, Corrected Mortgage Loan or Specially Serviced Loan (inclusive of a Mortgage Loan that is an REO Loan), the Master Servicer’s, the Operating Advisor’s or Special Servicer’s, as applicable, rights to payment of Servicing Fees, Operating Advisor Fees and Special Servicing Fees, Liquidation Fees and Workout Fees pursuant to this clause (ii)(A) with respect to any such Mortgage Loan (inclusive of a Mortgage Loan that is an REO Loan) being limited to amounts received on or in respect of such Mortgage Loan (whether in the form of payments, Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds) that are allocable as recovery of interest thereon, (B) the Special Servicer, any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of each Mortgage Loan  that is a Corrected Mortgage Loan, a Specially Serviced Loan or an REO Loan, as applicable, remaining unpaid, out of general collections on the Mortgage Loans and REO Properties, (C) the Operating Advisor, any unpaid Operating Advisor Consulting Fees (but only to the extent such Operating Advisor Consulting Fees were received from the related Borrower), and (D) each month to the UBS-Barclays 2013-C5 Special Servicer, the Trust’s pro rata portion (based on the Non-Serviced Mortgage Loan’s Stated Principal Balance and pursuant to the terms of the related Co-Lender Agreement) of any unpaid special servicing fees in respect of the Non-Serviced Loan Combination remaining unpaid out of general collections on the Mortgage Loans and REO Properties; provided that no withdrawals may be made with respect to the Non-Serviced Companion Loan or successor REO Loan pursuant to this clause (ii);

(iii)         to reimburse itself or the Trustee, as applicable (in reverse of such order) with respect to any Mortgage Loan, for unreimbursed P&I Advances on the Mortgage Pool (other than Nonrecoverable Advances, which are reimbursable pursuant to clause (v) below), the Master Servicer’s or the Trustee’s right to reimbursement pursuant to this clause (iii) being limited to amounts received which represent Late Collections for the applicable Mortgage Loan or REO Loan during the applicable period; provided, however, that if such P&I Advance becomes a Workout-Delayed Reimbursement Amount, then such P&I Advance shall thereafter be reimbursed from amounts recovered on the related Mortgage Loan intended by the modified loan documents to be applied to reimburse such Workout-Delayed Reimbursement Amount and then from the portion of general collections and recoveries on or in respect of all of the Mortgage Loans and REO Properties on deposit in the Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below;

(iv)         to reimburse itself or the Trustee, as applicable (in reverse of such order with respect to any Mortgage Loan or REO Property), for unreimbursed Property Advances (other than Nonrecoverable Advances, which are reimbursable pursuant to clause (v) below) together with accrued interest on such Property Advance amounts, the Master Servicer’s or the Trustee’s respective rights to receive payment pursuant to this clause (iv) with respect to any Mortgage Loan or REO Property being limited to, as applicable, payments received from the related Borrower which represent reimbursements of such Property Advances, Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds and REO Proceeds with respect to the applicable Mortgage Loan or REO Property; provided, however, that if such Property Advance becomes a Workout-Delayed Reimbursement Amount, then such Property Advance shall thereafter be reimbursed from amounts recovered on the related Mortgage Loan intended by the modified loan documents to be applied to reimburse such Workout-Delayed Reimbursement Amount and then from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties on deposit in the Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below;

(v)           (A) to reimburse itself and the Trustee, as applicable (in reverse of such order with respect to any Mortgage Loan or REO Property), (1) with respect to

Nonrecoverable Advances on the Mortgage Loans, together with interest on such Nonrecoverable Advances, out of the principal portion of general collections on the Mortgage Loans and REO Properties, and then, to the extent the principal portion of general collections is insufficient and with respect to such deficiency only, subject to any election at its sole discretion (or at the Trustee’s sole discretion for the reimbursement of the Trustee) to defer reimbursement thereof pursuant to this Section 3.06(a), out of general collections on the Mortgage Loans and REO Properties and (2) with respect to the Workout-Delayed Reimbursement Amounts on the Mortgage Loans, together with interest on such Workout-Delayed Reimbursement Amounts (to the extent not included in the definition of “Workout Delayed Reimbursement Amounts”), out of the principal portion of the general collections on the Mortgage Loans and REO Properties, net of such amounts being reimbursed pursuant to the preceding clause (1) above, (B) to pay itself or the Special Servicer out of general collections on the Mortgage Loans and REO Properties, with respect to any Mortgage Loan (including a Mortgage Loan that is an REO Loan) any related earned Servicing Fee, Special Servicing Fee, Liquidation Fee or Workout Fee, as applicable, that remained unpaid in accordance with clause (ii) above following a Final Recovery Determination made with respect to such Mortgage Loan or the related REO Property and the deposit into the Collection Account of all amounts received in connection therewith, and (C) to reimburse the UBS-Barclays 2013-C5 Master Servicer and the UBS-Barclays 2013-C5 Trustee, as applicable, out of general collections on the Mortgage Loans and REO Properties for the Trust’s pro rata portion (based on the Non-Serviced Mortgage Loan’s Stated Principal Balance and pursuant to the terms of the related Co-Lender Agreement) of nonrecoverable property advances previously made pursuant to the UBS-Barclays 2013-C5 Pooling and Servicing Agreement with respect to the Non-Serviced Loan Combination;

(vi)          (A) at such time as it reimburses itself and the Trustee, as applicable (in reverse of such order with respect to any Mortgage Loan or REO Property), for (b) any unreimbursed P&I Advance (including any such P&I Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause (iii) above, to pay itself or the Trustee, as applicable, any Advance Interest Amounts accrued and payable thereon, or (B) any unreimbursed Property Advance (including any such Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause (iv) above, to pay itself or the Trustee, as the case may be, any Advance Interest Amounts accrued and payable thereon, in each case first from Penalty Charges as provided in Section 3.12(d), and then from general collections on deposit in the Collection Account, and (B) at such time as it reimburses the UBS-Barclays 2013-C5 Master Servicer and the UBS-Barclays 2013-C5 Trustee, as applicable, for the Trust’s pro rata portion (based on the Non-Serviced Mortgage Loan’s Stated Principal Balance and pursuant to the terms of the related Co-Lender Agreement) of any nonrecoverable property advances made pursuant to the UBS-Barclays 2013-C5 Pooling and Servicing Agreement with respect to the Non-Serviced Loan Combination or the related REO Property pursuant to clause (v) above, to pay the UBS-Barclays 2013-C5 Master Servicer and the UBS-Barclays 2013-C5 Trustee, as applicable, any advance interest amounts accrued and payable thereon;

(vii)         (A) to reimburse itself, the Special Servicer, the Operating Advisor, the Custodian, the Certificate Administrator or the Trustee, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in respect of any Breach or Defect giving rise to a repurchase obligation of the applicable Mortgage Loan Seller under Section 6 of the applicable Mortgage Loan Purchase Agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase obligation, together with interest thereon at the Advance Rate, each such Person’s right to reimbursement pursuant to this clause (vii) with respect to any Mortgage Loan subject to the following:  (a) if the Repurchase Price is paid for such Mortgage Loan, then such Person’s right to reimbursement shall be limited to that portion of the Repurchase Price that represents such expense in accordance with clause (f) of the definition of Repurchase Price, or (b) if no Repurchase Price is paid or if an amount less than the Repurchase Price is paid and proceedings are instituted to enforce the related Mortgage Loan Seller’s payment or performance pursuant to the applicable Mortgage Loan Purchase Agreement or if a Loss of Value Payment is made, then such Person shall be entitled to reimbursement from the Trust following the adjudication of such proceedings in favor of such Mortgage Loan Seller, settlement of the Breach or Defect claim, or payment of such Loss of Value Payment, as the case may be, and (B) to reimburse each UBS-Barclays 2013-C5 Transaction Party, as applicable, for the Trust’s pro rata portion (based on the Non-Serviced Mortgage Loan’s Stated Principal Balance and pursuant to the terms of the related Co-Lender Agreement) of unreimbursed expenses reasonably incurred by such UBS-Barclays 2013-C5 Transaction Party in respect of any breach or defect with respect to the related Non-Serviced Loan Combination giving rise to a repurchase obligation of the applicable Mortgage Loan Seller under Section 6 of the applicable Mortgage Loan Purchase Agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase obligation, together with interest thereon at the Advance Rate, each such UBS-Barclays 2013-C5 Transaction Party’s right to reimbursement pursuant to this clause (vii) with respect to any Mortgage Loan subject to the conditions set forth in clause (A);

(viii)        to pay itself all Prepayment Interest Excesses on the Mortgage Pool not required to be used pursuant to Section 3.17(c) of this Agreement;

(ix)          (A) to pay itself, as additional servicing compensation in accordance with Section 3.12(a) of this Agreement, interest and investment income earned in respect of amounts relating to the Trust Fund held in the Collection Account as provided in Section 3.12(b) of this Agreement (but only to the extent of the net investment earnings with respect to the Collection Account for any period from any Distribution Date to the immediately succeeding Servicer Remittance Date) and Penalty Charges on the Mortgage Loans other than Specially Serviced Loans, but only to the extent collected from the related Borrower and only to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid and are not needed to pay interest on Advances in accordance with Section 3.12 and/or pay or reimburse the Trust for Additional Trust Fund Expenses incurred with respect to such Mortgage Loan during or prior to the related Collection Period (including Special Servicing Fees, Workout Fees or Liquidation Fees); and (B) to pay the Special Servicer, as additional servicing compensation in accordance with Section 3.12, Penalty Charges on Specially Serviced Loans, but only to the extent collected from the related Borrower and only to the extent that all amounts then due and payable with respect to the related Specially Serviced Loan have been paid and are not needed to pay interest on Advances or Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees or Liquidation Fees), all in accordance with Section 3.12;

(x)           (A) to pay itself, the Special Servicer, the Depositor, the Operating Advisor or any of their respective directors, officers, members, managers, employees and agents, as the case may be, any amounts payable to any such Person pursuant to Section 6.03(a) of this Agreement; provided, that solely for the purposes of allocating such amounts (and not for purposes of determining such Person’s right to withdrawal and reimbursement), any amounts so paid or payable shall be deemed allocated, (1) if relating to a particular Mortgage Loan, to such Mortgage Loan, and (2) if not related to any particular Mortgage Loan, pro rata, among all Mortgage Loans based on the respective Stated Principal Balances thereof, and (B) to pay to the UBS-Barclays 2013-C5 Master Servicer, the UBS-Barclays 2013-C5 Special Servicer, the UBS-Barclays 2013-C5 Depositor or the UBS-Barclays 2013-C5 Operating Advisor, as applicable, for the Trust’s pro rata portion (based on the Non-Serviced Mortgage Loan’s Stated Principal Balance and pursuant to the terms of the related Co-Lender Agreement) of any amounts payable to any UBS-Barclays 2013-C5 Transaction Party pursuant to Section 6.03(a) of the UBS-Barclays 2013-C5 Pooling and Servicing Agreement with respect to the Non-Serviced Loan Combination;

(xi)          (A) to pay for the cost of the Opinions of Counsel contemplated by Sections 3.10(d), 3.10(e), 3.15(a), 3.15(b) and Section 11.08 of this Agreement; provided, that solely for the purposes of allocating such amounts (and not for purposes of determining the relevant party’s right to withdrawal and reimbursement), any amounts so paid or payable shall be deemed allocated, (1) if relating to a particular Mortgage Loan, to such Mortgage Loan, and (2) if not related to any particular Mortgage Loan, pro rata, among all Mortgage Loans based on the respective Stated Principal Balances thereof, (B) to pay for the Trust’s pro rata portion (based on the Non-Serviced Mortgage Loan’s Stated Principal Balance and pursuant to the terms of the related Co-Lender Agreement) of the cost of the opinions of counsel contemplated by Sections 3.10(d), 3.10(e), 3.15(a), 3.15(b) and 11.08 of the UBS-Barclays 2013-C5 Pooling and Servicing Agreement insofar as such opinions specifically relate to the Non-Serviced Loan Combination;

(xii)         to pay out of general collections on the Mortgage Loans and REO Properties any and all federal, state and local taxes imposed on the Lower-Tier REMIC, the Upper-Tier REMIC or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the Master Servicer, the Special Servicer or the Trustee is liable therefor pursuant to this Agreement;

(xiii)        (A) to reimburse the Trustee, the Custodian or the Certificate Administrator out of general collections on the Mortgage Loans and REO Properties for expenses incurred by and reimbursable to it by the Trust Fund; provided, that solely for the purposes of allocating such amounts (and not for purposes of determining the relevant party’s right to withdrawal and reimbursement), any amounts so paid or payable shall be deemed allocated, (1) if relating to a particular Mortgage Loan, to such Mortgage Loan, and (2) if not related to any particular Mortgage Loan, pro rata, among all Mortgage Loans based on the respective Stated Principal Balances thereof, and (B) to reimburse the

UBS-Barclays 2013-C5 Trustee or the UBS-Barclays 2013-C5 Certificate Administrator out of general collections on the Mortgage Loans and REO Properties for the Trust’s pro rata portion (based on the Non-Serviced Mortgage Loan’s Stated Principal Balance and pursuant to the terms of the related Co-Lender Agreement) of expenses incurred and reimbursable to it by the UBS-Barclays 2013-C5 Issuing Entity with respect to the Non-Serviced Loan Combination;

(xiv)        to pay any Person that has, in accordance with Section 3.16 of this Agreement, purchased a Mortgage Loan, all amounts received thereon subsequent to the date of purchase relating to periods after the date of purchase;

(xv)        to pay to itself, the Special Servicer, the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor or the Depositor, as the case may be, any amount specifically required to be paid to such Person at the expense of the Trust Fund under any provision of this Agreement to which reference is not made in any other clause of this Section 3.06(a), it being acknowledged that this clause (xv) shall not be construed to modify any limitation or requirement otherwise set forth in this Agreement as to the time at which any Person is entitled to payment or reimbursement of any amount or as to the funds from which any such payment or reimbursement is permitted to be made; provided, that solely for purposes of allocating such amounts (and not for purposes of determining the relevant party’s right to withdrawal and reimbursement) any amounts so paid or payable shall be deemed allocated, (1) if relating to a particular Mortgage Loan, to such Mortgage Loan and (2) if not related to any particular Mortgage Loan, pro rata, among all Mortgage Loans based on the respective Stated Principal Balances thereof, and (B) to pay to each UBS-Barclays 2013-C5 Transaction Party for the Trust’s pro rata portion (based on the Non-Serviced Mortgage Loan’s Stated Principal Balance and pursuant to the terms of the related Co-Lender Agreement) of any amount specifically required to be paid to such UBS-Barclays 2013-C5 Transaction Party at the expense of the UBS-Barclays 2013-C5 Issuing Entity under any provision of the UBS-Barclays 2013-C5 Pooling and Servicing Agreement to which reference is not made in any other clause of this Section 3.06(a) with respect to the Non-Serviced Loan Combination;

(xvi)        to withdraw from the Collection Account any sums deposited therein in error and pay such sums to the Persons entitled thereto;

(xvii)       to pay from time to time to itself in accordance with Section 3.07(b) of this Agreement any interest or investment income earned on funds deposited in the Collection Account;

(xviii)      to transfer Excess Liquidation Proceeds allocable to Mortgage Loans to the Excess Liquidation Proceeds Account in accordance with Section 3.05(j) of this Agreement;

(xix)        to pay itself, the Special Servicer or the related Mortgage Loan Seller, as the case may be, with respect to each Mortgage Loan, if any, previously purchased or substituted (i.e., replaced) by such Person pursuant to or as contemplated by this Agreement, all amounts received on such Mortgage Loan subsequent to the date of purchase or substitution, and, in the case of a substitution, with respect to the related Qualifying Substitute Mortgage Loan(s), all Monthly Payments due thereon during or prior to the month of substitution, in accordance with the third paragraph of Section 2.03(g) of this Agreement;

(xx)          (A) to pay to the Certificate Administrator, the Trustee, the Custodian or any of their directors, officers, employees, representatives and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05(d) of this Agreement; provided, that any amounts so paid or payable shall be deemed allocated, (1) if relating to a particular Mortgage Loan, to such Mortgage Loan and (2) if not related to any particular Mortgage Loan, pro rata, among all Mortgage Loans based on the respective Stated Principal Balances thereof, and (B) to pay the UBS-Barclays 2013-C5 Certificate Administrator, UBS-Barclays 2013-C5 Trustee or any of their directors, officers, employees, representatives and agents, as the case may be, for the Trust’s pro rata portion (based on the Non-Serviced Mortgage Loan’s Stated Principal Balance and pursuant to the terms of the related Co-Lender Agreement) of amounts payable or reimbursable to any UBS-Barclays 2013-C5 Transaction Party pursuant to Section 8.05(d) of the UBS-Barclays 2013-C5 Pooling and Servicing Agreement with respect to the Non-Serviced Loan Combination; and

(xxi)         to clear and terminate the Collection Account at the termination of this Agreement pursuant to Section 9.01 of this Agreement.

The Master Servicer shall pay to the Special Servicer from the Collection Account amounts permitted to be paid to it therefrom promptly upon receipt of a certificate of a Servicing Officer of the Special Servicer describing the item and amount to which the Special Servicer is entitled.  The Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein.  The Special Servicer shall keep and maintain separate accounting for each Mortgage Loan that is a Specially Serviced Loan or an REO Loan, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from the Collection Account.

The Master Servicer shall keep and maintain separate accounting records, on a Mortgage Loan by Mortgage Loan basis, reflecting amounts allocable to each Mortgage Loan, and on a property-by-property basis when appropriate, for the purpose of justifying any withdrawal, debit or credit from the Collection Account or the Trust Ledger.  Upon written request, the Master Servicer shall provide to the Certificate Administrator such records and any other information in the possession of the Master Servicer to enable the Certificate Administrator to determine the amounts attributable to the Lower-Tier REMIC with respect to the Mortgage Loans.

The Master Servicer shall pay to the Trustee, the Certificate Administrator, the Operating Advisor or the Special Servicer from the Collection Account amounts permitted to be paid to the Trustee, the Certificate Administrator, the Operating Advisor or the Special Servicer therefrom, promptly upon receipt of a certificate of a Responsible Officer of the Trustee, a Responsible Officer of the Certificate Administrator, a certificate of an officer of the Operating Advisor or a certificate of a Servicing Officer, as applicable, describing the item and amount to which such Person is entitled (unless such payment to the Trustee, the Certificate Administrator, the Operating Advisor or the Special Servicer, as the case may be, is specifically required pursuant to this Agreement and the timing and the amount of payment is specified in, or calculable pursuant to, this Agreement, in which case a certificate is not required).  The Master Servicer may rely conclusively on any such certificate and shall have no duty to recalculate the amounts stated therein.

The Trustee, the Certificate Administrator, the Custodian, the Special Servicer, the Master Servicer and the Operating Advisor and each Non-Serviced Companion Loan Service Provider shall in all cases have a right prior to the Certificateholders to any funds on deposit in the Collection Account from time to time for the reimbursement or payment of the Servicing Compensation (including investment income), Trustee/Certificate Administrator Fees, Special Servicing Compensation (including investment income), Operating Advisor Fees, Operating Advisor Consultation Fees (but only to the extent such Operating Advisor Consultation Fees are actually received from the Borrowers), Advances, Advance Interest Amounts, their respective indemnification payments (if any) pursuant to Section 6.03, Section 8.05 or Section 11.02 of this Agreement, their respective expenses hereunder to the extent such fees and expenses are to be reimbursed or paid from amounts on deposit in the Collection Account pursuant to this Agreement.  In addition, the Certificate Administrator, the Trustee, the Special Servicer, the Master Servicer and the Operating Advisor shall in all cases have a right prior to the Certificateholders to any funds on deposit in the Collection Account from time to time for the reimbursement and payment of any federal, state or local taxes imposed on either Trust REMIC.

Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the Mortgage Loans and available for distribution on the next Distribution Date, the Master Servicer or the Trustee, each at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to Section 3.06(a) of this Agreement immediately, may elect to refrain from obtaining such reimbursement for such portion of the Nonrecoverable Advance during the Collection Period ending on the then-current Determination Date for successive one-month periods for a total period not to exceed 12 months (with the consent of the Directing Holder (for so long as no Control Termination Event has occurred and is continuing), for any deferral in excess of 6 months).  If the Master Servicer or the Trustee makes such an election at its sole option and in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent Collection Period (subject, again, to the same sole discretion to elect to defer; it being acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be payable first from principal collections as described above prior to payment from other collections).  In connection with a potential election by the Master Servicer or the Trustee to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the one-month Collection Period ending on the related Determination Date for any Distribution Date, the Master Servicer or the Trustee shall further be authorized (in its sole discretion) to wait for principal collections on the Mortgage Loans to be received before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance (or portion thereof) until the end of such Collection Period; provided, however, the Master Servicer or the Trustee shall give notice of its election to the 17g-5

Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), at least 15 days prior to any reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Mortgage Loans unless (1) the Master Servicer or the Trustee determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover Nonrecoverable Advances, (2) changed circumstances or new or different information becomes known to the Master Servicer or the Trustee that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance, whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) the Master Servicer or the Trustee has not timely received from the Certificate Administrator information requested by the Master Servicer or the Trustee to consider in determining whether to defer reimbursement of a Nonrecoverable Advance; provided that, if clause (1), (2) or (3) apply, the Master Servicer or the Trustee shall give notice of an anticipated reimbursement to it of Nonrecoverable Advances from amounts in the Collection Account allocable to interest on the Mortgage Loans as soon as reasonably practicable in such circumstances to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).  Neither the Master Servicer nor the Trustee shall have any liability for any loss, liability or expense resulting from any notice provided to each Rating Agency contemplated by the immediately preceding sentence.

The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this Section 3.06(a) or to comply with the terms of this Section 3.06(a) and the other provisions of this Agreement that apply once such an election, if any, has been made.  If the Master Servicer or the Trustee, as applicable, determines, in its sole discretion, that it should recover the Nonrecoverable Advances without deferral as described above, then the Master Servicer or the Trustee, as applicable, shall be entitled to immediate reimbursement of Nonrecoverable Advances with interest thereon at the Advance Rate from all amounts in the Collection Accounts.  Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more Collection Periods shall not limit the accrual of interest at the Advance Rate on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance.  The Master Servicer’s or the Trustee’s, as applicable, election to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and shall not be construed as an obligation on the part of the Master Servicer or the Trustee, as applicable, or a right of the Certificateholders.  Nothing herein shall be deemed to create in the Certificateholders a right to prior payment of distributions over the Master Servicer’s or the Trustee’s, as applicable, right to reimbursement for Advances (deferred or otherwise).  In all events, the decision to defer reimbursement or to seek immediate reimbursement of Nonrecoverable Advances shall be deemed to be in accordance with the Servicing Standard and neither the Master Servicer, the Trustee nor the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders for any such election that such party makes as contemplated by this Section 3.06(a) or for any losses, damages or other adverse economic or other effects that may arise from such an election.

None of the Master Servicer, the Special Servicer or the Trustee shall be permitted to reverse any other Person’s determination that an Advance is a Nonrecoverable Advance.

If the Master Servicer or the Trustee or, with respect to the Non-Serviced Mortgage Loan, the UBS-Barclays 2013-C5 Master Servicer or the 2013-C5 the Trustee, as applicable, is reimbursed out of general collections for any unreimbursed Advances that are determined to be Nonrecoverable Advances (together with any related Advance Interest Amount), then (for purposes of calculating distributions on the Certificates) such reimbursement and payment of interest shall be deemed to have been made:  first, out of amounts constituting principal, which, but for their application to reimburse a Nonrecoverable Advance and/or to pay the related Advance Interest Amount, would be included in Available Funds for any subsequent Distribution Date and, second, out of other amounts which, but for their application to reimburse a Nonrecoverable Advance and/or to pay the Advance Interest Amount, would be included in Available Funds for any subsequent Distribution Date.

If and to the extent that any payment or other collection of principal is deemed to be applied as contemplated in the paragraph above to reimburse a Nonrecoverable Advance or to pay the related Advance Interest Amount, then the Principal Distribution Amount for the applicable Distribution Date (given the timing of reimbursement) shall be reduced, to not less than zero, by the amount of such reimbursement.  If and to the extent (i) any Advance is determined to be a Nonrecoverable Advance, (ii) such Advance and/or the related Advance Interest Amount is reimbursed out of amounts constituting principal in reduction of the Principal Distribution Amount for any Distribution Date as contemplated above and (iii) the particular item for which such Advance was originally made is subsequently collected out of payments or other collections in respect of the related Mortgage Loan, then the Principal Distribution Amount for the Distribution Date that corresponds to the Collection Period in which such item was recovered shall be increased by an amount equal to the lesser of (A) the amount of such item and (B) any previous reduction in the Principal Distribution Amount for a prior Distribution Date as contemplated in the paragraph above resulting from the reimbursement of the subject Advance and/or the payment of the related Advance Interest Amount.

(b)            [RESERVED].

(c)           On each Servicer Remittance Date, all net income and gain realized from investment of funds to which the Master Servicer or the Special Servicer is entitled pursuant to Section 3.07(b) of this Agreement shall be subject to withdrawal by the Master Servicer or the Special Servicer, as applicable.

(d)            [RESERVED].

(e)           If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related REO Property, then the Special Servicer shall, promptly upon written direction from the Master Servicer (provided that, (1) with respect to clause (iv) below, the Special Servicer shall have provided notice to the Master Servicer of the occurrence of such liquidation event and (2) with respect to clause (v) below, the Certificate Administrator shall have provided the Master Servicer and the Special Servicer with five Business Days’ prior notice of such final Distribution Date), transfer such Loss of Value

Payments (up to the remaining portion thereof) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account for the following purposes:

(i)           to reimburse the Master Servicer or the Trustee, in accordance with Section 3.06(a) of this Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related REO Property (together with the related Advance Interest Amount);

(ii)           to pay, in accordance with Section 3.06(a) of this Agreement, or to reimburse the Trust for the prior payment of, any expense relating to such Mortgage Loan or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an Additional Trust Fund Expense;

(iii)          to offset any portion of any Realized Losses that are attributable to such Mortgage Loan or related REO Property, as the case may be (as calculated without regard to the application of such Loss of Value Payments);

(iv)          following the occurrence of a liquidation event with respect to such Mortgage Loan or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i)-(iii) as to such Mortgage Loan, to cover the items contemplated by the immediately preceding clauses (i)-(iii) in respect of any other Mortgage Loan or REO Loan; and

(v)           on the final Distribution Date after all distributions have been made as set forth in clause (i) through (iv) above, to each Mortgage Loan Seller, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Mortgage Loan Seller that was used pursuant to clauses (i)-(iii) to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property, Additional Trust Fund Expenses or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.

Any Loss of Value Payments transferred to the Collection Account pursuant to clauses (i)-(iii) of the prior paragraph shall be treated as Liquidation Proceeds received by the Trust in respect of the related Mortgage Loan or any successor REO Loan with respect thereto for which such Loss of Value Payments were received; and any Loss of Value Payments transferred to the Collection Account pursuant to clause (iv) of the prior paragraph shall be treated as Liquidation Proceeds received by the Trust in respect of the Mortgage Loan or REO Loan for which such Loss of Value Payments are being transferred to the Collection Account to cover an item contemplated by clauses (i)-(iv) of the prior paragraph.

(f)            The Certificate Administrator may, from time to time, make withdrawals from the Lower-Tier Distribution Account for any of the following purposes (the order set forth below shall not indicate any order of priority), in each case to the extent not previously paid from the Collection Account:

(i)            to make or be deemed to make deposits of the Lower-Tier Distribution Amount and the amount of any Yield Maintenance Charges distributable pursuant to

Section 4.01(a) of this Agreement in the Upper-Tier Distribution Account, and to make distributions on the Class LR Certificates pursuant to Section 4.01(a) of this Agreement;

(ii)           to pay itself, the Trustee and the Custodian respective portions of any accrued but unpaid Trustee/Certificate Administrator Fees;

(iii)          to pay itself an amount equal to all net income and gain realized from investment of funds in the Lower-Tier Distribution Account pursuant to Section 3.07(b) of this Agreement;

(iv)          to pay to itself, the Trustee, the Custodian or any of their directors, officers, employees, representatives and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05(c) and Section 8.05(d) of this Agreement;

(v)           to recoup any amounts deposited in the Lower-Tier Distribution Account in error; and

(vi)          to clear and terminate the Lower-Tier Distribution Account at the termination of this Agreement pursuant to Section 9.01 of this Agreement.

(g)           The Certificate Administrator may make withdrawals from the Upper-Tier Distribution Account for any of the following purposes:

(i)            to make distributions to Certificateholders (other than Holders of the Class A-3FL, Class A-3FX and Class LR Certificates) on each Distribution Date pursuant to Section 4.01 of this Agreement, as applicable;

(ii)           to make distributions to the applicable Class A-3FL/FX Account in respect of the Class A-3FL Regular Interest, as provided in Section 4.01(a) and Section 9.01 of this Agreement;

(iii)          to recoup any amounts deposited in the Upper-Tier Distribution Account in error; and

(iv)          to clear and terminate the Upper-Tier Distribution Account at the termination of this Agreement pursuant to Section 9.01 of this Agreement.

(h)           The Certificate Administrator may make withdrawals from the Class A-3FL/FX Accounts for any of the following purposes:

(i)            to make distributions to the Holders of the Class A-3FL and Class A-3FX Certificates and the Swap Counterparty as provided in Section 4.01(j) and Section 3.34 of this Agreement, as applicable;

(ii)           to recoup any amounts deposited in the Class A-3FL/FX Accounts in error; and

(iii)          to clear and terminate the Class A-3FL/FX Account at the termination of this Agreement pursuant to Section 9.01 of this Agreement.

Section 3.07     Investment of Funds in the Collection Accounts, the Distribution Accounts, the Interest Reserve Account, the Excess Liquidation Proceeds Account, the REO Account, the Lock-Box Accounts, the Cash Collateral Accounts and the Reserve Accounts.

(a)           The Master Servicer (with respect to the Collection Account and any Borrower Accounts (as defined below and subject to the second succeeding sentence)), the Special Servicer (with respect to any REO Account and any Loss of Value Reserve Fund) and the Certificate Administrator (with respect to the Distribution Accounts, the Interest Reserve Account and the Excess Liquidation Proceeds Account) may direct any depository institution maintaining the Collection Account, the Excess Liquidation Proceeds Account, any Borrower Accounts, any REO Account, any Loss of Value Reserve Fund, the Interest Reserve Account and the Distribution Accounts (each such account, for purposes of this Section 3.07, an “Investment Account”), to invest the funds in such Investment Account in one or more Permitted Investments that bear interest or are sold at a discount, and that mature, unless payable on demand, no later than the Business Day preceding the date on which such funds are required to be withdrawn from such Investment Account pursuant to this Agreement.  Any investment of funds on deposit in an Investment Account by the Master Servicer, the Special Servicer or the Certificate Administrator shall be documented in writing and shall provide evidence that such investment is a Permitted Investment which matures at or prior to the time required hereby or is payable on demand.  In the case of any Escrow Account, Lock-Box Account, Cash Collateral Account or Reserve Account (the “Borrower Accounts”), the Master Servicer shall act upon the written request of the related Borrower or Manager to the extent that the Master Servicer is required to do so under the terms of the respective Loan Documents, provided that in the absence of appropriate written instructions from the related Borrower or Manager meeting the requirements of this Section 3.07, the Master Servicer shall have no obligation to, but will be entitled to, direct the investment of funds in such accounts in Permitted Investments.  All such Permitted Investments shall be held to maturity, unless payable on demand.  Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such) or in the name of a nominee of the Trustee.  The Certificate Administrator shall have sole control (except with respect to investment direction which shall be in the control of the Master Servicer or the Special Servicer, with respect to any REO Accounts, as an independent contractor to the Trust Fund) over each such investment and any certificate or other instrument evidencing any such investment shall be delivered directly to the Certificate Administrator or its agent (which shall initially be the Master Servicer), together with any document of transfer, if any, necessary to transfer title to such investment to the Trustee or its nominee.  Neither the Certificate Administrator nor the Trustee shall have any responsibility or liability with respect to the investment directions of the Master Servicer, the Special Servicer, any Borrower or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise.  The Master Servicer shall have no responsibility or liability with respect to the investment directions of the Special Servicer, the Certificate Administrator, the Trustee, any Borrower or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise.  The Special Servicer shall have no responsibility or liability with respect to the investment directions of the Master Servicer, the Certificate Administrator, the Trustee, any Borrower or Manager or any losses resulting therefrom, whether from Permitted Investments or otherwise.  In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Master Servicer (or the Special Servicer or the Certificate Administrator, as applicable) shall:

(x)           consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

(y)           demand payment of all amounts due thereunder promptly upon determination by the Master Servicer (or the Special Servicer or the Certificate Administrator, as applicable) that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the related Investment Account.

(b)           All income and gain realized from investment of funds deposited in any Investment Account shall be for the benefit of the Master Servicer (except with respect to the investment of funds deposited in (i) any Borrower Account, which shall be for the benefit of the related Borrower to the extent required under the related Loan Documents for the Mortgage Loan or applicable law, (ii) any REO Account and the Loss of Value Reserve Fund, which shall be for the benefit of the Special Servicer or (iii) the Excess Liquidation Proceeds Account, the Interest Reserve Account and the Distribution Accounts, which shall be for the benefit of the Certificate Administrator) and, if held in the Collection Account, REO Account or Distribution Account shall be subject to withdrawal by the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, in accordance with Section 3.06 or Section 3.15(b) of this Agreement, as applicable.  The Master Servicer, or with respect to any REO Account or Loss of Value Reserve Fund, the Special Servicer, or with respect to the Excess Liquidation Proceeds Account, the Interest Reserve Account or any Distribution Account, the Certificate Administrator, shall deposit from its own funds into the applicable Investment Account, the amount of any loss incurred in respect of any such Permitted Investment of funds therein immediately upon realization of such loss; provided, however, that the Master Servicer, the Special Servicer or the Certificate Administrator, as applicable, may reduce the amount of such payment to the extent it forgoes any investment income in such Investment Account otherwise payable to it.  The Master Servicer shall also deposit from its own funds in any Borrower Account immediately upon realization of such loss the amount of any loss incurred in respect of Permitted Investments of funds therein, except to the extent that amounts are invested at the direction of or for the benefit of the Borrower under the terms of the related Loan Documents for the Mortgage Loan or applicable law; provided that neither the Master Servicer nor the Special Servicer shall be required to deposit any loss on an investment of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company has satisfied the qualifications set forth in the definition of Eligible Account both (x) at the time the investment was made and (y) 30 days prior to such insolvency.

(c)           Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, in either case as a result of an action or inaction of the Master Servicer, the Special Servicer or the Certificate Administrator, as

applicable, the Trustee may, and upon the request of Holders of Certificates entitled to a majority of the Voting Rights allocated to any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.  In the event the Trustee takes any such action, (i) the Master Servicer, if such Permitted Investment was for the benefit of the Master Servicer, (ii) the Special Servicer, if such Permitted Investment was for the benefit of the Special Servicer or (iii) the Certificate Administrator, if such Permitted Investment was for the benefit of the Certificate Administrator, shall pay or reimburse the Trustee for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Trustee in connection therewith.

Section 3.08     Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage.

In this Section 3.08, the term “Mortgage Loan”, unless otherwise indicated, shall not include the Non-Serviced Mortgage Loan.

(a)           In the case of each Mortgage Loan (but excluding any REO Loan), the Master Servicer shall use commercially reasonable efforts consistent with the Servicing Standard to cause the related Borrower, with respect to such Mortgage Loans that it is servicing, to maintain the following insurance coverage (including identifying the extent to which such Borrower is maintaining insurance coverage and, if such Borrower does not so maintain, the Master Servicer will itself cause to be maintained with Qualified Insurers) for the related Mortgaged Property:  (x) except where the Loan Documents permit a Borrower to rely on self-insurance provided by a tenant or on a tenant’s agreement to rebuild or continue paying rent or where the terms of a related ground lease or other long-term lease govern the insurance required to be maintained with respect to a Mortgaged Property, a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of (i) the full replacement cost of improvements securing such Mortgage Loan, (ii) the Stated Principal Balance of such Mortgage Loan, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause and (y) all other insurance coverage (including, but not limited to, coverage for acts of terrorism) that is required, subject to applicable law, under the related Loan Documents; provided, however, that:

(i)            the Master Servicer shall not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless (x) such insurance policy was in effect at the time of the origination of the related Mortgage Loan, (y) such insurance policy was required by the related Loan Documents and is available at commercially reasonable rates (and if the Master Servicer does not cause the Borrower to maintain and does not itself maintain such earthquake or environmental insurance policy on any Mortgaged Property, the Special Servicer shall have the right, but not the duty, to obtain (in accordance with the Servicing Standard), at the Trust Fund’s expense, earthquake or environmental insurance on any REO Property so long as such insurance is available at commercially reasonable rates);

(ii)           if and to the extent that any Loan Document grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related Borrower is to obtain the requisite insurance coverage, the Master

Servicer shall (to the extent consistent with the Servicing Standard) require the related Borrower to obtain the requisite insurance coverage from Qualified Insurers;

(iii)          the Master Servicer shall have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to cause any Borrower to maintain the insurance required to be maintained under the Loan Documents; provided, however, that this clause shall not limit the Master Servicer’s obligation to obtain and maintain a force-placed insurance policy, as provided herein;

(iv)          except as provided below (including under clause (vi) below), in no event shall the Master Servicer be required to cause the Borrower to maintain, or itself obtain, insurance coverage to the extent that the failure of such Borrower to maintain insurance coverage is an Acceptable Insurance Default (as determined by the Special Servicer);

(v)           to the extent that the Master Servicer itself is required to maintain insurance that the Borrower does not maintain, the Master Servicer will not be required to maintain insurance other than what is available to the Master Servicer on a force-placed basis at commercially reasonable rates, and only to the extent the Trust as lender has an insurable interest; and

(vi)          any explicit terrorism insurance requirements contained in the related Loan Documents shall be enforced by the Master Servicer in accordance with the Servicing Standard (unless the Special Servicer and the Directing Holder (for so long as no Control Termination Event has occurred and is continuing) have consented to a waiver (including a waiver to permit the Master Servicer to accept insurance that does not comply with specific requirements contained in the Loan Documents) in writing of that provision in accordance with the Servicing Standard; provided that the Special Servicer shall promptly notify the Master Servicer in writing of such waiver.

The Master Servicer shall notify the Special Servicer, the Certificate Administrator, the Trustee and the Directing Holder if the Master Servicer determines in accordance with the Servicing Standard that a Borrower has failed to maintain insurance required under the Loan Documents and such failure materially and adversely affects the interests of the Certificateholders or if the Borrower has notified the Master Servicer in writing that the Borrower does not intend to maintain such insurance and that the Master Servicer has determined in accordance with the Servicing Standard that such failure materially and adversely affects the interests of the Certificateholders.

Subject to Section 3.15(b) of this Agreement, with respect to each REO Property, the Special Servicer shall use reasonable efforts and only if the Trustee has an insurable interest, consistent with the Servicing Standard, to maintain (subject to the right of the Special Servicer to direct the Master Servicer to make a Property Advance for the costs associated with coverage that the Special Servicer determines to maintain, in which case the Master Servicer shall make such Property Advance) with Qualified Insurers to the extent reasonably available at commercially reasonable rates, (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement value of the Mortgaged Property or the Stated Principal Balance of the Mortgage Loan (or such greater amount of coverage required by the related Loan Documents

(unless such amount is not available or the Directing Holder (for so long as no Control Termination Event has occurred and is continuing) has consented to a lower amount), but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1.0 million per occurrence, and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least 12 months; provided, however, that the Special Servicer shall not be required in any event to maintain or obtain insurance coverage described in this paragraph beyond what is reasonably available at a commercially reasonable rate and consistent with the Servicing Standard.

All such insurance policies maintained as described above shall contain (if they insure against loss to property) a “standard” mortgagee clause, with loss payable to the Master Servicer (on behalf of the Trustee on behalf of Certificateholders), or shall name the Trustee as the insured, with loss payable to the Special Servicer on behalf of the Trustee (on behalf of Certificateholders) (in the case of insurance maintained in respect of an REO Property).  Any amounts collected by the Master Servicer or Special Servicer, as applicable, under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Borrower, in each case in accordance with the Servicing Standard) shall be deposited in the Collection Account, subject to withdrawal pursuant to Section 3.06 of this Agreement, in the case of amounts received in respect of a Mortgage Loan, or in the applicable REO Account of the Special Servicer, subject to withdrawal pursuant to Section 3.15 of this Agreement, in the case of amounts received in respect of an REO Property.  Any cost incurred by the Master Servicer or the Special Servicer in maintaining any such insurance shall not, for purposes hereof, including calculating monthly distributions to Certificateholders, be added to the Stated Principal Balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit; provided, however, that this sentence shall not limit the rights of the Master Servicer or Special Servicer on behalf of the Trust Fund to enforce any obligations of the related Borrower under such Mortgage Loan.  Any costs incurred by the Master Servicer in maintaining any such insurance policies in respect of the Mortgage Loans or Specially Serviced Loans (other than REO Properties) (i) if the Borrower defaults on its obligation to do so, shall be advanced by the Master Servicer as a Property Advance and will be charged to the related Borrower and (ii) shall not, for purposes of calculating monthly distributions to Certificateholders, be added to the Stated Principal Balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit.  Any cost incurred by the Special Servicer in maintaining any such Insurance Policies with respect to REO Properties shall be an expense of the Trust Fund payable out of the related REO Account or, if the amount on deposit therein is insufficient therefor, advanced by the Master Servicer as a Property Advance (or paid from the Collection Account if the Master Servicer determines such Advance would be a Nonrecoverable Advance, subject to Section 3.21(d) of this Agreement).

(b)           If either:

(x) the Master Servicer or Special Servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans or REO Properties, as applicable, then, to the extent such policy:

(i)            is obtained from a Qualified Insurer, and

(ii)           provides protection equivalent to the individual policies otherwise required, or

(y) the Master Servicer or Special Servicer (or, in each case, its corporate parent) has long-term unsecured debt obligations that are rated not lower than “A-” by Fitch and “A2” by Moody’s, and the Master Servicer or Special Servicer self-insures for its obligation to maintain the individual policies otherwise required (in which case the Master Servicer or Special Servicer, as applicable, shall be obligated to pay the amount of any such losses contemplated by this Section 3.08 for which it self-insures), then the Master Servicer or the Special Servicer shall conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or REO Properties, as applicable.

Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the Master Servicer or Special Servicer, as the case may be, that maintains such policy shall, if there shall not have been maintained on any Mortgaged Property or REO Property thereunder a hazard insurance policy complying with the requirements of Section 3.08(a) of this Agreement, and there shall have been one or more losses that would have been covered by such an individual policy, promptly deposit into the Collection Account, from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard).  The Master Servicer and Special Servicer shall prepare and present, on behalf of itself, the Trustee and Certificateholders, claims under any such blanket or master force-placed policy maintained by it in a timely fashion in accordance with the terms of such policy.  If the Master Servicer or Special Servicer, as applicable, causes any Mortgaged Property or REO Property to be covered by such “force-placed” insurance policy, the incremental costs of such insurance applicable to such Mortgaged Property or REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property or REO Property is covered thereby) shall be paid as a Property Advance.

(c)           With respect to each Mortgage Loan that is subject to an Environmental Insurance Policy, if the Master Servicer has actual knowledge of any event giving rise to a claim under an Environmental Insurance Policy, the Master Servicer shall notify the Special Servicer to such effect and the Master Servicer shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust is entitled thereunder.  With respect to each Specially Serviced Loan and REO Property that is subject to an Environmental Insurance Policy, if the Special Servicer has actual knowledge of any event giving rise to a claim under an Environmental Insurance Policy, such Special Servicer shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust, on behalf of the Certificateholders, is entitled thereunder.  Any legal fees or other out-of-pocket costs incurred in accordance with the Servicing Standard in connection with any claim under an Environmental Insurance Policy described above (whether by the Master Servicer or Special Servicer) shall be paid by, and reimbursable to, the Master Servicer as a Property Advance.

(d)           The Master Servicer and Special Servicer shall at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this Agreement during which Specially Serviced Loans and/or REO Properties as to which it is the Special Servicer are included in the Trust Fund) keep in force with a Qualified Insurer, a fidelity bond in such form and amount as are consistent with the Servicing Standard.  The Master Servicer or Special Servicer, as applicable, shall be deemed to have complied with the foregoing provision if an Affiliate thereof has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Master Servicer or Special Servicer, as the case may be.  So long as the long-term unsecured debt obligations of the Master Servicer (or its corporate parent if such insurance is guaranteed by its parent) or the Special Servicer (or its corporate parent), as applicable, are rated not lower than “A-” by Fitch and “A2” by Moody’s, or has received a No Downgrade Confirmation from each such Rating Agency with respect to which such rating is not satisfied, the Master Servicer or the Special Servicer, as applicable, may self-insure with respect to the fidelity bond coverage required as described above, in which case it shall not be required to maintain an insurance policy with respect to such coverage.

The Master Servicer and Special Servicer, as applicable, shall at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this Agreement during which Specially Serviced Loans and/or REO Properties exist as part of the Trust Fund) also keep in force with a Qualified Insurer a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with their servicing obligations hereunder, which policy or policies shall be in such form and amount as are consistent with the Servicing Standard.  The Master Servicer or the Special Servicer, as applicable, shall be deemed to have complied with the foregoing provisions if an Affiliate thereof has such insurance and, by the terms of such policy or policies, the coverage afforded thereunder extends to the Master Servicer or Special Servicer, as the case may be.  Any such errors and omissions policy shall provide that it may not be canceled without ten days’ prior written notice to the Trustee.  So long as the long-term unsecured debt obligations of the Master Servicer (or its corporate parent if such insurance is guaranteed by its parent) or the Special Servicer (or its corporate parent), as applicable, are rated not lower than “A-” by Fitch and “A2” by Moody’s, or has received a No Downgrade Confirmation from each such Rating Agency with respect to which such rating is not satisfied, the Master Servicer or the Special Servicer, as applicable, may self-insure with respect to the errors and omissions coverage required as described above, in which case it shall not be required to maintain an insurance policy with respect to such coverage.

Section 3.09     Enforcement of Due-on-Sale Clauses; Assumption Agreements; Defeasance Provisions.

In this Section 3.09, the term “Mortgage Loan”, unless otherwise indicated, shall not include the Non-Serviced Mortgage Loan.

(a)           If any Mortgage Loan contains a provision in the nature of a “due-on-sale” clause (including, without limitation, sales or transfers of Mortgaged Properties (in full or part) or the sale, transfer, pledge or hypothecation of direct or indirect interests in the Borrower or its owners), which by its terms:

(i)            provides that such Mortgage Loan will (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property (including, without limitation, the sale, transfer, pledge or hypothecation of direct or indirect interests in the Borrower or its owners),

(ii)           provides that such Mortgage Loan may not be assumed without the consent of the related mortgagee in connection with any such sale or other transfer, or

(iii)          provides that such Mortgage Loan may be assumed or transferred without the consent of the mortgagee, provided certain conditions set forth in the Loan Documents are satisfied,

then, for so long as such Mortgage Loan is included in the Trust Fund, subject to the rights of the Directing Holder, neither the Master Servicer nor the Special Servicer, as applicable, on behalf of the Trust Fund, shall be required to enforce any such due-on-sale clauses and in connection therewith neither shall be required to (x) accelerate payments thereon or (y) withhold its consent to such an assumption if (1) such provision is not exercisable under applicable law or if the Master Servicer or the Special Servicer, as applicable, determines, subject to the rights of the Directing Holder, that the enforcement of such provision is reasonably likely to result in meritorious legal action by the Borrower or (2) the Master Servicer or the Special Servicer, as applicable, determines, in accordance with the Servicing Standard and subject to the rights of the Directing Holder, that granting such consent would be likely to result in a greater recovery, on a present value basis (discounting at the related Calculation Rate), than would enforcement of such clause.

In the case of Performing Loans, the Master Servicer shall be responsible for determining, with the consent of the Special Servicer, whether (i) to enforce any such due-on-sale clauses, (ii) to provide its consent to such an assumption or (iii) such required conditions to an assumption or transfer have been satisfied, and for the handling of all related processing and documentation, unless the Special Servicer, by notice to the Master Servicer within 3 Business Days of the Special Servicer’s receipt of written notice of a Borrower request, elects to assume the responsibility for making such determination and for the handling of all such related processing and documentation, in which case, the Special Servicer shall be responsible for such matters.   In the case of Specially Serviced Loans, the Special Servicer (and not the Master Servicer) shall be responsible for making such determination whether (i) to enforce any such due-on-sale clauses, (ii) to provide its consent to such an assumption or (iii) such required conditions to an assumption or transfer have been satisfied, and for the handling of all related processing and documentation.

If the Master Servicer or the Special Servicer, as applicable, determines that (A) granting such consent would be likely to result in a greater recovery, (B) such provision is not legally enforceable, or (C) that the conditions described in clause (a)(iii) above relating to the assumption or transfer of such Mortgage Loan have been satisfied, the Master Servicer or the Special Servicer, as applicable, is authorized to take or enter into an assumption agreement from or with the Person to whom the related Mortgaged Property has been or is about to be conveyed, and to release the original Borrower from liability upon the Mortgage Loan and substitute the new Borrower as obligor thereon, provided that (a) the credit status of the prospective new Borrower is in compliance with the Master Servicer’s or the Special Servicer’s regular commercial mortgage origination or servicing standards and criteria and the terms of the related Mortgage and (b) the Master Servicer or the Special Servicer, as applicable, has received a No Downgrade Confirmation from each Rating Agency with respect to any Mortgage Loan that represents one of the ten largest Mortgage Loans based on Stated Principal Balance.  In connection with each such assumption or substitution entered into by the Special Servicer, the Special Servicer shall give prior notice thereof to the Master Servicer.  The Master Servicer or the Special Servicer, as applicable, shall notify the Trustee, the Certificate Administrator and the Directing Holder that any such assumption or substitution agreement has been completed by forwarding to the Custodian (with a copy to the Master Servicer, the Certificate Administrator, the Trustee and the Directing Holder, as applicable) the original copy of such agreement, which copies shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof.  To the extent not precluded by the Loan Documents, neither the Master Servicer  nor the Special Servicer, as applicable, shall approve an assumption or substitution without requiring the related Borrower to pay any fees owed to the Rating Agencies associated with the approval of such assumption or substitution.  However, in the event that the related Borrower is required but fails to pay such fees, such fees shall be an expense of the Trust Fund.

(b)           If any Mortgage Loan contains a provision in the nature of a “due-on-encumbrance” clause, which by its terms:

(i)            provides that such Mortgage Loan shall (or may at the mortgagee’s option) become due and payable upon the creation of any lien or other encumbrance on the related Mortgaged Property or any direct or indirect ownership interest in the borrower (including, unless specifically permitted, any mezzanine financing secured by direct or indirect interests in the Borrower or any sale or transfer of preferred equity in the Borrower or its owners),

(ii)           requires the consent of the related mortgagee to the creation of any such lien or other encumbrance on the related Mortgaged Property or the direct or indirect ownership interest in the Borrower (including, without limitation, any mezzanine financing secured by direct or indirect equity interest in the Borrower or any sale or transfer of preferred equity in the Borrower or its owners), or

(iii)          provides that such Mortgaged Property or the direct or indirect ownership interest in the Borrower may be further encumbered without the consent of the mortgagee

(including, without limitation, any mezzanine financing secured by direct or indirect equity interests in the Borrower or any sale or transfer of preferred equity in the Borrower or its owners), so long as certain conditions set forth in the Loan Documents are satisfied, then, neither the Master Servicer nor the Special Servicer, on behalf of the Trust Fund, shall be required to enforce such due-on-encumbrance clauses and in connection therewith, will not be required to (i) accelerate the payments on the related Mortgage Loan or (ii) withhold its consent to such lien or encumbrance, if the Master Servicer or the Special Servicer, as applicable, subject to the rights of the Directing Holder (for so long as no Consultation Termination Event has occurred and is continuing), (x) determines, in accordance with the Servicing Standard that such enforcement would not be in the best interests of the Trust Fund or in the Certificateholders’ Best Interests, or that in the case of a Mortgage Loan described in clause (b)(iii) above that the conditions to further encumbrance have been satisfied and (y) as to any such Mortgage Loan, follows the No Downgrade Confirmation procedure pursuant to Section 3.30 from each Rating Agency with respect to any Mortgage Loan that represents one of the ten largest Mortgage Loans based on Stated Principal Balance.  To the extent not precluded by the Loan Documents, neither the Master Servicer nor the Special Servicer shall approve the creation of any lien or other encumbrance without requiring the related Borrower to pay any fees owed to the Rating Agencies associated with the approval of such lien or encumbrance.  However, in the event that the related Borrower is required but fails to pay such fees, such fees shall be an expense of the Trust Fund.

In the case of Performing Loans, the Master Servicer shall be responsible for determining, with the consent of the Special Servicer, whether (i) to enforce any such due-on-encumbrance clauses, (ii) to provide its consent to such lien or encumbrance or (iii) such required conditions to an encumbrance have been satisfied, and for the handling of all related processing and documentation, unless the Special Servicer, by notice to the Master Servicer within 3 Business Days of the Special Servicer’s receipt of a written notice of a Borrower request, elects to assume the responsibility for making such determination and for the handling of all such related processing and documentation, in which case, the Special Servicer shall be responsible for such matters.   In the case of Specially Serviced Loans, the Special Servicer (and not the Master Servicer) shall be responsible for making such determination whether (i) to enforce any such due-on-encumbrance clauses, (ii) to provide its consent to such a lien or encumbrance or (iii) such required conditions to an encumbrance have been satisfied, and for the handling of all related processing and documentation.

(c)           Notwithstanding any other provision of this Agreement, the Special Servicer may not waive its rights or grant its consent under any “due-on-sale” or “due-on-encumbrance” clause relating to any Mortgage Loan without, if no Control Termination Event has occurred and is continuing, the consent of the Directing Holder.  The Directing Holder shall have 10 Business Days after receipt of notice along with the Special Servicer’s recommendation and analysis with respect to such waiver and any additional information the Directing Holder may reasonably request from the Special Servicer of a proposed waiver or consent under any “due-on-sale” or “due-on-encumbrance” clause in which to grant or withhold its consent (provided that if the Special Servicer fails to receive a response to such notice from the Directing Holder in writing within such period, then the Directing Holder shall be deemed to have consented to such proposed waiver or consent).

(d)           The Master Servicer and the Special Servicer, as applicable, shall each provide copies of any waivers it effects pursuant to Section 3.09(a) or (b) of this Agreement to the other party and the 17g-5 Information Provider (who shall promptly post such waivers to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), with respect to each Mortgage Loan.

(e)           Nothing in this Section 3.09 shall constitute a waiver of the Trustee’s right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any lien or other encumbrance with respect to such Mortgaged Property.

(f)           In connection with the taking of, or the failure to take, any action pursuant to this Section 3.09, the Special Servicer shall not agree to modify, waive or amend, and no assumption or substitution agreement entered into pursuant to Section 3.09(a) of this Agreement shall contain any terms that are different from, any term of any Mortgage Loan or the related Note, other than pursuant to Section 3.26 hereof, as applicable.

(g)           With respect to any Mortgage Loan which permits release of Mortgaged Properties through defeasance:

(i)            If such Mortgage Loan requires that the lender purchase the required government securities, then the Master Servicer shall purchase, or shall cause the purchase of, such obligations on behalf of the Trust, at the related Borrower’s expense, in accordance with the terms of such Mortgage Loan; provided that the Master Servicer shall not accept the amounts paid by the related Borrower to effect defeasance until acceptable government securities have been identified.

(ii)           To the extent not inconsistent with such Mortgage Loan, the Master Servicer shall require the related Borrower to provide an Opinion of Counsel (which shall be an expense of the related Borrower) to the effect that the Trustee has a first priority perfected security interest in the defeasance collateral (including the government securities) and the assignment of the defeasance collateral is valid and enforceable; such opinion, together with any other certificates or documents to be required in connection with such defeasance shall be in form and substance acceptable to each Rating Agency.

(iii)          To the extent not inconsistent with such Mortgage Loan, the Master Servicer shall require a certificate at the related Borrower’s expense from an Independent certified public accountant certifying to the effect that the government securities will provide cash flows sufficient to meet all payments of interest and principal (including payments at maturity) on such Mortgage Loan in compliance with the requirements of the terms of the related Loan Documents.

(iv)          Prior to permitting the release of any Mortgaged Property through defeasance, the Master Servicer shall obtain, at the related Borrower’s expense, a No Downgrade Confirmation; provided, however, (A) the Master Servicer shall not be required to obtain such No Downgrade Confirmation from Fitch unless such Mortgage Loan at the time of such defeasance is (x) one of the ten largest Mortgage Loans by Stated Principal Balance, (y) a Mortgage Loan with a Stated Principal Balance greater than $20,000,000 or (z) a Mortgage Loan that represents 5% or more of the Stated Principal Balance of all Mortgage Loans and (B) the Master Servicer shall not be required to obtain such No Downgrade Confirmation from Moody’s with respect to any Mortgage Loan that has a Stated Principal Balance that is equal to or less than $20,000,000 or 5% of the aggregate Stated Principal Balance of all of the Mortgage Loans (whichever is less), so long as such Mortgage Loan is not one of the ten largest Mortgage Loan by Stated Principal Balance.

(v)           Prior to permitting release of any Mortgaged Property through defeasance, the Master Servicer shall require an Opinion of Counsel to the effect that such release will not cause either Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding, cause a tax to be imposed on the Trust Fund under the REMIC Provisions; provided that to the extent not inconsistent with the Mortgage Loan, the related Borrower shall pay the cost related to the Opinion of Counsel (and shall otherwise be a Property Advance).

(vi)          No defeasance shall occur on or prior to the second anniversary of the Startup Day of the Trust REMICs.

(vii)         The Trustee shall at the expense of the related Borrower (to the extent not inconsistent with the related Loan Documents) hold the U.S. government securities as pledgee for the benefit of the Certificateholders, and the Certificate Administrator shall apply payments of principal and interest received on the government obligations to the Collection Account in respect of the defeased Mortgage Loan according to the payment schedule existing immediately prior to the defeasance.

(viii)       The Master Servicer shall, in accordance with the Servicing Standard, enforce provisions in the Mortgage Loans that it is servicing requiring Borrowers to pay all reasonable expenses associated with a defeasance.

(ix)           To the extent not inconsistent with such Mortgage Loan, or to the extent the related Loan Documents provide the lender with discretion, the Master Servicer shall require a single purpose entity, formed solely for the purpose of owning and pledging the government securities related to one or more of the Mortgage Loans, to act as a successor borrower.

(h)           When the Special Servicer’s consent is requested under this Section 3.09, such consent shall be deemed given 15 Business Days after receipt (unless earlier objected to) by the Special Servicer from the Master Servicer of the Master Servicer’s written analysis and recommendation with respect to such proposed action together with such other information reasonably required by the Special Servicer.  With respect to all Specially Serviced Loans and Performing Loans, the Special Servicer shall, prior to consenting to such a proposed action of the Master Servicer, and prior to itself taking such an action, obtain the written consent of the Directing Holder, which consent shall be deemed given 10 Business Days after receipt (unless earlier objected to) by the Directing Holder of the Master Servicer’s and/or Special Servicer’s, as applicable, written analysis and recommendation with respect to such action together with such other information reasonably required by the Directing Holder.

Section 3.10     Appraisals; Realization upon Defaulted Mortgage Loans.

In this Section 3.10, the term “Mortgage Loan”, unless otherwise indicated, shall not include the Non-Serviced Mortgage Loan.

(a)            Contemporaneously with the earliest of (i) the effective date of any (A) modification of the Maturity Date or extended Maturity Date, Mortgage Rate, principal balance or amortization terms of any Mortgage Loan or any other term of a Mortgage Loan, (B) extension of the Maturity Date or extended Maturity Date of a Mortgage Loan as described below in Section 3.26 of this Agreement, or (C) consent to the release of any Mortgaged Property from the lien of the related Mortgage other than pursuant to the terms of the related Mortgage Loan, (ii) the occurrence of an Appraisal Reduction Event with respect to a Mortgage Loan, (iii) a default in the payment of a Balloon Payment with respect to a Mortgage Loan for which an extension is not granted, or (iv) the date on which the Special Servicer, consistent with the Servicing Standard, determines that an Updated Valuation is warranted with respect to a Mortgage Loan, the Special Servicer shall use reasonable efforts to obtain an Updated Valuation or Small Loan Appraisal Estimate (or a letter update for an existing appraisal which is less than two years old) of the related Mortgaged Property or REO Property, as applicable, within 60 days (or such other shorter period as may otherwise be set forth in the definition of “Appraisal Reduction Amount” in this Agreement) of such event or occurrence, the cost of which shall constitute a Property Advance; provided, however, that the Special Servicer shall not be required to obtain an Updated Valuation pursuant to clauses (i) through (iv) above with respect to any Mortgaged Property or REO Property for which there exists an Appraisal, Updated Appraisal or Small Loan Appraisal Estimate which is less than nine months old unless the Special Servicer has actual knowledge of a material adverse change in circumstances that, consistent with the Servicing Standard, would call into question the validity of such Appraisal, Updated Appraisal or Small Loan Appraisal Estimate.  For so long as such Mortgage Loan is a Specially Serviced Loan, the Special Servicer shall obtain letter updates to each Updated Valuation every nine months and recalculate the Appraisal Reduction Amount prior to the Special Servicer granting extensions beyond one year or any subsequent extension after granting a one year extension with respect to the same Mortgage Loan.  The Special Servicer will be required to update, every nine months, each Small Loan Appraisal Estimate or Updated Appraisal for so long as an Appraisal Reduction Event exists with respect to the related Mortgage Loan and recalculate the Appraisal Reduction Amount based on such updated Small Loan Appraisal Estimate or Updated Appraisal.  The Special Servicer shall send all such letter updates and Updated Valuations to the Master Servicer, the Directing Holder, the 17g-5 Information Provider (who shall promptly post such materials to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Holder.

Notwithstanding the foregoing, solely for purposes of determining whether a Control Termination Event has occurred and is continuing (and the identity of the Controlling Class), whenever the Special Servicer is required to obtain an Appraisal or Updated Appraisal under this Agreement, the Controlling Class Representative shall have the right, exercisable within ten (10) Business Days after the Special Servicer’s report of the resulting Appraisal Reduction Amount, to direct the Special Servicer to hire an Independent MAI Appraiser reasonably satisfactory to the Controlling Class Representative to prepare a second Appraisal of the Mortgaged Property at the expense of the Controlling Class Representative.  The Special Servicer must use reasonable efforts to cause the delivery of such second Appraisal within thirty (30) days following the direction of the Controlling Class Representative.  Within ten (10) Business Days following its receipt of such second Appraisal, the Special Servicer shall determine, in accordance with the Servicing Standard, whether, based on its assessment of such second Appraisal, any recalculation of the Appraisal Reduction Amount is warranted and, if so, the Special Servicer shall recalculate the applicable Appraisal Reduction Amount on the basis of such second Appraisal.  Solely for purposes of determining whether a Control Termination Event has occurred and is continuing and the identity of the Controlling Class:

(i)            the first Appraisal shall be disregarded and have no force or effect, and, if an Appraisal Reduction Amount is already then in effect, the Appraisal Reduction Amount for the related Mortgage Loan shall be calculated on the basis of the most recent prior Appraisal or updated Appraisal obtained under this Agreement (or, if no such Appraisal exists, there shall be no Appraisal Reduction Amount for purposes of determining whether a Control Termination Event has occurred and is continuing and the identity of the Controlling Class) unless and until the (a) the Controlling Class Representative fails to exercise its right to direct the Special Servicer to obtain a second Appraisal within the exercise period described above or (b) if the Controlling Class Representative exercises its right to direct the Special Servicer to obtain a second Appraisal, such second Appraisal is not received by the Special Servicer within ninety (90) days following such direction, whichever occurs earlier (and, in such event, an Appraisal Reduction Amount calculated on the basis of such first Appraisal, if any, shall be effective); and

(ii)           if the Controlling Class Representative exercises its right to direct the Special Servicer to obtain a second Appraisal and such second Appraisal is received by the Special Servicer within ninety (90) days following such direction, the Appraisal Reduction Amount (if any), calculated on the basis of the second Appraisal (if the Special Servicer determines that a recalculation was warranted as described above) or (otherwise) on the basis of the first Appraisal shall be effective.

The Special Servicer shall monitor each Specially Serviced Loan, evaluate whether the causes of the default can be corrected over a reasonable period without significant impairment of the value of the related Mortgaged Property, initiate corrective action in cooperation with the Borrower if, in the Special Servicer’s judgment, cure is likely, and take such other actions (including without limitation, negotiating and accepting a discounted payoff of a Mortgage Loan) as are consistent with the Servicing Standard.  If, in the Special Servicer’s judgment, such corrective action has been unsuccessful, no satisfactory arrangement can be made for collection of delinquent payments, and the Specially Serviced Loan has not been released from the Trust Fund pursuant to any provision hereof, and except as otherwise specifically provided in Section 3.09(a) and 3.09(b) of this Agreement, the Special Servicer may, to the extent consistent with the Asset Status Report (and with the consent of the Directing Holder (for so long as no Control Termination Event has occurred and is continuing)) and with the Servicing Standard, accelerate such Specially Serviced Loan and commence a foreclosure or other acquisition with respect to the related Mortgaged Property or Properties, provided that the Special Servicer determines that such acceleration and foreclosure are more likely to produce a greater recovery to Certificateholders in the Certificateholders’ Best Interests on a present value basis (discounting at the related Calculation Rate) than would a waiver of such default or an extension or modification in accordance with the provisions of Section 3.26 hereof.  The Master Servicer shall pay the costs and expenses in any such proceedings as a Property Advance unless the Master Servicer or the Special Servicer, as applicable, determines, in its good faith judgment, that such Property Advance would constitute a Nonrecoverable Advance; provided, however, if such Property Advance would constitute a Nonrecoverable Advance but the Special Servicer determines that such payment would be in the Certificateholders’ Best Interests (with the Master Servicer permitted to conclusively rely upon any such determination by the Special Servicer), the Special Servicer shall direct the Master Servicer to make such payment from the Collection Account, which payment shall be an Additional Trust Fund Expense.  The Trustee shall be entitled to conclusively rely upon any determination of the Master Servicer or Special Servicer that a Property Advance, if made, would constitute a Nonrecoverable Advance.  If the Master Servicer does not make such Property Advance in violation of the third preceding sentence, the Trustee shall make such Property Advance, unless the Trustee determines that such Property Advance would be a Nonrecoverable Advance.  The Master Servicer and the Trustee, as applicable, shall be entitled to reimbursement of Property Advances (with interest at the Advance Rate) made pursuant to this paragraph to the extent permitted by Section 3.06 of this Agreement.

(b)           If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer shall not be required to pursue a deficiency judgment against the related Borrower or any other liable party if (i) the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or (ii) if the Special Servicer determines, in its best judgment, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an Officer’s Certificate delivered to the Trustee and the Certificate Administrator.

(c)           In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be issued to the Trustee, or to its nominee (which shall not include the Special Servicer) or a separate Trustee or co-Trustee on behalf of the Trustee, as Holder of the Lower-Tier Regular Interests and the Class A-3FL Regular Interest, and the Certificateholders.  Notwithstanding any such acquisition of title and cancellation of the related Mortgage Loan, such Mortgage Loan shall (except for purposes of Section 9.01 of this Agreement) be considered to be an REO Loan until such time as the related REO Property shall be sold by the Trust Fund and shall be reduced only by collections net of expenses.  Consistent with the foregoing, for purposes of all calculations hereunder, so long as such Mortgage Loan shall be considered to be an outstanding Mortgage Loan:

(i)            it shall be assumed that, notwithstanding that the indebtedness evidenced by the related Note shall have been discharged, such Note and, for purposes of determining the Stated Principal Balance thereof, the related amortization schedule in effect at the time of any such acquisition of title shall remain in effect; and

(ii)           subject to Section 1.02(f) of this Agreement, Net REO Proceeds received in any month shall be applied to amounts that would have been payable under the related Note(s) in accordance with the terms of such Note(s) and any applicable Co-Lender Agreement.

(d)           Notwithstanding any provision herein to the contrary, the Special Servicer shall not acquire for the benefit of the Trust Fund any personal property pursuant to this Section 3.10 unless either:

(i)            such personal property is incident to real property (within the meaning of Section 856(e)(l) of the Code) so acquired by the Special Servicer for the benefit of the Trust Fund; or

(ii)           the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Lower-Tier REMIC) to the effect that the holding of such personal property by the Lower-Tier REMIC will not cause the imposition of a tax on either Trust REMIC under the REMIC Provisions or cause either Trust REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

(e)           Notwithstanding any provision to the contrary in this Agreement, the Special Servicer shall not, on behalf of the Trust Fund, obtain title to any direct or indirect partnership interest or other equity interest in any Borrower pledged pursuant to any pledge agreement, unless the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund) to the effect that the holding of such partnership interest or other equity interest by the Trust Fund will not cause the imposition of a tax on either Trust REMIC under the REMIC Provisions or cause either Trust REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

(f)           Notwithstanding any provision to the contrary contained in this Agreement, the Special Servicer shall not cause the Trustee, on behalf of the Trust Fund, to obtain title to a Mortgaged Property as a result of or in lieu of foreclosure or otherwise, to obtain title to any direct or indirect partnership interest in any Borrower pledged pursuant to a pledge agreement and thereby be the beneficial owner of a Mortgaged Property, have a receiver of rents appointed with respect to, and shall not otherwise cause the Trustee to acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, for the Trust Fund or the Certificateholders would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Special Servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by an Independent Person who regularly conducts environmental audits, that:

(i)            such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Trust Fund, and in the Certificateholders’ Best Interests, to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, and

(ii)           there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such Hazardous Materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Trust Fund, and in the Certificateholders’ Best Interests, to take such actions with respect to the affected Mortgaged Property.

In the event that the environmental assessment first obtained by the Special Servicer with respect to a Mortgaged Property indicates that such Mortgaged Property may not be in compliance with applicable environmental laws or that Hazardous Materials may be present but does not definitively establish such fact, the Special Servicer shall cause such further environmental tests to be conducted by an Independent Person who regularly conducts such tests as the Special Servicer shall deem prudent to protect the interests of Certificateholders.  Any such tests shall be deemed part of the environmental assessment obtained by the Special Servicer for purposes of this Section 3.10.

(g)           The environmental assessment contemplated by Section 3.10(f) of this Agreement shall be prepared within three months (or as soon thereafter as practicable) of the determination that such assessment is required by any Independent Person who regularly conducts environmental audits for purchasers of commercial property where the Mortgaged Property is located, as determined by the Special Servicer in a manner consistent with the Servicing Standard.  Upon the written direction of the Special Servicer and delivery by the Special Servicer to the Master Servicer of pertinent back-up information the Master Servicer shall advance the cost of preparation of such environmental assessments as a Property Advance unless the Master Servicer determines, in its good faith judgment, that such Property Advance would be a Nonrecoverable Advance.  The Master Servicer shall be entitled to reimbursement of Property Advances (with interest at the Advance Rate) made pursuant to the preceding sentence to the extent permitted by Section 3.06.  The Special Servicer shall provide written reports and a copy of any environmental assessments in electronic format to the Directing Holder (if no Consultation Termination Event has occurred and is continuing), the Master Servicer and the 17g-5 Information Provider (who shall promptly post such materials to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), monthly regarding any actions taken by the Special Servicer with respect to any Mortgaged Property securing a Defaulted Mortgage Loan as to which the environmental testing contemplated by Section 3.10(f) of this Agreement has revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof has not been satisfied, in each case until the earlier to occur of (i) satisfaction of both such conditions, (ii) repurchase of the related Mortgage Loan by the Mortgage Loan Seller or (iii) release of the lien of the related Mortgage on such Mortgaged Property.

(h)           If the Special Servicer determines pursuant to Section 3.10(f)(i) of this Agreement that a Mortgaged Property is not in compliance with applicable environmental laws but that it is in the best economic interest of the Trust Fund and in the Certificateholders’ Best Interests, to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, or if the Special Servicer determines pursuant to Section 3.10(f)(ii) of this Agreement that the circumstances referred to therein relating to Hazardous Materials are present but that it is in the best economic interest of the Trust Fund and in the Certificateholders’ Best Interests, to take such action with respect to the containment, clean-up or remediation of Hazardous Materials affecting such Mortgaged Property as is required by law or regulation, the Special Servicer shall (with the consent of the Directing Holder (for so long as no Control Termination Event has occurred and is continuing)) take such action as it deems to be in the best economic interest of the Trust Fund and in the Certificateholders’ Best Interests, but only if the Certificate Administrator has mailed notice to the Holders of the Regular Certificates of such proposed action, which notice shall be prepared by the Special Servicer, and only if the Certificate Administrator does not receive, within 30 days of such notification, instructions from the Holders of Regular Certificates entitled to a majority of Voting Rights, directing the Special Servicer not to take such action.  Notwithstanding the foregoing, if the Special Servicer reasonably determines that it is likely that within such 30-day period irreparable environmental harm to such Mortgaged Property would result from the presence of such Hazardous Materials and provides a prior written statement to the Trustee and the Certificate Administrator setting forth the basis for such determination, then the Special Servicer may take or cause to be taken such action to remedy such condition as may be consistent with the Servicing Standard.  None of the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer shall be obligated to take any action or not take any action pursuant to this Section 3.10(h) at the direction of the Certificateholders unless the Certificateholders agree to indemnify the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer with respect to such action or inaction.  The Master Servicer shall advance the cost of any such compliance, containment, clean-up or remediation as a Property Advance unless the Master Servicer determines, in its good faith judgment, that such Advance would constitute a Nonrecoverable Advance.

(i)            The Special Servicer shall notify the Master Servicer of any Mortgaged Property which is abandoned or foreclosed that requires reporting to the IRS and shall provide the Master Servicer with all information regarding forgiveness of indebtedness and required to be reported with respect to any Mortgage Loan which is abandoned or foreclosed and the Master Servicer shall report to the IRS and the related Borrower, in the manner required by applicable law, such information and the Master Servicer shall report, via Form 1099C, all forgiveness of indebtedness to the extent such information has been provided to the Master Servicer by the Special Servicer.  The Master Servicer shall deliver a copy of any such report to the Trustee and the Certificate Administrator.

(j)            The costs of any Updated Valuation obtained pursuant to this Section 3.10 shall be paid by the Master Servicer as a Property Advance and shall be reimbursable from the Collection Accounts.

Section 3.11     Trustee to Cooperate; Release of Mortgage Files. In this Section 3.11, the term “Mortgage Loan”, unless otherwise indicated, shall not include the Non-Serviced Mortgage Loan.

Upon the payment in full of any Mortgage Loan, or the receipt by the Master Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes, the Master Servicer shall immediately notify the Trustee or the Custodian by a certification (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 3.05 of this Agreement have been or will be so deposited) of a Servicing Officer and shall request delivery to it of the related Mortgage File.

Any expense incurred in connection with any instrument of satisfaction or deed of reconveyance that is not paid by the related Borrower shall be chargeable to the Trust Fund.  The Master Servicer agrees to use reasonable efforts in accordance with the Servicing Standard to enforce any provision in the relevant Loan Documents that require the Borrower to pay such amounts.  No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be an expense of the Trustee or the Custodian.

From time to time upon request of the Master Servicer or the Special Servicer and delivery to the Trustee and the Custodian of a Request for Release, the Custodian shall promptly release the Mortgage File (or any portion thereof) designated in such Request for Release to the Master Servicer or the Special Servicer, as applicable.  Upon return of the foregoing to the Custodian, or in the event of a liquidation or conversion of the Mortgage Loan into an REO Property, or in the event of a substitution of a Mortgage Loan pursuant to Section 2.03 of this Agreement, or receipt by the Trustee and the Custodian of a certificate of a Servicing Officer stating that such Mortgaged Property was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the Collection Account have been so deposited, or that such Mortgage Loan has become an REO Property, or that the Master Servicer has received a Qualifying Substitute Mortgage Loan and the applicable Substitution Shortfall Amount, the Custodian shall deliver a copy of the Request for Release to the Master Servicer or the Special Servicer, as applicable.  If from time to time, pursuant to the terms of the applicable Co-Lender Agreement or the UBS-Barclays 2013-C5 Pooling and Servicing Agreement, and as appropriate for enforcing the terms of the Non-Serviced Mortgage Loan, the UBS-Barclays 2013-C5 Master Servicer or the UBS-Barclays 2013-C5 Special Servicer requests delivery to it of the related original Note by providing the Trustee a Request for Release, then the Trustee shall release or cause the release of such original Note to the UBS-Barclays 2013-C5 Master Servicer or the UBS-Barclays 2013-C5 Special Servicer or its designee.

Upon written certification of a Servicing Officer, the Trustee shall execute and deliver to the Master Servicer or the Special Servicer, as applicable, any court pleadings, requests for a trustee’s sale or other documents prepared by the Special Servicer, its agents or attorneys, necessary to the foreclosure or trustee’s sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Borrower on the Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Note or Mortgage or otherwise available at law or in equity.  Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required, that the proposed action is consistent with the Servicing Standard and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale.

Section 3.12     Servicing Fees, Trustee/Certificate Administrator Fees and Special Servicing Compensation.

In this Section 3.12, the term “Mortgage Loan”, unless otherwise indicated, shall not include the Non-Serviced Mortgage Loan.

(a)           As compensation for its activities hereunder, the Master Servicer shall be entitled to the Servicing Fee with respect to each Mortgage Loan (including the Non-Serviced Mortgage Loan and any REO Loan).  The Master Servicer’s rights to the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Master Servicer’s responsibilities and obligations under this Agreement or as provided in the following paragraph with respect to the Excess Servicing Fee.  In addition, the Master Servicer shall be entitled to receive, as additional Servicing Compensation, to the extent permitted by applicable law and the related Loan Documents, (i) all investment income earned on amounts on deposit in the Collection Account (including amounts relating to the Non-Serviced Mortgage Loan) and certain Borrower Accounts (to the extent consistent with the related Loan Documents), (ii) any Default Interest and any other Penalty Charges collected by the Master Servicer or the Special Servicer during a Collection Period accrued on any Performing Loan, in each case, remaining after application thereof during such Collection Period to pay the Advance Interest Amount relating to such Performing Loan and to pay or reimburse the Trust for any unreimbursed Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) relating to such Performing Loan incurred during or prior to such Collection Period, and as further described in Section 3.12(d), (iii) any amounts collected for checks returned for insufficient funds (with respect to any Mortgage Loan), demand fees (with respect to any Performing Loan) or similar items (with respect to any Performing Loan) (but not including Yield Maintenance Charges) and (iv) to the extent not prohibited by applicable law and the related Loan Documents, 100% of any Modification Fees with respect to (and other similar fees relating to) any Performing Loan where the consent of the Special Servicer is not required (50% thereof where the consent of the Special Servicer is required (whether or not the Special Servicer elects to handle all related processing)), 100% of defeasance fees on all Mortgage Loans, 100% of Assumption Fees, consent fees and similar fees relating to the transactions referred to in Section 3.09 of this Agreement with respect to Performing Loans where the consent of the Special Servicer is not required (50% thereof where the consent of the Special Servicer is required (whether or not the Special Servicer elects to handle all related processing)), 100% of loan service transaction fees, beneficiary statement charges or similar items (but not including Yield Maintenance Charges) with respect to Performing Loans where the consent of the Special Servicer is not required (50% where the consent of the Special Servicer is required (whether or not the Special Servicer elects to handle all related processing)) and 100% of assumption application fees with respect to Performing Loans, in each case to the extent received and not required to be deposited or retained in the Collection Account, in each case pursuant to Section 3.05 of this Agreement.  The Master Servicer shall also be entitled pursuant to, and to the extent provided in, Section 3.06(a)(viii) or 3.07(b) of this Agreement, as applicable, to withdraw from the Collection Account and to receive from any Borrower Accounts (to the extent not payable to the related Borrower under the Mortgage Loan or applicable law), Net Prepayment Interest Excess, if any, that accrue on the Mortgage Loans and any interest or other income earned on deposits therein.  In addition, provided that the Non-Serviced Mortgage Loan is not a specially serviced loan under the UBS-Barclays 2013-C5 Pooling and Servicing Agreement, the Master Servicer shall be entitled to any Default Interest and any late payment fees collected by the UBS-Barclays 2013-C5 Master Servicer that are allocated to the Non-Serviced Mortgage Loan (in accordance with the related Co-Lender Agreement and the UBS-Barclays 2013-C5 Pooling and Servicing Agreement) during a Collection Period remaining after application thereof to reimburse interest on related P&I Advances and to reimburse the Trust for certain expenses of the Trust, if applicable, as provided in this Agreement.

The Master Servicer and any successor holder of the Excess Servicing Fee Rights that relate to the Mortgage Loans (and any successor REO Loans with respect to such Mortgage Loans) shall be entitled, at any time, at its own expense, to transfer, sell, pledge or otherwise assign such Excess Servicing Fee Rights in whole (but not in part), in either case, to any Qualified Institutional Buyer or Institutional Accredited Investor (other than a Plan); provided that no such transfer, sale, pledge or other assignment shall be made unless (i) that transfer, sale, pledge or other assignment is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws and is otherwise made in accordance with the Securities Act and such state securities laws, (ii) the prospective transferor shall have delivered to the Depositor a certificate substantially in the form attached as Exhibit V-1 hereto, and (iii) the prospective transferee shall have delivered to the Master Servicer and the Depositor a certificate substantially in the form attached as Exhibit V-2 hereto.  None of the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor or the Certificate Registrar is obligated to register or qualify an Excess Servicing Fee Right under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer, sale, pledge or assignment of an Excess Servicing Fee Right without registration or qualification.  The Master Servicer and each holder of an Excess Servicing Fee Right desiring to effect a transfer, sale, pledge or other assignment of such Excess Servicing Fee Right shall, and the Master Servicer hereby agrees, and each such holder of an Excess Servicing Fee Right by its acceptance of such Excess Servicing Fee Right shall be deemed to have agreed, in connection with any transfer of such Excess Servicing Fee Right effected by such Person, to indemnify the Certificateholders, the Trust, the Depositor, the Underwriters, the Certificate Administrator, the Trustee, the Master Servicer, the Certificate Registrar, the Operating Advisor and the Special Servicer against any liability that may result if such transfer is not exempt from registration and/or qualification under the Securities Act or other applicable federal and state securities laws or is not made in accordance with such federal and state laws or in accordance with the foregoing provisions of this paragraph.  By its acceptance of an Excess Servicing Fee Right, the holder thereof shall be deemed to have agreed not to use or disclose such information in any manner that could result in a violation of any provision of the Securities Act or other applicable securities laws or that would require registration of such Excess Servicing Fee Right or any Certificate pursuant to the Securities Act.  From time to time following any transfer, sale, pledge or assignment of an Excess Servicing Fee Right, the Master Servicer with respect to the related Mortgage Loan or successor REO Loan with respect thereto to which the Excess Servicing Fee Right relates, shall pay, out of each amount paid to the Master Servicer as Servicing Fee with respect to such Mortgage Loan or REO Loan, as the case may be, the related Excess Servicing Fees to the holder of such Excess Servicing Fee Right within one Business Day following the payment of such Servicing Fee to the Master Servicer, in each case in accordance with payment instructions provided by such holder in writing to the Master Servicer.  The holder of an Excess Servicing Fee Right shall not have any rights under this Agreement except as set forth in the preceding sentences of this paragraph.  None of the Certificate Administrator, the Certificate Registrar, the Operating Advisor, the Depositor, the Special Servicer or the Trustee shall have any obligation whatsoever regarding payment of the Excess Servicing Fee or the assignment or transfer of the Excess Servicing Fee Right.

As compensation for its activities hereunder on each Distribution Date, the Certificate Administrator shall be entitled with respect to each Mortgage Loan to its portion of the Trustee/Certificate Administrator Fee, which shall be payable from amounts on deposit in the

Lower Tier Distribution Account.  The Certificate Administrator shall pay the Trustee the Trustee’s portion of the Trustee/Certificate Administrator Fee. The Certificate Administrator’s rights to the Certificate Administrator Fee may not be transferred in whole or in part except in connection with the transfer of all of its responsibilities and obligations under this Agreement.

Except as otherwise provided herein, the Master Servicer shall pay all of its overhead expenses incurred by it in connection with its servicing activities hereunder, including all fees of any Sub-Servicers retained by it (including Mortgage Loan Seller Sub-Servicers).  Except as otherwise provided herein, the Trustee and the Certificate Administrator shall each pay all expenses incurred by it in connection with its activities hereunder.

(b)           As compensation for its activities hereunder, the Special Servicer shall be entitled with respect to each Specially Serviced Loan and REO Loan to the Special Servicing Compensation, which shall be payable from amounts on deposit in the Collection Account as set forth in Section 3.06 of this Agreement.  The Special Servicer’s rights to the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer’s responsibilities and obligations under this Agreement.  In addition, the Special Servicer shall be entitled to receive, as Special Servicing Compensation, to the extent not prohibited by applicable law and the related Loan Documents, (i) any late payment charges and any Default Interest collected by the Master Servicer or the Special Servicer during a Collection Period accrued on any Specially Serviced Loan remaining after application thereof during such Collection Period to pay the Advance Interest Amount relating to such Specially Serviced Loan and any unreimbursed Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) incurred during or prior to such Collection Period on such related Specially Serviced Loan (but not NSF check fees and the like, which shall be paid to the Master Servicer) as further described below in this subsection (b), (ii) 50% of any Assumption Fees, consent fees (or similar fees) relating to the transactions referred to in Section 3.09 of this Agreement, Modification Fees (and other similar fees) and loan service transaction fees, beneficiary statement charges or similar items with respect to the Performing Loans, when the approval from the Special Servicer is required (whether or not the Special Servicer elects to handle all related processing) and excluding any Yield Maintenance Charges, (iii) any interest or other income earned on deposits in the REO Accounts and Loss of Value Reserve Fund and (iv) 100% of any Assumption Fees, assumption application fees, consent fees and similar fees relating to the transactions referred to in Section 3.09 of this Agreement, Modification Fees (and similar fees), loan service transaction fees, beneficiary statement charges or similar items relating to any Specially Serviced Loan or REO Loan.

Except as otherwise provided herein, the Special Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder, including all fees of any Sub-Servicers retained by it.

(c)           In addition, a Workout Fee will be payable to the Special Servicer with respect to each Mortgage Loan that ceases to be a Specially Serviced Loan pursuant to the definition thereof.  As to each such Mortgage Loan, the Workout Fee will be payable out of each collection of interest and principal (including scheduled payments, prepayments, Balloon Payments and payments at maturity) received on such Mortgage Loan for so long as it remains a Corrected Mortgage Loan.  The Workout Fee with respect to any such Mortgage Loan will cease to be payable if such loan again becomes a Specially Serviced Loan or if the related Mortgaged

Property becomes an REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan again ceases to be a Specially Serviced Loan.  If the Special Servicer is terminated (other than for cause) or resigns with respect to any or all of its servicing duties, it shall retain the right to receive any and all Workout Fees payable with respect to the Mortgage Loans that cease to be a Specially Serviced Loan during the period that it had responsibility for servicing this Specially Serviced Loan and that had ceased being Specially Serviced Loans (or for any Specially Serviced Loan that had not yet become a Corrected Mortgage Loan because as of the time that the Special Servicer is terminated the borrower has not made three consecutive monthly debt service payments and subsequently the Specially Serviced Loan becomes a Corrected Mortgage Loan) at the time of such termination or resignation (and the successor Special Servicer shall not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such loan ceases to be payable in accordance with the preceding sentence.

A Liquidation Fee shall be payable to the Special Servicer with respect to each Mortgage Loan or REO Loan repurchased by a Mortgage Loan Seller after the applicable time period (including any applicable extension thereof) in Section 2.03(e) of this Agreement or Specially Serviced Loan as to which the Special Servicer obtains a full, partial or discounted payoff from the related Borrower and, except as otherwise described below, with respect to any Specially Serviced Loan or REO Property as to which the Special Servicer recovered any Liquidation Proceeds.  As to each such Mortgage Loan or REO Loan repurchased by a Mortgage Loan Seller after the applicable time period (including any applicable extension thereof) in Section 2.03(e) of this Agreement or Specially Serviced Loan and REO Property, the Liquidation Fee will be payable from the related payment or proceeds.  Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds to the extent set forth in the second paragraph of the definition of “Liquidation Fee” herein.  With respect to any future mezzanine debt, to the extent not prohibited by the Loan Documents, the Master Servicer or Special Servicer, as applicable, shall require that the related mezzanine intercreditor agreement provide that in the event of a purchase of a Mortgage Loan by the related mezzanine lender on a date that is more than 90 days following the date that the related option becomes exercisable, such mezzanine lender shall be required to pay a Liquidation Fee equal to the amount that the Special Servicer would otherwise be entitled to under this Agreement with respect to a liquidation of such Mortgage Loan (provided, however, that if stated in such intercreditor agreement, such Liquidation Fee shall in all circumstances be payable by the related mezzanine lender and shall not be payable out of the Trust).  If, however, Liquidation Proceeds are received with respect to any Specially Serviced Loan as to which the Special Servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest.  Notwithstanding anything herein to the contrary, the Special Servicer shall only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to Liquidation Proceeds received on any Mortgage Loan or any Specially Serviced Loan.

In the event that the Special Servicer resigns or is terminated, and prior or subsequent to such resignation or termination, an action plan that was submitted by the Special Servicer regarding the liquidation of a Specially Serviced Loan was approved or deemed to be approved by the Directing Holder, the Special Servicer will be entitled to receive the related

Liquidation Fee notwithstanding any resignation or termination, and the successor special servicer will not be entitled to any portion of it.

The total amount of Workout Fees and Liquidation Fees that are payable by the Trust with respect to each Mortgage Loan or REO Loan through the period the applicable Mortgage Loan or related REO Property is an asset of the Trust shall be subject to an aggregate cap of $1,000,000 with respect to each Mortgage Loan or REO Loan.  For the purposes of determining whether any such cap has been reached with respect to a Special Servicer and a Mortgage Loan or REO Loan, only the Workout Fees and Liquidation Fees paid to such Special Servicer with respect to such Mortgage Loan or REO Loan shall be taken into account, and any Workout Fees or Liquidation Fees for any other Mortgage Loans or REO Loans shall not be taken into account (and any Workout Fees or Liquidation Fees paid to a predecessor or successor special servicer shall also not be taken into account).

The Special Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, any amounts, other than management fees in respect of REO Properties, due and owing to any of its Sub-Servicers, any amounts due and owing to any of its Affiliates, and the premiums for any blanket Insurance Policy obtained by it insuring against hazard losses pursuant to Section 3.08 of this Agreement, except to the extent such premiums are reimbursable pursuant to Section 3.08 of this Agreement), if and to the extent such expenses are not expressly payable directly out of the Collection Account or the applicable REO Account or as a Property Advance, and the Special Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

The Special Servicer and its Affiliates shall be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any Person (including, without limitation, the Trust, any Borrower, any Manager, any guarantor or indemnitor in respect of a Mortgage Loan and any purchaser of any Mortgage Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under this Agreement, other than as expressly provided in this Section 3.12; provided that such prohibition shall not apply to Permitted Special Servicer/Affiliate Fees.

(d)           In determining the compensation of the Master Servicer or Special Servicer, as applicable, with respect to Penalty Charges, on any Distribution Date, the aggregate Penalty Charges collected on any Mortgage Loan (as between Default Interest and late payment charges, in the priority set forth in the definition of “Advance Interest Amount”) to reimburse (i) the Master Servicer or the Trustee for interest on Advances at the Advance Rate with respect to such Mortgage Loan that accrued in the period that such Penalty Charges were collected, (ii) the Trust Fund for all interest on Advances with respect to such Mortgage Loan previously paid to the Master Servicer or the Trustee pursuant to Section 3.06(a)(vi) of this Agreement and (iii) the Trust Fund for any Additional Trust Fund Expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan paid in the Collection Period that such Penalty Charges were collected and not previously paid out of Penalty Charges, and any Penalty Charges collected on any Mortgage Loan remaining thereafter shall be distributed pro rata to the Master Servicer and the Special Servicer based upon the amount of Penalty Charges the Master Servicer or the Special Servicer would otherwise have been entitled to receive during such period with respect to such Mortgage Loan without any such application.  With respect to the Non-Serviced Mortgage Loan or any related REO Property, the Special Servicer shall not be entitled to any Special Servicing Fees, Workout Fees or Liquidation Fees.  For the avoidance of doubt, the portion of Penalty Charges allocated to the Non-Serviced Mortgage Loan (in accordance with the applicable Co-Lender Agreement and the UBS-Barclays 2013-C5 Pooling and Servicing Agreement) shall be allocated in accordance with clauses (i), (ii) and (iii) above.

(e)           The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall be entitled to reimbursement from the Trust Fund (and, prior to recovery from the Trust Fund) for the costs and expenses incurred by them in the performance of their duties under this Agreement which are “unanticipated expenses incurred by the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(iii).  Such expenses shall include, by way of example and not by way of limitation, environmental assessments, Updated Appraisals and appraisals in connection with foreclosure, the fees and expenses of any administrative or judicial proceeding and expenses expressly identified as reimbursable in Section 3.06(a)(xv) of this Agreement.  All such costs and expenses shall be treated as costs and expenses of the Lower-Tier REMIC.

(f)           No provision of this Agreement or of the Certificates shall require the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee to expend or risk their own funds or otherwise incur any financial liability in the performance of any of their duties hereunder or thereunder, or in the exercise of any of their rights or powers, if, in the good faith business judgment of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee, as the case may be, repayment of such funds would not be ultimately recoverable from late payments, Net Insurance Proceeds, Net Liquidation Proceeds and other collections on or in respect of the Mortgage Loans, or from adequate indemnity from other assets comprising the Trust Fund against such risk or liability.

If the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee receives a request or inquiry from a Borrower, any Certificateholder or any other Person the response to which would, in the Master Servicer’s, the Special Servicer’s, the Certificate Administrator’s, the Operating Advisor’s or the Trustee’s good faith business judgment require the assistance of Independent legal counsel or other consultant to the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, the cost of which would not be an expense of the Trust Fund hereunder, then the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as the case may be, shall not be required to take any action in response to such request or inquiry unless such Borrower, such Certificateholder, or such other Person, as applicable, makes arrangements for the payment of the Master Servicer’s, the Special Servicer’s, the Certificate Administrator’s, the Operating Advisor’s or the Trustee’s expenses associated with such counsel (including, without limitation, posting an advance payment for such expenses) satisfactory to the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as the case may be, in its sole discretion.  Unless such arrangements have been made, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor or the Trustee, as the case may be, shall have no liability to any Person for the failure to respond to such request or inquiry.

Section 3.13     Reports to the Certificate Administrator; Collection Account Statements.

In this Section 3.13, the term “Mortgage Loan”, unless otherwise indicated, shall not include the Non-Serviced Mortgage Loan.

(a)           The Master Servicer shall deliver to the Certificate Administrator no later than 2:00 p.m. (New York City time) one Business Day prior to the Servicer Remittance Date prior to each Distribution Date, the CREFC Loan Periodic Update File with respect to all of the Mortgage Loans (including the Non-Serviced Mortgage Loans and the Mortgage Loans that are REO Loans for the related Distribution Date (which shall include, without limitation, the amount of Available Funds allocable to all of the Mortgage Loans (including Mortgage Loans that are REO Loans)) including information therein that states the anticipated P&I Advances for the related Distribution Date.  The Master Servicer’s responsibilities under this Section 3.13(a) with respect to REO Loans shall be subject to the satisfaction of the Special Servicer’s obligations under Section 3.23 of this Agreement.

(b)           For so long as the Master Servicer makes deposits into or credits to and withdrawals or debits from the Collection Account not later than 15 days after each Distribution Date, the Master Servicer shall forward to the Certificate Administrator a statement prepared by the Master Servicer setting forth the status of each of the Collection Account as of the close of business on the immediately preceding Determination Date and showing the aggregate amount of deposits into and withdrawals from the Collection Account of each category of deposit (or credit) specified in Section 3.05 of this Agreement and each category of withdrawal (or debit) specified in Section 3.06 of this Agreement for the related Collection Period, in each case for the Mortgage Loans.  The Trustee and the Certificate Administrator and its agents and attorneys may at any time during normal business hours, upon reasonable notice, inspect and copy the books, records and accounts of the Master Servicer solely relating to the Mortgage Loans and the performance of its duties hereunder.

(c)           Beginning in June 2013, no later than 4:00 p.m. (New York City time) on each Servicer Remittance Date, the Master Servicer shall deliver or cause to be delivered to the Certificate Administrator (who shall promptly post such reports to the Certificate Administrator’s Website pursuant to Section 4.02(b)(iii)(B) of this Agreement), the Operating Advisor and the 17g-5 Information Provider (who shall post such reports to the 17g-5 Information Provider’s website) the following reports (in electronic form) with respect to the Mortgage Pool (and, if applicable, the related REO Properties), providing the required information as of the immediately preceding Determination Date:  (i) to the extent the Master Servicer has received the most recent CREFC Special Servicer Loan File from the Special Servicer at the time required, the most recent CREFC Delinquent Loan Status Report, CREFC Historical Loan Modification and Corrected Mortgage Loan Report, the CREFC Loan Setup File (with respect to the first Distribution Date) and CREFC REO Status Report received from such Special Servicer, (ii) the most recent CREFC Property File, CREFC Financial File, CREFC Comparative Financial Status Report and the CREFC Loan Level Reserve/LOC Report (in each case incorporating the data required to be included in the CREFC Special Servicer Loan File), (iii) the CREFC Servicer Watch List with information that is current as of such Determination Date, (iv) the CREFC Advance Recovery Report and (v) the CREFC Operating Statement Analysis Report, the CREFC NOI Adjustment Worksheet and the CREFC Total Loan Report (as applicable).

The information that pertains to Specially Serviced Loans and REO Properties reflected in such reports shall be based solely upon the reports delivered by the Special Servicer to the Master Servicer at least two Business Days prior to the related Servicer Remittance Date in the form required by Section 3.13(g) of this Agreement or shall be provided by means of such reports so delivered by the Special Servicer to the Master Servicer in the form so required.  In the absence of manifest error, the Master Servicer shall be entitled to conclusively rely upon, without investigation or inquiry, the information and reports delivered to it by the Special Servicer, and the Certificate Administrator shall be entitled to conclusively rely upon the Master Servicer’s reports and the Special Servicer’s reports without any duty or obligation to recompute, verify or recalculate any of the amounts and other information stated therein.

(d)           The Master Servicer shall deliver or cause to be delivered to the Trustee, the Certificate Administrator, the Underwriters, the Operating Advisor and the 17g-5 Information Provider (who shall post such materials to the 17g-5 Information Provider’s website pursuant to Section 3.14(d) of this Agreement) the following materials, in each case to the extent that such materials or the information on which they are based have been received by the Master Servicer with respect to the Mortgage Loans that such Master Service is servicing:

(i)            At least annually, on or before June 30 of each year, beginning with June 30, 2014, with respect to each Mortgage Loan, Specially Serviced Loan and REO Loan (to the extent prepared by and received from the Special Servicer (in written format or in electronic media) in the case of any Specially Serviced Loan or REO Loan), a CREFC Operating Statement Analysis Report for the related Mortgaged Property or REO Property as of the end of the preceding calendar year (initially, year-end 2013), together with copies of the related operating statements and rent rolls (but only to the extent the related Borrower is required by the Mortgage to deliver, or otherwise agrees to provide such information and, with respect to operating statements and rent rolls for Specially Serviced Loans and REO Properties, only to the extent requested by the Special Servicer) for the current trailing 12 months, if available, or year-to-date.  The Master Servicer (or the Special Servicer in the case of Specially Serviced Loans and REO Properties) shall use commercially reasonable efforts to obtain said annual and other periodic operating statements and related rent rolls, which efforts shall include a communication sent to the related Borrower (followed up with telephone calls), requesting such annual and other periodic operating statements and related rent rolls until they are received to the extent such action is consistent with applicable law and the terms of the related Loan Documents.  Upon receipt of such annual and other periodic operating statements (including year-to-date statements) and related rent rolls and the Master Servicer shall promptly update the Operating Statement Analysis Report.

(ii)           Within 45 days after receipt by the Master Servicer (or within 60 days of receipt by the Special Servicer in the case of a Specially Serviced Loan or REO Property) of any annual year-end operating statements beginning with the 2013 year-end operating statements with respect to any Mortgaged Property or REO Property (to the extent prepared by and received from the Special Servicer in the case of an REO Property), a CREFC NOI Adjustment Worksheet for such Mortgaged Property (with the annual year-end operating statements attached thereto as an exhibit).  The Master Servicer will use the “Normalized” column from the CREFC NOI Adjustment Worksheet to update the full year-end data on any CREFC Operating Statement Analysis Report and will use any operating statements received with respect to any Mortgaged Property (other than any Mortgaged Property which is an REO Property or constitutes security for a Specially Serviced Loan) to update the CREFC Operating Statement Analysis Report for such Mortgaged Property.

Upon request for receipt of any such items from any Rating Agency, the Master Servicer shall forward such items to the 17g-5 Information Provider (who shall promptly post such items to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).

The Master Servicer shall maintain one CREFC Operating Statement Analysis Report for each Mortgaged Property (in the case of the Mortgaged Property securing the Non-Serviced Mortgage Loan, only to the extent prepared by and received from the UBS-Barclays 2013-C5 Master Servicer, and in the case of a Mortgaged Property securing a Specially Serviced Loan, only to the extent prepared by and received from the Special Servicer) and each REO Property (only to the extent prepared by and received from the Special Servicer).  The CREFC Operating Statement Analysis Report for each Mortgaged Property (other than any such Mortgaged Property which is an REO Property or constitutes security for a Specially Serviced Loan) is to be updated with trailing 12-month information, as available (commencing with the quarter ending June 30, 2013), or year-to-date information until 12-month trailing information is available by the Master Servicer and such updated report shall be delivered to the Trustee, the Certificate Administrator and the Operating Advisor within 30 days following receipt by the Master Servicer of such updated trailing or year-to-date operating statements and related rent rolls for such Mortgaged Property.

The Special Servicer will be required pursuant to Section 3.13(h) of this Agreement to deliver to the Master Servicer the information required of it pursuant to this Section 3.13(d) with respect to Specially Serviced Loans and REO Loans commencing in May 2013, and within 45 days after its receipt of any operating statement and related rent rolls for any related Mortgaged Property or REO Property.

(e)           In connection with their servicing of the Mortgage Loans, the Master Servicer and the Special Servicer, as applicable, shall provide to each other and to the Trustee and the Certificate Administrator, written notice of any event that comes to their knowledge with respect to a Mortgage Loan or REO Property that the Master Servicer or the Special Servicer, respectively, determines, in accordance with the Servicing Standard, would have a material adverse effect on such Mortgage Loan or REO Property, which notice shall include an explanation as to the reason for such material adverse effect.

(f)           The Master Servicer or the Special Servicer, as applicable, shall make available to the Controlling Class Representative copies of all rent rolls, operating statements and financial statements actually provided by each Borrower, including any monthly or quarterly statements or rent rolls, within 15 Business Days of receipt.

(g)           At least two Business Days prior to each Servicer Remittance Date, the Special Servicer shall deliver, or cause to be delivered, to the Master Servicer and, upon the request of any of the Trustee, the Certificate Administrator, the Operating Advisor, the Depositor, the Controlling Class or any Rating Agency, to such requesting party, the CREFC Specially Serviced Loan File with respect to the Specially Serviced Loans (and, if applicable, the related REO Properties), providing the required information as of the Determination Date (or, upon the reasonable request of any Master Servicer, data files in a form acceptable to the Master Servicer), which CREFC Specially Serviced Loan File shall include data, to enable the Master Servicer to produce the CREFC Supplemental Servicer Reports.  Such reports or data shall be presented in writing and on a computer readable magnetic medium or other electronic format acceptable to the Master Servicer.

(h)           The Special Servicer shall deliver or cause to be delivered to the Master Servicer and, upon the request of any of the Trustee, the Certificate Administrator, the Operating Advisor, the Depositor, the Controlling Class or any Rating Agency, to such requesting party, without charge, the following materials in each case to the extent that such materials or the information on which they are based have been received by the Special Servicer:

(i)            At least annually, on or before June 1 of each year, commencing with June 1, 2014, with respect to each Specially Serviced Loan and REO Loan, a CREFC Operating Statement Analysis Report for the related Mortgaged Property or REO Property as of the end of the preceding calendar year, together with copies of the operating statements and rent rolls for the related Mortgaged Property or REO Property as of the end of the preceding calendar year (but only to the extent the related Borrower is required by the Mortgage to deliver, or otherwise agrees to provide, such information and, with respect to operating statements and rent rolls for Specially Serviced Loans and REO Properties, only to the extent requested by the Special Servicer) and for the current trailing 12 months, if available, or year-to-date.  The Special Servicer shall use its best reasonable efforts to obtain said annual and other periodic operating statements and related rent rolls with respect to each Mortgaged Property constituting security for each Specially Serviced Loan and REO Property, which efforts shall include a communication sent to the related Borrower or other appropriate party each quarter (followed up with telephone calls) requesting such annual and other periodic operating statements and rent rolls until they are received.

(ii)           Within 45 days of receipt by the Special Servicer of any annual operating statements with respect to any Mortgaged Property relating to a Specially Serviced Loan, a CREFC NOI Adjustment Worksheet (with the annual operating statements attached thereto as an exhibit); provided, however, that, with the consent of the Master Servicer, the Special Servicer may instead provide data files in a form acceptable to the Master Servicer.  The Special Servicer will use the “Normalized” column from the CREFC NOI Adjustment Worksheet to update the full year-end data on any CREFC Operating Statement Analysis Report and will use any operating statements received with respect to any Mortgaged Property which is an REO Property or constitutes security for a Specially

Serviced Loan to update the CREFC Operating Statement Analysis Report for such Mortgaged Property.

Upon request for receipt of any such items from any Rating Agency, the Special Servicer shall forward such items to the 17g-5 Information Provider (who shall promptly post such items to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).

The Special Servicer shall maintain one CREFC Operating Statement Analysis Report for each Mortgaged Property securing a Specially Serviced Loan and REO Property.  The CREFC Operating Statement Analysis Report for each Mortgaged Property which constitutes security for a Specially Serviced Loan or is an REO Property is to be updated by the Special Servicer and such updated report delivered to the Master Servicer within 45 days after receipt by the Special Servicer of updated operating statements for each such Mortgaged Property; provided, however, that, the Special Servicer may instead provide data files in an electronic form acceptable to the Special Servicer.  The Special Servicer shall provide each such report to the Master Servicer in the then applicable CREFC format.

(i)            If the Master Servicer or the Special Servicer, as applicable, is required to deliver any statement, report or information under any provision of this Agreement (including Section 3.14), the Master Servicer or the Special Servicer, as the case may be, may satisfy such obligation by (x) delivering such statement, report or information in a commonly used electronic format or (y) making such statement, report or information available on the Master Servicer’s Website, unless this Agreement expressly specifies a particular method of delivery or such statement, report or information must be filed with the SEC as contemplated in Article X; provided that all reports required to be delivered to the Certificate Administrator shall be delivered in accordance with clause (x) or, upon request, clause (y).

(j)            The Master Servicer may, but is not required to, make any of the reports or files it delivers pursuant to this Section 3.13 available each month on the Master Servicer’s Website only with the use of a password, in which case the Master Servicer shall provide such password to (i) the other parties to this Agreement, who by their acceptance of such password shall be deemed to have agreed not to disclose such password to any other Person and (ii) each Certificateholder and prospective Certificateholder who requests such password, provided that any such Certificateholder or prospective Certificateholder, as the case may be, has delivered an Investor Certification to the Trustee, the Certificate Administrator and the Master Servicer.  In connection with providing access to the Master Servicer’s Website, the Master Servicer may require registration and the acceptance of a disclaimer and otherwise (subject to the preceding sentence) adopt reasonable rules and procedures, which may include, to the extent the Master Servicer deems necessary or appropriate, conditioning access on execution of an agreement governing the availability, use and disclosure of such information, and which may provide indemnification to the Master Servicer for any liability or damage that may arise therefrom.

(k)           With respect to each Collection Period, the Special Servicer shall deliver or cause to be delivered to the Certificate Administrator, without charge and within two Business Days following the related Determination Date, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates during the related Collection Period.

Section 3.14     Access to Certain Documentation.

(a)           The Master Servicer and Special Servicer, as applicable, shall provide to any Certificateholders that are federally insured financial institutions, the Operating Advisor (but only if a Control Termination Event has occurred and is continuing), the Directing Holder (but only if no Consultation Termination Event has occurred and is continuing), the Federal Reserve Board, the FDIC and the OTS and the supervisory agents and examiners of such boards and such corporations, and any other federal or state banking or insurance regulatory authority that may exercise authority over any Certificateholder is subject, access to the documentation regarding the Mortgage Loans that it is servicing required by applicable regulations of the Federal Reserve Board, FDIC, OTS or any such federal or state banking or regulatory authority, such access being afforded without charge but only upon reasonable written request and during normal business hours at the offices of the Master Servicer or Special Servicer, as applicable.  In addition, upon reasonable prior written notice to the Master Servicer or the Special Servicer, as the case may be, the Trustee, the Certificate Administrator, the Operating Advisor (but only if a Control Termination Event has occurred and is continuing), the Depositor or their accountants or other representatives shall have access to review the documents, correspondence and records of the Master Servicer or the Special Servicer, as the case may be, as they relate to a Mortgaged Property and any REO Property during normal business hours at the offices of the Master Servicer or the Special Servicer, as the case may be.  Nothing in this Section 3.14 shall detract from the obligation of the Master Servicer and Special Servicer to observe any applicable law prohibiting disclosure of information with respect to the Borrowers, and the failure of the Master Servicer and Special Servicer to provide access as provided in this Section 3.14 as a result of such obligation shall not constitute a breach of this Section 3.14.

(b)           In connection with providing or granting any information or access pursuant to the prior paragraph to a Certificateholder or any regulatory authority that may exercise authority over a Certificateholder, the Master Servicer and the Special Servicer may each require payment from such Certificateholder of a sum sufficient to cover the reasonable costs and expenses of providing such information or access, including copy charges and reasonable fees for employee time and for space; provided that no charge may be made if such information or access was required to be given or made available under applicable law.  In connection with providing Certificateholders access to the information described in the preceding paragraph the Master Servicer and the Special Servicer, as applicable, may require (prior to affording such access) a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer or the Special Servicer, as the case may be, generally to the effect that such Person is a Holder of Certificates or a beneficial holder of Book-Entry Certificates or a regulator or governmental body and will keep such information confidential.

(c)           Upon the reasonable request of any Certificateholder identified to the Master Servicer to the Master Servicer’s reasonable satisfaction, the Master Servicer may provide (or forward electronically) (at the expense of such Certificateholder) copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer or the Special Servicer; provided that, in connection therewith, the Master Servicer may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to the Master Servicer or Special Servicer, generally to the effect that such Person is a Holder of Certificates or a beneficial holder of Book-Entry Certificates or a regulator or a governmental body and will keep such information confidential.

(d)           The 17g-5 Information Provider shall make available solely to any NRSRO that delivers an NRSRO Certification to the 17g-5 Provider the following items to the extent such items are delivered to it via electronic mail at 17g5informationprovider@usbank.com (or such other address as the 17g-5 Information Provider shall specify by written notice to the other parties hereto) in an electronic format readable and uploadable (that is not locked or corrupted) on the 17g-5 Information Provider’s system, specifically with a subject reference of “UBS-Barclays Commercial Mortgage Trust 2013-C6” and an identification of the type of information being provided in the body of such electronic mail; or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider if or as may be necessary or beneficial (provided, however, if such information is not in electronic format readable and uploadable (that is not locked or corrupted), then the 17g-5 Information Provider shall immediately notify the applicable delivering party thereof, whereupon such party shall promptly deliver the subject information in such format):

(i)            any waivers delivered to the 17g-5 Information Provider pursuant to Section 3.09 of this Agreement;

(ii)           any Officer’s Certificate supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance delivered to the 17g-5 Information Provider pursuant to Section 3.21(d) or Section 4.07(c) of this Agreement and notice of determination not to refrain from reimbursement of all Nonrecoverable Advances;

(iii)          any Asset Status Report delivered by the Special Servicer pursuant to Section 3.23(e) of this Agreement;

(iv)         any environmental reports delivered by the Special Servicer pursuant to Section 3.10(g) of this Agreement;

(v)          any annual statements as to compliance, annual report on assessment of compliance delivered pursuant to Section 10.11 of this Agreement and related Officer’s Certificates delivered pursuant to Section 10.12 of this Agreement;

(vi)         any annual independent public accountants’ attestation reports delivered pursuant to Section 10.13 of this Agreement;

(vii)        any Appraisals delivered to the 17g-5 Information Provider pursuant to Section 3.10 of this Agreement;

(viii)        any notice to the Rating Agencies relating to the Special Servicer’s determination to take action without receiving a No Downgrade Confirmation from any Rating Agency as set forth in the definition of “No Downgrade Confirmation” pursuant to Section 3.30 of this Agreement;

(ix)          copies of any questions or requests submitted by the Rating Agencies directed toward the Master Servicer, Special Servicer, Certificate Administrator or Trustee;

(x)           any requests for a No Downgrade Confirmation that are delivered to the 17g-5 Information Provider pursuant to Section 3.30 of this Agreement;

(xi)          any notice of resignation of the Trustee and any notice of the acceptance of appointment by the successor Trustee pursuant to Section 8.07 or Section 8.08 of this Agreement;

(xii)         any notice of resignation or assignment of the rights of the Master Servicer or the Special Servicer pursuant to Section 6.04 of this Agreement;

(xiii)        any notice of a Servicer Termination Event or termination of the Master Servicer or the Special Servicer delivered pursuant to Section 7.03 of this Agreement;

(xiv)        any notice of the merger or consolidation of the Certificate Administrator or the Trustee pursuant to Section 8.09 of this Agreement;

(xv)         any notice of the merger or consolidation of the Master Servicer, the Special Servicer or the Operating Advisor pursuant to Section 6.02 of this Agreement;

(xvi)        any notice of any amendment that modifies the procedures herein relating to Rule 17g-5 pursuant to Section 11.08 of this Agreement;

(xvii)       any notice or other information provided by the Master Servicer pursuant to Section 11.07 of this Agreement;

(xviii)      any summary of oral communication with the Rating Agencies delivered to the 17g-5 Information Provider pursuant to Section 3.14(e) of this Agreement; provided that the summary of such oral communication shall not attribute which Rating Agency the communication was with; and

(xix)         the Rating Agency Q&A Forum and Document Request Tool.

The foregoing information shall be made available by the 17g-5 Information Provider on the 17g-5 Information Provider’s Website (a link to which shall be provided on the Depositor’s website at www.structuredfn.com or such other website as the Depositor may notify the parties hereto in writing).  Information will be posted on the same Business Day of receipt provided that such information is received by 12:00 p.m. (eastern time) or, if received after 12:00 p.m., on the next Business Day.  The 17g-5 Information Provider shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be or whether such information (other than (solely with respect to the 17g-5 Information Provider’s obligation to post such information) the information set forth in clauses (i) through (xix) above) is required to be posted on the 17g-5 Information Provider’s Website pursuant to this Agreement or Rule 17g-5.  In the event that any information is delivered or posted in error, the 17g-5 Information Provider may remove it from the 17g-5 Information Provider’s Website.  The Certificate Administrator and the 17g-5 Information Provider have not obtained and shall not be deemed to have obtained actual knowledge of any information only by receipt and posting to the 17g-5 Information Provider’s Website.  Access will be provided by the 17g-5 Information Provider to the Rating Agencies, and to the NRSROs upon receipt of an NRSRO Certification in the form of Exhibit U hereto (which certification may be submitted electronically via the 17g-5 Information Provider’s Website).  Questions regarding delivery of information to the 17g-5 Information Provider may be directed to 17g5informationprovider@usbank.com (or such other address as the 17g-5 Information Provider shall specify by written notice to the other parties hereto).

Upon request of the Depositor or the Rating Agencies or if otherwise required under this Agreement, the 17g-5 Information Provider shall post on the 17g-5 Information Provider’s Website any additional information requested by the Depositor or the Rating Agencies or if otherwise required under this Agreement to the extent such information is delivered to the 17g-5 Information Provider electronically in accordance with this Section 3.14 of this Agreement.  In no event shall the 17g-5 Information Provider disclose on the 17g-5 Information Provider’s Website which Rating Agency requested such additional information.

In connection with the delivery by the Master Servicer to the 17g-5 Information Provider of any information, report, notice or document for posting to the 17g-5 Information Provider’s Website, the 17g-5 Information Provider shall notify the Master Servicer of when such information, report, notice or other document has been posted to the 17g-5 Information Provider’s Website and the Master Servicer may, but is not obligated to, send such information, report, notice or other document to the applicable Rating Agency after it has provided such information, report, notice or other document to the 17g-5 Information Provider.

The 17g-5 Information Provider shall provide a mechanism to notify each NRSRO each time the 17g-5 Information Provider posts an additional document to the 17g-5 Information Provider’s Website.

The 17g-5 Information Provider shall make available, only to NRSROs, the Rating Agency Q&A Forum and Document Request Tool.  The “Rating Agency Q&A Forum and Document Request Tool” shall be a service available on the 17g-5 Information Provider’s Website, where Rating Agencies and NRSROs may (i) submit Inquiries to the Certificate Administrator relating to the Distribution Date Statement, submit Inquiries to the Master Servicer or the Special Servicer, as applicable, relating to the reports being made available pursuant to this Section 4.02(d), the Mortgage Loans or the Mortgaged Properties or submit inquiries to the Operating Advisor relating to the Operating Advisor Annual Reports or actions by the Special Servicer as to which the Operating Advisor has consultation rights pursuant to Section 3.31, whether or not referenced in such Operating Advisor Annual Report, (ii) view Inquiries that have been previously submitted and answered, together with the answers thereto and (iii) submit requests for loan-level reports and information.  Upon receipt of an Inquiry for the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, the 17g-5 Information Provider shall forward the Inquiry to the Certificate Administrator, Operating Advisor, the Master Servicer or the Special Servicer, as applicable, in each case within a commercially reasonable period following receipt thereof.  Following receipt of an Inquiry, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, as

applicable, unless it determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of the Certificate Administrator, the Operating Advisor, Master Servicer or Special Servicer shall be by email to the 17g-5 Information Provider.  The 17g-5 Information Provider shall post (within a commercially reasonable period following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer (or reports, as applicable) to the 17g-5 Information Provider’s Website.  Any report posted by the 17g-5 Information Provider in response to a request may be posted on a page accessible by a link on the 17g-5 Information Provider’s Website.  If the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer determines, in its respective sole discretion, that (i)(A) any Inquiry is beyond the scope outlined above, or (B) answering any Inquiry would be in violation of applicable law, the Servicing Standard, this Agreement or the applicable Loan Documents, (ii) answering any Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or is otherwise not advisable to answer or (iii) (A) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, as applicable, and (B) the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, as applicable, determines in accordance with the Servicing Standard (or in good faith, in the case of the Certificate Administrator or the Operating Advisor) that the performance of such duties or the payment of such costs and expenses is beyond the scope of its duties in its capacity as Certificate Administrator, Operating Advisor, Master Servicer or Special Servicer, as applicable, under this Agreement, it shall not be required to answer such Inquiry and, in the case of the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer, shall promptly notify the 17g-5 Information Provider, and the 17g-5 Information Provider shall post such Inquiry on the Rating Agency Q&A Forum and Document Request Tool together with a statement that such Inquiry was not answered.  Answers posted on the Rating Agency Q&A Forum and Document Request Tool will be attributable only to the respondent, and shall not be deemed to be answers from any of the Depositor, the Underwriters, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee or any of their respective Affiliates (unless it is respondent) and no such party (other than the party that is the respondent) shall have any responsibility or liability for the content of any such information.  The 17g-5 Information Provider shall not be required to post to the 17g-5 Information Provider’s Website any Inquiry or answer thereto that the 17g-5 Information Provider determines, in its sole discretion, is administrative or ministerial in nature.  The Rating Agency Q&A Forum and Document Request Tool will not reflect questions, answers and other communications between the 17g-5 Information Provider and any Person which are not submitted via the 17g-5 Information Provider’s Website.

In connection with providing access to the Certificate Administrator’s Website and the 17g-5 Information Provider’s Website, the Certificate Administrator and/or the 17g-5 Information Provider may require registration and the acceptance of a disclaimer.  The Certificate Administrator and the 17g-5 Information Provider, as the case may be, shall not be liable for the dissemination of information in accordance with the terms of this Agreement, make no representations or warranties as to the accuracy or completeness of such information being made available, and assume no responsibility for such information; provided that it is acknowledged and agreed that the 17g-5 Information Provider shall not be charged with knowledge of any of the contents of such information solely by virtue of its compliance with its obligations to post such information to the 17g-5 Information Provider’s Website.  The 17g-5 Information Provider shall not be liable for its failure to make any information available to the NRSROs unless such information was delivered to the 17g-5 Information Provider at the email address set forth herein in an electronic format readable and uploadable (that is not locked or corrupted) on the 17g-5 Information Provider’s system, with a subject heading of “UBS-Barclays Commercial Mortgage Trust 2013-C6” and sufficient detail to indicate that such information is required to be posted on the 17g-5 Information Provider’s Website; provided, however, if such information is not in electronic format readable and uploadable (that is not locked or corrupted), then the 17g-5 Information Provider shall immediately notify the applicable delivering party thereof, whereupon such party shall promptly deliver the subject information in such format.

The 17g-5 Information Provider shall not be responsible or have any liability for any act, omission or delay attributable to the failure of any other party to this Agreement to timely deliver information to be posted on the 17g-5 Information Provider’s Website or for any errors or defects in the information supplied by any such party.

The 17g-5 Information Provider’s obligations in respect of Rule 17g-5 or any other law or regulation related thereto shall be limited to the specific obligations contained in this Agreement and the 17g-5 Information Provider makes no representations or warranties as to the compliance of the Depositor with Rule 17g-5 or any other law or regulation related thereto.

(e)           The Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee shall be permitted (but shall not be required) to orally communicate with the Rating Agencies regarding any Mortgage Loan, any Certificateholder, any Mortgaged Property or any REO Property; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such summary in accordance with the procedures set forth in Section 3.14(d) of this Agreement the same day such communication takes place; provided that the summary of such oral communications shall not attribute which Rating Agency the communication was with.  The 17g-5 Information Provider shall post such summary on the 17g-5 Information Provider’s Website in accordance with the procedures set forth in Section 3.14(d) of this Agreement.

(f)           Each of the Master Servicer and the Special Servicer may, in accordance with such reasonable rules and procedures as it may adopt, also deliver, produce or otherwise make available through its website or otherwise, any additional information identified in Section 3.14(d) of this Agreement relating to the Mortgage Loans, the Mortgaged Properties or the related Borrowers, for review by the Depositor, the Underwriters and any other Persons who deliver an Investor Certification in accordance with this Section 3.14 and the Rating Agencies (collectively, the “Disclosure Parties”) (only to the extent such additional information is simultaneously or previously delivered to the 17g-5 Information Provider in accordance with the provisions of Section 3.14(d) of this Agreement, who shall post such additional information on the 17g-5 Information Provider’s Website in accordance with the provisions of Section 3.14(d) of this Agreement), in each case, except to the extent doing so is prohibited by this Agreement, applicable law or by the related Loan Documents.  Each of the Master Servicer and the Special Servicer shall be entitled to (i) indicate the source of such information and affix thereto any disclaimer it deems appropriate in its discretion and/or (ii) require that the recipient of such information (A) except for the Depositor, enter into an Investor Certification or other confidentiality agreement acceptable to the Master Servicer or the Special Servicer, as the case may be, and (B) acknowledge that the Master Servicer or the Special Servicer may contemporaneously provide such information to any other Disclosure Party.  In addition, to the extent access to such information is provided via the Master Servicer’s or the Special Servicer’s website, the Master Servicer and the Special Servicer may require registration and the acceptance of a reasonable and customary disclaimer and/or an additional or alternative agreement as to the confidential nature of such information.  In connection with providing access to or copies of the information described in this Section 3.14(e) to current or prospective Certificateholders the form of confidentiality agreement used by the Master Servicer or the Special Servicer, as applicable, shall be:  (i) in the case of a Certificateholder (or a licensed or registered investment advisor acting on behalf of such Certificateholder), an Investor Certification executed by the requesting Person indicating that such Person is a Holder of Certificates and will keep such information confidential (except that such Certificateholder may provide such information (x) to its auditors, legal counsel and regulators and (y) to any other Person that holds or is contemplating the purchase of any Certificate or interest therein (provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential)); and (ii) in the case of a prospective purchaser of Certificates or interests therein (or a licensed or registered investment advisor acting on behalf of such prospective purchaser), an Investor Certification indicating that such Person is a prospective purchaser of a Certificate or an interest therein and is requesting the information for use in evaluating a possible investment in Certificates and will otherwise keep such information confidential with no further dissemination (except that such Certificateholder may provide such information to its auditors, legal counsel and regulators).  In the case of a licensed or registered investment advisor acting on behalf of a current or prospective Certificateholder, the Investor Certification shall be executed and delivered by both the investment advisor and such current or prospective Certificateholder.

Neither the Master Servicer nor the Special Servicer shall be liable for its dissemination of information in accordance with this Agreement or by others in violation of the terms of this Agreement or the failure of the 17g-5 Information Provider to post such information to the 17g-5 Information Provider’s Website.  Neither the Master Servicer nor the Special Servicer shall be responsible or have any liability for the completeness or accuracy of the information delivered, produced or otherwise made available pursuant to this Section 3.14 unless (i) the Master Servicer or Special Servicer, as applicable, is the original source for such information and (ii) such failure to deliver complete and accurate information is by reason of such party’s willful misconduct, bad faith, fraud and/or negligence.

(g)           The costs and expenses of compliance with this Section 3.14 by the Depositor, the Master Servicer, the Special Servicer, the Trustee and any other party hereto shall not be Additional Trust Fund Expenses.

(h)           None of the foregoing restrictions in this Section 3.14 or otherwise in this Agreement shall prohibit or restrict oral or written communications, or providing information, between the Master Servicer, the Operating Advisor or the Special Servicer, on the one hand, and a Rating Agency or NRSRO, on the other hand, with regard to (i) such Rating Agency’s or NRSRO’s review of the ratings it assigns to the Master Servicer, the Operating Advisor or the Special Servicer, as applicable, (ii) such Rating Agency’s or NRSRO’s approval of the Master

Servicer, the Operating Advisor or the Special Servicer, as applicable, as a commercial mortgage master, special or primary servicer or (iii) such Rating Agency’s or NRSRO’s evaluation of the Master Servicer’s, the Operating Advisor or the Special Servicer’s, as applicable, servicing operations in general; provided, however, that the Master Servicer, the Operating Advisor or the Special Servicer, as applicable, shall not provide any information relating to the Certificates or the Mortgage Loans to a Rating Agency or NRSRO in connection with such review and evaluation by such Rating Agency or NRSRO unless (x) Borrower, property and other deal specific identifiers are redacted; or (y) such information has already been provided to the 17g-5 Information Provider and has been uploaded on to the 17g-5 Information Provider’s Website.

Section 3.15     Title and Management of REO Properties and REO Accounts.

In this Section 3.15, the term “Mortgage Loan”, unless otherwise indicated, shall not include the Non-Serviced Mortgage Loan.

(a)            In the event that title to any Mortgaged Property is acquired for the benefit of Certificateholders in foreclosure, by deed in lieu of foreclosure or upon abandonment or reclamation from bankruptcy, the deed or certificate of sale shall be taken in the name of the Trustee, or its nominee (which shall not include the Master Servicer), or a separate Trustee or co-Trustee, on behalf of the Trust Fund.  The Special Servicer, on behalf of the Trust Fund, shall dispose of any REO Property prior to the close of the third calendar year following the year in which the Trust Fund acquires ownership of such REO Property for purposes of Section 860G(a)(8) of the Code, unless (i) the Special Servicer on behalf of the Lower-Tier REMIC, has applied for an extension of such period pursuant to Sections 856(e)(3) and 860G(a)(8)(A) of the Code, in which case the Special Servicer shall sell such REO Property within the applicable extension period or if the Special Servicer has applied for extension as provided in this clause (i) but such request has not yet been granted or denied, the additional time specified in such request, or (ii) the Special Servicer seeks and subsequently receives an Opinion of Counsel (which opinion shall be an expense of the Trust Fund addressed to the Special Servicer, the Certificate Administrator and the Trustee, to the effect that the holding by the Trust Fund of such REO Property for an additional specified period will not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that any Certificate is outstanding, in which event such period shall be extended by such additional specified period subject to any conditions set forth in such Opinion of Counsel.  The Special Servicer, on behalf of the Trust Fund, shall dispose of any REO Property held by the Trust Fund prior to the last day of such period (taking into account extensions) by which such REO Property is required to be disposed of pursuant to the provisions of the immediately preceding sentence in a manner provided under Section 3.16 hereof.  In the case of an REO Property that secures the Non-Serviced Mortgage Loan, the Special Servicer shall use reasonable efforts to coordinate with the UBS-Barclays 2013-C5 Special Servicer to determine that the time periods in the second preceding sentence are complied with.  The Special Servicer shall manage, conserve, protect and operate each REO Property for the Certificateholders solely for the purpose of its prompt disposition and sale in a manner that does not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) and such that income from the operation or the sale of such property does not result in the receipt by the Trust Fund of any income from non-permitted assets as described in Section 860F(a)(2)(B) of the Code with respect to such property.

(b)           The Special Servicer shall have full power and authority, subject only to the Servicing Standard and the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any REO Property as are consistent with the manner in which the Special Servicer manages and operates similar property owned or managed by the Special Servicer or any of its Affiliates, all on such terms and for such period as the Special Servicer deems to be in the Certificateholders’ Best Interests and, in connection therewith, the Special Servicer shall agree to the payment of management fees that are consistent with general market standards.  Consistent with the foregoing, the Special Servicer shall cause or permit to be earned with respect to such REO Property any “net income from foreclosure property,” within the meaning of Section 860G(c) of the Code, which is subject to tax under the REMIC Provisions, only if it has determined, and has so advised the Trustee and the Certificate Administrator in writing, that the earning of such income on a net after-tax basis could reasonably be expected to result in a greater recovery on behalf of Certificateholders than an alternative method of operation or rental of such REO Property that would not be subject to such a tax.

The Special Servicer shall segregate and hold all revenues received by it with respect to any REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to any REO Property a segregated custodial account (each, an “REO Account”), each of which shall be an Eligible Account and shall be entitled “Rialto Capital Advisors, LLC, on behalf of U.S. Bank National Association, as Trustee, in trust for the Holders of UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificates, Series 2013-C6, REO Account”.  The Special Servicer shall be entitled to withdraw for its account any interest or investment income earned on funds deposited in an REO Account to the extent provided in Section 3.07(b) of this Agreement.  The Special Servicer shall deposit or cause to be deposited REO Proceeds in the REO Account within one Business Day after receipt of such REO Proceeds, and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such REO Property and for other Property Protection Expenses with respect to such REO Property, including:

(i)            all insurance premiums due and payable in respect of any REO Property;

(ii)           all real estate taxes and assessments in respect of any REO Property that may result in the imposition of a lien thereon;

(iii)         all costs and expenses reasonable and necessary to protect, maintain, manage, operate, repair and restore any REO Property including, if applicable, the payments of any ground rents in respect of such REO Property; and

(iv)         any taxes imposed on the Lower-Tier REMIC, in respect of net income from foreclosure property in accordance with Section 4.05.

To the extent that such REO Proceeds are insufficient for the purposes set forth in clauses (i) through (iii) above, the Master Servicer shall make such Advance unless the Master Servicer determines, in accordance with the Servicing Standard, that such Property Advance would constitute a Nonrecoverable Advance (provided that with respect to advancing insurance premiums or delinquent tax assessments the Master Servicer shall comply with the provisions of the second to last paragraph in Section 3.21(d) of this Agreement) and if the Master Servicer does not make any such Advance, the Trustee, to the extent the Trustee has actual knowledge of the Master Servicer’s failure to make such Advance, shall make such Advance, unless in each case, the Master Servicer or the Trustee, as applicable, determines that such Advance would be a Nonrecoverable Advance.  The Trustee shall be entitled to rely, conclusively, on any determination by the Special Servicer or the Master Servicer, as applicable, that an Advance, if made, would be a Nonrecoverable Advance.  The Trustee, when making an independent determination whether or not a proposed Advance would be a Nonrecoverable Advance, shall be subject to the standards applicable to the Master Servicer hereunder.  The Master Servicer or the Trustee, as applicable, shall be entitled to reimbursement of such Advances (with interest at the Advance Rate) made pursuant to the preceding sentence, to the extent permitted by Section 3.06 of this Agreement.  The Special Servicer shall withdraw from each REO Account and remit to the Master Servicer for deposit into the Collection Account on a monthly basis no later than one (1) Business Day following the end of each Collection Period the Net REO Proceeds received or collected from each REO Property, except that in determining the amount of such Net REO Proceeds, the Special Servicer may retain in each REO Account reasonable reserves for repairs, replacements and necessary capital improvements and other related expenses.

Notwithstanding the foregoing, the Special Servicer shall not:

(i)            permit any New Lease to be entered into, renewed or extended, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)           permit any amount to be received or accrued under any New Lease, other than amounts that will constitute Rents from Real Property;

(iii)         authorize or permit any construction on any REO Property, other than the repair or maintenance thereof or the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(iv)         Directly Operate or allow any Person to Directly Operate any REO Property on any date more than 90 days after its date of acquisition by the Trust Fund, unless such Person is an Independent Contractor;

unless, in any such case, the Special Servicer has requested and received an Opinion of Counsel addressed to the Special Servicer, the Certificate Administrator and the Trustee (which opinion shall be an expense of the Trust Fund) to the effect that such action will not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that it is held by the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

The Special Servicer shall be required to contract with an Independent Contractor, the fees and expenses of which shall be an expense of the Trust Fund and payable out of REO Proceeds, for the operation and management of any REO Property, within 90 days of the Trust Fund’s acquisition thereof (unless the Special Servicer shall have provided the Trustee and the Certificate Administrator with an Opinion of Counsel that the operation and management of any REO Property other than through an Independent Contractor shall not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code) (which opinion shall be an expense of the Trust Fund); provided that:

(i)            the terms and conditions of any such contract shall be reasonable and customary for the area and type of property and shall not be inconsistent herewith;

(ii)          any such contract shall require, or shall be administered to require, that the Independent Contractor pay all costs and expenses incurred in connection with the operation and management of such REO Property, including those listed above, and remit all related revenues (net of such costs and expenses) to the Special Servicer as soon as practicable, but in no event later than 30 days following the receipt thereof by such Independent Contractor;

(iii)         none of the provisions of this Section 3.15(b) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations to the Trust Fund, the Trustee on behalf of the Certificateholders, with respect to the operation and management of any such REO Property; and

(iv)         the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

(c)           Promptly following any acquisition by the Special Servicer of an REO Property on behalf of the Trust Fund, the Special Servicer shall notify the Master Servicer thereof, and, upon receipt of such notice, the Special Servicer shall obtain an Updated Valuation thereof, but only in the event that any Updated Valuation with respect thereto is more than 9 months old and the Special Servicer has no actual knowledge of any material adverse change in circumstances that, consistent with the Servicing Standard, would call into question the validity of such Updated Valuation, in order to determine the fair market value of such REO Property and shall notify the Depositor and the Master Servicer of the results of such Appraisal.  Any such Appraisal shall be conducted in accordance with Appraisal Institute standards and the cost thereof shall be an expense of the Trust Fund (allocated to the Sequential Pay Certificates (other than the Class A-3FL and Class A-3FX Certificates) and the Class A-3FL Regular Interest in reverse-sequential order).  The Special Servicer shall obtain a new Updated Valuation or a letter update every 9 months thereafter until the REO Property is sold.

(d)           When and as necessary, the Special Servicer shall send to the Certificate Administrator a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Sections 3.15(a) and 3.15(b) of this Agreement.

(e)           Upon the disposition of any REO Property in accordance with this Section 3.15, the Special Servicer shall calculate the Excess Liquidation Proceeds allocable to a Mortgage Loan realized in connection with such sale.

Section 3.16     Sale of Specially Serviced Loans and REO Properties.

(a)           The parties hereto may sell or purchase, or permit the sale or purchase of, a Mortgage Loan only on the terms and subject to the conditions set forth in this Section 3.16 or as otherwise expressly provided in or contemplated by Section 2.03(e) and Section 9.01 of this Agreement or in an applicable Co-Lender Agreement.

(b)           If the Special Servicer determines in accordance with the Servicing Standard that it would be in the Certificateholders’ Best Interests to attempt to sell such Defaulted Mortgage Loan, the Special Servicer shall use reasonable efforts to solicit offers for each Defaulted Mortgage Loan on behalf of the Certificateholders in such manner as will be reasonably likely to realize a fair price; provided that with respect to any Non-Serviced Mortgage Loan, the Special Servicer shall be entitled to sell such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard (taking into consideration the rights of the holder of the Non-Serviced Companion Loan and the related Other Special Servicer with respect thereto under the related Intercreditor Agreement and Other Pooling and Servicing Agreement) that such action would be in the Certificateholders’ Best Interests.  The Special Servicer shall accept the first (and, if multiple offers are contemporaneously received, the highest cash offer received in the solicitation process within the time frame set for such process by the Special Servicer) cash offer received from any Person that constitutes a fair price for such Defaulted Mortgage Loan.

The Special Servicer shall give the Trustee, the Certificate Administrator, the Master Servicer, the Operating Advisor and the Directing Holder, not less than ten (10) Business Days’ prior written notice of its intention to sell any such Defaulted Mortgage Loan, and notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any Defaulted Mortgage Loan pursuant to this Agreement.

(c)           Whether any cash offer constitutes a fair price for any such Defaulted Mortgage Loan, as the case may be, shall be determined by the Special Servicer, if the highest offeror is a Person other than an Interested Person, and by the Trustee, if the highest offeror is an Interested Person; provided, however, that no offer from an Interested Person shall constitute a fair price unless it is the highest offer received.  In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee shall be supplied with and shall rely on the most recent appraisal or Updated Appraisal conducted in accordance with this Agreement within the preceding 9-month period or in the absence of any such appraisal, on a narrative appraisal prepared by an Independent MAI Appraiser selected by the Special Servicer if the Special Servicer or an Affiliate of the Special Servicer is not making an offer with respect to any such Defaulted Mortgage Loan (or by the Master Servicer if the Special Servicer is making such an offer).  The cost of any such Updated Appraisal or narrative appraisal shall be covered by, and shall be reimbursable as, a Property Advance.  The Trustee may conclusively rely on any opinions or reports of qualified Independent experts in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Defaulted Loan, selected with reasonable care by the Trustee, in making such determination.  Any related costs and fees of the Trustee shall be reimbursable by the related Interested Person.

In determining whether any offer from a Person other than an Interested Person constitutes a fair price for any such Defaulted Mortgage Loan, the Special Servicer shall take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior 9 months), and in determining whether any offer from an Interested Person constitutes a fair price for any such Defaulted Mortgage Loan, any appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of the Delinquency on such Mortgage Loan, the period and amount of the occupancy level and physical condition of the related Mortgaged Property, the state of the local economy in the area where the Mortgaged Property is located, the expected recovery from the Mortgage Loan if the Special Servicer were to pursue a workout strategy, and the time and expense associated with a purchaser’s foreclosing on the related Mortgaged Property.

In addition, the Special Servicer shall refer to all other relevant information obtained by it or otherwise contained in the Mortgage File; provided that the Special Servicer shall take account of any change in circumstances regarding the related Mortgaged Property known to the Special Servicer that has occurred subsequent to, and that would, in the Special Servicer’s reasonable judgment, materially affect the value of the related Mortgaged Property reflected in the most recent related Appraisal.  Furthermore, the Special Servicer may consider available objective third party information obtained from generally available sources, as well as information obtained from vendors providing real estate services to the Special Servicer, concerning the market for distressed real estate loans and the real estate market for the subject property type in the area where the related Mortgaged Property is located.  The Special Servicer may, to the extent it is reasonable to do so in accordance with the Servicing Standard, conclusively rely on any opinions or reports of qualified Independent experts in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Specially Serviced Loan, selected with reasonable care by the Special Servicer, in making such determination.  All reasonable costs and expenses incurred by the Special Servicer pursuant to this Section 3.16(c) shall constitute, and be reimbursable as, Property Advances.  The other parties to this Agreement shall cooperate with all reasonable requests for information made by the Special Servicer in order to allow the Special Servicer to perform its duties pursuant to this Section 3.16(c).

The Repurchase Price for any such Defaulted Mortgage Loan shall in all cases be deemed a fair price.

In connection with the sale of any such Defaulted Mortgage Loan under the provisions described above in this Section 3.16(c) for an amount less than the Purchase Price, the Special Servicer shall obtain the approval of the Directing Holder (prior to the occurrence and continuance of a Control Termination Event) or consult with the Directing Holder (upon the occurrence and continuance of a Control Termination Event but prior to a Consultation Termination Event) and the Special Servicer shall consult with the Operating Advisor on a non-binding basis (upon the occurrence and continuance of a Control Termination Event), subject to the Special Servicer’s prevailing duty to comply with the Servicing Standard.  In addition, in considering such a sale, the Special Servicer shall consider the Certificateholders’ Best Interests.

(d)           Subject to subsection (c) above, the Special Servicer shall act on behalf of the Trustee in negotiating and taking any other action necessary or appropriate in connection with the sale of any such Defaulted Mortgage Loan, and the applicable collection of all amounts payable in connection therewith.  In connection therewith, the Special Servicer may charge for its own account prospective offerors, and may retain, fees that approximate the Special Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or exchanging offers without obligation to deposit such amounts into the REO Account or the Collection Account.  Any sale of any such Defaulted Mortgage Loan shall be final and without recourse to the Trustee or the Trust Fund (except such recourse to the Trust Fund imposed by those representations and warranties typically given in such transactions, any prorations applied thereto and any customary closing matters), and if such sale is consummated in accordance with the terms of this Agreement, none of the Special Servicer, the Master Servicer, the Depositor, the Certificate Administrator, the Operating Advisor or the Trustee shall have any liability to any Certificateholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

(e)           Any sale of any such Defaulted Mortgage Loan shall be for cash only.

(f)           The parties hereto may sell or purchase, or permit the sale or purchase of, an REO Property only on the terms and subject to the conditions set forth in this Section 3.16 or as otherwise expressly provided in the Co-Lender Agreement.

(g)           The Special Servicer shall use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders in such manner as will be reasonably likely to realize a fair price within the time period provided for by Section 3.15(a) of this Agreement.  The Special Servicer (with the consent of the Directing Holder) shall accept the first (and, if multiple offers are contemporaneously received, highest) cash offer received from any Person that constitutes a fair price for such REO Property.  If the Special Servicer determines, in its good faith and reasonable judgment, that it will be unable to realize a fair price for any REO Property within the time constraints imposed by Section 3.15(a) of this Agreement, then the Special Servicer (with the consent of the Directing Holder) shall dispose of such REO Property upon such terms and conditions as the Special Servicer shall deem necessary and desirable to maximize the recovery thereon under the circumstances and, in connection therewith, shall accept the highest outstanding cash offer, regardless of from whom received.

The Special Servicer shall give the Trustee, the Certificate Administrator, the Master Servicer, the Operating Advisor and the Directing Holder, not less than ten (10) Business Days’ prior written notice of its intention to sell any REO Property, and, notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any REO Property pursuant to this Agreement.

(h)           Whether any cash offer constitutes a fair price for any REO Property shall be determined by the Special Servicer, if the highest offeror is a Person other than an Interested Person, and by the Trustee, if the highest offeror is an Interested Person; provided, however, that no offer from an Interested Person shall constitute a fair price unless it is the highest offer received.  In determining whether any offer received from an Interested Person represents a fair price for any such REO Property, the Trustee shall be supplied with and shall rely on the most recent appraisal or Updated Appraisal conducted in accordance with this Agreement within the preceding 9-month period or in the absence of any such appraisal, on a narrative appraisal prepared by an Independent MAI Appraiser selected by the Special Servicer if the Special Servicer or an Affiliate of the Special Servicer is not making an offer with respect to an REO Property (or by the Master Servicer if the Special Servicer is making such an offer).  The cost of any such Updated Appraisal or narrative appraisal and any related costs and fees of the Trustee shall be covered by, and shall be reimbursable as, a Property Advance.  In determining whether any offer from a Person other than an Interested Person constitutes a fair price for any such REO Property, the Special Servicer shall take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior 9 months), and in determining whether any offer from an Interested Person constitutes a fair price for any such REO Property, any appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of the occupancy level and physical condition of the Mortgaged Property or REO Property, the state of the local economy and the obligation to dispose of any REO Property within the time period specified in Section 3.15(a) of this Agreement.  The Repurchase Price for any REO Property shall in all cases be deemed a fair price.

(i)            Subject to subsections (g) and (h) above, the Special Servicer shall act on behalf of the Trustee in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property, and the applicable collection of all amounts payable in connection therewith.  In connection therewith, the Special Servicer may charge for its own account prospective offerors, and may retain, fees that approximate the Special Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or exchanging offers without obligation to deposit such amounts into the Collection Account.  Any sale of an REO Property shall be final and without recourse to the Trustee or the Trust Fund (except such recourse to the Trust Fund imposed by those representations and warranties typically given in such transactions, any prorations applied thereto and any customary closing matters), and if such sale is consummated in accordance with the terms of this Agreement, none of the Special Servicer, the Master Servicer, the Depositor or the Trustee shall have any liability to any Certificateholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

(j)            Any sale of an REO Property shall be for cash only.

(k)           Notwithstanding any of the foregoing paragraphs of this Section 3.16, the Special Servicer shall not be obligated to accept the highest cash offer if the Special Servicer determines, in its reasonable and good faith judgment, that rejection of such offer would be in the Certificateholders’ Best Interests, and the Special Servicer may accept a lower cash offer (from any Person other than itself or an Affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the Certificateholders’ Best Interests (for example, if the prospective buyer making the lower offer is more likely to perform its obligations or the terms offered by the prospective buyer making the lower offer are more favorable), and in the Certificateholders’ Best Interests.

Section 3.17     Additional Obligations of the Master Servicer and the Special Servicer; Inspections.

In this Section 3.17, the term “Mortgage Loan”, unless otherwise indicated, shall not include the Non-Serviced Mortgage Loan.

(a)           The Master Servicer (at its own expense) (or, with respect to Specially Serviced Loans and REO Properties, the Special Servicer) shall inspect or cause to be inspected each Mortgaged Property securing a Mortgage Loan that it is servicing at such times and in such manner as is consistent with the Servicing Standard, but in any event shall inspect each Mortgaged Property securing a Mortgage Loan with a Stated Principal Balance (or in the case of a Mortgage Loan secured by more than one Mortgaged Property, having an Allocated Loan Amount) of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in 2014 (or at such decreased frequency as each Rating Agency shall have provided a No Downgrade Confirmation relating to the Certificates; provided, however, that if any such Mortgage Loan becomes a Specially Serviced Loan, the Special Servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable but within 60 days after such Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as such Mortgage Loan remains a Specially Serviced Loan; provided, further, that the Master Servicer will not be required to inspect a Mortgaged Property that has been inspected in the previous 12 months.  The reasonable cost of each such inspection performed in accordance with the Servicing Standard by the Special Servicer shall be paid by the Master Servicer as a Property Advance; provided, however, that if such Advance would be a Nonrecoverable Advance, then the cost of such inspections shall be an expense of the Trust, which expense shall first be reimbursed to the Trust  as an Additional Trust Fund Expense.  The Master Servicer or the Special Servicer, as applicable, will be required to prepare a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property securing a Mortgage Loan that it is servicing and specifying the existence of any material vacancies in such Mortgaged Property, any sale, transfer or abandonment of such Mortgaged Property of which it has actual knowledge, any material adverse change in the condition of the Mortgaged Property, or any visible material waste committed on applicable Mortgaged Property.  The Master Servicer or Special Servicer, as applicable, shall send such reports to the 17g-5 Information Provider (who shall promptly post such reports to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) and, upon request, to the Underwriters within 20 days of completion of the inspection report, each inspection report, unless the Rating Agencies notify the Master Servicer or Special Servicer, as applicable, that it does not want such reports.

(b)           With respect to each Mortgage Loan, the Master Servicer (or the Special Servicer, in the case of a Specially Serviced Loan) shall exercise the Trustee’s rights, in accordance with the Servicing Standard, with respect to the Manager under the related Loan Documents and Management Agreement, if any.

(c)           With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan, Specially Serviced Loan or a Mortgage Loan that previously was a Specially Serviced Loan with respect to which the Special Servicer has waived or amended the prepayment restrictions) for which the Master Servicer has accepted a voluntary Principal Prepayment (other than (A) in accordance with the terms of the related Loan Documents, (B) in connection with the payment of Insurance Proceeds or Condemnation Proceeds, (C) subsequent to a default under the related Loan Documents (provided that the Master Servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard), (D) pursuant to applicable law or a court order, or (E) at the request of or with the consent of the Special Servicer resulting in a Prepayment Interest Shortfall) the Master Servicer shall deliver to the Certificate Administrator on each Servicer Remittance Date for deposit in the Lower-Tier Distribution Account, without any right of reimbursement therefor, a cash payment (a “Master Servicer Prepayment Interest Shortfall”), in an amount equal to the lesser of (x) the aggregate amount of all Prepayment Interest Shortfalls incurred in connection with such voluntary Principal Prepayments received in respect of the Mortgage Loans (other than the Non-Serviced Mortgage Loan and any Specially Serviced Mortgage Loan) during the related Collection Period, and (y) the aggregate of (A) that portion of its Master Servicing Fees that is being paid in such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loan and any Specially Serviced Loan) and (B) all Prepayment Interest Excesses received during the related Collection Period on the Mortgage Loans (other than the Non-Serviced Mortgage Loan and any Specially Serviced Loan).  The Master Servicer’s obligations to pay any Master Servicer Prepayment Interest Shortfall, and the rights of the Certificateholders to offset of the aggregate Prepayment Interest Shortfalls against those amounts, shall not be cumulative.

(d)           The Master Servicer shall, as to each Mortgage Loan that is secured by the interest of the related Borrower under a ground lease, promptly (and in any event within 60 days) after the Closing Date notify the related ground lessor of the transfer of such Mortgage Loan to the Trust pursuant to this Agreement and inform such ground lessor that any notices of default under the related Ground Lease should thereafter be forwarded to the Master Servicer.

(e)           The Master Servicer shall, to the extent consistent with the Servicing Standard and permitted by the related Loan Documents, not apply any funds with respect to a Mortgage Loan (whether arising in the form of a holdback, earnout reserve, cash trap or other similar feature) to the prepayment of the related Mortgage Loan prior to an event of default or reasonably foreseeable event of default with respect to such Mortgage Loan.  Prior to an event of default or reasonably foreseeable event of default any such amounts described in the immediately preceding sentence shall be held by the Master Servicer as additional collateral for the related Mortgage Loan.

Section 3.18     Authenticating Agent. The Certificate Administrator may appoint (and, if it does not make such an appointment, shall itself act as) an Authenticating Agent to execute and to authenticate Certificates.  The Authenticating Agent must be acceptable to the Depositor and must be a corporation organized and doing business under the laws of the United States of America or any state, having a principal office and place of business in a state and city acceptable to the Depositor, having a combined capital and surplus of at least $15,000,000, authorized under such laws to do a trust business and subject to supervision or examination by federal or state authorities.  The Certificate Administrator shall serve as the initial Authenticating Agent.

Any corporation into which the Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Authenticating Agent shall be party, or any corporation succeeding to the corporate agency business of the Authenticating Agent, shall be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Certificate Administrator or the Authenticating Agent.

The Authenticating Agent may at any time resign by giving at least 30 days’ advance written notice of resignation to the Certificate Administrator, the Trustee, the Depositor and the Master Servicer.  The Certificate Administrator may at any time terminate the agency of the Authenticating Agent by giving written notice of termination to the Authenticating Agent, the Depositor and the Master Servicer.  Upon receiving a notice of resignation or upon such a termination, or in case at any time the Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 3.18, the Certificate Administrator may appoint a successor Authenticating Agent, which shall be acceptable to the Depositor, and shall mail notice of such appointment to all Certificateholders.  Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent herein.  No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 3.18.

The Authenticating Agent shall have no responsibility or liability for any action taken by it as such at the direction of the Certificate Administrator.  Any compensation paid to the Authenticating Agent shall be an unreimbursable expense of the Certificate Administrator, as applicable.

Section 3.19     Appointment of Custodians. The Certificate Administrator shall be the initial Custodian hereunder.  The Certificate Administrator may appoint one or more additional Custodians to hold all or a portion of the Mortgage Files on behalf of the Trustee and otherwise perform the duties set forth in Article II, by entering into a Custodial Agreement with any Custodian who is not the Depositor, a Mortgage Loan Seller or an Affiliate of the foregoing.  Each Custodial Agreement must be consistent with this Agreement and obligate the Custodian thereunder to perform all of the obligations of a Custodian set forth in this Agreement.  The Certificate Administrator agrees to comply with the terms of each Custodial Agreement and to enforce the terms and provisions thereof against the Custodian for the benefit of the Certificateholders.  The Certificate Administrator shall not be liable for any act or omission of the Custodian under the Custodial Agreement.  Each Custodian shall be a depository institution subject to supervision by federal or state authority, shall have a combined capital and surplus of at least $10,000,000, shall have a long-term debt rating of at least with respect to each Custodian for the Mortgage Files relating to each Mortgage Loan, “BBB” from Fitch and “Baa2” from Moody’s.  Each Custodial Agreement may be amended only as provided in Section 11.08 of this Agreement.  Any compensation paid to the Custodian shall be an unreimbursable expense of the Certificate Administrator.  If the Custodian is an entity other than the Certificate Administrator, the Custodian shall maintain a fidelity bond in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement.  The Custodian shall be deemed to have complied with this provision if one of its Affiliates has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Custodian.  In addition, the Custodian shall keep in force during the term of this Agreement a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligations hereunder in the form and amount that are customary for securitizations similar to the securitization evidenced by this Agreement.  All fidelity bonds and policies of errors and omissions insurance obtained under this Section 3.19 shall be issued by a Qualified Insurer.

Section 3.20     Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts. The Master Servicer shall administer each Lock-Box Account, Cash Collateral Account, Escrow Account and Reserve Account in accordance with the related Mortgage or Loan Agreement, Cash Collateral Account Agreement or Lock-Box Agreement, if any relating to the Mortgage Loans it is servicing.

Section 3.21     Property Advances.

In this Section 3.21, the term “Mortgage Loan”, unless otherwise indicated, shall not include the Non-Serviced Mortgage Loan.

(a)           The Master Servicer (or, to the extent provided in Section 3.21(c) of this Agreement, the Trustee) to the extent specifically provided for in this Agreement, shall make any Property Advances as and to the extent otherwise required pursuant to the terms hereof with respect to the Mortgage Loans that it is servicing.  For purposes of distributions to Certificateholders and compensation to the Master Servicer, the Special Servicer or the Trustee, Property Advances shall not be considered to increase the Stated Principal Balance of any Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so provide.

(b)           Notwithstanding anything in this Agreement to the contrary, the Special Servicer shall give the Master Servicer not less than five Business Days’ written notice with respect to any Property Advance to be made on any Specially Serviced Loan, before the date on which the Master Servicer is required to make such Property Advance with respect to such Specially Serviced Loan or REO Loan; provided, however, that the Special Servicer shall be required to provide the Master Servicer with only two Business Days’ written notice in respect of Property Advances required to be made on an urgent or emergency basis (which may include, without limitation, Property Advances required to make tax or insurance payments).

(c)           The Master Servicer shall notify the Trustee and the Certificate Administrator in writing promptly upon, and in any event within one Business Day after, becoming aware that it will be unable to make any Property Advance required to be made pursuant to the terms hereof, and in connection therewith, shall set forth in such notice the amount of such Property Advance, the Person to whom it is to be paid, and the circumstances and purpose of such Property Advance, and shall set forth therein information and instructions for the payment of such Property Advance, and, on the date specified in such notice for the payment of such Property Advance, or, if the date for payment has passed or if no such date is specified, then within five Business Days following such notice, the Trustee, subject to the provisions of Section 3.21(d) of this Agreement, shall pay the amount of such Property Advance in accordance with such information and instructions.

(d)           The Special Servicer shall promptly furnish any party required to make Property Advances hereunder with any information in its possession regarding the Specially Serviced Loans and REO Properties as such party required to make Property Advances may reasonably request for purposes of making recoverability determinations.  Notwithstanding anything to the contrary in this Agreement, the Special Servicer shall have no obligation to make an affirmative determination that any Advance is, or would be, a Nonrecoverable Advance, and in the absence of a determination by the Special Servicer that such an Advance is a Nonrecoverable Advance, then all such decisions shall remain with the Master Servicer or Trustee, as applicable.

Notwithstanding anything herein to the contrary, no Property Advance shall be required hereunder if the Person otherwise required to make such Property Advance determines that such Property Advance would, if made, constitute a Nonrecoverable Property Advance.  In addition, the Master Servicer shall not make any Property Advance to the extent that it has received written notice that the Special Servicer has determined in consultation with the Directing Holder (for so long as no Consultation Termination Event has occurred and is continuing) that such Property Advance would, if made, constitute a Nonrecoverable Property Advance.  In making such recoverability determination, such Person will be entitled to (i) give due regard to the existence of any Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to other Mortgage Loans, the recovery of which, at the time of such consideration, is being deferred or delayed by the Master Servicer, the Special Servicer or the Trustee, as applicable, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the Property Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amount which is being or may be deferred or delayed and (ii) consider (among other things) the obligations of the Borrower under the terms of the related Mortgage Loan as it may have been modified, (iii) consider (among other things) the related Mortgaged Properties in their “as is” or then current conditions and occupancies, as modified by such party’s assumptions (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer) regarding the possibility and effects of future adverse changes with respect to such Mortgaged Properties, (iv) estimate and consider (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer) (among other things) future expenses and (v) estimate and consider (among other things) the timing of recoveries.

The Master Servicer, the Special Servicer and the Trustee, as applicable, shall consider Unliquidated Advances in respect of prior Property Advances for purposes of nonrecoverability determinations as if such Unliquidated Advances were unreimbursed Property Advances.  If an Appraisal of the related Mortgaged Property shall not have been obtained within the prior 9 month period (and the Master Servicer and the Trustee shall each request any such appraisal from the Special Servicer prior to ordering an Appraisal pursuant to this sentence) or if such an Appraisal shall have been obtained but as a result of unforeseen occurrences, such Appraisal does not, in the good faith determination of the Master Servicer, the Special Servicer or the Trustee, reflect current market conditions, and the Master Servicer or the Trustee, as applicable, and the Special Servicer cannot agree on the appropriate downward adjustment to such Appraisal, the Master Servicer, the Special Servicer or the Trustee, as the case may be, may, subject to its reasonable and good faith determination that such Appraisal will demonstrate the nonrecoverability of the related Advance, obtain an Appraisal for such purpose at the expense of the Trust Fund.

Any determination by the Master Servicer, Special Servicer or the Trustee that the Master Servicer or Trustee, as the case may be, has made a Property Advance that is a Nonrecoverable Property Advance or any determination by the Master Servicer, the Special Servicer or the Trustee that any proposed Property Advance, if made, would constitute a Nonrecoverable Property Advance shall be evidenced in the case of the Master Servicer or the Special Servicer by a certificate of a Servicing Officer delivered to the other, to the Trustee, the Directing Holder (for so long as no Consultation Termination Event has occurred and is continuing), the Operating Advisor, the Certificate Administrator and the Depositor and, in the case of the Trustee, by a certificate of a Responsible Officer of the Trustee, delivered to the Depositor, the Directing Holder, for so long as no Consultation Termination Event has occurred and is continuing), the Operating Advisor, the Certificate Administrator, the Master Servicer, the Special Servicer and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), which in each case sets forth such nonrecoverability determination and the considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination (such certificate accompanied by, to the extent available, income and expense statements, rent rolls, occupancy status, property inspections and other information used by the Master Servicer, the Special Servicer or the Trustee, as applicable, to make such determination, together with any existing Appraisal or any Updated Appraisal); provided, however, that the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard, that any Property Advance previously made or proposed to be made is nonrecoverable and shall deliver to the Master Servicer, the Certificate Administrator, the Directing Holder (for so long as no Consultation Termination Event has occurred and is continuing), the Operating Advisor, the Trustee and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), notice of such determination.  Any such determination shall be conclusive and binding on the Master Servicer, the Special Servicer and the Trustee.  Notwithstanding the foregoing, the Special Servicer shall have no obligation to make an affirmative determination that any Advance is, or would be, a Nonrecoverable Advance, and in the absence of a determination by the Special Servicer that such an Advance is a Nonrecoverable Advance, then all such decisions shall remain with the Master Servicer.

Any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that a Property Advance is a Nonrecoverable Advance) and (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer) may obtain, at the expense of the Trust, any analysis, Appraisals or market value estimates or other information for such purposes.  Absent bad faith, any such determination as to the recoverability of any Property Advance shall be conclusive and binding on the Certificateholders.

Notwithstanding the above, the Trustee shall be entitled to rely conclusively on any determination by the Master Servicer and the Master Servicer, the Trustee and the Certificate Administrator shall be bound by any determination of the Special Servicer that a Property Advance, if made, would be a Nonrecoverable Property Advance.  The Trustee, in determining whether or not a Property Advance previously made is, or a proposed Property Advance, if made, would be, a Nonrecoverable Property Advance shall be subject to the standards applicable to the Master Servicer hereunder.

With respect to the payment of insurance premiums and delinquent tax assessments, in the event that the Master Servicer determines that a Property Advance of such amounts would constitute a Nonrecoverable Advance, the Master Servicer shall deliver notice of such determination to the Trustee, the Certificate Administrator and the Special Servicer.  Upon receipt of such notice, the Master Servicer (with respect to any Mortgage Loan that is not a Specially Serviced Loan) and the Special Servicer (with respect to any Specially Serviced Loan or REO Property) shall determine (with the reasonable assistance of the Master Servicer) whether the payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the Certificateholders’ Best Interests.  If the Master Servicer or the Special Servicer determines that the payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the Certificateholders’ Best Interests, the Special Servicer (in the case of a determination by the Special Servicer) shall direct the Master Servicer in writing to make such payment and the Master Servicer shall make such payment, to the extent of available funds, from amounts in the Collection Account.

Notwithstanding anything to the contrary contained in this Section 3.21, the Master Servicer may elect (but shall not be required) to make a payment out of the Collection Account to pay for certain expenses specified in this sentence notwithstanding that the Master Servicer has determined that a Property Advance with respect to such expenditure would be a Nonrecoverable Property Advance (unless, with respect to Specially Serviced Loans or REO Loans, the Special Servicer has notified the Master Servicer to not make such expenditure), where making such expenditure would prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan; provided that in each instance, the Master Servicer determines in accordance with the Servicing Standard (as evidenced by a certificate of a Servicing Officer delivered to the Trustee and the Certificate Administrator) that making such expenditure is in the Certificateholders’ Best Interests.  The Master Servicer may elect to obtain reimbursement of Nonrecoverable Property Advances from the Trust Fund in accordance with Section 3.06 of this Agreement.

(e)           The Master Servicer and/or the Trustee, as applicable, shall be entitled to the reimbursement of Property Advances made by any of them to the extent permitted pursuant to Section 3.06 of this Agreement, if applicable, of this Agreement, together with any related Advance Interest Amount in respect of such Property Advances, and the Master Servicer, the Special Servicer and the Trustee each hereby covenants and agrees to promptly seek and effect the reimbursement of such Property Advances from the related Borrowers to the extent permitted by applicable law and the related Loan Documents.

(f)           The parties acknowledge that, pursuant to the UBS-Barclays 2013-C5 Pooling and Servicing Agreement, the UBS-Barclays 2013-C5 Master Servicer (and not the Master Servicer) is obligated to make property advances with respect to the Non-Serviced Loan Combination.  The UBS-Barclays 2013-C5 Master Servicer shall be entitled to reimbursement (in accordance with Section 3.06(a) of this Agreement) for the pro rata portion (based on Stated Principal Balance) of the Non-Serviced Mortgage Loan with respect to any property advance that is nonrecoverable (with, in each case, any pro rata portion of accrued and unpaid interest thereon provided for under the UBS-Barclays 2013-C5 Pooling and Servicing Agreement) in the manner set forth in the UBS-Barclays 2013-C5 Pooling and Servicing Agreement and the related Co-Lender Agreement, as applicable.

Section 3.22     Appointment and Replacement of Special Servicer.

In this Section 3.22, the term “Mortgage Loan”, unless otherwise indicated, shall not include the Non-Serviced Mortgage Loan.

(a)            Rialto Capital Advisors, LLC, is hereby appointed as the initial Special Servicer to service each Specially Serviced Loan.

(b)           With respect to the Mortgage Pool, the Directing Holder (for so long as no Control Termination Event has occurred and is continuing) shall be entitled to terminate the rights (subject to Section 3.12 and Section 6.03(a) of this Agreement) and obligations of the Special Servicer under this Agreement, with or without cause, and appoint a successor Special Servicer subject to Section 3.22(f) of this Agreement, upon ten (10) Business Days’ notice to the Special Servicer, the Master Servicer, the Operating Advisor, the Paying Agent, the Certificate Administrator, the Depositor and the Trustee and compliance with the terms and conditions of Section 3.22(f).

(c)            [RESERVED].

(d)           With respect to the Mortgage Loans, following the occurrence of a Consultation Termination Event, if the Operating Advisor determines that the Special Servicer is not performing its duties as required hereunder or is otherwise not acting in accordance with the Servicing Standard, the Operating Advisor shall deliver to the Trustee and to the Certificate Administrator, with a copy to the Special Servicer, a written recommendation (provided that in no event shall the information or any other content included in such written recommendation contravene any provision of this Agreement) detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement special servicer.  In such event, the Certificate Administrator shall promptly post notice to all Certificateholders of such recommendation on the Certificate Administrator’s Website, and by mail or through the DTC system, as applicable, and shall conduct the solicitation of votes of all Certificateholders in such regard.  In connection with any such recommendation to replace the Special Servicer, upon (i) the written direction of Holders of Sequential Pay Certificates evidencing at least a majority of the Voting Rights of all Sequential Pay Certificates (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the various classes of the Sequential Pay Certificates) on an aggregate basis (which vote shall occur not more than 180 days from the date of such posting on the Certificate Administrator’s website, provided that if such written direction is not provided within such 180-day period, then such written direction shall have no force and effect), (ii) receipt by the Trustee of a No Downgrade Confirmation from each Rating Agency, following satisfaction of the foregoing clause (i), and (iii) delivery of the notice required under Section 10.03 at least five (5) Business Days prior to the effective date of such termination and appointment, the Trustee shall (x) terminate all of the rights and obligations of the Special Servicer under this Agreement and, subject to Section 3.22(f), appoint the successor thereto recommended by the Operating Advisor with respect to the Mortgage Pool; provided such termination is subject to the terminated Special Servicer’s rights to indemnification, payment of outstanding fees and other compensation, reimbursement of advances and other rights set forth in this Agreement which survive termination, and (y) promptly notify such outgoing Special Servicer of the effective date of such termination.  The reasonable fees and out-of-pocket costs associated with administering such vote shall be an Additional Trust Fund Expense.  Prior to the appointment of any replacement special servicer under this Section 3.22(d), such replacement special servicer shall have agreed in writing to succeed to the applicable obligations of the Special Servicer under this Agreement and to act as the Special Servicer’s successor hereunder.  No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 3.22(d).

(e)           With respect to the Mortgage Pool, if a Control Termination Event has occurred and is continuing and upon (a) the written direction of holders of Sequential Pay Certificates evidencing not less than 25% of the Voting Rights of the Sequential Pay Certificates (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the various Classes of Sequential Pay Certificates pursuant to Section 4.08 of this Agreement) requesting a vote to replace the Special Servicer with a new special servicer designated in such written direction, (b) payment by such holders to the Certificate Administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the Certificate Administrator and the Trustee in connection with administering such vote and (c) delivery by such holders to the Certificate Administrator and the Trustee of a No Downgrade Confirmation from each Rating Agency, the Certificate Administrator shall promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail (or through the DTC system, as applicable), and conduct the solicitation of votes of all Certificates in such regard.  If a Control Termination Event has occurred and is continuing, upon the written direction of (a) holders of Sequential Pay Certificates evidencing at least 75% of the aggregate Voting Rights of all Sequential Pay Certificates (taking into account the application of any Appraisal Reductions to notionally reduce the Certificate Balances of the various Classes of Sequential Pay Certificates pursuant to Section 4.08 of this Agreement), or (b) holders of Sequential Pay Certificates evidencing more than 50% of the Voting Rights of each Class of Non-Reduced Certificates, and following delivery of the notice required under Section 10.03 at least five (5) Business Days prior to the effective date of such termination and appointment, the Trustee shall (x) terminate all of the rights and obligations of the Special Servicer under this Agreement and, subject to Section 3.22(f) of this Agreement, appoint the successor Special Servicer designated by such Certificateholders; provided that such termination is subject to the terminated Special Servicer’s rights to indemnification, payment of outstanding fees and other compensation, reimbursement of advances and other rights set forth in this Agreement which survive termination and (y) promptly notify such outgoing Special Servicer of the effective date of such termination; and provided further that if such written direction is not provided within 180 days of the notice from the Certificate Administrator of the request for a vote to terminate and replace the Special Servicer, then such written direction shall have no force and effect.  The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder and Beneficial Owner may access notices on the Certificate Administrator’s Website and each Certificateholder and Beneficial Owner may register to receive email notifications when such notices are posted on the Certificate Administrator’s Website; provided that the Certificate Administrator shall be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

(f)           The Trustee shall, promptly after receiving any removal notice pursuant to Section 3.22(b) of this Agreement or direction to terminate pursuant to Section 3.22(d) or Section 3.22(d) of this Agreement, so notify the Certificate Administrator, the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) and the Depositor.  The termination of the Special Servicer and appointment of a successor Special Servicer pursuant to this Section 3.22 shall not be effective until (i) the Trustee receives from each Rating Agency a No Downgrade Confirmation with respect to each Class of Certificates, (ii) the successor special servicer has, in writing and in form and substance reasonably satisfactory to the Trustee, assumed all of its responsibilities, duties and liabilities hereunder, (iii) receipt by the Trustee of an Opinion of Counsel to the effect that (x) the designation of such replacement to serve as Special Servicer is in compliance with this Agreement, (y) such replacement will be bound by the terms of this Agreement and (z) this Agreement will be enforceable against such replacement in accordance with its terms, and (iv) the notice required under Section 10.03 has been delivered at least five (5) Business Days prior to the effective date of such appointment.  Any successor Special Servicer shall make the representations and warranties provided for in Section 2.04(b) of this Agreement mutatis mutandis.  In no event may a successor Special Servicer be a current or former Operating Advisor or any Affiliate of a current or former Operating Advisor.  Further, such successor shall be a Person that (i) satisfies all of the eligibility requirements applicable to special servicers contained in this Agreement, (ii) is not obligated or allowed to pay the Operating Advisor any fees or otherwise compensate the Operating Advisor (x) in respect of its obligations under this Agreement or (y) for the appointment of the successor Special Servicer or the recommendation by the Operating Advisor for the replacement Special Servicer to become the Special Servicer, (iii) is not entitled to waive any compensation from the Operating Advisor and (iv) is not entitled to receive any fee from the Operating Advisor for its appointment as successor Special Servicer, in each case, unless expressly approved by 100% of the Certificateholders.

The existing Special Servicer shall be deemed to have been removed simultaneously with the applicable designated Person’s becoming the Special Servicer hereunder; provided, however, that the Special Servicer removed pursuant to this Section shall be entitled to receive, and shall have received, notice of completion of its removal and all amounts accrued or owing to it under this Agreement on or prior to the effective date of such resignation and it shall continue to be entitled to any rights that accrued prior to the date of such resignation (including the right to receive all fees, expenses and other amounts accrued or owing to it under this Agreement, plus the right to receive any Workout Fee specified in Section 3.12(c) of this Agreement in the event that the Special Servicer is terminated and any indemnification rights that the Special Servicer is entitled to pursuant to Section 6.03(a) of this Agreement) notwithstanding any such removal.  Such removed Special Servicer shall cooperate with the Trustee and the replacement Special Servicer in effecting the termination of the resigning Special Servicer’s responsibilities and rights hereunder, including without limitation the transfer within two Business Days to the successor Special Servicer for administration by it of all cash amounts that are thereafter received with respect to the Mortgage Loans.

(g)           The appointment of any such successor Special Servicer shall not relieve the Master Servicer or the Trustee of their respective obligations to make Advances as set forth herein; provided, however, that neither the Trustee nor the Master Servicer shall be liable for any actions or any inaction of such successor Special Servicer.  Any termination fee payable to the terminated Special Servicer (and it is acknowledged that there is no such fee payable in the event of a termination for breach of this Agreement) shall be paid by the Certificateholders or the Directing Holder, as applicable, so terminating the Special Servicer and shall not in any event be an expense of the Trust Fund.

(h)           No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 3.22.  All costs and expenses of any such termination made without cause shall be paid by the Controlling Class Certificateholders.

Section 3.23     Transfer of Servicing Between the Master Servicer and the Special Servicer; Record Keeping; Asset Status Report.

In this Section 3.23, the term “Mortgage Loan”, unless otherwise indicated, shall not include the Non-Serviced Mortgage Loan.

(a)           Upon the occurrence of any event specified in the definition of Specially Serviced Loan with respect to any Mortgage Loan of which the Master Servicer may have notice, the Master Servicer shall promptly give notice thereof to the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor, the related Mortgage Loan Seller and the Directing Holder (if no Consultation Termination Event has occurred and is continuing) and shall use efforts in accordance with the Servicing Standard to provide the Special Servicer with all information, documents (but excluding the original documents constituting the Mortgage File) and records (including records stored electronically) relating to such Mortgage Loan and reasonably requested by the Special Servicer to enable it to assume its duties hereunder with respect thereto without acting through a Sub-Servicer.  The Master Servicer shall use efforts in accordance with the Servicing Standard to comply with the preceding sentence within five Business Days of the date it has notice of the occurrence of any event specified in the definition of Specially Serviced Loan and in any event shall continue to act as Master Servicer and administrator of such Mortgage Loan until the Special Servicer has commenced the servicing of such Mortgage Loan, which shall occur upon the receipt by the Special Servicer of the information, documents and records referred to in the preceding sentence.  With respect to each Mortgage Loan that becomes a Specially Serviced Loan, the Master Servicer shall instruct the related Borrower to continue to remit all payments in respect of such Mortgage Loan to the Master Servicer.  The Master Servicer shall forward any notices it would otherwise send to the Borrower of a Specially Serviced Loan to the Special Servicer, who shall send such notice to the related Borrower.

Upon determining that a Specially Serviced Loan has become a Corrected Mortgage Loan, the Special Servicer shall immediately give notice thereof to the Master Servicer, and upon giving such notice, such Mortgage Loan shall cease to be a Specially Serviced Loan in accordance with the first proviso of the definition of Specially Serviced Loan, the Special Servicer’s obligation to service such Mortgage Loan shall terminate and the obligations of the Master Servicer to service and administer such Mortgage Loan as a Mortgage Loan that is not a Specially Serviced Loan shall resume.

(b)           In servicing any Specially Serviced Loan, the Special Servicer shall provide to the Custodian originals of documents included within the definition of “Mortgage File” for inclusion in the related Mortgage File (to the extent such documents are in the possession of the Special Servicer) and copies of any additional related Mortgage Loan information, including correspondence with the related Borrower, and the Special Servicer shall promptly provide copies of all of the foregoing to the Master Servicer as well as copies of any analysis or internal review prepared by or for the benefit of the Special Servicer.

(c)           Not later than two Business Days preceding each date on which the Master Servicer is required to furnish a report under Section 3.13(a) of this Agreement to the Certificate Administrator, the Special Servicer shall deliver to the Certificate Administrator, with a copy to the Trustee, the Operating Advisor and the Master Servicer, a written statement describing, on a loan by loan basis, (i) the amount of all payments on account of interest received on each Specially Serviced Loan, the amount of all payments on account of principal, including Principal Prepayments, on each Specially Serviced Loan, the amount of Net Insurance Proceeds and Net Liquidation Proceeds received with respect to each Specially Serviced Loan, and the amount of net income or net loss, as determined from management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any rental income that does not constitute Rents from Real Property with respect to the REO Property relating to each applicable Specially Serviced Loan, in each case in accordance with Section 3.15 of this Agreement (it being understood and agreed that to the extent this information is provided in accordance with Section 3.13(g) of this Agreement, this Section 3.23(c) shall be deemed to be satisfied) and (ii) such additional information relating to the Specially Serviced Loans as the Master Servicer, the Certificate Administrator or the Trustee reasonably request, to enable it to perform its duties under this Agreement.  Such statement and information shall be furnished to the Master Servicer in writing and/or in such electronic media as is acceptable to the Master Servicer.

(d)           Notwithstanding the provisions of the preceding Section 3.23(c), the Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Loans relating to a Mortgage Loan that it is servicing and shall provide the Special Servicer and the Operating Advisor with any information reasonably required by the Special Servicer or the Operating Advisor to perform its duties under this Agreement.  The Special Servicer shall provide the Master Servicer with any information reasonably required by the Master Servicer to perform its duties under this Agreement.

(e)           No later than 45 days after a Mortgage Loan becomes a Specially Serviced Loan, the Special Servicer shall deliver to the Master Servicer, the Directing Holder (for so long as no Consultation Termination Event has occurred and is continuing), the Operating Advisor (but only if a Control Termination Event has occurred and is continuing) and the 17g-5 Information Provider (who shall promptly post such report to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) and, upon request, the Underwriters, a report (the “Asset Status Report”) with respect to such Mortgage Loan and the related Mortgaged Property; provided, however, the Special Servicer shall not be required to deliver an Asset Status Report to the Directing Holder if the Special Servicer and the Directing Holder are the same entity.  Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

(i)            date of transfer of servicing of such Mortgage Loan to the Special Servicer;

(ii)           summary of the status of such Specially Serviced Loan and any negotiations with the related Borrower;

(iii)         a discussion of the legal and environmental considerations reasonably known to the Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Mortgage Loan and whether outside legal counsel has been retained;

(iv)          the most current rent roll and income or operating statement available for the related Mortgaged Property;

(v)           the Special Servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the Master Servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Mortgage Loan or REO Property);

(vi)         the status of any foreclosure actions or other proceedings undertaken with respect thereto, any proposed workouts with respect thereto and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan;

(vii)        a description of any amendment, modification or waiver of a material term of any ground lease;

(viii)       a description of any such proposed or taken actions;

(ix)         the alternative courses of action that were or are being considered by the Special Servicer in connection with the proposed or taken actions;

(x)           the decision that the Special Servicer made, or intends or proposes to make, including a narrative analysis setting forth the Special Servicer’s rationale for its proposed decision, including its rejection of the alternatives;

(xi)         an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the Special Servicer made such determination and (y) the net present value calculation (including the applicable Calculation Rate used) and all related assumptions;

(xii)        the appraised value of the related Mortgaged Properties together with the assumptions used in the calculation thereof, and a copy of the last obtained Appraisal of the Mortgaged Property; and

(xiii)        such other information as the Special Servicer deems relevant in light of the Servicing Standard.

If the Directing Holder (for so long as no Control Termination Event has occurred and is continuing), does not disapprove in writing of such Asset Status Report within 10 Business Days of receiving it, the Directing Holder will be deemed to have approved such Asset Status Report and the Special Servicer shall implement the recommended action as outlined in such Asset Status Report; provided, however, that such Special Servicer may not take any action that is contrary to applicable law, the REMIC Provisions, this Agreement, the Servicing Standard (taking into consideration the Certificateholders’ Best Interests) or the terms of the applicable Loan Documents.  If the Directing Holder (for so long as no Control Termination Event has occurred and is continuing) disapproves such Asset Status Report within such 10 Business Day period, the Special Servicer will revise such Asset Status Report and deliver to the Directing Holder, the Master Servicer and the 17g-5 Information Provider (who shall promptly post such report to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), a new Asset Status Report as soon as practicable, but in no event later than 30 Business Days after such disapproval.  The Special Servicer shall revise such Asset Status Report as described above in this Section 3.23(e) until the Directing Holder (for so long as no Control Termination Event has occurred and is continuing) fails to disapprove such revised Asset Status Report in writing within 10 Business Days of receiving such revised Asset Status Report or until the Special Servicer makes a determination consistent with the Servicing Standard, that such objection is not in the Certificateholders’ Best Interests.  In any event, if the Directing Holder (for so long as no Control Termination Event has occurred and is continuing) does not approve an Asset Status Report within 60 Business Days from the first submission of an Asset Status Report, the Special Servicer may act upon the most recently submitted form of Asset Status Report where required to comply with the Servicing Standard.  The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report, provided such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section, and in particular, shall modify and resubmit such Asset Status Report to the Directing Holder (with a copy to the Trustee and the Certificate Administrator) if (i) the estimated sales proceeds, foreclosure proceeds, workout or restructure terms or anticipated debt forgiveness varies materially from the amount on which the original report was based or (ii) the related Borrower becomes the subject of bankruptcy proceedings.  Notwithstanding the foregoing, the Special Servicer (i) may, following the occurrence of an extraordinary event with respect to the related Mortgaged Property, take any action set forth in such Asset Status Report before the expiration of a 10 Business Day period if the Special Servicer has reasonably determined that failure to take such action would materially and adversely affect the Certificateholders’ Best Interests, and it has made a reasonable effort to contact the Directing Holder and (ii) in any case, shall determine whether such affirmative disapproval is not in the Certificateholders’ Best Interests pursuant to the Servicing Standard, and, upon making such determination, shall implement the recommended action outlined in the Asset Status Report.  The Asset Status Report is not intended to replace or satisfy any specific consent or approval right which the Directing Holder may have.

The Special Servicer shall have the authority to meet with the Borrower for any Specially Serviced Loan and take such actions consistent with the Servicing Standard and the related Asset Status Report.  The Special Servicer shall not take any action inconsistent with the related Asset Status Report, unless such action would be required in order to act in accordance with the Servicing Standard, this Agreement, applicable law or the related Loan Documents.

With respect to all Mortgage Loans, during the period when a Control Termination Event has occurred and is continuing, the Special Servicer shall consult with the Operating Advisor in connection with each Asset Status Report prior to finalizing and executing such Asset Status Report and the Operating Advisor shall propose, by written notice, alternative courses of action within 10 days of receipt of each Asset Status Report to the extent the Operating Advisor determines such alternatives to be in the Certificateholders’ Best Interests (including any Certificateholders that were previously included in the Control Eligible Classes).  This determination shall be made pursuant to the Operating Advisor Standard.  The Special Servicer shall consider any such proposals from the Operating Advisor and determine whether any changes to its proposed Asset Status Report should be made, such determination being made in accordance with the Servicing Standard and the other terms of this Agreement.

(f)           With respect to all Mortgage Loans, during the period when a Control Termination Event has occurred and is continuing, the Special Servicer shall consult with the Directing Holder in connection with each Asset Status Report prior to finalizing and executing such Asset Status Report and the Directing Holder shall have the right to propose, by written notice, alternative courses of action within 10 days of receipt of each Asset Status Report; provided that no Consultation Termination Event then exists.  The Special Servicer shall consider any such proposals from the Directing Holder and determine whether any changes to its proposed Asset Status Report should be made, such determination being made in accordance with the Servicing Standard and the other terms of this Agreement.

In the event that none of the Operating Advisor, the Directing Holder or the Controlling Class Representative proposes alternative courses of action within 10 days after receipt of such Asset Status Report, the Special Servicer shall implement the Asset Status Report as proposed by the Special Servicer.

No direction or disapproval of the Operating Advisor or the Directing Holder shall (a) require, permit or cause the Special Servicer to violate the terms of a Specially Serviced Loan, applicable law or any provision of this Agreement, including, but not limited to, Section 3.09, Section 3.16, Section 3.18 and Section 3.25, or the Special Servicer’s obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of the Lower-Tier REMIC and the Upper-Tier REMIC and the grantor trust status of the Grantor Trust, or (b) result in the imposition of a “prohibited transaction” or “contribution” tax under the REMIC Provisions, or (c) expose the Master Servicer, the Special Servicer, the Depositor, the Mortgage Loan Sellers, the Trust Fund, the Certificate Administrator, the Trustee or their respective officers, directors, employees or agents to any claim, suit or liability or (d) materially expand the scope of the Special Servicer’s, Certificate Administrator’s, Trustee’s or the Master Servicer’s responsibilities under this Agreement.  The Special Servicer shall not be required to follow any direction or disapproval of the Operating Advisor or the Directing Holder described in this paragraph.

Notwithstanding anything to the contrary herein, if a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative shall have no right to receive any Asset Status Report or otherwise consult with the Special Servicer with respect to any matter set forth therein.  If a Control Termination Event has occurred and is continuing, the Directing Holder shall have no right to consent to any Asset Status Report under this Section 3.23.

(g)           Unless a Control Termination Event has occurred and is continuing, the Special Servicer shall deliver to the Operating Advisor only each Final Asset Status Report.

Section 3.24     Special Instructions for the Master Servicer and/or Special Servicer.

In this Section 3.24, the term “Mortgage Loan”, unless otherwise indicated, shall not include the Non-Serviced Mortgage Loan.

(a)           Prior to taking any action with respect to a Mortgage Loan secured by Mortgaged Properties located in a “one-action” state, the Master Servicer or Special Servicer, as applicable, shall consult with legal counsel, the fees and expenses of which shall be an expense of the Trust Fund.

(b)           In the case of the Mortgage Loan identified as Loan No. 1 on the Mortgage Loan Schedule (the “Gateway Mortgage Loan”), which consists of three separate mortgage loans which are cross-collateralized and cross-defaulted, the related Loan Documents permit the lender (and not the Borrower) to effect a release of one or more Mortgaged Properties from the cross-collateralization and cross-default provisions therein.  So long as such Mortgage Loan is not a Specially Serviced Loan, neither the Master Servicer nor the Special Servicer shall release any of the related Mortgaged Properties from such cross-collateralization and cross-default provisions.

(c)           The Master Servicer shall send written notice to each Borrower and the related Manager and clearing bank relating to a Mortgage Loan that it is servicing that, if applicable, it and/or the Trustee has been appointed as the “Designee” of the “Lender” under any related Lock-Box Agreement.

(d)           Without limiting the obligations of the Master Servicer hereunder with respect to the enforcement of a Borrower’s obligations under the related Loan Documents, the Master Servicer agrees that it shall, in accordance with the Servicing Standard, enforce the provisions of the Loan Documents relating to the Mortgage Loans that it is servicing with respect to the collection of Yield Maintenance Charges.

(e)           In the event that a Rating Agency shall charge a fee in connection with providing a No Downgrade Confirmation, the Master Servicer shall require the related Borrower to pay such fee to the extent not inconsistent with the applicable Loan Documents.  In the event that such fee remains unpaid, such fee shall be an expense of the Trust Fund (allocated as an Additional Trust Fund Expense in the same manner as Realized Losses as set forth in Section 4.01(e) of this Agreement).

(f)           With respect to a Mortgage Loan with a Stated Principal Balance equal to or greater than the lesser of 5% of the Stated Principal Balance of all Mortgage Loans held by the Trust Fund and $35,000,000, or with respect to any Mortgage Loan that is one of the ten largest

Mortgage Loans based on Stated Principal Balance, to the extent not inconsistent with the related Mortgage Loan, the Master Servicer shall not consent to a change of franchise affiliation with respect to a Mortgaged Property or the property manager with respect to a Mortgaged Property unless the Master Servicer obtains a No Downgrade Confirmation relating to the Certificates.

Section 3.25     Certain Rights and Obligations of the Master Servicer and/or the Special Servicer.

In this Section 3.25, the term “Mortgage Loan”, unless otherwise indicated, shall not include the Non-Serviced Mortgage Loan.

(a)           In addition to its rights and obligations with respect to Specially Serviced Loans, the Special Servicer has the right, whether or not the applicable Mortgage Loan is a Specially Serviced Loan, to approve (i) certain modifications to the extent described under Section 3.26 of this Agreement and (ii) certain waivers of due-on-sale or due-on-encumbrance clauses as described above under Section 3.09 of this Agreement.  With respect to Performing Loans, the Master Servicer shall notify the Special Servicer of any request for approval from a Borrower (a “Request for Approval”) received relating to the Special Servicer’s above-referenced approval rights and if the Special Servicer elects to assume the responsibility (within three (3) Business Days of recept of such notice) for determining whether such approval should be granted and for the handling of all such related processing and documentation, the Master Servicer shall take no further action, and shall have no obligation to take any further action, with respect to such borrower request.  If the Special Servicer does not elect to assume such responsibility, the Master Servicer shall prepare and forward to the Special Servicer its written recommendation and analysis and any other information or documents reasonably requested by the Special Servicer (to the extent such information or documents are in the Master Servicer’s possession).  Subject to Section 3.09(c) of this Agreement, the Special Servicer shall have 10 Business Days (from the date that the Special Servicer receives the information it requested from the Master Servicer) to analyze and make a recommendation with respect to a Request for Approval with respect to a Performing Loan and, prior to the end of such 10 Business Day period, for so long as no Control Termination Event has occurred and is continuing, is required to notify the Directing Holder of such Request for Approval and its recommendation with respect thereto.  Following such notice, the Directing Holder shall have 5 Business Days from the date it receives the Special Servicer recommendation and any other information it may reasonably request  to approve any recommendation of the Special Servicer relating to any Request for Approval.  In any event, if the Directing Holder does not respond to a Request for Approval by 5 p.m. on the 5th Business Day after such request, the Special Servicer or the Master Servicer, as applicable, may deem its recommendation approved by the Directing Holder and if the Special Servicer does not respond to a Request for Approval within the required 15 Business Days, the Master Servicer may deem its recommendation approved by the Special Servicer.  With respect to a Specially Serviced Loan, the Special Servicer must notify the Directing Holder of any Request for Approval received relating to the Directing Holder’s above-referenced approval rights and its recommendation with respect thereto.  The Directing Holder shall have 10 Business Days (after receipt of all information reasonably requested) to approve any recommendation of the Special Servicer relating to any such Request for Approval.  In any event, if the Directing Holder does not respond to any such Request for Approval by 5 p.m. on the 10th Business Day after such request, the Special Servicer may deem its recommendation approved by the Directing Holder.

(b)           Neither the Master Servicer nor the Special Servicer shall be required to take or refrain from taking any action pursuant to instructions from the Directing Holder that would cause any one of them to violate applicable law, the terms of any Mortgage Loan, this Agreement, including the Servicing Standard, or the REMIC Provisions or that would (i) expose the Master Servicer, the Special Servicer, the Depositor, a Mortgage Loan Seller, the Trust Fund, the Trustee, the Certificate Administrator or their respective Affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities, or (iii) cause the Master Servicer or the Special Servicer to act, or fail to act, in a manner that is not in the Certificateholders’ Best Interests.

(c)           The Master Servicer and the Special Servicer, as applicable, shall discuss with the Directing Holder, on a monthly basis, the performance of any Mortgage Loan that is a Specially Serviced Loan, which is delinquent, has been placed on a “Watch List” or has been identified by the Master Servicer or the Special Servicer as exhibiting deteriorating performance.

Section 3.26     Modification, Waiver, Amendment and Consents.

In this Section 3.26, the term “Mortgage Loan”, unless otherwise indicated, shall not include the Non-Serviced Mortgage Loan.

(a)           Subject to Section 3.25 and Section 3.26(f), and, if applicable, each Co-Lender Agreement, (i) the Master Servicer (to the extent provided in clauses (m) and (n)) or (ii) the Special Servicer, in each case subject to the rights of the Directing Holder and consultation with the Operating Advisor (if a Control Termination Event has occurred and is continuing and to the extent the Operating Advisor has consultation rights pursuant to Section 3.23(e), Section 3.31 and/or Section 6.07 of this Agreement), may modify, waive or amend any term of any Mortgage Loan if such modification, waiver or amendment (A) is consistent with the Servicing Standard and (B) would not constitute a “significant modification” of such Mortgage Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (1) cause either Trust REMIC to fail to qualify as a REMIC or (2) result in the imposition of a tax upon either Trust REMIC or the Trust Fund (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” under Section 860G(c) of the Code).  In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the Loan Documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or to approve the calculation of the related Borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation shall exclude the value of any personal property and going concern value, if any.

(b)           Neither the Master Servicer nor the Special Servicer may extend the Maturity Date of any Specially Serviced Loan beyond the date that is the date occurring later than the earlier of (1) five years prior to the Rated Final Distribution Date and (2) in the case of a Specially Serviced Loan secured by the related Borrower’s interest in a ground lease, the date that is 20 years prior to the expiration date of such ground lease (or 10 years prior to the expiration date of such lease if the Master Servicer or the Special Servicer, as applicable gives due consideration to the remaining term of such ground lease and such extension is in the Certificateholders’ Best Interests and, with the consent of the Directing Holder (so long as no Control Termination Event has occurred and is continuing)).

(c)           Neither the Master Servicer nor the Special Servicer shall permit any Borrower to add or substitute any collateral for an outstanding Mortgage Loan, which collateral constitutes real property, unless the Master Servicer or the Special Servicer, as applicable, shall have obtained a No Downgrade Confirmation relating to the Certificates.

(d)           Any payment of interest, which is deferred pursuant to any modification, waiver or amendment permitted hereunder, shall not, for purposes hereof, including, without limitation, calculating monthly distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan or such modification, waiver or amendment so permit.

(e)           Except for waivers of Penalty Charges and waivers of notice periods, all material modifications, waivers and amendments of the Mortgage Loans in accordance with this Section 3.26 shall be in writing.

(f)           The Master Servicer or the Special Servicer, as applicable, shall notify the Trustee, the Certificate Administrator, the Directing Holder (for so long as no Control Termination Event has occurred and is continuing), the Operating Advisor (only if a Control Termination Event has occurred and is continuing), the Depositor and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), in writing, of any modification, waiver, material consent or amendment of any term of any Mortgage Loan and the date thereof, and shall deliver to the Custodian for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver, material consent or amendment, promptly (and in any event within 10 Business Days) following the execution thereof.

(g)           The Master Servicer or the Special Servicer may (subject to the Servicing Standard), as a condition to granting any request by a Borrower for consent, modification, waiver or indulgence or any other matter or thing, the granting of which is within its discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan and is permitted by the terms of this Agreement and applicable law, require that such Borrower pay to it (i) as additional servicing compensation, a reasonable and customary fee for the additional services performed in connection with such request (provided that the charging of such fee would not constitute a “significant modification” of the related Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)), and (ii) any related costs and expenses incurred by it.  In no event shall the Master Servicer or the Special Servicer be entitled to payment for such fees or expenses unless such payment is collected from the related Borrower.

(h)           Notwithstanding the foregoing, the Master Servicer shall not permit the substitution of any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan (or any portion thereof), if any, unless such defeasance complies with Treasury Regulations Section 1.860G-2(a)(8)(ii) and satisfies the conditions set forth in Section 3.09(g) of this Agreement.

(i)            [Reserved.]

(j)            If required under the related Loan Documents or if otherwise consistent with the Servicing Standard, the Master Servicer shall establish and maintain one or more accounts, which may be sub-accounts of the Collection Account (the “Defeasance Accounts”), into which all payments received by the Master Servicer from any defeasance collateral substituted for any Mortgaged Property shall be deposited and retained, and shall administer such Defeasance Accounts in accordance with the Loan Documents.  Each Defeasance Account shall at all times be an Eligible Account.  To the extent not required or permitted to be placed in a separate account, the Master Servicer shall deposit all payments received by it from defeasance collateral substituted for any Mortgaged Property into the Collection Account and treat any such payments as payments made on the Mortgage Loan in advance of its Due Date in accordance with clause (a) of the definition of Principal Distribution Amount, and not as a prepayment of the related Mortgage Loan.  Notwithstanding anything herein to the contrary, in no event shall the Master Servicer permit such amounts to be maintained in the Collection Account for a period in excess of 365 days (or 366 days in a leap year).

(k)           Any right to take any action, grant or withhold any consent or otherwise exercise any right, election or remedy afforded the Directing Holder under this Agreement may, unless otherwise expressly provided herein to the contrary, be affirmatively waived by the Directing Holder by written notice given to the Trustee, the Certificate Administrator or Master Servicer, as applicable.  Upon delivery of any such notice of waiver given by the Directing Holder, any time period (exclusive or otherwise) afforded the Directing Holder to exercise any such right, make any such election or grant or withhold any such consent shall thereupon be deemed to have expired with the same force and effect as if the specific time period set forth in this Agreement applicable thereto had itself expired.  In the event the Master Servicer or Special Servicer determines that a refusal to consent by the Directing Holder or any advice from the Directing Holder would cause the Master Servicer or Special Servicer, as applicable, to violate applicable law, the terms of the applicable Loan Documents, the REMIC Provisions or the terms of this Agreement, including without limitation, the Servicing Standard, the Master Servicer or Special Servicer shall disregard such refusal to consent or advice and notify the Directing Holder, the Trustee, the Certificate Administrator and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), of its determination, including a reasonably detailed explanation of the basis therefor.

(l)            In the case of a Specially Serviced Loan, the Special Servicer shall be responsible for any modification, waiver or amendment of or consents or approvals relating to such Specially Serviced Loan, and to the extent provided in this Agreement and/or the applicable Co-Lender Agreement, subject to the consent of the Directing Holder.

(m)          In the case of a Performing Loan (other than as set forth in  Section 3.26(n) and as set forth below in this paragraph), the Master Servicer shall obtain the consent of the Special Servicer with respect to any modification, waiver or amendment of or consents or approvals relating to such Mortgage Loan, and the Special Servicer shall obtain the consent of the Directing Holder to the extent provided in this Agreement and/or the applicable Co-Lender Agreement.  When the Special Servicer’s consent is required, the Master Servicer shall promptly provide the Special Servicer with written notice of any Borrower request for modification, waiver, amendment, consent or approval.  If the Special Servicer does not elect to assume the responsibility as hereafter provided,  the Master Servicer shall prepare and provide to the Special Servicer its recommendation and analysis and any and all information in the Master Servicer’s possession that the Special Servicer may reasonably request to grant or withhold such consent.  When the Special Servicer’s consent is required hereunder, such consent (unless earlier objected to) shall be deemed given 15 Business Days (or in connection with an Acceptable Insurance Default, 90 days) after receipt by the Special Servicer from the Master Servicer of the Master Servicer’s written analysis and recommendation with respect to such proposed action together with such other information reasonably required by the Special Servicer.  When the Special Servicer’s consent is required, upon receipt of written notice of any such request from a Borrower for consent to a modification, waiver, amendment, consent or approval, the Special Servicer may elect, by written notice to the Master Servicer within 3 Business Days of its receipt of such notice of a request, to assume the responsibility for such modification, waiver, amendment, consent or approval and for handling all related processing and documentation, in which case, the Special Servicer (and not the Master Servicer) shall be responsible for such matters.

With respect to all Specially Serviced Loans and Performing Loans, the Special Servicer shall, prior to consenting to such a proposed action of the Master Servicer, and prior to itself taking such an action, obtain the written consent of the Directing Holder, which consent shall be deemed given 10 Business Days after receipt (or in connection with an Acceptable Insurance Default, 30 days) (unless earlier objected to) by the Directing Holder of the Master Servicer’s and/or Special Servicer’s, as applicable, written analysis and recommendation with respect to such action together with such other information reasonably required by the Directing Holder.

(n)           In the case of a Performing Loan, subject to the rights of the Special Servicer set forth in this Section 3.26, and further subject to the rights of the Directing Holder and the Operating Advisor set forth herein, the Master Servicer, without the consent of the Special Servicer, the Directing Holder or the Operating Advisor, as applicable, shall be responsible (and the Special Servicer shall not have the option to assume responsibility for determining whether such approval should be granted and for the handling of all such related processing and documentation) to determine whether to consent or approve any request by a Borrower with respect to:

(i)            approving routine leasing activity with respect to any lease for less than the lesser of (A) 30,000 square feet and (B) 30% of the net rentable area of the related Mortgaged Property;

(ii)          approving any waiver affecting the timing of receipt of financial statements from any Borrower; provided that such financial statements are delivered no less than quarterly and within 60 days after the end of the calendar quarter;

(iii)         approving annual budgets for the related Mortgaged Property; provided that no such budget (A) provides for the payment of operating expenses in an amount equal to more than 110% of the amounts budgeted therefor for the prior year or (B) provides for the payment of any material expenses to any affiliate of the Borrower (other than the payment of a management fee to any property manager if such management fee is no more than the management fee in effect on the Cut-off Date);

(iv)         subject to other restrictions herein regarding Principal Prepayments, waiving any provision of a Mortgage Loan requiring a specified number of days’ notice prior to a Principal Prepayment;

(v)          approving modifications, consents or waivers (other than those specifically prohibited under this Section 3.26) in connection with a defeasance subject to the requirements set forth in Section 3.09(g) of this Agreement;

(vi)         approving consents with respect to non-material rights-of-way and non-material easements and consent to subordination of the related Mortgage Loan to such non-material rights-of-way or easements;

(vii)        granting waivers of minor covenant defaults (other than financial covenants);

(viii)       as permitted under the Loan Documents, routine payments from any escrow or reserve, except releases of any escrows, reserves, letters of credit or previously unfunded portion of loan proceeds of any Mortgage Loan when such sums are held as performance escrows, holdbacks, earnouts or reserves, the release of which are, pursuant to the applicable Loan Documents, conditioned upon the satisfaction of performance related criteria (e.g. project reserve thresholds, lease-up requirements, sale requirements, etc.);

(ix)          approving a change of the property manager at the request of the related Borrower so long as (a) the successor property manager is not affiliated with the borrower and is a nationally or regionally recognized manager of similar properties, and (b) the subject Mortgage Loan does not have an outstanding principal balance in excess of the lesser of $5,000,000 or 2% of the then aggregate principal balance of the Mortgage Loans; and

(x)           any non-material modifications, waivers or amendments not provided for in clauses (i) through (ix) above, which are necessary to cure any ambiguities or to correct scrivener’s errors in the terms of the related Mortgage Loan.

Section 3.27     [RESERVED].

Section 3.28     Directing Holder and Operating Advisor Contact with the Master Servicer and the Special Servicer. Each of the Master Servicer and the Special Servicer shall, not more frequently than once per month, without charge, make a knowledgeable Servicing Officer via telephone available during normal business hours to verbally answer questions from the Directing Holder (for so long as no Consultation Termination Event has occurred and is continuing) and the Operating Advisor (for so long as a Control Termination Event or Consultation Termination Event has occurred and is continuing) regarding the performance and servicing of the Specially Serviced Mortgage Loans and/or REO Properties for which the Special Servicer is responsible.

Section 3.29     Controlling Class Certificateholders and the Controlling Class Representative; Certain Rights and Powers of the Directing Holder.

(a)           Each Certificateholder and Beneficial Owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Registrar and to notify the Certificate Registrar of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of a Controlling Class Representative or the resignation or removal thereof.  Any such Certificateholder (or Beneficial Owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Registrar when such Certificateholder (or Beneficial Owner) or designee is appointed Controlling Class Representative and when it is removed or resigns.  Upon receipt of such notice, the Certificate Registrar shall notify the Special Servicer, the Master Servicer, the Depositor, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal thereof and/or any new Holder or Beneficial Owner of a Control Eligible Certificate.  In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee, as applicable, the Certificate Registrar shall provide, on a reasonably prompt basis, the identity of the then-current Controlling Class and a list of the Certificateholders (or Beneficial Owners, if applicable) at the expense of the Trust (if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to this Agreement, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party.

In the event of a change in the Controlling Class, the Certificate Administrator shall promptly contact RREF II CMBS AIV, LP or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether such entity is the Holder (or Beneficial Owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Principal Amount.  If at any time that RREF II CMBS AIV, LP or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the Holder (or Beneficial Owner) of at least a majority of the Controlling Class by Certificate Principal Amount and the Certificate Registrar has neither (i) received notice of the then-current Controlling Class Certificateholders of at least a majority of the Controlling Class by Certificate Principal Amount nor (ii) received notice of a replacement

Controlling Class Representative pursuant to this Agreement, then a Control Termination Event and a Consultation Termination Event shall be deemed to have occurred and shall be deemed to continue until such time as the Certificate Registrar receives either such notice.

(b)           Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Paying Agent and each other Certificateholder (or Beneficial Owner, if applicable) shall be entitled to rely on such selection unless a majority of the Controlling Class Certificateholders, by Certificate Balance, or such Controlling Class Representative shall have notified the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Paying Agent and each other Controlling Class Certificateholder, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative.  Upon the resignation of a Controlling Class Representative, the Certificate Administrator shall request the Controlling Class Certificateholders to select a new Controlling Class Representative.

(c)           Until it receives notice to the contrary, each of the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Administrator, the Operating Advisor and the Trustee shall be entitled to rely on the most recent notification with respect to the identity of the Controlling Class Certificateholder and the Controlling Class Representative.

(d)           Upon request, the Certificate Administrator shall deliver to the Trustee, the Certificate Administrator, the Operating Advisor, the Special Servicer and the Master Servicer a list of each Controlling Class Certificateholder and, for so long as no Consultation Termination Event has occurred and is continuing, the Controlling Class Representative, including names and addresses.  In addition to the foregoing, within two (2) Business Days of receiving notice of the selection of a new Controlling Class Representative or the existence of a new Controlling Class Certificateholder, the Paying Agent shall notify the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer and the Special Servicer.  Notwithstanding the foregoing, RREF II CMBS AIV, LP shall be the initial Controlling Class Representative and shall remain so until a successor is appointed pursuant to the terms of this Agreement.

At any time more than 50% of the Percentage Interest of the Controlling Class Certificateholders direct the Certificate Administrator in writing to hold an election for a Controlling Class Representative, the Certificate Administrator shall hold such election as soon as practicable at the expense of such requesting Certificateholders.

Until it receives notice to the contrary, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Paying Agent and the Trustee shall be entitled to conclusively rely on the second preceding sentence with respect to the identity of the Controlling Class Representative.

(e)           If to the extent the Certificate Administrator determines that a Class of Book-Entry Certificates is the Controlling Class, the Certificate Administrator shall notify the related Certificateholders of such Class (through the Depository) of such event.

(f)           Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that:  (i) the Controlling Class Representative may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates; (ii) the Controlling Class Representative may act solely in the interests of the Holders of the Controlling Class; (iii) the Controlling Class Representative does not have any liability or duties to the Holders of any Class of Certificates (other than the Controlling Class); (iv) the Controlling Class Representative may take actions that favor interests of the Holders of the Controlling Class over the interests of the Holders of one or more Classes of Certificates; and (v) the Controlling Class Representative shall have no liability whatsoever to any Certificateholder, the Trust, any party hereto or any other Person (including any Borrower under a Mortgage Loan) for having so acted as set forth in clauses (i) through (iv) of this paragraph, and no Certificateholder may take any action whatsoever against the Controlling Class Representative or any director, officer, employee, agent or principal thereof for having so acted.

(g)           Until it receives notice to the contrary, each of the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Administrator and the Trustee shall be entitled to rely on the most recent notification with respect to the identity of the Controlling Class Certificateholder and the Controlling Class Representative.

(h)           The Certificate Registrar shall determine which Class of Certificates is the then-current Controlling Class within two (2) Business Days of a request from the Master Servicer, Special Servicer, Trustee, the Operating Advisor, the Certificate Administrator or any Certificateholder and provide such information to the requesting party.

Section 3.30     No Downgrade Confirmation.

In this Section 3.30, the term “Mortgage Loan”, unless otherwise indicated, shall not include the Non-Serviced Mortgage Loan.

(a)           Notwithstanding the terms of any related Loan Documents or other provisions of this Agreement, if any action under any Loan Documents or this Agreement requires a No Downgrade Confirmation as a condition precedent to such action, if the party (the “Requesting Party”) attempting to obtain such No Downgrade Confirmation from each Rating Agency has made a request to any such Rating Agency for such No Downgrade Confirmation and, within 10 Business Days of the No Downgrade Confirmation request being posted to the 17g-5 Information Provider’s Website, and such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for No Downgrade Confirmation, then such Requesting Party shall be required (without providing notice to the 17g-5 Information Provider) (i) to confirm that the applicable Rating Agency has received the No Downgrade Confirmation request, and, if it has not, promptly request the related No Downgrade Confirmation again and (ii) if there is no response to either such No Downgrade Confirmation request within 5 Business Days of such confirmation or such second request, as applicable, or if such Rating Agency has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for No Downgrade Confirmation, then (x) with respect to any such action in any Loan Document requiring such No Downgrade Confirmation or any other action under this Agreement relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the Requesting Party (or, if the Requesting Party is the related Borrower, then the Master Servicer or the Special Servicer, as applicable) shall determine (with the consent, in the case of any affected Mortgage Loan, of the Directing Holder (for so long as no Control Termination Event has occurred and is continuing), which consent shall be deemed given if such Directing Holder does not respond within five (5) Business Days of receipt of a request to consent to the Requesting Party’s determination), in accordance with its duties under this Agreement and in accordance with the Servicing Standard, except as provided in Section 3.30(b), whether or not such action would be in the Certificateholders’ Best Interests, and if the Requesting Party (or, if the Requesting Party is the related Borrower, then the Master Servicer or the Special Servicer, as applicable) determines that such action would be in the Certificateholders’ Best Interests, then such condition will be deemed to be satisfied, and (y) with respect to a replacement of the Master Servicer or Special Servicer, such condition shall be deemed to be satisfied if (i) the applicable replacement is rated at least “CMS3” (in the case of the Master Servicer) or “CSS3” (in the case of the Special Servicer), if Fitch is the non-responding Rating Agency; (ii) KBRA has not cited servicing concerns of the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency; or (iii) Moody’s has not cited servicing concerns of the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency.

Any No Downgrade Confirmation request made by the Master Servicer, Special Servicer, Certificate Administrator or Trustee, as applicable, pursuant to this Agreement, shall be made in writing, which writing shall contain a cover page indicating the nature of the No Downgrade Confirmation request, and shall contain all back-up material necessary for the Rating Agency to process such request.  Such written No Downgrade Confirmation request shall be provided in electronic format to the 17g-5 Information Provider, and the 17g-5 Information Provider shall post such request on the 17g-5 Information Provider’s Website in accordance with Section 3.14(d) of this Agreement.

Promptly following the Requesting Party’s (or, if the Requesting Party is the related Borrower, then the Master Servicer’s or the Special Servicer’s, as applicable) determination to take any action discussed in this Section 3.30(a) without receiving the consent of the Rating Agencies, such Requesting Party (or the Master Servicer or the Special Servicer, as applicable) shall provide electronic written notice to (i) the Trustee and the Certificate Administrator (upon which the Trustee and the Certificate Administrator may conclusively rely), and (ii) the 17g-5 Information Provider of the action taken for the particular item at such time, and the 17g-5 Information Provider shall post such notice on the 17g-5 Information Provider’s Website in accordance with Section 3.14(d) of this Agreement.

(b)           Notwithstanding anything to the contrary in this Section 3.30, for purposes of the provisions of any Loan Document relating to defeasance (including without limitation the type of collateral acceptable for use as defeasance collateral), release or substitution of any collateral, any No Downgrade Confirmation requirement in the Loan Documents that the Master

Servicer or Special Servicer would have been permitted to make a determination pursuant to Section 3.30(a)(ii)(x) shall be deemed to have been satisfied (it being understood that the Requesting Party (or, if the Requesting Party is the related Borrower, then the Master Servicer  or the Special Servicer, as applicable) shall in any event review the conditions required under the related Loan Documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a No Downgrade Confirmation) have been satisfied).

(c)           For all other matters or actions not specifically discussed in (i) clauses (x) or (y) of Section 3.30(a)(ii) above or (ii) that are not the subject of a Rating Agency Declination, the proposed action may not be permitted to proceed unless the applicable Requesting Party shall deliver No Downgrade Confirmation from each Rating Agency.

Section 3.31     Appointment and Duties of the Operating Advisor.

In this Section 3.31, each of the terms “Mortgage Loan” and “Specially Serviced Loan”, unless otherwise indicated, shall not include the Non-Serviced Mortgage Loan.

(a)           Park Bridge Lender Services LLC is hereby appointed to serve as the initial Operating Advisor.

(b)           The Operating Advisor, as an independent contractor, shall review, in certain circumstances, the Special Servicer’s operational practices in respect of Specially Serviced Loans, consult, in certain circumstances, with the Special Servicer and perform each other obligation of the Operating Advisor as set forth in this Agreement solely on behalf of the Trust Fund and in the Certificateholders’ Best Interests, and not any particular Class of Certificateholders, as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment (the “Operating Advisor Standard”).  The Operating Advisor shall not owe any fiduciary duty to the Master Servicer, the Special Servicer or any other Person in connection with this Agreement.

(c)           With respect to all Mortgage Loans, prior to a Control Termination Event, the Operating Advisor shall:

(i)           promptly review all information available on the Certificate Administrator’s Website (relating to the Special Servicer, Specially Serviced Loans and Mortgage Loans on the CREFC Servicer Watch List) relevant to the Operating Advisor’s obligations under this Agreement;

(ii)           review each Final Asset Status Report;

(iii)          review any Appraisal Reduction Amount and net present value calculations pursuant to Section 3.31(e) of this Agreement; and

(iv)         provide written notice to the Trustee and the Certificate Administrator (with a copy to the Special Servicer) if the Operating Advisor obtains knowledge (following its review of relevant information in its possession and having made a determination, in its sole discretion, that a material violation exists) of any material violations by the Special Servicer of its obligations under this Agreement and if the Operating Advisor determines that providing such notice is in the Certificateholders’ Best Interests (other than the Controlling Class).

(d)           With respect to all Mortgage Loans, while a Control Termination Event has occurred and is continuing, the Operating Advisor, in addition to its obligations set forth in Section 3.31(c) above, shall:

(i)            consult (on a non-binding basis) with the Special Servicer in connection with any Major Decision pursuant to Section 6.07 of this Agreement;

(ii)           review, recalculate and verify the accuracy of any Appraisal Reduction Amount and net present value calculations pursuant to Section 3.31(f) of this Agreement;

(iii)         if any Mortgage Loans were Specially Serviced Loans during the prior calendar year, review the Special Servicer’s operational practices in respect of Specially Serviced Loans, in connection with the preparation of the Operating Advisor’s Annual Report, and formulate an opinion as to whether or not those operational practices generally satisfy the Servicing Standard with respect to the resolution and/or liquidation of the Specially Serviced Loans, each in accordance with the Operating Advisor Standard; and

(iv)         if any Mortgage Loans were Specially Serviced Loans during the prior calendar year, within 120 days of the end of such prior calendar year, deliver an annual report setting forth the Operating Advisor’s assessment of the Special Servicer’s performance of its duties under this Agreement on a platform-level basis with respect to the resolution and liquidation of Specially Serviced Loans during the prior calendar year (the “Operating Advisor Annual Report”) to the Trustee, the Master Servicer, the Certificate Administrator (which shall promptly post such Operating Advisor Annual Report on the Certificate Administrator’s Website) and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).  Each Operating Advisor Annual Report shall be substantially in the form of Exhibit W of this Agreement (which form may be modified or altered as to either its organization or content by the Operating Advisor, subject to compliance of such form with the terms and provisions of this Agreement) and shall be based on the Operating Advisor’s review of any annual compliance statement and any assessment of compliance delivered to the Operating Advisor pursuant to Section 10.11 of this Agreement, as applicable, any attestation report delivered to the Operating Advisor pursuant to Section 10.13 of this Agreement, any Asset Status Report, any other information (other than any communications between the Directing Holder and the Special Servicer that would be Privileged Information) delivered to the Operating Advisor by the Special Servicer and oral communications with the Special Servicer; provided that in no event shall the information or any other content included in the Operating Advisor Annual Report contravene any provision of this Agreement.  Subject to the restrictions in this Agreement, including, without limitation, Section 3.31(b) of this Agreement, each such Operating Advisor Annual Report shall (A) identify any material deviations (i) from the Servicing Standard and (ii) from the Special Servicer’s obligations under this Agreement with respect to the resolution or liquidation of Specially Serviced

Loans and (B) comply with all of the confidentiality requirements applicable to the Operating Advisor described in this Agreement.  Promptly upon receipt of each Operating Advisor Annual Report, the Certificate Administrator shall post such Operating Advisor Annual Report on the Certificate Administrator’s Website.  Each of the Special Servicer and the Directing Holder (for so long as no Consultation Termination Event has occurred and is continuing) shall be given an opportunity to review any Operating Advisor Annual Report at least five (5) Business Days prior to its delivery to the Trustee and the Certificate Administrator; provided that the Operating Advisor shall have no obligation to consider any comments to such Operating Advisor Annual Report that are provided by the Special Servicer or Directing Holder.

(e)           With respect to each Mortgage Loan, if no Control Termination Event has occurred and is continuing, the Special Servicer will forward any Appraisal Reduction Amount and net present value calculations used in the Special Servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan to the Operating Advisor after such calculations have been finalized.  The Operating Advisor shall review such calculations but may not opine on, or otherwise call into question, such Appraisal Reduction Amount and/or net present value calculations (except that if the Operating Advisor discovers a mathematical error contained in such calculations, then the Operating Advisor shall notify the Special Servicer and the Controlling Class Representative of such error).

(f)           With respect to each Mortgage Loan, while a Control Termination Event has occurred and is continuing, after the calculation but prior to the utilization by the Special Servicer of any of the calculations related to (i) Appraisal Reduction Amounts or (ii) net present value, the Special Servicer shall forward such calculations, together with any supporting material or additional information necessary in support thereof (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information), to the Operating Advisor promptly, but in any event no later than two (2) Business Days after finalizing the preparation of such calculations, and the Operating Advisor shall promptly, but no later than three (3) Business Days after receipt of such calculations and any supporting or additional materials, recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such calculation.

In connection with this Section 3.31(f), in the event the Operating Advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer shall consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement within five (5) Business Days of delivery of such calculations to the Operating Advisor.  In the event the Operating Advisor and Special Servicer are not able to resolve such inaccuracies or disagreement prior to the end of such five (5) Business Day period, the Operating Advisor shall promptly notify the Certificate Administrator of such disagreement and the Certificate Administrator shall determine which calculation is to apply.  In making such determination, the Certificate Administrator may hire an independent third-party to assist with any such calculation at the expense of the Trust and shall be entitled to conclusively rely on such third party’s determination (provided such third party has been selected with reasonable care by the Certificate Administrator).

(g)           Subject to the requirements of confidentiality imposed on the Operating Advisor herein (including without limitation in respect of Privileged Information), the Operating Advisor shall respond to Inquiries proposed by Privileged Persons from time to time in accordance with the terms of Section 4.02(c) of this Agreement.

(h)           The Operating Advisor shall keep all Privileged Information confidential and shall not disclose such Privileged Information to any Person (including Certificateholders other than the Directing Holder), other than (1) to the extent expressly required by this Agreement, to the other parties to this Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception.  Each party to this Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information shall not disclose such Privileged Information to any Person without the prior written consent of the Special Servicer and the Directing Holder other than pursuant to a Privileged Information Exception.

(i)           On each Servicer Remittance Date, the Operating Advisor shall be paid the applicable Operating Advisor Fee from amounts on deposit in the Collection Account pursuant to Section 3.06 of this Agreement, as applicable.  In addition, the Operating Advisor Consulting Fee shall be payable to the Operating Advisor with respect to each Major Decision for which the Operating Advisor has consultation rights.  Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee shall be payable from funds on deposit in the Collection Account as provided in Section 3.06 of this Agreement, but with respect to the Operating Advisor Consulting Fee only to the extent such Operating Advisor Consulting Fee is actually received from the related Borrower.  When the Operating Advisor has consultation rights with respect to a Major Decision under this Agreement, the Master Servicer or the Special Servicer, as applicable, shall use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related Borrower in connection with such Major Decision, but only to the extent not prohibited by the related Loan Documents.  The Master Servicer or Special Servicer, as applicable, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard, but in no event shall the Master Servicer or the Special Servicer take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, shall consult with the Operating Advisor prior to any such waiver or reduction.

Section 3.32     Certain Matters Relating to the Non-Serviced Loan Combination.

Promptly following the Closing Date, the Trustee shall send written or electronic notice, substantially in the form attached hereto as Exhibit AC, accompanied by a copy of an executed version of this Agreement, to each UBS-Barclays 2013-C5 Transaction Party stating that, as of the Closing Date, the Trustee is the holder of the Non-Serviced Mortgage Loan, on behalf of the Certificateholders, and directing each such recipient to remit to the Master Servicer, on behalf of the Certificateholders, all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to the Master Servicer all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holder of the Non-Serviced Mortgage Loan under the Co-Lender Agreement and the UBS-Barclays 2013-C5 Pooling and Servicing Agreement.  Such notice shall also provide contact information for the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer and the Directing Holder.

Section 3.33     Litigation Control.

(a)           The Special Servicer, with respect to litigation involving Specially Serviced Loans, and the Master Servicer, with respect to litigation involving Performing Loans, and where the applicable servicer contemplates availing itself of indemnification as provided for under this Agreement, such servicer shall, for the benefit of the Certificateholders, direct, manage, prosecute, defend and/or settle any and all claims and litigation relating to (i) the enforcement of the obligations of a Borrower under the related Loan Documents and (ii) any action brought against the Trust or any party to this Agreement with respect to any such Mortgage Loan (the foregoing rights and obligations, “Litigation Control”).  Such Litigation Control shall be carried out in accordance with the terms of this Agreement, including, without limitation, the Servicing Standard.  Upon becoming aware of or being named in any claim or litigation that falls within the scope of Litigation Control, the Master Servicer or the Special Servicer, as applicable, shall promptly notify the Controlling Class Representative (so long as no Consultation Termination Event has occurred and is continuing) of such claim or litigation.  In addition, the Master Servicer shall prepare and submit a quarterly status report regarding any Litigation Control matter to the Controlling Class Representative (so long as no Consultation Termination Event has occurred and is continuing).

(b)           Notwithstanding the foregoing, each of the Special Servicer and Master Servicer, as applicable, shall consult with and keep the Controlling Class Representative (so long as no Consultation Termination Event has occurred and is continuing), advised of any material development concerning Litigation Control, including, without limitation, (i) any material decision concerning Litigation Control and the implementation thereof and (ii) any decision to agree to or propose any terms of settlement, and shall submit any such development or decision to the Controlling Class Representative (so long as no Control Termination Event has occurred and is continuing) for its approval or consent.  Subject to Section 3.33(e), if and as applicable, the Special Servicer or Master Servicer, as applicable, shall not take any action implementing any such material development or decision described in the preceding sentence unless and until it has notified in writing the Controlling Class Representative (so long as no Consultation Termination Event has occurred and is continuing) and the Controlling Class Representative (so long as no Control Termination Event has occurred and is continuing) has not objected in writing within five (5) Business Days of having been notified thereof and having been provided with all information that the Controlling Class Representative has reasonably requested with respect thereto promptly following its receipt of the subject notice (it being understood and agreed that if such written objection has not been received by the Special Servicer or Master Servicer, as applicable, within such 5-Business Day period, then the Controlling Class Representative shall be deemed to have approved the taking of such action); provided that, if the Special Servicer or Master Servicer, as applicable, determines that immediate action is necessary to protect the interests of the Certificateholders (consistent with the Servicing Standard), the Special Servicer or Master Servicer, as applicable, may take such action without waiting for the Controlling Class Representative’s response; provided that the Special Servicer or Master Servicer, as applicable, has confirmation that the Controlling Class Representative has received notice of such action in writing.

(c)           Notwithstanding anything contained herein to the contrary with respect to any Litigation Control otherwise required to be exercised hereunder by Master Servicer relating to a Mortgage Loan that has either (i) been satisfied or paid in full, or (ii) as to which a Final Recovery Determination has been made, after receiving the required notice from Master Servicer set forth above that such Master Servicer became aware of or was named in any such claims or litigation, the Controlling Class Representative (so long as no Control Termination Event has occurred and is continuing) may direct in writing that such Litigation Control nevertheless be exercised by the Special Servicer; provided, however, that the Special Servicer (with the consent of the Controlling Class Representative (so long as no Consultation Termination Event has occurred and is continuing)) has determined and advised the Master Servicer that its actions with respect to such obligations are indemnifiable under this Agreement, and accordingly, any loss, liability or expense (including legal fees and expenses incurred up until such date of transfer of Litigation Control to the Special Servicer) arising from the related legal action or claim underlying such Litigation Control and not otherwise paid to the Master Servicer pursuant to  this Agreement shall be payable by the Trust Fund.

(d)           Notwithstanding the foregoing, (i) if any action, suit, litigation or proceeding names the Trustee or the Certificate Administrator in their individual capacity, or if any judgment is rendered against the Trustee or the Certificate Administrator in their individual capacity, the Trustee or the Certificate Administrator, as the case may be, upon prior written notice to the Master Servicer or the Special Servicer, as applicable, may retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests (but not to direct, manage or prosecute such litigation or claim); (ii) in any action, suit, litigation or proceeding, other than an action, suit, litigation or proceeding relating to the enforcement of the obligations of a Borrower under the related Loan Documents or otherwise relating to a Mortgage Loan or Mortgaged Property, neither the Master Servicer nor the Special Servicer shall, without the prior written consent of the Trustee or the Certificate Administrator, as applicable, (A) initiate any action, suit, litigation or proceeding in the name of the Trustee or the Certificate Administrator, whether in such capacity or individually, (B) engage counsel to represent the Trustee or the Certificate Administrator, or (C) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any other similar action with the intent to cause, and that actually causes, the Trustee or the Certificate Administrator to be registered to do business in any state (provided that neither the Master Servicer nor the Special Servicer, as applicable, shall be responsible for any delay due to the unwillingness of the Certificate Administrator or the Trustee, as applicable, to grant such consent); and (iii) if any court finds that the Trustee or the Certificate Administrator is a necessary party in respect of any action, suit, litigation or proceeding relating to or arising from this Agreement or any Mortgage Loan or Loan Combination, the Trustee and the Certificate Administrator shall each have the right to retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interest (but not to otherwise direct, manage or prosecute such litigation or claim). Nothing in this paragraph shall be interpreted to preclude either the Master Servicer or the Special Servicer, as applicable, from initiating any Litigation

Control related action, suit, litigation or proceeding in its name as a representative of the Trust Fund.

(e)           Notwithstanding anything herein to the contrary, no advice, direction, objection of, or consent withheld by the Controlling Class Representative shall (i) require or cause the Special Servicer or the Master Servicer to violate any provision of any Loan Documents, any related Co-Lender Agreement, any related intercreditor, co-lender or similar agreement, applicable law, this Agreement or the REMIC Provisions, including without limitation the Master Servicer’s or the Special Servicer’s obligation to act in accordance with the Servicing Standard and the related Loan Documents, and to maintain the REMIC status of any Trust REMIC, (ii) result in the imposition of a tax on any Trust REMIC under the REMIC Provisions or cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as grantor trust under the Grantor Trust Provision, (iii) expose the Master Servicer, the Special Servicer, the Certificate Administrator, the Depositor, the Operating Advisor, the Trust Fund or the Trustee or any of their respective Affiliates, officers, directors, shareholders, partners, members, managers, employees or agents to any claim, suit, or liability for which this Agreement does not provide indemnification to such party or expose any such party to prosecution for a criminal offense, or (iv) materially expand the scope of the Special Servicer’s, the Master Servicer’s, the Operating Advisor’s, the Certificate Administrator’s or the Trustee’s responsibilities under this Agreement; and neither the Special Servicer nor the Master Servicer will follow any such advice, direction or objection if given by the Controlling Class Representative, or initiate any such actions, that would have the effect described in clauses (i)-(iv) of this sentence.

Section 3.34     The Swap Agreement.

(a)           On or before the Closing Date, the Certificate Administrator, not in its individual capacity but solely in its capacity as Certificate Administrator, on behalf of the Trust for the benefit of the Holders of the Class A-3FL Certificates, shall, and is hereby authorized and directed to, enter into the Swap Agreement and related agreements with the Swap Counterparty.  The Swap Counterparty shall be responsible for performing all the duties of a “calculation agent” set forth under the Swap Agreement, and the Certificate Administrator shall have no obligation or liability to determine the reasonableness of such calculations.

(b)           Not later than 5:00 p.m. New York City time, on the second Business Day prior to each Distribution Date, based on the CREFC Loan Periodic Update File for the related Collection Period provided by the Master Servicer pursuant to Section 3.13(a) of this Agreement, information received by the Certificate Administrator from the Swap Counterparty pursuant to the Swap Agreement, and subject to the priorities set forth in Section 4.01(a), Section 4.01(b) and Section 4.01(j) of this Agreement, the Certificate Administrator shall (i) review the Swap Counterparty’s calculation of the Class A-3FL Net Swap Payment, if any, in accordance with the terms of the Swap Agreement and this Agreement, and (ii) notify the Swap Counterparty in accordance with the terms of the Swap Agreement of any mathematical inaccuracies of such calculations.  In the event the Certificate Administrator fails to receive any Floating Swap Payment on the Business Day prior to the related Distribution Date, the Certificate Administrator shall provide the Swap Counterparty with notice of such non-payment no later than 5:00 p.m. New York City time on such date.  On the related Distribution Date following such notice of non-payment, if the Certificate Administrator fails to receive the Floating Swap Payment by

11:00 a.m. New York City time on such Distribution Date, a Swap Default and a Class A-3FL Distribution Conversion shall occur on such Distribution Date.

(c)           The Certificate Administrator shall remit to the Swap Counterparty from the Class A-3FL Floating Rate Account (i) on the Business Day immediately prior to each Distribution Date, to the extent of Available Funds therefor available for such purpose and in the possession of the Certificate Administrator, the Class A-3FL Net Swap Payment, if any (and the related distribution shall be deemed made in respect of the Class LA-3FL Interest and the Class A-3FL Regular Interest on such date as an advance of the amounts distributable thereon on the related Distribution Date) and (ii) on each Distribution Date, any “Additional Fixed Amount” as defined in the Swap Agreement, payable to the Swap Counterparty (representing Yield Maintenance Charges collected and allocable to the Class A-3FL Certificates on such Distribution Date); provided that, in the case of either clause (i) or (ii), upon and during the continuation of a Class A-3FL Distribution Conversion, the Certificate Administrator shall not make any such payments to the Swap Counterparty.  Promptly upon receipt of any payment or other receipt in respect of the Swap Agreement, the Certificate Administrator shall deposit the same into the Class A-3FL Floating Rate Account.

The Certificate Administrator shall enforce the Trust’s rights under the Swap Agreement in accordance with the terms hereof.  In the event of a Swap Default of which a Responsible Officer of the Certificate Administrator has actual knowledge or written notice, the Certificate Administrator shall promptly provide written notice to the Holders of the Class A-3FL Certificates (which notice may be provided by posting to the Certificate Administrator’s website) and shall be required, subject to the Certificate Administrator’s determination that the costs of such enforcement will be recoverable from or indemnified by the Holders of the Class A-3FL Certificates, to take such actions (following the expiration of any applicable grace period specified in the Swap Agreement), unless otherwise directed in writing by the holders of at least 25% by Certificate Balance of the Class A-3FL Certificates, to enforce the rights of the Trust under the Swap Agreement as may be permitted by the terms thereof, including termination thereof, and use any Swap Termination Fees received from the Swap Counterparty to enter into a replacement Swap Agreement on substantially identical terms or on such other terms reasonably acceptable to the Depositor, with a replacement swap counterparty that satisfies the requirements of the Swap Agreement, subject, in each case, to a No Downgrade Confirmation.  The Certificate Administrator shall be permitted to retain and rely upon investment banking firms of national reputation in connection with identifying and entering into any replacement interest rate swap contracts and the Certificate Administrator’s reasonable reliance of the advice of such investment banking firms shall provide full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice.   If the costs attributable to entering into a replacement Swap Agreement would exceed the amount of any Swap Termination Payments, a replacement Swap Agreement shall not be entered into and any such proceeds will instead be distributed, pro rata, to the holders of the Class A-3FL Certificates on the immediately succeeding Distribution Date.  The Certificate Administrator shall be entitled to require reasonable assurances of payment (including, without limitation reasonable indemnity therefor) from the Holders of the Class A-3FL Certificates prior to the occurrence of any costs in connection with the enforcement of the Swap Contract.

Any Class A-3FL Distribution Conversion shall become permanent following the determination by the holders of at least 25% by Certificate Balance of the Class A-3FL Certificates not to enter into a replacement Swap Agreement and distribution of any Swap Termination Payments to the Holders of the Class A-3FL Certificates.  Any such Swap Default (or termination of the Swap Agreement) and the resulting Class A-3FL Distribution Conversion shall not, in and of itself, constitute an event of default under this Agreement.

To the extent that a replacement Swap Agreement is entered into and an upfront payment is received from the replacement Swap Counterparty, then such upfront payment shall be applied to pay any swap termination payment owed to the terminated Swap Counterparty, and any excess shall be distributed, pro rata, to the Holders of the Class A-3FL Certificates on the immediately succeeding Distribution Date.  Except as set forth in the preceding sentence, no upfront payment from a replacement Swap Counterparty shall be available for payments on the Class A-3FL Certificates and any termination payment owed to a terminated Swap Counterparty shall only be payable in accordance with Section 4.01(j) after payment in full of amounts due and payable to the Class A-3FL Certificates.

Upon any change (or written notification to the Certificate Administrator that such change is imminent) in the payment terms on the Class A-3FL Certificates, including as a result of a Class A-3FL Distribution Conversion, termination of a Class A-3FL Distribution Conversion, a Swap Default or the cure of a Swap Default, the Certificate Administrator shall promptly notify the Depositor of the change in payment terms.

(d)           The Certificate Administrator’s obligation, on behalf of the Trust, to remit to the Swap Counterparty any funds under the Swap Agreement shall be limited to the provisions of this Section 3.34 and in accordance with the priorities set forth herein and in Section 4.01(j).  The Certificate Administrator shall have no obligation on behalf of the Trust Fund to remit or cause to be remitted to the Swap Counterparty any portion of the amounts due to the Swap Counterparty under the Swap Agreement for any Distribution Date unless and until the related interest payment on the Class A-3FL Regular Interest for such Distribution Date is actually received by the Certificate Administrator.

(e)           Any costs and expenses related to the Swap Agreement will be payable from the Class A-3FL Floating Rate Account (subsequent to the distribution of all amounts of principal and interest and reimbursement of Realized Losses and any other amounts payable with respect to the Class A3FL Certficates) and will not constitute Trust Fund expenses or obligations; provided, however, that any enforcement costs under Section 3.34(c) shall be borne by the related Class A-3FL Certifcateholders from such Holders’ own funds and not from amounts allocable from any portion of the Trust to such Class of Certficates.  No party hereunder shall advance any Floating Swap Payments.  Simultaneous with the delivery to the Certificateholders, the Certificate Administrator shall (1) make available to the Swap Counterparty the Distribution Date Statement (as defined in the Swap Agreement) and (2) make available or deliver to the Swap Counterparty copies of any other reports or notices delivered to the Class A-3FL Certificateholders as and to the extent required by the Swap Agreement.

(f)           The Certificate Administrator shall establish a Swap Counterparty Collateral Account, which may be a subaccount of the Distribution Account. The Certificate Administrator shall deposit all collateral received from the Swap Counterparty under any “Credit

Support Annex” (as defined in the Swap Agreement) of the Swap Agreement into the Swap Counterparty Collateral Account.  The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, a Swap Counterparty Collateral Account shall be (i) for application to obligations of the Swap Counterparty under the Swap Agreement if the Swap Agreement becomes subject to a Swap Default in accordance with the terms of the Credit Support Annex or (ii) to return collateral to the Swap Counterparty when and as required by the Swap Agreement.  The Certificate Administrator agrees to give the Swap Counterparty prompt notice if it obtains actual knowledge that the Swap Counterparty Collateral Account or any funds on deposit therein or otherwise to the credit of the Swap Counterparty Collateral Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process to the extent permitted by such process.  Funds credited to the Swap Counterparty Collateral Account shall be applied as contemplated in the Swap Agreement.  Subject to the terms of the Swap Agreement, proceeds of the liquidation of Swap Agreement collateral (if such Swap Agreement becomes subject to early termination or upon default by the Swap Counterparty) shall be deposited in the Class A-3FL Floating Rate Account for application.

(g)           Unless otherwise directed by the Depositor, in compliance with the Commodity Exchange Act and the regulations promulgated thereunder, the Certificate Administrator shall, for so long as the Swap Agreement is outstanding, maintain with the Depository Trust Company (or any other applicable successor entity), a “legal entity indentifier” (“LEI”) on behalf of, and in the name of, the Trust as a counterparty to the Swap Agreement.  Any fees associated with obtaining and maintaining the LEI shall be payable by the Depositor.  The Certificate Administrator hereby acknowledges that it has received from the Depositor an amount equal to $1,000 to be applied toward the payment of any on-going maintenance fees payable in respect of the LEI.  If at any time during the term of the Swap Agreement, the maintenance fee payable in respect of the LEI (together with such maintenance fees previously paid) exceeds the amount of $1,000 initially deposited by the Depositor with the Certificate Administrator, the Depositor shall, upon written request from the Certificate Administrator, remit to the Certificate Administrator any additional amounts payable in respect of the maintenance fee no later than 5 Business Days from receipt of such written request; provided that if the Depositor fails for any reason to remit, within such 5 Business Days, any such additional amounts for an additional period of 10 Business Days following written notice of such failure by the Certificate Administrator to the Depositor, the Certificate Administrator shall pay such maintenance fee from amounts on deposit in the Class A-3FL Floating Rate Account (from amounts otherwise distributable to the Holders of the Class A-3FL Certificates).

ARTICLE IV

DISTRIBUTIONS TO CERTIFICATEHOLDERS

Section 4.01     Distributions.

(a)           On each Distribution Date, amounts held in the Lower-Tier Distribution Account shall be withdrawn or deemed withdrawn (to the extent of the Available Funds for such Distribution Date distributable on the Regular Certificates pursuant to Section 4.01(b), including or reduced by, to the extent required by Section 3.05(e) of this Agreement, the Withheld Amounts, and including any amount withdrawn from the Excess Liquidation Proceeds Account and deposited or deemed deposited in the Lower-Tier Distribution Account pursuant to Section 3.05(j) of this Agreement) for purposes of making the deemed distributions described below with respect to all Classes of Lower-Tier Regular Interests (such withdrawn amount, the “Lower-Tier Distribution Amount”).  On each Distribution Date, each Class of Lower-Tier Regular Interests shall be deemed to have received distributions in respect of principal in an amount equal to the amount of principal actually distributed on such Distribution Date with respect to its respective Corresponding Certificates as provided in Section 4.01(b) of this Agreement.  As of any date, the principal balance of each Lower-Tier Regular Interest shall equal the Lower-Tier Principal Balance thereof.  On each Distribution Date, distributions of interest made (i) in respect of any Class of Sequential Pay Certificates (other than the Class A-3FL and Class A-3FX Certificates), (ii) in respect of the Class A-3FL Regular Interest, and (iii) in respect of the Class X-A Certificates and allocable to any particular Class X-A Component, in respect of the Class X-B Certificates and allocable to any particular Class X-B Component or in respect of the Class X-C Certificates and allocable to any particular Class X-C Component, in each case based on the Class X-A Strip Rate, Class X-B Strip Rate or the Class X-C Strip Rate of such Class X Component, as applicable, on such Distribution Date pursuant to Section 4.01(b) of this Agreement shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of the Corresponding Lower-Tier Regular Interest set forth in the Preliminary Statement to this Agreement.  All distributions of reimbursements of Realized Losses made in respect of any Class of Sequential Pay Certificates (other than the Class A-3FL and Class A-3FX Certificates) and the Class A-3FL Regular Interest on each Distribution Date pursuant to Section 4.01(b) of this Agreement shall be deemed to have first been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of its Corresponding Lower-Tier Regular Interest set forth in the Preliminary Statement to this Agreement.  All such deemed distributions with respect to the Lower-Tier Regular Interests shall be made on each Distribution Date in the same order of the priority as is set forth in this Section 4.01(b) for the corresponding distributions made on, in the case of each Class of Lower-Tier Regular Interests, its Corresponding Certificates and Class X Component.  For the avoidance of doubt, reimbursements of Realized Losses and Additional Trust Fund Expenses to the Class A-3FL Regular Interest (and thus to the Class A-3FL and Class A-3FX Certificates) shall be deemed to have been first distributed in respect of the Class LA-3FL Interest to the Class A-3FL Regular Interest.

On each Distribution Date, the Certificate Administrator shall withdraw from the Lower-Tier Distribution Account all Yield Maintenance Charges then on deposit in the Lower-Tier Distribution Account and received during the related Collection Period and shall be deemed to distribute such Yield Maintenance Charges to the Lower-Tier Regular Interests in proportion to the amount of principal deemed distributed to each Class of Lower-Tier Regular Interests on such Distribution Date pursuant to this Section 4.01(a).

The Certificate Administrator shall deposit or be deemed to deposit the Lower-Tier Distribution Amount and the amount of any Yield Maintenance Charges distributed to the Upper-Tier REMIC pursuant to this Section 4.01(a) into the Upper-Tier Distribution Account.  The making of such deposit shall constitute the deemed distributions on the Lower-Tier Regular Interests described above.  Any amount in respect of the Mortgage Pool that remains in the

Lower-Tier Distribution Account on each Distribution Date after the deemed distributions described in the preceding sentence shall be distributed to the Holders of the Class LR Certificates (but only to the extent of such amount for such Distribution Date remaining in the Lower-Tier Distribution Account, if any).

On each Distribution Date, the Certificate Administrator shall be deemed to withdraw from the Upper-Tier REMIC Distribution Account and deposit in (i) the Class A-3FL Floating Rate Account, an aggregate amount of immediately available funds equal to the Class A-3FL Percentage Interest of Class A-3FL Available Funds and the Class A-3FL Percentage Interest of any Yield Maintenance Charges actually collected and allocated to the Class A-3FL Regular Interest for such Distribution Date as specified in Section 4.01(c) and Section 4.01(k) of this Agreement and (ii) the Class A-3FX Floating Rate Account, an aggregate amount of immediately available funds equal to the Class A-3FX Percentage Interest of the Class A-3FL Available Funds and the Class A-3FX Percentage Interest of any Yield Maintenance Charges actually collected and allocated to the Class A-3FL Regular Interest for such Distribution Date as specified in Section 4.01(c) and Section 4.01(k) of this Agreement.

(b)           On each Distribution Date, the Certificate Administrator shall withdraw from the Upper-Tier Distribution Account the amounts deposited in the Upper-Tier Distribution Account in respect of such Distribution Date pursuant Section 4.01(a) of this Agreement, and distribute such amount to the Holders of the Regular Certificates (other than the Class A-3FL and Class A-3FX Certificates) and the Class A-3FL Regular Interest in the amounts and in the order of priority set forth below:

(i)           First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B and Class X-C Certificates and the Class A-3FL Regular Interest, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective aggregate Interest Accrual Amounts for those Classes;

(ii)          Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class X-A, Class X-B and Class X-C Certificates and the Class A-3FL Regular Interest, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective aggregate unpaid Class Interest Shortfalls previously allocated to such Classes,

(iii)         Third, prior to the Crossover Date, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificates and the Class A-3FL Regular Interest, in reduction of the Certificate Balances thereof, concurrently, in the following priority:

(A)           first, to the Class A-SB Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB Certificates has been reduced to the Class A-SB Scheduled Principal Balance for such Distribution Date;

(B)           second, to the Class A-1 Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A-SB Certificates pursuant to subclause (A) above in this clause Third) for such Distribution Date, until the Certificate Balance of such Class is reduced to zero;

(C)           third, to the Class A-2 Certificates, in reduction of Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A-SB and Class A-1 Certificates pursuant to subclauses (A) and (B) above in this clause Third) for such Distribution Date, until the Certificate Balance of such Class is reduced to zero;

(D)           fourth, pro rata, to the Class A-3 Certificates and the Class A-3FL Regular Interest (based on their respective Certificate Balances), in reduction of the Certificate Balances thereof, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A-SB, Class A-1 and Class A-2 Certificates pursuant to subclauses (A), (B) and (C) above in this clause Third) for such Distribution Date, until the Certificate Balance of each such Class is reduced to zero;

(E)           fifth, to the Class A-4 Certificates, in reduction of the Certificate Balances thereof, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A-SB, Class A-1, Class A-2 and Class A-3 Certificates and the Class A-3FL Regular Interest pursuant to subclauses (A), (B), (C) and (D) above in this clause Third) for such Distribution Date, until the Certificate Balance of such Class is reduced to zero; and

(F)           sixth, to the Class A-SB Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion of it remaining after distributions on the Class A-SB, Class A-1, Class A-2, Class A-3 and Class A-4 Certificates and the Class A-3FL Regular Interest pursuant to subclauses (A), (B), (C), (D) and (E) above in this clause Third) for such Distribution Date, until the Certificate Balance of such Class is reduced to zero;

(iv)         Fourth, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificates and the Class A-3FL Regular Interest, for unreimbursed amounts of Realized Losses, if any, an amount equal to, and pro rata based upon, the respective aggregate unreimbursed Realized Losses previously allocated to such Classes;

(v)          Fifth, to the Class A-S Certificates in respect of interest, up to an amount equal to the Interest Accrual Amount for such Class;

(vi)         Sixth, to the Class A-S Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

(vii)        Seventh, to the Class A-S Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, less the amounts of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

(viii)       Eighth, to the Class A-S Certificates, for unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

(ix)          Ninth, to the Class B Certificates in respect of interest, up to an amount equal to the Interest Accrual Amount for such Class;

(x)           Tenth, to the Class B Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

(xi)         Eleventh, to the Class B Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, less the amounts of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

(xii)        Twelfth, to the Class B Certificates, for unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

(xiii)        Thirteenth, to the Class C Certificates in respect of interest, up to an amount equal to the Interest Accrual Amount for such Class;

(xiv)        Fourteenth, to the Class C Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

(xv)        Fifteenth, to the Class C Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, less the amounts of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

(xvi)        Sixteenth, to the Class C Certificates, for unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

(xvii)       Seventeenth, to the Class D Certificates in respect of interest, up to an amount equal to the Interest Accrual Amount for such Class;

(xviii)      Eighteenth, to the Class D Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

(xix)        Nineteenth, to the Class D Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, less the amounts of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

(xx)         Twentieth, to the Class D Certificates, for unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

(xxi)        Twenty-first, to the Class E Certificates, in respect of interest, up to an amount equal to the Interest Accrual Amount for such Class;

(xxii)       Twenty-second, to the Class E Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

(xxiii)      Twenty-third, to the Class E Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, less the amounts of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

(xxiv)      Twenty-fourth, to the Class E Certificates, for unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

(xxv)       Twenty-fifth, to the Class F Certificates, in respect of interest, up to an amount equal to the Interest Accrual Amount for such Class;

(xxvi)      Twenty-sixth, to the Class F Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

(xxvii)     Twenty-seventh, to the Class F Certificates in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date less the amounts of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

(xxviii)    Twenty-eighth, to the Class F Certificates, for unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class;

(xxix)       Twenty-ninth, to the Class G Certificates, in respect of interest, up to an amount equal to the Interest Accrual Amount for such Class;

(xxx)        Thirtieth, to the Class G Certificates in respect of interest, up to an amount equal to the aggregate unpaid Class Interest Shortfalls previously allocated to such Class;

(xxxi)       Thirty-first, to the Class G Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date less amounts of such Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

(xxxii)      Thirty-second, to the Class G Certificates, for unreimbursed amounts of Realized Losses, if any, an amount equal to the aggregate of such unreimbursed Realized Losses previously allocated to such Class; and

(xxxiii)     Thirty-third, to the Class R and Class LR Certificates, any amounts remaining in the Upper-Tier REMIC and Lower-Tier REMIC, respectively.

Distributions of interest made with respect to the Class X-A Certificates shall be deemed allocable among the Class X-A Components, distributions of interest made with respect to the Class X-B Certificates shall be deemed allocable among the Class X-B Components and distributions of interest made with respect to the Class X-C Certificates shall be deemed allocable among the Class X-C Components, in each case on a pro rata basis in proportion to the respective amounts that would be distributable as interest from time to time on each Class X Component based on its Class X Component Notional Amount and the related Class X-A Strip Rate, Class X-B Strip Rate or Class X-C Strip Rate, as applicable, if such Class X Component was a separate Class of Regular Certificates.

Notwithstanding the foregoing, on each Distribution Date occurring on or after the Crossover Date, regardless of the allocation of principal payments described in priority Third above, the Principal Distribution Amount for such Distribution Date will be distributed with respect to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificates and the Class A-3FL Regular Interest, pro rata, based on their respective Certificate Balances, in reduction of their respective Certificate Balances, until the Certificate Balance of each such Class is reduced to zero.

(c)           On each Distribution Date, following the distribution from the Lower-Tier Distribution Account in respect of the Lower-Tier Regular Interests pursuant to Section 4.01(a) of this Agreement, the Certificate Administrator shall make distributions of any Yield Maintenance Charges received during the related Collection Period from amounts deposited in the Upper-Tier Distribution Account pursuant to Section 3.05(f) of this Agreement, as follows:

On each Distribution Date, all or a portion of each Yield Maintenance Charge received with respect to the Mortgage Loans during the related Collection Period shall be distributed to the Holders of each Class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates and the Class A-3FL Regular Interest receiving a distribution of principal on such Distribution Date, in an amount equal to the product of (i) a fraction, not greater than one, the numerator of which is the amount distributed as principal to such Class on such Distribution Date, and whose denominator is the Principal Distribution Amount for such Distribution Date, (ii) the Base Interest Fraction for the related Principal Prepayment and such Class of Certificates and (iii) the amount of such Yield Maintenance Charge collected during the related Collection Period.

On any Distribution Date, any Yield Maintenance Charges allocable in respect of the Class A-3FL Regular Interest shall be allocated between the Class A-3FL Certificates and Class A-3FX Certificates, pro rata, in accordance with the respective Class A-3FL Percentage Interest and Class A-3FX Percentage Interest; provided, however, that on any Distribution Date, unless a Swap Default of which a Responsible Officer of the Certificate Administrator has actual knowledge or written notice has occurred and is continuing, Yield Maintenance Charges distributable in respect of the Class A-3FL Regular Interest and allocable in respect of the Class A-3FL Certificates will be payable to the Swap Counterparty, and on any Distribution Date after the occurrence and during the continuance of a Swap Default of which a Responsible Officer of the Certificate Administrator has actual knowledge or written notice, Yield Maintenance Charges distributable in respect of the Class A-3FL Regular Interest and allocable in respect of the Class A-3L Certificates will be distributable to the holders of the Class A-3FL Certificates.

On each Distribution Date, the aggregate portion of any Yield Maintenance Charges collected during the related Collection Period remaining after such distributions described in the preceding paragraph (the “IO Group YM Distribution Amount”) will be allocated in the following manner:

(i)            to the Holders of the Class X-A Certificates, in an amount equal to the product of (A) a fraction, the numerator of which is the aggregate amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S Certificates and the Class A-3FL Regular Interest on such Distribution Date, and the denominator of which is the total Principal Distribution Amount for such Distribution Date, multiplied by (B) the IO Group YM Distribution Amount; and

(ii)          to the Holders of the Class X-B Certificates, the IO Group YM Distribution Amount remaining after such distribution to the Holders of the Class X-A Certificates described in the immediately preceding clause (i).

(d)           On each Distribution Date, the Certificate Administrator shall withdraw from the Excess Liquidation Proceeds Account any amounts on deposit therein (or sub-account thereof) and shall distribute such amounts to reimburse the Holders of the Sequential Pay Certificates (other than the Class A-3FL and Class A-3FX Certificates) and the Class A-3FL Regular Interest (in the order set forth in Section 4.01(b) of this Agreement) up to an amount equal to all Realized Losses, if any, previously allocated to them and unreimbursed after application of the Available Funds for such Distribution Date pursuant to Section 4.01(b).

On each Distribution Date, following any withdrawal from the Excess Liquidation Proceeds Account pursuant to the prior sentence, amounts held in the Excess Liquidation Proceeds Account that exceed amounts reasonably required to offset future Realized Losses shall be distributed to the Holders of the Class LR Certificates, and upon termination of the Trust Fund, any amounts remaining in the Excess Liquidation Proceeds Account shall be distributed by the Certificate Administrator to the Class LR Certificates.  Any amounts remaining in the Excess Liquidation Proceeds Account after such distributions on any Distribution Date shall be applied to offset future Realized Losses.  Amounts paid with respect to any Class of Sequential Pay Certificates or the Class A-3FL Regular Interest from the Excess Liquidation Proceeds Account pursuant to this Section 4.01(d) shall first be deemed to have been distributed with respect to the Corresponding Lower-Tier Regular Interest in reimbursement of Realized Losses previously allocated thereto in the same manner as provided in Section 4.01(a) of this Agreement.  Amounts paid from the Excess Liquidation Proceeds Account will not reduce the Certificate Balances of the Sequential Pay Certificates or the Class A-3FL Regular Interest receiving such distributions.

(e)           On each Distribution Date, immediately following the distributions to be made on such date pursuant to Section 4.01(b), the Certificate Administrator shall calculate the amount of any Realized Loss for such Distribution Date.  Any allocation of Realized Losses to a Class of Sequential Pay Certificates (other than the Class A-3FL and Class A-3FX Certificates) or the Class A-3FL Regular Interest (and consequently, to the Class A-3FL and Class A-3FX Certificates, pro rata) shall be made by reducing the Certificate Balance thereof by the amount so allocated.  Any Realized Losses allocated to a Class of Sequential Pay Certificates (other than the Class A-3FL and Class A-3FX Certificates) and the Class A-3FL Regular Interest (and consequently, to the Class A-3FL and Class A-3FX Certificates, pro rata) shall be allocated among the respective Certificates of such Class in proportion to the Percentage Interests evidenced thereby.  The allocation of Realized Losses shall constitute an allocation of losses and other shortfalls experienced by the Trust Fund.  Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Certifciates or Regular Interest in respect of which any such reimbursement is made.  To the extent any Nonrecoverable Advances (plus interest thereon) that were reimbursed from principal collections on the Mortgage Loans and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan, the amount of such recovery will be added to the Certificate Balance of the Class or Classes of Sequential Pay Certficates or the Class A-3FL Regular Interest that previously were allocated Realized Losses, first, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificates and the Class A-3FL Regular Interest, pro rata, and then, to the remainder of the Sequential Pay Certificates in the sequential order contemplated by Section 4.01(b), in each case up to the amount of the unreimbursed Realized Losses allocated to such Class.  If the Certificate Balance of any Class of Certificates or Regular Interest is so increased, the Lower-Tier Principal Balance of the Corresponding Lower-Tier Regular Interest shall be increased by the same amount, and the amount of unreimbursed Realized Losses of such Class of Certificates or Regular Interest and its Corresponding Lower-Tier Regular Interest shall be decreased by such amount.

The Certificate Balance of each Class of Sequential Pay Certificates (other than the Class A-3FL and Class A-3FX Certificates) and the Class A-3FL Regular Interest will be reduced without distribution on any Distribution Date as a write-off to the extent of any portion of the Realized Loss for such Distribution Date allocated to such Class of Certificates or Regular Interest.  Any such write-offs will be applied to the Classes of Sequential Pay Certificates (other than the Class A-3FL and Class A-3FX Certificates) and the Class A-3FL Regular Interest in the following order, in each case until the Certificate Balance of such Class is reduced to zero:  first, to the Class G Certificates; second, to the Class F Certificates; third, to the Class E Certificates; fourth, to the Class D Certificates; fifth, to the Class C Certificates; sixth, to the to the Class B Certificates; seventh, to the to the Class A-S Certificates; and finally, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificates and the Class A-3FL Regular Interest, pro rata, based on their respective Certificate Balances.

With respect to any Distribution Date, any portion of any Realized Loss with respect to such Distribution Date allocated to a Class of Sequential Pay Certificates or Regular Interest pursuant to this Section 4.01(e) shall be deemed to have first reduced the Lower-Tier Principal Balance of the Corresponding Lower-Tier Regular Interest on such Distribution Date.

(f)           All amounts distributable to a Class of Certificates pursuant to this Section 4.01 on each Distribution Date shall be allocated pro rata among the outstanding Certificates in each such Class based on their respective Percentage Interests.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the

Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

(g)           Except as otherwise provided in Section 9.01 with respect to an Anticipated Termination Date, the Certificate Administrator shall, as soon as reasonably practicable within the month preceding the month in which the final distribution with respect to any Class of Certificates is expected to be made, mail to each Holder of such Class of Certificates on such date a notice to the effect that:

(A)           the Certificate Administrator reasonably expects based upon information previously provided to it that the final distribution with respect to such Class of Certificates will be made on such Distribution Date, but only upon presentation and surrender of such Certificates at the office of the Certificate Administrator therein specified, and

(B)           if such final distribution is made on such Distribution Date, no interest shall accrue on such Certificates from and after such Distribution Date;

provided, however, that the Class R and Class LR Certificates shall remain outstanding until there is no other Class of Certificates, Lower-Tier Regular Interests or Regular Interest outstanding.

Any funds not distributed to any Holder or Holders of such Classes of Certificates on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Holder or Holders.  If any Certificates as to which notice has been given pursuant to this Section 4.01(g) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Holders to surrender their Certificates for cancellation to receive the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Holders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Holders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator hereunder and the transfer of such amounts to a successor Certificate Administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Holder on any amount held in trust hereunder or by the Certificate Administrator as a result of such Holder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(g).  Any such amounts held by the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall accrue for its benefit.

(h)           The Excess Prepayment Interest Shortfall for any Distribution Date, if any, shall be allocated to each Class of Regular Certificates (other than the Class A-3FL and Class A-3FX Certificates) and the Class A-3FL Regular Interest, pro rata, and each Class of Lower-Tier

Regular Interests, pro rata, based on currently accrued interest amounts distributable to each such Class on such Distribution Date (without giving effect to any such allocation of such Excess Prepayment Interest Shortfall).

(i)            On the final Servicer Remittance Date, the Master Servicer shall withdraw from the Collection Account and deliver to the Certificate Administrator who shall distribute to the Mortgage Loan Sellers, any Loss of Value Payments relating to the Mortgage Loans that it is servicing transferred from the Loss of Value Reserve Fund to the Collection Account on such Servicer Remittance Date in accordance with Section 3.06(e)(v) of this Agreement.

(j)            (i) (A)  On the Business Day prior to each Distribution Date, for so long as the Certificate Balance of the Class A-3FL Regular Interest (and correspondingly the Class A-3FL and Class A-3FX Certificates) has not been reduced to zero, the Class A-3FL Available Funds for such Distribution Date shall be allocated, pro rata, in accordance with the Certificate Balance of the Class A-3FL and Class A-3FX Certificates, respectively (I) for deposit into the Class A-3FX Floating Rate Account in an amount equal to the product of the Class A-3FX Percentage Interest and amounts distributed in respect of the Class A-3FL Regular Interest pursuant to Section 4.01(b) of this Agreement on the related Distribution Date, and (II) for deposit into the Class A-3FL Floating Rate Account in an amount equal to the product of the Class A-3FL Percentage Interest and amounts distributed in respect of the Class A-3FL Regular Interest pursuant to Section 4.01(b) of this Agreement on the related Distribution Date.

(B) On each Distribution Date, (I) an amount equal to the product of (x) the Class A-3FX Percentage Interest and (y) any Yield Maintenance Charges allocable to the Class A-3FL Regular Interest pursuant to Section 4.01(c) of this Agreement shall be deemed allocated by the Certificate Administrator to the Class A-3FX Floating Rate Account for distribution pursuant to Section 4.01(c) of this Agreement and (II) an amount equal to the product of (x) the Class A-3FL Percentage Interest and (y) any Yield Maintenance Charges allocable to the Class A-3FL Regular Interest pursuant to Section 4.01(c) of this Agreement, shall be deemed allocated by the Certificate Administrator to the Class A-3FL Floating Rate Account for distribution pursuant to Section 4.01(c) of this Agreement.

(ii)     (A)  On each Distribution Date, for so long as the Certificate Balance of the Class A-3FX Certificates has not been reduced to zero, to the extent of amounts allocated to the Class A-3FX Floating Rate Account in accordance with Section 4.01(j)(i)(A) of this Agreement, the Certificate Administrator shall make distributions from the Class A-3FX Floating Rate Account in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

(1)      first, to the Holders of the Class A-3FX Certificates, in respect of interest, up to an amount equal to the Class A-3FX Interest Distribution Amount for such Distribution Date;

(2)      second, to the Holders of the Class A-3FX Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Class A-3FX Principal Distribution Amount, until the outstanding Certificate Balance of the Class A-3FX Certificates has been reduced to zero;

(3)      third, to the Holders of the Class A-3FX Certificates, up to an amount equal to the product of (a) the Class A-3FX Percentage Interest and (b) all amounts of Realized Losses previously allocated to the Class A-3FX Regular Interest, but not previously reimbursed; and

(4)      fourth, to the Holders of the Class A-3FX Certificates, any remaining amounts in the Class A-3FX Floating Rate Account.

(B) On each Distribution Date, the Certificate Administrator shall distribute amounts on deposit in the Class A-3FX Floating Rate Account in respect of Yield Maintenance Charges to the Holders of the Class A-3FX Certificates.

(iii)     (A)  On each Distribution Date, for so long as the Certificate Balance of the Class A-3FL Certificates has not been reduced to zero, to the extent of amounts allocated to the Class A-3FL Floating Rate Account in accordance with Section 4.01(j)(i)(A) of this Agreement and amounts received from the Swap Counterparty pursuant to Section 3.34(b) of this Agreement, after remitting any Class A-3FL Net Swap Payment in respect of the Class A-3FL Certificates payable to the Swap Counterparty on the Business Day immediately prior to such Distribution Date pursuant to Section 3.34(c) of this Agreement, the Certificate Administrator shall make distributions from the Class A-3FL Floating Rate Account in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

(1)      first, to the Holders of the Class A-3FL Certificates, in respect of interest, up to an amount equal to the Class A-3FL Interest Distribution Amount for such Distribution Date;

(2)      second, to the Holders of the Class A-3FL Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Class A-3FL Principal Distribution Amount, until the outstanding Certificate Balance of the Class A-3FL Certificates has been reduced to zero;

(3)      third, to the Holders of the Class A-3FL Certificates, up to an amount equal to the product of (a) the Class A-3FL Percentage Interest and (b) all amounts of Realized Losses previously allocated to the Class A-3FL Regular Interest, but not previously reimbursed; and

(4)      fourth, after the Certificate Balance of the Class A-3FL Certificates has been reduced to zero and all other amounts have been paid to the Class A-3FL Certificates, solely from amounts payable to such Class of Certificates in respect of the Class A-3FL Percentage Interest of interest payments distributed on the Class A-3FL Regular Interest, to the Swap Counterparty in respect of any Swap Termination Payments then due to the Swap Counterparty under the Swap Agreement; and

(5)      fifth, any remaining amount in the Class A-3FL Floating Rate Account to the Holders of the Class A-3FL Certificates.

(B) On the Business Day immediately prior to each Distribution Date, to the extent of Class A-3FL Available Funds therefor available for such purpose and in the possession of the Certificate Administrator, the Certificate Administrator shall distribute to the Swap Counterparty amounts deposited in the Class A-3FL Floating Rate Account in respect of Yield Maintenance Charges, unless a Class A-3FL Distribution Conversion has occurred and is continuing, in which case the Certificate Administrator shall distribute amounts on deposit in the Class A-3FL Floating Rate Account in respect of Yield Maintenance Charges to the Holders of the Class A-3FL Certificates.

(k)           For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, to the extent of Class A-3FL Available Funds therefor available for such purpose and in the possession of the Certificate Administrator, the Certificate Administrator shall make all payments due and payable to the Swap Counterparty pursuant to the terms of the Swap Agreement on the Business Day immediately preceding each Distribution Date.

Section 4.02     Statements to Certificateholders; Reports by Certificate Administrator; Other Information Available to the Holders and Others.

(a)           On each Distribution Date, the Certificate Administrator shall make available to the general public on the Certificate Administrator’s Website a statement (substantially in the form set forth as Exhibit K to this Agreement and based on the information provided by the Master Servicer and the Special Servicer (and in certain cases only to the extent received from the Master Servicer or Special Servicer, as applicable) set forth in (i) the CREFC Investor Reporting Package (CREFC IRP) prepared by the Master Servicer (other than the CREFC Special Servicer Loan File) and the other reports prepared by the Master Servicer and Special Servicer relating to such Distribution Date, including the CREFC Special Servicer Loan File, upon which information the Certificate Administrator may conclusively rely, in accordance with CREFC guidelines and (ii) the CREFC Reconciliation of Funds Template prepared by the Certificate Administrator) as to distributions made on such Distribution Date (each, a “Distribution Date Statement”) setting forth (with respect to each Class of Certificates) the following information:

(i)             the Record Date, Interest Accrual Period, and Determination Date for such Distribution Date;

(ii)          the aggregate amount of the distribution to be made on such Distribution Date to the Holders of each Class of Sequential Pay Certificates applied to reduce the respective Certificate Balance thereof;

(iii)         the aggregate amount of the distribution to be made on such Distribution Date to the Holders of each Class of Regular Certificates allocable to Interest Accrual Amounts and Class Interest Shortfalls;

(iv)          the aggregate amount of Advances made in respect of the Distribution Date and the amount of interest paid on Advances since the prior Distribution Date

(including, to the extent material, the general use of funds advanced and general source of funds for reimbursements);

(v)          the aggregate amount of compensation paid to the Trustee, the Certificate Administrator and the Operating Advisor and servicing compensation paid to the Master Servicer and the Special Servicer for the related Determination Date and any other fees or expenses accrued and paid from the Trust Fund;

(vi)         the aggregate Stated Principal Balance of the Mortgage Loans (including any REO Loans) outstanding immediately before and immediately after the Distribution Date;

(vii)        the number (as of the related and the next preceding Determination Date), and the aggregate principal balance, weighted average remaining term to maturity and weighted average mortgage rate (and interest rates by distributional groups or ranges) of the Mortgage Loans as of the related Determination Date;

(viii)       the number and aggregate Stated Principal Balance of the Mortgage Loans (A) delinquent 30-59 days, (B) delinquent 60-89 days, (C) delinquent 90 days or more, (D) that are Specially Serviced Loans that are not delinquent, or (E) current, but not Specially Serviced Loans, as to which foreclosure proceedings have been commenced, but not REO Property (and any material changes to the information specified in Item 1100(b)(5) of Regulation AB);

(ix)          the Available Funds and the Class A-3FL Available Funds for the Distribution Date, and any other cash flows received on the Mortgage Loans and applied to pay fees and expenses (including the components of the Available Funds, or such other cash flows);

(x)           the amount of the distribution on the Distribution Date to the holders of any Class of Regular Certificates, the Class A-3FL Regular Interest or the Swap Counterparty allocable to Yield Maintenance Charges;

(xi)          the Interest Accrual Amount in respect of each Class of Regular Certificates and the Class A-3FL Regular Interest for such Distribution Date;

(xii)         the Pass-Through Rate for each Class of Regular Certificates and the Class A-3FL Regular Interest for such Distribution Date and the next succeeding Distribution Date;

(xiii)        the Principal Distribution Amount for such Distribution Date;

(xiv)        the Certificate Balance or Notional Balance, as the case may be, of each Class of Regular Certificates and the Class A-3FL Regular Interest, before and after giving effect to the distributions made on such Distribution Date, separately identifying any reduction in the Certificate Balance (or, if applicable, the Notional Balance) of each such Class due to the allocation of a Realized Loss on such Distribution Date;

(xv)         with respect to each Class of Regular Certificates, a fraction, expressed as a decimal carried to at least eight places, the numerator of which is the related Certificate Balance or Notional Balance, as the case may be, immediately following the Distribution Date, and the denominator of which is the related initial Certificate Balance or Notional Balance, as the case may be;

(xvi)        the amount of any Appraisal Reduction Amounts allocated during the related Collection Period on a loan-by-loan basis; and the total Appraisal Reduction Amounts as of such Distribution Date on a loan-by-loan basis;

(xvii)       the number and related Stated Principal Balance of any Mortgage Loans modified, extended or waived during the related Collection Period, on a loan-by-loan basis (including a description of any material modifications, extensions or waivers to Mortgage Loan terms, fees, penalties or payments during the related Collection Period or that have cumulatively become material over time);

(xviii)      the amount of any remaining unpaid Class Interest Shortfalls for each Class of Regular Certificates following the distributions on such Distribution Date;

(xix)         a loan-by-loan listing of each Mortgage Loan that was the subject of a Principal Prepayment (other than Liquidation Proceeds and Insurance Proceeds) during the related Collection Period and the amount of that Principal Prepayment, together with the aggregate amount of Principal Prepayments made during the related Collection Period;

(xx)          a loan-by-loan listing of each Mortgage Loan that was defeased during the related Collection Period;

(xxi)        the amount of the distribution to the holders of each Class of Sequential Pay Certificates on such Distribution Date attributable to reimbursement of Realized Losses;

(xxii)       as to any Mortgage Loan repurchased by a Mortgage Loan Seller or otherwise liquidated or disposed of during the related Collection Period, (A) the Asset Number of the related Mortgage Loan and (B) the amount of proceeds of any repurchase of a Mortgage Loan, Liquidation Proceeds and/or other amounts, if any, received thereon during the related Collection Period and the portion thereof included in the Available Funds for such Distribution Date;

(xxiii)      the amount on deposit in each of the Interest Reserve Account and the Excess Liquidation Proceeds Account before and after giving effect to the distribution made on such Distribution Date (and any material account activity since the prior Distribution Date) provided, however, with respect to any account not maintained by the Certificate Administrator, only to the extent the Certificate Administrator has received such information and instructions to report such information from the party maintaining such account;

(xxiv)      with respect to any Mortgage Loan as to which the related Mortgaged Property became an REO Property during the preceding calendar month, the city, state, property type, latest Debt Service Coverage Ratio and the current Stated Principal Balance;

(xxv)       with respect to any REO Property included in the Trust Fund at the close of business on the related Due Date (A) the Asset Number of the related Mortgage Loan, (B) the value of such REO Property based on the most recent Appraisal or valuation;

(xxvi)      with respect to any REO Property sold or otherwise disposed of during the related Collection Period and for which a Final Recovery Determination has been made, (A) the Asset Number of the related Mortgage Loan, (B) in the case of any Mortgage Loan, the loss attributable to the related Mortgage Loan, (C) the amount of sale proceeds and other amounts, if any, received in respect of such REO Property during the related Collection Period and the portion thereof included in the Available Funds for such Distribution Date, (D) the date of the Final Recovery Determination and (E) the balance of the Excess Liquidations Proceeds Account for such Distribution Date;

(xxvii)      the amount of the distribution on the Distribution Date to the holders of each Class of the Residual Certificates;

(xxviii)     material breaches of Mortgage Loan representations and warranties of which the Trustee, the Operating Advisor, the Certificate Administrator, the Master Servicer or the Special Servicer has received written notice;

(xxix)       the information required by Rule 15Ga-1(a), concerning all assets of the Trust Fund that were subject of a demand to repurchase or replace for breach of the representations and warranties in any of the Mortgage Loan Purchase Agreements;

(xxx)        a reference to the most recent Form ABS-15G filed by the Depositor and each Mortgage Loan Seller, if applicable, and the “Central Index Key” number assigned by the SEC for such filer;

(xxxi)       the identity of the Operating Advisor;

(xxxii)      the amount of losses, Additional Trust Fund Expenses and interest shortfalls, if any, incurred with respect to the Mortgage Loans (including REO Loans) during the related Collection Period and in the aggregate for all prior Collection Periods (except to the extent reimbursed or paid);

(xxxiii)      an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates during the related Collection Period;

(xxxiv)     the identity of the Controlling Class, if known (and the aggregate Certificate Balance of the Control Eligible Certificates);

(xxxv)      the identity of the Controlling Class Representative, if known;

(xxxvi)    LIBOR as calculated for the related Distribution Date and for the next succeeding Distribution Date;

(xxxvii)   the amount of any (A) payment by the Swap Counterparty as a termination payment and (B) payment in connection with the acquisition of a replacement Swap Agreement;.

In the case of information furnished pursuant to sub-clauses (i),(ii),(iii),(vi), (xix) and (xxi) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per $1,000 of original Certificate Balance or Notional Balance, as the case may be.

If and for so long as the Trust is subject to the reporting requirements of the Exchange Act, no Distribution Date Statement that is part of any SEC filing shall include references to the Rating Agencies or any ratings ascribed by any Rating Agency to any Class of Certificates.

On each Distribution Date, the Certificate Administrator shall make available to each Holder of a Class R or Class LR Certificate a copy of the reports made available to the other Certificateholders on such Distribution Date and a statement setting forth the amounts, if any, actually distributed with respect to the Class R or Class LR Certificates on such Distribution Date.  Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that it provided substantially comparable information pursuant to any requirements of the Code as from time to time in force.

Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall furnish, upon request, to each Person who at any time during the calendar year was a Certificateholder of record, a report summarizing on an annual basis (if appropriate) the items provided to Certificateholders pursuant to clauses (i), (ii) and (xxi) above as to the applicable Class, aggregated for such calendar year or applicable portion thereof during which such person was a Certificateholder, together with such other information as may be required to enable such Certificateholders to prepare their federal income tax returns.  Such information shall include the amount of original issue discount accrued on each Class of Certificates held by Persons other than Holders exempted from the reporting requirements and information regarding the expenses of the Trust Fund.  Such requirement shall be deemed to be satisfied to the extent such information is provided pursuant to applicable requirements of the Code from time to time in force.

(b)           The Certificate Administrator shall make available to any Privileged Person (provided that the Prospectus, the Distribution Date Statements and the SEC filing referred to below shall be made available to the general public) via the Certificate Administrator’s Website, the following items, in each case to the extent received in a readable, uploadable and unlocked electronic format (which includes, for example, HTML, Word, Excel or clean, searchable PDFs) by the Certificate Administrator:

(i)            the following “deal documents”:

(A)           the Prospectus and the Private Placement Memorandum; and

(B)           this Agreement, each Sub-Servicing Agreement delivered to the Certificate Administrator from and after the Closing Date (if any), the Mortgage Loan Purchase Agreements and any amendments and exhibits hereto or thereto;

(ii)           the following “SEC filings”:

(A)           any reports on Forms 10-D, 10-K and 8-K that have been filed by the Certificate Administrator with respect to the Trust through the EDGAR system (to the extent prepared by, or received by, the Certificate Administrator and within one Business Day of filing);

(iii)          the following “periodic reports”:

(A)           the Distribution Date Statements;

(B)           the supplemental reports and the CREFC data files identified as such in the definition of “CREFC Investor Reporting Package (CREFC IRP)”, to the extent it has received or prepared such report or file; and

(C)           all Operating Advisor Annual Reports.

(iv)         the following “additional documents”:

(A)           the summary of any Final Asset Status Report delivered to the Certificate Administrator in electronic format; and

(B)           any other Third Party Reports (or updates thereto) delivered to the Certificate Administrator in electronic format;

(v)           the following “special notices”:

(A)           all Special Notices;

(B)           notice of any waiver, modification or amendment of any term of any Mortgage Loan;

(C)           notice of final payment on the Certificates;

(D)           all notices of the occurrence of any Servicer Termination Events received by the Certificate Administrator;

(E)           notice of termination or resignation of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee (and appointments of successors to the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee);

(F)           any and all Officer’s Certificates and other evidence delivered to or by the Certificate Administrator to support the Master Servicer’s, the Trustee’s or the Special Servicer’s, as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(G)           any notice of the termination of the Trust;

(H)           any notice of the occurrence and continuance of a Control Termination Event;

(I)           any notice of the occurrence and continuance of a Consultation Termination Event;

(J)           all statements as to compliance delivered by each Certifying Servicer, and all annual assessments as to compliance delivered by each Reporting Servicer, to the Certificate Administrator since the Closing Date pursuant to Section 10.11 or Section 10.12, as applicable, of this Agreement;

(K)           all annual independent public accountants’ servicing reports caused to be delivered by each Reporting Servicer to the Certificate Administrator since the Closing Date pursuant to Section 10.13 of this Agreement; and

(L)           any notice provided by the Operating Advisor pursuant to Section 3.31(c)(iv) of this Agreement;

(vi)         the Investor Q&A Forum; and

(vii)        solely to Certificateholders and Beneficial Owners, the Investor Registry.

The Certificate Administrator makes no representations or warranties as to the accuracy or completeness of such information and assumes no responsibility therefor.  In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source.  The Certificate Administrator shall not be responsible for the accuracy or completeness of any information supplied to it by the Master Servicer or Special Servicer that is included in any reports, statements, materials or information prepared or provided by the Master Servicer or Special Servicer, as applicable, and the Certificate Administrator shall be entitled to conclusively rely upon the Master Servicer’s reports and the Special Servicer’s reports without any duty or obligation to recompute, verify or re-evaluate any of the amounts or other information stated therein.  In connection with providing access to the Certificate Administrator’s Internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer and shall require a recipient of any of the information set forth above to execute a confidentiality agreement (which may be in the form of a web page “click-through”).  The Certificate Administrator shall not be liable for the dissemination of information in accordance herewith.

Any Privileged Person that is a Borrower, a Manager of a Mortgaged Property, an Affiliate of the foregoing, or an agent of any Borrower shall be entitled to access only the Prospectus, the Distribution Date Statement and the SEC filings on the Certificate

Administrator’s Website which are being made available to the general public.  The provisions in this Section shall not limit the Master Servicer’s ability to make accessible certain information regarding the Mortgage Loans at a website maintained by the Master Servicer.

(c)           The Certificate Administrator shall make available to Privileged Persons via its website the Investor Q&A Forum.  The “Investor Q&A Forum” shall be a service available on the Certificate Administrator’s Website, where (x) Certificateholders and Beneficial Owners may (i) submit questions to the Certificate Administrator relating to the Distribution Date Statement, (ii) submit questions to the Master Servicer or the Special Servicer, as applicable, relating to the servicing reports being made available pursuant to this Section 4.02(c), the Mortgage Loans or the related Mortgaged Properties and (iii) submit questions to the Operating Advisor relating to the Operating Advisor Annual Reports or actions by the Special Servicer as to which the Operating Advisor has consultation rights, whether or not referenced in any Operating Advisor Annual Reports (collectively, “Inquiries”) and (y) Privileged Persons may view Inquiries that have been previously submitted and answered, together with the answers thereto.  In connection with providing access to the Certificate Administrator’s Website with respect to the Investor Q&A Forum, the Certificate Administrator shall require a recipient of any material non-public information to execute a confidentiality agreement (which may be in the form of a web page “click-through”).  Upon receipt of an Inquiry for the Master Servicer, the Special Servicer or the Operating Advisor, the Certificate Administrator shall forward the Inquiry to the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, and in the case of an Inquiry relating to the Non-Serviced Mortgage Loan, to the UBS-Barclays 2013-C5 Master Servicer, in each case within a commercially reasonable period following receipt thereof.  Following receipt of an Inquiry, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, unless it determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of the Master Servicer, Special Servicer or the Operating Advisor shall be sent by email to the Certificate Administrator.  In the case of an Inquiry relating to the Non-Serviced Mortgage Loan, the Certificate Administrator shall make reasonable efforts to obtain an answer from the UBS-Barclays 2013-C5 Master Servicer (unless the party acting as Master Servicer under this Agreement is the same party acting as the UBS-Barclays 2013-C5 Master Servicer under the UBS-Barclays 2013-C5 Pooling and Servicing Agreement, in which event, the Master Servicer shall respond to any Inquiries with respect to the Non-Serviced Mortgage Loan in the same manner and to the same extent it is required to respond to Inquiries relating to any other Mortage Loan pursuant to this Agreement).  In the case of each Inquiry that has been answered, the Certificate Administrator shall post (within a commercially reasonable period following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer to the Certificate Administrator’s Website.  If the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope outlined above, (ii) answering any Inquiry would not be in the best interests of the Trust and/or the Certificateholders’ Best Interests, (iii) answering any Inquiry would be in violation of applicable law, this Agreement or the applicable Loan Documents, (iv) answering any Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product, (v) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, or (vi) answering any Inquiry is otherwise, for any reason, not advisable to answer, it shall not be required to answer such Inquiry and, in the case of the Master Servicer, the Special Servicer or the Operating Advisor, shall promptly notify the Certificate Administrator, and the Certificate Administrator shall not post such Inquiry on the Investor Q&A Forum.  In addition, no party shall post or otherwise disclose Privileged Information as part of its response to any Inquiry.  Answers posted on the Investor Q&A Forum shall be attributable only to the responding party, and no other party shall be required to certify as to the accuracy or will have any responsibility or liability for the content of any such information.  The Certificate Administrator shall notify the Person who submitted such Inquiry in the event that the Inquiry will not be answered.  The Certificate Administrator shall not be required to post to the Certificate Administrator’s Website any Inquiry or answer thereto that the Certificate Administrator determines, in its sole discretion, is administrative or ministerial in nature.  The Investor Q&A Forum will not reflect questions, answers and other communications between the Certificate Administrator and any other Person which are not submitted via the Certificate Administrator’s Website.  In addition, no party is permitted to post or otherwise disclose direct communication with the Directing Holder as part of its response to any questions.

(d)           The Certificate Administrator shall make available to any Certificateholder and Beneficial Owner, the Investor Registry.  The “Investor Registry” shall be a voluntary service available on the Certificate Administrator’s Website, where Certificateholders and Beneficial Owners can register and thereafter obtain contact information with respect to any other Certificateholder or Beneficial Owner that has so registered.  Any person registering to use the Investor Registry will be required to certify that (a) it is a Certificateholder or a Beneficial Owner and (b) it grants authorization to the Certificate Administrator to make its name and contact information available on the Investor Registry for at least 45 days from the date of such certification to other registered Certificateholders and registered Beneficial Owners.  Such Person shall then be asked to enter certain mandatory fields such as the individual’s name, the company name and email address, as well as certain optional fields such as address, phone, and Class(es) of Certificates owned.  If any Certificateholder or Beneficial Owner notifies the Certificate Administrator that it wishes to be removed from the Investor Registry (which notice may not be within 45 days of its registration), the Certificate Administrator shall promptly remove it from the Investor Registry.  The Certificate Administrator will not be responsible for verifying or validating any information submitted on the Investor Registry, or for monitoring or otherwise maintaining the accuracy of any information thereon.  The Certificate Administrator may require acceptance of a waiver and disclaimer for access to the Investor Registry.

(e)           The Master Servicer may, but is not required to, at its sole cost and expense, make any of the reports or files it delivers pursuant to this Agreement available on the Master Servicer’s Website only with the use of a password, in which case the Master Servicer shall provide such password to (i) the other parties to this Agreement, who by their acceptance of such password shall be deemed to have agreed not to disclose such password to any other Person and (ii) each Certificateholder and prospective Certificateholder who requests such password, provided that any such Certificateholder or prospective Certificateholder, as the case may be, has delivered an Investor Certification to the Trustee, the Certificate Administrator and the Master Servicer.  In connection with providing access to the Master Servicer’s Website, the Master Servicer may require registration and the acceptance of a disclaimer and otherwise (subject to the preceding sentence) adopt reasonable rules and procedures, which shall include, to the extent the

Master Servicer or the Depositor deems necessary or appropriate, conditioning access on execution of an agreement acceptable to the Master Servicer and the Depositor (which may be in the form of a web page “click-through”) governing the availability, use and disclosure of such information, and which may provide indemnification to the Master Servicer for any liability or damage that may arise therefrom.  The Master Servicer shall not be liable for dissemination of this information in accordance with this Agreement, provided that such information otherwise meets the requirements set forth herein with respect to the form and substance of such information or reports.  The Master Servicer shall be entitled to attach to any report provided pursuant to this subsection, any reasonable disclaimer with respect to information provided, or any assumptions required to be made by such report.  Notwithstanding anything herein to the contrary, the Master Servicer may, at its sole cost and expense, make available by electronic media, bulletin board service or Internet website any reports or other information the Master Servicer is required or permitted to provide to any Borrower with respect to such Borrower’s Mortgage Loan to the extent such action does not conflict with the terms of this Agreement, the terms of the Mortgage Loans or applicable law.  If the Master Servicer is required to deliver any statement, report or other information under any provision of this Agreement, then, the Master Servicer may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format, or (z) making such statement, report or information available on its website, unless this Agreement expressly specifies a particular method of delivery; provided that all reports required to be delivered to the Certificate Administrator shall be delivered in accordance with clause (x) or (y) or, upon request, clause (z).

(f)           The Special Servicer shall from time to time (and, in any event, as may be reasonably required by the Master Servicer) provide the Master Servicer with such information in its possession regarding the Specially Serviced Loans and REO Properties as may be reasonably necessary for the Master Servicer to prepare each report and any supplemental information to be provided by the Master Servicer to the Certificate Administrator.  Neither the Certificate Administrator nor the Depositor shall have any obligation to recompute, verify or recalculate the information provided thereto by the Master Servicer.  Unless the Certificate Administrator has actual knowledge that any report or file received from the Master Servicer contains erroneous information, the Certificate Administrator is authorized to rely thereon in calculating and making distributions to Certificateholders and allocating Realized Losses to the Certificates in accordance with Section 4.01 of this Agreement and preparing the statements to Certificateholders required by Section 4.02(a) of this Agreement.

(g)           As soon as reasonably practicable, upon the written request of and at the expense of any Certificateholder, the Certificate Administrator shall provide the requesting Certificateholder with such information that is in the Certificate Administrator’s possession or can reasonably be obtained by the Certificate Administrator as is requested by such Certificateholder, for purposes of satisfying applicable reporting requirements under Rule 144A.  Neither the Certificate Registrar nor the Certificate Administrator shall have any responsibility for the sufficiency under such Rule 144A or any other securities laws of any available information so furnished to any person including any prospective purchaser of a Certificate or any interest therein, nor for the content or accuracy of any information so furnished which was prepared or delivered to them by another.

(h)           The Certificate Administrator shall make available at its offices, during normal business hours, upon not less than two Business Days’ prior notice, for review by any Privileged Person, originals or copies of documents relating to the Mortgage Loans and any related REO Properties to the extent in its possession, including, without limitation, the following items (except to the extent prohibited by applicable law or under any of the related Loan Documents):

(i)       any and all notices and reports delivered to the Certificate Administrator with respect to any Mortgaged Property as to which the environmental testing contemplated by Section 3.10(f) of this Agreement revealed that either of the conditions set forth in clauses (i) and (ii) thereof was not satisfied;

(ii)       the most recent annual (or more frequent, if available) operating statements, rent rolls (to the extent such rent rolls have been made available by the related Borrower) and/or lease summaries and retail sales information, if any, received from the Master Servicer or the Special Servicer in respect to each Mortgaged Property;

(iii)       the Mortgage File, including any and all modifications, waivers and amendments of the terms of a Mortgage Loan entered into by the Master Servicer and/or the Special Servicer and delivered to the Certificate Administrator; and

(iv)       each of the documents made available by the Certificate Administrator via its website as provided in Section 4.02(b) of this Agreement; and

(v)       any other information that may be necessary to satisfy the requirements of subsection (d)(4)(i) of Rule 144A.

Copies of any and all of the foregoing items will be available from the Certificate Administrator upon request.  The Certificate Administrator will be permitted to require payment by the requesting party (other than a Rating Agency) of a sum sufficient to cover the reasonable costs and expenses of making such information available and providing any copies thereof.  The Certificate Administrator’s obligation under this Section 4.02(h) to make available any document is subject to the Certificate Administrator’s receipt of (i) such document and (ii) an executed confidentiality agreement from the requesting party substantially in the form attached hereto as Exhibit AB; it being understood and agreed that the Certificate Administrator shall have no responsibility to make available any such document in the event that it does not receive such an executed confidentiality agreement from the requesting party or any liability in connection therewith.

The Certificate Administrator shall not be liable for providing or disseminating information in accordance with the terms of this Agreement.

(i)           The Depositor hereby authorizes the Certificate Administrator to make available to any Financial Market Publisher or such other vendor chosen by the Depositor that submits to the Certificate Administrator a certification substantially in the form of Exhibit L-2 to this Agreement, all the Distribution Date Statements, CREFC reports and supplemental reports delivered or made available pursuant to this Section 4.02 to Privileged Persons.

(j)           The Certificate Administrator shall provide to each Person, including any beneficial owner of a Certificate, to whom a Prospectus has been delivered in connection with an offering of any Certificates, free of charge upon written or oral request, a copy of any and all of the information that is incorporated by reference in the Prospectus (to the extent such information is provided to the Certificate Administrator in electronic form).  Requests for such information shall be made to the Certificate Administrator at the Corporate Trust Office.

Section 4.03     Compliance with Withholding Requirements. Notwithstanding any other provision of this Agreement, the Certificate Administrator shall comply with all federal withholding requirements with respect to payments to Certificateholders of interest or original issue discount that the Certificate Administrator reasonably believes are applicable under the Code.  The consent of Certificateholders shall not be required for any such withholding.  In the event the Certificate Administrator or its agent withholds any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Certificate Administrator shall indicate the amount withheld to such Certificateholder.  Any amount so withheld shall be treated as having been distributed to such Certificateholder for all purposes of this Agreement.

Section 4.04     REMIC Compliance.

(a)           The parties intend that each of the Lower-Tier REMIC and the Upper-Tier REMIC shall constitute, and that the affairs of each of the Lower-Tier REMIC and the Upper-Tier REMIC shall be conducted so as to qualify it as, a “real estate mortgage investment conduit” as defined in, and in accordance with, the REMIC Provisions at all times any Certificates are outstanding, and the provisions hereof shall be interpreted consistently with this intention.  In furtherance of such intention, the Certificate Administrator shall, to the extent permitted by applicable law, act as agent, and is hereby appointed to act as agent, of each such REMIC and shall on behalf of each such REMIC:

(i)           make or cause to be made an election, on behalf of each of the Lower-Tier REMIC and the Upper-Tier REMIC to be treated as a REMIC on Form 1066 for its first taxable year, in accordance with the REMIC Provisions;

(ii)          prepare and timely file, or cause to be prepared and timely filed, and cause the Trustee to sign (and the Trustee shall sign), all required Tax Returns for the Lower-Tier REMIC and the Upper-Tier REMIC, using a calendar year as the taxable year for each of such REMIC as required by the REMIC Provisions and other applicable federal, state or local income tax laws;

(iii)         prepare and forward, or cause to be prepared and forwarded, to the Certificateholders and the IRS and applicable state and local tax authorities all information reports as and when required to be provided to them in accordance with the REMIC Provisions;

(iv)         if the filing or distribution of any documents of an administrative nature not addressed in clauses (i) through (iii) of this Section 4.04(a) is then required by the REMIC Provisions in order to maintain the status of the Lower-Tier REMIC and the Upper-Tier REMIC as a REMIC or is otherwise required by the Code, prepare and file or distribute, or cause to be prepared and signed and filed or distributed, such documents with or to such Persons when and as required by the REMIC Provisions or the Code or comparable provisions of state and local law;

(v)         within 30 days of the Closing Date, obtain a taxpayer identification number for each of the Lower-Tier REMIC and the Upper-Tier REMIC on IRS Form SS-4 and (in the case of the Upper-Tier REMIC only), furnish or cause to be furnished to the IRS, on Form 8811 or as otherwise may be required by the Code, the name, title and address of the person that the Certificateholders may contact for tax information relating thereto (and the Certificate Administrator shall act as the representative of the Upper-Tier REMIC for this purpose), together with such additional information as may be required by such Form, and shall update such information at the time or times and in the manner required by the Code (and the Depositor agrees within 10 Business Days of the Closing Date to provide any information reasonably requested by the Master Servicer, the Special Servicer or the Certificate Administrator and necessary to make such filing); and

(vi)        maintain such records relating to the Lower-Tier REMIC and the Upper-Tier REMIC as may be necessary to prepare the foregoing returns, schedules, statements or information, such records, for federal income tax purposes, to be maintained on a calendar year and on an accrual basis.

The Holder of the largest Percentage Interest in the Class R Certificates shall be the tax matters person of the Upper-Tier REMIC, and the Holder of the largest Percentage Interest in the Class LR Certificates shall be the tax matters person of the Lower-Tier REMIC, pursuant to Treasury Regulations Section 1.860F-4(d). If more than one Holder shall hold an equal Percentage Interest in the Class R or Class LR Certificates larger than that held by any other Holder, the first such Holder to have acquired such Class R or Class LR Certificates shall be such tax matters person.  The Certificate Administrator shall act as attorney-in-fact and agent for the tax matters person of each of the Lower-Tier REMIC and the Upper-Tier REMIC, and each Holder of a Percentage Interest in the Class R or Class LR Certificates, by acceptance hereof, is deemed to have consented to the Certificate Administrator’s appointment in such capacity and agrees to execute any documents required to give effect thereto, and any fees and expenses incurred by the Certificate Administrator in connection with any audit or administrative or judicial proceeding shall be paid by the Trust Fund.

The Certificate Administrator shall not intentionally take any action or intentionally omit to take any action if, in taking or omitting to take such action, the Certificate Administrator has actual knowledge that such action or omission (as the case may be) would cause the termination of the REMIC status of the Lower-Tier REMIC or the Upper-Tier REMIC or the imposition of tax on the Lower-Tier REMIC or the Upper-Tier REMIC (other than a tax on income expressly permitted to be received by the terms of this Agreement).  Notwithstanding any provision of this paragraph to the contrary, the Certificate Administrator shall not be required to take any action that the Certificate Administrator in good faith believes to be inconsistent with any other provision of this Agreement, nor shall the Certificate Administrator be deemed in violation of this paragraph if it takes any action expressly required by any other provision of this Agreement, and the Certificate Administrator shall have no responsibility or liability with respect to any act or omission of the Depositor, the Trustee, the Master Servicer or the Special Servicer which does not enable the Certificate Administrator to comply with any of clauses (i) through (vi) of the first paragraph of this Section 4.04(a) or which results in any action contemplated by clauses (i) or (ii) of the next succeeding sentence.  In this regard the Certificate Administrator shall (i) exercise reasonable care not to allow the occurrence of any “prohibited transactions” within the meaning of Section 860F(a) of the Code, unless the party seeking such action shall have delivered to the Certificate Administrator an Opinion of Counsel (at such party’s expense) that such occurrence would not (A) result in a taxable gain, (B) otherwise subject the Lower-Tier REMIC or the Upper-Tier REMIC to tax (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property), or (C) cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC; and (ii) exercise reasonable care not to allow the Trust Fund to receive any contributions, or any income from the performance of services or from assets not permitted under the REMIC Provisions to be held by a REMIC (provided, however, that the receipt of any income expressly permitted or contemplated by the terms of this Agreement shall not be deemed to violate this clause).  Notwithstanding any provision of this Agreement or any Loan Documents, none of the Master Servicer, the Special Servicer, the Trustee or the Depositor shall be (i) permitted to take any action that the Certificate Administrator would not be permitted to take pursuant to the preceding two sentences or (ii) responsible or liable (except in connection with taking any act or omission referred to in the two preceding sentences or the following sentence) for any failure by the Certificate Administrator to comply with the provisions of this Section 4.04.  The Depositor, the Trustee, the Master Servicer and the Special Servicer shall cooperate in a timely manner with the Certificate Administrator in supplying any information within the Depositor’s, the Trustee’s, the Master Servicer’s or the Special Servicer’s control (other than any confidential information) that is reasonably necessary to enable the Certificate Administrator to perform its duties under this Section 4.04.

(b)           The following assumptions are to be used for purposes of determining the anticipated payments of principal and interest for calculating the original yield to maturity and original issue discount, if any, with respect to the Regular Certificates and the Class A-3FL Regular Interest:  (i) each Mortgage Loan will pay principal and interest in accordance with its terms and scheduled payments will be timely received on their Due Dates, provided that the Mortgage Loans will prepay in accordance with the Prepayment Assumption; (ii) none of the Sole Certificateholder, the Master Servicer, the Special Servicer and the Certificateholder owning a majority of the Percentage Interests in the Controlling Class will exercise the right described in Section 9.01 of this Agreement to cause early termination of the Trust Fund; and (iii) no Mortgage Loan is repurchased by a Mortgage Loan Seller pursuant to or as contemplated by Article II hereof.

Section 4.05     Imposition of Tax on the Trust Fund.

In the event that any tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on the Lower-Tier REMIC or the Upper-Tier REMIC, such tax shall be charged against amounts otherwise distributable to the Holders of the Certificates; provided that any taxes imposed on any net income from foreclosure property pursuant to Section 860G(d) of the Code or any similar tax imposed by a state or local jurisdiction shall instead be treated as an expense of the related REO Property in determining Net REO Proceeds with respect to the REO Property (and until such taxes are paid, the Special Servicer from time to time shall withdraw from amounts in the REO Account allocable to the

Mortgage Loans and transfer to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay such taxes and from which such taxes shall be paid, which amounts the Certificate Administrator shall maintain in a separate, non-interest-bearing account, and the Certificate Administrator shall send to the Special Servicer for deposit in the REO Account the excess determined by the Certificate Administrator from time to time of the amount in such account over the amount necessary to pay such taxes); provided that any such tax imposed on net income from foreclosure property that exceeds the amount in any such reserve shall be retained from Available Funds as provided in Section 3.06(a)(xii) of this Agreement, and the next sentence.  Except as provided in the preceding sentence, the Certificate Administrator is hereby authorized to and shall retain or cause to be retained from Available Funds sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is legally owed by the applicable REMIC (but such authorization shall not prevent the Trustee from contesting, at the expense of the Trust Fund) any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings).  The Certificate Administrator is hereby authorized to and shall segregate or cause to be segregated, into a separate non-interest bearing account, (i) the net income allocable to the Mortgage Loans from any “prohibited transaction” under Section 860F(a) of the Code or (ii) the amount of any contribution to the Lower-Tier REMIC or the Upper-Tier REMIC after the Startup Day that is subject to tax under Section 860G(d) of the Code and use such income or amount, to the extent necessary, to pay such tax (and return the balance thereof, if any, to the Collection Account, the Lower-Tier Distribution Account or the Upper-Tier Distribution Account, as the case may be).  To the extent that any such tax is paid to the IRS, the Certificate Administrator shall retain an equal amount from future amounts otherwise distributable to the Holders of the Class R or the Class LR Certificates, as the case may be, and shall distribute such retained amounts to the Holders of Regular Certificates, or the Trustee as Holder of the Lower-Tier Regular Interests and the Class A-3FL Regular Interest, until they are fully reimbursed and then to the Holders of the Class R Certificates or the Class LR Certificates, as applicable.  None of the Master Servicer, the Special Servicer, the Certificate Administrator, or the Trustee shall be responsible for any taxes imposed on the Lower-Tier REMIC or the Upper-Tier REMIC except to the extent such tax is attributable to a breach of a representation or warranty or the negligence or willful misconduct of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee or an act or omission of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in contravention of this Agreement, provided, further, that such breach, act or omission could result in liability under Section 6.03 of this Agreement, in the case of the Master Servicer or the Special Servicer, Section 4.04 of this Agreement, in the case of the Trustee, or Section 4.04 of this Agreement, in the case of the Certificate Administrator, in accordance with the standard of liability set forth in those sections.  Notwithstanding anything in this Agreement to the contrary, in each such case, the Master Servicer or the Special Servicer shall not be responsible for the Trustee’s or the Certificate Administrator’s breaches, acts or omissions, the Trustee shall not be responsible for the breaches, acts or omissions of the Certificate Administrator, the Master Servicer or the Special Servicer and the Certificate Administrator shall not be responsible for the breaches, acts or omissions of the Trustee, the Master Servicer or the Special Servicers.

Section 4.06     Remittances. On the Servicer Remittance Date immediately preceding each Distribution Date, the Master Servicer shall:

(i)           remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account, an amount equal to Yield Maintenance Charges, and for deposit in accordance with Section 3.05(j) of this Agreement Excess Liquidation Proceeds, in each case received by the Master Servicer in the Collection Period related to such Distribution Date; and

(ii)          remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account an amount equal to the aggregate of the Available Funds (net of any Class A-3FL Early Remittance Amount previously remitted) for such Distribution Date.

On the Business Day immediately preceding each Servicer Remittance Date, the Master Servicer shall remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account an amount equal to the Class A-3FL Early Remittance Amount.

Section 4.07     P&I Advances.

(a)           On or before 3:00 p.m. (New York City time) on each Servicer Remittance Date, the Master Servicer shall in the case of all Mortgage Loans (including the Non-Serviced Mortgage Loan and REO Loans) either (i) remit to the Certificate Administrator for deposit into the Lower-Tier Distribution Account from its own funds an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the related Distribution Date, (ii) apply amounts held in the Collection Account for future distribution to Certificateholders in subsequent months in discharge of any such obligation to make P&I Advances; or (iii) make P&I Advances in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made by the Master Servicer.  Any amounts held in the Collection Account for future distribution and so used to make P&I Advances shall be appropriately reflected in the Master Servicer’s records and replaced by the Master Servicer by deposit in the Collection Account on or before the next succeeding P&I Advance Determination Date (to the extent not previously replaced through either (x) the deposit of Late Collections of the delinquent principal and/or interest in respect of which such P&I Advances were made or (y) the deposit of Monthly Payments collected prior to the expiration of any applicable grace period that ends after the P&I Advance Determination Date in respect of which such P&I Advances were made).  The Master Servicer shall notify the Trustee and the Certificate Administrator of (i) the aggregate amount of P&I Advances for a Distribution Date and (ii) the amount of any Nonrecoverable P&I Advances for such Distribution Date, on or before the P&I Advance Determination Date.  If the Master Servicer fails to make a required P&I Advance by 3:00 p.m. (New York City time) on any Servicer Remittance Date, then the Trustee shall make such P&I Advance pursuant to Section 7.06 of this Agreement by 12:00 noon (New York City time) on the related Distribution Date, in each case unless the Master Servicer shall have cured such failure (and shall have provided written notice of such cure to the Trustee) by 11:00 a.m. (New York City time) on such Distribution Date or the Trustee determines that such P&I Advance, if made, would be a Nonrecoverable Advance.  Neither the Master Servicer nor the Trustee shall be required to make P&I Advances on the Non-Serviced Companion Loan.

(b)           Subject to Section 4.07(c) and 4.07(d) below, the aggregate amount of P&I Advances to be made by the Master Servicer with respect to any Distribution Date shall equal the aggregate of:  (i) all Monthly Payments with respect to the Mortgage Loans (in each case, net of related Servicing Fees) that were due or deemed due with respect to the Mortgage Loans (including the Non-Serviced Mortgage Loan and REO Loans) during the related Collection Period and delinquent (or unpaid, pending the expiration of any applicable grace period with respect to any Mortgage Loan having a grace period extending past the P&I Advance Determination Date) as of the close of business on the P&I Advance Determination Date (or not advanced by any Sub-Servicer on behalf of the Master Servicer) and (ii) with respect to each Mortgage Loan as to which the related Balloon Payment was due or deemed due during or prior to the related Collection Period and was delinquent (including any applicable grace period) as of the end of the related Collection Period (including any REO Loan as to which the Balloon Payment would have been past due), an amount equal to the related Assumed Scheduled Payment.  Subject to subsection (c) below, the obligation of the Master Servicer to make such P&I Advances, with respect to the Mortgage Loans that it is servicing, is mandatory, and with respect to any applicable Mortgage Loan or REO Loan, shall continue until the Distribution Date related to the Collection Period in which a Final Recovery Determination is made with respect thereto.  The Monthly Payment or Assumed Scheduled Payment shall be reduced, for purposes of P&I Advances, by any modifications pursuant to Section 3.26 of this Agreement or otherwise and by any reductions by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers.

(c)           Notwithstanding anything herein to the contrary, no P&I Advance shall be required hereunder if the Master Servicer, the Special Servicer or the Trustee, as applicable, determines that such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance.  In addition, the Master Servicer shall not make any P&I Advance to the extent that it has received written notice that the Special Servicer has determined (in consultation with the Directing Holder (for so long as no Consultation Termination Event has occurred and is continuing) that such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance.  In making such recoverability determination, the Master Servicer, the Special Servicer and the Trustee, as applicable, will be entitled to (i) give due regard to the existence of any Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to other Mortgage Loans, the recovery of which, at the time of such consideration, is being deferred or delayed by the Master Servicer or the Trustee, as applicable, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the P&I Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amount which is being or may be deferred or delayed, (ii) consider (among other things) the obligations of the Borrower under the terms of the related Mortgage Loan as it may have been modified, (iii) consider (among other things) the related Mortgaged Properties in their “as is” or then current conditions and occupancies, as modified by such party’s assumptions (consistent with the Servicing Standard in the case of the Master Servicer and the Special Servicer) regarding the possibility and effects of future adverse changes with respect to such Mortgaged Properties, (iv) estimate and consider (consistent with the Servicing Standard in the case of the Master Servicer and the Special Servicer) (among other things) future expenses, and (v) estimate and consider (among other things) the timing of recoveries.

The Master Servicer, the Special Servicer and the Trustee, as applicable, shall consider Unliquidated Advances in respect of prior P&I Advances for purposes of nonrecoverability determinations as if such Unliquidated Advances were unreimbursed P&I Advances.  None of the Master Servicer or Trustee shall make any P&I Advances with respect to delinquent amounts due on the Non-Serviced Companion Loan.  If an Appraisal of the related Mortgaged Property shall not have been obtained within the prior 9-month period (and the Master Servicer and the Trustee shall each request any such appraisal from the Special Servicer prior to ordering an Appraisal pursuant to this sentence) or if such an Appraisal shall have been obtained but as a result of unforeseen occurrences, such Appraisal does not, in the good faith determination of the Master Servicer, the Special Servicer or the Trustee, reflect current market conditions, and the Master Servicer or the Trustee, as applicable, and the Special Servicer cannot agree on the appropriate downward adjustment to such Appraisal, the Master Servicer, the Special Servicer or the Trustee, as the case may be, may, subject to its reasonable and good faith determination that such Appraisal will demonstrate the nonrecoverability of the related Advance, obtain an Appraisal for such purpose at the expense of the Trust Fund.

Any such determination by the Master Servicer or the Trustee that it has made a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance shall be evidenced by a certificate of a Servicing Officer delivered to the Trustee, the Certificate Administrator, the Operating Advisor, the Special Servicer, the Directing Holder (for so long as no Consultation Termination Event has occurred and is continuing) and the Depositor and, in the case of the Trustee, by a certificate of a Responsible Officer of the Trustee, delivered to the Depositor, the Directing Holder (for so long as no Consultation Termination Event has occurred and is continuing), the Operating Advisor, the Certificate Administrator, the Master Servicer, the Special Servicer and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), which in each case sets forth such nonrecoverability determination and the considerations of the Master Servicer or the Trustee, as applicable, forming the basis of such determination (such certificate to be accompanied by, to the extent available, income and expense statements, rent rolls, occupancy status, property inspections and other information used by the Master Servicer or the Trustee, as applicable, to make such determination, together with any existing Appraisal or any Updated Appraisal); provided, however, that the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard, that any P&I Advance previously made or proposed to be made is nonrecoverable and shall deliver to the Master Servicer, the Directing Holder (for so long as no Consultation Termination Event has occurred and is continuing), the Operating Advisor, the Certificate Administrator, the Trustee and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), notice of such determination, together with a certificate of a Servicing Officer and the supporting information described above.  Any such determination shall be conclusive and binding on the Master Servicer, the Special Servicer and the Trustee.

Any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that a P&I Advance is a Nonrecoverable P&I Advance) and (consistent with the Servicing Standard in the case of the Master Servicer or the Special Servicer) may obtain, at the expense of the Trust Fund, any analysis, Appraisals or market value estimates or other information for such purposes.  Absent bad faith, any such determination as to the recoverability of any P&I Advance shall be conclusive and binding on the Certificateholders.

Notwithstanding the above, (i) the Trustee shall be entitled to rely conclusively on and be bound by any determination by the Master Servicer or the Special Servicer, as applicable, that a P&I Advance, if made, would be a Nonrecoverable P&I Advance and (ii) the Master Servicer will be entitled to rely conclusively on and be bound by any determination of the Special Servicer that a P&I Advance, if made, would be a Nonrecoverable P&I Advance.  The Trustee, in determining whether or not a P&I Advance previously made is, or a proposed P&I Advance, if made, would be, a Nonrecoverable P&I Advance shall be subject to the standards applicable to the Master Servicer hereunder.  The Special Servicer shall promptly furnish the Master Servicer and the Trustee with any information in its possession regarding the Specially Serviced Loans and REO Properties as each such party may reasonably request for purposes of making recoverability determinations.

(d)           In connection with the recovery of any P&I Advance out of the Collection Account pursuant to Section 3.06(a) of this Agreement, the Master Servicer shall be entitled to pay itself or the Trustee, as the case may be (in reverse of such order with respect to any Mortgage Loan or REO Property), out of any amounts then on deposit in the Collection Account (subject to the provisions of Section 3.06(a)), interest at the Advance Rate in effect from time to time, accrued on the amount of such P&I Advance from the date made to but not including the date of reimbursement thereof.  The Master Servicer shall reimburse itself or the Trustee, as the case may be, for any outstanding P&I Advance as soon as practicably possible after funds with respect to the related Mortgage Loan or REO Loan are available for such purpose on deposit in the Collection Account.

Notwithstanding anything to the contrary contained in Section 4.06 of this Agreement, (i) neither the Master Servicer nor the Trustee shall make an advance for Yield Maintenance Charges or Penalty Charges and (ii) the interest portion of any P&I Advance with respect to a Mortgage Loan (including an REO Loan) as to which there has been an Appraisal Reduction Amount will be an amount equal to the product of (x) the amount required to be advanced without giving effect to the Appraisal Reduction Amount and (y) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan as of the immediately preceding Determination Date less any Appraisal Reduction Amount applicable to such Mortgage Loan, and the denominator of which is the Stated Principal Balance of such Mortgage Loan as of such Determination Date.  All P&I Advances for any Mortgage Loans that have been modified shall be calculated on the basis of their terms as modified.  In the case of the Non-Serviced Mortgage Loan, if the Master Servicer or the Trustee does not receive notice of an Appraisal Reduction Event and the Appraisal Reduction Amount relating thereto, the Master Servicer or the Trustee, as the case may be, will have no obligation to reduce its related P&I Advance as described above.

(e)           With respect to the Non-Serviced Mortgage Loan, each of the Master Servicer and the Special Servicer will be permitted (subject to the immediately following sentence) to make its determination that the Master Servicer has made a P&I Advance on such Non-Serviced Mortgage Loan that is a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance with respect to such Non-Serviced Mortgage Loan in accordance with Section 4.07(a) of this Agreement independently of any determination made by the UBS-Barclays 2013-C5 Master Servicer or the UBS-Barclays 2013-C5 Special Servicer under the UBS-Barclays 2013-C5 Pooling and Servicing Agreement.  If the Master Servicer or the Special Servicer determines that a proposed P&I Advance with respect to the Non-Serviced Mortgage Loan, if made, or any outstanding P&I Advance with respect to the Non-Serviced Mortgage Loan previously made, would be, or is, as applicable, a Nonrecoverable P&I Advance, the Master Servicer or the Special Servicer, as applicable, shall promptly provide to each other and to the UBS-Barclays 2013-C5 Master Servicer written notice of such determination.  If the Master Servicer receives written notice from the UBS-Barclays 2013-C5 Master Servicer or the UBS-Barclays 2013-C5 Special Servicer that it has determined, with respect to the Non-Serviced Companion Loan, that any proposed advance of principal and/or interest with respect to such Non-Serviced Companion Loan would be, or any outstanding advance of principal and interest is, a nonrecoverable advance of principal and/or interest, then such determination shall be binding on the Certificateholders and neither the Master Servicer nor the Trustee shall make any additional P&I Advances with respect to the Non-Serviced Mortgage Loan unless the Master Servicer has consulted with the UBS-Barclays 2013-C5 Master Servicer or the UBS-Barclays 2013-C5 Special Servicer, as applicable, and they agree that circumstances with respect to the Non-Serviced Loan Combination have changed such that a proposed P&I Advance in respect of the Non-Serviced Mortgage Loan would be recoverable; provided, however, that the determination of the UBS-Barclays 2013-C5 Master Servicer or the UBS-Barclays 2013-C5 Special Servicer shall not be binding on the Certificateholders and the Master Servicer or the Trustee, as applicable, will be permitted to make its own determination of recoverability, in the event that the servicer that made such determination fails to meet the eligibility requirements for a master servicer as required by each of the Rating Agencies.  Notwithstanding the foregoing, if the UBS-Barclays 2013-C5 Master Servicer or the UBS-Barclays 2013-C5 Special Servicer determines that any advance of principal and/or interest with respect to the Non-Serviced Companion Loan would be recoverable, then the Master Servicer and the Special Servicer shall continue to have the discretion provided in this Agreement to determine that any P&I Advance or outstanding P&I Advance would be, or is, as applicable, a Nonrecoverable P&I Advance.  Once such a nonrecoverability determination is made by the Master Servicer or the Special Servicer or once the Master Servicer receives written notice of such determination by any of the UBS-Barclays 2013-C5 Master Servicer or the UBS-Barclays 2013-C5 Special Servicer, neither the Master Servicer nor the Trustee shall make any additional P&I Advances with respect to the Non-Serviced Mortgage Loan until the Master Servicer has followed the process set forth in this paragraph.

(f)           The Master Servicer or the Trustee, as applicable, shall be entitled to the reimbursement of P&I Advances it makes to the extent permitted pursuant to Section 3.06 of this Agreement together with any related Advance Interest Amount in respect of such P&I Advances to the extent permitted pursuant to Section 3.06 of this Agreement, and the Master Servicer and the Special Servicer each hereby covenants and agrees to promptly seek and effect the reimbursement of such Advances from the related Borrowers to the extent permitted by applicable law and the related Mortgage Loan and this Agreement.

Section 4.08     Appraisal Reductions.

(a)           For purposes of (x) determining the Controlling Class (and whether a Control Termination Event has occurred and is continuing) and (y) determining the Voting

Rights of the related Classes for purposes of removal of the Special Servicer, Appraisal Reductions will be allocated to each Class of Sequential Pay Certificates (other than the Class A-3FL and Class A-3FX Certificates) and the Class A-3FL Regular Interest in the following order to notionally reduce the related Certificate Balances until the Certificate Balance of each such Class is reduced to zero:  first, to the Class G Certificates, second, to the Class F Certificates, third, to the Class E Certificates, fourth, to the Class D Certificates, fifth, to the Class C Certificates, sixth, to the Class B Certificates, seventh, to the Class A-S Certificates, and last, pro rata based on then outstanding Certificate Balances, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB Certificates and the Class A-3FL Regular Interest.  The Master Servicer shall notify the Certificate Administrator of the amount of any Appraisal Reduction with respect to each Mortgage Loan.  Based on information in its possession, the Certificate Administrator shall determine from time to time which Class of Certificates is the Controlling Class.  Promptly upon its determination of a change in the Controlling Class, the Certificate Administrator shall notify the Master Servicer and Special Servicer of such event, including the identity and contact information of the new Controlling Class Certificateholder and Controlling Class Representative (the cost of obtaining such information from the Depository being an expense of the Trust).  With respect to any Appraisal Reduction calculated for purposes of determining the Controlling Class, the existence of a Control Termination Event and, if applicable, the allocation of Voting Rights among the respective Classes of the Sequential Pay Certificates, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis.

(b)           No Appraisal Reduction Amount shall exist as to any Mortgage Loan after it has been paid in full, liquidated, repurchased or otherwise disposed of.  In addition, with respect to any Mortgage Loan as to which an Appraisal Reduction Event has occurred, such Mortgage Loan shall no longer be subject to the Appraisal Reduction Amount if (a) such Mortgage Loan has become a Corrected Mortgage Loan (if a Servicing Transfer Event had occurred with respect to the related Mortgage Loan) and (b) no other Appraisal Reduction Event has occurred and is continuing.  An appraisal for any Mortgage Loan that has not been brought current for at least three consecutive months (or paid in full, liquidated, repurchased or otherwise disposed of) will be updated every 9 months for so long as an Appraisal Reduction exists.

Section 4.09     Grantor Trust Reporting. (a)  The Certificate Administrator shall maintain adequate books and records to account for the separate entitlements of the Grantor Trust.

(b)           The parties intend that the Grantor Trust shall be treated as a “grantor trust” under the Code, and the provisions thereof shall be interpreted consistently with this intention.  In furtherance of such intention, none of the Depositor, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator shall vary the assets of the Grantor Trust so as to take advantage of market fluctuations or so as to improve the rate of return of the Class A-3FL and Class A-3FX Certificates, and shall otherwise comply with Treasury Regulations Section 301.7701-4(c).  The Certificate Administrator shall file or cause to be filed with the IRS Form 1041, Form 1099 or such other form as may be applicable and shall furnish or cause to be furnished to the Holders of the Class A-3FL and Class A-3FX Certificates their allocable share of income and expense with respect to the Class A-3FL Specific Grantor Trust

Assets and the A-3FX Specific Grantor Trust Assets and proceeds thereof, respectively, as such amounts are received or accrue, as applicable.

(c)           (i) The Grantor Trust is a WHFIT that is a NMWHFIT.  The Certificate Administrator shall report as required under the WHFIT Regulations to the extent such information as is reasonably necessary to enable the Certificate Administrator to do so is provided to the Certificate Administrator on a timely basis.  With respect to the Class A-3FL and Class A-3FX Certificates, the Certificate Administrator is hereby directed to assume that DTC is the only “middleman” as defined by the WHFIT Regulations unless it has actual knowledge to the contrary or the Depositor provides the Certificate Administrator with the identities of the other “middlemen” that are Certificateholders.  The Certificate Administrator will not be liable for any penalties that may arise in the event that the IRS makes a determination that is contrary to the first sentence of this paragraph.

(ii)         The Certificate Administrator, in its discretion, shall report required WHFIT information using either the cash or accrual method, except to the extent the WHFIT Regulations specifically require a different method.  The Certificate Administrator shall be under no obligation to determine whether any Certificateholder uses the cash or accrual method.  The Certificate Administrator shall make available (via the Certificate Administrator’s Website) WHFIT information to Certificateholders annually.  In addition, the Certificate Administrator shall not be responsible or liable for providing subsequently amended, revised or updated information to any Certificateholder, unless requested by the Certificateholder.

(iii)         The Certificate Administrator shall not be liable for failure to meet the reporting requirements of the WHFIT Regulations nor for any penalties thereunder if such failure is due to:  (i) the lack of reasonably necessary information being provided to the Certificate Administrator or (ii) incomplete, inaccurate or untimely information being provided to the Certificate Administrator.  Each owner of a class of securities representing, in whole or in part, beneficial ownership of an interest in a WHFIT, by acceptance of its interest in such class of securities, will be deemed to have agreed to provide the Certificate Administrator with information regarding any sale of such securities, including the price, amount of proceeds and date of sale.  Absent receipt of information regarding any sale of Certificates, including the price, amount of proceeds and date of sale from the beneficial owner thereof or the Depositor, the Certificate Administrator shall assume there is no secondary market trading of WHFIT interests.

(d)           To the extent required by the WHFIT Regulations, the Certificate Administrator shall use reasonable efforts to publish on the Certificate Administrator’s Website the CUSIPs for the Certificates that represent ownership of a WHFIT.  The CUSIPs so published will represent the Rule 144A CUSIPs.  The Certificate Administrator shall make reasonable good faith efforts to keep the website accurate and updated to the extent CUSIPs have been received.  Absent the receipt of a CUSIP, the Certificate Administrator will use a reasonable identifier number in lieu of a CUSIP.  The Certificate Administrator shall not be liable for investor reporting delays that result from the receipt of inaccurate or untimely CUSIP information.

ARTICLE V

THE CERTIFICATES

Section 5.01     The Certificates.

(a)           The Certificates consist of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, Class A-4 Certificates, Class A-3FL Certificats, Class A-3FX Certificates, Class A-SB Certificates, the Class A-S Certificates, the Class X-A Certificates, the Class X-B Certificates, the Class X-C Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates, the Class R Certificates and the Class LR Certificates.

The Class A-1, Class A-2, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-SB, Class A-S, Class X-A, Class X-B, Class X-C, Class B, Class C, Class D, Class E, Class F, Class G, Class R and Class LR Certificates will be substantially in the forms of Exhibits A-1 through A-19 to this Agreement, as set forth in the Table of Exhibits to this Agreement.  The Certificates of each Class (other than the Class R and Class LR Certificates) will be issuable in registered form only, in minimum denominations of authorized Certificate Balance or Notional Balance, as applicable, as described in the succeeding table, and multiples of $l in excess thereof (or such lesser amount if the Certificate Balance or Notional Balance, as applicable, is not a multiple of $1).  With respect to any Certificate or any beneficial interest in a Certificate, the “Denomination” thereof shall be (i) the amount (A) set forth on the face thereof or (B) in the case of any Global Certificate, set forth on a schedule attached thereto or, in the case of any beneficial interest in a Global Certificate, the amount set forth on the books and records of the related Depository Participant or indirect participating brokerage firm, as applicable, (ii) expressed in terms of Certificate Balance or Notional Balance, as applicable, and (iii) be in an authorized denomination, as set forth below.
Class Designation	Minimum Denomination	Aggregate Denomination of all Certificates of Class
Class A-1	$ 10,000	$65,700,000
Class A-2	$ 10,000	$43,000,000
Class A-3	$ 10,000	$155,000,000
Class A-3FL	$ 10,000	$95,000,000
Class A-3FX	$ 10,000	$0
Class A-4	$ 10,000	$461,130,000
Class A-SB	$ 10,000	$87,000,000
Class A-S	$ 10,000	$111,734,000
Class X-A	$1,000,000	$1,018,564,000
Class X-B	$1,000,000	$140,883,000
Class X-C	$1,000,000	$87,444,979
Class B	$ 25,000	$90,683,000
Class C	$ 25,000	$50,200,000
Class D	$ 25,000	$48,580,000
Class E	$ 25,000	$25,910,000
Class F	$ 25,000	$19,432,000
Class G	$ 25,000	$42,102,979

Each Certificate will share ratably in all rights of the related Class.  The, Class R and Class LR Certificates will each be issuable in one or more registered, definitive physical certificates in minimum denominations of 5% Percentage Interests and integral multiples of a 1% Percentage Interest in excess thereof and together aggregating the entire 100% Percentage Interest in each such Class.

The Global Certificates shall be issued as one or more certificates registered in the name of a nominee designated by the Depository, and Beneficial Owners shall hold interests in the Global Certificates through the book-entry facilities of the Depository in the minimum Denominations and aggregate Denominations and Classes as set forth above.

The Global Certificates shall in all respects be entitled to the same benefits under this Agreement as Individual Certificates authenticated and delivered hereunder.

(b)           Except insofar as pertains to any Individual Certificate, the Trust Fund, the Certificate Administrator, the Paying Agent and the Trustee may for all purposes (including the making of payments due on the Global Certificates and the giving of notice to Holders thereof) deal with the Depository as the authorized representative of the Beneficial Owners with respect to the Global Certificates for the purposes of exercising the rights of Certificateholders hereunder; provided, however, that, for purposes of transmitting communications pursuant to Section 5.05(a) of this Agreement, to the extent that the Depositor has provided the Certificate Administrator with the names of Beneficial Owners (even if such Certificateholders hold their Certificates through the Depository) the Certificate Administrator shall provide such information to such Beneficial Owners directly.  The rights of Beneficial Owners with respect to Global Certificates shall be limited to those established by law and agreements between such Certificateholders and the Depository and Depository Participants.  Except as set forth in Section 5.01(e) below, Beneficial Owners of Global Certificates shall not be entitled to physical certificates for the Global Certificates as to which they are the Beneficial Owners.  Requests and directions from, and votes of, the Depository as Holder of the Global Certificates shall not be deemed inconsistent if they are made with respect to different Beneficial Owners.  Subject to the restrictions on transfer set forth in this Section 5.01 of this Agreement and Applicable Procedures, the holder of a beneficial interest in a Private Global Certificate may request that the Certificate Administrator cause the Depository (or any Agent Member) to notify the Certificate Registrar and the Certificate Custodian in writing of a request for transfer or exchange of such beneficial interest for an Individual Certificate or Certificates.  Upon receipt of such a request and payment by the related Beneficial Owner of any attendant expenses, the Certificate Administrator shall cause the issuance and delivery of such Individual Certificates.  The Certificate Registrar may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and give notice to the Depository of such record date.  Without the written consent of the Certificate Registrar, no Global Certificate may be transferred by the Depository except to a successor Depository that agrees to hold the Global Certificates for the account of the Beneficial Owners.

(c)           Any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage.

(d)           The Global Certificates (i) shall be delivered by the Certificate Registrar to the Depository or, pursuant to the Depository’s instructions on behalf of the Depository to, and deposited with, the Certificate Custodian, and in either case shall be registered in the name of Cede & Co. and (ii) shall bear a legend substantially to the following effect:

“Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Certificate Registrar for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.”

The Global Certificates may be deposited with such other Depository as the Certificate Registrar may from time to time designate, and shall bear such legend as may be appropriate.

(e)           Owners of beneficial interests in Global Certificates of any Class shall not be entitled to receive physical delivery of certificated Certificates unless: (i) the Depository advises the Certificate Administrator in writing that the Depository is no longer willing, qualified or able properly to discharge its responsibilities as Depository, and the Depositor is unable to locate a qualified successor or (ii) the Depositor, at its sole option, elects in writing to the Certificate Administrator and to the Depository to terminate the book-entry system through the Depository with respect to all or any portion of any Class of Certificates.  Upon surrender to the Certificate Administrator of Global Certificates by the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Certificate Administrator shall issue the Individual Certificates.  Neither the Trustee, the Certificate Administrator, the Certificate Registrar, the Master Servicer, the Special Servicer nor the Depositor shall be liable for any actions taken by the Depository or its nominee, including, without limitation, any delay in delivery of such instructions.  Upon the issuance of Individual Certificates, the Trustee, the Certificate Administrator, the Operating Advisor, the Certificate Registrar, the Special Servicer, and the Master Servicer shall recognize the Holders of Individual Certificates as Certificateholders hereunder.

(f)           If the Trustee, its agents, the Certificate Administrator, its agents or the Master Servicer or Special Servicer have instituted or have been directed to institute any judicial proceeding in a court to enforce the rights of the Certificateholders under the Certificates, and the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer have been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer to obtain possession of the Certificates, the Trustee, the Certificate Administrator, the Master Servicer or the Special Servicer may in their sole discretion determine that the Certificates represented by the Global Certificates shall no longer be represented by such Global Certificates.  In such event, the Certificate Administrator or the Authenticating Agent will execute and authenticate and the Certificate Registrar will deliver, in exchange for such Global Certificates, Individual Certificates (and if the Certificate Administrator or the Certificate Custodian has in its possession Individual Certificates previously executed, the Authenticating Agent will authenticate and the Certificate Registrar will deliver such Certificates) in a Denomination equal to the aggregate Denomination of such Global Certificates.

(g)           If the Trust Fund ceases to be subject to Section 13 or 15(d) of the Exchange Act, the Certificate Administrator shall make available to each Holder and Beneficial Owner of a Class of Certificates, upon request of such a Holder, information, to the extent such information is in its possession, substantially equivalent in scope to the information currently filed by the Master Servicer with the SEC pursuant to the Exchange Act, plus additional information required to be provided for securities qualifying for resales under Rule 144A, all of which information referred to in this paragraph shall be provided on a timely basis to the Trustee and the Certificate Administrator by the Master Servicer.

For so long as the Class R or Class LR Certificates remain outstanding, none of the Depositor, the Trustee or the Certificate Registrar shall take any action that would cause the Trust Fund to fail to be subject to Section 15(d) of the Exchange Act.

(h)           Each Certificate may be printed or in typewritten or similar form, and each Certificate shall, upon original issue, be executed and authenticated by the Certificate Administrator or the Authenticating Agent and delivered to, or at the order of, the Depositor.  All Certificates shall be executed by manual or facsimile signature on behalf of the Certificate Administrator or Authenticating Agent by an authorized officer or signatory.  Certificates bearing the signature of an individual who was at any time the proper officer or signatory of the Certificate Administrator or Authenticating Agent shall bind the Certificate Administrator or Authenticating Agent, notwithstanding that such individual has ceased to hold such office or position prior to the delivery of such Certificates or did not hold such office or position at the date of such Certificates.  No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless there appears on such Certificate a certificate of authentication in the form set forth in Exhibits A-1 through A-19 executed by the Authenticating Agent by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder.  All Certificates shall be dated the date of their authentication.

Section 5.02     Registration, Transfer and Exchange of Certificates.

(a)           The Certificate Administrator shall keep or cause to be kept at its offices books (the “Certificate Register”) for the registration, transfer and exchange of Certificates (the Certificate Administrator, in such capacity, being the “Certificate Registrar”).  The Depositor, the Trustee, the Master Servicer and the Special Servicer shall have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the Certificate Register.  The names and addresses of all Certificateholders and the names and addresses of the transferees of any Certificates shall be registered in the Certificate Register; provided, however, in no event shall the Certificate Registrar be required to maintain in the Certificate Register the names of the individual Participants holding beneficial interests in the Trust Fund through the Depository.  The Person in whose name any Certificate is so registered shall be deemed and treated as the sole owner and Holder thereof for all purposes of this Agreement and the Depositor, Certificate Registrar, the Master Servicer, Special Servicer, the Operating Advisor, the Trustee, the Certificate Administrator, any Paying Agent and any agent of any of them shall not be affected by any notice or knowledge to the contrary.  An Individual Certificate is transferable or exchangeable only upon the surrender of such Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements of Section 5.01(h) and Sections 5.02(c), (d), (e), (f), (g), (h) and (i) of this Agreement.  Upon request of the Certificate Administrator, the Certificate Registrar shall provide the Certificate Administrator with the names, addresses and Percentage Interests of the Holders.

(b)           Upon surrender for registration of transfer of any Individual Certificate, subject to the requirements of Sections 5.02(c), (d), (e), (f), (g), (h) and (i) of this Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in Denominations of a like aggregate Denomination as the Individual Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02(e) of this Agreement.  Each Certificate surrendered for registration of transfer shall be canceled and subsequently destroyed by the Certificate Registrar.  Each new Certificate issued pursuant to this Section 5.02 shall be registered in the name of any Person as the transferring Holder may request, subject to the provisions of Sections 5.01(h) and 5.02(c), (d), (e), (f), (g), (h) and (i) of this Agreement.

(c)           In addition to the provisions of Sections 5.01(h) and 5.02(d), (e), (f), (g), (h) and (i) of this Agreement and the rules of the Depository, the exchange, transfer and registration of transfer of Private Certificates that are Individual Certificates or beneficial interests in the Private Global Certificates shall be subject to the following restrictions:

(i)           Transfers between Holders of Individual Certificates.  With respect to the transfer and registration of transfer of an Individual Certificate representing an interest in a Class of Private Certificates to a transferee that takes delivery in the form of an Individual Certificate:

(A)           Other than the initial transfer from the Initial Purchasers to an initial investor, the Certificate Registrar shall register the transfer of such Individual Certificate if the requested transfer is being made by a transferee who has provided the Certificate Registrar with an Investment Representation Letter substantially in the form of Exhibit D-1 to this Agreement (an “Investment Representation Letter”), to the effect that the transfer is being made to a Qualified Institutional Buyer in accordance with Rule 144A;

(B)           The Certificate Registrar shall register the transfer of such Individual Certificate pursuant to Regulation S after the expiration of the Restricted Period if (1) the transferor has provided the Certificate Registrar with a Regulation S

Transfer Certificate substantially in the form of Exhibit G to this Agreement (a “Regulation S Transfer Certificate”), and (2) the transferee furnishes to the Certificate Registrar an Investment Representation Letter; or

(C)           The Certificate Registrar shall register the transfer of such Individual Certificate that bears a Securities Legend (other than, except as provided in this Article V, a Residual Certificate) if prior to the transfer such transferee furnishes to the Certificate Registrar (1) an Investment Representation Letter to the effect that the transfer is being made to an Institutional Accredited Investor or to an Affiliated Person in accordance with an applicable exemption under the Securities Act, and (2) an opinion of counsel acceptable to the Certificate Registrar and the Depositor that such transfer is in compliance with the Securities Act;

and, in each case, the Certificate Registrar shall register the transfer of such Individual Certificate only if prior to the transfer the transferee furnishes to the Certificate Registrar a written undertaking by the transferor to reimburse the Trust Fund for any costs incurred by it in connection with the proposed transfer.  In addition, the Certificate Registrar may, as a condition of the registration of any such transfer, require the transferor to furnish such other certificates, legal opinions or other information (at the transferor’s expense) as the Certificate Registrar may reasonably require to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable laws.

(ii)          Transfers within the Private Global Certificates.  Notwithstanding any provision to the contrary herein, so long as a Private Global Certificate remains outstanding and is held by or on behalf of the Depository, transfers within the Global Certificates shall only be made in accordance with this Section 5.02(c)(ii).

(A)           Rule 144A Global Certificate to Regulation S Global Certificate During the Restricted Period.  If, during the Restricted Period, a Beneficial Owner of an interest in a Rule 144A Global Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate, such Beneficial Owner may, in addition to complying with all applicable rules and procedures of the Depository and Clearstream or Euroclear applicable to transfers by their respective participants (the “Applicable Procedures”), transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Regulation S Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(A).  Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member’s account a beneficial interest in the Regulation S Global Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and the Euroclear or Clearstream account, as the case may be, to be credited with, and the account of the Agent Member to be debited for, such beneficial interest, and (3) a certificate in the form of Exhibit H to this Agreement given by the

Beneficial Owner of such interest, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Rule 144A Global Certificate by the Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred and, concurrently with such reduction, to increase the Denomination of the Regulation S Global Certificate by the Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions (who shall be an Agent Member acting for or on behalf of Euroclear or Clearstream, or both, as the ease may be) a beneficial interest in the Regulation S Global Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Global Certificate was reduced upon such transfer.

(B)           Rule 144A Global Certificate to Regulation S Global Certificate After the Restricted Period.  If, after the Restricted Period, a Beneficial Owner of an interest in a Rule 144A Global Certificate wishes at any time to transfer its beneficial interest in such Rule 144A Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate, such holder may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Regulation S Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(B).  Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member’s account a beneficial interest in the Regulation S Global Certificate in an amount equal to the Denomination of the beneficial interest in the Rule 144A Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and, in the case of a transfer pursuant to and in accordance with Regulation S, the Euroclear or Clearstream account, as the case may be, to be credited with, and the account of the Agent Member to be debited for, such beneficial interest, and (3) a certificate in the form of Exhibit I to this Agreement given by the Beneficial Owner of such interest, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Rule 144A Global Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred and, concurrently with such reduction, to increase the Denomination of the Regulation S Global Certificate by the aggregate Denomination of the beneficial interest in the Rule 144A Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Global Certificate having a Denomination equal to the amount by which the Denomination of the Rule 144A Global Certificate was reduced upon such transfer.

(C)           Regulation S Global Certificate to Rule 144A Global Certificate.  If the Beneficial Owner of an interest in a Regulation S Global Certificate wishes at any time to transfer its beneficial interest in such Regulation S Global Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Rule 144A Global Certificate, such Beneficial Owner may, in addition to complying with all Applicable Procedures, transfer or cause the transfer of such beneficial interest for an equivalent beneficial interest in such Rule 144A Global Certificate only upon compliance with the provisions of this Section 5.02(c)(ii)(C).  Upon receipt by the Certificate Registrar at the Corporate Trust Office of (1) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to another specified Agent Member’s account a beneficial interest in the Rule 144A Global Certificate in an amount equal to the Denomination of the beneficial interest in the Regulation S Global Certificate to be transferred, (2) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member to be credited with, and the account of the Agent Member or, if such account is held for Euroclear or Clearstream, the Euroclear or Clearstream account, as the case may be, to be debited for, such beneficial interest, and (3) with respect to a transfer of a beneficial interest in a Regulation S Global Certificate for a beneficial interest in the related Rule 144A Global Certificate (i) during the Restricted Period, a certificate in the form of Exhibit J to this Agreement given by the holder of such beneficial interest or (ii) after the Restricted Period, an Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer, the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to reduce the Denomination of the Regulation S Global Certificate by the aggregate Denomination of the beneficial interest in the Regulation S Global Certificate to be transferred, and, concurrently with such reduction, to increase the Denomination of the Rule 144A Global Certificate by the aggregate Denomination of the beneficial interest in the Regulation S Global Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in such Rule 144A Global Certificate having a Denomination equal to the amount by which the Denomination of the Regulation S Global Certificate was reduced upon such transfer.

(iii)         Transfers from the Private Global Certificates to Individual Certificates.  Any and all transfers from a Private Global Certificate to a transferee wishing to take delivery in the form of an Individual Certificate will require the transferee to take delivery subject to the restrictions on the transfer of such Individual Certificate described in a legend set forth on the face of such Certificate substantially in the form of Exhibit F to this Agreement (the “Securities Legend”), and such transferee agrees that it will transfer such Individual Certificate only as provided therein and herein.  No such transfer shall be made and the Certificate Registrar shall not register any such transfer unless such transfer is made in accordance with this Section 5.02(c)(iii).

(A)           Transfers of a beneficial interest in a Private Global Certificate to an Institutional Accredited Investor that is not a Qualified Institutional Buyer will require delivery in the form of an Individual Certificate and the Certificate Registrar shall register such transfer only upon compliance with the provisions of Section 5.02(c)(i)(C) of this Agreement.

(B)           Transfers of a beneficial interest in a Private Global Certificate to a Qualified Institutional Buyer or a Regulation S Investor wishing to take delivery in the form of an Individual Certificate will be registered by the Certificate

Registrar only upon compliance with the provisions of Section 5.02(c)(i)(A) and (B) of this Agreement, respectively.

(C)           Notwithstanding the foregoing, no transfer of a beneficial interest in a Regulation S Global Certificate to an Individual Certificate pursuant to Subparagraph (B) above shall be made prior to the expiration of the Restricted Period.

Upon acceptance for exchange or transfer of a beneficial interest in a Private Global Certificate for an Individual Certificate, as provided herein, the Certificate Registrar shall endorse on the schedule affixed to the related Private Global Certificate (or on a continuation of such schedule affixed to such Private Global Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the Denomination of such Private Global Certificate equal to the Denomination of such Individual Certificate issued in exchange therefor or upon transfer thereof.  Unless determined otherwise by the Certificate Registrar and the Depositor in accordance with applicable law, an Individual Certificate issued upon transfer of or exchange for a beneficial interest in the Private Global Certificate shall bear the Securities Legend.  Individual Certificates issued upon transfer or exchange of beneficial interests in a Regulation S Global Certificate after the Restricted Period shall not bear the Securities Legend.

(iv)         Transfers of Individual Certificates to the Private Global Certificates.  If a Holder of an Individual Certificate wishes at any time to transfer such Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in the related Regulation S Global Certificate or the related Rule 144A Global Certificate, such transfer may be effected only in accordance with the Applicable Procedures and this Section 5.02(c)(iv).  Upon receipt by the Certificate Registrar at the Corporate Trust Office of (l) the Individual Certificate to be transferred with an assignment and transfer pursuant to Section 5.02(a) of this Agreement, (2) written instructions given in accordance with the Applicable Procedures from an Agent Member directing the Certificate Registrar to credit or cause to be credited to a specified Agent Member’s account a beneficial interest in such Regulation S Global Certificate or such Rule 144A Global Certificate, as the case may be, in an amount equal to the Denomination of the Individual Certificate to be so transferred, (3) a written order given in accordance with the Applicable Procedures containing information regarding the account of the Agent Member and, in the case of any transfer pursuant to Regulation S, the Euroclear or Clearstream account, as the case may be, to be credited with such beneficial interest, and (4) (x) an Investment Representation Letter from the transferee and, if delivery is to be taken in the form of a beneficial interest in the Regulation S Global Certificate, a Regulation S Transfer Certificate from the transferor or (y) an Investment Representation Letter from the transferee to the effect that such transferee is a Qualified Institutional Buyer if delivery is to be taken in the form of a beneficial interest in the Rule 144A Global Certificate, the Certificate Registrar shall cancel such Individual Certificate, execute and deliver a new Individual Certificate for the Denomination of the Individual Certificate not so transferred, registered in the name of the Holder or the Holder’s transferee (as instructed by the Holder), and the Certificate Registrar shall instruct the Depository or the Certificate Custodian, as applicable, to increase the Denomination of the Regulation S Global Certificate or the Rule 144A Global Certificate, as the case may be, by the Denomination of the Individual Certificate to be so transferred, and to credit or cause to be credited to the account of the Person specified in such instructions who, in the case of any increase in the Regulation S Global Certificate during the Restricted Period, shall be an Agent Member acting for or on behalf of Euroclear or Clearstream, or both, as the case may be, a corresponding Denomination of the Rule 144A Global Certificate or the Regulation S Global Certificate, as the case may be.

It is the intent of the foregoing that under no circumstances may an Institutional Accredited Investor that is not a Qualified Institutional Buyer take delivery in the form of a beneficial interest in a Private Global Certificate (except in the case of the initial sale of the Class E, Class F and Class G Certificates by the Initial Purchasers to the initial purchaser thereof).

(v)          All Transfers.  An exchange of a beneficial interest in a Global Certificate for an Individual Certificate or Certificates, an exchange of an Individual Certificate or Certificates for a beneficial interest in a Global Certificate and an exchange of an Individual Certificate or Certificates for another Individual Certificate or Certificates (in each case, whether or not such exchange is made in anticipation of subsequent transfer, and, in the case of the Global Certificates, so long as the Global Certificates remain outstanding and are held by or on behalf of the Depository), may be made only in accordance with this Section 5.02 and in accordance with the rules of the Depository and Applicable Procedures.

(d)           If Certificates are issued upon the transfer, exchange or replacement of Certificates not bearing the Securities Legend, the Certificates so issued shall not bear the Securities Legend.  If Certificates are issued upon the transfer, exchange or replacement of Certificates bearing the Securities Legend, or if a request is made to remove the Securities Legend on a Certificate, the Certificates so issued shall bear the Securities Legend, or the Securities Legend shall not be removed, as the case may be, unless there is delivered to the Certificate Registrar and the Depositor such satisfactory evidence, which may include an opinion of counsel (at the expense of the party requesting the removal of such legend) familiar with United States securities laws, as may be required by the Certificate Registrar or the Depositor, that neither the Securities Legend nor the restrictions on transfers set forth therein are required to ensure that transfers of any Certificate comply with the provisions of Rule 144A or that such Certificate is not a “restricted security” within the meaning of Rule 144 under the Securities Act.  Upon provision of such satisfactory evidence, the Certificate Registrar shall execute and deliver a Certificate that does not bear the Securities Legend.

(e)           Subject to the restrictions on transfer and exchange set forth in Section 5.01(i) and in this Section 5.02, the Holder of any Individual Certificate may transfer or exchange the same in whole or in part (with a denomination equal to the minimum authorized denomination or any multiple of $1 in excess thereof) by surrendering such Certificate at the Corporate Trust Office of the Certificate Registrar or at the office of any transfer agent appointed as provided under this Agreement, together with an instrument of assignment or transfer (executed by the Holder or its duly authorized attorney), in the case of transfer, and a written request for exchange, in the case of exchange.  Following a proper request for transfer or exchange, the Certificate Registrar shall, within five Business Days of such request if made at the Corporate Trust Office of the Certificate Registrar or within ten Business Days if made at the office of a transfer agent (other than the Certificate Registrar), execute and deliver at the Corporate Trust Office of the Certificate Registrar or at the office of such transfer agent, as the case may be, to the transferee (in the case of transfer) or Holder (in the case of exchange) or send by first-class mail (at the risk of the transferee in the case of transfer or Holder in the case of exchange) to such address as the transferee or Holder, as applicable, may request, an Individual Certificate or Certificates, as the case may require, for a like aggregate Denomination and in such Denomination or Denominations as may be requested.  The presentation for transfer or exchange of any Individual Certificate shall not be valid unless made at the Corporate Trust Office of the Certificate Registrar or at the office of a transfer agent by the registered Holder in person, or by a duly authorized attorney-in-fact.  The Certificate Registrar may decline to accept any request for an exchange or registration of transfer of any Certificate during the period of 15 days preceding any Distribution Date.

(f)           An Individual Certificate (other than an Individual Certificate issued in exchange for a beneficial interest in a Global Certificate pursuant to Section 5.01 of this Agreement) or a beneficial interest in a Private Global Certificate may only be transferred to Eligible Investors, as described herein.  In the event that a Responsible Officer of the Certificate Registrar has actual knowledge that such an Individual Certificate or beneficial interest in a Private Global Certificate is being held by or for the benefit of a Person who is not an Eligible Investor, or that such holding is unlawful under the laws of a relevant jurisdiction, then the Certificate Registrar shall have the right to void such transfer, if permitted under applicable law, or to require the investor to sell such Individual Certificate or beneficial interest in a Private Global Certificate to an Eligible Investor within fourteen days after notice of such determination and each Certificateholder by its acceptance of a Certificate authorizes the Certificate Registrar to take such action.

(g)           Subject to the provisions of this Section 5.02 regarding transfer and exchange, transfers of the Global Certificates shall be limited to transfers of such Global Certificates in whole, but not in part, to nominees of the Depository or to a successor of the Depository or such successor’s nominee.

(h)           No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in this Section 5.02 other than for transfers to Institutional Accredited Investors, as provided herein.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided herein) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

(i)           Subject to Section 5.02(e) of this Agreement, transfers of the Class R and Class LR Certificates may be made only in accordance with this Section 5.02(i).  The Certificate Registrar shall register the transfer of a Class R or Class LR Certificate only if (x) the transferor has advised the Certificate Registrar in writing that such Certificate is being transferred to a Qualified Institutional Buyer or (except with respect to the Class R and Class LR Certificates) an

Institutional Accredited Investor and (y) prior to such transfer the transferee furnishes to the Certificate Registrar an Investment Representation Letter.  In addition, the Certificate Registrar may as a condition of the registration of any such transfer require the transferor to furnish such other certifications, legal opinions or other information (at the transferor’s expense) as it may reasonably require to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable laws.  The Class R and Class LR Certificates may only be transferred to and owned by Qualified Institutional Buyers.

(j)           No transfer, sale, pledge or other disposition of any Class of Private Certificates or interest therein shall be made unless that transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.  Neither the Depositor, the Master Servicer, the Certificate Administrator, the Trustee nor the Certificate Registrar are obligated to register or qualify the Private Certificates under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer of such Private Certificates without registration or qualification.  Any Certificateholder desiring to affect such a transfer shall, and does hereby agree to, indemnify the Depositor, the Master Servicer, the Certificate Administrator, the Trustee and the Certificate Registrar, against any loss, liability or expense that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

(k)           No transfer of any Class X-C, Class E, Class F, Class G, Class R or Class LR Certificate (each, a “Restricted Certificate”) shall be made to (i) an employee benefit plan subject to the fiduciary responsibility provisions of Title I of ERISA, or Section 4975 of the Code, or a governmental plan, as defined in Section 3(32) of ERISA, subject to any federal, state or local law (“Similar Law”) which is to a material extent similar to the foregoing provisions of ERISA or the Code (each, a “Plan”), (ii) a collective investment fund the assets of which are considered Plan assets under U.S. Department of Labor Regulation §2510.3-101, as modified by Section 3(42) of ERISA or for purposes of Similar Law, or (iii) an insurance company that is using the assets of any insurance company separate account or general account in which the assets of any such Plan are invested (or which are deemed pursuant to ERISA or any Similar Law to include assets of Plans) to acquire any such Restricted Certificate or any other Person acting on behalf of any Plan or using the assets of any Plan to acquire any such Restricted Certificate, other than (with respect to transfer of Restricted Certificates other than the Residual Certificates) an insurance company using the assets of its general account under circumstances whereby such purchase and the subsequent holding of such Restricted Certificate by such insurance company would be exempt from the “prohibited transaction” provisions of Sections 406 and 407 of ERISA and Section 4975 of the Code under Sections I and III of PTCE 95-60, or a substantially similar exemption under Similar Law.  Each prospective transferee of a Restricted Certificate shall either (A) deliver to the Depositor, the Certificate Registrar and the Certificate Administrator, a transfer or representation letter, substantially in the form of Exhibit D-2 to this Agreement, stating that the prospective transferee is not a Person referred to in clause (i), (ii) or (iii) of the preceding sentence or (B) in the event the transferee is such an entity specified in clause (i), (ii) or (iii) of the preceding sentence (except in the case of a Residual Certificate, which may not be transferred to a person specified in clause (i), (ii) or (iii)

of the preceding sentence, unless the transferee represents it is not such an entity), the Certificateholder desiring to transfer the Restricted Certificate shall provide any opinions of counsel, officers’ certificates or agreements as may be required by, and in form and substance satisfactory to, the Depositor, the Certificate Administrator and the Certificate Registrar, to the effect that the purchase and holding of the Certificates by or on behalf of a Plan will not constitute or result in a non-exempt prohibited transaction within the meaning of Sections 406 and 407 of ERISA and Section 4975 of the Code or any corresponding provision of any Similar Law, and will not subject the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Trustee or the Certificate Registrar to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or Similar Law), which opinion of counsel shall not be an expense of the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor or the Certificate Registrar.  None of the Certificate Administrator or the Certificate Registrar shall register a Class R or Class LR Certificate in any Person’s name unless such Person has provided the letter referred to in clause (A) of the preceding sentence.  The transferee of a beneficial interest in a Global Certificate that is a Restricted Certificate shall be deemed to represent that it is not a Plan or a Person acting on behalf of any Plan or using the assets of any Plan to acquire such interest other than (with respect to transfers of beneficial interests in Global Certificates which are Restricted Certificates other than the Residual Certificates) an insurance company using the assets of its general account under circumstances whereby such transfer to such insurance company would be exempt from the “prohibited transaction” provisions of Sections 406 and 407 of ERISA and Section 4975 of the Code under Sections I and III of PTCE 95-60, or a substantially similar exemption under Similar Law.  Any transfer of a Restricted Certificate that would violate or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or Similar Law shall be deemed absolutely null and void ab initio.

(l)           Each Person who has or acquires any Ownership Interest shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Ownership Interest are expressly subject to the following provisions:

(i)          Each Person acquiring or holding any Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee.  Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Ownership Interest) as a Permitted Transferee.  Any acquisition described in the first sentence of this Section 5.02(l) by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Ownership Interest as fully as possible.

(ii)         No Ownership Interest may be Transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto.

In connection with any proposed Transfer of any Ownership Interest, the Certificate Registrar shall, as a condition to such consent, (x) require delivery to it in form and substance satisfactory to it, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor an affidavit in substantially the form attached as Exhibit C-1 (a “Transferee Affidavit”) of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that (i) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (ii) the proposed transferee understands that, as the holder of an Ownership Interest, it may incur liabilities in excess of cash flows generated by the residual interest, (iii) the proposed transferee intends to pay taxes associated with holding the Ownership Interest as they become due, (iv) the proposed transferee will not transfer the Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, (v) the proposed transferee will not cause income from the Class R or Class LR Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the proposed transferee or any other U.S. Tax Person and (vi) the proposed transferee expressly agrees to be bound by and to abide by the provisions of this Section 5.02(l) and (y) other than in connection with the initial issuance of the Class R and Class LR Certificates, require a statement from the proposed transferor substantially in the form attached as Exhibit C-2 (the “Transferor Letter”), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee’s statements in the preceding clauses (x)(B)(i), (iii) and (v) are false.

(iii)         Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, however, that the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee.

Neither the Certificate Administrator nor the Certificate Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restriction or transfer imposed under Article V of this Agreement or under applicable law with respect to any transfer of any Certificate (including, without limitation, the Securities Legend), or any interest therein, other than to require delivery of the certification(s) and/or opinions of counsel described in Article V applicable with respect to changes in registration of record ownership of Certificates in the Certificate Register.  The Certificate Administrator and the Certificate Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depository or between or among Depository Participants or Beneficial Owners made in violation of applicable restrictions.

Upon written notice to the Certificate Registrar, or upon the Certificate Registrar having actual knowledge, that there has occurred a Transfer to any Person that is a Disqualified

Organization or an agent thereof (including a broker, nominee, or middleman) in contravention of the foregoing restrictions, and in any event not later than 60 days after a request for information from the transferor of such Ownership Interest, or such agent, the Certificate Registrar and the Certificate Administrator agree to furnish to the IRS and the transferor of such Ownership Interest or such agent such information necessary to the application of Section 860E(e) of the Code as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R or Class LR Certificate (or portion thereof) for periods after such Transfer.  At the election of the Certificate Registrar and the Certificate Administrator, the Certificate Registrar and the Certificate Administrator may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided, however, that such Persons shall in no event be excused from furnishing such information.

Section 5.03     Mutilated, Destroyed, Lost or Stolen Certificates. If (i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Certificate Registrar such security or indemnity as may be required by it to save it and the Certificate Administrator harmless, then, in the absence of actual knowledge by a Responsible Officer of the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Administrator or the Authenticating Agent shall execute and authenticate and the Certificate Registrar shall deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and of like tenor and Percentage Interest.  Upon the issuance of any new Certificate under this Section 5.03, the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Certificate Registrar) connected therewith.  Any replacement Certificate issued pursuant to this Section 5.03 shall constitute complete and indefeasible evidence of ownership of the corresponding interest in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

Section 5.04     Appointment of Paying Agent. The Certificate Administrator may appoint (and, if it does not make such an appointment, shall act as) a paying agent for the purpose of making distributions to Certificateholders pursuant to Section 4.01 of this Agreement.  The Certificate Administrator shall cause such Paying Agent, if other than the Certificate Administrator, the Trustee or the Master Servicer, to execute and deliver to the Master Servicer and the Trustee an instrument in which such Paying Agent shall agree with the Master Servicer and the Trustee that such Paying Agent will hold all sums held by it for the payment to Certificateholders in trust for the benefit of the Certificateholders entitled thereto until such sums have been paid to the Certificateholders or disposed of as otherwise provided herein.  The initial Paying Agent shall be the Certificate Administrator. Except for the Certificate Administrator, as the initial Paying Agent, the Paying Agent shall at all times be an entity having a long-term unsecured debt rating of at least “A-” by Fitch and “A2” by Moody’s, or shall be otherwise acceptable to each Rating Agency, as confirmed by a receipt of a No Downgrade Confirmation.

Section 5.05     Access to Certificateholders’ Names and Addresses; Special Notices.

(a)           If any Certifying Certificateholder (for purposes of this Section 5.05, an “Applicant”) applies in writing to the Certificate Registrar, and such application states that the Applicant desires to communicate with other Certificateholders, the Certificate Registrar shall furnish or cause to be furnished to such Applicant a list of the names and addresses of the Certificateholders as of the most recent Record Date, at the expense of the Applicant.

(b)           Every Certificateholder, by receiving and holding its Certificate, agrees with the Certificate Administrator and the Certificate Registrar that the Certificate Administrator and the Certificate Registrar shall not be held accountable in any way by reason of the disclosure of any information as to the names and addresses of the Certificateholders hereunder, regardless of the source from which such information was derived.

(c)           Upon the written request of any Certifying Certificateholder that (a) states that such Certifying Certificateholder desires the Certificate Administrator to transmit a notice to all Certificateholders and Certificate Owners stating that such Certificateholder wishes to be contacted by other Certificateholders and Certificate Owners, setting forth the relevant contact information and briefly stating the reason for the requested contact and (b) provides a copy of the Special Notice which such Certificateholder proposes to transmit, the Certificate Administrator shall deliver such Special Notice to all Certificateholders and Certificate Owners at their respective addresses appearing on the Certificate Register (or through the DTC system, as applicable).  The costs and expenses of the Certificate Administrator associated with delivering with any such Special Notice shall be borne by the party requesting such Special Notice.  Every Certificateholder, by receiving and holding a Certificate, agrees that neither the Certificate Administrator nor the Certificate Registrar shall be held accountable by reason of the disclosure of any such Special Notice to Certificateholders and Certificate Owners, regardless of the information set forth in such Special Notice.

Section 5.06     Actions of Certificateholders.

(a)           Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Certificateholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders in person or by agent duly appointed in writing; and except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Certificate Administrator and the Trustee and, when required, to the Master Servicer.  Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Certificate Administrator, the Trustee and the Master Servicer, if made in the manner provided in this Section.

(b)           The fact and date of the execution by any Certificateholder of any such instrument or writing may be proved in any reasonable manner which the Certificate Administrator or the Trustee deems sufficient.

(c)           Any request, demand, authorization, direction, notice, consent, waiver or other act by a Certificateholder shall bind every Holder of every Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, or omitted to be done, by the Certificate Administrator or the Trustee or the Master Servicer in reliance thereon, whether or not notation of such action is made upon such Certificate.

(d)           The Certificate Administrator, the Trustee or Certificate Registrar may require such additional proof of any matter referred to in this Section 5.06 as it shall deem necessary.

Section 5.07     Rule 144A Information.

The Certificate Administrator shall, upon request of any Certifying Certificateholder that is a Holder of a Private Certificate or any beneficial owner of such a Certificate, furnish to such Holder or beneficial owner or a prospective purchaser designated by such Holder or beneficial owner who is a Qualified Institutional Buyer the information required to be delivered under Rule 144A(d)(4), to the extent such information has been provided to the Certificate Administrator and has been identified as Rule 144A information (which shall include all information on the Certificate Administrator’s Website and all information currently required to be made available to Certificateholders, as well as any other specifically identified information herein), if at the time of such request periodic reports are not being filed with respect to the Trust under Section 13 or Section 15(d) of the Exchange Act.

Section 5.08     Exchange of Class A-3FL Certificates for Class A-3FX Certificates.

(a)           A Certificateholder or a Beneficial Owner of an interest in the Class A-3FL Certificates, upon written request made to the Certificate Administrator and the Certificate Registrar in the manner set forth in clause (iv) below, may exchange its interest therein for an interest in the Class A-3FX Certificates represented by a Rule 144A Global Certificate, a Regulation S Global Certificate or an Individual Certificate having the same Certificate Balance as the interest being exchanged; provided that the following conditions are satisfied:

(i)           such exchange is for a Certificate Balance of not less than $5,000,000 and in integral multiples of $1 in excess thereof;

(ii)          the Certificateholder or Beneficial Owner desiring to effect such exchange delivers to the Certificate Administrator and the Certificate Registrar (A) the written consent (which such consent may be given or withheld at such party’s sole discretion; without limiting the generality of the foregoing, each of the Depositor and the Swap Counterparty may require, as a condition to its consent, that such Certificateholder or Beneficial Owner pay any costs associated with its review of the proposed exchange, including without limitation the fees and expenses of its counsel) of the Swap Counterparty and the Depositor with respect to such exchange and (B) the written agreement of such Certificateholder or Beneficial Owner and Swap Counterparty that all amounts to be paid by any such party to another in respect of such exchange have been paid;

(iii)         such Certificateholder or Beneficial Owner complies with all of the requirements set forth in Section 5.02 of this Agreement for transfers of interests from a Rule 144A Global Certificate, a Regulation S Global Certificate or an Individual Certificate that apply to such exchange (had such exchange been a Transfer of interests in the same Class of Certificates) (including delivery to the Trustee and the Certificate Registrar of such certifications, orders and instructions required thereunder for the particular Transfer);

(iv)         such Certificateholder or Beneficial Owner provides the Depositor, Certificate Administrator, Paying Agent, Certificate Registrar, Swap Counterparty and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), a “Notice of Exchange of Class A-3FL Certificates for Class A-3FX Certificates” (the “Exchange Notice”), substantially in the form attached hereto as Exhibit AD by electronic mail and indicating such Certificateholder’s or Beneficial Owner’s intent to conduct an exchange, in compliance with the requirements set forth herein; and

(v)          with respect to any exchange of Class A-3FL Certificates that would cause the initial Certificate Balance of the Class A-3FL Certificates to be less than or equal to $30,000,000 immediately following such contemplated exchange, such Certificateholder or Beneficial Owner delivers evidence satisfactory to the Depositor and Certificate Administrator that 100% of the Holders of the Class A-3FL have consented to such contemplated exchange.

(b)           The proposed effective date of the exchange (the “Exchange Date”) is subject to the Certificate Registrar’s approval and may only take place on any Business Day other than the first or last business day of the month, but no later than 12:00 noon (New York City time) on the Record Date in the month immediately preceding the month in which the Certificateholder or Beneficial Owner intends to receive the first distribution after giving effect to such exchange.  The Exchange Notice must be delivered to the Certificate Administrator and the Certificate Registrar at least 3 Business Days prior to the proposed Exchange Date and must carry a medallion stamp guarantee.  Such notice shall also include the written consent of the Swap Counterparty and the written agreement of the Swap Counterparty and the Certificateholder or Beneficial Owner required pursuant to Section 5.08(a)(ii).  After receiving such notice and agreement, as applicable, the Certificate Administrator shall send by electronic mail at cmbs.transactions@usbank.com to the Certificateholder or Beneficial Owner wire payment instructions relating to the Exchange Fee (as defined below).  An Exchange Notice shall become irrevocable on the 2nd Business Day before the proposed Exchange Date.  Notwithstanding anything to the contrary herein, in connection with each exchange, a fee of $5,000 (the “Exchange Fee”) shall be payable by the Certificateholder or Beneficial Owner requesting such exchange to the Certificate Administrator by no later than one day prior to the applicable Exchange Date and as a condition to the consummation of such exchange.  Within 5 Business Days of the consummation of such exchange, the Certificate Registrar shall provide notice of such exchange to the Trustee, the Depositor, the Master Servicer and the Special Servicer (with copies of any supporting documentation).

(c)           Upon satisfaction of the conditions set forth in Section 5.08(a) and Section 5.08(b), the Certificate Registrar shall:  (i)(A) if the interest in the Class A-3FL Certificate being surrendered in the exchange is a Book-Entry Certificate, subject to and in accordance with the applicable procedures of the Depository (if applicable), reduce the denomination of such Certificate being exchanged and make a corresponding notation to that effect on such Certificate or (B) if the interest in the Class A-3FL Certificate being surrendered in the exchange is in the form of an Individual Certificate, cancel such Individual Certificate and cause a new Individual Certificate in the amount of any remaining denomination to be executed, authenticated and delivered in accordance with this Agreement to the related Certificateholder, and (ii)(A) if the interest in the Class A-3X Certificate being acquired in the exchange is a Book-Entry Certificate, subject to and in accordance with the applicable procedures of the Depository (if applicable), increase the denomination of such Certificate being exchanged and make a corresponding notation to that effect on such Certificate or (B) if the interest in the Class A-3FX Certificate being acquired in the exchange is in the form of an Individual Certificate, cause an Individual Certificate of such Class and in a denomination equal to the reduction in the denomination of Class A-3FL Certificates to be executed, authenticated and the Certificate Administrator shall make the first distribution on a Certificate that was received pursuant to an exchange on the Distribution Date in the month following the Exchange Date.

(d)           In no event shall the Trustee, the Certificate Administrator, the Certificate Registrar or any other party hereto be required to pay any amount to any Person in respect of any exchange of an interest in the Class A-3FL Certificates for an interest in the Class A-3FX Certificates, nor shall the Trust or Trust Fund be required to make any such payment.

ARTICLE VI

THE DEPOSITOR, THE MASTER SERVICER, THE SPECIAL SERVICER, THE DIRECTING HOLDER AND THE OPERATING ADVISOR

Section 6.01     Liability of the Depositor, the Master Servicer, the Special Servicer and the Operating Advisor. The Depositor, the Master Servicer, the Special Servicer and the Operating Advisor each shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.

Section 6.02     Merger or Consolidation of the Master Servicer, the Special Servicer, the Depositor or the Operating Advisor. Subject to the following paragraph, the Master Servicer will keep in full effect its existence, rights and good standing as a national banking association  under the laws of the United States of America and the Special Servicer will keep in full effect its existence, rights and good standing as a limited liability company under the laws of the State of Delaware and each will not jeopardize its ability to do business in each jurisdiction in which the Mortgaged Properties securing the Mortgage Loans that it is servicing are located or to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans that it is servicing and to perform its respective duties under this Agreement.  In addition, subject to the following paragraph, the Operating Advisor will keep in full effect its existence, rights and good standing as a limited liability company under the laws of the State of New York and will not jeopardize its ability to do business in each jurisdiction in which the Mortgaged Properties are located or to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its respective duties under this Agreement.

Each of the Master Servicer, the Special Servicer, the Depositor or the Operating Advisor may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person into which the Master Servicer, the Special Servicer, the Depositor or the Operating Advisor may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Master Servicer, the Special Servicer, the Depositor or the Operating Advisor is a party, or any Person succeeding to the business of the Master Servicer, the Special Servicer, the Depositor or the Operating Advisor, shall be the successor of the Master Servicer, the Special Servicer, the Depositor or the Operating Advisor, as applicable, hereunder, and shall be deemed to have assumed all of the liabilities and obligations of the Master Servicer, the Special Servicer, the Depositor or the Operating Advisor, as applicable, hereunder, but only if (i) the Master Servicer, Special Servicer, Depositor or Operating Advisor, as applicable, has given written notice thereof to the 17g-5

Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) and (ii) (in the case of each of the Master Servicer and the Special Servicer) each Rating Agency has provided a No Downgrade Confirmation relating to the Certificates; provided, however, that a No Downgrade Confirmation from a Rating Agency shall not be required if the Master Servicer or the Special Servicer is merged into or consolidated with a Qualified Affiliate or transfers all or substantially all of its assets to a Qualified Affiliate; provided, further, if the Master Servicer or the Special Servicer enters into a merger and the Master Servicer or the Special Servicer, as applicable, is the surviving entity under applicable law, the Master Servicer or the Special Servicer, as applicable, shall not, as a result of the merger, be required to provide a No Downgrade Confirmation.  Notwithstanding the foregoing, no Master Servicer or Special Servicer may remain the Master Servicer or Special Servicer under this Agreement after (x) being merged or consolidated with or into any Person that is a Prohibited Party, or (y) transferring all or substantially all of its assets to any Person if such Person is a Prohibited Party, except to the extent (i) the Master Servicer or the Special Servicer is the surviving entity of such merger, consolidation or transfer and has been and continues to be in compliance with its Regulation AB reporting obligations hereunder or (ii) the Depositor consents to such merger, consolidation or transfer, which consent shall not be unreasonably withheld.

Section 6.03     Limitation on Liability of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and Others.

(a)           None of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor nor any affiliates, directors, officers, employees, members, managers or agents (including Sub-Servicers) of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor shall be under any liability to the Trust Fund, the Certificateholders or any third party beneficiary for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement (including actions taken or not taken at the direction of the Directing Holder), or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor, or any member, manager, director, officer, employee or agent (including Sub-Servicers) of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor, against any breach of warranties or representations made herein, or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith, fraud or negligence (or in the case of the Master Servicer, the Special Servicer or the Operating Advisor, by reason of any specific liability imposed hereunder for a breach of the Servicing Standard or the Operating Advisor Standard, as applicable) in the performance of duties or by reason of negligent disregard of obligations or duties hereunder.  The Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, and any Affiliate, member, manager, director, officer, employee or agent (including Sub-Servicers) of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any appropriate Person respecting any matters arising hereunder.

The Depositor, the Master Servicer, the Special Servicer, the Operating Advisor and any affiliate, director, officer, employee, member, manager or agent (including Sub-Servicers) of the Depositor, the Master Servicer, the Special Servicer and the Operating Advisor shall be indemnified and held harmless by the Trust Fund for any loss, liability or expense

(including reasonable legal fees and expenses) incurred in connection with any claim, loss, penalty, fine, foreclosure, judgment or liability relating to this Agreement or the Certificates, other than any loss, liability or expense (including legal fees and expenses) (i) incurred by such party by reason of willful misconduct, bad faith, fraud or negligence in the performance of duties hereunder or by reason of negligent disregard of obligations and duties thereunder or (ii) in the case of the Depositor and any of its directors, officers, members, managers, employees and agents, incurred in connection with any violation by any of them of any state or federal securities law; provided that such indemnified parties shall be paid out of the Collection Account in accordance with Section 3.06(a) of this Agreement.

The Trust Fund shall be indemnified and held harmless by each of the Master Servicer, the Special Servicer and the Operating Advisor (severally and not jointly) for any loss, liability or expense (including reasonable legal fees and expenses) incurred in connection with any claim, loss, penalty, fine, foreclosure, judgment or liability relating to this Agreement or the Certificates, incurred by the Trust Fund by reason of willful misconduct, bad faith, fraud or negligence in the performance of duties hereunder, or by reason of negligent disregard of obligations and duties thereunder, on the part of such indemnifying party.

The Depositor shall indemnify the Operating Advisor (both in its capacity as Operating Advisor and individually) and each of its Affiliates and each of its members, directors, officers, employees, representatives and agents, and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that such indemnified party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by such indemnified party in any action or proceeding between the Depositor and such indemnified party or between such indemnified party and any third party or otherwise) resulting from the Depositor’s willful misconduct, bad faith, fraud or negligence in the performance of each of its duties hereunder or by reason of negligent disregard of its respective obligations and duties hereunder.

The Operating Advisor shall indemnify the Depositor (both in its capacity as Depositor and individually) and each of its Affiliates and each of its directors, officers, employees, representatives and agents, and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that such indemnified party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by such indemnified party in any action or proceeding between the Operating Advisor and such indemnified party or between such indemnified party and any third party or otherwise) resulting from the Operating Advisor’s willful misconduct, bad faith, fraud or negligence in the performance of each of its duties hereunder or by reason of negligent disregard of its respective obligations and duties hereunder.

(b)           None of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor shall be under any obligation to appear in, prosecute or defend any legal action, unless such action relates to its respective duties under this Agreement and which in its opinion does not expose it to any expense or liability not recoverable from the Trust Fund; provided, however, that each of the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor may in its discretion undertake any such action that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder.  In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Depositor, the Master Servicer, the Special Servicer and the Operating Advisor shall be entitled to be reimbursed therefor from the Collection Account in accordance with Section 3.06(a) of this Agreement no later than 60 days after submitting such expenses or costs for reimbursement.

(c)           The terms of this Section 6.03 shall survive the termination of any party hereto or of this Agreement.

Section 6.04     Limitation on Resignation of the Master Servicer, the Special Servicer and the Operating Advisor; Termination of the Master Servicer and the Special Servicer.Each of the Master Servicer, the Special Servicer and the Operating Advisor may assign their respective rights and delegate their respective duties and obligations under this Agreement, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) shall be an established mortgage finance institution, bank or mortgage servicing institution (or, in the case of the Operating Advisor, an Eligible Operating Advisor), organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the Master Servicer, Special Servicer or Operating Advisor or a Person resulting from a merger, consolidation or succession that is permitted under Section 6.02 of this Agreement, (B) shall be acceptable to each Rating Agency as confirmed in a No Downgrade Confirmation delivered to the Trustee and the Certificate Administrator relating to the Certificates, (C) shall execute and deliver to the Trustee and the Certificate Administrator an agreement that contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Master Servicer, Special Servicer or Operating Advisor, as applicable under this Agreement from and after the date of such agreement, and (D) shall not be a Prohibited Party; (ii) the Master Servicer, the Special Servicer or the Operating Advisor shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation under this Section 6.04; (iii) the rate at which the Servicing Compensation, Special Servicing Compensation or Operating Advisor Fee, as applicable (or any component thereof) is calculated shall not exceed the rate then in effect  and (iv) the resigning Master Servicer, Special Servicer or Operating Advisor, as applicable, shall be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer.  Upon acceptance of such assignment and delegation, the purchaser or transferee shall be the successor Master Servicer, Special Servicer or Operating Advisor, as applicable, hereunder.  Under such circumstances, the successor Master Servicer, Special Servicer or Operating Advisor, as applicable, shall, promptly following such assignment, give written notice to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement). Except as provided in Section 6.02 of this Agreement and this Section 6.04, the Master Servicer, the Special Servicer and the Operating Advisor shall not resign from its respective obligations and duties hereby imposed on it except upon either (i) the determination that such duties hereunder are no longer permissible under applicable law, and provided that any such determination permitting the resignation of the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, shall be evidenced by an Opinion of Counsel (obtained at the resigning Master

Servicer’s, Special Servicer’s or Operating Advisor’s expense) to such effect delivered to the Trustee and the Certificate Administrator or (ii) in connection with the assignment of rights and delegation of duties as set forth in Section 6.04(a).

(c)           The Trustee shall be permitted to remove the Master Servicer or the Special Servicer upon a Master Servicer Termination Event or a Special Servicer Termination Event, as applicable.  Without limiting the generality of the succeeding paragraph, no such removal shall be effective unless and until (i) the Master Servicer or the Special Servicer has been paid any unpaid Servicing Compensation or Special Servicing Compensation, as applicable, unreimbursed Advances (including Advance Interest Amounts thereon to which it is entitled) and all other amounts to which the Master Servicer or the Special Servicer is entitled hereunder to the extent such amounts accrue prior to such effective date and (ii) with respect to a resignation by the Master Servicer, the successor Master Servicer has deposited into the Investment Accounts from which amounts were withdrawn to reimburse the terminated Master Servicer, an amount equal to the amounts so withdrawn, to the extent such amounts would not have been permitted to be withdrawn except pursuant to this paragraph, in which case the successor Master Servicer shall, immediately upon deposit, have the same right of reimbursement or payment as the terminated Master Servicer had immediately prior to its termination without regard to the operation of this paragraph.

No resignation or removal of the Master Servicer, the Special Servicer or the Operating Advisor as contemplated by the preceding paragraphs shall become effective until the Trustee or a successor Master Servicer, Special Servicer or Operating Advisor shall have assumed the resigning or terminated Master Servicer’s, Special Servicer’s or Operating Advisor’s responsibilities, duties, liabilities and obligations hereunder.  If no successor Master Servicer, Special Servicer or Operating Advisor can be obtained to perform such obligations for the same compensation to which the terminated Master Servicer, Special Servicer or Operating Advisor would have been entitled, additional amounts payable to such successor Master Servicer, Special Servicer or Operating Advisor shall be characterized as Realized Losses.

Section 6.05     Rights of the Depositor and the Trustee in Respect of the Master Servicer and the Special Servicer.

 Solely with respect to their performance of their respective duties under this Agreement, the Master Servicer and the Special Servicer shall afford the Depositor, the Underwriters, the Certificate Administrator, the Trustee and the Rating Agencies, upon reasonable notice, during normal business hours access to all records maintained by it in respect of its rights and obligations hereunder and access to its officers responsible for such obligations.  Upon written request, the Master Servicer and/or the Special Servicer, as applicable, shall furnish to the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee its most recent publicly available financial statements (or, with respect to the Master Servicer, those of its ultimate parent) and such other non-proprietary information as the Master Servicer or the Special Servicer, as the case may be, shall determine in its sole and absolute discretion as it possesses, which is relevant to the performance of its duties hereunder and which it is not prohibited by applicable law or contract from disclosing.  The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer hereunder which are in default and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of such Person hereunder or exercise any rights of such Person hereunder, provided that the Master Servicer and the Special Servicer shall not be relieved of any of its obligations hereunder by virtue of such performance by the Depositor or its designee.  In the event the Depositor or its designee undertakes any such action, it will be reimbursed by the Trust Fund from the Collection Accounts, as provided in Section 3.06 and Section 6.03(a) hereof.  None of the Depositor, the Certificate Administrator or the Trustee and neither the Master Servicer, with respect to the Special Servicer, or the Special Servicer, with respect to the Master Servicer, shall have any responsibility or liability for any action or failure to act by the Master Servicer or the Special Servicer and neither such Person is obligated to monitor or supervise the performance of the Master Servicer or the Special Servicer under this Agreement or otherwise.  Neither the Master Servicer nor the Special Servicer shall be under any obligation to disclose confidential or proprietary information pursuant to this Section.

Section 6.06     The Master Servicer or Special Servicer as Owners of a Certificate.

 The Master Servicer or an Affiliate of the Master Servicer, or the Special Servicer or an Affiliate of the Special Servicer, may become the Holder (or with respect to a Global Certificate, Beneficial Owner) of any Certificate with the same rights it would have if it were not the Master Servicer or the Special Servicer or an Affiliate thereof.  If, at any time during which the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer is the Holder or Beneficial Owner of any Certificate, the Master Servicer or the Special Servicer proposes to take action (including for this purpose, omitting to take action) that (i) is not expressly prohibited by the terms hereof and would not, in the Master Servicer’s or the Special Servicer’s good faith judgment, violate the Servicing Standard, and (ii) if taken, might nonetheless, in the Master Servicer’s or the Special Servicer’s good faith judgment, be considered by other Persons to violate the Servicing Standard, the Master Servicer or the Special Servicer may but need not seek the approval of the Certificateholders to such action by delivering to the Certificate Administrator a written notice that (i) states that it is delivered pursuant to this Section 6.06, (ii) identifies the Percentage Interest in each Class of Certificates beneficially owned by the Master Servicer or the Special Servicer or an Affiliate of the Master Servicer or the Special Servicer, and (iii) describes in reasonable detail the action that the Master Servicer or the Special Servicer proposes to take.  The Certificate Administrator, upon receipt of such notice, shall forward it to the Certificateholders (other than the Master Servicer and its Affiliates or the Special Servicer and its Affiliates, as appropriate) together with such instructions for response as the Certificate Administrator shall reasonably determine.  If at any time Certificateholders holding a majority of the Voting Rights of all Certificateholders and, if no Control Termination Event has occurred and is continuing, the Directing Holder (calculated without regard to the Certificates beneficially owned by the Master Servicer or its Affiliates or the Special Servicer or its Affiliates, as applicable) shall have consented in writing to the proposal described in the written notice, and if the Master Servicer or the Special Servicer shall act as proposed in the written notice, such action shall be deemed to comply with the Servicing Standard.  The Certificate Administrator shall be entitled to reimbursement from the Master Servicer or the Special Servicer, as applicable, of the reasonable expenses of the Certificate Administrator incurred pursuant to this paragraph.  It is not the intent of the foregoing provision that the Master Servicer or the Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, except in the case of unusual circumstances.

Section 6.07     The Directing Holder.

In this Section 6.07, the term “Mortgage Loan”, unless otherwise indicated, shall not include the Non-Serviced Mortgage Loan.

(a)           The Directing Holder (for so long as no Control Termination Event has occurred and is continuing) shall be entitled to advise, (1) the Special Servicer with respect to each Specially Serviced Loan, (2) the Special Servicer with respect to each Performing Loan, as to all matters for which the Master Servicer must obtain the consent or deemed consent of the Special Servicer, and (3) the Special Servicer with respect to each Mortgage Loan for which an extension of maturity is being considered by the Special Servicer or by the Master Servicer subject to the consent or deemed consent of the Special Servicer, and notwithstanding anything herein to the contrary, except as set forth in, and in any event subject to the second and third paragraphs of this Section 6.07, (x) with respect to each Mortgage Loan and REO Property, for so long as no Control Termination Event has occurred and is continuing, neither the Master Servicer nor the Special Servicer, as applicable, shall be permitted to take, or consent to the taking of, any of the following actions as to which the Directing Holder has objected in writing within ten (10) Business Days (or 30 days with respect to clause (x) below) after receipt of the written recommendation and analysis (provided that if such written objection has not been received by the Special Servicer within such ten (10) Business Day period (or 30 days with respect to clause (x) below), then the Directing Holder shall be deemed to have approved such action) (each, a “Major Decision”):

(i)           any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Mortgage Loans as come into and continue in default;

(ii)          any modification, consent to a modification or waiver of a monetary term or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs but excluding late payment charges or Default Interest) of any such Mortgage Loan or any extension of the Maturity Date of any Mortgage Loan;

(iii)         any sale of any such Defaulted Mortgage Loan or REO Property (other than in connection with the termination of the Trust Fund) for less than the applicable Repurchase Price;

(iv)         any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address Hazardous Materials located at an REO Property;

(v)          any release of collateral or any acceptance of substitute or additional collateral for any such Mortgage Loan, or any consent to either of the foregoing, other than required pursuant to the specific terms of the related Mortgage Loan and for which there is no material lender discretion;

(vi)         any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to any such Mortgage Loan or any consent to such waiver or consent to a transfer of the Mortgaged Property or interests in the Borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(vii)        any property management company changes (with respect to any such Mortgage Loan with a Stated Principal Balance greater than $2,500,000) or franchise changes with respect to a Mortgage Loan for which the lender is required to consent or approve under the Loan Documents;

(viii)       releases of any escrows, reserve accounts or letters of credit held as performance escrows or reserves other than those required pursuant to the specific terms of the related Mortgage Loan and for which there is no material lender discretion;

(ix)          any acceptance of an assumption agreement releasing a Borrower from liability under any such Mortgage Loan other than pursuant to the specific terms of such Mortgage Loan and for which there is no material lender discretion; or

(x)           any determination of an Acceptable Insurance Default;

provided that, in the event that the Special Servicer or the Master Servicer (in the event the Master Servicer is otherwise authorized by this Agreement to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, is necessary to protect the Certificateholders’ Best Interests, and the Special Servicer or the Master Servicer, as the case may be, has made a reasonable effort to contact the Directing Holder, then the Master Servicer or the Special Servicer may take any such action without waiting for the Directing Holder’s response.

With respect to the Mortgage Loans, the Special Servicer (so long as a Control Termination Event has occurred and is continuing) shall not be required to obtain the consent of the Directing Holder for any of the foregoing actions.  However, during the continuance of a Control Termination Event, for so long as no Consultation Termination Event has occurred and is continuing, the Special Servicer shall be required to consult with the Directing Holder in connection with any Major Decision (or any other matter for which the consent of the Directing Holder would have been required or for which the Directing Holder would have the right to direct the Master Servicer or the Special Servicer (if no Control Termination Event had occurred and was continuing)) and to consider alternative actions recommended by the Directing Holder.  Such consultation shall not be binding on the Special Servicer.

With respect to all Mortgage Loans, while a Control Termination Event has occurred and is continuing, the Special Servicer shall be required to consult with the Operating Advisor in connection with any Major Decision and to consider alternative actions recommended by the Operating Advisor.  Such consultation shall not be binding on the Special Servicer.

In addition, the Directing Holder (for so long as no Control Termination Event has occurred and is continuing) may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to a Mortgage Loan as the Directing Holder may reasonably deem advisable or as to which provision is otherwise made herein; provided that notwithstanding anything herein to the contrary, no direction (including with respect to any Major Decision), and no objection by the Directing Holder, may require or cause the Master Servicer or the Special

Servicer, as applicable, to violate any provision of any Mortgage Loan, applicable law, this Agreement or the REMIC Provisions, including without limitation the Special Servicer’s obligation to act in accordance with the Servicing Standard, or expose the Master Servicer, the Special Servicer, the Paying Agent, the Trust Fund, the Certificate Administrator or the Trustee to liability, or materially expand the scope of the Special Servicer’s responsibilities hereunder.

In the event the Special Servicer or Master Servicer, as applicable, determines that a refusal to consent by the Directing Holder or any advice from the Directing Holder (which such consent or advice would otherwise cause the Special Servicer or the Master Servicer, as applicable, to violate the terms of any Mortgage Loan, applicable law, this Agreement or the REMIC Provisions, including without limitation, the Servicing Standard), the Special Servicer or Master Servicer, as applicable, shall disregard such refusal to consent or advise and notify the Directing Holder, the Trustee and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), of its determination, including a reasonably detailed explanation of the basis therefor.  The taking of, or refraining from taking, any action by the Master Servicer or Special Servicer in accordance with the direction of or approval of the Directing Holder that does not violate any law or the REMIC Provisions or the Servicing Standard or any other provisions of the related Loan Documents, this Agreement or any Co-Lender Agreement, as applicable, will not result in any liability on the part of the Master Servicer or the Special Servicer.

No Directing Holder shall have any liability to the Trust Fund, any party to this Agreement, any Certificateholders or any other Person for any action taken, or for refraining from the taking of any action, or for errors in judgment; provided, however, that the Directing Holder shall not be protected against any liability to a Controlling Class Certificateholder that would otherwise be imposed by reason of willful misconduct, bad faith, fraud or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.  By its acceptance of a Certificate, each Certificateholder acknowledges and agrees that the Directing Holder may take actions that favor the interests of one or more Classes of the Certificates including the Holders of the Controlling Class over other Classes of the Certificates, and that the Directing Holder may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates, that the Directing Holder may act solely in the interests of the Holders of the Controlling Class, including the Holders of the Controlling Class, that the Directing Holder does not have any duties or liability to the Holders of any Class of Certificates other than the Controlling Class, that the Directing Holder shall not be liable to any Certificateholder, by reason of its having acted solely in the interests of the Holders of the Controlling Class, and that no Directing Holder shall have any liability whatsoever for having so acted, and no Certificateholder may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal thereof for having so acted.

(b)           Notwithstanding anything to the contrary contained herein (i) if a Control Termination Event has occurred and is continuing, the Directing Holder shall have no right to consent to any action taken or not taken by any party to this Agreement; (ii) if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing, the Directing Holder shall remain entitled to receive any notices, reports or information to which it is entitled pursuant to this Agreement, and the Master Servicer, Special Servicer and any other applicable party shall consult with the Directing Holder in connection with any action to be taken or refrained from taking to the extent set forth herein; and (iii) if a Consultation Termination Event has occurred and is continuing, the Directing Holder shall have no consultation or consent rights hereunder and no right to receive any notices, reports or information (other than notices, Voting Rights given to all Certificateholders and rights to receive reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder.

(c)           With respect to the Non-Serviced Mortgage Loan, (i) at all times when no Consultation Termination Event has occurred and is continuing, the Controlling Class Representative shall be entitled to the rights of the “Non-Directing Holder” (or similar term) under the related Co-Lender Agreement and (ii) at no time shall the Operating Advisor be entitled to the rights of the “Non-Directing Holder” (or similar term) under the related Co-Lender Agreement.

ARTICLE VII

DEFAULT

Section 7.01     Servicer Termination Events.

In this Section 7.01, the term “Mortgage Loan,” unless otherwise indicated, shall not refer to the Non-Serviced Mortgage Loan.

(a)           With respect to the Master Servicer, “Master Servicer Termination Event,” wherever used herein, means any one of the following events:

(i)           (A) any failure by the Master Servicer to make any deposit required to the Collection Account on the day and by the time such deposit was first required to be made under the terms of this Agreement, which failure is not remedied within two Business Days or (B) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, any Distribution Account any amount required to be so deposited or remitted (including, without limitation, any required P&I Advance, unless the Master Servicer determines such P&I Advance is a Nonrecoverable Advance), which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date (provided, however, that to the extent the Master Servicer does not timely make such remittance to the Certificate Administrator, the Master Servicer shall pay the Certificate Administrator for the account of the Certificate Administrator interest on any amount not timely remitted at the Prime Rate from and including the applicable required remittance date to, but not including, the date such remittance is actually made);

(ii)          any failure on the part of the Master Servicer duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement (including in Section 3.06(b)(viii)(B) of this Agreement), which failure continues unremedied for a period of 30 days (or 15 days in the case of the Master Servicer’s failure to make a Property Advance or 45 days in the case of failure to pay the premium for any insurance policy required to be force placed by the Master Servicer pursuant to this Agreement or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer, by any other party hereto, with a copy to each other party to this Agreement or by the Holders of Certificates of any Class evidencing, as to such Class, Percentage Interests aggregating not less than 25%; provided, however, if such failure (other than a failure that results in the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) is capable of being cured and the Master Servicer is diligently pursuing such cure, such 30- or 45-day period, as applicable, will be extended an additional 30 days;

(iii)         any breach on the part of the Master Servicer of any representation or warranty contained in Section 2.04(a) of this Agreement, which materially and adversely affects the interests of any Class of Certificateholders and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Master Servicer by any party hereto, or to the Master Servicer, the Special Servicer, the Depositor and the Trustee by the Holders of Certificates of any Class evidencing, as to such Class, Percentage Interests aggregating not less than 25%; provided, however, if such breach is capable of being cured and the Master Servicer is diligently pursuing such cure, such 30-day period will be extended an additional 30 days;

(iv)         a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days;

(v)         the Master Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer or of or relating to all or substantially all of its property;

(vi)         the Master Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing;

(vii)        a servicing officer of the Master Servicer obtains actual knowledge that (a) the Master Servicer ceases to have a master servicer rating of at least “CMS3” from Fitch and such rating is not reinstated within 60 days; or (b) Moody’s has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates, or (ii) has placed one or more Classes of Certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and such qualification, downgrade, withdrawal or “watch status” placement shall not have been withdrawn by Moody’s within 60 days of the date such servicing officer obtained such actual knowledge) and, in the case of either of clause (i) or (ii), cited servicing concerns with the Master Servicer as the sole or material factor in such rating action; and

(viii)       subject to Section 10.16(d), any failure by such Master Servicer to deliver (a) any Exchange Act reporting items required to be delivered by the Master Servicer to the Trustee under Article X (other than items to be delivered by a Mortgage Loan Seller Sub-Servicer) by the time required under Article X after any applicable grace periods or (b) any Exchange Act reporting items that a primary servicer, Sub-Servicer or Servicing Function Participant (such entity for purposes of this clause (viii), the “Sub-Servicing Entity”) retained by such Master Servicer (but excluding any Mortgage Loan Seller Sub-Servicer) is required, but fails, to deliver (any Sub-Servicing Entity shall be terminated if it defaults in accordance with the provision of this clause (viii)).

Then, and in each and every such case, so long as a Master Servicer Termination Event shall not have been remedied, the Trustee may and, at the written direction of the Holders of at least 51% of the aggregate Voting Rights of all Certificates or, for so long as no Control Termination Event has occurred and is continuing, the Controlling Class Representative, the Trustee shall, terminate all of the rights and obligations of the Master Servicer (other than as discussed in Section 7.01(c)).  Upon (i) written direction of the Holders of Certificates evidencing at least 25% of the aggregate Voting Rights requesting a vote to terminate the Master Servicer in connection with the occurrence and continuance of a Master Servicer Termination Event and (ii) payment by such Holders to the Certificate Administrator and the Trustee of the reasonable fees and expenses to be incurred by the Certificate Administrator and the Trustee in connection with administering such vote, the Certificate Administrator shall be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and conduct the solicitation of votes of all Certificates, within 180 days of such notice, in such regard.  If the Certificate Administrator does not receive the necessary amount of votes within 180 days of such notice, such vote will be deemed to have no further force and effect.  In the case of clause (vii), the Trustee shall be required to notify Certificateholders of the Master Servicer Termination Event and request whether such Certificateholders favor such termination.

In the event that the Master Servicer is also the Special Servicer and the Master Servicer is terminated as provided in this Section 7.01, then the Master Servicer shall also be terminated as Special Servicer.

If the Master Servicer receives notice of termination under this Section 7.01(a) solely due to a Master Servicer Termination Event under Section 7.01(a)(vii) or (viii) of this Agreement and if the Master Servicer to be terminated pursuant to this Section 7.01(a) provides the Trustee with the appropriate “request for proposal” materials within five (5) Business Days following such termination notice, then the Master Servicer shall continue to service as Master Servicer hereunder until a successor Master Servicer is selected in accordance with this Section 7.01(a).  Upon receipt of the “request for proposal” materials, the Trustee shall promptly thereafter (using such “request for proposal” materials provided by the Master Servicer) solicit good faith bids for the rights to service the Mortgage Loans under this Agreement from at least three (3) Persons qualified to act as Master Servicer hereunder in accordance with Section 6.02 and 7.02 of this Agreement (any such Person so qualified, a “Qualified Bidder”) or, if three (3) Qualified Bidders cannot be located, then from as many persons as the Trustee can determine are Qualified Bidders; provided that, at the Trustee’s request, the Master Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; and provided, further, that the Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to service the Mortgage Loans under this Agreement.  The bid proposal shall require any Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor Master Servicer, and to agree to be bound by the terms hereof, within 45 days after the notice of termination of the Master Servicer.  The materials provided to the Trustee shall provide for soliciting bids:  (i) on the basis of such successor Master Servicer retaining all Sub-Servicers to continue the primary servicing of the Mortgage Loans pursuant to the terms of the respective Sub-Servicing Agreements and entering into a Sub-Servicing Agreement with the terminated Master Servicer to service each of the Mortgage Loans for which it was the Master Servicer and not subject to a Sub-Servicing Agreement at a sub-servicing fee rate per annum equal to, for each Mortgage Loan serviced, the excess of the related Servicing Fee Rate minus the related Excess Servicing Fee Rate (each, a “Servicing Retained Bid”); and (ii) on the basis of terminating each Sub-Servicing Agreement and Sub-Servicer that it is permitted to terminate in accordance with Section 3.01(c) of this Agreement (each, a “Servicing Released Bid”).  The Trustee shall select the Qualified Bidder with the highest cash Servicing Retained Bid (or, if none, the highest cash Servicing Released Bid) (the “Successful Bidder”) to act as successor Master Servicer hereunder; provided, however, that if the Trustee does not receive a No Downgrade Confirmation from each Rating Agency within 10 days after the selection of such Successful Bidder, then the Trustee shall repeat the bid process described above (but subject to the above described 45 day time period) until such No Downgrade Confirmation is obtained.  The Trustee shall direct the Successful Bidder to enter into this Agreement as successor Master Servicer pursuant to the terms hereof no later than 45 days after notice of the termination of the Master Servicer; provided, however, that the initial Master Servicer may request and obtain, with the prior written consent of the Directing Holder, an additional 20 days for such sale and assumption to be completed so long as the initial Master Servicer delivers to the Trustee an Officer’s Certificate stating that the sale and assumption of the right to service the Mortgage Loans cannot be completed in the initial 45-day period and specifying the reasons therefor.

Upon the assignment and acceptance of master servicing rights hereunder (subject to the terms of Section 3.12 of this Agreement) to and by the Successful Bidder, the Trustee shall remit or cause to be remitted (i) if the successful bid was a Servicing Retained Bid, to the Master Servicer to be terminated pursuant to this Section 7.01(a), the amount of such cash bid received from the Successful Bidder (net of “out of pocket” expenses incurred in connection with obtaining such bid and transferring servicing) and (ii) if the successful bid was a Servicing Released Bid, to the Master Servicer and each terminated Sub-Servicer its respective Bid Allocation.

The Master Servicer to be terminated pursuant to this Section 7.01(a) shall be responsible for all out of pocket expenses incurred in connection with the attempt to sell its rights to service the Mortgage Loans, which expenses are not reimbursed to the party that incurred such expenses pursuant to the preceding paragraph.

If the Successful Bidder has not entered into this Agreement as successor Master Servicer within the above described time period or no Successful Bidder was identified within the above described time period, the Master Servicer to be terminated pursuant to Section 7.01(a) of this Agreement shall reimburse the Trustee for all reasonable “out of pocket” expenses incurred by the Trustee in connection with such bid process and the Trustee shall have no further obligations under this Section 7.01(a).  The Trustee thereafter may act or may select a successor to act as Master Servicer hereunder in accordance with Section 7.02 of this Agreement.

Notwithstanding anything to the contrary in this Article VII, if the Master Servicer shall timely deliver the notice and request for proposal materials referred to in the fourth preceding paragraph, no resignation or termination of the Master Servicer shall be effective in connection with a Master Servicer Termination Event under Section 7.01(a)(vii) of this Agreement, and the Master Servicer shall continue to perform as such and to collect the servicing fee until the conclusion of the process described in this Section 7.01(a).

(b)           “Special Servicer Termination Event,” wherever used herein, means any one of the following events:

(i)           any failure by the Special Servicer to deposit into the REO Account at or within the time specified by this Agreement and such failure continues unremedied for two Business Days, or any failure by the Special Servicer to remit to Master Servicer for deposit into, the Collection Account any amount required to be so remitted by the Special Servicer pursuant to, and at the time specified by, the terms of this Agreement; provided, however, that the failure of the Special Servicer to remit such amount to the Master Servicer shall not be a Special Servicer Termination Event if such failure is remedied within two Business Days and if the Special Servicer has compensated the Master Servicer for any loss of income (at the Advance Rate) on such amount suffered by the Master Servicer due to and caused by the late remittance of the Special Servicer and reimburse the Trust for any resulting advance interest due to the Master Servicer; or

(ii)          any failure on the part of the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement, which failure continues unremedied for a period of 30 days (or 45 days in the case of failure to pay the premium for any insurance policy required to be force placed by the Special Servicer pursuant to this Agreement or in any event such shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Special Servicer, by any other party hereto, with a copy to each other party to this Agreement, or by the Holders of Certificates of any Class evidencing, as to such Class, Percentage Interests aggregating not less than 25%; provided, however, if such failure (other than a failure that results in the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) is capable of being cured and the Special Servicer is diligently pursuing such cure, such 30- or 45-day period, as applicable, will be extended an additional 30 days;

(iii)         any breach on the part of the Special Servicer of any representation or warranty contained in Section 2.04(b) of this Agreement, which materially and adversely affects the interests of any Class of Certificateholders and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Special Servicer by the Depositor or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor and the Trustee by the Holders of Certificates of any Class evidencing, as to such Class, Percentage Interests aggregating not less than 25%; provided, however, if such breach is capable of being cured and the Special Servicer is diligently pursuing such cure, such 30-day period will be extended an additional 30 days;

(iv)         a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Special Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days;

(v)         the Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Special Servicer or of or relating to all or substantially all of its property;

(vi)         the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing;

(vii)        a servicing officer of the Special Servicer obtains actual knowledge that (a) the Special Servicer ceases to have a special servicer rating of at least “CSS3” from Fitch and such rating is not reinstated within 60 days; or (b) Moody’s has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates, or (ii) has placed one or more Classes of Certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and such qualification, downgrade, withdrawal or “watch status” placement shall not have been withdrawn by Moody’s within 60 days of the date such servicing officer obtained such actual knowledge) and, in the case of either of clause (i) or (ii), cited servicing concerns with the Special Servicer as the sole or material factor in such rating action; and

(viii)       subject to Section 10.16(c), any failure by the Special Servicer to deliver (a) any Exchange Act reporting items required to be delivered by the applicable Special Servicer to the Trustee under Article X by the time required under Article X after any applicable grace periods or (b) any Exchange Act reporting items that a primary servicer, Sub-Servicer or Servicing Function Participant (such entity, for purposes of this clause (viii), the “Sub-Servicing Entity”) retained by the Special Servicer (but excluding any

Mortgage Loan Seller Sub-Servicer) is required, but fails, to deliver (any Sub-Servicing Entity shall be terminated if it defaults in accordance with the provision of this clause (viii).

Then, and in each and every such case, so long as a Special Servicer Termination Event shall not have been remedied, the Trustee may and, at the written direction of the Holders of at least 51% of the aggregate Voting Rights of all Certificates the Trustee, shall, terminate all of the rights and obligations of the Special Servicer (other than the rights to indemnification provided in Section 6.03(a) of this Agreement and compensation provided in Section 3.12(c) of this Agreement).  Upon (i) written direction of the Holders of Certificates evidencing at least 25% of the aggregate Voting Rights requesting a vote to terminate the Special Servicer in connection with the occurrence and continuance of a Special Servicer Termination Event and (ii) payment by such Holders to the Certificate Administrator and the Trustee of the reasonable fees and expenses to be incurred by the Certificate Administrator and the Trustee in connection with administering such vote, the Certificate Administrator shall be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and conduct the solicitation of votes of all Certificates, within 180 days of such notice, in such regard.  In the case of clause (vii) above, the Trustee shall be required to notify Certificateholders of such Special Servicer Termination Event and request whether such Certificateholders favor such termination.

(c)           In the event that the Master Servicer or the Special Servicer is terminated pursuant to this Section 7.01, the Trustee (the “Terminating Party”) shall, by notice in writing to the Master Servicer or the Special Servicer, as the case may be (the “Terminated Party”), terminate all of its rights and obligations under this Agreement and in and to the Mortgage Loans and the proceeds thereof, other than any rights the Terminated Party may have hereunder as a Certificateholder and any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination and the right to the benefits of Section 6.03 of this Agreement notwithstanding any such termination, and with respect to the Special Servicer, shall also be entitled to receive any Workout Fee subsequent to its termination as Special Servicer, pursuant to Section 3.12(c) of this Agreement and any successor Special Servicer shall not be entitled to such Workout Fee received by the terminated Special Servicer).  On or after the receipt by the Terminated Party of such written notice, all of its authority and power under this Agreement, whether with respect to the Certificates (except that the Terminated Party shall retain its rights as a Certificateholder in the event and to the extent that it is a Certificateholder), the Mortgage Loans or otherwise, shall pass to and be vested in the Terminating Party pursuant to and under this Section and, without limitation, the Terminating Party is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Terminated Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise.  The Master Servicer and the Special Servicer each agree in the event it is terminated pursuant to this Section 7.01 to promptly (and in any event no later than ten Business Days subsequent to such notice) provide, at its own expense, the Terminating Party with all documents and records requested by the Terminating Party to enable the Terminating Party to assume its functions hereunder, and to cooperate with the Terminating Party and the successor to its responsibilities hereunder in effecting the termination of its responsibilities and rights hereunder, including, without limitation, the transfer to the successor Master Servicer or Special Servicer or the Terminating Party, as applicable, for administration by it of all cash amounts which shall at the time be or should have been credited by the Master Servicer or the Special Servicer to the Collection Account, any REO Account, the Loss of Value Reserve Fund, any Excess Liquidation Proceeds Account, Lock-Box Account or Cash Collateral Account or which shall thereafter be received with respect to the Mortgage Loans, and shall promptly provide the Terminating Party or such successor Master Servicer or successor Special Servicer (which may include the Trustee) all documents and records reasonably requested by it, such documents and records to be provided in such form as the Terminating Party or such successor Master Servicer or Special Servicer shall reasonably request (including electromagnetic form), to enable it to assume the Master Servicer’s or Special Servicer’s function hereunder.  All reasonable costs and expenses of the Terminating Party (including the cost of obtaining a No Downgrade Confirmation) or the successor Master Servicer or successor Special Servicer incurred in connection with transferring the Mortgage Files to the successor Master Servicer or Special Servicer and amending this Agreement to reflect such succession as successor Master Servicer or successor Special Servicer pursuant to this Section 7.01 shall be paid by the predecessor Master Servicer or the Special Servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses.  If the predecessor Master Servicer or Special Servicer (as the case may be) has not reimbursed the Terminating Party or the successor Master Servicer or Special Servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust Fund; provided that the Terminated Party shall not thereby be relieved of its liability for such expenses.  If and to the extent that the Terminated Party has not reimbursed such costs and expenses, the Terminating Party shall have an affirmative obligation to take all reasonable actions to collect such expenses on behalf of the Trust Fund.

Section 7.02     Trustee to Act; Appointment of Successor.

On and after the time the Master Servicer or the Special Servicer receives a notice of termination pursuant to Section 7.01 of this Agreement, the Terminating Party (subject to Section 7.01(a) and Section 7.01(c)) shall be its successor, until such successor is appointed by the Directing Holder as provided in this Section 7.02 or Section 3.22(b), as applicable, in all respects in its capacity as the Master Servicer or the Special Servicer under this Agreement and the transactions set forth or provided for herein and, except as provided herein, shall be subject to all the responsibilities, duties, limitations on liability and liabilities relating thereto and arising thereafter placed on the Master Servicer or Special Servicer by the terms and provisions hereof, provided, however, that (i) the Terminating Party shall have no responsibilities, duties, liabilities or obligations with respect to any act or omission of the Master Servicer or Special Servicer and (ii) any failure to perform, or delay in performing, such duties or responsibilities caused by the Terminated Party’s failure to provide, or delay in providing, records, tapes, disks, information or monies shall not be considered a default by such successor hereunder.  The Trustee, as successor Master Servicer or successor Special Servicer, shall be indemnified to the full extent provided to the Master Servicer or Special Servicer, as applicable, under this Agreement prior to the Master Servicer’s or the Special Servicer’s termination.  The appointment of a successor Master Servicer or successor Special Servicer shall not affect any liability of the predecessor Master Servicer or

Special Servicer which may have arisen prior to its termination as the Master Servicer or the Special Servicer.  The Terminating Party shall not be liable for any of the representations and warranties of the Master Servicer or Special Servicer herein or in any related document or agreement, for any acts or omissions of the predecessor Master Servicer or predecessor Special Servicer or for any losses incurred in respect of any Permitted Investment by the Master Servicer pursuant to Section 3.07 hereunder nor shall the Trustee be required to purchase any Mortgage Loan hereunder.  As compensation therefor, the Terminating Party as successor Master Servicer or successor Special Servicer shall be entitled to the Servicing Compensation or Special Servicing Compensation, as applicable, and all funds relating to the Mortgage Loans that accrue after the date of the Terminating Party’s succession to which such predecessor Master Servicer or Special Servicer would have been entitled if such predecessor Master Servicer or Special Servicer, as applicable, had continued to act hereunder.  In the event any Advances made by the Master Servicer or the Trustee shall at any time be outstanding, or any amounts of interest thereon shall be accrued and unpaid, all amounts available to repay Advances and interest hereunder shall be applied entirely to the Advances made by the Trustee (and the accrued and unpaid interest thereon), until such Advances and interest shall have been repaid in full.  Notwithstanding the above, the Trustee may, if it shall be unwilling to so act, or shall if it is unable to so act or if the Holders of Certificates entitled to (i) in the case of the Master Servicer, at least 25% of the aggregate Voting Rights (or, for so long as no Control Termination Event has occurred and is continuing, the Controlling Class Representative) or (ii) in the case of the Special Servicer, at least 25% of the aggregate Voting Rights (or, for so long as no Control Termination Event has occurred and is continuing, the Controlling Class Representative), so direct in writing to the Trustee, or if the Trustee is not an “approved” servicer by any of the Rating Agencies for mortgage pools similar to the Trust Fund, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution for which a No Downgrade Confirmation from each Rating Agency has been obtained and that, for so long as no Control Termination Event has occurred and is continuing, has been approved by the Controlling Class Representative (which approval shall not be unreasonably withheld in the case of the appointment of a successor Master Servicer) to act as the successor to the Master Servicer or Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer or Special Servicer hereunder.  No appointment of a successor to the Master Servicer or Special Servicer hereunder shall be effective until the assumption by such successor of all the Master Servicer’s or Special Servicer’s responsibilities, duties and liabilities hereunder, which appointment has been approved, if no Control Termination Event has occurred and is continuing, by the Directing Holder, such approval not to be unreasonably withheld.  Pending appointment of a successor to the Master Servicer (or the Special Servicer if the Special Servicer is also the Master Servicer) hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as hereinabove provided.  Pending the appointment of a successor to the Special Servicer, the Trustee shall act in such capacity.  In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans or otherwise as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted to the Terminated Party hereunder, provided, further, that if no successor to the Terminated Party can be obtained to perform the obligations of such Terminated Party hereunder, additional amounts shall be paid to such successor (except that such amounts in excess of that permitted the Terminated Party shall be treated as Realized Losses).  Any successor Special Servicer shall be subject to the rights of the Directing Holder under Section 3.22(b) of this Agreement.  The Depositor, the Trustee, the Master Servicer or Special Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

If the Trustee or an Affiliate acts pursuant to this Section 7.02 as successor to the resigning or terminated Master Servicer, it may reduce the Master Servicer’s Excess Servicing Fee Rate to the extent that its or such Affiliate’s compensation as successor Master Servicer would otherwise be below the market rate servicing compensation.  If the Trustee elects to appoint a successor to the resigning or terminated Master Servicer other than itself or an Affiliate pursuant to this Section 7.02, it may reduce the Master Servicer’s Excess Servicing Fee Rate to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Master Servicer that meets the requirements of this Section 7.02.

Section 7.03     Notification to Certificateholders and Other Persons.

(a)           Upon its receipt of written notice of any termination pursuant to Section 7.01 above or appointment of a successor to the Master Servicer or the Special Servicer, the Certificate Administrator shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register, the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) and the Operating Advisor.

(b)           Within 30 days after the occurrence of any Servicer Termination Event or Operating Advisor Termination Event of which a Responsible Officer of the Trustee has actual knowledge, the Trustee shall transmit by mail to the Depositor, the Certificate Administrator (who shall then notify all Holders of Certificates) and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), notice of such Servicer Termination Event or Operating Advisor Termination Event, unless such Servicer Termination Event or Operating Advisor Termination Event shall have been cured or waived.

Section 7.04     Other Remedies of Trustee. During the continuance of any Master Servicer Termination Event or a Special Servicer Termination Event, so long as the Master Servicer Termination Event or Special Servicer Termination Event, if applicable, shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.01 of this Agreement, shall have the right, in its own name as Trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders (including the institution and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim and debt in connection therewith).  In such event, the legal fees, expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Trustee shall be entitled to be reimbursed therefor from the Collection Account as provided in Section 3.06 of this Agreement.  Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Master Servicer Termination Event or Special Servicer Termination Event, if applicable.

Section 7.05     Waiver of Past Servicer Termination Events and Operating Advisor Termination Events; Termination.

The Holders of Certificates evidencing not less than 66⅔% of the aggregate Voting Rights of the Certificates may, on behalf of all Holders of Certificates waive any default by the Master Servicer, the Special Servicer or the Operating Advisor in the performance of its obligations hereunder and its consequences, except a default in making any required deposits (including, with respect to the Master Servicer, P&I Advances) to or payments from the Collection Account or the Lower-Tier Distribution Account, or in remitting payments as received, in each case in accordance with this Agreement.  Upon any such waiver of a past default, such default shall cease to exist, and any Servicer Termination Event or Operating Advisor Termination Event arising therefrom shall be deemed to have been remedied for every purpose of this Agreement.  No such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

Section 7.06     Trustee as Maker of Advances. In the event that the Master Servicer fails to fulfill its obligations hereunder to make any Advances and such failure remains uncured, the Trustee shall perform such obligations (x) within five Business Days of the Servicer Termination Event resulting from such failure by the Master Servicer with respect to Property Advances to the extent a Responsible Officer of the Trustee has actual knowledge of such failure with respect to such Property Advances and (y) by 12:00 noon (New York City time) on the related Distribution Date with respect to P&I Advances to the extent a Responsible Officer of the Trustee has actual knowledge of such failure or unless the Trustee has received notice that such failure has been cured by 11:00 a.m. on such Distribution Date pursuant to Section 4.07(a).  With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of the Master Servicer’s rights with respect to Advances hereunder, including, without limitation, the Master Servicer’s rights of reimbursement and interest on each Advance at the Advance Rate, and rights to determine that a proposed Advance is a Nonrecoverable P&I Advance or Property Advance, as the case may be (without regard to any impairment of any such rights of reimbursement caused by the Master Servicer’s default in its obligations hereunder); provided, however, that if Advances made by the Trustee and the Master Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee, until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of the Master Servicer for such Advances.  The Trustee shall be entitled to conclusively rely on any notice given with respect to a Nonrecoverable Advance or any determination of nonrecoverability in connection therewith by the Master Servicer hereunder.

Section 7.07     Termination of the Operating Advisor.

(a)           An “Operating Advisor Termination Event” means any one of the following events whether any such event shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)            any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under this Agreement, which failure shall continue unremedied for a period of 30 days after the date on which written notice of such failure shall have been given to the Operating Advisor by any party hereto or to the Operating Advisor, the Certificate Administrator and the Trustee by the Holders of Certificates having greater than 25% of the aggregate Voting Rights; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor shall have an additional cure period of thirty (30) days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an Officer’s Certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)           any failure by the Operating Advisor to perform in accordance with the Operating Advisor Standard which failure shall continue unremedied for a period of 30 days;

(iii)          any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure shall continue unremedied for a period of 30 days;

(iv)          a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Operating Advisor, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days;

(v)           the Operating Advisor shall consent to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(vi)          the Operating Advisor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator shall promptly provide written notice to all Certificateholders by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that it has been remedied. If an Operating Advisor Termination Event has occurred then, and in each and every such case, so long as such Operating Advisor Termination Event shall not have been remedied, either (i) the Trustee may or (ii) upon the written direction of holders of Certificates evidencing not less than 25% of the Voting Rights of each Class of Regular Certificates, the Trustee shall, terminate all of the rights and obligations of the Operating Advisor under this Agreement, other than rights and obligations accrued prior to such termination, including the right to receive all amounts accrued and owing to it under this Agreement, and other than indemnification rights (arising out of events occurring prior to such termination), by notice in writing to the Operating Advisor.  Notwithstanding anything herein to the contrary, the Depositor shall have the right, but not the obligation, to notify the Certificate Administrator and the Trustee of any Operating Advisor Termination Event of which the Depositor has actual knowledge.

(b)           Upon (i) the written direction of holders of Certificates evidencing not less than 15% of the aggregate Voting Rights requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor and (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator shall promptly provide written notice thereof to the Operating Advisor and to all Certificateholders by posting such notice on its internet website.  Upon the written direction of holders of Certificates evidencing more than 50% of the Voting Rights, that exercise their right to vote (provided that Holders of at least 50% of the Voting Rights, exercise their right to vote), the Trustee shall terminate all of the rights and obligations of the Operating Advisor under this Agreement by providing written notice to the Operating Advisor, other than rights and obligations accrued prior to such termination including the right to receive all amounts accrued and owing to it under this Agreement and other than indemnification rights arising out of events occurring prior to such termination.  The provisions set forth in the foregoing sentences of this Section 7.07(b) shall be binding upon and inure to the benefit of solely the Certificateholders and the Trustee as between each other.  The Operating Advisor shall not have any cause of action based upon or arising from any breach or alleged breach of such provisions other than may arise, as a result of the failure to comply with the above described voting procedures.  As between the Operating Advisor, on the one hand, and the Certificateholders, on the other, the Certificateholders shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Operating Advisor.  The Certificate Administrator shall include on each Distribution Date Statement a statement that each Certificateholder and Beneficial Owner may access notices on the Certificate Administrator’s Website and each Certificateholder and Beneficial Owner may register to receive email notifications when such notices are posted on the Certificate Administrator’s Website; provided that the Certificate Administrator shall be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

(c)           On or after the receipt by the Operating Advisor of such written notice of termination, subject to the foregoing, all of its authority and power under this Agreement shall be terminated and, without limitation, the terminated Operating Advisor shall execute any and all documents and other instruments, and do or accomplish all other acts or things reasonably necessary or appropriate to effect the purposes of such notice of termination.  As soon as practicable, but in no event later than 15 Business Days after (1) the Operating Advisor resigns pursuant to Section 6.04(a) of this Agreement or (2) the Trustee or the Certificate Administrator delivers such written notice of termination to the Operating Advisor, either (i) the Trustee may or (ii) the Trustee shall upon the written direction of holders of Certificates evidencing not less than 25% of the Voting Rights of each Class of Regular Certificates, appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an Affiliate of the Trustee and shall be the proposed Operating Advisor in the case of a termination pursuant to Section 7.07(b) of this Agreement; provided, however, that if the Trustee is acting as the successor Master Servicer or successor Special Servicer, neither the Trustee nor any of its Affiliates shall be the successor Operating Advisor.  The Trustee shall provide written notice of the appointment of a successor Operating Advisor to the Master Servicer, the Special Servicer, the Certificate Administrator, the Controlling Class Representative and each Certificateholder within one Business Day of such appointment.  The Operating Advisor shall not at any time be the Depositor, the Master Servicer, the Special Servicer, a Mortgage Loan Seller or an Affiliate of any of them.  If any of such entities becomes the Operating Advisor, including by means of an Affiliation arising after the date hereof, the Operating Advisor shall immediately resign or cause an assignment under Section 6.04 of this Agreement and the Trustee shall upon the written direction of holders of Certificates evidencing not less than 25% of the Voting Rights of each Class of Certificates appoint a successor Operating Advisor subject to and in accordance with this Section 7.07(c), which successor Operating Advisor may be an Affiliate of the Trustee.

(d)           Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee shall, as soon as possible, give written notice thereof to the Special Servicer, the Master Servicer, the Certificate Administrator, the Depositor, the Certificateholders and, if no Consultation Termination Event has occurred and is continuing, the Controlling Class Representative, the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).  In the event that the Operating Advisor is terminated, all of its rights and obligations under this Agreement shall terminate, other than any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination).

ARTICLE VIII

CONCERNING THE TRUSTEE AND CERTIFICATE ADMINISTRATOR

Section 8.01     Duties of Trustee and Certificate Administrator.

(a)           Each of the Trustee and the Certificate Administrator undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no permissive right of the Trustee shall be construed as a duty.  During the continuance of a Servicer Termination Event of which a Responsible Officer of the Trustee has actual knowledge, the Trustee, subject to the provisions of Section 7.02 and 7.05 of this Agreement, shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)           The Trustee and the Certificate Administrator, upon receipt of any resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator, as the case may be, which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform on their face to the requirements of this Agreement; provided, however, that, the Trustee or the Certificate Administrator, as applicable, shall not be responsible for the accuracy or content of any such resolution, certificate, statement, opinion, report, document, order or other instrument provided to it hereunder.  If any such instrument is found not to conform on its face to the requirements of this Agreement in a material manner, the Trustee or the Certificate Administrator, as applicable, shall request the provider of such instrument to have the instrument corrected, and if the instrument is not corrected to such Trustee’s or such Certificate Administrator’s reasonable satisfaction, such Trustee or such Certificate Administrator will provide notice thereof to the Certificateholders.

(c)           None of the Trustee, the Certificate Administrator or any of their officers, directors, employees, agents or “control” persons within the meaning of the Securities Act shall have any liability arising out of or in connection with this Agreement, provided that, subject to Section 8.02 of this Agreement, no provision of this Agreement shall be construed to relieve the Trustee, the Certificate Administrator or any such person, from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or its own bad faith; and provided, further, that:

(i)            The Trustee’s and the Certificate Administrator’s duties and obligations shall be determined solely by the express provisions of this Agreement, neither the Trustee nor the Certificate Administrator shall be liable except for the performance of such duties and obligations as are specifically set forth in regard to such party in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee or the Certificate Administrator and, in the absence of bad faith on the part of the Trustee or the Certificate Administrator, as the case may be, the Trustee and the Certificate Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any resolutions, certificates, statements, reports, opinions, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator, as the case may be, that conform on their face to the requirements of this Agreement to the extent set forth herein without responsibility for investigating the contents thereof;

(ii)           Neither the Trustee nor the Certificate Administrator shall be personally liable for an error of judgment made in good faith by a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, unless it shall be proved that the Trustee or the Certificate Administrator, as the case may be, was negligent in ascertaining the pertinent facts;

(iii)          Neither the Trustee nor the Certificate Administrator shall be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to at least 50% of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as the case may be, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as the case may be, under this Agreement (unless a higher percentage of Voting Rights is required for such action);

(iv)         Neither the Trustee nor the Certificate Administrator nor any of their directors, officers, employees, agents or control persons shall be responsible for any act or omission of any Custodian, Paying Agent or Certificate Registrar that is not an

Affiliate of the Trustee or Certificate Administrator, respectively, and that is selected other than by the Trustee, performed or omitted in compliance with any custodial or other agreement, or any act or omission of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor or any other Person, including, without limitation, in connection with actions taken pursuant to this Agreement;

(v)           Neither the Trustee nor the Certificate Administrator shall be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its respective duties as Trustee or Certificate Administrator in accordance with this Agreement (and, if it does, all legal expenses and costs of such action shall be expenses and costs of the Trust Fund, and the Trustee or the Certificate Administrator, as applicable, shall be entitled, as provided in Section 3.06 hereof, to be reimbursed therefor from amounts on deposit in the Collection Account or the Distribution Account and identified on the Trust Ledger, unless such legal action arises out of the negligence or bad faith of the Trustee or Certificate Administrator, as applicable, or any breach of a representation or warranty of the Trustee or Certificate Administrator, as applicable, contained herein); and

(vi)          Neither the Trustee nor the Certificate Administrator shall be charged with knowledge of any act, failure to act or breach of any Person upon the occurrence of which the or Certificate Administrator, as applicable, may be required to act, unless a Responsible Officer of the Trustee or Certificate Administrator, as applicable, obtains actual knowledge of such failure.  Neither the Trustee nor the Certificate Administrator shall be deemed to have actual knowledge of the Master Servicer’s or the Special Servicer’s failure to provide scheduled reports, certificates and statements when and as required to be delivered to the Trustee or Certificate Administrator, as applicable, pursuant to this Agreement.

None of the provisions contained in this Agreement shall require either the Trustee, in its capacity as Trustee or the Certificate Administrator, in its capacity as Certificate Administrator, to expend or risk its own funds, or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if in the opinion of the Trustee or the Certificate Administrator, as the case may be, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee or the Certificate Administrator, as the case may be, to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer, the Special Servicer or the Operating Advisor under this Agreement, except, in the case of the Trustee, during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of this Agreement.  Neither the Trustee or the Certificate Administrator shall be required to post any surety or bond of any kind in connection with its performance of its obligations under this Agreement.  Notwithstanding any other provision hereof, however, whenever acting as the Master Servicer or Special Servicer hereunder, the Trustee and the Certificate Administrator shall comply with the Servicing Standard.

Section 8.02     Certain Matters Affecting the Trustee and the Certificate Administrator.

(a)           Except as otherwise provided in Section 8.01 of this Agreement:

(i)            The Trustee and the Certificate Administrator may request and/or conclusively rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties and neither the Trustee nor the Certificate Administrator shall have any responsibility to ascertain or confirm the genuineness of any such party or parties;

(ii)           Each of the Trustee and the Certificate Administrator may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with the written advice of such counsel or such Opinion of Counsel;

(iii)          (A) Neither the Trustee nor the Certificate Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement or to make any investigation of matters arising hereunder or institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee or the Certificate Administrator, as the case may be, reasonable security or indemnity reasonably satisfactory to the Trustee or the Certificate Administrator, as the case may be, against the costs, expenses and liabilities which may be incurred therein or thereby, provided that nothing contained herein shall relieve the Trustee or the Certificate Administrator, as the case may be, of the obligations, upon the occurrence of a Servicer Termination Event (which has not been cured or waived) of which a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, has actual knowledge, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs; and (B) the right of the Trustee and the Certificate Administrator to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Trustee or the Certificate Administrator, as the case may be, shall not be answerable for other than its negligence or willful misconduct in the performance of any such act;

(iv)          None of the Trustee, the Certificate Administrator or any of their directors, officers, employees, Affiliates, agents or “control” persons within the meaning of the Securities Act shall be personally liable for any action taken, suffered or omitted by it in good faith and reasonably believed by the Trustee or the Certificate Administrator, as the case may be, to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)           If no Servicer Termination Event has occurred and is continuing, neither the Trustee nor the Certificate Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 25% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee or the Certificate Administrator, as the case may be, of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Certificate Administrator, as the case may be, not reasonably assured to the Trustee or the Certificate Administrator, as the case may be, by the security afforded to it by the terms of this Agreement, the Trustee or the Certificate Administrator, as the case may be, may require indemnity reasonably satisfactory to it from such requesting Holders against such cost, expense or liability as a condition to taking any such action.  The reasonable expense of every such investigation shall be paid by the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, if a Servicer Termination Event or Operating Advisor Termination Event shall have occurred and be continuing relating to the Master Servicer, the Special Servicer or the Operating Advisor, respectively, and otherwise by the Certificateholders requesting the investigation; and

(vi)          The Trustee and the Certificate Administrator may execute any of the trusts or powers hereunder and the Trustee and the Certificate Administrator may perform any duties hereunder either directly or by or through agents, nominees, custodians or attorneys but shall not be relieved of the obligations hereunder, provided, however, that the Trustee or the Certificate Administrator, as the case may be, may not perform any duties hereunder through any Person that is a Prohibited Party.

(b)           Following the Startup Day, the Trustee and the Certificate Administrator shall not, except as expressly required by any provision of this Agreement, accept any contribution of assets to the Trust Fund unless the Trustee or the Certificate Administrator shall have received an Opinion of Counsel (the costs of obtaining such opinion to be borne by the Person requesting such contribution) to the effect that the inclusion of such assets in the Trust Fund will not cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC, at any time that any Certificates are outstanding, or subject the Lower-Tier REMIC or the Upper-Tier REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

(c)           All rights of action under this Agreement or under any of the Certificates, enforceable by the Trustee and the Certificate Administrator, may be enforced by it without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee and the Certificate Administrator shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

(d)           The Trustee shall not have a duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any Mortgage Loan by any Mortgage Loan Seller pursuant to this Agreement or the eligibility of any Mortgage Loan for purposes of this Agreement.

(e)           Each of the Trustee and the Certificate Administrator shall be entitled to all of the same rights, protections, immunities and indemnities afforded to it as Trustee and Certificate Administrator, as the case may be, in each capacity for which it serves hereunder (including, without limitation, as Custodian, Certificate Registrar, 17g-5 Information Provider, Paying Agent and Authenticating Agent).  For the avoidance of doubt, the Certificate Administrator shall be entitled to all of the rights, protections, immunities and indemnities afforded to it hereunder under.

(f)           In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Law”), the Certificate Administrator and the Trustee, as the case may be, are required to obtain, verify and record certain information relating to individuals and entities that maintain a business relationship with the Certificate Administrator or the Trustee.  Accordingly, each of the parties hereto agrees to provide to the Certificate Administrator and the Trustee, upon its respective request from time to time, such identifying information and documentation as may be available for such party in order to enable the Certificate Administrator and the Trustee to comply with Applicable Law.

Section 8.03     Trustee Not Liable for Certificates or Mortgage Loans. The recitals contained herein and in the Certificates shall not be taken as the statements of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer, or the Special Servicer and the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer and the Special Servicer assume no responsibility for their correctness.  The Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer and the Special Servicer make no representations or warranties as to the validity or sufficiency of this Agreement, of the Certificates or any offering circular used to offer the Certificates for sale or the validity, enforceability or sufficiency of any Mortgage Loan, or related document.  Neither the Trustee nor the Certificate Administrator shall at any time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Mortgage, any Mortgage Loan, or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders under this Agreement.  Without limiting the foregoing, neither the Trustee nor the Certificate Administrator shall be liable or responsible for:  (i) the existence, condition and ownership of any Mortgaged Property; (ii) the existence of any hazard or other insurance thereon (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement) or the enforceability thereof; (iii) the existence of any Mortgage Loan or the contents of the related Mortgage File on any computer or other record thereof (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant Section 7.02 of this Agreement); (iv) the validity of the assignment of any Mortgage Loan to the Trust Fund or of any intervening assignment; (v) the completeness of any Mortgage File; the performance or enforcement of any Mortgage Loan (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement); (vi) the compliance by the Depositor, the Master Servicer, the Special Servicer or the Operating Advisor with any warranty or representation made under this Agreement or in any related document or the accuracy of any such warranty or representation prior to the Trustee’s receipt of written notice or other discovery of any non-compliance therewith or any breach thereof; (vii) any investment of monies by or at the direction of the Master Servicer or any loss resulting therefrom, the acts or omissions of any of the Depositor, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer (other than if the Trustee shall assume the duties of the Certificate Administrator, the Master Servicer or Special Servicer pursuant to Section 7.02 of this Agreement) or any Sub-Servicer or any Borrower; any action of the Master Servicer or Special Servicer (other than if the Trustee shall assume the duties of the Master Servicer or Special Servicer pursuant to Section 7.02 of this Agreement) or any Sub-Servicer taken in the name of the Trustee, except to the extent such action is taken at the express written direction of the Trustee; (viii) the failure of the Master Servicer or the Special Servicer or any Sub-Servicer to act or perform any duties required of them on behalf of the Trust Fund or the Trustee hereunder; or (ix) any action by or omission of the Trustee or the Certificate Administrator taken at the instruction of the Master Servicer or the Special Servicer (other than if the Trustee shall assume the duties of the Master Servicer or the Special Servicer pursuant to Section 7.02 of this Agreement) unless the taking of such action is not permitted by the express terms of this Agreement; provided, however, that the foregoing shall not relieve the Trustee of its obligation to perform its duties as specifically set forth in this Agreement.  The Trustee shall not be accountable for the use or application by the Depositor, the Certificate Administrator (if it is not also the Trustee), the Master Servicer or the Special Servicer of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor, the Certificate Administrator (if it is not also the Trustee), the Master Servicer or the Special Servicer in respect of the assignment of the Mortgage Loans or deposited in or withdrawn from the Collection Accounts, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Lock-Box Account, the Cash Collateral Account, the Reserve Accounts, the Interest Reserve Account, any REO Account or any Excess Liquidation Proceeds Account or any other account maintained by or on behalf of the Certificate Administrator (if it is not also the Trustee), the Master Servicer or the Special Servicer, other than any funds held by the Trustee.  The Certificate Administrator shall not be accountable for the use or application by the Depositor, the Trustee (if it is not also the Certificate Administrator), the Master Servicer or the Special Servicer of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor, the Trustee (if it is not also the Certificate Administrator), the Master Servicer or the Special Servicer in respect of the assignment of the Mortgage Loans or deposited in or withdrawn from the Collection Accounts, the Lower-Tier Distribution Account, the Upper-Tier Distribution Account, the Lock-Box Account, the Cash Collateral Account, the Reserve Accounts, the Interest Reserve Account, any REO Account or any Excess Liquidation Proceeds Account or any other account maintained by or on behalf of the Trustee (if it is not the Certificate Administrator), the Master Servicer or the Special Servicer, other than any funds held by the Certificate Administrator.  Neither the Trustee nor the Certificate Administrator shall have any responsibility for filing any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless the Trustee shall have become the successor Master Servicer) or to record this Agreement.  In making any calculation hereunder which includes as a component thereof the payment or distribution of interest for a stated period at a stated rate “to the extent permitted by applicable law,” the Trustee or the Certificate Administrator, as the case may be, shall assume that such payment is so permitted unless a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, has actual knowledge, or receives an Opinion of Counsel (at the expense of the Person asserting the impermissibility) to the effect, that such payment is not permitted by applicable law.  The

Depositor is not obligated to monitor or supervise the performance of the Trustee or the Certificate Administrator under this Agreement or otherwise.

Section 8.04     Trustee and Certificate Administrator May Own Certificates. The Trustee, the Certificate Administrator and any agent of the Trustee or the Certificate Administrator in its individual capacity or any other capacity may become the owner or pledgee of Certificates, and may deal with the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer and the Underwriters in banking transactions, with the same rights it would have if it were not Trustee, Certificate Administrator or such agent, as the case may be.

Section 8.05     Payment of Trustee’s and Certificate Administrator’s Fees and Expenses; Indemnification.

(a)           On each Distribution Date, prior to the distribution of amounts to the Certificateholders, the Certificate Administrator shall be entitled to withdraw and pay the Trustee and itself its respective portion of the Trustee/Certificate Administrator Fee, as reasonable compensation from amounts remitted to the Lower-Tier Distribution Account (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust), for all services rendered in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee and the Certificate Administrator at the Trustee/Certificate Administrator Fee Rate.

(b)           In the event that the Trustee assumes the servicing responsibilities of the Master Servicer or the Special Servicer hereunder pursuant to or otherwise arising from the resignation or removal of the Master Servicer or the Special Servicer, the Trustee shall be entitled to the compensation to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (other than the rights of the Special Servicer to receive any Workout Fee specified in Section 3.12(c) of this Agreement in the event that the Special Servicer is terminated).

(c)           The Trustee, the Custodian and the Certificate Administrator shall be paid or reimbursed by the Trust Fund upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee, the Custodian or the Certificate Administrator pursuant to and in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ), which the Certificate Administrator will be entitled to withdraw from the Distribution Accounts prior to the distribution to Certificateholders to the extent set forth herein and to the extent such payments are “unanticipated expenses incurred by the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(iii) except any such expense, disbursement or advance as may arise from its negligence or bad faith; provided, however, that, subject to the last paragraph of Section 8.01 and Section 8.02(a)(iii) of this Agreement, the Trustee, the Custodian or the Certificate Administrator shall not refuse to perform any of their respective duties hereunder solely as a result of the failure to be paid their respective portion of the Trustee/Certificate Administrator Fee, or the Trustee’s or Custodian’s previously-incurred expenses or the Certificate Administrator’s previously-incurred expenses, as applicable.  The term “unanticipated expenses incurred by the REMIC” shall include any fees, expenses and disbursement of any separate Trustee or co-Trustee appointed hereunder, only to the extent such fees, expenses and disbursements were not reasonably anticipated as of the Closing Date and are attributable to the Lower-Tier REMIC, the Upper-Tier REMIC and the losses, liabilities, damages, claims or expenses (including reasonable attorneys’ fees) incurred or advanced by an Indemnified Party in connection with any litigation arising out of this Agreement attributable to the Lower-Tier REMIC or the Upper-Tier REMIC, including, without limitation, under Section 2.03, Section 3.10, the third paragraph of Section 3.11, Section 4.05 and Section 7.01 of this Agreement.

The Master Servicer and the Special Servicer covenant and agree to pay or reimburse the Trustee for the reasonable expenses, disbursements and advances incurred or made by the Trustee in connection with any transfer of the servicing responsibilities of the Master Servicer or the Special Servicer, respectively, hereunder, pursuant to or otherwise arising from the resignation or removal of the Master Servicer or Special Servicer (except in the case of removal of the Special Servicer without cause), as applicable, in accordance with any of the provisions of this Agreement (and including the reasonable fees and expenses and disbursements of its counsel and all other persons not regularly in its employ), except any such expense, disbursement or advance as may arise from the negligence or bad faith of the Trustee.

(d)           Each of the Depositor, the Master Servicer, the Special Servicer and the Paying Agent (each, for purposes of this Section 8.05(d), an “Indemnifying Party”) shall (severally and not jointly) indemnify the Trustee (both in its capacity as Trustee and individually) and the Certificate Administrator (both in its capacity as Certificate Administrator and individually) and each of their Affiliates and each of the directors, officers, employees, representatives and agents of the Trustee and the Certificate Administrator and each of their Affiliates (each, for purposes of this Section 8.05(d), an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) resulting from the applicable Indemnifying Party’s respective willful misconduct, bad faith, fraud or negligence in the performance of each of its respective duties hereunder or by reason of negligent disregard of its respective obligations and duties hereunder (including in the case of the Master Servicer, any agent of the Master Servicer or Sub-Servicer.

The Trust Fund shall indemnify each Indemnified Party and the Custodian from, and hold it harmless against, any and all losses, liabilities, damages, penalties, fines, forfeitures, judgments, claims or unanticipated expenses (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) arising out of or incurred by the Trustee in connection with its participation in the transaction and any act or omission of the Trustee relating to the exercise and performance of any of the powers and duties of the Trustee under this Agreement, other than (i) resulting from the willful misconduct, bad faith, fraud or negligence of the Indemnified Party or the Custodian, as applicable, in the performance of its obligations and duties under this Agreement, (ii) by reason of its negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the Indemnified Party or the Custodian, as applicable, made in this Agreement, (iii) as to which such Indemnified Party or the Custodian, as applicable, is entitled to indemnification from any party other than the Trust Fund pursuant to this Section 8.05(d) and (iv) any loss, liability or expense that constitutes a specific liability imposed on the Indemnified Party or the Custodian, as applicable, under this Agreement.  The right of reimbursement of the Indemnified Parties and the Custodian under this Section 8.05(d) shall be senior to the rights of all Certificateholders.

(e)           Notwithstanding anything herein to the contrary, this Section 8.05 shall survive the termination or maturity of this Agreement or the resignation, removal or termination of the Trustee or the Certificate Administrator, as the case may be, regarding rights accrued prior to such resignation, removal or termination and (with respect to any acts or omissions during its respective tenures) the resignation, removal or termination of the Master Servicer, the Special Servicer, the Paying Agent, the Certificate Administrator, the Certificate Registrar or the Custodian.

(f)            This Section 8.05 shall be expressly construed to include, but not be limited to, such indemnities, compensation, expenses, disbursements, advances, losses, liabilities, damages and the like, as may pertain or relate to any environmental law or environmental matter.

(g)           Each of the Certificate Administrator and the Trustee (in each case with respect to itself only, for purposes of this Section 8.05(g), an “Indemnifying Party”) shall (severally and not jointly) indemnify the Trust Fund, the Depositor, the Master Servicer and the Special Servicer and their respective Affiliates and each of the directors, officers, employees and agents of the Master Servicer and the Special Servicer and their respective Affiliates (each, for purposes of this Section 8.05(g), an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) resulting from the applicable Indemnifying Party’s willful misconduct, bad faith, fraud or negligence in the performance of its duties hereunder or by reason of negligent disregard of its obligations and duties hereunder.

(h)           The Certificate Administrator (for purposes of this Section 8.05(h), the “Indemnifying Party”) shall, solely in its capacity as the 17g-5 Information Provider, indemnify each Mortgage Loan Seller, the Depositor and Barclays Capital (each, for purposes of this Section 8.05(h), an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) related to (i) the applicable Indemnifying Party’s willful misconduct, bad faith, fraud or negligence in the performance of its duties hereunder or by reason of negligent disregard of its obligations and duties hereunder or (ii) a determination by any Rating Agency that it cannot reasonably rely on representations made by Barclays Capital or any Affiliate thereof pursuant to Rule 17g-5(a)(3), to the extent caused by any such willful misconduct, bad faith, fraud or negligence in the performance of such Indemnifying Party’s duties hereunder or by reason of negligent disregard referred to in clause (i) above by the Indemnifying Party.

Section 8.06     Eligibility Requirements for Trustee and Certificate Administrator.

The Trustee and Certificate Administrator hereunder shall at all times:

(i)            be a corporation, national bank, national banking association or trust company, organized and doing business under the laws of any state or the United States of America,

(ii)           be authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement,

(iii)          have a combined capital and surplus of at least $50,000,000,

(iv)          have a rating on its unsecured long term debt of at least “A-” by Fitch and “A2” by Moody’s, and have a rating on its short-term unsecured debt obligations of at least “F1” by Fitch and “P-1” by Moody’s, or has been assigned such other ratings as are acceptable to the Rating Agencies, as confirmed by receipt of a No Downgrade Confirmation,

(v)           be subject to supervision or examination by federal or state authority and, in the case of the Trustee, shall not be an Affiliate of the Master Servicer or the Special Servicer (except during any period when the Trustee has assumed the duties of the Master Servicer or Special Servicer, as the case may be, pursuant to Section 7.02 of this Agreement), and

(vi)          not be a Prohibited Party.

Notwithstanding the foregoing, if the Trustee or the Certificate Administrator meets the provisions of clauses (i) through (iii), (v) and (vi) above, but does not meet the provisions of clause (iv) above, the Trustee or the Certificate Administrator, as the case may be, shall be deemed to meet the provisions of such clause (iv) if it appoints a fiscal agent as a back-up liquidity provider, provided that such fiscal agent meets the provisions of clauses (i) through (vi) above and shall have assumed in writing all obligations of the Trustee or the Certificate Administrator, as the case may be, to make Advances under this Agreement as and when required of the Trustee or the Certificate Administrator, as the case may be.  If a corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for purposes of this Section the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.  If the place of business from which the Trustee administers the Trust Fund is a state or local jurisdiction that imposes a tax on the Trust Fund or the net income of either Trust REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions) the Trustee shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07 of this

Agreement, (ii) pay such tax and continue as Trustee or (iii) administer the Trust Fund from a state and local jurisdiction that does not impose such a tax.  If at any time the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of this Section, the Trustee or the Certificate Administrator, as the case may be, shall resign immediately in the manner and with the effect specified in Section 8.07 of this Agreement.

Section 8.07     Resignation and Removal of Trustee and Certificate Administrator.

The Trustee and the Certificate Administrator may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Trustee, the Depositor, the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer, the Swap Counterparty and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).  Upon notice of resignation from the Trustee, the Depositor shall promptly appoint (and, if it fails to do so, the Master Servicer shall appoint) a successor trustee, the appointment of which is subject to the requirements contained in Section 8.06 of this Agreement and shall be reasonably acceptable to the Master Servicer.  Upon notice of resignation from the Certificate Administrator, the Trustee shall promptly appoint a successor certificate administrator, the appointment of which is subject to the requirements contained in Section 8.06 of this Agreement.  If no successor trustee or certificate administrator shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as the case may be, may petition any court of competent jurisdiction for the appointment of a successor.  The Trustee or the Certificate Administrator, as applicable, will bear all reasonable costs and expenses of each other party hereto and each Rating Agency in connection with its resignation.

If at any time the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of Section 8.06 of this Agreement and shall fail to resign after written request therefor by the Depositor or the Master Servicer, or if at any time the Trustee or the Certificate Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or the Certificate Administrator, as the case may be (or of its property), shall be appointed, or any public officer shall take charge or control of the Trustee or the Certificate Administrator, as the case may be (or of its property or affairs), for the purpose of rehabilitation, conservation or liquidation, then the Depositor or the Master Servicer may remove the Trustee or the Certificate Administrator, as the case may be, and the Depositor or the Master Servicer shall promptly appoint a successor by written instrument, which shall be delivered to the Trustee or the Certificate Administrator, as the case may be, so removed and to the successor.

The Holders of Certificates entitled to at least 51% of the Voting Rights may at any time remove the Trustee or the Certificate Administrator and appoint a successor by written instrument or instruments, in seven originals, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, one complete set to the Master Servicer and Special Servicer, one complete set to the Trustee, one complete set to the Certificate Administrator, and one complete set to the successor trustee or certificate administrator, as applicable.

In addition, if the Trustee or the Certificate Administrator is terminated without cause, the terminating party shall pay all of the expenses of the Trustee or the Certificate Administrator, as the case may be, necessary to effect the transfer of its responsibilities to the successor.

In the event that the Trustee is terminated or removed pursuant to this Section 8.07, all of its rights and obligations under this Agreement and in and to the Mortgage Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, expenses and other amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on all such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination or removal).

In the event that the Certificate Administrator is terminated or removed pursuant to this Section 8.07, (i) all of its rights and obligations under this Agreement and in and to the Mortgage Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, expenses and other amounts accrued or owing to it under this Agreement, plus interest at the Advance Rate on all such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination or removal) and (ii) such resignation, termination, or removal shall be effective with respect to each of its other capacities hereunder except its capacity as Custodian (but including, without limitation, its capacities as Certificate Registrar, 17g-5 Information Provider, Paying Agent and Authenticating Agent).

Upon resignation, assignment, merger, consolidation, or transfer of the Trustee or its business to a successor, or upon the removal of the Trustee, the outgoing Trustee at its own expense (without right of reimbursement therefor, other than for a removal without cause) shall ensure that, prior to consummation of such transaction or as part of its transfer of duties to any successor, (i) the original executed Note for each Mortgage Loan is endorsed (without recourse, representation or warranty, express or implied) to the order of the successor, as trustee for the Certificateholders (with the endorsement to recite as endorsee “[name of successor trustee], in its capacity as Trustee in trust for the Holders of UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificates, Series 2013-C6”), or in blank, and further showing a complete, unbroken change of endorsement from the originator (if such originator is not the applicable Mortgage Loan Seller) (or, alternatively, if the original executed Note has been lost, a lost note affidavit and indemnity with a copy of such Note), and (ii) in the case of the other Mortgage Loan documents, the same are assigned to such successor (with the assignment to recite as assignee “[name of successor trustee], in its capacity as Trustee in trust for the Holders of UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificates, Series 2013-C6”), or in blank, and such successor shall review the documents delivered to it or the Custodian with respect to each Mortgage Loan, and certify in writing that, as to each Mortgage Loan then subject to this Agreement, such endorsement and assignment has been made (subject to any exceptions identified in an exhibit to such certification).  The outgoing Trustee shall provide copies of the documentation provided for in items (i) and (ii) above to the Master Servicer, in each case to the extent such copies are not already in the Master Servicer’s possession.  If the Trustee is terminated for cause, the Mortgage Loan Documents identified in clause (ii) of the preceding sentence shall, if appropriate, be recorded by the successor trustee if so requested by the Master Servicer or the Special Servicer and at the expense of the Trust.

Section 8.08     Successor Trustee and Certificate Administrator.

(a)           Any successor trustee or certificate administrator shall execute, acknowledge and deliver to the Depositor, the Master Servicer, the Certificate Administrator (or in the case of a successor certificate administrator, to the predecessor Certificate Administrator) and the Trustee and the Certificate Administrator (or in the case of a successor certificate administrator, to the predecessor Certificate Administrator), as the case may be, instruments accepting their appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee or Certificate Administrator, as applicable, shall become effective and such successor, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee or Certificate Administrator, as applicable, herein, provided that such successor shall satisfy the requirements contained in Section 8.06 of this Agreement and, provided, further that, such successor shall give written notice of such acceptance to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).  The predecessor Trustee or Certificate Administrator, as applicable, shall deliver to its successor all Mortgage Files and related documents and statements held by it hereunder, and the Depositor and the predecessor Trustee or Certificate Administrator, as applicable, shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor all such rights, powers, duties and obligations.  No successor trustee or certificate administrator, as the case may be, shall accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor shall be eligible under the provisions of Section 8.06 of this Agreement.

Upon acceptance of appointment by a successor trustee as provided in this Section 8.08, the successor trustee shall mail notice of the succession of such Trustee hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register.

(b)           Any successor trustee appointed pursuant to this Agreement shall satisfy the eligibility requirements set forth in Section 8.06 hereof.

Section 8.09     Merger or Consolidation of Trustee or Certificate Administrator.

Any corporation into which the Trustee or the Certificate Administrator may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Trustee or the Certificate Administrator shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee or the Certificate Administrator, shall be the successor of the Trustee or the Certificate Administrator, as the case may be, hereunder, provided that such corporation shall be eligible under the provisions of Section 8.06 of this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.  The Trustee or the Certificate Administrator, as applicable, will notify the other parties hereto, and the Certificate Administrator shall post notice of such merger or consolidation to the Certificate Administrator’s Website in accordance with Section 3.14(d) of this Agreement and provide notice of such event to the Master Servicer, the Special Servicer, the Depositor and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).

Section 8.10     Appointment of Co-Trustee or Separate Trustee. Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Depositor and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act (at the expense of the Trust) as co-Trustee or co-Trustees, jointly with the Trustee, or separate Trustee or separate Trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable.  If the Depositor shall not have joined in such appointment within 15 days after the receipt by it of a request so to do, or in case a Servicer Termination Event shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment.  Except as required by applicable law, the appointment of a co-Trustee or separate Trustee shall not relieve the Trustee of its responsibilities, obligations and liabilities hereunder.  No co-Trustee or separate Trustee hereunder shall be required to meet the terms of eligibility as a successor Trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-Trustee(s) or separate Trustee(s) shall be required under Section 8.08 hereof.

In the case of any appointment of a co-Trustee or separate Trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate Trustee or co-Trustee jointly (it being understood that such separate Trustee or co-Trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate Trustee or co-Trustee solely at the direction of the Trustee.

No Trustee under this Agreement shall be personally liable by reason of any act or omission of any other trustee under this Agreement.  The Depositor and the Trustee acting jointly may at any time accept the resignation of or remove any separate Trustee or co-Trustee, or if the separate Trustee or co-Trustee is an employee of the Trustee, the Trustee acting alone may accept the resignation of or remove any separate Trustee or co-Trustee.

Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate Trustees and co-Trustees, as effectively as if given to each of them.  Every instrument appointing any separate Trustee or co-Trustee shall refer to this Agreement and the conditions of this Article VIII.  Every such instrument shall be filed with the Trustee.  Each separate Trustee and co-Trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this

Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee.  In no event shall any such separate Trustee or co-Trustee be entitled to any provision relating to the conduct of, affecting the liability of or affording protection to such separate Trustee or co-Trustee that imposes a standard of conduct less stringent than that imposed by the Trustee hereunder, affording greater protection than that afforded to the Trustee hereunder or providing a greater limit on liability than that provided to the Trustee hereunder.

Any separate Trustee or co-Trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name.  If any separate Trustee or co-Trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor Trustee.

ARTICLE IX

TERMINATION

Section 9.01     Termination.

(a)           The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Operating Advisor, the Certificate Administrator and the Trustee created hereby with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as hereinafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required hereunder to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of this Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of this Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to this Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created hereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

For purposes of this Section 9.01, the Sole Certificateholder shall have the first option to terminate the Trust Fund, pursuant to subsection (g), and then the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Special Servicer and the Master Servicer, in that order, pursuant to subsection (c).  For purposes of this Section 9.01, the Directing Holder with the consent of the Holders of the Controlling Class, shall act on behalf of the Holders of the Controlling Class in purchasing the assets of the Trust Fund and terminating the Trust.

(b)           The Trust Fund, the Lower-Tier REMIC and the Upper-Tier REMIC shall be terminated and the assets of the Trust Fund shall be sold or otherwise disposed of in connection therewith, only pursuant to a “plan of complete liquidation” within the meaning of Section 860F(a)(4)(A) of the Code providing for the actions contemplated by the provisions hereof and pursuant to which the applicable Notice of Termination is given, and requiring that the Trust Fund, the Lower-Tier REMIC and the Upper-Tier REMIC shall terminate on a Distribution Date occurring not more than 90 days following the date of adoption of the plan of complete liquidation.  For purposes of this Section 9.01(b), the Notice of Termination given pursuant to Section 9.01(c) of this Agreement shall constitute the adoption of the plan of complete liquidation as of the date such notice is given, which date shall be specified by the Master Servicer in the final federal income tax returns of the Upper-Tier REMIC and the Lower-Tier REMIC.  Notwithstanding the termination of the Lower-Tier REMIC or the Upper-Tier REMIC or the Trust Fund, the Certificate Administrator shall be responsible for filing the final Tax Returns for each such REMIC and for the Grantor Trust for the period ending with such termination, and shall retain books and records with respect to such REMICs and the Grantor Trust for the same period of retention for which it maintains its own tax returns or such other reasonable period.  The Trustee shall sign all Tax Returns and other reports required by this Section.

(c)           The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer and if the Special Servicer does not exercise such option, the Master Servicer may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)             the sum of, without duplication,

(A)           100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)           the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)           all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)           the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses.

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In the event that the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Master Servicer or the Special Servicer purchases all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund in accordance with this Section 9.01(c), the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Master Servicer or the Special Servicer, as applicable, shall deposit in the Lower-Tier Distribution Account, not later than the Servicer Remittance Date relating to the Anticipated Termination Date on which the final distribution on the Certificates is to occur, an amount in immediately available funds equal to the above-described purchase price (exclusive of any portion thereof payable to any Person other than the Certificateholders pursuant to Section 3.05(a) of this Agreement, which portion shall be deposited in the Collection Account; provided that any Swap Termination Fee shall be deposited in the Class A-3FL Floating Rate Account).  In addition, the Master Servicer shall transfer to the Certificate Administrator for deposit in the Lower-Tier Distribution Account all amounts required to be transferred thereto on the Servicer Remittance Date from the Collection Account, together with any other amounts on deposit in the Collection Account that would otherwise be held for future distribution.  Upon confirmation that such final deposits have been made, the Custodian shall, release or cause to be released to the Certificateholder owning a majority of the Percentage Interests in the Controlling Class, the Master Servicer or the Special Servicer, as applicable, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by such purchasing party as shall be necessary to effectuate transfer of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the Trust Fund, and the Trust Fund shall be liquidated in accordance with this Article IX.

For purposes of this Section 9.01, the Directing Holder with the consent of the Holders of the Controlling Class, shall act on behalf of the Holders of the Controlling Class in purchasing the assets of the Trust Fund and terminating the Trust.

As a condition to the purchase of the assets of the Trust Fund pursuant to this Section 9.01(c), the purchaser shall deliver to the Trustee and the Certificate Administrator an Opinion of Counsel, which shall be at the expense of such purchaser, stating that such termination will be a “qualified liquidation” under Section 860F(a)(4)(A) of the Code.  All costs and expenses incurred by any and all parties to this Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and other assets of the Trust Fund pursuant to this Section 9.01(c) shall be borne by the party exercising its purchase rights hereunder.  The

Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to this subsection (c).

(d)           If the Trust Fund has not been previously terminated pursuant to subsection (c) of this Section 9.01, the Certificate Administrator shall determine as soon as practicable the Distribution Date on which the Certificate Administrator reasonably anticipates, based on information with respect to the Mortgage Loans previously provided to it, that the final distribution will be made (i) to the Holders of outstanding Regular Certificates, notwithstanding that such distribution may be insufficient to distribute in full the Certificate Balance of each Class of Sequential Pay Certificates, together with amounts required to be distributed on such Distribution Date pursuant to Section 4.01(b) of this Agreement and (ii) if no such Classes of Certificates are then outstanding, to the Holders of the Class LR Certificates of any amount remaining in the Collection Accounts and the Lower-Tier Distribution Account, and to the Holders of the Class R Certificates of any amount remaining in the Upper-Tier Distribution Account.

(e)           Notice of any termination of the Trust Fund pursuant to this Section 9.01 shall be mailed by the Certificate Administrator to affected Certificateholders with a copy to the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor, the Swap Counterparty and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement), at their addresses shown in the Certificate Registrar not more than 30 days, and not less than ten days, prior to the Anticipated Termination Date.  The notice mailed by the Certificate Administrator to affected Certificateholders shall:

(i)            specify the Anticipated Termination Date on which the final distribution is anticipated to be made to Holders of Certificates of the Classes specified therein;

(ii)           specify the amount of any such final distribution, if known; and

(iii)          state that the final distribution to Certificateholders will be made only upon presentation and surrender of Certificates at the office of the Certificate Administrator therein specified.

If the Trust Fund is not terminated on any Anticipated Termination Date for any reason, the Certificate Administrator shall promptly mail notice thereof to each affected Certificateholder.

(f)           Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall be set aside and held in trust by the Certificate Administrator for the account of the appropriate non-tendering Certificateholders, whereupon the Trust Fund shall terminate.  If any Certificates as to which notice of the Termination Date has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates.  The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets which remain held.  If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Certificate Administrator shall pay to the Class R Certificateholders all amounts distributable to the non-tendering Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 9.01.  Any amounts remaining in the Class A-3FL Floating Rate Account and not otherwise distributable to the Swap Counterparty shall be distributed to the Class A-3FL Certificates.

(g)           Following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than (i) the Class X-C Certificates if the Sole Certificateholder has only taken an assignment of the Voting Rights of the Class X-C Certificates pursuant to the definition of “Sole Certificateholder” and (ii) the Class R and Class LR Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) by giving written notice to all the parties hereto no later than 60 days prior to the anticipated date of exchange; provided that such Sole Certificateholder pays to the Certificate Administrator as additional compensation an amount equal to one day of interest calculated at the Prime Rate on the aggregate Certificate Balance of the Sequential Pay Certificates as of the first day of the calendar month in which the exchange is to occur and such Sole Certificateholder pays to the Master Servicer as additional compensation an amount equal to (i) the product of (A) the Prime Rate, (B) the aggregate Certificate Balance of the then-outstanding Sequential Pay Certificates as of the day of the exchange and (C) three, divided by (ii) 360, and such payments shall be treated as made by the Sole Certificateholder directly to the Certificate Administrator or the Master Servicer and not through or by either of the Trust REMICs; provided, further, that if the Holders of the Class X-C Certificates have assigned their Voting Rights to the “Sole Certificateholder”, then the Sole Certificateholder may exchange the Class E, Class F and Class G Certificates for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a), and the Holders of the Class X-C Certificates shall be entitled to exchange those Certificates for consideration in an amount to be agreed by the Sole Certificateholder and the Holders of the Class X-C Certificates (the “Class X-C Payoff Amount”); provided, that the Class X-C Payoff Amount shall consist solely of cash or other assets otherwise payable or deliverable by the Trust to the Sole Certificateholder and to no other Person, and shall be deemed paid by the Sole Certificateholder to the Holders of the Class X-C Certificates.  If the Sole Certificateholder elects to exchange all of its Certificates (other than (i) the Class X-C Certificates if the Sole Certificateholder has only taken an assignment of the Voting Rights of the Class X-C Certificates pursuant to the definition of “Sole Certificateholder” and (ii) the Class R and Class LR Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund in accordance with the preceding sentence, such Sole Certificateholder, not later than the Distribution Date on which the final distribution on the Certificates is to occur, shall deposit in the Collection Account an amount in immediately available funds equal to all amounts due and owing to the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee hereunder through the date of the liquidation of the Trust Fund that may be withdrawn from the Collection Account, or an escrow account acceptable to the respective parties hereto, pursuant to Section 3.06(a) of this Agreement or that may be withdrawn from the Distribution Accounts pursuant to Section 3.06(f) and Section 3.06(g) of this Agreement, but only to the extent that such amounts are not already on deposit in the Collection Account.  In addition, the Master Servicer shall transfer all amounts required to be transferred to the Certificate Administrator for deposit in the Lower-Tier Distribution Account, on the Servicer Remittance Date for the final Distribution Date, from the Collection Account pursuant to Section 3.05 of this Agreement.  Upon confirmation from the Certificate Administrator that such final deposits have been made and following the surrender of all the then-outstanding Certificates (other than (i) the Class X-C Certificates if the Sole Certificateholder has only taken an assignment of the Voting Rights of the Class X-C Certificates pursuant to the definition of “Sole Certificateholder” and (ii) the Class R, Class LR Certificates) on the final Distribution Date to the Certificate Administrator, the Custodian shall (i) upon receipt of a Request for Release from the Master Servicer, release to the Sole Certificateholder or any designee thereof, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Sole Certificateholder as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust Fund and (ii) if the Sole Certificateholder has only taken an assignment of the Voting Rights of the Class X-C Certificates pursuant to the definition of “Sole Certificateholder”, upon receipt of the Class X-C Certificates, release the Class X-C Payoff Amount to the Holders of the Class X-C Certificates, and the Trust Fund shall be liquidated in accordance with this Article IX; provided, that the release of the Class X-C Payoff Amount to the Holders of the Class X-C Certificates shall be deemed to be delivery of the Class X-C Payoff Amount by the Trust to the Sole Certificateholder and by the Sole Certificateholder to the Holders of the Class X-C Certificates.  The remaining Mortgage Loans and REO Properties are deemed distributed to the Sole Certificateholder in liquidation of the Trust Fund pursuant to this Article IX.  Solely for federal income tax purposes, the Sole Certificateholder shall be deemed to have purchased the assets of the Lower-Tier REMIC for an amount equal to the remaining Certificate Balance of its Certificates, plus accrued, unpaid interest with respect thereto, and the Certificate Administrator shall credit such amounts against amounts distributable in respect of the Lower-Tier Regular Interests and such Certificates.

(h)           In the event the Trust Fund is to be terminated while the Swap Agreement is still in effect, the Certificate Administrator shall promptly notify the Swap Counterparty in writing of the date on which the Trust Fund is to be terminated and that the notional amount of the Swap Agreement will be reduced to zero on such date.  Based on the date of termination, the Swap Counterparty shall calculate the Class A-3FL Net Swap Payment, if any, as specified in Section 3.34 of this Agreement and notify the Certificate Administrator of such calculation, and prior to any final distributions to the Holders of the Class A-3FL Certificates, pursuant to Section 9.01 of this Agreement, the Certificate Administrator shall remit on behalf of the Trust such Class A-3FL Net Swap Payment, if any, to the Swap Counterparty.  In the event that any fees (including termination fees) are payable to the Swap Counterparty in connection with such termination, such fees will be payable to the Swap Counterparty solely from amounts remaining, if any, in the Class A-3FL Floating Account after all distributions to the Class A-3FL Certificates are made pursuant to Section 9.01 of this Agreement.  The Certificate Administrator has no obligation to determine the reasonableness of the calculation of the Class A-3FL Net Swap Payment.

ARTICLE X

EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 10.01     Intent of the Parties; Reasonableness.

The parties hereto acknowledge and agree that the purpose of Article X of this Agreement is to facilitate compliance by the Depositor with the provisions of Regulation AB and related rules and regulations of the SEC.  None of the Depositor, the Certificate Administrator or the Trustee shall exercise its rights to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations of the SEC thereunder.  The parties to this Agreement acknowledge that interpretations of the requirements of Regulation AB may change over time due to interpretive guidance provided by the SEC or its staff, and agree to comply with requests made by the Depositor, the Certificate Administrator or the Trustee in good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB (to the extent such interpretations require compliance and are not “grandfathered”).  In connection with this transaction, each of the parties to this Agreement shall cooperate fully with the Depositor, the Certificate Administrator and the Trustee to deliver or make available to the Depositor, the Certificate Administrator or the Trustee (including any of their assignees or designees), (i) any and all information in its possession or reasonably available to it and necessary in the good faith determination of the Depositor, the Certificate Administrator or the Trustee to permit the Depositor to comply with the provisions of Regulation AB, and (ii) such disclosure relating to the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, any Sub-Servicer and any Servicing Function Participant, as applicable, and the Servicing of the Mortgage Loans, in each case reasonably believed by the Depositor, the Certificate Administrator or the Trustee to be necessary in order to effect such compliance.  Each party to this Agreement shall have a reasonable period of time to comply with any written request made under this Section 10.01, but in any event, shall, upon reasonable advance written request, provide information in sufficient time to allow the Depositor, the Certificate Administrator or the Trustee, as applicable, to satisfy any related filing requirements.

For purposes of this Article X, to the extent any party has an obligation to exercise commercially reasonable efforts to cause a third party to perform, such party hereunder shall not be required to bring any legal action against such third party in connection with such obligation.

Section 10.02     [RESERVED].

Section 10.03     Information to be Provided by the Master Servicer and the Special Servicer.

(a)           For so long as the Trust is subject to the reporting requirements of the Exchange Act (in addition to any requirements contained in Section 10.09), (A) in connection with the succession to the Master Servicer, the Special Servicer or any Sub-Servicer (if such Sub-Servicer is a servicer as contemplated by Item 1108(a)(2) of Regulation AB), or the acceptance of an initial appointment as any such Sub-Servicer (other than a Mortgage Loan

Seller Sub-Servicer), as servicer or sub-servicer under this Agreement by any Person (i) into which the Master Servicer and Special Servicer or such Sub-Servicer may be merged or consolidated, (ii) that may be appointed as a Sub-Servicer (other than the appointment of a Mortgage Loan Seller Sub-Servicer) by the Master Servicer or Special Servicer, or (iii) that may be appointed as a successor Master Servicer or successor Special Servicer pursuant to Section 7.02, and (B) in connection with the termination, removal or resignation of a Sub-Servicer (if such Sub-Servicer is a servicer as contemplated by Item 1108(a)(2) of Regulation AB) (other than a Mortgage Loan Seller Sub-Servicer) by the Master Servicer or the Special Servicer, the Master Servicer, the Special Servicer or any such Sub-Servicer (with respect to the foregoing clauses (A)(i), (A)(ii) and (B)) or the successor Master Servicer or the successor Special Servicer (with respect to the foregoing clause (A)(iii)) shall provide, to the Depositor at least five (5) Business Days (other than a succession or appointment pursuant to Section 7.01(b) for which notice shall be delivered as soon as reasonably practicable) prior to the effective date of such succession, appointment, termination, removal or resignation, as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, otherwise no later than one (1) Business Day after such effective date, (x) written notice to the Trustee, the Certificate Administrator and the Depositor of such succession, appointment, termination, removal or resignation, as applicable, and (y) in writing and in form and substance reasonably satisfactory to the Trustee, the Certificate Administrator and the Depositor, all information relating thereto reasonably requested by the Depositor so that it may comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any Class of Certificates.

Section 10.04     Information to be Provided by the Trustee.

For so long as the Trust is subject to the reporting requirements of the Exchange Act, (in addition to any requirements contained in Section 10.09) in connection with the succession to the Trustee as Trustee or co-Trustee or to the Certificate Administrator as Certificate Administrator under this Agreement by any Person (i) into which the Trustee or Certificate Administrator may be merged or consolidated, (ii) that may be appointed as a co-Trustee or separate Trustee pursuant to Section 8.10, or (iii) that may be appointed as a successor Trustee or Certificate Administrator pursuant Section 8.08, the Trustee or the Certificate Administrator (with respect to the foregoing clauses (i) and (ii)) or the successor Trustee or successor Certificate Administrator (with respect to the foregoing clause (iii)) shall provide to the Depositor, at least five (5) calendar days prior to the effective date of such succession or appointment, as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, otherwise immediately following such effective date, but in no event later than the time required pursuant to Section 10.09, (x) written notice to the Depositor, the Trustee and the Certificate Administrator (other than itself) of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Depositor, the Trustee and the Certificate Administrator (other than itself), all information reasonably requested by the Depositor, so that it may comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any Class of Certificates.

Section 10.05     Filing Obligations.

(a)           The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall (and (i) with respect to any Sub-Servicer or Subcontractor of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Sub-Servicer or Subcontractor to, and (ii) with respect to any other Sub-Servicer or Subcontractor of such party (other than any party to this Agreement), shall cause such Sub-Servicer or Subcontractor to), reasonably cooperate with the Certificate Administrator and the Depositor in connection with the Trust’s reporting requirements under the Exchange Act.  Pursuant to Section 10.06, Section 10.07 and Section 10.09, the Certificate Administrator shall prepare for execution by the Depositor any Forms 10-D, 10-K and 8-K required by the Exchange Act, in order to permit the timely filing thereof, and the Certificate Administrator shall file (via the SEC’s Electronic Data Gathering and Retrieval System) such Forms executed by the Depositor.

(b)           It is hereby acknowledged that the Mortgaged Property relating to the Gateway Mortgage Loan is a Significant Obligor, and, accordingly, Item 6 of Form 10-D and Item 1112(b) of Form 10-K provide for the inclusion of updated net operating income for the related Mortgaged Property each Form 10-K to be filed on behalf of the Trust beginning with the year-end of 2013 and each Form 10-D to be filed on behalf of the Trust beginning with the second quarter of 2013 with respect to a Distribution Date immediately following the date on which each financial statement of the Significant Obligor is required to be delivered to the lender under the related Loan Documents (which, with respect to the Gateway Mortgage Loan, for the avoidance of doubt, is 30 days following the end of each fiscal quarter or 75 days following the end of each fiscal year, as applicable, as set forth in Section 9.1(f) of the related loan agreements).  After receipt of the updated net operating income information, the Master Servicer shall update the following columns of the CREFC Loan Periodic Update File for (i) the next succeeding Distribution Date if the Master Servicer receives such updated net operating income information at least ten (10) Business Days prior to the Determination Date related to such Distribution Date or (ii) the second succeeding Distribution Date if the Master Servicer does not receive such updated net operating income information at least ten (10) Business Days prior to the Determination Date related to the Distribution Date set forth in clause (i):  BB, BP, BT and BU (corresponding fields 54 – “Preceding Fiscal Year NOI,” 68 – “Most Recent NOI,” 72 – “Most Recent Financial As of Start Date” and 73 – “Most Recent Financial As of End Date”), as such column references and field numbers may change from time to time.

In the event that the Master Servicer does not receive financial information satisfactory to comply with this Agreement and Item 6 of Form 10-D or Item 1112(b) of Form 10-K, as the case may be, for the Significant Obligor with respect to the Gateway Mortgage Loan within five (5) Business Days after the date such financial information is required to be delivered under the related Loan Documents, the Master Servicer shall notify the Depositor (or the Master Servicer shall require a Sub-Servicer in the related Sub-Servicing Agreement to notify the Depositor) that it has not received them.  The Master Servicer shall use efforts consistent with the Servicing Standard (taking into account, in addition, the ongoing reporting obligations of the Depositor under the Exchange Act) to obtain the financial statements of the related Borrower under the related Loan Documents.

The Master Servicer shall have no obligation or duty to verify, confirm, analyze or otherwise determine whether the financial information delivered by the Borrower as contemplated by this Section 10.05(b) is accurate, complete or otherwise is or is not anything other than what it purports to be, unless such information is patently on its face not what it purports to be.

The Master Servicer shall (or shall cause a Sub-Servicer to) retain written evidence of each instance in which it (or a Sub-Servicer) attempts to contact the Borrower related to the Gateway Mortgage Loan to obtain the required financial information set forth above and is unsuccessful and, within five (5) Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed by the Trust, shall forward an Officer’s Certificate evidencing its attempts to obtain this information to the Certificate Administrator and the Depositor.  This Officer’s Certificate should be addressed to the Certificate Administrator as follows: 190 S. LaSalle Street, 7th Floor, Chicago, Illinois 60603, Attention: UBSBB 2013-C6 and by email, cmbs.transactions@usbank.com.

If the Certificate Administrator has not received financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, at the direction of the Depositor, it shall include the following statement with respect to Item 6 on the related Form 10-D or Item 1112(b)(1) on the related Form 10-K:  “The information required for this [Item 6] [Item 1112(b)(1)] rests with a person or entity which is not affiliated with the registrant.  Oral and written requests have been made on behalf of the registrant, to the extent required under the related pooling and servicing agreement, to obtain the information required for this [Item 6] [Item 1112(b)(1)], and the registrant has been unable to obtain such information to include on this [Form 10-D] [Form 10-K] by the related filing deadline.  The information is therefore being omitted herefrom in reliance on Rule 12b-21 under the Securities Exchange Act of 1934, as amended” or such other statement as reasonably directed by the Depositor.

Section 10.06     Form 10-D Filings.  Within 15 days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Certificate Administrator shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act and the rules and regulations of the SEC thereunder, in form and substance as required by the Exchange Act and such rules and regulations.  The Certificate Administrator shall file each Form 10-D with a copy of the related Monthly Certificateholder’s Report attached thereto.  Any disclosure in addition to the Monthly Certificateholder’s Report and the Rule 15G Disclosure (as defined below) that is required to be included on Form 10-D (such additional disclosure, the “Additional Form 10-D Disclosure”) shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule IV and directed to the Certificate Administrator and the Depositor for approval by the Depositor and the Certificate Administrator.  The Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure (other than such Additional Form 10-D Disclosure which is to be reported by it as set forth on Schedule IV) absent such reporting, direction and approval after the date hereof.

For so long as the Trust is subject to the reporting requirements of the Exchange Act, within five calendar days after the related Distribution Date, (i) the parties to this Agreement set forth on Schedule IV hereto shall be required to provide (and (i) with respect to any Sub-Servicer or Subcontractor of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Sub-Servicer or Subcontractor to provide, and (ii) with respect to any other Sub-Servicer or Subcontractor of such party (other than any party to this Agreement), shall cause such Sub-Servicer or Subcontractor to provide) to the Certificate Administrator and the Depositor (and, in the case of any Servicing Function Participant, with a copy to the Master Servicer), to the extent a Servicing Officer or Responsible Officer, as the case may be, thereof has knowledge thereof (other than Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or by any lawyer in the in house legal department of such party), in EDGAR-compatible format (which means, for purposes of this Article X, any format compatible with EDGAR, including HTML, Word or clean, searchable PDFs), or in such other format as otherwise agreed upon by the Certificate Administrator and the Depositor and such party, the form and substance of the Additional Form 10-D Disclosure described on Schedule IV applicable to such party, (ii) the parties listed on Schedule IV hereto shall include (and shall cause each Sub-Servicer or Subcontractor or, in the case of each Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Sub-Servicer or Subcontractor of such party to provide, to the extent required by Regulation AB, and if received, include), with such Additional Form 10-D Disclosure applicable to such party, an Additional Disclosure Notification in the form attached hereto as Exhibit Y and (iii) the Certificate Administrator shall, at any time prior to filing the related Form 10-D, provide prompt notice to the Depositor to the extent that the Certificate Administrator is notified or has actual knowledge of an event reportable on Form 10-D for which it has not received the necessary Additional Form 10-D Disclosure from the applicable party.  The Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D.  Other than to the extent provided for in clause (iii) above, the Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule IV of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information.  Any reasonable fees assessed and any expenses incurred by the Certificate Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph shall be reimbursable to the Certificate Administrator by the Mortgage Loan Sellers in accordance with their respective Mortgage Loan Purchase Agreements.

The Certificate Administrator shall include in any Form 10-D filed by it (i) the information required by Rule 15Ga-1(a) of the Exchange Act concerning all assets of the Trust that were subject of a demand for the repurchase of, or the substitution of a Qualifying Substitute Mortgage Loan for, a Mortgage Loan contemplated by Section 2.03(d) of this Agreement, (ii) a reference to the most recent Form ABS-15G filed by the Depositor and the SEC’s assigned “Central Index Key” number for the Depositor, which information the Depositor shall deliver to the Trustee, and (iii) a reference to the most recent Form ABS-15G filed by each Mortgage Loan Seller and the SEC’s assigned “Central Index Key” number for each such filer.  The Depositor and each Mortgage Loan Seller, in accordance with Section 11 of the applicable Mortgage Loan Purchase Agreement, are required to deliver in EDGAR-compatible format (if available to the Depositor or Mortgage Loan Seller, as applicable, in such format) all such information referred to in the prior sentence to the Certificate Administrator.  The Certificate Administrator shall, at least five (5) Business Days prior to filing the related Form 10-D, provide prompt notice to the Depositor and any Mortgage Loan Seller that has failed to provide the requisite information, if and to the extent that the Certificate Administrator has not received the information required to be included in such Form 10-D pursuant to Item 1122(c) of Regulation AB.

After preparing the Form 10-D, the Certificate Administrator shall forward electronically a copy of the Form 10-D to the Depositor for review and approval; provided that the Certificate Administrator shall use its reasonable best efforts to provide such copy to the Depositor by the 6th day after the Distribution Date.  Provided that the Depositor receives the Form 10-D at least two (2) Business Days prior to such time, then no later than the end of business on the 4th Business Day prior to the filing date, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D, and no later than the 2nd Business Day prior to the filing, a duly authorized representative of the Depositor shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator.  The Certificate Administrator shall file such Form 10-D, upon signature thereof as provided in Section 10.16, not later than (i) 5:30 p.m. (New York City time) on the 15th calendar day after the related Distribution Date or (ii) if agreed to prior to the time set forth in clause (i) above, such other time as the Depositor and the Certificate Administrator mutually agree is permitted by the SEC for the filing such Form 10-D.  If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.10(b).  Promptly after filing with the SEC, the Certificate Administrator shall, pursuant to Section 4.02(b), make available on the Certificate Administrator’s website a final executed copy of each Form 10-D prepared and filed by the Certificate Administrator.  The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.06 related to the timely preparation and filing of Form 10-D is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 10.06.  The Certificate Administrator shall have no liability for any loss, expense, damage or claim arising out of or with respect to any failure to properly prepare or file such Form 10-D where such failure results from the Certificate Administrator’s inability or failure to receive on a timely basis any information from any other party hereto needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

Form 10-D requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.”  The Depositor hereby represents to the Certificate Administrator that the Depositor has filed all such required reports during the preceding 12 months and that it has been subject to such filing requirement for the past 90 days.  The Depositor shall notify the Certificate Administrator in writing, no later than the date the Depositor is required to notify the Certificate Administrator of any changes to or its approval of such Form 10-D in accordance with the immediately preceding paragraph, if the answer to the questions should be “no”; provided, however, that if the failure of the Depositor to have filed such required reports arises in connection with the securitization contemplated by this Agreement, the Certificate Administrator shall be deemed to have notice of such failure (only with respect to Exchange Act reports prepared or required to be prepared and filed by the Certificate Administrator) without being notified by the Depositor; provided, further, that in connection with the delivery of any notice contemplated by this sentence, the Depositor may instruct the Certificate Administrator that such notice shall be effective for a period (not to exceed 12 months) from the date of such notice, in which case no further notice from the

Depositor shall be required during such specified period. The Certificate Administrator shall be entitled to rely on such representations in preparing and/or filing any Form 10-D.

Section 10.07     Form 10-K Filings.

Within 90 days after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the “10-K Filing Deadline”) (it being understood that the fiscal year for the Trust ends on December 31st of each year), commencing in 2014, the Certificate Administrator shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act.  Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Certificate Administrator within the applicable time frames set forth in this Agreement:

(i)            an annual compliance statement for each applicable Certifying Servicer, as required under Section 10.11;

(ii)           (A) the annual reports on assessment of compliance with Servicing Criteria for each applicable Reporting Servicer, as required under Section 10.12, and (B) if any Reporting Servicer’s report on assessment of compliance with Servicing Criteria described under Section 10.12 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any Reporting Servicer’s report on assessment of compliance with servicing criteria described under Section 10.12 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation as to why such report is not included;

(iii)          (A) the registered public accounting firm attestation report for each Reporting Servicer, as required under Section 10.13, and (B) if any registered public accounting firm attestation report described under Section 10.13 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation as to why such report is not included; and

(iv)         a Sarbanes-Oxley Certification as required in Section 10.08.

Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule V hereto to the Depositor and the Certificate Administrator and approved by the Depositor, and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure (other than such Additional Form 10-K Disclosure which is to be reported by it as set forth on Schedule V) absent such reporting and approval.

Not later than the end of each fiscal year for which the Trust is required to file a Form 10-K, the Master Servicer, each Special Servicer, the Certificate Administrator and the Trustee shall provide the other parties to this Agreement (and the parties to any Other Pooling and Servicing Agreement) and the Mortgage Loan Sellers with written notice of the name and address of each Servicing Function Participant retained by such party.  Not later than the end of each year for which the Trust is required to file a Form 10-K, the Certificate Administrator shall upon request of a Mortgage Loan Seller, provide to such Mortgage Loan Seller written notice of any change in the identity of any party to this Agreement, including the name and address of any new party to this Agreement.

For so long as the Trust is subject to the reporting requirements of the Exchange Act, no later than March 10th (with a grace period through March 15th), commencing in March 2014 (i) the parties listed on Schedule V hereto shall be required to provide (and (i) with respect to any Sub-Servicer or Subcontractor of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Sub-Servicer or Subcontractor to provide, and (ii) with respect to any other Sub-Servicer or Subcontractor of such party (other than any party to this Agreement), shall cause such Sub-Servicer or Subcontractor to provide) to the Certificate Administrator and the Depositor (and in the case of any Servicing Function Participant, with a copy to the Master Servicer), to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge (other than with respect to Items 1117 and 1119 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer, Responsible Officer or any lawyer in the in house legal department of such party), in EDGAR-compatible format (to the extent available to such party in such format), or in such other format as otherwise agreed upon by the Certificate Administrator and the Depositor and such party, the form and substance of the Additional Form 10-K Disclosure described on Schedule V applicable to such party, (ii) the parties listed on Schedule V hereto shall include (and shall cause each Sub-Servicer (or, in the case of each Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Sub-Servicer) or Subcontractor of such party to provide, to the extent required by Regulation AB, and if received, include), with such Additional Form 10-K Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit Y and (iii) the Certificate Administrator shall, at any time prior to filing the related Form 10-K, provide prompt notice to the Depositor to the extent that the Certificate Administrator is notified or has actual knowledge of an event reportable on Form 10-K for which it has not received the necessary Additional Form 10-K Disclosure from the applicable party.  The Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K.  Other than to the extent provided for in clause (iii) above, the Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule V of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information.  Any reasonable fees assessed and any expenses incurred by the Certificate Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph shall be reimbursable to the Certificate Administrator by the Mortgage Loan Sellers in accordance with their respective Mortgage Loan Purchase Agreements.

After preparing the Form 10-K, on or prior to the 7th Business Day prior to the 10-K Filing Deadline, the Certificate Administrator shall forward electronically a copy of the Form 10-K to the Depositor for review and approval.  Within four (4) Business Days after receipt of such copy, but no later than March 25th, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-K.  No later than 5:00 p.m., New York City time, on the third Business Day prior to the 10-K Filing Deadline, a senior officer in charge of securitization of the Depositor shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator.  The Certificate Administrator shall file such Form 10-K, upon signature thereof as provided in Section 10.16, not later than (i) 4:00 p.m. (New York City time) on the 10-K Filing Deadline or (ii) such other time as the Depositor and the Certificate Administrator mutually agree is permitted by the SEC for the filing such Form 10-K, of each year in which a report on Form 10-K is required to be filed by the Trust.  If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.10(b).  Promptly after filing with the SEC, the Certificate Administrator shall, pursuant to Section 4.02(b), make available on its internet website a final executed copy of each Form 10-K prepared and filed by the Certificate Administrator.  The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.07 related to the timely preparation and filing of Form 10-K is contingent upon such parties (and any Additional Servicer or Servicing Function Participant) observing all applicable deadlines in the performance of their duties under this Article X.  The Certificate Administrator shall have no liability with respect to any failure to properly prepare or file such Form 10-K resulting from the Certificate Administrator’s inability or failure to receive from any other party any information needed to prepare, arrange for execution or file such Form 10-K on a timely basis, not resulting from its own negligence, bad faith or willful misconduct.

Form 10-K requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.”  The Depositor hereby represents to the Certificate Administrator that the Depositor has filed all such required reports during the preceding 12 months and that it has been subject to such filing requirement for the past 90 days.  The Depositor shall notify the Certificate Administrator in writing, no later than the date the Depositor is required to notify the Certificate Administrator of any changes to or its approval of such Form 10-K in accordance with the immediately preceding paragraph, if the answer to the questions should be “no”; provided, however, that if the failure of the Depositor to have filed such required reports arises in connection with the securitization contemplated by this Agreement, the Certificate Administrator shall be deemed to have notice of such failure (only with respect to Exchange Act reports prepared or required to be prepared and filed by the Certificate Administrator) without being notified by the Depositor; provided, further, that in connection with the delivery of any notice contemplated by this sentence, the Depositor may instruct the Certificate Administrator that such notice shall be effective for a period (not to exceed 12 months) from the date of such notice, in which case no further notice from the Depositor shall be required during such specified period.  The Certificate Administrator shall be entitled to rely on such representations in preparing and/or filing any Form 10-K.

Section 10.08     Sarbanes-Oxley Certification.

Each Form 10-K shall include a certification (the “Sarbanes-Oxley Certification”), as set forth in Exhibit X attached hereto, required to be included therewith pursuant to the Sarbanes-Oxley Act.  Each Reporting Servicer shall (and (i) with respect to any Sub-Servicer or Subcontractor of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Sub-Servicer or Subcontractor to, and (ii) with respect to any other Sub-Servicer or Subcontractor of such party (other than any party to this Agreement), shall cause such Sub-Servicer or Subcontractor to) provide to the Person who signs the Sarbanes-Oxley Certification for the Trust (each, the “Certifying Person”), by March 10th (with a grace period through March 15th) of each year in which the Trust is subject to the reporting requirements of the Exchange Act, a certification (each, a “Performance Certification”), in the form attached hereto as Exhibit O, P, Q, R, S, Z or AA, as applicable, upon which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely.  Such Performance Certification shall be provided in EDGAR-compatible format, or in such other format as otherwise agreed upon by the Certificate Administrator and the Depositor and such reporting party. The senior officer in charge of securitization of the Depositor shall serve as the Certifying Person on behalf of the Trust.  The Certifying Person at the Depositor can be contacted at Barclays Commercial Mortgage Securities LLC at 745 Seventh Avenue, New York, New York 10019, Attention: Daniel Vinson, Managing Director, Email: daniel.vinson@barclays.com, with a copy to Barclays Commercial Mortgage Securities LLC, 745 Seventh Avenue, New York, New York 10019, Attention: Ian W. Sterling, Legal Department, Email: ian.sterling@barclays.com, or such other address as the Depositor may direct.  If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a Performance Certification to the Certifying Person pursuant to this Section 10.08 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be.  Notwithstanding the foregoing, the Trustee shall not be required to deliver a Performance Certification with respect to any period during which there was no Relevant Servicing Criteria applicable to it.  Notwithstanding the foregoing, nothing in this Section 10.08 shall require the Master Servicer or Special Servicer to certify or verify the accuracy or completeness of any written information or report provided to it by a third party (other than any third party engaged or utilized by or on behalf of the Master Servicer or Special Servicer, as the case may be) that the Master Servicer or Special Servicer, as applicable, is permitted to rely upon in accordance with this Agreement.

For so long as the Trust is subject to the reporting obligations of the Exchange Act, with respect to the Non-Serviced Mortgage Loan, the Trustee shall use commercially reasonable efforts to procure a Sarbanes-Oxley back-up certification from the Non-Serviced Companion Loan Service Providers, in form and substance similar to a Performance Certification that they are required to deliver pursuant to the UBS-Barclays 2013-C5 Pooling and Servicing Agreement (unless any such party is also a party to this Agreement, in which case, such party shall deliver such Sarbanes-Oxley back-up certification with respect to the Non-Serviced Mortgage Loan in the same manner and to the same extent it is required to deliver such item under the UBS-Barclays 2013-C5 Pooling and Servicing Agreement).

Section 10.09     Form 8-K Filings.

Within four (4) Business Days after the occurrence of an event requiring disclosure under Form 8-K (each such event, a “Reportable Event”), to the extent it receives the Form 8-K Disclosure Information described below, the Certificate Administrator shall, at the direction of the Depositor, prepare and file on behalf of the Trust a Form 8-K, as required by the

Exchange Act, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates.  Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-K Disclosure Information”) shall, pursuant to the paragraph immediately below, be reported by the applicable parties set forth on Schedule VI to which such Reportable Event relates and such Form 8-K Disclosure Information shall be delivered to the Depositor and the Certificate Administrator in EDGAR-compatible format and approved by the Depositor.  The Certificate Administrator will have no duty or liability for any failure hereunder to determine the existence of any Form 8-K Disclosure Information (other than such Form 8-K Disclosure Information which is to be reported by it as set forth on Schedule VI) absent such reporting by the applicable party on Schedule VI and direction and approval thereof by the Depositor.

For so long as the Trust is subject to the reporting requirements of the Exchange Act, the parties listed on Schedule VI hereto shall (and (i) with respect to any Sub-Servicer or Subcontractor of such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Sub-Servicer or Subcontractor to, and (ii) with respect to any other Sub-Servicer or Subcontractor of such party (other than any party to this Agreement), shall cause such Sub-Servicer or Subcontractor to), to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge of such event (other than Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or a Responsible Officer, as the case may be, or any lawyer in the in-house legal department of such party), use their commercially reasonable efforts to provide to the Depositor and the Certificate Administrator within one (1) Business Day after the occurrence of the Reportable Event, but shall provide in no event later than noon (New York City time) on the 2nd Business Day after the occurrence of the Reportable Event, (A) the form and substance of the Form 8-K Disclosure Information described on Schedule VI as applicable to such party, in EDGAR-compatible format, or in such other format as otherwise agreed to in advance upon by the Certificate Administrator and the Depositor and such party, and (B) an Additional Disclosure Notification in the form attached hereto as Exhibit Y.  The Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K.  The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule VI of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information; provided that to the extent that the Certificate Administrator is notified or has actual knowledge of such Reportable Event and it does not receive the necessary Form 8–K Disclosure Information, it shall notify the Depositor that it has not received such information and, provided, further, that the limitation on liability provided by this sentence shall not be applicable if the Reportable Event relates to the Certificate Administrator or any party that the Certificate Administrator has engaged to perform its obligations under this Agreement.  Any reasonable fees assessed and any expenses incurred by the Certificate Administrator in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph shall be reimbursable to the Certificate Administrator by the Mortgage Loan Sellers in accordance with their respective Mortgage Loan Purchase Agreements.

After preparing the Form 8-K, the Certificate Administrator shall, no later than noon (New York City time) on the 3rd Business Day after the Reportable Event, forward electronically a copy of the Form 8-K to the Depositor for review and approval and the Depositor shall promptly notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to the Form 8-K.  No later than noon on the 4th Business Day (New York City time) after the Reportable Event, a duly authorized representative of the Depositor shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator.  The Certificate Administrator shall file such Form 8-K, upon signature thereof as provided in Section 10.16, not later than (i) 5:30 p.m. (New York City time) on the 4th Business Day following the reportable event or (ii) such other time as the Depositor and the Certificate Administrator mutually agree is permitted by the SEC for the filing such Form 8-K.  If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 10.10(b).  After filing with the SEC, the Certificate Administrator will, pursuant to Section 4.02(b), make available on its internet website a final executed copy of each Form 8-K prepared and filed by the Certificate Administrator.  The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.09 related to the timely preparation and filing of Form 8-K is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 10.09.  The Certificate Administrator shall have no liability for any loss, expense, damage or claim arising out of or with respect to any failure to properly prepare or timely file such Form 8-K, where such failure results from the Certificate Administrator’s inability or failure to receive Form 8-K Disclosure Information within the applicable timeframes set forth in this Section 10.09 and not resulting from the Certificate Administrator’s own negligence, bad faith or willful misconduct (provided that to the extent that the Certificate Administrator is notified or has actual knowledge of such Reportable Event and it does not receive the necessary Form 8–K Disclosure Information, it will notify the Depositor that it has not received such information and further provided that the limitation on liability provided by this sentence shall not be applicable if the Reportable Event relates to the Certificate Administrator or any party that the Certificate Administrator has engaged to perform its obligations under this Agreement).

Section 10.10     Suspension of Exchange Act Filings; Incomplete Exchange Act Filings; Amendments to Exchange Act Reports.

(a)           If, as to any semi-annual fiscal period, it is determined by the Depositor that, as of the beginning of the semi-annual fiscal period (other than a period in the 2013 fiscal year), the Trust is permitted to suspend its reporting obligations under the Exchange Act with respect to any particular Class of Publicly Offered Certificates, the Depositor shall direct the Certificate Administrator to prepare and file, within the semi-annual period within which reporting is suspended, a certification on Form 15 under the Exchange Act with the SEC to suspend such reporting obligations with respect to such Class of Publicly Offered Certificates.  With respect to any reporting period occurring after the filing of such Form 15 with respect to all Classes of Publicly Offered Certificates, the obligations of the parties to this Agreement under Section 10.01, Section 10.03, Section 10.06, Section 10.07, Section 10.08 and Section 10.09 shall be suspended.  In the event that such Form 15 has been filed for all Classes of Publicly Offered Certificates, the Certificate Administrator shall provide prompt notice to the Depositor, the Master Servicer, the Special Servicers, the Trustee, the Operating Advisor and the Mortgage Loan Sellers.

(b)           If the Certificate Administrator is unable to timely file with the SEC all or any required portion of any Form 8-K, Form 10-D or Form 10-K required to be filed by this Agreement because required disclosure information either was not delivered to it or was delivered to it after the delivery deadlines set forth in this Agreement or for any other reason, the Certificate Administrator shall promptly (but no later than the Business Day following such determination) notify (which notice (which may be sent by fax or by email notwithstanding the provisions of Section 11.05) shall include the identity of those Reporting Servicers who either did not deliver such information or delivered such information to it after the delivery deadlines set forth in this Agreement) the Depositor and each Reporting Servicer that failed to make such delivery.  In the case of Form 10-D and Form 10-K, each such Reporting Servicer shall cooperate with the Depositor and the Certificate Administrator to prepare and file a Form 12b-25 and a Form 10-D/A and Form 10-K/A as applicable, pursuant to Rule 12b-25 of the Exchange Act.  In the case of Form 8-K, the Certificate Administrator shall, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next Form 10-D that is required to be filed on behalf of the Trust.  In the event that any previously filed Form 8-K, Form 10-D or Form 10-K needs to be amended, the Certificate Administrator shall notify the Depositor and such other parties as needed and such parties shall cooperate to prepare any necessary Form 8-K/A, Form 10-D/A or Form 10-K/A.  Any Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K shall be signed by the Depositor.  The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 10.10 related to the timely preparation and filing of a Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K is contingent upon the Master Servicer, the Special Servicer and the Depositor performing their duties under this Section.  The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file any such Form 12b-25 or any amendments to Forms 8-K, Form 10-D or Form 10-K, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 12b-25 or any amendments to Form 8-K, Form 10-D or Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

Section 10.11     Annual Compliance Statements.

(a)           The Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, any Additional Servicer and each Servicing Function Participant (if such Servicing Function Participant is a servicer contemplated by Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB) shall deliver (and (i) with respect to any Sub-Servicer or Subcontractor (that is a servicer contemplated by Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB) and any Additional Servicer engaged by such party, in each case that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Sub-Servicer, Subcontractor and Additional Servicer to deliver, and (ii) with respect to any other Sub-Servicer or Subcontractor (that is a servicer contemplated by Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB) and any Additional Servicer engaged by such party (other than any Additional Servicer that is a party to this Agreement), shall cause such Sub-Servicer, Subcontractor and Additional Servicer to deliver) (each such Sub-Servicer, Subcontractor and Additional Servicer, and each of the Master Servicer, the Special Servicer and the Certificate Administrator, a “Certifying Servicer”) to the Trustee, the Depositor, the Certificate Administrator, the Operating Advisor (in the case of the

Special Servicer only) and the 17g-5 Information Provider (who shall promptly post such report to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement) on or before March 10th (subject to a grace period through March 15th) of each year, commencing in 2014, an Officer’s Certificate stating, as to the signer thereof, that (A) a review of such Certifying Servicer’s activities during the preceding calendar year or portion thereof and of such Certifying Servicer’s performance under this Agreement, or the applicable Sub-Servicing Agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer’s supervision and (B) that, to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable Sub-Servicing Agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof.  Such Officer’s Certificate shall be provided in a readable, uploadable and unlocked electronic format (which includes, for example, HTML, Word, Excel or clean, searchable PDFs) format or in such other format as otherwise agreed upon by the Certificate Administrator and the Depositor and such certifying party.

(b)           [RESERVED].

(c)           Promptly after receipt of each such Officer’s Certificate, the Depositor shall have the right to review such Officer’s Certificate and, if applicable, consult with each Certifying Servicer, as applicable, as to the nature of any failures by such Certifying Servicer, in the fulfillment of any of the Certifying Servicer’s obligations hereunder or under the applicable sub-servicing agreement.  None of the Certifying Servicers or any Additional Servicer or any Servicing Function Participant shall be required to deliver, or to endeavor to cause the delivery of, any such Officer’s Certificate until April 15, in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust.  If any Certifying Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be, such Certifying Servicer shall provide the Officer’s Certificate pursuant to this Section 10.11 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be.

(d)           For so long as the Trust is subject to the reporting requirements of the Exchange Act, with respect to the Non-Serviced Mortgage Loan, the Trustee shall use commercially reasonable efforts to procure an officer’s certifcate from the Non-Serviced Companion Loan Service Providers in form and substance similar to the Officer’s Certificate  described in this Section that they are required to deliver pursuant to the UBS-Barclays 2013-C5 Pooling and Servicing Agreement (unless any such party is also a party to this Agreement, in which case, such party shall deliver such items with respect to the Non-Serviced Mortgage Loan in the same manner and to the same extent it is required to deliver such items under the UBS-Barclays 2013-C5 Pooling and Servicing Agreement).

Section 10.12     Annual Reports on Assessment of Compliance with Servicing Criteria.

By March 10th (subject to a grace period through March 15th) of each year, commencing in March 2014, the Master Servicer, the Special Servicer (regardless of whether the

Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator, the Custodian, the Trustee, the Operating Advisor and each Servicing Function Participant, each at its own expense, shall furnish (and (i) with respect to each Servicing Function Participant engaged by such party that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to furnish, each at its own expense, and (ii) with respect to any other Servicing Function Participant engaged by such party (other than any party to this Agreement), shall cause such Servicing Function Participant to furnish, each at its own expense) (each such Servicing Function Participant and the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee and the Operating Advisor and each Servicing Function Participant, a “Reporting Servicer”), to the Trustee, the Certificate Administrator, the Depositor, the 17g-5 Information Provider (who shall promptly post such report to the 17g-5 Information Provider’s Website pursuant to Section 3.16(d) of this Agreement), a report on an assessment of compliance with the Relevant Servicing Criteria with respect to commercial mortgage backed securities transactions taken as a whole involving such party that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such Reporting Servicer used the Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 10.07, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for such period.  Such report shall be provided in a readable, uploadable and unlocked electronic format (which includes, for example, HTML, Word, Excel or clean, searchable PDFs) format or in such other format as otherwise agreed upon by the Certificate Administrator and the Depositor and such reporting party.  Copies of all compliance reports delivered pursuant to this Section 10.12 shall be made available to any Privileged Person by the Certificate Administrator pursuant to Section 4.02(c) of this Agreement and to any Rating Agency and NRSRO by the 17g-5 Information Provider pursuant to Section 3.16(d) of this Agreement.  Notwithstanding the foregoing, the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Relevant Servicing Criteria applicable to it.

No later than 10 Business Days after the end of each fiscal year for the Trust for which a Form 10-K is required to be filed, the Master Servicer and the Special Servicer shall each forward to the Certificate Administrator and the Depositor the name and contact information of each Servicing Function Participant engaged by it during such year or portion thereof (except with respect to any Mortgage Loan Seller Sub-Servicer) and what Relevant Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant.  When the Master Servicer, the Special Servicer, the Certificate Administrator, the Custodian, the Trustee, the Operating Advisor and each Servicing Function Participant submit their respective assessments by March 10th (subject to a grace period through March 15th), as applicable, to the Certificate Administrator, each such party shall also at such time, if it has received the assessment (and attestation pursuant to Section 10.13) of each Servicing Function Participant engaged by it, include such assessment (and attestation) in its submission to the Certificate Administrator.

Each such report shall be addressed to the Depositor (if addressed to a party (other than the internal board or similar surveillance group or person at the certifying entity)) and signed by an authorized officer of the applicable company, and shall address each of the Relevant Servicing Criteria applicable to it as set forth on Schedule II.  Promptly after receipt of each such report on assessment of compliance, (i) the Depositor shall have the right to review each such report and, if applicable, consult with each Reporting Servicer as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria by such Reporting Servicer, and (ii) the Certificate Administrator shall confirm that the assessments, taken individually, address the Relevant Servicing Criteria for each party as set forth on Schedule II and notify the Depositor of any exceptions.  No Reporting Servicer shall be required to deliver, or to endeavor to cause the delivery of, any such reports until April 15 in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year.  If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide and, in the case of Reporting Servicer that is a party to this Agreement, shall cause any Servicing Function Participant engaged by it to provide (or, in the case of a Servicing Function Participant engaged by it that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to provide), the reports and statements pursuant to this Section 10.12 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be.

The parties hereto acknowledge that a material instance of noncompliance with the Relevant Servicing Criteria reported on an assessment of compliance pursuant to this Section 10.12 by the Master Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Certificate Administrator or the Custodian shall not, as a result of being so reported, in and of itself, constitute a breach of such parties’ obligations, a Servicer Termination Event or an Operating Advisor Termination Event, as applicable, under this Agreement unless otherwise provided for in this Agreement.

For so long as the Trust is subject to the reporting requirements of the Exchange Act, with respect to the Non-Serviced Mortgage Loan, the Trustee shall use commercially reasonable efforts to procure an annual report on assessment of compliance as described in this Section and an attestation as described in Section 10.13 of this Agreement from the Non-Serviced Companion Loan Service Providers in form and substance similar to the annual report on assessment of compliance described in this Section and the attestation described in Section 10.13 of this Agreement that they are required to deliver pursuant to the UBS-Barclays 2013-C5 Pooling and Servicing Agreement (unless any such party is also a party to this Agreement, in which case, such party shall deliver such items with respect to the Non-Serviced Mortgage Loan in the same manner and to the same extent it is required to deliver such items under the UBS-Barclays 2013-C5 Pooling and Servicing Agreement).

Section 10.13     Annual Independent Public Accountants’ Servicing Report.

By March 10th (subject to a grace period through March 15th), of each year, commencing in March 2014, each Reporting Servicer, each at its own expense, shall cause (and (i) with respect to each Servicing Function Participant engaged by such Reporting Servicer that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to cause, each at its own expense, and (ii) with respect to any other Servicing Function Participant engaged by such Reporting Servicer (other than any party to this Agreement), shall cause such Servicing Function Participant to cause, each at its own expense) a registered public accounting firm (which may also render other services to the Master Servicer, the Special Servicer and such Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Trustee, the Certificate Administrator, the Depositor, the Operating Advisor (in the case of the Special Servicer only), the 17g-5 Information Provider (who shall promptly post such report to the 17g-5 Information Provider’s Website pursuant to Section 3.16(d) of this Agreement), to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assertion from such Reporting Servicer of its compliance with the Relevant Servicing Criteria in all material respects, and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is expressing an opinion as to whether such Reporting Servicer’s compliance with the Relevant Servicing Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria.  If an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each such related accountant’s attestation report shall be made in accordance with the requirements of Regulation AB.  Such report must be available for general use and not contain restricted use language.  Such report shall be provided in a readable, uploadable and unlocked electronic format (which includes, for example, HTML, Word, Excel or clean, searchable PDFs) format or in such other format as otherwise agreed upon by the Certificate Administrator and the Depositor and such reporting party.

Promptly after receipt of such report from each Reporting Servicer, (i) the Depositor shall have the right to review the report and, if applicable, consult with the related Reporting Servicer as to the nature of any material instance of noncompliance by such Reporting Servicer with the Servicing Criteria applicable to such person, as the case may be, in the fulfillment of any of such Reporting Servicer’s obligations hereunder or under any applicable sub-servicing agreement or primary servicing agreement, and (ii) the Certificate Administrator shall confirm that each assessment submitted pursuant to Section 10.12 is coupled with an attestation meeting the requirements of this Section and notify the Depositor of any exceptions; provided, that the Certificate Administrator shall not be responsible for confirming whether any particular Reporting Servicer has certified to all of the Relevant Servicing Criteria applicable to it.  No Reporting Servicer shall be required to deliver, or to endeavor to cause the delivery of, such reports until April 15 in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year.  If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide and, in the case of Reporting Servicer that is a party to this Agreement, shall cause any Servicing Function Participant engaged by it to provide (or, in the case of a Servicing Function Participant engaged by it that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause such Servicing Function Participant to provide), the reports and statements pursuant to this Section 10.13 with respect to the period of time it was subject to this Agreement or the applicable Sub-Servicing Agreement or primary servicing agreement, as the case may be.

Section 10.14     Exchange Act Reporting Indemnification.

Each of the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall indemnify and hold harmless each Certification Party, the Depositor, their respective employees, directors and officers, and each other person who controls any such entity within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all expenses, losses, claims, damages, penalties, fines, forfeitures, legal fees, judgments, costs and other liabilities, including without limitation the costs of investigation, legal defense and any amounts paid in settlement of any claim or litigation arising out of the failure to perform its obligations to the Depositor or Certificate Administrator under this Article X by the time required after giving effect to any applicable grace period or cure period, or the negligence, bad faith or willful misconduct on the part of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, in the performance of such obligations.

The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall cause each Additional Servicer and each Servicing Function Participant (and with respect to any Servicing Function Participant engaged by it that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause each such Servicing Function Participant (other than a party to this Agreement)) with which it has entered into a servicing relationship with respect to the Mortgage Loans to indemnify and hold harmless each Certification Party, the Depositor, and any employee, director or officer of the Depositor,  from and against any losses, damages, penalties, fines, forfeitures, legal fees, claims, fees and expenses and related costs, judgments and other costs and expenses incurred by such indemnified party arising out of (i) a breach of its obligations to provide any of the annual compliance statements or annual assessment of servicing criteria or attestation reports pursuant to this Agreement, or the applicable Sub-Servicing Agreement or primary servicing agreement, as applicable, (ii) the negligence, bad faith or willful misconduct its part in the performance of such obligations or (iii) any failure by a Servicer (as defined in Section 10.17 of this Agreement) to identify a Servicing Function Participant pursuant to Section 10.17.

If the indemnification provided for herein is unavailable or insufficient to hold harmless any Certification Party, the Depositor or any employee, director or officer of the Depositor, then the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, each Additional Servicer or other Servicing Function Participant (the “Performing Party”) shall contribute to the amount paid or payable to the indemnified party as a result of the losses, claims, damages or liabilities of the indemnified party in such proportion as is appropriate to reflect the relative fault of the indemnified party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party’s obligations pursuant to this Article X (or breach of its obligations under the applicable Sub-Servicing or primary servicing agreement to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports) or the Performing Party’s negligence, bad faith or willful misconduct in connection therewith.  The Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall cause each Servicing Function Participant  with which it has entered into a servicing relationship with respect to the Mortgage Loans (and with respect to any Servicing Function Participant engaged by it that is a Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to cause each such Servicing Function Participant (other than a party to this Agreement)) to agree to the foregoing indemnification and contribution obligations.  This Section 10.14 shall survive the termination of this Agreement or the earlier resignation or removal of the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee.

Promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify in writing the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party under this Agreement except to the extent that such omission to notify materially prejudices the indemnifying party.  In case any such action is brought against any indemnified party, after the indemnifying party has been notified of the commencement of such action, such indemnifying party shall be entitled to participate therein (at its own expense) and, to the extent that it may wish, shall be entitled to assume the defense thereof (jointly with any other indemnifying party similarly notified) with counsel reasonably satisfactory to such indemnified party (which approval shall not be unreasonably withheld or delayed), and after notice from the indemnifying party to such indemnified party of its election to so assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any expenses subsequently incurred in connection with the defense thereof other than reasonable costs of investigation.  In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have agreed to the retention of such counsel, (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (iii) the indemnifying party fails within a reasonable period of time to designate counsel that is reasonably satisfactory to the indemnified party (which approval shall not be unreasonably withheld or delayed).  In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) in any one jurisdiction separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.  An indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent.  However, if settled with such consent, the indemnifying party shall indemnify the indemnified party from and against any loss or liability by reason of such settlement to the extent that the indemnifying party is otherwise required to do so under this Agreement.  If an indemnifying party assumes the defense of any proceeding, it shall be entitled to settle such proceeding with the consent of the indemnified party (which consent shall not be unreasonably withheld or delayed) or, if such settlement (i) provides for an unconditional release of the indemnified party in connection with all matters relating to the proceeding that have been asserted against the indemnified party in such proceeding by the other parties to such settlement and (ii) does not require an admission of fault by the indemnified party, without the consent of the indemnified party.

Section 10.15     Amendments.

This Article X may be amended with the written consent of all the parties hereto pursuant to Section 11.07 for purposes of complying with Regulation AB and/or to conform to standards developed within the commercial mortgage-backed securities market and the Sarbanes-Oxley Act or for purposes of designating the Certifying Person without, in each case, any Opinions of Counsel, Officer’s Certificates, No Downgrade Confirmations or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement; provided that no such amendment shall eliminate the reports or statements required by Section 10.11, Section 10.12 or Section 10.13 without the receipt of a letter from each Rating Agency confirming that the elimination of such reports and certificates will not result in a downgrade, qualification or withdrawal of the then current rating of the Certificates.

Section 10.16     Exchange Act Report Signatures; Delivery of Notices; Interpretation of Grace Periods.

(a)           Each Form 8-K report, Form 10-D report and Form 10-K report shall be signed by the Depositor in accordance with procedures to be agreed upon by the Depositor and the Certificate Administrator.  The signing party at the Depositor can be contacted at Barclays Commercial Mortgage Securities LLC at 745 Seventh Avenue, New York, New York 10019, Attention:  Daniel Vinson, with a copy to Barclays Commercial Mortgage Securities LLC, 745 Seventh Avenue, New York, New York 10019, Attention: Ian W. Sterling, Legal Department, Email: ian.sterling@barclays.com, or such other address as the Depositor may direct.

(b)           Notwithstanding anything in Section 11.05 to the contrary, any notice required to be delivered to (i) the Depositor under this Article X shall be properly given if sent by email to CMBS.transactions@usbank.com (or such other email address as the Certificate Administrator may instruct).

(c)           Further notwithstanding anything to the contrary in this Agreement, each party to this Agreement shall provide email and phone contact information for one or more Responsible Officers or Servicing Officers (or a similar capacity in the case of the Operating Advisor) at such entity that shall be available during regular business hours to respond to inquiries by the Depositor or the Certificate Administrator, or any party on behalf of the Depositor or the Certificate Administrator, on a periodic basis (which may be monthly), regarding compliance by such party (and any Sub-Servicer or Subcontractor engaged by such party) with the requirements of this Article X, or the status or existence of reportable events, information, or any other items required to be delivered, furnished, filed or reported under this Article X or under any other provision of this Agreement with respect to the Securities Act, the Exchange Act or any similar reporting obligation of the Depositor or such party.  The initial contact information for each party to this Agreement (for which prompt notice of any change therein shall be provided in writing to the Depositor and the Certificate Administrator from time to time) is set forth below:

Rialto Capital Advisors, LLC
Attention: Liat Heller
telephone: (305) 485-2077
email: liat.heller@rialtocapital.com

U.S. Bank National Association
Attention: Laura DeBolt
telephone: (312) 332-7449
email: laura.debolt@usbank.com

Park Bridge Lender Services LLC
Attention: David M. Rodgers
telephone: (212) 310-9821
email: david.rodgers@parkbridgefinancial.com

Midland Loan Services, a Division of PNC Bank, National Association
Attention: Executive Vice President – Division Head
telephone: (913) 253-9000
email: noticeadmin@midlandls.com

(d)           For the avoidance of doubt:

(i)            Neither Master Servicer nor the Special Servicer shall be subject to a Master Servicer Termination Event or a Special Servicer Termination Event, as applicable, pursuant to either the last clause of the definition of Master Servicer Termination Event or the last clause of the definition of Special Servicer Termination Event, as applicable, nor shall any such party be deemed to not be in compliance under this Agreement, during any grace period provided for in this Article X, provided that if any such party fails to comply with the delivery requirements of this Article X by the expiration of any applicable grace period such failure shall constitute a Master Servicer Termination Event or a Special Servicer Termination Event, as applicable; and

(ii)           Neither Master Servicer nor the Special Servicer shall be subject to a Master Servicer Termination Event or a Special Servicer Termination Event, as applicable, pursuant to either the last clause of the definition of Master Servicer Termination Event or the last clause of the definition of Special Servicer Termination Event, as applicable, nor shall any such party be deemed to not be in compliance under this Agreement, for failing to deliver any item required under this Article X by the time required hereunder with respect to any reporting period for which the Trust is not required to file Exchange Act reports.

Section 10.17     Subcontractors; Servicing Function Participants.

To the extent provided in this Agreement, each of the Master Servicer, the Special Servicer, each Sub-Servicer and the Certificate Administrator (each of the Master Servicer, the Special Servicer and the Certificate Administrator and each Sub-Servicer, for purposes of this Section 10.17, a “Servicer”) is permitted to utilize one or more Subcontractors to perform certain of its obligations hereunder, subject to the terms and conditions of this Agreement.  Such

Servicer shall promptly upon request provide to the Depositor and the Certificate Administrator a written description (in form and substance satisfactory to the Depositor) of the role and function of each Subcontractor that is a Servicing Function Participant utilized by such Servicer, specifying (i) the identity of such Subcontractor, and (ii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each such Subcontractor.  Each Servicer shall cause any Subcontractor determined to be a Servicing Function Participant used by such Servicer for the benefit of the Depositor to comply (or, in the case of each Mortgage Loan Seller Sub-Servicer that is used by such Servicer, shall use commercially reasonable efforts to cause such Subcontractor to comply) with the provisions of Section 10.12 and Section 10.13 of this Agreement to the same extent as if such Subcontractor were such Servicer.  Such Servicer shall obtain from each such Subcontractor (or, in the case of each Mortgage Loan Seller Sub-Servicer, shall use commercially reasonable efforts to obtain from each such Subcontractor) and deliver to the applicable Persons any assessment of compliance report and related accountant’s attestation required to be delivered by such Subcontractor under Section 10.12 and Section 10.13 of this Agreement, in each case, as and when required to be delivered.

For so long as the Trust is subject to the reporting requirements of the Exchange Act, notwithstanding the foregoing, if a Servicer engages a Subcontractor in connection with the performance of any of its duties under this Agreement, such Servicer shall be responsible for determining whether such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and whether such Subcontractor meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB.  If a Servicer determines, pursuant to the preceding sentence, that such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB, then such Subcontractor shall be deemed to be a Sub-Servicer for purposes of this Agreement, and the engagement of such Sub-Servicer shall not be effective unless and until notice is given to the Depositor and the Certificate Administrator of any such Sub-Servicer and Sub-Servicing Agreement.  No Sub-Servicing Agreement (other than a Sub-Servicing Agreement with a Mortgage Loan Seller Sub-Servicer) shall be effective until five (5) Business Days after such written notice is received by the Depositor and the Certificate Administrator.  Such notice shall contain all information reasonably necessary, and in such form as may be necessary, to enable the Certificate Administrator to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to Section 10.09 of this Agreement (if such reports under the Exchange Act are required to be filed under the Exchange Act).

In the event the Certificate Administrator or the Depositor does not receive the assessment of compliance and/or the attestation report required by Section 10.12 or Section 10.13 with respect to any Servicing Function Participant (to the extent such Servicing Function Participant has been identified to the Certificate Administrator or the Depositor or is actually known to be a Servicing Function Participant by the Certificate Administrator or the Depositor) by March 15th of any year during which an Annual Report on Form 10-K is required to be filed with the SEC with respect to the Trust, then the Certificate Administrator shall, and the Depositor may, forward a Servicer Notice to such Servicing Function Participant, with a copy of such Servicer Notice to (x) the Reporting Party that retained or engaged such Servicing Function Participant (other than the Certificate Administrator), and (y) to the Depositor (if the Certificate Administrator is sending the Servicer Notice) or the Certificate Administrator (if the

 Depositor is sending the Servicer Notice), as applicable, within two (2) Business Days of such failure. For the purposes of this Article X and Section 7.01 of this Agreement, a “Servicer Notice” shall constitute either any writing forwarded to such party or, in the case of the Master Servicer and the Special Servicer, notwithstanding the provisions of Section 11.05 of this Agreement, e-mail notice or fax notice which, in the case of an email transmission, shall be forwarded to all of the following e-mail addresses for the applicable party:  in the case of the Master Servicer, to the applicable e-mail address as provided in writing by the Master Servicer upon request, and in the case of the Special Servicer, liat.heller@rialtocapital.com, or such other e-mail addresses as are provided in writing by the Master Servicer or the Special Servicer, as applicable, to the Certificate Administrator and the Depositor (but any party to this Agreement (or someone acting on their behalf) shall only be required to forward any such notice to be delivered to the Master Servicer to no more than three e-mail addresses in the aggregate in order to fulfill its notification requirements as set forth in the preceding sentence and/or under the provisions of Section 7.01).  Notwithstanding anything herein to the contrary, the forwarding of a Servicer Notice shall not relieve any of the Master Servicer or the Special Servicer of any liability under Section 7.01(a)(viii) or Section 7.01(b)(viii), respectively, for the failure of any Servicing Function Participant or Sub-Servicing Entity to deliver any Exchange Act reporting items pursuant to this Article X.

Section 10.18     Termination of the Certificate Administrator.

Notwithstanding anything to the contrary contained in this Agreement, the Depositor may terminate the Certificate Administrator upon five Business Days’ notice if the Certificate Administrator fails to comply with any of its obligations under this Article X; provided that (a) such termination shall not be effective until a successor certificate administrator shall have accepted the appointment, (b) the Certificate Administrator may not be terminated if it cannot perform its obligations due to its failure to properly prepare or file on a timely basis any Form 8-K, Form 10-K or Form 10-D or any amendments to such forms or any Form 12b-25 where such failure results from the Certificate Administrator’s inability or failure to receive, within the exact time frames set forth in this Agreement any information, approval, direction or signature from any other party hereto needed to prepare, arrange for execution or file any such Form 8-K, Form 10-K or Form 10-D or any amendments to such forms or any form 12b-25 not resulting from its own negligence, bad faith or willful misconduct, (c) if, following the Certificate Administrator’s failure to comply with any of such obligations under Section 10.06, Section 10.07, Section 10.09, Section 10.11, Section 10.12 or Section 10.13 on or prior to the dates by which such obligations are to be performed pursuant to, and as set forth in, such Sections the Certificate Administrator subsequently complies with such obligations before the Depositor gives written notice to it that it is terminated in accordance with this Section 10.18 and (d) the Certificate Administrator may not be terminated if the Certificate Administrator’s failure to comply does not cause it to fail in its obligations to timely file the related Form 8-K, Form 10-D or Form 10-K, as the case may be, by the related deadline for filing such Form 8-K, Form 10-D or Form 10-K, then the Depositor shall cease to have the right to terminate the Certificate Administrator under this Section 10.18 on the date on which such Form 8-K, Form 10-D or Form 10-K is so filed.

Section 10.19     Termination of the Master Servicer or the Special Servicer.

Notwithstanding anything to the contrary contained in this Agreement, the Depositor may terminate the Master Servicer or the Special Servicer upon five Business Days’ notice if the Master Servicer or the Special Servicer, as applicable, fails to comply with any of its respective obligations under this Article X (subject to any applicable grace period); provided that such termination shall not be effective until a successor master servicer or special servicer, as applicable, shall have accepted the appointment.  If the Special Servicer is terminated pursuant to this Section 10.19, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder shall be entitled to appoint a successor Special Servicer pursuant to Section 7.02 of this Agreement.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01     Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

Section 11.02     Limitation on Rights of Certificateholders.

The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, or entitle such Certificateholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, and nothing herein set forth, or contained in the terms of the Certificates, shall be construed so as to constitute the Certificateholders from time to time as partners or members of an association; and no Certificateholder shall be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

No Certificateholder shall have any right to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or any Mortgage Loan, unless such Certificateholder previously shall have given to the Trustee a written notice of default and of the continuance thereof, as hereinbefore provided, and unless the Holders of Certificates representing Percentage Interests of at least 25% of any affected Class of Certificates, as applicable, have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and have offered to the Trustee such reasonable security or indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, shall have failed or refused to institute any such action, suit or proceeding.  It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Certificateholders of any Class shall have any right in any manner whatsoever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of any other of such Certificateholder, or to obtain or seek to obtain priority over or preference to any other such Certificateholder, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of Certificates of such Class, as applicable.  For the protection and enforcement of the provisions of this Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 11.03     Governing Law.THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF.  THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

Section 11.04     Waiver of Jury Trial; Consent to Jurisdiction.TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EACH PARTY HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST THE OTHER PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  EACH PARTY HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, ANY ASSIGNMENT OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY ASSIGNMENT.

TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY (I) SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE AND FEDERAL COURTS SITTING IN NEW YORK CITY WITH RESPECT TO MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT; (II) AGREES THAT ALL CLAIMS WITH

 RESPECT TO SUCH MATTERS MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURTS; (III) WAIVES THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING INVOLVING SUCH CLAIMS IN ANY SUCH COURT; AND (IV) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 11.05     Notices.

Unless otherwise specified in this Agreement, all demands, notices and communications hereunder shall be in writing, shall be deemed to have been given upon receipt (except that notices to Holders of Class R and Class LR Certificates or Holders of any Class of Certificates no longer held through a Depository and instead held in registered, definitive form shall be deemed to have been given upon being sent by first-class mail, postage prepaid or by overnight courier) as follows:

If to the Trustee or the Certificate Administrator, to:

U.S. Bank National Association
190 South LaSalle Street, 7th Floor
Chicago, Illinois 60603
Attention: CMBS Account Management – UBS-BB 2013-C6
Fax number: 866-807-8670
Email: cmbs.transactions@usbank.com

or in the case of surrender, transfer or exchange to:

U.S. Bank National Association
60 Livingston Avenue
St. Paul, Minnesota 55107
Attention:  Bondholder Services UBS-BB 2013-C6

If to the Depositor, to:

Barclays Commercial Mortgage Securities LLC
745 Seventh Avenue
New York, New York 10019
Attention: Daniel Vinson, Vice President
Email: daniel.vinson@barclays.com

with a copy to:

Barclays Commercial Mortgage Securities LLC
745 Seventh Avenue
New York, New York 10019
Attention: Ian W. Sterling, Legal Department
Email: ian.sterling@barclays.com

If to the Master Servicer, to:

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President – Division Head
Email: noticeadmin@midlandls.com

with a copy to:

Stinson Morrison Hecker LLP
1201 Walnut Street, Suite 2900
Kansas City, Missouri  64106-2150
Attention:  Kenda K. Tomes
Facsimile Number:  (816) 412-9338
Email: ktomes@stinson.com

If to the Special Servicer, to:

Rialto Capital Advisors, LLC
790 NW 107th Avenue, Suite 400
Miami, Florida 33172
Attention: Liat Heller
Facsimile Number: (305) 229-6425
E-mail: liat.heller@rialtocapital.com

with a copy to

Rialto Capital Advisors, LLC
790 NW 107th Avenue, Suite 400
Miami, Florida 33172
Attention:  Jeff Krasnoff
Facsimile Number:  (305) 229-6425
Email:  jeff.krasnoff@rialtocapital.com

Rialto Capital Advisors, LLC
790 NW 107th Avenue, Suite 400
Miami, Florida  33172
Attention:  Niral Shah
Facsimile Number:  (305) 229-6425
E-mail:  niral.shah@rialtocapital.com

Rialto Capital Advisors, LLC
790 NW 107th Avenue, Suite 400
Miami, Florida  33172
Attention:  Adam Singer
Facsimile Number:  (305) 229-6425
E-mail:  adam.singer@rialtocapital.com

If to the Operating Advisor, to:

Park Bridge Lender Services LLC
560 Lexington Avenue, 17th Floor
New York, New York 10022
Attention: David Rodgers

with a copy sent contemporaneously via email to
david.rodgers@parkbridgefinancial.com

If to UBS Real Estate Securities Inc., as Mortgage Loan Seller, to:

UBS Real Estate Securities Inc.
1285 Avenue of the Americas
New York, New York 10019
Attention: David Schell
Email: david.schell@ubs.com

with a copy to:

UBS Real Estate Securities Inc.
1285 Avenue of the Americas
New York, New York  10019
Attention:  Henry Chung
Email: henry.chung@ubs.com

with a copy to:

UBS AG
299 Park Avenue
New York, New York 10171
Attention: Chad Eisenberger, Executive Director & Counsel
Email: chad.eisenberger@ubs.com

If to Barclays Bank PLC, as Mortgage Loan Seller, to:

Barclays Bank PLC
745 Seventh Avenue
New York, New York 10019
Facsimile Number: (646) 758-1700
Attention: Daniel Vinson, Managing Director
Email: daniel.vinson@barclays.com

with a copy to:

Barclays Bank PLC
745 Seventh Avenue
New York, New York 10019
Facsimile Number: (212) 412-7519
Attention:  Ian W. Sterling, Legal Department
Email: ian.sterling@barclays.com

with a copy to:

Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Facsimile Number: (212) 698-3599
Attention:  Jodi E. Schwimmer
Email: jodi.schwimmer@dechert.com

If to Natixis Real Estate Capital LLC, as Mortgage Loan Seller, to:

Natixis Real Estate Capital LLC
1251 Avenue of the Americas
New York, New York 10020
Attention: Khaled Mohiuddin
Facsimile: (212) 891-5777

with a copy to:

Office of Chief Operating Officer
1251 Avenue of the Americas
New York, New York 10020
Facsimile: (212) 891-6288

with a copy to:

Natixis North America LLC
Office of the General Counsel
1251 Avenue of the Americas
New York, New York 10020
(and for all legal notices, also by email to legal. notices@us.natixis.com)

with a copy to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: Jeffrey Rotblat

If to Redwood Commercial Mortgage Corporation, as Mortgage Loan Seller, to:

Redwood Commercial Mortgage Corporation
One Belvedere Place, Suite 300
Mill Valley, California 94941
Attention: Harold Zagunis

with a copy to: General Counsel

with a copy to:

Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Attention: Laura Swihart

If to UBS Securities LLC, as Initial Purchaser or Underwriter, to:

UBS Securities LLC
1285 Avenue of the Americas
New York, New York 10019
Attention: David Schell
Email: david.schell@ubs.com

with a copy to:

UBS Securities LLC
1285 Avenue of the Americas
New York, New York  10019
Attention:  Henry Chung
Email: henry.chung@ubs.com

with a copy to:

UBS AG
299 Park Avenue
New York, New York 10171
Attention: Chad Eisenberger, Executive Director & Counsel
Email: chad.eisenberger@ubs.com

If to Barclays Capital Inc., as Initial Purchaser or Underwriter, to:

Barclays Capital Inc.
745 Seventh Avenue
New York, New York 10019
Facsimile Number: (646) 758-1700
Attention: Daniel Vinson, Managing Director
Email: daniel.vinson@barclays.com

with a copy to:

Barclays Capital Inc.
745 Seventh Avenue
New York, New York 10019
Facsimile Number: (212) 412-7519
Attention:  Ian W. Sterling, Legal Department
Email: ian.sterling@barclays.com

with a copy to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention:  Anna Glick
Email: anna.glick@cwt.com

If to Natixis Securities Americas LLC, as Initial Purchaser or Underwriter, to:

Natixis Securities Americas LLC
1251 Avenue of the Americas
New York, New York 10020
Attention: Khaled Mohiuddin
Facsimile: (212) 891-5777

with a copy to:

Office of Chief Operating Officer
1251 Avenue of the Americas
New York, New York 10020
Facsimile: (212) 891-6288

with a copy to:

Natixis North America LLC
Office of the General Counsel
1251 Avenue of the Americas
New York, New York 10020
(and for all legal notices, also by email to legal. notices@us.natixis.com)

If to Drexel Hamilton, LLC, as Underwriter, to:

Drexel Hamilton, LLC
14 Wall Street, 20th Floor, Suite 69
New York, New York 10005
Attention: John D. Kerin, Senior Vice President Syndicate
Facsimile: (212) 618-1397
Email: jkerin@drexelhamilton.com

If to J.P. Morgan Securities LLC, as Underwriter, to:

J.P. Morgan Securities LLC
383 Madison Avenue, 8th Floor
New York, New York 10179
Attention:  Avinash Sharma
E-mail: avinash.sharma@jpmorgan.com

with a copy to:

J.P. Morgan Securities LLC
277 Park Avenue, 13th Floor
New York, New York 10172-0003
Attention:  Bianca A. Russo
E-mail: russo_bianca@jpmorgan.com

If to any Certificateholder, to:

the address set forth in the Certificate Register

If to the initial Directing Holder with respect to any Mortgage Loan, to:

RREF II CMBS AIV, LP
c/o Rialto Capital Management LLC
850 Third Avenue, Suite 16B
New York, New York 10022
Attention: Joseph Bachkosky
Facsimile No.: (212) 751-4646
Email: joseph.bachkosky@rialtocapital.com

If to the 17g-5 Information Provider, electronically to:

17g5informationprovider@usbank.com
(in an electronic format readable and uploadable (that is not locked or corrupted) on the 17g-5 Information Provider’s system, specifically with a subject reference of “UBS-Barclays Commercial Mortgage Trust 2013-C6” and an identification of the type of information being provided in the body of such electronic mail)

or, in the case of the parties to this Agreement, to such other address as such party shall specify by written notice to the other parties hereto.

Section 11.06     Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 11.07     Notice to the Depositor and Each Rating Agency.

(a)           The Certificate Administrator shall use its best efforts to promptly provide notice, promptly furnish or make available) to the Depositor, the Underwriters, the Directing Holder (if no Consultation Termination Event has occurred and is continuing), the Trustee and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website), with respect to each of the following of which a Responsible Officer of the Certificate Administrator has actual knowledge:

(i)             any material change or amendment to this Agreement;

(ii)            the occurrence of any Servicer Termination Event that has not been cured;

(iii)           the merger, consolidation, resignation or termination of the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee; and

(iv)           the repurchase of Mortgage Loans pursuant to or as contemplated by Section 2.03(e) of this Agreement.

(b)           The Certificate Administrator shall promptly furnish to the Depositor, the Underwriters, the Directing Holder and the 17g-5 Information Provider (who shall promptly post such materials to the 17g-5 Information Provider’s Website):

(i)             notice of the final payment to any Class of Certificateholders;

(ii)            notice of any change in the location of the Distribution Accounts, the Interest Reserve Account, or the Excess Liquidation Proceeds Account; and

(iii)           each report to Certificateholders described in Section 4.02 and Section 3.13 of this Agreement.

(c)           The Master Servicer shall promptly furnish to the Depositor and the 17g-5 Information Provider (who shall promptly post such materials to the 17g-5 Information Provider’s Website):

(i)            a copy of each rent roll and each operating and other financial statement and occupancy reports, to the extent such information is required to be delivered under a Mortgage Loan, in each case to the extent collected pursuant to Section 3.03 of this Agreement;

(ii)            notice of any change in the location of the Collection Account or any Loan Combination Collection Account,

(iii)           a copy of any notice with respect to a breach of a representation or warranty with respect to any Mortgage Loan;

(iv)          any event that would result in the voluntary or involuntary termination of any insurance of the accounts of the Master Servicer;

(v)           any change in the lien priority of a Mortgage Loan;

(vi)           any new lease of an anchor or a termination of an anchor lease at a retail Mortgaged Property;

(vii)          any material damage to a Mortgaged Property; and

(viii)        any amendment, modification, consent or waiver to or of any provision of a Mortgage Loan.

(d)           Any party required to deliver any notice or information pursuant to the terms of this Agreement to the Rating Agencies shall deliver such written notice of the events or information specified in Section 3.14(d) to the Rating Agencies at the address listed below, promptly following the occurrence thereof.  The Master Servicer or Special Servicer, as applicable, and the Certificate Administrator and Trustee also shall furnish such other information regarding the Trust Fund as may be reasonably requested by the Rating Agencies to the extent such party has or can obtain such information without unreasonable effort or expense; provided, however, that such other information is first provided to the 17g-5 Information Provider in accordance with the procedures set forth in Section 3.14(d).  Notwithstanding the foregoing, the failure to deliver such notices or copies shall not constitute a Servicer Termination Event, as the case may be, under this Agreement.  Any confirmation of the rating by the Rating Agencies required hereunder shall be in writing.

Notices to each Rating Agency shall be addressed as follows:

Fitch, Inc.
One State Street Plaza, 28th Floor
New York, New York 10004
Attention: Michael Giordanella
Facsimile No.: (212) 635-0295
Email: britt.johnson@fitchratings.com

Kroll Bond Rating Agency, Inc.
599 Lexington Avenue
New York, New York 10022
Attention: Troy W. Doll
Facsimile No.: (917) 281-3249
Email: tdoll@krollbondratings.com

Moody’s Investors Services, Inc.
7 World Trade Center
New York, New York 10007
Attention: Commercial Mortgage Surveillance Group
Facsimile No.: (212) 553-0300
Email: cmbssurveillance@moodys.com

or in each case to such other address as either Rating Agency shall specify by written notice to the parties hereto.

Section 11.08     Amendment.

This Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders:

(i)             to cure any ambiguity or to correct any error;

(ii)            to cause the provisions herein or therein to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or this Agreement or to correct or supplement any provisions herein or therein which may be defective or inconsistent with any other provisions herein or therein;

(iii)           to amend any provision hereof or thereof to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under this Agreement;

(iv)           to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of this Agreement, or to effect any other change;

(v)           to modify the procedures herein relating to compliance with Rule 17g-5; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and

(vi)          in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of this Agreement (A) to the extent necessary to effect the qualification of this Agreement under the TIA or under any similar federal statute hereafter enacted and to add to this Agreement such other provisions as may be expressly required by the TIA, and (B) to modify such other provisions of this Agreement to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A);

provided that such amendment shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; provided, further that such amendment shall not adversely affect in any material respects the interests of any Certificateholder not consenting thereto, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency; and provided, further, that the Trustee shall give notice of any such amendment to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website).

In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or Grantor Trust to fail to qualify as grantor trust for federal income tax purposes.

This Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment may:

(i)             reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

(ii)            change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under this Agreement;

(iii)          alter the Servicing Standard, the Operating Advisor Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)          amend any section hereof which relates to the amendment of this Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders may amend this Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or of the Grantor Trust as a grantor trust, or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or (ii) to the extent necessary to comply with the Investment Company Act, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

Promptly after the execution of any amendment, the Master Servicer shall forward to the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor and the Special Servicer, and the Certificate Administrator shall furnish written notification of the substance of such amendment to each Certificateholder and the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement).

It shall not be necessary for the consent of Certificateholders under this Section 11.08 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof.  The method of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe; provided, however, that such method shall always be by affirmation and in writing.

Notwithstanding any contrary provision of this Agreement, no amendment shall be made to this Agreement or any Custodial Agreement unless the Trustee and the Certificate Administrator have received an Opinion of Counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee for any purpose described in clause (i), (ii) or (iii) of the first sentence of this Section, then at the expense of the Trust Fund) to the effect that such amendment is permitted and that all conditions precedent with respect thereto have been satisfied, respectively, hereunder and such amendment will not cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding, or cause the Grantor Trust to fail to qualify as a grantor trust, or cause a tax to be imposed on the Trust Fund or either such Trust REMIC or the Grantor Trust.  The Trustee or the Certificate Administrator may, but shall not be obligated to, enter into any such amendment which affects the Trustee’s or the Certificate Administrator’s own rights, duties or immunities under this Agreement.

Prior to the execution of any amendment to this Agreement or any Custodial Agreement, the Depositor, the Operating Advisor, the Trustee, the Certificate Administrator, the Special Servicer and/or the Master Servicer may request and shall be entitled to rely conclusively upon an Opinion of Counsel and an Officer’s Certificate, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee for any purpose described in clause (i), (ii) or (iii) of the first sentence of this Section 11.08 (which do not modify or otherwise relate solely to the obligations, duties or rights of the Trustee), then at the expense of the Trust Fund) stating that the execution of such amendment is authorized or permitted by this Agreement and that all conditions precedent with respect thereto have been satisfied.

Notwithstanding any contrary provision contained in this Agreement, no amendment shall be made to this Agreement which shall adversely affect the rights, including (without limitation) as a third-party beneficiary hereunder, and/or obligations of any Mortgage Loan Seller without the written consent of such Mortgage Loan Seller.

Promptly after the execution of any amendment to this Agreement, the Certificate Administrator shall post a copy of the same to the Certificate Administrator’s Website, deliver a copy of the same to the 17g-5 Information Provider who shall post a copy of the same on the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of this Agreement, and thereafter, the Certificate Administrator shall furnish written notification of the substance of such amendment to each Certificateholder, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Borrowers, the Underwriters.

Notwithstanding any contrary provision contained in this Agreement, no amendment shall be made to this Agreement which shall adversely affect the distributions to the Swap Counterparty or the rights of the Swap Counterparty under the Swap Agreement without the consent of such Swap Counterparty.

Section 11.09     Confirmation of Intent.It is the express intent of the parties hereto that the conveyance of the Trust Fund (including the Mortgage Loans) by the Depositor to the Trustee on behalf of Certificateholders as contemplated by this Agreement and the sale by the Depositor of the Certificates be, and be treated for all purposes as, a sale by the Depositor of the undivided portion of the beneficial interest in the Trust Fund represented by the Certificates.  It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Trust Fund by the Depositor to the Trustee to secure a debt or other obligation of the Depositor.  However, in the event that, notwithstanding the intent of the parties, the Trust Fund is held to continue to be property of the Depositor then:  (a) this Agreement shall also be deemed to be a security agreement under applicable law; (b) the transfer of the Trust Fund provided for herein shall be deemed to be a grant by the Depositor to the Trustee on behalf of Certificateholders of a first priority security interest in all of the Depositor’s right, title and interest in and to the Trust Fund and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, without limitation, all amounts from time to time held or invested in the Collection Accounts, the Distribution Accounts, the Interest Reserve

Account, any REO Account and any Excess Liquidation Proceeds Account, whether in the form of cash, instruments, securities or other property; (c) the possession by the Trustee (or the Custodian on its behalf) of Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” for purposes of perfecting the security interest pursuant to Section 9-313 of the Delaware Uniform Commercial Code; and (d) notifications to Persons holding such property, and acknowledgments, receipts or confirmations from Persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law.  Any assignment of the interest of the Trustee pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created hereby.  The Depositor shall, and upon the request and direction of the Master Servicer, the Trustee shall, to the extent consistent with this Agreement (and at the expense of the Trust Fund), take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement.  It is the intent of the parties that such a security interest would be effective whether any of the Certificates are sold, pledged or assigned.

Section 11.10     No Intended Third-Party Beneficiaries.

Except as specified in Section 11.12 of this Agreement, no Person other than a party to this Agreement or any Certificateholder shall have any rights with respect to the enforcement of any of the rights or obligations hereunder.  Without limiting the foregoing, the parties to this Agreement specifically state that no Borrower, Manager or other party to a Mortgage Loan is an intended third-party beneficiary of this Agreement.

Section 11.11     Entire Agreement.

This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understanding, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersedes any course of performance or usage of the trade inconsistent with any of the terms hereof.

Section 11.12     Third Party Beneficiaries. Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer acknowledge that (i) each of the Non-Serviced Loan Combination Service Providers is a third party beneficiary with respect to any provisions in this Agreement relating to (a) the provisions set forth in Section 3.06(a)(ii)(D), Section 3.06(a)(v)(C), Section 3.06(a)(vi)(B), Section 3.06(a)(vii)(B), Section 3.06(a)(x)(B), Section 3.06(a)(xi)(B), Section 3.06(a)(xiii)(B), Section 3.06(a)(xv)(B) and Section 3.06(a)(xx)(B) of this Agreement regarding reimbursement and other payments relating to the Non-Serviced Mortgage Loan and (b) the provisions set forth in Section 4.07(e) of this Agreement regarding advancing coordination, (ii) each Mortgage Loan Seller and Barclays Capital are third party beneficiaries with respect to Section 8.05(h) of this Agreement, the obligations of any party to this Agreement to deliver information to the 17g-5 Information Provider hereunder and the obligations of the 17g-5 Information Provider to post information to the 17g-5 Information Provider’s Website (or make available to the NRSROs the items referenced in Section 3.13(c) and (d)) and (ii) each Mortgage Loan Seller is a third party beneficiary with respect to Section 2.03(d), Section 2.03(e), Section 2.03(g) and Section 11.08 of this Agreement and the express obligations of any party hereto to deliver documents, notices, information or funds to a Mortgage Loan Seller.

Section 11.13     Precautionary Trust Indenture Act Provisions. In the event that the Depositor notifies the parties to this Agreement that it has determined that the TIA applies to this Agreement or that that qualification under the Trust Indenture Act of 1939, as amended (the “TIA”) or any similar federal statute hereafter enacted is required (any such determination by the Depositor, a “TIA Applicability Determination”), then, (i) in the case of the TIA, pursuant to Section 318 of the TIA (assuming such section is then in effect),  the provisions of Sections 310 to and including Section 317 of the TIA that impose duties on any person are part of and govern this Agreement, whether or not physically contained herein, as and to the extent provided in Section 318 of the TIA; provided, however, that it shall be deemed that the parties to this Agreement have agreed that, to the extent permitted under the TIA, this Agreement shall expressly exclude any non-mandatory provisions that (x) conflict with the provisions of this Agreement or would otherwise alter the provisions of this Agreement or (y) increase the obligations, liabilities or scope of responsibility of any party hereto; (ii) the parties agree to cooperate in good faith with the Depositor to make such amendments to modify, eliminate or add to the provisions of this Agreement to such extent as shall be necessary to effect the qualification of this Agreement under the TIA or such similar statute and to add to this Agreement such other provisions as may be expressly required by the TIA or as may be determined by the parties to be beneficial for compliance with the TIA; and (iii) upon the direction of the Depositor, the Trustee shall file a Form T-1 or such other form as the Depositor informs the Trustee is required, with the SEC or other appropriate institution.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the Depositor, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator have caused their names to be signed hereto by their respective officers thereunto duly authorized all as of the day and year first above written.

BARCLAYS COMMERCIAL MORTGAGE SECURITIES LLC, as Depositor

By:	/s/ Daniel Vinson
Name: Daniel Vinson
Title: Vice President

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as Master Servicer

By:	/s/ Lawrence D. Ashley
Name: Lawrence D. Ashley
Title: Senior Vice President

RIALTO CAPITAL ADVISORS, LLC, as Special Servicer

By:	/s/ Cheryl Baizan
Name: Cheryl Baizan
Title: Chief Financial Officer

PARK BRIDGE LENDER SERVICES LLC, as Operating Advisor

By:	Park Bridge Advisors LLC, its sole member

	By:	Park Bridge Financial LLC, its sole member

	By:	/s/ David M. Rodgers
Name: David M. Rodgers
Title: Managing Member

U.S. BANK NATIONAL ASSOCIATION, as Trustee, Certificate Administrator, Paying Agent and Custodian

By:	/s/ Laura Debolt
Name: Laura Debolt
Title: Vice President

STATE OF NEW YORK	)
	)	ss.
COUNTY OF NEW YORK	)

On the 25 day of April in the year 2013, before me, the undersigned, personally appeared Daniel Vinson, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the City of New York (insert the city or other political subdivision and the state or county or other place the acknowledgment was taken).

/s/ Laura Celambrino
Signature and Office of individual taking acknowledgment

LAURA CELAMBRINO Notary Public, State of New York No: 01CE6224700 Qualified in New York County Commission Expires July 12, 2014

This instrument prepared by:

Name:	Cadwalader, Wickersham & Taft LLP
Address:	One World Financial Center New York, New York 10281

STATE OF KANSAS	)
	)	ss.
COUNTY OF JOHNSON	)

On the 18th day of April in the year 2013, before me, the undersigned, personally appeared Lawrence D. Ashley, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument, and that such individual made such appearance before the undersigned in the city of Overland Park.

/s/ Brent Kinder
Signature and Office of individual taking acknowledgment

BRENT KINDER NOTARY PUBLIC - State of Kansas My Appt. Exp: January 30, 2014

This instrument prepared by:

Name:	Cadwalader, Wickersham & Taft LLP
Address:	One World Financial Center New York, New York 10281

STATE OF FLORIDA	)
	)	ss.
COUNTY OF MIAMI-DADE	)

On the 19th day of April, in the year 2013, before me, the undersigned, personally appeared Cheryl Baizan, as Chief Financial Officer of Rialto Capital Advisors, LLC, as Special Servicer, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument, and that such individual made such appearance before the undersigned in the City of Miami, County of Miami-Dade, Florida.

/s/ Lori Buckler
Signature and Office of individual taking acknowledgment

LORI BUCKLER MY COMMISSION EXPIRES February 2, 2014 DD 930138 Bonded thru Notary Public Underwriters *NOTARY PUBLIC STATE OF FLORIDA *

This instrument prepared by:

Name:	Cadwalader, Wickersham & Taft LLP
Address:	One World Financial Center New York, New York 10281

STATE OF ILLINOIS	)
	)	ss.
COUNTY OF COOK	)

On the 22nd day of April in the year 2013, before me, the undersigned, personally appeared Laura DeBolt, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the city of Chicago, County of Cook, State of Illinois (insert the city or other political subdivision and the state or county or other place the acknowledgment was taken).

/s/ Christopher J. Nuxoll
Signature and Office of individual taking acknowledgment

"OFFICIAL SEAL" CHRISTOPHER J. NUXOLL NOTARY PUBLIC, STATE OF ILLINOIS MY COMMISSION EXPIRES APR. 15, 2014

This instrument prepared by:

Name:	Cadwalader, Wickersham & Taft LLP
Address:	One World Financial Center New York, New York 10281

STATE OF NEW YORK	)
	)	ss.
COUNTY OF NEW YORK	)

On the 18th day of April 2013, before me, the undersigned, a Notary Public in and for the State of New York, duly commissioned and sworn, personally appeared David M. Rodgers, to me known who, by me duly sworn, did depose and acknowledge before me that he is a Managing Member of Park Bridge Financial LLC, which is the sole member of Park Bridge Advisors LLC, which in turn is the sole member of Park Bridge Lender Services LLC, the entity described in and that executed the foregoing instrument; and that he signed his name thereto under authority of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Olivia Leach
NOTARY PUBLIC in and for the State of New York

OLIVIA LEACH Notary Public - State of New York NO. O1LE6117727 Qualified in Richmond County My Commission Expires 11-01-16

My Commission expires:

11-01-16

EXHIBIT A-1

FORM OF CLASS A-1 GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

A-1-1

UBS-BARCLAYS COMMERCIAL MORTGAGE TRUST 2013-C6
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS A-1

Class A-1 Pass-Through Rate: 0.8022%	CUSIP: 90349GBC8 ISIN: US90349GBC87

Original Aggregate Certificate Balance of the Class A-1 Certificates: $65,700,000	Initial Certificate Balance of this Certificate: $[_____]

First Distribution Date: May 10, 2013	Cut-off Date: The related due date for each Mortgage Loan in April 2013 (or April 1, 2013 if such Mortgage Loan does not have a due date in April 2013)

Assumed Final Distribution Date: March 2018	No.: A-1-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-1 Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as depositor (the “Depositor”), Midland Loans Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian (the “Trustee”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class A-3FL, Class A-3FX, Class B, Class C, Class D, Class E, Class F, Class G, Class X-A, Class X-B, Class X-C, Class R and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D

A-1-2

of the Code.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-1 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class A-1 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

A-1-3

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein):  (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements, to the extent of the Trust’s interest therein; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts, to the extent of the Trust’s interest therein; (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties, to the extent of the Trust’s interest therein; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties, to the extent of the Trust’s interest therein; (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage

A-1-4

Loans; (xiii) the Lower-Tier Regular Interests and the Class A-3FL Regular Interest; (xiv) the Swap Agreement and; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the

A-1-5

Certificateholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A); provided that such amendment shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; provided, further that such amendment shall not adversely affect in any material respects the interests of any Certificateholder, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency; and provided, further, that the Trustee shall give notice of any such amendment to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website), and promptly, but not earlier than the second Business Day after the Trustee provides the 17g-5 Information Provider such notice, to each Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment may:

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(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

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(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class  A-1, Class A-2, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than (i) the Class X-C Certificates if the Sole Certificateholder has only taken an assignment of the Voting Rights of the Class X-C Certificates pursuant to the definition of “Sole Certificateholder” and (ii) the Class R and Class LR Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage

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Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-1 Certificate to be duly executed.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class A-1 Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

A-1-10

EXHIBIT A-2

FORM OF CLASS A-2 GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

A-2-1

UBS-BARCLAYS COMMERCIAL MORTGAGE TRUST 2013-C6
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS A-2

Class A-2 Pass-Through Rate: 2.0668%	CUSIP: 90349GBD6 ISIN: US90349GBD60

Original Aggregate Certificate Balance of the Class A-2 Certificates: $43,000,000	Initial Certificate Balance of this Certificate: $[________]

First Distribution Date: May 10, 2013	Cut-off Date: The related due date for each Mortgage Loan in April 2013 (or April 1, 2013 if such Mortgage Loan does not have a due date in April 2013)

Assumed Final Distribution Date: April 2018	No.: A-2-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-2 Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as depositor (the “Depositor”), Midland Loans Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian (the “Trustee”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class A-3FL, Class A-3FX, Class B, Class C, Class D, Class E, Class F, Class G, Class X-A, Class X-B, Class X-C, Class R and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D

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of the Code.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-2 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class A-2 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

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Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein):  (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements, to the extent of the Trust’s interest therein; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts, to the extent of the Trust’s interest therein; (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties, to the extent of the Trust’s interest therein; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties, to the extent of the Trust’s interest therein; (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage

A-2-4

Loans; (xiii) the Lower-Tier Regular Interests and the Class A-3FL Regular Interest; (xiv) the Swap Agreement and; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the

A-2-5

Certificateholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A); provided that such amendment shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; provided, further that such amendment shall not adversely affect in any material respects the interests of any Certificateholder, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency; and provided, further, that the Trustee shall give notice of any such amendment to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website), and promptly, but not earlier than the second Business Day after the Trustee provides the 17g-5 Information Provider such notice, to each Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment may:

A-2-6

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

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(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than (i) the Class X-C Certificates if the Sole Certificateholder has only taken an assignment of the Voting Rights of the Class X-C Certificates pursuant to the definition of “Sole Certificateholder” and (ii) the Class R and Class LR Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage

A-2-8

Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-2-9

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-2 Certificate to be duly executed.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class A-2 Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

A-2-10

EXHIBIT A-3

FORM OF CLASS A-3 GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE, THE INTIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

A-3-1

UBS-BARCLAYS COMMERCIAL MORTGAGE TRUST 2013-C6
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS A-3

Class A-3 Pass-Through Rate: 2.9707%	CUSIP: 90349GBE4 ISIN: US90349GBE44

Original Aggregate Certificate Balance of the Class A-3 Certificates: $155,000,000	Initial Certificate Balance of this Certificate: $[________]

First Distribution Date: May 10, 2013	Cut-off Date: The related due date for each Mortgage Loan in April 2013 (or April 1, 2013 if such Mortgage Loan does not have a due date in April 2013)

Assumed Final Distribution Date: February 2023	No.: A-3-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-3 Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as depositor (the “Depositor”), Midland Loans Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian (the “Trustee”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class A-3FL, Class A-3FX, Class B, Class C, Class D, Class E, Class F, Class G, Class X-A, Class X-B, Class X-C, Class R and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D

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of the Code.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-3 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class A-3 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

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Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein):  (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements, to the extent of the Trust’s interest therein; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts, to the extent of the Trust’s interest therein; (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties, to the extent of the Trust’s interest therein; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties, to the extent of the Trust’s interest therein; (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage

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Loans; (xiii) the Lower-Tier Regular Interests and the Class A-3FL Regular Interest; (xiv) the Swap Agreement and; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the

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Certificateholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A); provided that such amendment shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; provided, further that such amendment shall not adversely affect in any material respects the interests of any Certificateholder, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency; and provided, further, that the Trustee shall give notice of any such amendment to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website), and promptly, but not earlier than the second Business Day after the Trustee provides the 17g-5 Information Provider such notice, to each Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment may:

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(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

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(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)          the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than (i) the Class X-C Certificates if the Sole Certificateholder has only taken an assignment of the Voting Rights of the Class X-C Certificates pursuant to the definition of “Sole Certificateholder” and (ii) the Class R and Class LR Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage

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Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-3 Certificate to be duly executed.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class A-3 Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-4

FORM OF CLASS A-4 GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

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UBS-BARCLAYS COMMERCIAL MORTGAGE TRUST 2013-C6
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS A-4

Class A-4 Pass-Through Rate: 3.2443%	CUSIP: 90349GBF1 ISIN: US90349GBF19

Original Aggregate Certificate Balance of the Class A-4 Certificates: $461,130,000	Initial Certificate Balance of this Certificate: $[________]

First Distribution Date: May 10, 2013	Cut-off Date: The related due date for each Mortgage Loan in April 2013 (or April 1, 2013 if such Mortgage Loan does not have a due date in April 2013)

Assumed Final Distribution Date: March 2023	No.: A-4-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-4 Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as depositor (the “Depositor”), Midland Loans Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian (the “Trustee”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class A-3FL, Class A-3FX, Class B, Class C, Class D, Class E, Class F, Class G, Class X-A, Class X-B, Class X-C, Class R and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D

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of the Code.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-4 Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class A-4 Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

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Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein):  (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements, to the extent of the Trust’s interest therein; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts, to the extent of the Trust’s interest therein; (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties, to the extent of the Trust’s interest therein; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties, to the extent of the Trust’s interest therein; (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage

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Loans; (xiii) the Lower-Tier Regular Interests and the Class A-3FL Regular Interest; (xiv) the Swap Agreement and; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the

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Certificateholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A); provided that such amendment shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; provided, further that such amendment shall not adversely affect in any material respects the interests of any Certificateholder, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency; and provided, further, that the Trustee shall give notice of any such amendment to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website), and promptly, but not earlier than the second Business Day after the Trustee provides the 17g-5 Information Provider such notice, to each Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment may:

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(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

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(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than (i) the Class X-C Certificates if the Sole Certificateholder has only taken an assignment of the Voting Rights of the Class X-C Certificates pursuant to the definition of “Sole Certificateholder” and (ii) the Class R and Class LR Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage

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Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-4 Certificate to be duly executed.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class A-4 Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-SB

FORM OF CLASS A-SB GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

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UBS-BARCLAYS COMMERCIAL MORTGAGE TRUST 2013-C6
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS A-SB

Class A-SB Pass-Through Rate: 2.7877%	CUSIP: 90349GBG9 ISIN: US90349GBG91

Original Aggregate Certificate Balance of the Class A-SB Certificates: $87,000,000	Initial Certificate Balance of this Certificate: $[________]

First Distribution Date: May 10, 2013	Cut-off Date: The related due date for each Mortgage Loan in April 2013 (or April 1, 2013 if such Mortgage Loan does not have a due date in April 2013)

Assumed Final Distribution Date: October 2022	No.: A-SB-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-SB Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as depositor (the “Depositor”), Midland Loans Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian (the “Trustee”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class A-3FL, Class A-3FX, Class B, Class C, Class D, Class E, Class F, Class G, Class X-A, Class X-B, Class X-C, Class R and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D

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of the Code.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-SB Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class A-SB Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

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Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein):  (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements, to the extent of the Trust’s interest therein; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts, to the extent of the Trust’s interest therein; (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties, to the extent of the Trust’s interest therein; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties, to the extent of the Trust’s interest therein; (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage

A-5-4

Loans; (xiii) the Lower-Tier Regular Interests and the Class A-3FL Regular Interest; (xiv) the Swap Agreement and; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the

A-5-5

Certificateholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A); provided that such amendment shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; provided, further that such amendment shall not adversely affect in any material respects the interests of any Certificateholder, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency; and provided, further, that the Trustee shall give notice of any such amendment to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website), and promptly, but not earlier than the second Business Day after the Trustee provides the 17g-5 Information Provider such notice, to each Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment may:

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(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

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(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than (i) the Class X-C Certificates if the Sole Certificateholder has only taken an assignment of the Voting Rights of the Class X-C Certificates pursuant to the definition of “Sole Certificateholder” and (ii) the Class R and Class LR Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage

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Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-SB Certificate to be duly executed.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class A-SB Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-6

FORM OF CLASS A-S GLOBAL CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

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UBS COMMERCIAL MORTGAGE TRUST 2013-C6
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS A-S

Class A-S Pass-Through Rate: 3.4688%	CUSIP: 90349GBH7 ISIN: US90349GBH74

Original Aggregate Certificate Balance of the Class A-S Certificates: $111,734,000	Initial Certificate Balance of this Certificate: $[___________]

First Distribution Date: May 10, 2013	Cut-off Date: The related due date for each Mortgage Loan in April 2013 (or April 1, 2013 if such Mortgage Loan does not have a due date in April 2013)

Assumed Final Distribution Date: March 2023	No.: A-S-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-S Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as depositor (the “Depositor”), Midland Loans Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian (the “Trustee”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class A-3FL, Class A-3FX, Class B, Class C, Class D, Class E, Class F, Class G, Class X-A, Class X-B, Class X-C, Class R and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D

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of the Code.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-S Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class A-S Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

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Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property (to the extent of the Trust Fund’s interest therein); (iv) all revenues received in respect of any REO Property (to the extent of the Trust Fund’s interest therein) (in the case of an REO Property relating to a Pari Passu Mortgage Loan, to the extent allocated to the related Pari Passu Mortgage Loan under the related Co-Lender Agreement); (v) any Assignments of Leases, Rents and Profits and any security agreements (to the extent of the Trust Fund’s interest therein); (vi) any indemnities or guaranties given as additional security for any Mortgage Loans (to the extent of the Trust Fund’s interest therein); (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts, and Reserve Accounts (to the extent of the Trust Fund’s interest therein), (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties (to the extent of the Trust Fund’s interest therein); (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties (to the extent of the Trust Fund’s interest therein);

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(xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and (xiv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

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The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders or the Pari Passu Companion Loan Noteholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A); provided that such amendment shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; provided, further that such amendment shall not adversely affect in any material respects the interests of any Certificateholder, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency; and provided, further, that the Trustee shall give notice of any such amendment to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.14(d) of the Pooling and Servicing Agreement), and promptly, but not earlier than the second Business Day after the Trustee provides the 17g-5 Information Provider such notice, to each Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing

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Agreement or modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders or holders of any Pari Passu Companion Loans may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the

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Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than (i) the Class X-C Certificates if the Sole Certificateholder has only taken an assignment of the Voting Rights of the Class X-C Certificates pursuant to the definition of “Sole Certificateholder” and (ii) the Class R and Class LR Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and

A-6-8

Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-6-9

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-S Certificate to be duly executed.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class A-S Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

A-6-10

EXHIBIT A-7

FORM OF CLASS A-3FL [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) TO AN INSTITUTIONAL INVESTOR QUALIFYING AS AN “ACCREDITED INVESTOR,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER, OR (4) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION” IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN

1 For Rule 144A Global Certificates only.

2 For Reg S Global Certificates only.

3 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-7-1

ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE SPONSOR, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE, THE INTIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE REPRESENTS A BENEFICIAL INTEREST IN A PORTION OF A GRANTOR TRUST UNDER SUBPART E, PART I OF SUBCHAPTER J OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, (THE “CODE”) WHICH PORTION INCLUDES A PERCENTAGE INTEREST IN THE CLASS A-3FL REGULAR INTEREST, A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

 [THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF THE OFFERING OF THE CERTIFICATES AND THE CLOSING DATE, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A “U.S. PERSON” WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, EXCEPT

A-7-2

PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]1

1 For Reg S Global Certificates only.

A-7-3

UBS-BARCLAYS COMMERCIAL MORTGAGE TRUST 2013-C6
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS A-3FL

Class A-3FL Pass-Through Rate: LIBOR plus 0.7900%	CUSIP: 90349GAC91 U9028RAB22 90349GAD73 ISIN: US90349GAC964 USU9028RAB255 US90349GAD796
Original Aggregate Certificate Balance of the Class A-3FL Certificates: $95,000,000	Initial Certificate Balance of this Certificate: $[_________]
First Distribution Date: May 10, 2013	Cut-off Date: The related due date for each Mortgage Loan in April 2013 (or April 1, 2013 if such Mortgage Loan does not have a due date in April 2013)

Assumed Final Distribution Date: February 2023	No.: A-3FL-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-3FL Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as depositor (the “Depositor”), Midland Loans Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special

1 For Rule 144A Certificates

2 For Regulation S Certificates

3 For Accredited Investor Certificates

4 For Rule 144A Certificates

5 For Regulation S Certificates

6 For Accredited Investor Certificates

A-7-4

servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian (the “Trustee”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class A-3FL, Class A-3FX, Class B, Class C, Class D, Class E, Class F, Class G, Class X-A, Class X-B, Class X-C, Class R and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a beneficial interest in a portion of a grantor trust under subpart E, part I of subchapter J of the Internal Revenue Code of 1986, as amended (the “Code”), which portion includes a percentage interest in the Class A-3FL Regular Interest, a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Code.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-3FL Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class A-3FL Certificates will be calculated based on the actual number of days elapsed during such Interest Accrual Period in a year assumed to consist of 360 days; provided that if a Class A-3FL Distribution Conversion has occurred, interest on the Class A-3FL Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The

A-7-5

“Interest Accrual Period” means, with respect to any Distribution Date, the period from and including the Distribution Date in the month preceding the month in which the related Distribution Date occurs (or, in the case of the first Distribution Date, from the Closing Date) to but excluding the related Distribution Date; provided, however, that if a Class A-3FL Distribution Conversion has occurred, the Interest Accrual Period with respect to the Class A-3FL Certificates shall be the same as the Interest Accrual Period for the Class A-3FL Regular Interest.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

A-7-6

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein):  (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements, to the extent of the Trust’s interest therein; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts, to the extent of the Trust’s interest therein; (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties, to the extent of the Trust’s interest therein; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties, to the extent of the Trust’s interest therein; (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and the Class A-3FL Regular Interest; (xiv) the Swap Agreement and; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

A-7-7

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A); provided that such amendment shall not materially increase the obligations of the Depositor, the

A-7-8

Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; provided, further that such amendment shall not adversely affect in any material respects the interests of any Certificateholder, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency; and provided, further, that the Trustee shall give notice of any such amendment to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website), and promptly, but not earlier than the second Business Day after the Trustee provides the 17g-5 Information Provider such notice, to each Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or

A-7-9

the qualification of the Grantor Trust as a grantor trust or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)	the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees,

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Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than (i) the Class X-C Certificates if the Sole Certificateholder has only taken an assignment of the Voting Rights of the Class X-C Certificates pursuant to the definition of “Sole Certificateholder” and (ii) the Class R and Class LR Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years

A-7-11

from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-3FL Certificate to be duly executed.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class A-3FL Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-8

FORM OF CLASS A-3FX [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) TO AN INSTITUTIONAL INVESTOR QUALIFYING AS AN “ACCREDITED INVESTOR,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER, OR (4) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION” IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN

1 For Rule 144A Global Certificates only.

2 For Reg S Global Certificates only.

3 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

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ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE SPONSOR, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE, THE INTIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE REPRESENTS A BENEFICIAL INTEREST IN A PORTION OF A GRANTOR TRUST UNDER SUBPART E, PART I OF SUBCHAPTER J OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, (THE “CODE”) WHICH PORTION INCLUDES A PERCENTAGE INTEREST IN THE CLASS A-3FL REGULAR INTEREST, A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF THE OFFERING OF THE CERTIFICATES AND THE CLOSING DATE, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A “U.S. PERSON” WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, EXCEPT

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PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]1

1 For Reg S Global Certificates only.

A-8-3

UBS-BARCLAYS COMMERCIAL MORTGAGE TRUST 2013-C6
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS A-3FX

Class A-3FX Pass-Through Rate: 3.2070%	CUSIP: 90349GAA31 U9028RAA42 90349GAB13 ISIN: US90349GAA314 USU9028RAA425 US90349GAB146

Original Aggregate Certificate Balance of the Class A-3FX-Certificates: $0	Initial Certificate Balance of this Certificate: $[_________]

First Distribution Date: May 10, 2013	Cut-off Date: The related due date for each Mortgage Loan in April 2013 (or April 1, 2013 if such Mortgage Loan does not have a due date in April 2013)

Assumed Final Distribution Date: February 2023	No.: A-3FX -[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A-3FX-Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as depositor (the “Depositor”), Midland Loans Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special

1 For Rule 144A Certificates

2 For Regulation S Certificates

3 For Accredited Investor Certificates

4 For Rule 144A Certificates

5 For Regulation S Certificates

6 For Accredited Investor Certificates

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servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian (the “Trustee”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class A-3FL, Class A-3FX, Class B, Class C, Class D, Class E, Class F, Class G, Class X-A, Class X-B, Class X-C, Class R and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a beneficial interest in a portion of a grantor trust under subpart E, part I of subchapter J of the Internal Revenue Code of 1986, as amended (the “Code”), which portion includes a percentage interest in the Class A-3FL Regular Interest, a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Code.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class A-3FX-Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class A-3FX-Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

A-8-5

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein):  (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of

A-8-6

the Mortgage Loans due after the Cut-off Date; (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements, to the extent of the Trust’s interest therein; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts, to the extent of the Trust’s interest therein; (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties, to the extent of the Trust’s interest therein; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties, to the extent of the Trust’s interest therein; (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and the Class A-3FL Regular Interest; (xiv) the Swap Agreement and; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

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No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A); provided that such amendment shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; provided, further that such amendment shall not adversely affect in any material respects the interests of any Certificateholder, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency; and provided, further, that the Trustee shall give notice of any such amendment to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website), and promptly, but

A-8-8

not earlier than the second Business Day after the Trustee provides the 17g-5 Information Provider such notice, to each Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

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The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

A-8-10

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than (i) the Class X-C Certificates if the Sole Certificateholder has only taken an assignment of the Voting Rights of the Class X-C Certificates pursuant to the definition of “Sole Certificateholder” and (ii) the Class R and Class LR Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class A-3FX-Certificate to be duly executed.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class A-3FX-Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-9

FORM OF CLASS B [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) TO AN INSTITUTIONAL INVESTOR QUALIFYING AS AN “ACCREDITED INVESTOR,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER, OR (4) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION” IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN

1 For Rule 144A Global Certificates only.

2 For Reg S Global Certificates only.

3 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

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ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE SPONSOR, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE, THE INTIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF THE OFFERING OF THE CERTIFICATES AND THE CLOSING DATE, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A “U.S. PERSON” WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, EXCEPT

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PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]1

1 For Reg S Global Certificates only.

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UBS-BARCLAYS COMMERCIAL MORTGAGE TRUST 2013-C6
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS B

Class B Pass-Through Rate: Equal to the lesser of (i) the Weighted Average Net Mortgage Pass-Through Rate and (ii) 3.8751%	CUSIP: 90349GAN51 U9028RAG12 90349GAP03 ISIN: US90349GAN514 USU9028RAG125 US90349GAP006

Original Aggregate Certificate Balance of the Class B Certificates: $90,683,000	Initial Certificate Balance of this Certificate: $[_________]

First Distribution Date: May 10, 2013	Cut-off Date: The related due date for each Mortgage Loan in April 2013 (or April 1, 2013 if such Mortgage Loan does not have a due date in April 2013)

Assumed Final Distribution Date: April 2023	No.: B-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class B Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as depositor (the “Depositor”), Midland Loans Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special

1 For Rule 144A Certificates

2 For Regulation S Certificates

3 For Accredited Investor Certificates

4 For Rule 144A Certificates

5 For Regulation S Certificates

6 For Accredited Investor Certificates

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servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian (the “Trustee”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class A-3FL, Class A-3FX, Class B, Class C, Class D, Class E, Class F, Class G, Class X-A, Class X-B, Class X-C, Class R and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Code.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class B Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class B Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

A-9-5

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein):  (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of

A-9-6

the Mortgage Loans due after the Cut-off Date; (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements, to the extent of the Trust’s interest therein; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts, to the extent of the Trust’s interest therein; (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties, to the extent of the Trust’s interest therein; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties, to the extent of the Trust’s interest therein; (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and the Class A-3FL Regular Interest; (xiv) the Swap Agreement and; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

A-9-7

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A); provided that such amendment shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; provided, further that such amendment shall not adversely affect in any material respects the interests of any Certificateholder, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency; and provided, further, that the Trustee shall give notice of any such amendment to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website), and promptly, but

A-9-8

not earlier than the second Business Day after the Trustee provides the 17g-5 Information Provider such notice, to each Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

A-9-9

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

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In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than (i) the Class X-C Certificates if the Sole Certificateholder has only taken an assignment of the Voting Rights of the Class X-C Certificates pursuant to the definition of “Sole Certificateholder” and (ii) the Class R and Class LR Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-9-11

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class B Certificate to be duly executed.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class B Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

A-9-12

EXHIBIT A-10

FORM OF CLASS C [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) TO AN INSTITUTIONAL INVESTOR QUALIFYING AS AN “ACCREDITED INVESTOR,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER, OR (4) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION” IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN

1 For Rule 144A Global Certificates only.

2 For Reg S Global Certificates only.

3 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

A-10-1

ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY SPONSOR, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF THE OFFERING OF THE CERTIFICATES AND THE CLOSING DATE, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A “U.S. PERSON” WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, EXCEPT

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PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]1

1 For Reg S Global Certificates only.

A-10-3

UBS-BARCLAYS COMMERCIAL MORTGAGE TRUST 2013-C6
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS C

Class C Pass-Through Rate: Equal to the Weighted Average Net Mortgage Pass-Through Rate minus 0.278%	CUSIP: 90349GAQ81 U9028RAH92 90349GAR63 ISIN: US90349GAQ824 USU9028RAH945 US90349GAR656
Original Aggregate Certificate Balance of the Class C Certificates: $50,200,000	Initial Certificate Balance of this Certificate: $[_________]
First Distribution Date: May 10, 2013	Cut-off Date: The related due date for each Mortgage Loan in April 2013 (or April 1, 2013 if such Mortgage Loan does not have a due date in April 2013)
Assumed Final Distribution Date: April 2023	No.: C-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class C Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as depositor (the “Depositor”), Midland Loans Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special

1 For Rule 144A Certificates

2 For Regulation S Certificates

3 For Accredited Investor Certificates

4 For Rule 144A Certificates

5 For Regulation S Certificates

6 For Accredited Investor Certificates

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servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian (the “Trustee”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class A-3FL, Class A-3FX, Class B, Class C, Class D, Class E, Class F, Class G, Class X-A, Class X-B, Class X-C, Class R and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Code.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class C Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class C Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

A-10-5

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein):  (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of

A-10-6

the Mortgage Loans due after the Cut-off Date; (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements, to the extent of the Trust’s interest therein; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts, to the extent of the Trust’s interest therein; (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties, to the extent of the Trust’s interest therein; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties, to the extent of the Trust’s interest therein; (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and the Class A-3FL Regular Interest; (xiv) the Swap Agreement and; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

A-10-7

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A); provided that such amendment shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; provided, further that such amendment shall not adversely affect in any material respects the interests of any Certificateholder, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency; and provided, further, that the Trustee shall give notice of any such amendment to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website), and promptly, but

A-10-8

not earlier than the second Business Day after the Trustee provides the 17g-5 Information Provider such notice, to each Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

A-10-9

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

A-10-10

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than (i) the Class X-C Certificates if the Sole Certificateholder has only taken an assignment of the Voting Rights of the Class X-C Certificates pursuant to the definition of “Sole Certificateholder” and (ii) the Class R and Class LR Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

A-10-11

IN WITNESS WHEREOF, the Certificate Administrator has caused this Class C Certificate to be duly executed.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class C Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

A-10-12

EXHIBIT A-11

FORM OF CLASS D [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) TO AN INSTITUTIONAL INVESTOR QUALIFYING AS AN”ACCREDITED INVESTOR,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER, OR (4) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION” IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN

1 For Rule 144A Global Certificates only.

2 For Reg S Global Certificates only.

3 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

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ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF THE OFFERING OF THE CERTIFICATES AND THE CLOSING DATE, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A “U.S. PERSON” WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, EXCEPT

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PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]1

1 For Reg S Global Certificates only.

A-11-3

UBS-BARCLAYS COMMERCIAL MORTGAGE TRUST 2013-C6
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS D

Class D Pass-Through Rate: Equal to the Weighted Average Net Mortgage Pass-Through Rate	CUSIP: 90349GAS41 U9028RAJ52 90349GAT23 ISIN: US90349GAS494 USU9028RAJ505 US90349GAT226
Original Aggregate Certificate Balance of the Class D Certificates: $48,580,000	Initial Certificate Balance of this Certificate: $[__________]
First Distribution Date: May 10, 2013	Cut-off Date: The related due date for each Mortgage Loan in April 2013 (or April 1, 2013 if such Mortgage Loan does not have a due date in April 2013)
Assumed Final Distribution Date: April 2023	No.: D-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class D Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as depositor (the “Depositor”), Midland Loans Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special

1 For Rule 144A Certificates

2 For Regulation S Certificates

3 For Accredited Investor Certificates

4 For Rule 144A Certificates

5 For Regulation S Certificates

6 For Accredited Investor Certificates

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servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian (the “Trustee”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class A-3FL, Class A-3FX, Class B, Class C, Class D, Class E, Class F, Class G, Class X-A, Class X-B, Class X-C, Class R and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Code.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class D Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class D Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

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All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein):  (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of

A-11-6

the Mortgage Loans due after the Cut-off Date; (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements, to the extent of the Trust’s interest therein; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts, to the extent of the Trust’s interest therein; (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties, to the extent of the Trust’s interest therein; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties, to the extent of the Trust’s interest therein; (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and the Class A-3FL Regular Interest; (xiv) the Swap Agreement and; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

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No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A); provided that such amendment shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; provided, further that such amendment shall not adversely affect in any material respects the interests of any Certificateholder, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency; and provided, further, that the Trustee shall give notice of any such amendment to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website), and promptly, but

A-11-8

not earlier than the second Business Day after the Trustee provides the 17g-5 Information Provider such notice, to each Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

A-11-9

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

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In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than (i) the Class X-C Certificates if the Sole Certificateholder has only taken an assignment of the Voting Rights of the Class X-C Certificates pursuant to the definition of “Sole Certificateholder” and (ii) the Class R and Class LR Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class D Certificate to be duly executed.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class D Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-12

FORM OF CLASS E CERTIFICATE

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) TO AN INSTITUTIONAL INVESTOR QUALIFYING AS AN “ACCREDITED INVESTOR,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER, OR (4) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION” IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR

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GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A “PLAN”), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND CODE SECTION 4975 UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS’ CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE CERTIFICATE ADMINISTRATOR AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE

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CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR CODE SECTION 4975 (OR SIMILAR VIOLATION OF SIMILAR LAW), AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A “GLOBAL CERTIFICATE” THAT IS A “RESTRICTED CERTIFICATE” (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND CODE SECTION 4975 UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

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UBS-BARCLAYS COMMERCIAL MORTGAGE TRUST 2013-C6
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS E

Class E Pass Through Rate: 3.5000%	CUSIP: 90349GAV71 ISIN: US90349GAV772

Original Aggregate Certificate Balance of the Class E Certificates: $25,910,000	Initial Certificate Balance of this Certificate: $[_________]

First Distribution Date: May 10, 2013	Cut-off Date: The related due date for each Mortgage Loan in April 2013 (or April 1, 2013 if such Mortgage Loan does not have a due date in April 2013)

Assumed Final Distribution Date: April 2023	No.: E-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class E Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as depositor (the “Depositor”), Midland Loans Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian (the “Trustee”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class A-3FL, Class A-3FX, Class B, Class C, Class D, Class E, Class F, Class G, Class X-A, Class X-B, Class X-C, Class R and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.

1 For Accredited Investor Certificates

2 For Accredited Investor Certificates

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To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Code.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class E Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.

During each Interest Accrual Period (as defined below), interest on the Class E Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the

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Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein):  (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements, to the extent of the Trust’s interest therein; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts, to the extent of the Trust’s interest therein; (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties, to the

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extent of the Trust’s interest therein; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties, to the extent of the Trust’s interest therein; (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and the Class A-3FL Regular Interest; (xiv) the Swap Agreement and; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor

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of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A); provided that such amendment shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; provided, further that such amendment shall not adversely affect in any material respects the interests of any Certificateholder, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency; and provided, further, that the Trustee shall give notice of any such amendment to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website), and promptly, but not earlier than the second Business Day after the Trustee provides the 17g-5 Information Provider such notice, to each Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of

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each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by

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purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)            the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than (i) the Class X-C Certificates if the Sole Certificateholder has only taken an assignment of the Voting Rights of the Class X-C Certificates pursuant to the definition of “Sole Certificateholder” and (ii) the Class R and Class LR Certificates) for all of the Mortgage Loans and each REO Property

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remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class E Certificate to be duly executed.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class E Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-13

FORM OF CLASS F CERTIFICATE

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) TO AN INSTITUTIONAL INVESTOR QUALIFYING AS AN “ACCREDITED INVESTOR,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER, OR (4) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION” IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR

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GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A “PLAN”), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND CODE SECTION 4975 UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS’ CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE CERTIFICATE ADMINISTRATOR AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE

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CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR CODE SECTION 4975 (OR SIMILAR VIOLATION OF SIMILAR LAW), AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A “GLOBAL CERTIFICATE” THAT IS A “RESTRICTED CERTIFICATE” (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND CODE SECTION 4975 UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

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UBS-BARCLAYS COMMERCIAL MORTGAGE TRUST 2013-C6
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS F

Class F Pass Through Rate: 3.5000%	CUSIP: 90349GAX31 ISIN: US90349GAX342
Original Aggregate Certificate Balance of the Class F Certificates: $19,432,000	Initial Certificate Balance of this Certificate: $[_________]
First Distribution Date: May 10, 2013	Cut-off Date: The related due date for each Mortgage Loan in April 2013 (or April 1, 2013 if such Mortgage Loan does not have a due date in April 2013)
Assumed Final Distribution Date: April 2023	No.: F-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class F Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as depositor (the “Depositor”), Midland Loans Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian (the “Trustee”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class A-3FL, Class A-3FX, Class B, Class C, Class D, Class E, Class F, Class G, Class X-A, Class X-B, Class X-C, Class R and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.

1  For Accredited Investor Certificates

2 For Accredited Investor Certificates

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To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Code.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class F Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.

During each Interest Accrual Period (as defined below), interest on the Class F Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the

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Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein):  (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements, to the extent of the Trust’s interest therein; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts, to the extent of the Trust’s interest therein; (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties, to the

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extent of the Trust’s interest therein; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties, to the extent of the Trust’s interest therein; (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and the Class A-3FL Regular Interest; (xiv) the Swap Agreement and; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor

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of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A); provided that such amendment shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; provided, further that such amendment shall not adversely affect in any material respects the interests of any Certificateholder, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency; and provided, further, that the Trustee shall give notice of any such amendment to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website), and promptly, but not earlier than the second Business Day after the Trustee provides the 17g-5 Information Provider such notice, to each Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of

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each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by

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purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)          the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than (i) the Class X-C Certificates if the Sole Certificateholder has only taken an assignment of the Voting Rights of the Class X-C Certificates pursuant to the definition of “Sole Certificateholder” and (ii) the Class R and Class LR Certificates) for all of the Mortgage Loans and each REO Property

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remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class F Certificate to be duly executed.

Dated: April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class F Certificates referred to in the Pooling and Servicing Agreement.

Dated: April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-14

FORM OF CLASS G CERTIFICATE

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) TO AN INSTITUTIONAL INVESTOR QUALIFYING AS AN “ACCREDITED INVESTOR,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER, OR (4) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION” IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR

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GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN.  ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A “PLAN”), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND CODE SECTION 4975 UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS’ CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE CERTIFICATE ADMINISTRATOR AND THE CERTIFICATE REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE

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CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR CODE SECTION 4975 (OR SIMILAR VIOLATION OF SIMILAR LAW), AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A “GLOBAL CERTIFICATE” THAT IS A “RESTRICTED CERTIFICATE” (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND CODE SECTION 4975 UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

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UBS-BARCLAYS COMMERCIAL MORTGAGE TRUST 2013-C6
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS G

Class G Pass Through Rate: 3.5000%	CUSIP: 90349GAZ81 ISIN: US90349GAZ812
Original Aggregate Certificate Balance of the Class G Certificates: $42,102,979	Initial Certificate Balance of this Certificate: $[__________]
First Distribution Date: May 10, 2013	Cut-off Date: The related due date for each Mortgage Loan in April 2013 (or April 1, 2013 if such Mortgage Loan does not have a due date in April 2013)
Assumed Final Distribution Date: April 2028	No.: G-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class G Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as depositor (the “Depositor”), Midland Loans Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian (the “Trustee”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class A-3FL, Class A-3FX, Class B, Class C, Class D, Class E, Class F, Class G, Class X-A, Class X-B, Class X-C, Class R and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.

1  For Accredited Investor Certificates

2 For Accredited Investor Certificates

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To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Code.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Class G Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.

During each Interest Accrual Period (as defined below), interest on the Class G Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Certificate Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the

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Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein):  (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements, to the extent of the Trust’s interest therein; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts, to the extent of the Trust’s interest therein; (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties, to the

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extent of the Trust’s interest therein; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties, to the extent of the Trust’s interest therein; (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and the Class A-3FL Regular Interest; (xiv) the Swap Agreement and; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor

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of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A); provided that such amendment shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; provided, further that such amendment shall not adversely affect in any material respects the interests of any Certificateholder, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency; and provided, further, that the Trustee shall give notice of any such amendment to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website), and promptly, but not earlier than the second Business Day after the Trustee provides the 17g-5 Information Provider such notice, to each Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of

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each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by

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purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)          the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than (i) the Class X-C Certificates if the Sole Certificateholder has only taken an assignment of the Voting Rights of the Class X-C Certificates pursuant to the definition of “Sole Certificateholder” and (ii) the Class R and Class LR Certificates) for all of the Mortgage Loans and each REO Property

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remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class G Certificate to be duly executed.

Dated: April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class G Certificates referred to in the Pooling and Servicing Agreement.

Dated: April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-15

FORM OF CLASS X-A [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) TO AN INSTITUTIONAL INVESTOR QUALIFYING AS AN “ACCREDITED INVESTOR,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER, OR (4) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION” IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN

1  For Rule 144A Global Certificates only.

2 For Reg S Global Certificates only.

3 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

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ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE HOLDERS OF THIS CLASS X-A CERTIFICATE WILL BE ENTITLED ONLY TO DISTRIBUTIONS OF INTEREST ON THE NOTIONAL BALANCE OF THE CLASS X-A CERTIFICATES AND WILL NOT BE ENTITLED TO ANY DISTRIBUTIONS WITH RESPECT TO PRINCIPAL.  THE NOTIONAL BALANCE OF THE CLASS X-A CERTIFICATES IS EQUAL TO AN AMOUNT AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.  ACCORDINGLY, THE OUTSTANDING NOTIONAL BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE CODE.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF THE OFFERING OF THE CERTIFICATES AND THE CLOSING DATE, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A “U.S. PERSON” WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, EXCEPT

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PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]1

1 For Reg S Global Certificates only.

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UBS-BARCLAYS COMMERCIAL MORTGAGE TRUST 2013-C6
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS X-A

Class X-A Pass-Through Rate: Variable	CUSIP: 90349GAG01 U9028RAD82 90349GAH83 ISIN: US90349GAG014 USU9028RAD805 US90349GAH836
Original Aggregate Notional Balance of the Class X-A Certificates: $1,018,564,000	Initial Notional Balance of this Certificate: $[__________]
First Distribution Date: May 10, 2013	Cut-off Date: The related due date for each Mortgage Loan in April 2013 (or April 1, 2013 if such Mortgage Loan does not have a due date in April 2013)
Assumed Final Distribution Date: N/A	No.: X-A-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X-A Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as depositor (the “Depositor”), Midland Loans Services, a Division of PNC Bank, National

1 For Rule 144A Certificates

2 For Regulation S Certificates

3 For Accredited Investor Certificates

4 For Rule 144A Certificates

5 For Regulation S Certificates

6 For Accredited Investor Certificates

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Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian (the “Trustee”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class A-3FL, Class A-3FX, Class B, Class C, Class D, Class E, Class F, Class G, Class X-A, Class X-B, Class X-C, Class R and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Code.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class X-A Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class X-A Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Notional Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

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All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein):  (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of

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the Mortgage Loans due after the Cut-off Date; (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements, to the extent of the Trust’s interest therein; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts, to the extent of the Trust’s interest therein; (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties, to the extent of the Trust’s interest therein; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties, to the extent of the Trust’s interest therein; (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and the Class A-3FL Regular Interest; (xiv) the Swap Agreement and; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

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No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A); provided that such amendment shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; provided, further that such amendment shall not adversely affect in any material respects the interests of any Certificateholder, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency; and provided, further, that the Trustee shall give notice of any such amendment to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website), and promptly, but

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not earlier than the second Business Day after the Trustee provides the 17g-5 Information Provider such notice, to each Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

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The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)          the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

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In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than (i) the Class X-C Certificates if the Sole Certificateholder has only taken an assignment of the Voting Rights of the Class X-C Certificates pursuant to the definition of “Sole Certificateholder” and (ii) the Class R and Class LR Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class X-A Certificate to be duly executed.

Dated: April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class X-A Certificates referred to in the Pooling and Servicing Agreement.

Dated: April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-16

FORM OF CLASS X-B [RULE 144A]1 [REG S]2 CERTIFICATE

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]3

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) TO AN INSTITUTIONAL INVESTOR QUALIFYING AS AN “ACCREDITED INVESTOR,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER, OR (4) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION” IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN

1  For Rule 144A Global Certificates only.

2 For Reg S Global Certificates only.

3 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

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ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE HOLDERS OF THIS CLASS X-B CERTIFICATE WILL BE ENTITLED ONLY TO DISTRIBUTIONS OF INTEREST ON THE NOTIONAL BALANCE OF THE CLASS X-B CERTIFICATES AND WILL NOT BE ENTITLED TO ANY DISTRIBUTIONS WITH RESPECT TO PRINCIPAL.  THE NOTIONAL BALANCE OF THE CLASS X-B CERTIFICATES IS EQUAL TO AN AMOUNT AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.  ACCORDINGLY, THE OUTSTANDING NOTIONAL BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN CODE SECTIONS 860G(a)(1) AND 860D.

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF THE OFFERING OF THE CERTIFICATES AND THE CLOSING DATE, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A “U.S. PERSON” WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, EXCEPT

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PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]1

1 For Reg S Global Certificates only.

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UBS-BARCLAYS COMMERCIAL MORTGAGE TRUST 2013-C6
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS X-B

Class X-B Pass-Through Rate: Variable	CUSIP: 90349GAJ41 U9028RAE62 90349GAK13 ISIN: US90349GAJ404 USU9028RAE635 US90349GAK136
Original Aggregate Notional Balance of the Class X-B Certificates: $140,883,000	Initial Notional Balance of this Certificate: $[__________]
First Distribution Date: May 10, 2013	Cut-off Date: The related due date for each Mortgage Loan in April 2013 (or April 1, 2013 if such Mortgage Loan does not have a due date in April 2013)
Assumed Final Distribution Date: N/A	No.: X-B-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X-B Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as depositor (the “Depositor”), Midland Loans Services, a Division of PNC Bank, National

1 For Rule 144A Certificates

2 For Regulation S Certificates

3 For Accredited Investor Certificates

4 For Rule 144A Certificates

5 For Regulation S Certificates

6 For Accredited Investor Certificates

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Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian (the “Trustee”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class A-3FL, Class A-3FX, Class B, Class C, Class D, Class E, Class F, Class G, Class X-A, Class X-B, Class X-C, Class R and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Code.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class X-B Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.  Holders of this Certificate may be entitled to Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.

During each Interest Accrual Period (as defined below), interest on the Class X-B Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Notional Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

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All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein):  (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of

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the Mortgage Loans due after the Cut-off Date; (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements, to the extent of the Trust’s interest therein; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts, to the extent of the Trust’s interest therein; (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties, to the extent of the Trust’s interest therein; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties, to the extent of the Trust’s interest therein; (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and the Class A-3FL Regular Interest; (xiv) the Swap Agreement and; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

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No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A); provided that such amendment shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; provided, further that such amendment shall not adversely affect in any material respects the interests of any Certificateholder, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency; and provided, further, that the Trustee shall give notice of any such amendment to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website), and promptly, but

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not earlier than the second Business Day after the Trustee provides the 17g-5 Information Provider such notice, to each Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

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The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

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In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than (i) the Class X-C Certificates if the Sole Certificateholder has only taken an assignment of the Voting Rights of the Class X-C Certificates pursuant to the definition of “Sole Certificateholder” and (ii) the Class R and Class LR Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class X-B Certificate to be duly executed.

Dated: April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class X-B Certificates referred to in the Pooling and Servicing Agreement.

Dated: April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-17

FORM OF CLASS X-C CERTIFICATE

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”), PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) TO AN INSTITUTIONAL INVESTOR QUALIFYING AS AN “ACCREDITED INVESTOR,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER, OR (4) TO A NON-”U.S. PERSON” IN AN “OFFSHORE TRANSACTION” IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR

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GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE HOLDERS OF THIS CLASS X-C CERTIFICATE WILL BE ENTITLED ONLY TO DISTRIBUTIONS OF INTEREST ON THE NOTIONAL BALANCE OF THE CLASS X-C CERTIFICATES AND WILL NOT BE ENTITLED TO ANY DISTRIBUTIONS WITH RESPECT TO PRINCIPAL.  THE NOTIONAL BALANCE OF THE CLASS X-C CERTIFICATES IS EQUAL TO AN AMOUNT AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.  ACCORDINGLY, THE OUTSTANDING NOTIONAL BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL BALANCE SET FORTH BELOW.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A “PLAN”), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND CODE SECTION 4975 UNDER SECTIONS I AND III OF PTCE 95-60 OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED EITHER (i) TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT, OR (ii) IN THE EVENT THE TRANSFEREE IS SUCH AN ENTITY SPECIFIED IN (A) OR (B) ABOVE, SUCH ENTITY SHALL PROVIDE ANY OPINIONS OF COUNSEL, OFFICERS’ CERTIFICATES OR AGREEMENTS AS MAY BE REQUIRED BY, AND IN FORM AND SUBSTANCE SATISFACTORY TO, THE DEPOSITOR, THE CERTIFICATE ADMINISTRATOR AND THE CERTIFICATE

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REGISTRAR, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THE CERTIFICATES BY OR ON BEHALF OF A PLAN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF SECTION 406 OR 407 OF ERISA OR CODE SECTION 4975 (OR SIMILAR VIOLATION OF SIMILAR LAW), AND WILL NOT SUBJECT THE MASTER SERVICER, THE SPECIAL SERVICER, THE DEPOSITOR, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE OR THE CERTIFICATE REGISTRAR TO ANY OBLIGATION OR LIABILITY. THE TRANSFEREE OF A BENEFICIAL INTEREST IN A “GLOBAL CERTIFICATE” THAT IS A “RESTRICTED CERTIFICATE” (EACH AS DEFINED IN THE POOLING AND SERVICING AGREEMENT) SHALL BE DEEMED TO REPRESENT THAT IT IS NOT A PLAN OR A PERSON ACTING ON BEHALF OF ANY PLAN OR USING THE ASSETS OF ANY PLAN TO ACQUIRE SUCH INTEREST, OTHER THAN AN INSURANCE COMPANY USING THE ASSETS OF ITS GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND THE SUBSEQUENT HOLDING OF SUCH CERTIFICATE BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 AND 407 OF ERISA, AND CODE SECTION 4975 UNDER SECTIONS I AND III OF PTCE 95-60, OR A SUBSTANTIALLY SIMILAR EXEMPTION UNDER SIMILAR LAW.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN CODE SECTIONS 860G(a)(1) AND 860D.

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UBS-BARCLAYS COMMERCIAL MORTGAGE TRUST 2013-C6
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS X-C

Class X-C Pass-Through Rate: Variable	CUSIP: 90349GAM71 ISIN: US90349GAM782

Original Aggregate Notional Balance of the Class X-C Certificates: $87,444,979	Initial Notional Balance of this Certificate: $[__________]

First Distribution Date: May 10, 2013	Cut-off Date: The related due date for each Mortgage Loan in April 2013 (or April 1, 2013 if such Mortgage Loan does not have a due date in April 2013)

Assumed Final Distribution Date: N/A	No.: X-C-[__]

This certifies that [              ] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X-C Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as depositor (the “Depositor”), Midland Loans Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian (the “Trustee”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class A-3FL, Class A-3FX, Class B, Class C, Class D, Class E, Class F, Class G, Class X-A, Class X-B, Class X-C, Class R and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.

1 For Accredited Investor Certificates

2 For Accredited Investor Certificates

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To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Code.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator, or the Paying Agent on behalf of the Certificate Administrator, will distribute (other than the final distribution on any Certificate), on the fourth Business Day after each Determination Date (each such date, a “Distribution Date”) an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of interest then distributable, if any, allocable to the Class X-C Certificates for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement.  “Determination Date” is defined in the Pooling and Servicing Agreement as the sixth day of each month, or if such sixth day is not a Business Day, then the next Business Day, commencing in May 2013.

During each Interest Accrual Period (as defined below), interest on the Class X-C Certificates will be calculated based on a 360-day year consisting of twelve 30-day months on the outstanding Notional Balance hereof.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Class Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement.  The “Interest Accrual Period” means, with respect to any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.  Each Interest Accrual Period is assumed to consist of 30 days.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the

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Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein):  (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements, to the extent of the Trust’s interest therein; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts, to the extent of the Trust’s interest therein; (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties, to the

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extent of the Trust’s interest therein; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties, to the extent of the Trust’s interest therein; (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and the Class A-3FL Regular Interest; (xiv) the Swap Agreement and; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor

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of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A); provided that such amendment shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; provided, further that such amendment shall not adversely affect in any material respects the interests of any Certificateholder, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency; and provided, further, that the Trustee shall give notice of any such amendment to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website), and promptly, but not earlier than the second Business Day after the Trustee provides the 17g-5 Information Provider such notice, to each Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of

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each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)
amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by

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purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)
all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Class R and Class LR Certificates), including the Class X-C Certificates, for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section

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9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class X-C Certificate to be duly executed.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class X-C Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-18

FORM OF CLASS R CERTIFICATE

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “RESIDUAL INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).  A TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY, AS SET FORTH IN SECTION 5.02(l) OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE CERTIFICATE ADMINISTRATOR TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5) OF THE CODE, OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. TAX PERSON, (C) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO CONTINUE TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, AND (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE.  BECAUSE THIS CERTIFICATE REPRESENTS A “NON-ECONOMIC RESIDUAL INTEREST,” AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES.  IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO

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PAY A SPECIFIED AMOUNT TO THE PROPOSED TRANSFEREE OR TRANSFER TO AN ELIGIBLE TRANSFEREE AS PROVIDED IN REGULATIONS.

THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE AGREED TO CONSENT TO ACT AS “TAX MATTERS PERSON” OF THE UPPER-TIER REMIC AND TO THE APPOINTMENT OF THE CERTIFICATE ADMINISTRATOR AS ATTORNEY-IN-FACT AND AGENT FOR THE TAX MATTERS PERSON OR AS OTHERWISE PROVIDED IN THE POOLING AND SERVICING AGREEMENT TO PERFORM THE FUNCTIONS OF A “TAX MATTERS PARTNER” FOR PURPOSES OF SUBCHAPTER C OF CHAPTER 63 OF SUBTITLE F OF THE CODE.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), OR (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A “PLAN”), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR

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WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

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UBS-BARCLAYS COMMERCIAL MORTGAGE TRUST 2013-C6
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS R

No.: R-1	Percentage Interest: [_____]%

CUSIP: 90349GBA21 ISIN: US90349GBA222

This certifies that [              ] is the registered owner of the Percentage Interest evidenced by this Certificate in the Trust Fund. The Class R Certificateholder is not entitled to interest or principal distributions.  The Class R Certificateholder will be entitled to receive the proceeds of the remaining assets of the Upper-Tier REMIC, if any, on the final Distribution Date for the Certificates, after distributions in respect of any accrued but unpaid interest on the Certificates and after distributions in reduction of principal balance have reduced the principal balances of the Certificates to zero.  It is not anticipated that there will be any assets remaining in the Upper-Tier REMIC or Trust Fund on the final Distribution Date following the distributions on the Regular Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as depositor (the “Depositor”), Midland Loans Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian (the “Trustee”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class A-3FL, Class A-3FX, Class B, Class C, Class D, Class E, Class F, Class G, Class X-A, Class X-B, Class X-C, Class R and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

1 For Rule 144A Certificates

2 For Rule 144A Certificates

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This Class R Certificate represents the sole “residual interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(2) and 860D of the Code.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.  The Holder of the largest Percentage Interest in the Class R Certificates shall be the “tax matters person” for the Upper-Tier REMIC pursuant to Treasury Regulations Section 1.860F-4(d), and the Certificate Administrator is hereby irrevocably designated and shall serve as attorney-in-fact and agent for any such Person that is the “tax matters person”.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such

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amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein):  (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements, to the extent of the Trust’s interest therein; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts, to the extent of the Trust’s interest therein; (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties, to the extent of the Trust’s interest therein; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties, to the extent of the Trust’s interest therein; (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and the Class A-3FL Regular Interest; (xiv) the Swap Agreement and; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in

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Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information

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Provider, the Master Servicer or the Special Servicer; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A); provided that such amendment shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; provided, further that such amendment shall not adversely affect in any material respects the interests of any Certificateholder, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency; and provided, further, that the Trustee shall give notice of any such amendment to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website), and promptly, but not earlier than the second Business Day after the Trustee provides the 17g-5 Information Provider such notice, to each Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)	amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the

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consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)	all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the

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related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than (i) the Class X-C Certificates if the Sole Certificateholder has only taken an assignment of the Voting Rights of the Class X-C Certificates pursuant to the definition of “Sole Certificateholder” and (ii) the Class R and Class LR Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing

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Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class R Certificate to be duly executed.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class R Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT A-19

FORM OF CLASS LR CERTIFICATE

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, ANY SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE TRUSTEE, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES.  NEITHER THE CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “RESIDUAL INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).  A TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY, AS SET FORTH IN SECTION 5.02(l) OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE CERTIFICATE ADMINISTRATOR TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5) OF THE CODE, OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. TAX PERSON, (C) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO CONTINUE TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, AND (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE.  BECAUSE THIS CERTIFICATE REPRESENTS A “NON-ECONOMIC RESIDUAL INTEREST,” AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES.  IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO

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PAY A SPECIFIED AMOUNT TO THE PROPOSED TRANSFEREE OR TRANSFER TO AN ELIGIBLE TRANSFEREE AS PROVIDED IN REGULATIONS.

THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE AGREED TO CONSENT TO ACT AS “TAX MATTERS PERSON” OF THE LOWER-TIER REMIC AND TO THE APPOINTMENT OF THE CERTIFICATE ADMINISTRATOR AS ATTORNEY-IN-FACT AND AGENT FOR THE TAX MATTERS PERSON OR AS OTHERWISE PROVIDED IN THE POOLING AND SERVICING AGREEMENT TO PERFORM THE FUNCTIONS OF A “TAX MATTERS PARTNER” FOR PURPOSES OF SUBCHAPTER C OF CHAPTER 63 OF SUBTITLE F OF THE CODE.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), OR (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE SHOULD NOT BE PURCHASED BY A TRANSFEREE THAT IS (A) AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, INCLUDING AN INDIVIDUAL RETIREMENT ACCOUNT OR A KEOGH PLAN, WHICH IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), CODE SECTION 4975, OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW (“SIMILAR LAW”) WHICH IS TO A MATERIAL EXTENT SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (EACH, A “PLAN”), OR (B) A COLLECTIVE INVESTMENT FUND IN WHICH SUCH PLANS ARE INVESTED, AN INSURANCE COMPANY USING ASSETS OF SEPARATE ACCOUNTS OR GENERAL ACCOUNTS WHICH INCLUDE ASSETS OF PLANS (OR WHICH ARE DEEMED PURSUANT TO ERISA OR ANY SIMILAR LAW TO

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INCLUDE ASSETS OF PLANS) OR OTHER PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF ANY SUCH PLAN. TRANSFEREES OF THIS CERTIFICATE TAKING DELIVERY IN CERTIFICATED FORM SHALL BE REQUIRED TO DELIVER A LETTER IN THE FORM ATTACHED TO THE POOLING AND SERVICING AGREEMENT TO SUCH EFFECT.

TRANSFERS AND EXCHANGES OF PORTIONS OF THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

ANY HOLDER DESIRING TO EFFECT A TRANSFER OF THIS CERTIFICATE SHALL, AND DOES HEREBY AGREE TO, INDEMNIFY THE CERTIFICATE REGISTRAR, THE CERTIFICATE ADMINISTRATOR, THE TRUSTEE, THE MASTER SERVICER AND THE DEPOSITOR AGAINST ANY LOSS, LIABILITY OR EXPENSE THAT MAY RESULT IF THE TRANSFER IS NOT EXEMPT FROM THE SECURITIES ACT OR IS NOT MADE IN ACCORDANCE WITH FEDERAL AND STATE LAWS.

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UBS-BARCLAYS COMMERCIAL MORTGAGE TRUST 2013-C6
COMMERCIAL MORTGAGE PASS THROUGH CERTIFICATES, CLASS LR

No.: LR-1	Percentage Interest: [_____]%

CUSIP: 90349GBB01 ISIN: US90349GBB052

This certifies that [              ] is the registered owner of the Percentage Interest evidenced by this Certificate in the Trust Fund. The Class LR Certificateholder is not entitled to interest or principal distributions.  The Class LR Certificateholder will be entitled to receive the proceeds of the remaining assets of the Lower-Tier REMIC, if any, on the final Distribution Date for the Certificates, after distributions in respect of any accrued but unpaid interest on the Certificates and after distributions in reduction of principal balance have reduced the principal balances of the Certificates to zero.  It is not anticipated that there will be any assets remaining in the Lower-Tier REMIC or Trust Fund on the final Distribution Date following the distributions on the Regular Certificates.  The Trust Fund, described more fully below, consists primarily of a pool of Mortgage Loans secured by first liens on commercial, multifamily and manufactured housing community properties and held in trust by the Trustee and serviced by the Master Servicer.  The Trust Fund was created, and the Mortgage Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below).  The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

The Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as depositor (the “Depositor”), Midland Loans Services, a Division of PNC Bank, National Association, as master servicer (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian (the “Trustee”), evidences the issuance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-SB, Class A-S, Class A-3FL, Class A-3FX, Class B, Class C, Class D, Class E, Class F, Class G, Class X-A, Class X-B, Class X-C, Class R and Class LR Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).  This Certificate is issued pursuant to, and in accordance with, the terms of the Pooling and Servicing Agreement.  To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

1 For Rule 144A Certificates

2 For Rule 144A Certificates

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This Class LR Certificate represents the sole “residual interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(2) and 860D of the Code.  Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.  The Holder of the largest Percentage Interest in the Class LR Certificates shall be the “tax matters person” for the Lower-Tier REMIC pursuant to Treasury Regulations Section 1.860F-4(d), and the Certificate Administrator is hereby irrevocably designated and shall serve as attorney-in-fact and agent for any such Person that is the “tax matters person”.

The Certificate Administrator makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans and has executed this Certificate in its limited capacity as Certificate Administrator under the Pooling and Servicing Agreement.

All distributions (other than the final distribution on any Certificate) will be made by the Paying Agent to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the calendar month preceding the month in which such Distribution Date occurs.  Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date, by wire transfer of immediately available funds to the account of such Holder at a bank or other entity located in the United States and having appropriate facilities therefor provided that such Holder shall have provided the Paying Agent with wire instructions in writing at least five Business Days prior to the related Record Date, or, otherwise, by check mailed by first-class mail to the address set forth therefor in the Certificate Register.  The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Paying Agent or the Certificate Registrar acting as such agent) that is specified in the notice to Holders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates shall, on such date, be set aside and held in trust by the Certificate Administrator for the benefit of the appropriate non-tendering Certificateholders.  If any Certificates as to which notice of the Termination Date has been given pursuant to the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto.  If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates.  The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds.  The Certificate Administrator shall hold all amounts distributable to the non-tendering Certificateholders for the benefit of such Holders until the earlier of (i) its termination as Certificate Administrator under the Pooling and Servicing Agreement and the transfer of such

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amounts to a successor certificate administrator and (ii) the termination of the Trust Fund and distribution of such amounts to the Class R Certificateholders.  No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with the Pooling and Servicing Agreement.  Such funds held by the Certificate Administrator may be invested under certain circumstances, and all income and gain realized from investment of such funds shall accrue for its benefit.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Mortgage Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement, the Trust Fund includes (in each case, to the extent of the Trust Fund’s interest therein):  (i) such Mortgage Loans as from time to time are subject to the Pooling and Servicing Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date; (iii) any REO Property; (iv) all revenues received in respect of any REO Property; (v) any Assignments of Leases, Rents and Profits and any security agreements, to the extent of the Trust’s interest therein; (vi) any indemnities or guaranties given as additional security for any Mortgage Loans; (vii) a security interest in all assets deposited in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts, to the extent of the Trust’s interest therein; (viii) the Loss of Value Reserve Fund; (ix) amounts attributable to the Mortgage Pool on deposit in the Collection Account, the Distribution Accounts, any Excess Liquidation Proceeds Account, the Interest Reserve Account, and/or any REO Account, including any reinvestment income, as applicable; (x) a security interest in any environmental indemnity agreements relating to the Mortgaged Properties, to the extent of the Trust’s interest therein; (xi) a security interest in all insurance policies with respect to the Mortgage Loans and the Mortgaged Properties, to the extent of the Trust’s interest therein; (xii) the rights and remedies of the “Purchaser” under the Mortgage Loan Purchase Agreements relating to document delivery requirements with respect to the Mortgage Loans and the representations and warranties of the related Mortgage Loan Seller regarding its Mortgage Loans; (xiii) the Lower-Tier Regular Interests and the Class A-3FL Regular Interest; (xiv) the Swap Agreement and; (xv) the proceeds of the foregoing (other than any interest earned on deposits in the Lock-Box Accounts, Cash Collateral Accounts, Escrow Accounts and any Reserve Accounts, to the extent such interest belongs to the related Borrower).  As provided in the Pooling and Servicing Agreement, withdrawals may be made from certain of the above-accounts for purposes other than distributions to Certificateholders.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Certificate Administrator.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at its offices together with an assignment and transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in

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Article V of the Pooling and Servicing Agreement.  Upon surrender for registration of transfer of this Certificate, subject to the requirements Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and the Authenticating Agent shall duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate denomination as the Certificate being surrendered.  Such Certificates shall be delivered by the Certificate Registrar in accordance with Article V of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Certificate Registrar, any Paying Agent or any agent of any of them shall be affected by notice or knowledge to the contrary.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange referred to in Section 5.02 of the Pooling and Servicing Agreement other than for transfers to Institutional Accredited Investors as provided in Section 5.02(h) of the Pooling and Servicing Agreement.  In connection with any transfer to an Institutional Accredited Investor, the transferor shall reimburse the Trust Fund for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer.  The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer.

The Pooling and Servicing Agreement or any Custodial Agreement may be amended at any time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee without the consent of any of the Certificateholders, (i) to cure any ambiguity or to correct any error; (ii) to cause the provisions of the Pooling and Servicing Agreement or any Custodial Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus or Private Placement Memorandum with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions therein; (iii) to amend any provision of the Pooling and Servicing Agreement or any Custodial Agreement to the extent necessary or desirable to maintain the rating or ratings assigned to each of the Classes of Certificates by each Rating Agency; provided that such amendment does not reduce the consent or consultation rights of the Controlling Class Representative or the right of the Controlling Class Representative to receive information under the Pooling and Servicing Agreement; (iv) to amend or supplement a provision, or to supplement any other provisions to the extent not inconsistent with the provisions of the Pooling and Servicing Agreement, or to effect any other change; (v) to modify the procedures in the Pooling and Servicing Agreement relating to compliance with Rule 17g-5; provided that such modification does not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information

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Provider, the Master Servicer or the Special Servicer; and (vi) in the event of a TIA Applicability Determination, to modify, eliminate or add to the provisions of the Pooling and Servicing Agreement to (A) the extent necessary to effect the qualification of the Pooling and Servicing Agreement under the TIA or under any similar federal statute hereafter enacted and to add to the Pooling and Servicing Agreement such other provisions as may be expressly required by the TIA, and (B) modify such other provisions to the extent necessary to make those provisions consistent with, and conform to, the modifications made pursuant to the preceding clause (A); provided that such amendment shall not materially increase the obligations of the Depositor, the Trustee, the Paying Agent, the Certificate Administrator, the Operating Advisor, the 17g-5 Information Provider, the Master Servicer or the Special Servicer without such party’s consent; provided, further that such amendment shall not adversely affect in any material respects the interests of any Certificateholder, as evidenced in the case of clauses (iii) through (v) above by (x) an Opinion of Counsel or (y) solely in the case of a Certificateholder of a rated class, receipt of a No Downgrade Confirmation from each applicable Rating Agency; and provided, further, that the Trustee shall give notice of any such amendment to the 17g-5 Information Provider (who shall promptly post such notice to the 17g-5 Information Provider’s Website), and promptly, but not earlier than the second Business Day after the Trustee provides the 17g-5 Information Provider such notice, to each Rating Agency.  In no event shall any such amendment cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes.

The Pooling and Servicing Agreement or any Custodial Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee with the prior written consent of the Holders of Certificates representing not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or modifying in any manner the rights of the Certificateholders; provided, however, that no such amendment may:

(i)
reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans which are required to be distributed on any Certificate, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby;

(ii)	change the percentages of Voting Rights or Percentage Interests of Holders of Certificates which are required to consent to any action or inaction under the Pooling and Servicing Agreement;

(iii)
alter the Servicing Standard or obligations of the Master Servicer or the Trustee to make a P&I Advance or a Property Advance, without the consent of the Holders of Certificates representing all of the Percentage Interests of the Class or Classes affected thereby; or

(iv)	amend any section of the Pooling and Servicing Agreement which relates to the amendment of the Pooling and Servicing Agreement without the

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consent of the Holders of all Certificates representing all of the Percentage Interests of the Class or Classes affected thereby.

Further, the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor and the Trustee, at any time and from time to time, without the consent of the Certificateholders may amend the Pooling and Servicing Agreement to modify, eliminate or add to any of its provisions (i) to such extent as shall be necessary to maintain the qualification of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC or the qualification of the Grantor Trust as a grantor trust or to prevent the imposition of any additional material state or local taxes, at all times that any Certificates are outstanding; provided, that such action, as evidenced by an Opinion of Counsel (obtained at the expense of the Trust Fund), is necessary or helpful to maintain such qualification or to prevent the imposition of any such taxes, and would not adversely affect in any material respect the interest of any Certificateholder or (ii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations.

The Certificateholder owning a majority of the Percentage Interests in the Controlling Class and, if no such Certificateholder exercises such option, the Special Servicer, and if the Special Servicer does not exercise such option, the Master Servicer, may effect an early termination of the Trust Fund, upon not less than 30 days’ prior Notice of Termination given to the Trustee, the Special Servicer and the Master Servicer any time on or after the Early Termination Notice Date (defined as any date as of which the aggregate Stated Principal Balance of the Mortgage Loans is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date) specifying the Anticipated Termination Date, by purchasing on such date all, but not less than all, of the Mortgage Loans then included in the Trust Fund, and the Trust’s interest in all property acquired in respect of any Mortgage Loan, at a purchase price, payable in cash, equal to the greater of:

(i)           the sum of, without duplication,

(A)
100% of the Stated Principal Balance of each Mortgage Loan (other than any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date;

(B)
the fair market value of all other property included in the Trust Fund as of the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date;

(C)	all unpaid interest accrued on the unpaid balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the

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related Due Date in the Collection Period related to such Distribution Date (less any P&I Advances previously made on account of interest); and

(D)
the aggregate amount of unreimbursed Advances, with interest thereon at the Advance Rate, and unpaid Servicing Compensation, Special Servicing Compensation, Operating Advisor Fees, Trustee/Certificate Administrator Fees and Trust Fund expenses; and

(ii)           the aggregate fair market value of the Mortgage Loans, and all other property acquired in respect of any Mortgage Loan in the Trust Fund, on the last day of the month preceding such Anticipated Termination Date, as determined by an Independent appraiser acceptable to the Master Servicer as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date, together with one month’s interest thereon (in each case, at the Mortgage Rate).

In addition, the Pooling and Servicing Agreement provides that following the date on which the Class X-A and Class X-B Notional Amounts and the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-3FL, Class A-3FX, Class A-4, Class A-SB, Class A-S, Class B, Class C and Class D Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than (i) the Class X-C Certificates if the Sole Certificateholder has only taken an assignment of the Voting Rights of the Class X-C Certificates pursuant to the definition of “Sole Certificateholder” and (ii) the Class R and Class LR Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (ii) of Section 9.01(a) of the Pooling and Servicing Agreement by giving written notice to all the parties to the Pooling and Servicing Agreement no later than 60 days prior to the anticipated date of exchange.

All costs and expenses incurred by any and all parties to the Pooling and Servicing Agreement or by the Trust Fund in connection with the purchase of the Mortgage Loans and the other assets of the Trust Fund pursuant to Section 9.01(c) of the Pooling and Servicing Agreement shall be borne by the party exercising its purchase rights thereunder.  The Trustee and the Certificate Administrator shall be entitled to rely conclusively on any determination made by an Independent appraiser pursuant to Section 9.01(c) of the Pooling and Servicing Agreement.

The respective obligations and responsibilities of the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Operating Advisor and the Trustee created by the Pooling and Servicing Agreement with respect to the Certificates (other than the obligations of the Certificate Administrator to make certain payments and to send certain notices to Certificateholders as set forth in the Pooling and Servicing Agreement) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by or on behalf of the Trustee, the Certificate Administrator and the Master Servicer, as the case may be, required under the Pooling and Servicing Agreement to be so paid on the Distribution Date following the earlier to occur of (i) the purchase of the Mortgage Loans and all other property held by the Trust Fund in accordance with Section 9.01(c) of the Pooling and Servicing

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Agreement; (ii) the exchange by the Sole Certificateholder of its Certificates for the Mortgage Loans in accordance with Section 9.01(g) of the Pooling and Servicing Agreement; and (iii) the later of (a) the receipt or collection of the last payment due on any Mortgage Loan included in the Trust Fund, or (b) the liquidation and disposition pursuant to the Pooling and Servicing Agreement of the last asset held by the Trust Fund; provided, however, that in no event shall the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Class LR Certificate to be duly executed.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Authorized Signatory

Certificate of Authentication

This is one of the Class LR Certificates referred to in the Pooling and Servicing Agreement.

Dated:  April 25, 2013

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Authenticating Agent

By:
Authorized Signatory

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EXHIBIT B

MORTGAGE LOAN SCHEDULE

ID	Property Name	Address	City	State	Zip Code	Interest Rate	Original Balance ($)	Cut-off Date Balance ($)	Maturity Date	First Payment Date	Monthly Debt Service ($)	Administrative Fee Rate	Servicing Fee Rate	Interest Accrual Basis	Letter of Credit	Revised Mortgage Rate
1	Gateway	501 Gateway Drive	Brooklyn	NY	11239	4.5055%	160,000,000	160,000,000	03/06/2023	04/06/2013	609,076.85	0.0218%	0.0200%	Actual/360	None	NAP
1.01	Gateway I	501 Gateway Drive	Brooklyn	NY	11239	4.5055%	65,000,000	65,000,000	03/06/2023	04/06/2013	247,437.47	0.0218%		Actual/360	None	NAP
1.02	Gateway II	501 Gateway Drive	Brooklyn	NY	11239	4.5055%	50,000,000	50,000,000	03/06/2023	04/06/2013	190,336.52	0.0218%		Actual/360	None	NAP
1.03	Gateway III	501 Gateway Drive	Brooklyn	NY	11239	4.5055%	45,000,000	45,000,000	03/06/2023	04/06/2013	171,302.86	0.0218%		Actual/360	None	NAP
2	575 Broadway	575 Broadway	New York	NY	10012	4.0040%	125,850,000	125,850,000	02/06/2023	03/06/2013	425,751.72	0.0218%	0.0200%	Actual/360	None	NAP
3	Broward Mall	8000 West Broward Boulevard	Plantation	FL	33388	3.8830%	95,000,000	95,000,000	03/01/2023	04/01/2013	311,673.67	0.0218%	0.0200%	Actual/360	Regal $2,081,588	NAP
4	The Shoppes at River Crossing	5080 Riverside Drive	Macon	GA	31210	3.7500%	77,350,000	77,350,000	03/06/2023	04/06/2013	358,219.91	0.0218%	0.0200%	Actual/360	None	NAP
5	2000 Market Street	2000 Market Street	Philadelphia	PA	19103	4.4575%	77,000,000	77,000,000	04/06/2023	05/06/2013	388,205.66	0.0218%	0.0200%	Actual/360	None	NAP
6	Santa Anita Mall	400 South Baldwin Avenue	Arcadia	CA	91007	3.6545%	70,000,000	70,000,000	02/01/2023	03/01/2013	216,139.99	0.0218%	0.0200%	Actual/360	None	NAP
7	Bayview Plaza	1225-1275 Pale San Vitores Road	Tumon, Tamuning	GU	96913	5.1935%	60,000,000	59,939,105	03/06/2023	04/06/2013	329,225.65	0.0218%	0.0200%	Actual/360	None	NAP
8	DoubleTree Hotel & Miami Airport Convention Center	711 Northwest 72nd Avenue	Miami	FL	33126	4.5500%	40,000,000	39,933,253	03/06/2023	04/06/2013	223,469.72	0.0218%	0.0200%	Actual/360	None	NAP
9	Luckey's Management Portfolio	Various	Various	FL	Various	5.2700%	35,500,000	35,163,279	10/05/2022	11/05/2012	213,152.02	0.0218%	0.0200%	Actual/360	None	NAP
9.01	Crowne Plaza Fort Lauderdale Airport	455 State Road 84	Fort Lauderdale	FL	33316		15,500,000	15,352,981
9.02	Hampton Inn & Suites Fort Lauderdale / Miramar	10990 Marks Way	Miramar	FL	33025		13,350,000	13,223,374
9.03	Candlewood Suites Fort Lauderdale Air Seaport	1120 West State Road 84	Fort Lauderdale	FL	33315		6,650,000	6,586,924
10	The Heights	94-110 Court Street & 42 Schermerhorn Street	Brooklyn	NY	11201	4.1300%	32,000,000	31,942,591	03/06/2023	04/06/2013	171,213.20	0.0218%	0.0200%	Actual/360	None	NAP
11	422 Business Center	122 Mill Road	Upper Providence Township	PA	19456	4.0870%	25,500,000	25,398,957	02/06/2023	03/06/2013	135,826.36	0.0218%	0.0200%	Actual/360	None	NAP
12	4141 Northeast 2nd Avenue	4141 Northeast 2nd Avenue	Miami	FL	33137	4.9000%	23,000,000	22,974,980	03/06/2023	04/06/2013	122,067.15	0.0218%	0.0200%	Actual/360	None	NAP
13	Islandia Marriott	3635 Express Drive North	Islandia	NY	11749	5.9595%	22,500,000	22,500,000	04/06/2018	05/06/2013	144,411.30	0.0218%	0.0200%	Actual/360	None	NAP
14	Villas at Grays Creek	10107 Havanese Lane	Cordova	TN	38106	4.2200%	18,600,000	18,600,000	04/06/2023	05/06/2013	91,174.45	0.0218%	0.0200%	Actual/360	None	NAP
15	Springs at Huntsville	1 Springtime Boulevard	Huntsville	AL	35802	4.2200%	18,500,000	18,500,000	04/06/2023	05/06/2013	90,684.26	0.0218%	0.0200%	Actual/360	None	NAP
16	Purell Headquarters	One GOJO Plaza	Akron	OH	44311	4.8600%	16,000,000	16,000,000	04/06/2028	05/06/2013	125,955.23	0.0518%	0.0500%	Actual/360	None	NAP
17	Carrington at Houston Levee	10041 Blue Rapid Lane	Cordova	TN	38106	4.2200%	15,300,000	15,300,000	04/06/2023	05/06/2013	74,998.34	0.0218%	0.0200%	Actual/360	None	NAP
18	Nottingham Village	14250 Kimberley Lane	Houston	TX	77079	4.4100%	15,000,000	15,000,000	12/05/2022	01/05/2013	75,202.77	0.0218%	0.0200%	Actual/360	None	NAP
19	240 Park Avenue South	240 Park Avenue South	New York	NY	10003	4.1875%	14,000,000	13,982,122	03/06/2023	04/06/2013	68,360.30	0.0218%	0.0200%	Actual/360	None	NAP
20	Courtyard Marriott Santa Rosa	175 Railroad Street	Santa Rosa	CA	95401	4.4775%	13,730,000	13,706,797	03/06/2023	04/06/2013	76,140.56	0.0218%	0.0200%	Actual/360	None	NAP
21	Venice Renaissance	235-255 Main Street	Los Angeles	CA	90291	4.0450%	13,000,000	13,000,000	04/06/2023	05/06/2013	44,429.46	0.0218%	0.0200%	Actual/360	None	NAP
22	Flor de Salinas	425 West Laurel Drive	Salinas	CA	93906	4.6025%	12,900,000	12,864,925	02/06/2023	03/06/2013	66,150.40	0.0218%	0.0200%	Actual/360	None	NAP
23	144 North 8th Street	144 North 8th Street	Brooklyn	NY	11201	4.6635%	12,500,000	12,485,642	03/06/2023	04/06/2013	64,555.78	0.0218%	0.0200%	Actual/360	None	NAP
24	ABC Labs	4780 Discovery Drive	Columbia	MO	65201	4.7315%	11,895,000	11,895,000	04/06/2023	05/06/2013	67,688.95	0.0218%	0.0200%	Actual/360	None	NAP
25	Brilco Business Center	1378 - 1470 Barnum Avenue	Bridgeport	CT	06610	4.6570%	11,750,000	11,706,861	02/06/2023	03/06/2013	66,361.80	0.0218%	0.0200%	Actual/360	None	NAP
26	1801 Military Office Building	1801 North Military Trail	Boca Raton	FL	33431	4.2000%	10,700,000	10,700,000	04/06/2023	05/06/2013	52,324.84	0.0518%	0.0500%	Actual/360	None	NAP
27	El Paseo Collection North	73080 and 73100 El Paseo	Palm Desert	CA	92260	4.0500%	10,300,000	10,300,000	04/06/2023	05/06/2013	35,245.31	0.0218%	0.0200%	Actual/360	None	NAP
28	HGI - Orange Park	145 Park Avenue	Orange Park	FL	32073	4.7730%	9,450,000	9,434,839	03/06/2018	04/06/2013	54,001.18	0.0218%	0.0200%	Actual/360	None	NAP
29	Hampton Inn & Suites Arlington	2200 Brookhollow Plaza Drive	Arlington	TX	76006	5.2115%	9,200,000	9,186,365	03/06/2023	04/06/2013	54,922.02	0.0218%	0.0200%	Actual/360	None	NAP
30	Bay Tech North	150 North Hill Drive	Brisbane	CA	94005	4.4700%	9,150,000	9,139,021	03/06/2023	04/06/2013	46,198.75	0.0218%	0.0200%	Actual/360	None	NAP
31	TitanStar Retail Portfolio	Various	Various	AZ	Various	4.6630%	9,095,000	9,089,511	02/06/2023	05/06/2013	46,968.06	0.0218%	0.0200%	Actual/360	$62,500 Ace Hardware and Guitar Center Letter of Credit.	NAP
31.01	Swanway Plaza	4700-4730 East Broadway Boulevard	Tucson	AZ	85711		6,725,000	6,720,941
31.02	Kohl's San Tan Plaza	1420 South Arizona Avenue	Chandler	AZ	85286		2,370,000	2,368,570
32	Equinox Summit	68 River Road	Summit	NJ	07901	4.5715%	9,000,000	8,989,444	03/06/2023	04/06/2013	45,984.83	0.0218%	0.0200%	Actual/360	None	NAP
33	CityScape	6467 Melody Lane	Dallas	TX	75231	4.1960%	8,800,000	8,763,144	01/06/2023	02/06/2013	43,012.97	0.0218%	0.0200%	Actual/360	None	NAP
34	Tharaldson - Kingston Courtyard	500 Frank Sottile Boulevard	Kingston	NY	12401	4.8175%	8,500,000	8,469,459	02/06/2023	03/06/2013	48,790.56	0.0218%	0.0200%	Actual/360	None	NAP
35	Cincinnati Flex Portfolio	Various	Various	Various	Various	4.4200%	8,250,000	8,250,000	04/06/2023	05/06/2013	41,410.30	0.0718%	0.0700%	Actual/360	None	NAP
35.01	Skyport 4	2360 Progress Drive	Hebron	KY	41048		3,323,531	3,323,531
35.02	Union Centre 1	9466 - 9490 Merdian Way	West Chester Township	OH	45069		2,714,590	2,714,590
35.03	Union Centre 4	9355 - 9367 Allen Road	West Chester Township	OH	45069		2,211,879	2,211,879
36	La Quinta Inn - Cocoa Beach	1 Hendry Avenue	Cocoa Beach	FL	32931	4.5725%	8,150,000	8,150,000	04/06/2023	05/06/2013	41,646.68	0.0218%	0.0200%	Actual/360	None	NAP
37	5909 Blair Road	5909 Blair Road, NW	Washington	DC	20011	4.2200%	8,000,000	8,000,000	04/06/2023	05/06/2013	39,214.82	0.0218%	0.0200%	Actual/360	None	NAP
38	Best Western Baltimore	5625 O'Donnell Street	Baltimore	MD	21224	4.8325%	8,000,000	8,000,000	04/06/2023	05/06/2013	45,989.82	0.0218%	0.0200%	Actual/360	None	NAP
39	Clear Creek Landing	11717 Beamer Road	Houston	TX	77089	4.5100%	8,000,000	8,000,000	04/06/2018	05/06/2013	44,512.02	0.0618%	0.0600%	Actual/360	None	NAP
40	Staybridge Suites Indianapolis	9780 Crosspoint Boulevard	Indianapolis	IN	46256	4.5550%	7,700,000	7,700,000	04/06/2023	05/06/2013	43,039.84	0.0218%	0.0200%	Actual/360	None	NAP
41	Hearthstone Apartments	8801 Cinnamon Creek Drive	San Antonio	TX	78240	4.8400%	7,500,000	7,500,000	04/06/2023	05/06/2013	39,531.44	0.0218%	0.0200%	Actual/360	None	NAP
42	Mountain Park Shopping Center	4750 Alabama Road	Roswell	GA	30075	4.1590%	7,462,500	7,440,693	02/06/2023	03/06/2013	36,314.55	0.0218%	0.0200%	Actual/360	None	NAP
43	Hilton Grand Vacations HQ	6355 Metrowest Boulevard & 1800 Metrocenter Boulevard	Orlando	FL	32835	3.6555%	7,300,000	7,300,000	03/03/2018	04/03/2013	22,561.92	0.0218%	0.0200%	Actual/360	None	NAP
44	Sunchase Apartments	5445 South Alameda Street	Corpus Christi	TX	78412	4.4365%	6,720,000	6,720,000	02/06/2023	03/06/2013	33,796.18	0.0218%	0.0200%	Actual/360	None	NAP
45	Wisconsin MHP	Various	Various	WI	Various	4.0250%	6,700,000	6,662,120	12/05/2022	01/05/2013	32,083.47	0.0218%	0.0200%	Actual/360	None	NAP
45.01	Colonial Gardens	6300 Birch Street	Weston	WI	54476		3,000,000	2,983,039
45.02	Edison Estates	1700 Fountain Avenue	Oshkosh	WI	54904		1,250,000	1,242,933
45.03	Hilbert Acres	158 North 10th Street	Hilbert	WI	54129		730,000	725,873
45.04	Greenleaf	6693 Highway 57	Greenleaf	WI	54126		640,000	636,382
45.05	Lakeview	972 East Sunnyview Road	Oshkosh	WI	54901		610,000	606,551
45.06	Parkview Heights	130 Flora Way	Clintonville	WI	54929		470,000	467,343
46	Allison Bonnett Plaza	3014 Allison Bonnett Memorial Drive	Hueytown	AL	35023	4.1620%	6,275,000	6,275,000	03/06/2023	04/06/2013	30,546.82	0.0218%	0.0200%	Actual/360	None	NAP
47	Hampton Inn- Indianapolis South	7045 McFarland Boulevard	Indianapolis	IN	46237	4.6095%	5,900,000	5,868,383	01/06/2023	02/06/2013	33,161.89	0.0218%	0.0200%	Actual/360	None	NAP
48	Mira Vista Apartments	12803 Northborough Drive	Houston	TX	77067	4.8380%	5,800,000	5,778,372	01/06/2023	02/06/2013	30,563.95	0.0218%	0.0200%	Actual/360	None	NAP
49	Hickory Plaza	5753 Nolensville Pike	Nashville	TN	37211	4.1590%	5,625,000	5,608,562	02/06/2023	03/06/2013	27,372.78	0.0218%	0.0200%	Actual/360	None	NAP
50	1020 Bear Road	1020 Bear Road	New Castle	DE	19720	4.2200%	5,400,000	5,400,000	04/06/2023	05/06/2013	26,470.00	0.0218%	0.0200%	Actual/360	None	NAP
51	Kings Pointe Apartments	14895 East Twelve Mile Road	Warren	MI	48093	4.4145%	5,230,000	5,201,163	01/06/2023	02/06/2013	28,816.81	0.0218%	0.0200%	Actual/360	None	NAP
52	Frontier Storage	12506 North Lamar Boulevard	Austin	TX	78753	4.2250%	5,200,000	5,200,000	02/06/2023	03/06/2013	25,504.83	0.0218%	0.0200%	Actual/360	None	NAP
53	Bank of America LA Branch Portfolio	Various	Various	CA	Various	4.5550%	5,100,000	5,100,000	02/06/2023	03/06/2013	26,007.88	0.0218%	0.0200%	Actual/360	None	NAP
53.01	Bank of America - Sunset Odgen Branch	7800 West Sunset Boulevard	Los Angeles	CA	90046		2,200,685	2,200,685
53.02	Bank of America - La Brea Rosewood Branch	466 North La Brea Avenue	Los Angeles	CA	90036		1,571,918	1,571,918
53.03	Bank of America - Valley Almansor Branch	444 East Valley Boulevard	Alhambra	CA	91801		1,327,397	1,327,397
54	Charleston, Quincy, Lakeland Retail Portfolio	Various	Various	Various	Various	5.0670%	5,050,000	5,050,000	04/06/2023	05/06/2013	33,514.96	0.0218%	0.0200%	Actual/360	None	NAP
54.01	7398 Rivers Avenue	7398 Rivers Avenue	North Charleston	SC	29406		1,818,827	1,818,827
54.02	5201 Broadway Street	5201 Broadway Street	Quincy	IL	62301		1,653,479	1,653,479
54.03	3434 South Florida Avenue	3434 South Florida Avenue	Lakeland	FL	33803		1,577,694	1,577,694
55	Blue Heron	1177 West Blue Heron Boulevard	Riviera Beach	FL	33404	4.2260%	5,000,000	5,000,000	12/06/2022	01/06/2013	24,526.79	0.0218%	0.0200%	Actual/360	None	NAP
56	Hampton Inn - Hot Springs	151 Temperance Hill Road	Hot Springs	AR	71913	4.7700%	5,000,000	5,000,000	04/06/2023	05/06/2013	28,563.42	0.0218%	0.0200%	Actual/360	None	NAP
57	Jefferson Street Retail	19-27 West Jefferson Street	Naperville	IL	60540	4.9500%	4,900,000	4,900,000	04/06/2023	05/06/2013	26,154.73	0.0218%	0.0200%	Actual/360	None	NAP
58	College Crest Apartments	1555 Northeast Merman Drive	Pullman	WA	99163	4.5175%	4,785,000	4,779,319	03/06/2023	04/06/2013	24,294.67	0.0218%	0.0200%	Actual/360	None	NAP
59	Storage Etc - Church Ranch	8390 Church Ranch Boulevard	Westminster	CO	80021	4.8475%	4,700,000	4,687,721	02/06/2023	03/06/2013	24,794.39	0.0218%	0.0200%	Actual/360	None	NAP
60	Clocktower Village Shopping Center	605-741 North 98th Street	Omaha	NE	68114	4.1860%	4,100,000	4,100,000	04/06/2023	05/06/2013	20,016.22	0.0218%	0.0200%	Actual/360	None	NAP
61	All About Storage Portfolio	Various	Various	Various	Various	5.3080%	3,900,000	3,890,549	02/06/2023	03/06/2013	21,676.26	0.0218%	0.0200%	Actual/360	None	NAP
61.01	All About Self Storage	5553 Groom Road	Baker	LA	70714		2,129,121	2,123,961
61.02	Crestview	997 Industrial Drive	Crestview	FL	32539		1,770,879	1,766,588
62	Guardian Self Storage	Various	Various	NM	Various	4.8115%	3,800,000	3,795,781	03/06/2023	04/06/2013	19,963.71	0.0218%	0.0200%	Actual/360	None	NAP
62.01	3050 Twin Oaks Drive Northwest	3050 Twin Oaks Drive Northwest	Albuquerque	NM	87120		2,107,869	2,105,529
62.02	4101 Flucrum Way Northeast	4101 Fulcrum Way Northeast	Rio Rancho	NM	87144		1,692,131	1,690,252
63	Brick Self Storage	1979 Hooper Avenue	Brick	NJ	08723	5.0165%	3,800,000	3,790,342	02/06/2023	03/06/2013	20,437.56	0.0218%	0.0200%	Actual/360	None	NAP
64	Villa Rosa	5151 South Willow Drive	Houston	TX	77035	5.1640%	3,500,000	3,496,423	03/05/2023	04/05/2013	19,141.12	0.0218%	0.0200%	Actual/360	None	NAP
65	Brighton Glens	321 Williamsen Drive	Brighton	MI	48116	4.2635%	3,500,000	3,480,274	01/06/2023	02/06/2013	18,987.30	0.0218%	0.0200%	Actual/360	None	NAP
66	Twin Cities Crossing	247 West Columbia Avenue	Batesburg-Leesville	SC	29006	4.8585%	3,375,000	3,362,462	01/06/2023	02/06/2013	17,826.99	0.0218%	0.0200%	Actual/360	None	NAP
67	507 Wortman Avenue Portfolio	Various	Brooklyn	NY	11208	4.5500%	3,250,000	3,237,228	01/06/2023	02/06/2013	16,563.97	0.0218%	0.0200%	Actual/360	None	NAP
67.01	507 Wortman Avenue	507 Wortman Avenue	Brooklyn	NY	11208		1,991,935	1,984,108
67.02	603-609 Fountain Avenue	609 Fountain Avenue	Brooklyn	NY	11208		1,258,065	1,253,121
68	All Stor Self Storage Portfolio	Various	Various	FL	Various	4.7500%	2,800,000	2,800,000	04/06/2023	05/06/2013	14,606.13	0.0218%	0.0200%	Actual/360	None	NAP
68.01	Davenport Self Storage	2825 Jacks Road	Davenport	FL	33897		1,778,000	1,778,000
68.02	Spring Hill Self Storage	1000 Commercial Way	Spring Hill	FL	34606		1,022,000	1,022,000
69	Plazas at Grand Parkway	1575 West Grand Parkway South	Katy	TX	77494	4.6455%	2,800,000	2,796,771	03/06/2020	04/06/2013	14,430.28	0.0218%	0.0200%	Actual/360	None	NAP
70	StorageMAX Londonderry	9 Londonderry Road	Londonderry	NH	03053	4.6030%	2,000,000	1,989,272	01/06/2023	02/06/2013	11,233.90	0.0218%	0.0200%	Actual/360	None	NAP
71	Berlin Self Storage	565 Route 73 North	West Berlin	NJ	08091	4.8085%	1,000,000	996,251	01/06/2023	02/06/2013	5,251.79	0.0218%	0.0200%	Actual/360	None	NAP

B-1

EXHIBIT C-1

FORM OF TRANSFEREE AFFIDAVIT

AFFIDAVIT PURSUANT TO
SECTION 860E(e)(4) OF THE
INTERNAL REVENUE CODE OF
1986, AS AMENDED
STATE OF NEW YORK                                                       )
                                 ) ss:
COUNTY OF NEW YORK                                                   )

                                     , being first duly sworn, deposes and says:

1.             That he/she is a                                       of                                       (the “Purchaser”), a                                       duly organized and existing under the laws of the State of                                       on behalf of which he/she makes this affidavit.

2.             That the Purchaser’s Taxpayer Identification Number is                             .

3.             That the Purchaser is acquiring a UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificate, Series 2013-C6, Class [R] [LR] (the “Residual Certificate”) and, further, that the Purchaser is a Permitted Transferee (as defined in Article I of the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Barclays Commercial Mortgage Securities LLC, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian, or is acquiring the Residual Certificate for the account of, or as agent (including as a broker, nominee, or other middleman) for, a Permitted Transferee and has received from such person or entity an affidavit substantially in the form of this affidavit.

4.             That the Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Residual Certificate as they become due.

5.             That the Purchaser understands that it may incur tax liabilities with respect to the Residual Certificate in excess of any cash flow generated by the Residual Certificate.

6.             That the Purchaser will not transfer the Residual Certificate to any person or entity from which the Purchaser has not received an affidavit substantially in the form of this affidavit or as to which the Purchaser has actual knowledge that the requirements set forth in paragraph 3, paragraph 4 or paragraph 7 hereof are not satisfied or that the Purchaser has reason to know does not satisfy the requirements set forth in paragraph 4 hereof.

7.             That the Purchaser is not a Disqualified Non-U.S. Tax Person and is not purchasing the Residual Certificate for the account of, or as an agent (including as a broker,

C-1-1

nominee or other middleman) for, a Disqualified Non-U.S. Tax Person and is otherwise a Permitted Transferee.

8.             That the Purchaser agrees to such amendments of the Pooling and Servicing Agreement as may be required to further effectuate the restrictions on transfer of the Residual Certificate to a “disqualified organization,” an agent thereof, or a person that does not satisfy the requirements of paragraph 4, paragraph 7 and paragraph 11 hereof.

9.              That, if a “tax matters person” is required to be designated with respect to the [Upper-Tier REMIC] [Lower-Tier REMIC], the Purchaser agrees to act as “tax matters person” and to perform the functions of “tax matters partner” of the [Upper-Tier REMIC][Lower-Tier REMIC] pursuant to Section 4.04 of the Pooling and Servicing Agreement, and agrees to the irrevocable designation of the Certificate Administrator as the Purchaser’s agent in performing the function of “tax matters person” and “tax matters partner.”

10.            The Purchaser agrees to be bound by and to abide by the provisions of Section 5.02 of the Pooling and Servicing Agreement concerning registration of the transfer and exchange of the Residual Certificate.

11.           The Purchaser will not cause income from the Residual Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Purchaser or any other U.S. Tax Person.

12.           Check the applicable paragraph:

☐            The present value of the anticipated tax liabilities associated with holding the Residual Certificate, as applicable, does not exceed the sum of:

 (i)           the present value of any consideration given to the Purchaser to acquire such Residual Certificate;

 (ii)           the present value of the expected future distributions on such Certificate; and

 (iii)          the present value of the anticipated tax savings associated with holding such Residual Certificate as the related REMIC generates losses.

For purposes of this calculation, (i) the Purchaser is assumed to pay tax at the highest rate currently specified in Code Section 11(b) (but the tax rate in Code Section 55(b)(1)(B) may be used in lieu of the highest rate specified in Code Section 11(b) if the Purchaser has been subject to the alternative minimum tax under Code Section 55 in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short term Federal rate prescribed by Code Section 1274(d) for the month of the transfer and the compounding period used by the Purchaser.

☐            The transfer of the Residual Certificate complies with U.S. Treasury Regulations Section 1.860E-1(c)(5) and (6) and, accordingly,

C-1-2

(i)           the Purchaser is an “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Residual Certificate will only be taxed in the United States;

(ii)           at the time of the transfer, and at the close of the Purchaser’s two fiscal years preceding the year of the transfer, the Purchaser had gross assets for financial reporting purposes (excluding any obligation of a person related to the Purchaser within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

(iii)           the Purchaser will transfer the Residual Certificate only to another “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Section 1.860E-1(c)(4)(i), (ii) and (iii) and Section 1.860E-1(c)(5) of the U.S. Treasury Regulations; and

(iv)           the Purchaser determined the consideration paid to it to acquire the Residual Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Purchaser) that it has determined in good faith.

☐  None of the above.

Capitalized terms used but not defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be executed on its behalf by its                                       this      day of               , 20    .

[The Purchaser]

By:
Name:
Title:

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Personally appeared before me the above named               , known or proved to me to be the same person who executed the foregoing instrument and to be the of the Purchaser, and acknowledged to me that he/she executed the same as his/her free act and deed and the free act and deed of the Purchaser.

Subscribed and sworn before me this      day of               , 20    .
_____________________________
NOTARY PUBLIC

COUNTY OF ___________________

STATE OF _____________________

My commission expires the      day of               , 20    .

C-1-4

EXHIBIT C-2

FORM OF TRANSFEROR LETTER

[Date]

U.S. Bank National Association
190 South LaSalle, 7th Floor
Chicago, Illinois 60603
Attention: UBS-BB 2013-C6

U.S. Bank National Association
60 Livingston Avenue
St. Paul, Minnesota 55107
Attention: Bondholder Services—UBS-BB 2013-C6

Re:	UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificates, Series 2013-C6, Class [R][LR]

Ladies and Gentlemen:

[Transferor] has reviewed the attached affidavit of [Transferee], and has no actual knowledge that such affidavit is not true or that [Transferee] is not a Permitted Transferee (as defined in the Pooling and Servicing Agreement defined in the attached affidavit) and has no actual knowledge or reason to know that the information contained in paragraphs 4, 7 and 11 thereof is not true.  No purpose of [Transferor] relating to the transfer of the Class [R][LR] Certificate by [Transferor] to [Transferee] is or will be to impede the assessment of any tax.

Very truly yours,

[Transferor]

By:
Name:
Title:

C-2-1

EXHIBIT D-1

FORM OF INVESTMENT REPRESENTATION LETTER

U.S. Bank National Association
190 South LaSalle, 7th Floor
Chicago, Illinois 60603
Attention: UBS-BB 2013-C6

U.S. Bank National Association
60 Livingston Avenue
St. Paul, Minnesota 55107
Attention: Bondholder Services—UBS-BB 2013-C6

Barclays Commercial Mortgage Securities LLC
745 Seventh Avenue
New York, New York 10019

Re:	Transfer of UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificates, Series 2013-C6: Class []

Ladies and Gentlemen:

This letter is delivered pursuant to Section 5.02 of the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Barclays Commercial Mortgage Securities LLC, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian, on behalf of the holders of UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass Through Certificates, Series 2013-C6 (the “Certificates”) in connection with the transfer by [________] (the “Seller”) to the undersigned (the “Purchaser”) of $_____ aggregate initial [Certificate Balance] [Notional Balance][_____% Percentage Interest] of Class [   ] Certificates, in certificated fully registered form (such registered interest, the “Certificate”).  Terms used but not defined herein shall have the meanings ascribed thereto in the Pooling and Servicing Agreement.

In connection with such transfer, the Purchaser hereby represents and warrants to you as follows:

[For Institutional Accredited Investors only][Except with respect to the Class R and Class LR Certificates]  1. The Purchaser is an institutional investor qualifying as an “Accredited Investor” (an “Institutional Accredited Investor”) Rule 501 (a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Certificate, and the Purchaser and any

D-1-1

accounts for which the Purchaser is acting are each able to bear the economic risk of the investment.  The Purchaser is acquiring the Certificate for its own account or for one or more accounts (each of which is an Institutional Accredited Investor) as to each of which the Purchaser exercises sole investment discretion.  The Purchaser hereby undertakes to reimburse the Trust for any costs incurred by it in connection with this transfer.

[For Qualified Institutional Buyers only]  1. The Purchaser is a “qualified institutional buyer” (“Qualified Institutional Buyer”) within the meaning of Rule 144A (“Rule 144A”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  The Purchaser is acquiring the Certificate for its own account or for one or more accounts (each of which is a Qualified Institutional Buyer) as to each of which the Purchaser exercises sole investment discretion.  The Purchaser is aware that the transfer is being made in reliance on Rule 144A, and the Purchaser has had the opportunity to obtain the information required to be provided pursuant to paragraph (d)(4)(i) of Rule 144A.

2.           The Purchaser’s intention is to acquire the Certificate (a) for investment for the Purchaser’s own account or (b) for reoffer, resale, pledge or other transfer to (i) “qualified institutional buyers” within in the meaning of, and in transactions complying with, Rule 144A promulgated under the Securities Act, or (ii) institutional investors qualifying as “accredited investors” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act, pursuant to any other exemption from the registration requirements of the Securities Act, subject in the case of this clause (ii) to (a) the receipt by the Certificate Registrar of a letter substantially in the form hereof, (b) the receipt by the Certificate Registrar of an opinion of counsel acceptable to the Certificate Registrar that such reoffer, resale, pledge or other transfer is in compliance with the Securities Act, (c) the receipt by the Certificate Registrar of such other evidence acceptable to the Certificate Registrar that such reoffer, resale, pledge or other transfer is in compliance with the Securities Act and other applicable laws (including applicable state and foreign securities laws), and (d) a written undertaking to reimburse the Trust for any costs incurred by it in connection with the proposed transfer. It understands that the Certificate (and any subsequent Individual Certificate) has not been registered under the Securities Act, by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser’s investment intent (or intent to resell to only certain investors in certain exempted transactions) as expressed herein.

3.           The Purchaser acknowledges that the Certificate (and any Certificate issued on transfer or exchange thereof) has not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be reoffered, resold, pledged or otherwise transferred unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.

4.           The Purchaser has reviewed the applicable Private Placement Memorandum dated April 16, 2013, relating to the Certificates (the “Private Placement Memorandum”) and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Private Placement Memorandum.

D-1-2

5.           The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of an Individual Certificate or Certificates, as the case may be (each, a “Certificateholder”), in all respects as if it were a signatory thereto.  This undertaking is made for the benefit of the Trust, the Depositor, the Trustee, the Certificate Administrator, the Certificate Registrar and all Certificateholders present and future.

6.           The Purchaser will not offer, sell, pledge or otherwise transfer any portion of the Certificate, except in compliance with Section 5.02 of the Pooling and Servicing Agreement.

7.           Check one of the following:

☐           The Purchaser is a “U.S. Tax Person” (as defined below) and it has attached hereto an Internal Revenue Service (“IRS”) Form W 9 (or successor form).

☐           The Purchaser is not a “U.S. Tax Person” (as defined below) and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Registrar (or its agent) with respect to Distributions to be made on the Certificate(s).  The Purchaser has attached hereto [(i) a duly executed IRS Form W-8BEN (or successor form), which identifies such Purchaser as the beneficial owner of the Certificate(s) and states that such Purchaser is not a U.S. Tax Person, (ii) two duly executed copies of IRS Form W-8IMY (and all appropriate attachment or (iii)]* two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Certificate(s) and state that interest and original issue discount on the U.S. Securities is, or is expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Certificate Registrar updated [IRS Forms W-8BEN, IRS Forms W-8IMY or]* IRS Forms W-8ECI[, as the case may be]*, any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

For purposes of this paragraph 7, “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury Regulations), or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).

D-1-3

Please make all payments due on the Certificates:**

(a)           by wire transfer to the following account at a bank or entity in New York, New York, having appropriate facilities therefor:

Account number: _______________________

Institution: ____________________________

(b)           by mailing a check or draft to the following address:

_____________________________________

_____________________________________

_____________________________________

Very truly yours,

[Insert Name of Purchaser]

By:
Name:
Title:

Dated: ________________, 20__

*      Delete for Class R and Class LR.

**    Only to be filled out by Purchasers of Individual Certificates.  Please select (a) or (b).

D-1-4

EXHIBIT D-2

FORM OF ERISA REPRESENTATION LETTER

[Date]

U.S. Bank National Association
190 South LaSalle, 7th Floor
Chicago, Illinois 60603
Attention: UBS-BB 2013-C6

U.S. Bank National Association
60 Livingston Avenue
St. Paul, Minnesota 55107
Attention: Bondholder Services—UBS-BB 2013-C6

Barclays Commercial Mortgage Securities LLC
745 Seventh Avenue
New York, New York 10019

Re:	UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificates, Series 2013-C6, Class [ ]

Ladies and Gentlemen:

                        (the “Purchaser”) intends to purchase from (the “Seller”) [$___ initial [Certificate Balance] [Notional Balance]] [        % Percentage Interest] of Commercial Mortgage Pass-Through Certificates, 2013-C6, Class [   ], CUSIP No. _____ (the “Certificates”), issued pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Barclays Commercial Mortgage Securities LLC, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian.  All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Pooling and Servicing Agreement.  The Purchaser hereby certifies, represents and warrants to, and covenants with, the Depositor, the Certificate Administrator, the Certificate Registrar and the Trustee that:

The Purchaser is not (a) an employee benefit plan or other retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Code Section 4975, a governmental plan, as defined in Section 3(32) of ERISA, or other plan subject to any federal, state or local law (“Similar Law”) which is to a material extent similar to the foregoing provisions of ERISA or the Code (each, a “Plan”), or (b) a collective investment fund in which such Plans are invested, an insurance company using assets of separate accounts or general accounts which include assets of Plans (or which are deemed pursuant to ERISA or any Similar Law to include assets of Plans) or other person acting

D-2-1

on behalf of any such Plan or using the assets of any such Plan, other than (except in the case of the Class R and Class LR Certificates) an insurance company using the assets of its general account under circumstances whereby such purchase and the subsequent holding of such Certificate by such insurance company would be exempt from the prohibited transaction provisions of Section 406 and 407 of ERISA and Code Section 4975 under Sections I and III of PTCE 95-60, or a substantially similar exemption under Similar Law; and

The Purchaser understands that if the Purchaser is a person referred to in clause (a) or (b) above, except in the case of the Class R or Class LR Certificates, which may not be transferred unless the transferee represents it is not such a person, such Purchaser is required to provide to the Certificate Registrar any opinions of counsel, officers’ certificates or agreements as may be required by such persons, and which establishes to the satisfaction of the Depositor, the Certificate Administrator and the Certificate Registrar that the purchase and holding of the Certificates by or on behalf of a Plan will not constitute or result in a non-exempt prohibited transaction within the meaning of Section 406 and Section 407 of ERISA or Code Section 4975 or any corresponding provision of any Similar Law, and will not subject the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor or the Certificate Registrar to any obligation or liability (including obligations or liabilities under ERISA, Code Section 4975 or Similar Law), which Opinions of Counsel, officers’ certificates or agreements shall not be at the expense of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Trustee or the Certificate Registrar.

IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on this       day of ___ , 20__.

Very truly yours,

[Purchaser]

By:
Name:
Title:

D-2-2

EXHIBIT E

REQUEST FOR RELEASE

[Date]

U.S. Bank National Association
Document Custody Services
1133 Rankin Street, Suite 100
St. Paul, Minnesota 55116
Attention: UBS-BB 2013-C6

Re:	UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificates, Series 2013-C6

Dear __________________:

In connection with the administration of the Mortgage Files held by, or on behalf of, you as Custodian under a certain Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Barclays Commercial Mortgage Securities LLC, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian, the undersigned hereby requests a release of the Mortgage File (or the portion thereof specified below) held by you as Custodian with respect to the following described Mortgage Loan for the reason indicated below:

Mortgagor’s Name: _______________________

Address: _______________________________

Asset No.: ______________________________

If only particular documents in the Mortgage File are requested, please specify which:

Reason for requesting file (or portion thereof):

______                 1.           Mortgage Loan paid in full.  Such [Master Servicer] [Special Servicer] hereby certifies that all amounts received in connection with the Mortgage Loan  have been or will be, following such [Master Servicer’s] [Special Servicer’s] release of the Mortgage File, credited to the Collection Account pursuant to the Pooling and Servicing Agreement.

______                 2.           The Mortgage Loan is being foreclosed.

______                 3.           Other.  (Describe)

E-1

The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten (10) days of our receipt thereof, unless the Mortgage Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently, or unless the Mortgage Loan is being foreclosed, in which case the Mortgage File (or such portion thereof) will be returned when no longer required by us for such purpose.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Pooling and Servicing Agreement.

[MASTER SERVICER] [SPECIAL SERVICER]

By:
Name:
Title:

E-2

EXHIBIT F

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW.  THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS, AND ONLY (A)(1) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (2) FOR SO LONG AS THIS CERTIFICATE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO AN INSTITUTIONAL INVESTOR THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (3) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” AS SUCH TERM IS DEFINED IN RULE 501 (a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, OR (4) (EXCEPT WITH RESPECT TO THE CLASS R AND CLASS LR CERTIFICATES) TO A NON-“U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS SUCH TERMS ARE DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.  A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT D-1 TO THE POOLING AND SERVICING AGREEMENT IF SUCH TRANSFEREE IS A QUALIFIED INSTITUTIONAL BUYER OR (OTHER THAN WITH RESPECT TO A RESIDUAL CERTIFICATE) AN INSTITUTIONAL ACCREDITED INVESTOR, AND MAY ALSO BE REQUIRED TO DELIVER AN OPINION OF COUNSEL IF SUCH TRANSFEREE IS NOT A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A.

F-1

EXHIBIT G

FORM OF REGULATION S TRANSFER CERTIFICATE

U.S. Bank National Association
190 South LaSalle, 7th Floor
Chicago, Illinois 60603
Attention: UBS-BB 2013-C6

U.S. Bank National Association
60 Livingston Avenue
St. Paul, Minnesota 55107
Attention: Bondholder Services—UBS-BB 2013-C6

Re:	Transfer of UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificates, Series 2013-C6, Class [ ]

Ladies and Gentlemen:

This certificate is delivered pursuant to Section 5.02 of the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Barclays Commercial Mortgage Securities LLC, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian, on behalf of the holders of the UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificates, Series 2013-C6, Class [    ] (the “Certificates”) in connection with the transfer by the undersigned (the “Transferor”) to                                       (the “Transferee”) of $                     Certificate Balance of Certificates, in fully registered form (each, an “Individual Certificate”), or a beneficial interest of such aggregate Certificate Balance in the Regulation S Global Certificate (the “Global Certificate”) maintained by The Depository Trust Company or its successor as Depositary under the Pooling and Servicing Agreement (such transferred interest, in either form, being the “Transferred Interest”).

In connection with such transfer, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and the Certificates and pursuant to and in accordance with Regulation S (“Regulation S”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)           the offer of the Transferred Interest was not made to a “U.S. person” within the meaning of Rule 902(d) of Regulation S;

(2)           the offer and sale of the Transferred Interest was made in an “offshore transaction” within the meaning of Rule 902(h) of Regulation S;

G-1

(3)           no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made by the Transferor, an affiliate of the Transferor, or any person acting on behalf of the Transferor or any such affiliate in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ________________, 20__

G-2

EXHIBIT H

FORM OF TRANSFER CERTIFICATE
FOR EXCHANGE OR TRANSFER FROM RULE 144A
GLOBAL CERTIFICATE TO REGULATION S GLOBAL
CERTIFICATE DURING THE RESTRICTED PERIOD

(Exchanges or transfers pursuant to Section 5.02(c)(ii)(A) of the Pooling and Servicing Agreement)

U.S. Bank National Association
190 South LaSalle, 7th Floor
Chicago, Illinois 60603
Attention: UBS-BB 2013-C6

U.S. Bank National Association
60 Livingston Avenue
St. Paul, Minnesota 55107
Attention: Bondholder Services—UBS-BB 2013-C6

Re:	Transfer of UBS-Barclays 2013-C6 Commercial Mortgage Pass-Through Certificates, Series 2013-C6, Class [ ]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Barclays Commercial Mortgage Securities LLC, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $                     aggregate Certificate Balance of Certificates (the “Certificates”) which are held in the form of Rule 144A Global Certificate (CUSIP No.                     ) with the Depository in the name of [insert name of transferor] (the “Transferor”).  The Transferor has requested a transfer of such beneficial interest for an interest in the Regulation S Global Certificate (CUSIP No.                     ) to be held with [Euroclear] [Clearstream]* (Common Code) through the Depositary.

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such transfer has been effected in accordance with the Transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

* Select appropriate depository.

H-1

(1)           the offer of the Certificates was not made to a “U.S. person” within the meaning of Rule 902(k) of Regulations S,

(2)           the offer and sale of the Certificates was made in an “offshore transaction” within the meaning of Rule 902(h) of Regulation S;

(3)           no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; or

This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Certificate Administrator, the Trustee, the Operating Advisor, the Master Servicer and the Special Servicer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ________________, 20__

H-2

EXHIBIT I

FORM OF TRANSFER CERTIFICATE
FOR EXCHANGE OR TRANSFER FROM RULE 144A
GLOBAL CERTIFICATE TO REGULATION S GLOBAL
CERTIFICATE AFTER THE RESTRICTED PERIOD

(Exchange or transfers pursuant to
Section 5.02(c)(ii)(B) of the Pooling and Servicing Agreement)

U.S. Bank National Association
190 South LaSalle, 7th Floor
Chicago, Illinois 60603
Attention: UBS-BB 2013-C6

U.S. Bank National Association
60 Livingston Avenue
St. Paul, Minnesota 55107
Attention: Bondholder Services—UBS-BB 2013-C6

Re:	Transfer of UBS-Barclays 2013-C6 Commercial Mortgage Pass-Through Certificates, Series 2013-C6, Class [ ]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Barclays Commercial Mortgage Securities LLC, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

The letter relates to U.S. $                     aggregate Certificate Balance of Certificates (the “Certificates”) which are held in the form of the Rule 144A Global Certificate (CUSIP No.                     ) with the Depository in the name of [insert name of transferor] (the “Transferor”).  The Transferor has requested a transfer of such beneficial interest in the Certificates for an interest in the Regulation S Global Certificate (Common Code No.                     ).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and accordingly, the Transferor does hereby certify that:

(1)           the offer of the Certificates was not made to a “U.S. person” within the meaning of Rule 902(k) of Regulation S,

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(2)           the offer and sale of the Certificates was made in an “offshore transaction” within the meaning of Rule 902(h) of Regulation S;

(3)           no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made by the Transferor, an affiliate of the Transferor, or any person acting on behalf of the Transferor or any such affiliate in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Certificate Administrator, the Trustee, the Operating Advisor, the Master Servicer and the Special Servicer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______________, 20___

I-2

EXHIBIT J

FORM OF TRANSFER CERTIFICATE
FOR EXCHANGE OR TRANSFER FROM REGULATION S GLOBAL
CERTIFICATE TO RULE 144A GLOBAL CERTIFICATE

(Exchange or transfers pursuant to Section 5.02(c)(ii)(C)
of the Pooling and Servicing Agreement)

U.S. Bank National Association
190 South LaSalle, 7th Floor
Chicago, Illinois 60603
Attention: UBS-BB 2013-C6

U.S. Bank National Association
60 Livingston Avenue
St. Paul, Minnesota 55107
Attention: Bondholder Services—UBS-BB 2013-C6

Re:	Transfer of UBS-Barclays 2013-C6 Commercial Mortgage Pass-Through Certificates, Series 2013-C6, Class [ ]

Reference is hereby made to the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Barclays Commercial Mortgage Securities LLC, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian.  Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to U.S. $                     aggregate Certificate Balance of Certificates (the “Certificates”) which are held in the form of the Regulation S Global Certificate (CUSIP No.                     ) with [Euroclear] [Clearstream]* (Common Code                     ) through the Depository in the name of [insert name of transferor] (the “Transferor”).  The Transferor has requested a transfer of such beneficial interest in the Certificates for an interest in the Regulation 144A Global Certificate (CUSIP No.                     ).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being transferred in accordance with (i) the transfer restrictions set forth in the Pooling and Servicing Agreement and (ii) Rule 144A under the Securities Act to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account or accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, in each case in a transaction meeting the requirements of Rule

* Select appropriate depositary.

J-1

144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Certificate Administrator, the Trustee, the Operating Advisor, the Master Servicer and the Special Servicer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ______________, 20__

J-2

EXHIBIT K

FORM OF DISTRIBUTION DATE STATEMENT

K-1

UBS-Barclays Commercial Mortgage Trust 2013-C6
Commercial Mortgage Pass‑Through Certificates, Series 2013-C6	May 2013

DATES				ADMINISTRATOR
Payment Date:	May 10, 2013	First Payment Date:	May 10, 2013
Prior Payment:		Closing Date:	Apr 23, 2013	Name:
Next Payment:	Jun 12, 2013	Cutoff Date:	Apr 01, 2013	Title:
Record Date:	Apr 30, 2013	Final Distribution Date:	May 11, 2046
Determination Date:	May 06, 2013			Address:

TABLE OF CONTENTS
- Statement to Certificateholders			Page 1	Phone:
* Payment Detail				Email:
* Factor Detail				Website:	www.usbank.com/abs
* Principal Detail
* Interest Detail				PARTIES TO TRANSACTION
* Reconciliation of Funds
* Additional Reconciliation Detail				Mortgage Loan Seller:	UBS Real Estate Securities Inc.
* Current Loan Modification Report				Mortgage Loan Seller:	Barclays Bank PLC
* Additional Loan Detail				Mortgage Loan Seller:	Redwood Commercial Mortgage Corporation
* REO Additional Detail				Mortgage Loan Seller:	Natixis Real Estate Capital LLC
* Historical Bond/Collateral Liquidation Realized Loss Reconciliation				Depositor:	Barclay’s Commercial Mortgage Securities LLC
- Historical Delinquency & Liquidation Summary			Page 14	Trustee:	U.S. Bank National Association
- REO Status Report			Page 15	Certificate Administrator:	U.S. Bank National Association
- Historical Liquidation Loss Loan Detail			Page 16	Custodian:	U.S. Bank National Association
- Interest Shortfall Reconciliation			Page 17	Master Servicer:	Midland Loan Services,
- Defeased Loan Detail			Page 18		a Division of PNC Bank, National Association
- Appraisal Reduction Report			Page 19	Special Servicer:	Rialto Capital Advisors, LLC
- Loan Level Detail			Page 20	Operating Advisor:	Park Bridge Lender Services LLC
- Historical Loan Modification Report			Page 21	Swap Counterparty:	Deutsche Bank AG, New York Branch
- Material Breaches and Document Defects			Page 22
- Mortgage Loan Characteristics			Page 23

This report has been prepared by, or is based on information furnished to U.S. Bank Corporate Trust Services (“U.S. Bank”) by, one or more third parties (e.g. Servicers, Master Servicer, etc.). U.S. Bank has not independently verified information received from or prepared by any such third party. U.S. Bank shall not and does not undertake responsibility for the accuracy, completeness, or sufficiency of this report or the information contained herein for any purpose, and U.S. Bank makes no representations or warranties with respect thereto. The information in this report is presented here with the approval of the Issuer solely as a convenience for the user, and should not be relied upon without further investigation by any user contemplating an investment decision with respect to the related securities.

UBS-Barclays Commercial Mortgage Trust 2013-C6
Commercial Mortgage Pass‑Through Certificates, Series 2013-C6	May 2013

PAYMENT DETAIL

		Next								Exchangeable
	Pass-Through	Pass-Through	Original	Beginning	Principal	Interest	Total	Realized	Ending	Percent
Class	Rate	Rate	Balance	Balance	Distribution	Distribution	Distribution	Loss	Balance	Outstanding
A-1 A-2 A-3 A-4 A-SB A-S X-A X-B X-C A-3FL* B C D E F G R LR
Totals:

*The Exchange/Exchangeable Certificates

UBS-Barclays Commercial Mortgage Trust 2013-C6
Commercial Mortgage Pass‑Through Certificates, Series 2013-C6	May 2013

EXCHANGEABLE CERTIFICATE DETAIL

		Next								Exchangeable
	Pass-Through	Pass-Through	Original	Beginning	Principal	Interest	Total	Realized	Ending	Percent
Class	Rate	Rate	Balance	Balance	Distribution	Distribution	Distribution	Loss	Balance	Outstanding
A-3FX*
Totals:

*The Exchange/Exchangeable Certificates

UBS-Barclays Commercial Mortgage Trust 2013-C6
Commercial Mortgage Pass‑Through Certificates, Series 2013-C6	May 2013

FACTOR DETAIL

		Beginning	Principal	Interest	Total	Realized	Ending
Class	Cusip	Balance	Distribution	Distribution	Distribution	Loss	Balance
A-1 A-2 A-3 A-4 A-SB A-S X-A X-B X-C A-3FL* B C D E F G R LR A-3FX*
*The Exchange/Exchangeable Certificates

UBS-Barclays Commercial Mortgage Trust 2013-C6
Commercial Mortgage Pass‑Through Certificates, Series 2013-C6	May 2013

PRINCIPAL DETAIL

Cumulative
	Beginning	Scheduled	Unscheduled	Realized	Ending	Realized
Class	Balance	Principal	Principal	Loss	Balance	Loss
A-1 A-2 A-3 A-4 A-SB A-S A-3FL* B C D E F G
Totals:

*The Exchange/Exchangeable Certificates

UBS-Barclays Commercial Mortgage Trust 2013-C6
Commercial Mortgage Pass‑Through Certificates, Series 2013-C6	May 2013

INTEREST DETAIL

	Accrued	Net Prepay		Current	Yield	Total Interest	Cumulative
	Certificate	Interest	Interest	Interest	Maintenance	Distribution	Unpaid Interest
Class	Interest	Shortfall	Adjustment	Shortfall	Charges	Amount	Shortfall
A-1 A-2 A-3 A-4 A-SB A-S X-A X-B X-C A-3FL* B C D E F G R LR
Totals:

*The Exchange/Exchangeable Certificates

UBS-Barclays Commercial Mortgage Trust 2013-C6
Commercial Mortgage Pass‑Through Certificates, Series 2013-C6	May 2013

RECONCILIATION OF FUNDS

Funds Collection	Funds Distribution

Interest	Fees
Scheduled Interest	Master Servicing Fee
Interest Adjustments	Trustee Fee
Deferred Interest	Certificate Administrator Fee
Net Prepayment Shortfall	Operating Advisor Fee
Net Prepayment Interest Excess	Special Servicing Fee
Interest Reserve (Deposit)/Withdrawal	Workout Fee
Interest Collections	Liquidation Fee
Special Serv Fee plus Adj.
Miscellaneous Fee
Fee Distributions
Principal
Scheduled Principal
Unscheduled Principal	Additional Trust Fund Expenses
Principal Adjustments	Reimbursed for Interest on Advances
Principal Collections	Net ASER Amount
Non-Recoverable Advances
Other Expenses or Shortfalls
Additional Trust Fund Expenses

Other
Yield Maintenance	Payments to Certificateholders
Swap Counterparty	Interest Distribution
Other Collections	Principal Distribution
Yield Maintenance
Swap Counterparty
Payments to Certificateholders

Total Collection	Total Distribution

UBS-Barclays Commercial Mortgage Trust 2013-C6
Commercial Mortgage Pass‑Through Certificates, Series 2013-C6	May 2013

ADDITIONAL RECONCILIATION DETAIL

Interest Accrual Period:				Mortgage Loans

						Addt’l Trust	Interest
Current LIBOR:	0.00%				Losses	Fund Expenses	Shortfalls
Next LIBOR:	0.00%			Current Collection Period	0.00	0.00	0.00

Stated Principal Balance				Aggregate for All
Beginning	Ending			Prior Collection Periods	0.00	0.00	0.00
0.00	0.00

				Swap Counterparty
Cert Administrator Account				Termination Payment		0.00
	Beg Balance	(Withdraw)/Dep	End Balance
Interest Reserve	0.00	0.00	0.00	Payment in connection with
Floating Rate	0.00	0.00	0.00	acquisition of replacement Swap Agreement		0.00
Excess Liquidation Proceeds	0.00	0.00	0.00

				Disclosable Special Servicer Fees
Mortgage Pool				Commission	0.00
Available Funds				Brokerage Fee	0.00
Class A-3FX/Class A-3FX Mortgage Pool Available Funds				Rebate	0.00
				Shared Fee	0.00
				Other	0.00
Advances:	Master	Special
	Servicer	Servicer	Trustee
Principal	0.00	0.00	0.00	Controlling Class:
Interest	0.00	0.00	0.00	Controlling Class Representative:
Total Current Advances	0.00	0.00	0.00	Aggregate Cert Balance of Control Eligible Certs:
Cumulative Advances	0.00	0.00	0.00

Interest on Advances	0.00	0.00	0.00

UBS-Barclays Commercial Mortgage Trust 2013-C6
Commercial Mortgage Pass‑Through Certificates, Series 2013-C6	May 2013

CURRENT LOAN MODIFICATION REPORT

	Ending	Modified/
	Principal	Extended/
Loan ID	Balance	Waived	Terms	Fees	Penalties	Payment	Comments

Totals:

* Pending information provided by Servicer

UBS-Barclays Commercial Mortgage Trust 2013-C6
Commercial Mortgage Pass‑Through Certificates, Series 2013-C6	May 2013

ADDITIONAL LOAN DETAIL

Specially Serviced Loans that are not Delinquent		Current but not Specially Serviced Loans (Foreclosure Proceedings Commenced, but not REO Property)

Count	Balance	Count	Balance

UBS-Barclays Commercial Mortgage Trust 2013-C6
Commercial Mortgage Pass‑Through Certificates, Series 2013-C6	May 2013

ADDITIONAL LOAN DETAIL

Mortgage Loans Repurchased By Mortgage Loan Seller
Or Otherwise Liquidated Or Disposed During Relating Collection Period
	Proceeds of Any	Liquidation	Other	Portion Included
Asset Number	Repurchase	Proceeds	Amounts	in Avail Funds

UBS-Barclays Commercial Mortgage Trust 2013-C6
Commercial Mortgage Pass‑Through Certificates, Series 2013-C6	May 2013

ADDITIONAL LOAN DETAIL

Rule 15Ga-1
				Most Recent	Repurchase/Replacement
Loan ID	Asset Name	Asset Originator	Ending Balance	Appraisal	Status

Form ABS-15G - Reference

Mortgage Loan Seller	ABS-15G file Reference	SEC Central Index Key (if applicable)

UBS-Barclays Commercial Mortgage Trust 2013-C6
Commercial Mortgage Pass‑Through Certificates, Series 2013-C6	May 2013

REO ADDITIONAL DETAIL

Mortgage Loans That Became REO Property Preceding Calendar Month						REO Properties Sold Or Disposed During Relating Collection Period

					Current			Sales	Date of Final	Bal of Excess
			Property		Stated Prin		Loss on	Proceeds and	Recovery	Liquidation
Asset Number	City	State	Type	DSCR	Balance	Asset Number	Mortgage Loan	Other Amts	Determination	Proceeds Acct

UBS-Barclays Commercial Mortgage Trust 2013-C6
Commercial Mortgage Pass‑Through Certificates, Series 2013-C6	May 2013

HISTORICAL BOND/COLLATERAL REALIZED LOSS RECONCILIATION

		Curr Beg Sch	Aggregate	Prior	Amt Covered	Int (Shortage)/	Mod Adj/	Addt’l (Recov)	Real’d Loss	Recov of	(Recov)/Real’d
Distribution		Bal of Loan	Realized Loss	Real’d Loss	by OC/other	Excess Appl’d	Appraisal	Exp Appl’d	Appl’d to Cert	Real’d Loss	Loss Appl’d to
Date	Loan ID	at Liquidation	on Loans	Appl’d to Cert	Credit Support	to Real’d Loss	Reduction Adj	to Real’d Loss	to Date	Paid as Cash	to Cert Int

Totals:

UBS-Barclays Commercial Mortgage Trust 2013-C6
Commercial Mortgage Pass‑Through Certificates, Series 2013-C6	May 2013

HISTORICAL DELINQUENCY & LIQUIDATION SUMMARY

	30 Days Delinq		60 Days Delinq		90+ Days Delinq		Bankruptcy		Foreclosure		REO		Prepayments
Month	Count	Balance	Count	Balance	Count	Balance	Count	Balance	Count	Balance	Count	Balance	Count	Balance

UBS-Barclays Commercial Mortgage Trust 2013-C6
Commercial Mortgage Pass‑Through Certificates, Series 2013-C6	May 2013

REO STATUS REPORT

Loan ID	State	Ending Sched Loan Amount	REO Date	Total Exposure	Most Recent Value	Ending Reduction Amount	Date Asset Exp to be Resolved or Foreclosed	Net Proceeds on Liquidation	Other Revenues Collected	Liquidation/ Prepayment Date

Totals:

UBS-Barclays Commercial Mortgage Trust 2013-C6
Commercial Mortgage Pass‑Through Certificates, Series 2013-C6	May 2013

HISTORICAL LIQUIDATION LOSS LOAN DETAIL

Loan ID	Current Beg Scheduled Balance	Most Recent Value	Liquidation Sales Price	Net Proceeds Received on Liquidation	Liquidation Expense	Net Proceeds Available for Distribution	Realized Loss to Trust	Curr Period Adjustment to Trust	Date of Curr Period Adj to Trust	Loss to Loan with Cumul Adj to Trust

Totals:

UBS-Barclays Commercial Mortgage Trust 2013-C6
Commercial Mortgage Pass‑Through Certificates, Series 2013-C6	May 2013

INTEREST SHORTFALL RECONCILIATION

Loan ID	Curr Ending Scheduled Balance	Spec Serv Fee Amt plus Adj	Liquidation Fee Amount	Workout Fee Amount	Most Recent Net ASER Amount	Prepayment Int Excess (Shortfall)	Non-Recov (Scheduled Interest)	Reimbursed Interest on Advances	Mod Int Rate (Reduction)/ Excess	Reimbursement of Advances to Servicer		Other (Shortfalls)/ Refunds
										Curr Month	Outstanding

Totals:

UBS-Barclays Commercial Mortgage Trust 2013-C6
Commercial Mortgage Pass‑Through Certificates, Series 2013-C6	May 2013

DEFEASED LOAN DETAIL

Loan ID	Current Ending Sched Balance	Maturity Date	Current Note Rate	Defeasance Status

Totals:

UBS-Barclays Commercial Mortgage Trust 2013-C6
Commercial Mortgage Pass‑Through Certificates, Series 2013-C6	May 2013

APPRAISAL REDUCTION REPORT

Loan ID	Property Name	Paid-Through Date	ARA (Appraisal Reduction Amt)	ARA Date	Most Recent Value	Most Recent Valuation Date	Most Recent Net ASER Amount	Cumulative ASER Amount

Totals:

UBS-Barclays Commercial Mortgage Trust 2013-C6
Commercial Mortgage Pass‑Through Certificates, Series 2013-C6	May 2013

LOAN LEVEL DETAIL

						End									Yield
	Property	Transfer		Maturity	Neg Am	Schedule	Note	Sched	Prepay	Prepay	Paid Thru	Prepay	Loan	Interest	Maint
Loan ID	Type	Date	State	Date	(Y/N)	Balance	Rate	P&I	Liquid/Adj	Date	Date	Premium	Status	Payment	Charges

Totals:

UBS-Barclays Commercial Mortgage Trust 2013-C6
Commercial Mortgage Pass‑Through Certificates, Series 2013-C6	May 2013

HISTORICAL LOAN MODIFICATION REPORT

		Balance When					Modified			Total Months
	Date of Last	Sent to Special	Modified	Old	Modified	Old	Payment	Old		for Change of	Modification
Loan ID	Modification	Servicer	Balance	Note Rate	Note Rate	P&I	Amount	Maturity Date	Maturity Date	Modification	Code

Totals:

UBS-Barclays Commercial Mortgage Trust 2013-C6
Commercial Mortgage Pass‑Through Certificates, Series 2013-C6	May 2013

MATERIAL BREACHES AND DOCUMENT DEFECTS

Ending
Disclosure	Principal	Material	Date Received
Control #	Balance	Breach Date	Notice	Description

UBS-Barclays Commercial Mortgage Trust 2013-C6
Commercial Mortgage Pass‑Through Certificates, Series 2013-C6	May 2013

MORTGAGE LOAN CHARACTERISTICS

EXHIBIT L-1

FORM OF INVESTOR CERTIFICATION

[Date]

U.S. Bank National Association
190 South LaSalle, 7th Floor
Chicago, Illinois 60603
Attention: UBS-BB 2013-C6

U.S. Bank National Association
60 Livingston Avenue
St. Paul, Minnesota 55107
Attention: Bondholder Services—UBS-BB 2013-C6

Re:	UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificates, Series 2013-C6

In accordance with the requirements for obtaining certain information under the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Barclays Commercial Mortgage Securities LLC, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.           The undersigned is a certificateholder, beneficial owner or prospective purchaser of the Class ___ Certificates.

2.           In the case of a Publicly Offered Certificate, the undersigned has received a copy of the Prospectus.

3.            The undersigned is not a borrower, a manager of a Mortgaged Property, an affiliate of any of the foregoing or an agent, principal, partner, member, joint venturer, limited partner, employee, representative, director, trustee, advisor or investor in or of any of the foregoing.

4.           The undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s Website.

In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or

L-1-1

banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part.

The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

5.           The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer, the Operating Advisor and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

6.           The undersigned agrees that each time it accesses the Certificate Administrator’s Website, the undersigned is deemed to have recertified that the representations and covenants contained herein remain true and correct.

7.           Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.

[Certificateholder][Beneficial Owner][Prospective Purchaser]

By:
Title:
Company:
Phone:

L-1-2

EXHIBIT L-2

FORM OF ONLINE VENDOR CERTIFICATION

This Certification has been prepared for provision of information to the market data providers listed in Paragraph 1 below pursuant to the direction of the Depositor.

In connection with the UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass Through Certificates, Series 2013-C6 (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Barclays Commercial Mortgage Securities LLC, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian, the undersigned hereby certifies and agrees as follows:

1.
The undersigned is an employee or agent of Bloomberg Financial Markets, L.P., Intex Solutions, Inc., Trepp, LLC, Interactive Data Corporation, BlackRock Financial Management, Inc. or Markit LLC, a market data provider that has been given access to the Distribution Date Statements, CREFC reports and supplemental notices delivered or made available pursuant to Section 4.02 of the Pooling and Servicing Agreement to Privileged Persons on https://www.usbank.com/abs (the “Website”) by request of the Depositor.

2.	The undersigned agrees that each time it accesses the Website, the undersigned is deemed to have recertified that the representation above remains true and correct.

3.	Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the agreement pursuant to which the Certificates were issued.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

L-2-1

EXHIBIT M

FORM OF NOTIFICATION FROM CUSTODIAN

[DATE]

To the Persons Listed on the attached Schedule A

Re:	UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificates, Series 2013-C6

Ladies and Gentlemen:

In accordance with Section 2.02 of the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Barclays Commercial Mortgage Securities LLC, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian, the undersigned, as Custodian, hereby notifies you that, based upon the review required under the Pooling and Servicing Agreement, the Mortgage File for each Mortgage Loan set forth on the attached defect schedule contains a document or documents which (i) has not been executed or received, (ii) has not been recorded or filed (if required), (iii) is unrelated to the Mortgage Loans identified in the Mortgage Loan Schedule, (iv) appears not to be what they purport to be or has been torn in any materially adverse manner or (v) is mutilated or otherwise defaced, in each case as more fully described on the attached defect schedule.

The Custodian has no responsibility to determine, and expresses no opinion with respect thereto, whether any document or opinion is legal, valid, binding or enforceable, whether the text of any assignment or endorsement is in proper or recordable form (except, if applicable, to determine if the Trustee is the assignee or endorsee), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, whether a blanket assignment is permitted in any applicable jurisdiction, or whether any Person executing any document or rendering any opinion is authorized to do so or whether any signature thereon is genuine.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Pooling and Servicing Agreement.

U.S. BANK NATIONAL ASSOCIATION, as Custodian

By:
Name:
Title:

SCHEDULE A
TO
FORM OF NOTIFICATION FROM CUSTODIAN

To the Depositor:

Barclays Commercial Mortgage Securities LLC
745 Seventh Avenue
New York, New York  10019
Attention:  Daniel Vinson, Managing Director

To the Trustee:

U.S. Bank National Association
190 South LaSalle, 7th Floor
Chicago, Illinois  60603
Attention:  UBS-BB 2013-C6

To the Master Servicer:

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas  66210
Attention:  Executive Vice President – Division Head

with a copy to:

Stinson Morrison Hecker LLP
1201 Walnut Street, Suite 2900
Kansas City, Missouri  64106-2150
Attention:  Kenda K. Tomes
Facsimile Number:  (816) 412-9338
Email: ktomes@stinson.com

To the Special Servicer:

Rialto Capital Advisors, LLC
730 NW 107th Avenue, Suite 400
Miami, Florida  33172
Attention:  Liat Heller
Facsimile No.:  (305) 229-6425

with a copy to

Rialto Capital Advisors, LLC
730 NW 107th Avenue, Suite 400
Miami, Florida 33172
Attention:  Jeff Krasnoff
Facsimile No.:  (305) 229-6425

To the Operating Advisor:

Park Bridge Lender Services LLC
560 Lexington Avenue, 17th Floor
New York, New York 10022
Attention:  David Rodgers

with a copy sent contemporaneously via email to
david.rodgers@parkbridgefinancial.com

To the initial Directing Holder:

RREF CMBS AIV I, LP
c/o Rialto Capital Management LLC
850 Third Avenue, Suite 16B
New York, New York 10022
Attention: Joseph Bachkosky
Facsimile No.:  (212) 751-4646

To the applicable Mortgage Loan Seller:

UBS Real Estate Securities Inc.
745 Seventh Avenue
New York, New York  10019
Attention:  David Schell

with a copy to:

UBS Real Estate Securities Inc.
745 Seventh Avenue
New York, New York  10019
Attention:  Henry Chung

with a copy to:

UBS AG
299 Park Avenue
New York, New York 10171
Attention: Chad Eisenberger, Executive Director & Counsel

Barclays Bank PLC
745 Seventh Avenue
New York, New York 10019
Facsimile No.: (646) 758-1700
Attention:  Daniel Vinson, Managing Director

with a copy to:

Barclays
745 Seventh Avenue
New York, New York 10019
Facsimile No.: (212) 412-7519
Attention:  Ian W. Sterling, Legal Department

with a copy to:

Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Facsimile No.: (212) 698-3599
Attention:  Jodi E. Schwimmer

Natixis Real Estate Capital LLC
1251 Avenue of the Americas
New York, New York 10020
Attention: Khaled Mohiuddin
Facsimile No.: (212) 891-1922

with a copy to:

Office of Chief Operating Officer
1251 Avenue of the Americas
New York, New York 10020
Facsimile: (212) 891-6288

with a copy to:

Natixis North America LLC
Office of the General Counsel
1251 Avenue of the Americas

with a copy to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: Jeffrey Rotblat
New York, New York 10020

Redwood Commercial Mortgage Corporation
One Belvedere Place, Suite 300
Mill Valley, California  94941
Attention:  Harold Zagunis

with a copy to:  General Counsel

with a copy to:

Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Attention:  Laura Swihart

DEFECT SCHEDULE
TO FORM OF NOTIFICATION FROM CUSTODIAN

EXHIBIT N-1

FORM OF CLOSING DATE CUSTODIAN CERTIFICATION

[Date]

[                 ]
[                 ]
[                 ]
Attention:  [                                     ]

Re:	UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificates, Series 2013-C6

In accordance with Section 2.02 of the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Barclays Commercial Mortgage Securities LLC, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian, the Custodian hereby certifies that, with respect to each Mortgage Loan listed on the Mortgage Loan Schedule attached hereto as Schedule A, (a) the Custodian has in its possession all Notes or an appropriate lost note affidavit, and (b) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers as described in clause (a) above have been reviewed by it and appear regular on their face, appear to be executed and purports to relate to such Mortgage Loan, except as identified on the schedule attached hereto.

Capitalized terms used but not defined herein shall the respective meanings set forth in the Agreement.

U.S. BANK NATIONAL ASSOCIATION, as Custodian

By:
Corporate Trust Officer
Name:
Title:

N-1-1

SCHEDULE A
TO CLOSING DATE TRUSTEE CERTIFICATION

MORTGAGE LOAN SCHEDULE

N-1-2

EXHIBIT N-2

FORM OF POST-CLOSING CUSTODIAN CERTIFICATION

[Date]

[                 ]
[                 ]
[                 ]
Attention:  [                 ]

Re:	UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificates, Series 2013-C6

In accordance with Section 2.02 of the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Agreement”), entered into by Barclays Commercial Mortgage Securities LLC, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian, the Custodian hereby certifies, subject to the terms of the Pooling and Servicing Agreement, that, with respect to each Mortgage Loan listed on the Mortgage Loan Schedule attached hereto as Schedule A, all documents (other than documents referred to in clause (xix) of Section 2.01(a) of the Agreement and the assignments of financing statements referred to in clause (xiii) of Section 2.01(a) of the Agreement) referred to in Section 2.01(a) of the Agreement (in the case of the documents referred to in Section 2.01(a)(iv), (v), (vi), (vii) of the Agreement (in the case of any endorsement thereto), (viii), (ix) and (x) through (xxi) of the Agreement, as identified in the Loan Document checklist included in the related Mortgage File) and any original recorded documents included in the delivery of a Mortgage File have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (as applicable) and have not been torn in any materially adverse manner or mutilated or otherwise defaced, and that such documents relate to the Mortgage Loans identified in the Mortgage Loan Schedule, in each case, except as set forth on the attached schedule hereto.

Capitalized terms used but not defined herein shall the respective meanings set forth in the Agreement.

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U.S. BANK NATIONAL ASSOCIATION, as Custodian

By:
Corporate Trust Officer
Name:
Title:

N-2-2

SCHEDULE A
TO POST-CLOSING CUSTODIAN CERTIFICATION

MORTGAGE LOAN SCHEDULE

N-2-3

EXHIBIT O

FORM OF TRUSTEE BACKUP CERTIFICATION

UBS-Barclays Commercial Mortgage Trust 2013-C6 (The “Trust”)

The undersigned, __________, a __________ of U.S. BANK NATIONAL ASSOCIATION, on behalf of U.S. BANK NATIONAL ASSOCIATION, as Trustee (the “Trustee”), under that certain Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Barclays Commercial Mortgage Securities LLC, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian, certifies to [       ], Barclays Commercial Mortgage Securities LLC and its officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

1.
I am responsible for reviewing the activities performed by the Trustee and based on my knowledge and the compliance reviews conducted in preparing the Trustee compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB, and except as disclosed to the Certificate Administrator and to the Depositor, the Trustee has fulfilled its obligations in all material respects under the Pooling and Servicing Agreement; and

2.
The report on assessment of compliance with servicing criteria applicable to the Trustee for asset-backed securities with respect to the Trustee or any Servicing Function Participant retained by the Trustee and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in  the annual report on Form 10-K for the period ending [December 31, 20__] in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K.  Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

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U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

O-2

EXHIBIT P

FORM OF CUSTODIAN BACKUP CERTIFICATION

UBS-Barclays Commercial Mortgage Trust 2013-C6 (The “Trust”)

The undersigned, __________, a __________ of U.S. BANK NATIONAL ASSOCIATION, on behalf of U.S. BANK NATIONAL ASSOCIATION, as Custodian (the “Custodian”), under that certain Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Barclays Commercial Mortgage Securities LLC, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian, certifies to [       ], Barclays Commercial Mortgage Securities LLC and its officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

1.
I am responsible for reviewing the activities performed by the Custodian and based on my knowledge and the compliance reviews conducted in preparing the Custodian compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB, and except as disclosed to the Certificate Administrator and to the Depositor, the Custodian has fulfilled its obligations in all material respects under the Pooling and Servicing Agreement; and

2.
The report on assessment of compliance with servicing criteria applicable to the Custodian for asset-backed securities with respect to the Custodian or any Servicing Function Participant retained by the Custodian and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the period ending [December 31, 20__] in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K.  Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

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Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

P-2

EXHIBIT Q

FORM OF CERTIFICATE ADMINISTRATOR BACKUP CERTIFICATION

UBS-Barclays Commercial Mortgage Trust 2013-C6 (The “Trust”)

The undersigned, __________, a __________ of U.S. BANK NATIONAL ASSOCIATION, on behalf of U.S. BANK NATIONAL ASSOCIATION, as Certificate Administrator (the “Certificate Administrator”), under that certain Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Barclays Commercial Mortgage Securities LLC, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian, certifies to [       ], Barclays Commercial Mortgage Securities LLC and its officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

1.
I have reviewed the annual report on Form 10-K for the fiscal year [20___] (the “Annual Report”), and all reports on Form 10-D and Form 8-K to be filed in respect of periods included in the year covered by the Annual Report (collectively with the Annual Report, the “Reports”), of the Trust;

2.
To my knowledge, the Reports taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Report;

3.
To my knowledge, all of the distribution, servicing and other information required to be provided by the Certificate Administrator under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports;

4.
I am responsible for reviewing the activities performed by the Certificate Administrator under the Pooling and Servicing Agreement and based on my knowledge and the compliance reviews conducted in preparing the Certificate Administrator compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB, and except as disclosed on any Reports, the Certificate Administrator has fulfilled its obligations in all material respects under the Pooling and Servicing Agreement; and

5.
The report on assessment of compliance with servicing criteria applicable to the Certificate Administrator for asset-backed securities with respect to the Certificate Administrator or any Servicing Function Participant retained by the Certificate Administrator and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in  the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor for inclusion as an exhibit to

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such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Depositor for disclosure in such annual report on Form 10-K.

In giving the certifications above, the Certificate Administrator has reasonably relied on information provided to it by the following unaffiliated persons:  the Master Servicer, the Special Servicer, the Depositor, the Trustee and/or the Custodian.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

Q-2

EXHIBIT R

FORM OF MASTER SERVICER BACKUP CERTIFICATION

UBS-Barclays Commercial Mortgage Trust 2013-C6 Mortgage Trust (the “Trust”)

I, [identify the certifying individual], a [_______________] of Midland Loan Services, a Division of PNC Bank, National Association, as master servicer under that certain Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Barclays Commercial Mortgage Securities LLC, as depositor (the “Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian, on behalf of the Master Servicer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.
Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), and assuming the accuracy of the statements required to be made by the Special Servicer in the special servicer backup certificate delivered by the Special Servicer relating to the Relevant Period, all servicing information and all reports required to be submitted by the Master Servicer to the Certificate Administrator pursuant to the Pooling and Servicing Agreement (the “Servicer Reports”) for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K have been submitted by the Master Servicer to the Certificate Administrator for inclusion in these reports;

2.
Based on my knowledge, and assuming the accuracy of the statements required to be made by the Special Servicer in the special servicer backup certificate delivered by the Special Servicer relating to the Relevant Period, the master servicing information contained in the Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

3.
I am, or a servicing officer under my supervision is, responsible for reviewing the activities performed by the Master Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB with respect to the Master Servicer, and except as disclosed in the compliance certificate delivered by the Master Servicer under Section 10.11. of the Pooling and Servicing Agreement, the Master Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such report applies;

4.	The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Master Servicer with

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respect to the Trust’s fiscal year _____ have been provided all information relating to the Master Servicer’s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

5.
The report on assessment of compliance with servicing criteria applicable to the Master Servicer for asset-backed securities with respect to the Master Servicer or any Servicing Function Participant retained by the Master Servicer and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in  the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K.  Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

[In giving the certification above, I have reasonably relied on and make no certification as to information provided to me by the following unaffiliated parties:  [name(s) of servicer, sub-servicer or co-servicer not retained by the master servicer giving certification] and, notwithstanding the foregoing certifications, neither I nor Master Servicer makes any certification under the foregoing clauses (2) and (3) with respect to the information in the Servicer Reports that is in turn dependent upon information provided by the Special Servicer under the Pooling and Servicing Agreement.]

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

R-2

EXHIBIT S

FORM OF SPECIAL SERVICER BACKUP CERTIFICATION

UBS-Barclays Commercial Mortgage Trust 2013-C6 (the “Trust”)

I, [identify the certifying individual], a [_______________ ] of Rialto Capital Advisors, LLC (the “Special Servicer] as Special Servicer with respect to all of the Mortgage Loans under that certain Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Barclays Commercial Mortgage Securities LLC, as depositor (the “Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian, on behalf of the Special Servicer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.
Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all servicing information and all required reports required to be submitted by the Special Servicer to the Master Servicer, the Depositor, Trustee or Certificate Administrator, as applicable, pursuant to the Pooling and Servicing Agreement (the “Special Servicer Reports”) for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K have been submitted by the Special Servicer to the Master Servicer, the Depositor, the Trustee or the Certificate Administrator, as applicable, for inclusion in these reports;

2.
Based on my knowledge, the special servicing information contained in the Special Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

3.
I am, or a Servicing Officer under my supervision is, responsible for reviewing the activities performed by the Special Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required in this report under Item 1123 of Regulation AB with respect to the Special Servicer, and except as disclosed in the compliance certificate delivered by the Special Servicer under Section 10.11 of the Pooling and Servicing Agreement, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects in the year to which such report applies;

4.
The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Special Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the Special Servicer assessment of compliance with the Relevant Servicing Criteria, in order

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to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

5.
The report on assessment of compliance with servicing criteria applicable to the Special Servicer for asset-backed securities with respect to the Special Servicer or any Servicing Function Participant retained by the Special Servicer and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in  the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K.  Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

RIALTO CAPITAL ADVISORS, LLC

By:
Name:
Title:

S-2

EXHIBIT T

MORTGAGE LOAN SELLER SUB-SERVICERS
Bellwether Enterprise Real Estate Capital, LLC
Berkadia Commercial Mortgage LLC
Grandbridge Real Estate Capital LLC
NorthMarq Capital, LLC

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EXHIBIT U

FORM OF NRSRO CERTIFICATION

[Date]

U.S. Bank National Association
190 South LaSalle, 7th Floor
Chicago, Illinois 60603
Attention:  UBS-BB 2013-C6

Attention:	Barclays Commercial Mortgage Securities LLC, UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass Through Certificates, Series 2013-C6

In accordance with the requirements for obtaining certain information pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Barclays Commercial Mortgage Securities LLC, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as to either 1 or 2 below:

1.	The undersigned is an NRSRO and

(a)	has provided Barclays Capital Inc. with the appropriate certifications under Exchange Act Rule 17g-5(e);

(b)	has access to the 17g-5 Information Provider’s Website; and

(c)	agrees to keep any information obtained from the 17g-5 Information Provider’s Website confidential.

2.	The undersigned is a Rating Agency or Companion Rating Agency hired to assign ratings with respect to the Certificates or a class of Pari Passu Companion Loan Securities.

The undersigned agrees that each time it accesses the 17g-5 Information Provider’s Website, the undersigned is deemed to have recertified that the representations contained herein remain true and correct.

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized signatory, as of the day and year first written above.

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[Nationally Recognized Statistical Rating Organization] [Rating Agency]

Name:

Title:

Company:

Phone:

Email:

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EXHIBIT V-1

FORM OF TRANSFEROR CERTIFICATE
FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

Barclays Commercial Mortgage Securities LLC
745 Seventh Avenue
New York, New York  10019
Attention:  Daniel Vinson, Managing Director
Email: daniel.vinson@barclays.com

Re:	Barclays Commercial Mortgage Securities LLC, UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass Through Certificates, Series 2013-C6

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right established under the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Barclays Commercial Mortgage Securities LLC, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian.  All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Depositor, that:

1.           The Transferor is the lawful owner of the right to receive the Excess Servicing Fees with respect to the Mortgage Loans for which _________________ is the Master Servicer (the “Excess Servicing Fee Right”), with the full right to transfer the Excess Servicing Fee Right free from any and all claims and encumbrances whatsoever.

2.           Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act of 1933, as amended (the “Securities Act”), or would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the

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Securities Act or any state securities laws, or would require registration or qualification of the Excess Servicing Fee Right pursuant to the Securities Act or any state securities laws.

Very truly yours,

By:
Name:
Title:

V-1-2

EXHIBIT V-2

FORM OF TRANSFEREE CERTIFICATE
FOR TRANSFER OF THE EXCESS SERVICING FEE RIGHTS

[Date]

Barclays Commercial Mortgage Securities LLC
745 Seventh Avenue
New York, New York  10019
Attention:  Daniel Vinson, Managing Director
Email: daniel.vinson@barclays.com

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas  66210
Attention:  Executive Vice President – Division Head

Re:	Barclays Commercial Mortgage Securities LLC, UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass Through Certificates, Series 2013-C6

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by _________________ (the “Transferor”) to _________________ (the “Transferee”) of the Excess Servicing Fee Right established under the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Barclays Commercial Mortgage Securities LLC, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian.  All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.  The Transferee hereby certifies, represents and warrants to you, as the Depositor and the Master Servicer, that:

1.           The Transferee is acquiring the right to receive Excess Servicing Fees with respect to the Mortgage Loans as to which __________________ is the applicable Master Servicer (the “Excess Servicing Fee Right”) for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws.

2.           The Transferee understands that (a) the Excess Servicing Fee Right has not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee, Certificate Administrator, the Operating Advisor or the Certificate Registrar is obligated so to register or qualify the Excess Servicing Fee Right, and (c) the Excess Servicing Fee Right may not be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant to any

V-2-1

applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification and (A) the Depositor has received a certificate from the prospective transferor substantially in the form attached as Exhibit W-1 to the Pooling and Servicing Agreement, and (B) each of the Master Servicer and the Depositor have received a certificate from the prospective transferee substantially in the form attached as Exhibit W-2 to the Pooling and Servicing Agreement.

3.           The Transferee understands that it may not sell or otherwise transfer the Excess Servicing Fee Right or any interest therein except in compliance with the provisions of Section 3.12 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed.

4.           Neither the Transferee nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security with any person in any manner, (d) made any general solicitation with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the Excess Servicing Fee Right under the Securities Act, would render the disposition of the Excess Servicing Fee Right a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Excess Servicing Fee Right pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to the Excess Servicing Fee Right, any interest in the Excess Servicing Fee Right or any other similar security.

5.           The Transferee has been furnished with all information regarding (a) the Depositor, (b) the Excess Servicing Fee Right and any payments thereon, (c) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, (d) the nature, performance and servicing of the Mortgage Loans, and (e) all related matters that it has requested.

6.           The Transferee is (a) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or (b) an “accredited investor” as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) of Regulation D under the Securities Act or an entity in which all of the equity owners come within such paragraphs. The Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Excess Servicing Fee Right; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such investment and can afford a complete loss of such investment.

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7.           The Transferee agrees (i) to keep all information relating to the Trust, the Trust Fund and the parties to the Pooling and Servicing Agreement, and made available to it, confidential, (ii) not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or other applicable securities laws or would require registration of the Excess Servicing Fee Right or any Certificate pursuant to the Securities Act, and (iii) not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such holder’s auditors, legal counsel and regulators, except to the extent such disclosure is required by law, court order or other legal requirement or to the extent such information is of public knowledge at the time of disclosure by such holder or has become generally available to the public other than as a result of disclosure by such holder; provided, however, that such holder may provide all or any part of such information to any other Person who is contemplating an acquisition of the Excess Servicing Fee Right if, and only if, such Person (x) confirms in writing such prospective acquisition and (y) agrees in writing to keep such information confidential, not to use or disclose such information in any manner which could result in a violation of any provision of the Securities Act or other applicable securities laws or would require registration of the Excess Servicing Fee Right or any Certificates pursuant to the Securities Act and not to disclose such information, and to cause its officers, directors, partners, employees, agents or representatives not to disclose such information, in any manner whatsoever, in whole or in part, to any other Person other than such Persons’ auditors, legal counsel and regulators.

8.           The Transferee acknowledges that the holder of the Excess Servicing Fee Right shall not have any rights under the Pooling and Servicing Agreement except as set forth in Section 3.12(a) of the Pooling and Servicing Agreement, and that the Excess Servicing Fee Rate may be reduced to the extent provided in the Pooling and Servicing Agreement.

Very truly yours,

By:
Name:
Title:

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EXHIBIT W

FORM OF OPERATING ADVISOR ANNUAL REPORT

Report Date:  Report will be delivered annually no later than [INSERT DATE].
Transaction:  Barclays Commercial Mortgage Securities LLC, UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificates, Series 2013-C6
Operating Advisor:  Park Bridge Lender Services LLC
Special Servicer:  Rialto Capital Advisors, LLC
Controlling Class Representative:  RREF II CMBS AIV, LP

I. Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Barclays Commercial Mortgage Securities LLC, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian, as well as the items listed below, the Operating Advisor has undertaken a limited review of the Special Servicer’s operational activities in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement with respect to the resolution and/or liquidation of Specially Serviced Loans and provides this Operating Advisor Annual Report.

This Operating Advisor Annual Report sets forth the Operating Advisor’s assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a platform-level basis with respect to the resolution and liquidation of Specially Serviced Loans during the prior calendar year.

Subject to the restrictions in the Pooling and Servicing Agreement, this Operating Advisor Annual Report (A) identifies any material deviations, if any (i) from the Servicing Standard and (ii) from the Special Servicer’s obligations under the Pooling and Servicing Agreement with respect to the resolution or liquidation of Specially Serviced Loans and (B) complies with all of the applicable confidentiality requirements set forth in the Pooling and Servicing Agreement.

In connection with the assessment set forth in this report, the Operating Advisor:

1.
Reviewed any annual compliance statement and any assessment of compliance for the prior calendar year delivered to the Operating Advisor by the Special Servicer pursuant to Section 10.11 and Section 10.12 of the Pooling and Servicing Agreement and the following issues were noted therein: [   ]

2.
Reviewed any annual independent public accountants’ servicing report for the prior calendar year delivered to the Operating Advisor with respect to the Special Servicer pursuant to Section 10.13 of the Pooling and Servicing Agreement and the following issues were noted therein: [   ]

3.
Reviewed any [Final] Asset Status Report for the prior calendar year and other information or communications delivered or provided to the Operating Advisor and the following issues were noted therein: [   ]

4.
Reviewed all information available on the Certificate Administrator’s Website (relating to the Special Servicer, Specially Serviced Loans and Mortgage Loans on the CREFC Servicer Watch List) relevant to the Operating Advisor’s obligations under the Pooling and Servicing Agreement and the following issues were noted therein: [   ]

5.
Reviewed (or recalculated and verified, if applicable) any Appraisal Reduction Amount and net present value calculations pursuant to Section 3.31(e) and/or Section 3.31(f) of the Pooling and Servicing Agreement and the following issues were noted: [   ]

6.	Consulted with the Special Servicer in connection with any Major Decision pursuant to Section 6.07 of the Pooling and Servicing Agreement and the following issues were noted: [ ]

Based on such review and/or consultation with the Special Servicer and performance of the other obligations of the Operating Advisor under the Pooling and Servicing Agreement, the Operating Advisor [does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement.

Qualifications related to the work product undertaken and opinions related to this report:

1.           The Operating Advisor did not participate in, or have access to, the Special Servicer’s and Controlling Class Representative’s discussion(s) regarding any Specially Serviced Loan.  Except as indicated herein, the Operating Advisor did not meet in person with the Special Servicer or the Controlling Class Representative. [If in-person meetings took place between the Operating Advisor and the Special Servicer or the Controlling Class Representative, indicate accordingly.]  As such, the Operating Advisor generally relied upon its review of the information described above or otherwise provided and its interaction and communications with the Special Servicer in gathering the relevant information to generate this report.

2.           The Special Servicer has the legal authority and responsibility to service the Specially Serviced Mortgage Loans pursuant to the Pooling and Servicing Agreement.  The Operating Advisor has no responsibility or authority to alter the standards set forth therein.

3.           Confidentiality and other contractual restrictions limit the Operating Advisor’s ability to outline herein the details or substance of certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement.  As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.  However, all such information is considered in preparing this report.

4.           There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Mortgage Loans.  These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc.  The Operating Advisor does not participate in discussions regarding such actions.  As such, the Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

5.           This report is furnished to the Certificate Administrator, among others, pursuant to the provisions of the Pooling and Servicing Agreement.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement as described herein.

PARK BRIDGE LENDER SERVICES LLC

By:
Name:
Title:

EXHIBIT X

FORM OF SARBANES-OXLEY CERTIFICATION

Barclays Commercial Mortgage Securities LLC,
UBS-Barclays Commercial Mortgage Trust 2013-C6 (the “Trust”),
Commercial Mortgage Pass-Through Certificates, Series 2013-C6, issued pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Barclays Commercial Mortgage Securities LLC, as depositor (the “Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian

I, [identify the certifying individual], a [title] of Barclays Commercial Mortgage Securities LLC, the depositor into the above-referenced Trust, certify that:

1.           I have reviewed this annual report on Form 10-K, and all reports on Form 10-D required to be filed in respect of the period covered by this annual report on Form 10-K, of the Trust (the “Exchange Act Periodic Reports”);

2.           Based on my knowledge, the Exchange Act Periodic Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.           Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act Periodic Reports;

4.           Based on my knowledge and the servicer compliance statement(s) required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act Periodic Reports, the servicers have fulfilled their obligations under the Pooling and Servicing Agreement or the applicable sub-servicing agreement or primary servicing agreement in all material respects; and

5.           All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report.  Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

X-1

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: Midland Loan Services, a Division of PNC Bank, National Association, Rialto Capital Advisors, LLC, Park Bridge Lender Services LLC and U.S. Bank National Association and [list any sub-servicers].

Date: _______________

BARCLAYS COMMERCIAL MORTGAGE SECURITIES LLC

By:
Name:
Title:

By:
Name:
Title:

X-2

EXHIBIT Y

ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA FAX TO [●] AND [●] AND VIA EMAIL TO [●].com AND [●].com AND
VIA OVERNIGHT MAIL TO THE ADDRESSES IMMEDIATELY BELOW**

Barclays Commercial Mortgage Securities LLC
as Depositor
1285 Avenue of the America
New York, New York  10019
Attention:  Daniel Vinson, Managing Director
Email: daniel.vinson@barclays.com

U.S. Bank National Association
190 South LaSalle, 7th Floor
Chicago, Illinois 60603
Attention: UBS-BB 2013-C6
Facsimile No.:  (312) 332-7496

Re:	**Additional Form [10-D][10-K][8-K] Disclosure Required **

Ladies and Gentlemen:

In accordance with Section [10.06][10.07][10.09] of the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Barclays Commercial Mortgage Securities LLC, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian, the undersigned, as                          , hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

Y-1

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to                          , phone number:                          ; email address:                          .

[NAME OF PARTY], as [role]

By:
Name:
Title:

Y-2

EXHIBIT Z

FORM OF SUB-SERVICER BACKUP CERTIFICATION

UBS-Barclays Commercial Mortgage Trust 2013-C6 (the “Trust”)

As contemplated by Section 10.08 of that certain Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Barclays Commercial Mortgage Securities LLC, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian, [identify the certifying individual], a                      of                     , a                      corporation (the “Sub-Servicer”) as Sub-Servicer in connection with the sub-servicing of one or more Mortgage Loans under the Pooling and Servicing Agreement, on behalf of the Sub-Servicer, certify to [Name of Each Certifying Person for Sarbanes-Oxley Certification], the Depositor, the Master Servicer and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.
Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all servicing information and all required reports required to be submitted by the Sub-Servicer to the Certificate Administrator pursuant to the Sub-Servicing Agreement (the “Sub-Servicer Reports”) for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K have been submitted by the Sub-Servicer to the Certificate Administrator for inclusion in these reports;

2.
Based on my knowledge, the sub-servicer information contained in the Sub-Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

3.
I am, or a servicing officer under my supervision is, responsible for reviewing the activities performed by the Sub-Servicer under the Sub-Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required in this report under Item 1123 of Regulation AB with respect to the Sub-Servicer, and except as disclosed in the compliance certificate delivered by the Sub-Servicer under Section [3.01(c)(39)] of the Sub-Servicing Agreement, the Sub-Servicer has fulfilled its obligations under the Sub-Servicing Agreement in all material respects in the year which such report applies;

4.
The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Sub-Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the Sub-Servicer’s assessment of compliance with the Relevant Servicing Criteria, in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

Z-1

5.
The report on assessment of compliance with servicing criteria applicable to the Sub-Servicer for asset-backed securities with respect to the Sub-Servicer or any Servicing Function Participant retained by the Sub-Servicer and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in  the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K.  Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Sub-Servicing Agreement or, if not defined in the Sub-Servicing Agreement, then the meanings set forth in the Pooling and Servicing Agreement.

Date:

[INSERT NAME OF SUB-SERVICER]

By:
Name:
Title:

Z-2

EXHIBIT AA

FORM OF OPERATING ADVISOR BACKUP CERTIFICATION

UBS-Barclays Commercial Mortgage Trust 2013-C6 (the “Trust”)

The undersigned, _______________, a _______________, of Park Bridge Financial LLC, on behalf of Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”), under that certain Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Barclays Commercial Mortgage Securities LLC, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian, certifies to [_______________], Barclays Commercial Mortgage Securities LLC and its officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

1.
Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all information required to be submitted by the Operating Advisor to the Master Servicer, the Depositor, the Trustee or the Certificate Administrator, as applicable, pursuant to the Pooling and Servicing Agreement (the “Operating Advisor Reports”) for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K have been submitted by the Operating Advisor to the Master Servicer, the Depositor, the Trustee or the Certificate Administrator, as applicable, for inclusion in these reports;

2.
Based on my knowledge, the operating advisor information contained in the Operating Advisor Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

3.
I am, or an officer under my supervision is, responsible for reviewing the activities performed by the Operating Advisor under the Pooling and Servicing Agreement and based on my knowledge and the compliance reviews conducted in preparing the Operating Advisor Reports, and except as disclosed on any Operating Advisor Reports, the Operating Advisor has fulfilled its obligations in all material respects under the Pooling and Servicing Agreement;

4.
The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Operating Advisor with respect to the Trust’s fiscal year ________  have been provided all information relating to the Operating Advisor’s assessment of compliance with the Relevant Servicing Criteria, in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

AA-1

5.
The report on assessment of compliance with servicing criteria applicable to the Operating Advisor for asset-backed securities with respect to the Operating Advisor or any Servicing Function Participant retained by the Operating Advisor and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K.  Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

PARK BRIDGE LENDER SERVICES LLC

By:
Name:
Title:

AA-2

EXHIBIT AB

FORM OF CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (this “Agreement”) is made as of __________, 201[_], by ____________________ (“Recipient”) for the benefit of the Depositor (as hereinafter defined) and U.S. Bank National Association (the “Certificate Administrator”).

WHEREAS, reference is made to that certain Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Barclays Commercial Mortgage Securities LLC, as depositor (the “Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian;

WHEREAS, Recipient desires to enter into this Agreement in order to access certain information in the possession of the Certificate Administrator in connection with the transactions contemplated by the Pooling and Servicing Agreement;

NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the Recipient hereby agrees as follows:

1.            Provision of Information.  Recipient hereby certifies that it is a Privileged Person (as such term is defined in the Pooling and Servicing Agreement) and acknowledges that the Certificate Administrator has no obligation to give Recipient any information in connection with this Agreement other than in accordance with Section 4.02(h) of the Pooling and Servicing Agreement (the “Information”).  Recipient further acknowledges that the Information may be confidential, proprietary or otherwise not generally available to the public and that the Certificate Administrator may cease communicating the Information to Recipient, at any time, in its sole discretion.

2.            Nondisclosure of Information.  The Information shall, except as otherwise provided herein, be kept confidential by Recipient, and Recipient shall (a) inform each of its affiliates, officers, directors, employees, attorneys, accountants and agents (the “Representatives”) receiving the Information of the confidential nature of the Information and of this Agreement, (b) direct its Representatives to treat the Information confidentially and (c) be fully liable for any Liabilities of any kind or nature incurred by or on behalf of the Certificate Administrator or Depositor arising out of, or as a result of, any improper use or disclosure of the Information directly or indirectly through or as a result of Recipient or any of its officers, directors or employees.  Subject to the foregoing sentence, the Recipient may make the Information available to those of its Representatives assisting it in evaluating an investment in the Certificates held by or proposed to be made by the Recipient or an account on behalf of which it acts or for such other purpose contemplated by the Pooling and Servicing Agreement.  “Liabilities” shall mean any and all claims, causes of action, demands, liabilities, damages, costs and expenses of any kind or nature (including, without limitation, all reasonable attorneys’ fees and costs before and at trial and at all appellate levels, as the case may be).

AB-1

3.            Public Information and Legal Disclosure.  The confidentiality provisions of this Agreement will not apply to such portions of the Information that (a) are or become generally available to the public through no action by Recipient or its Representatives, or (b) are or become available to Recipient on a non-confidential basis from a source, other than the Certificate Administrator, that Recipient reasonably believes is not prohibited from disclosing such portions to Recipient by a contractual, legal or fiduciary obligation, or (c) are or become available pursuant to and in accordance with the Pooling and Servicing Agreement (and subject to any confidentiality or other obligations with respect to such Information as may be contained in the Pooling and Servicing Agreement), or (d) are required to be disclosed by Recipient or its outside counsel under compulsion of law (whether by oral question, interrogatory, subpoena, civil investigative demand or otherwise) or by order or request of any court or government or regulatory body to whose supervisory authority Recipient is subject.

4.            Representations and Warranties; Release from Liability.  Recipient acknowledges that none of the Certificate Administrator, the Depositor or any of their affiliates makes any representation or warranty as to the accuracy or completeness of the Information.  Recipient agrees that none of the Certificate Administrator, the Depositor or any of their Representatives shall have any liability to Recipient or to any of its Representatives relating to or resulting from use of the Information.  In furtherance of the foregoing, Recipient hereby releases the Certificate Administrator, the Depositor and their Representative from any and all liabilities to Recipient and its Representatives relating to or resulting from use of the Information by Recipient, regardless of when such liabilities may arise expect to the extent aforesaid in the paragraph.

5.            Defined Terms.  Capitalized terms used but not otherwise defined in this Agreement will have the respective meanings assigned to such terms in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, Recipient has caused this Agreement to be executed by its representative thereunto duly authorized as of the day and year first above written.

[RECIPIENT]

By:
Name:
Title:

AB-2

EXHIBIT AC

FORM OF NOTICE RELATING TO THE NON-SERVICED MORTGAGE LOAN

[Date]

To the Persons Listed on the attached Schedule A

Re:	UBS-Barclays Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificates, Series 2013-C6

Dear [_____________]:

As of the date hereof, U.S. Bank National Association, as Trustee on behalf of the Holders (as such term is defined under the Pooling and Servicing Agreement), is the holder of the Non-Serviced Mortgage Loan, as such term is defined under the Pooling and Servicing Agreement, dated April 1, 2013 (the “Pooling and Servicing Agreement”), by and among Barclays Commercial Mortgage Securities LLC, as depositor, Midland Loan Services, a Division of PNC Bank, National Association (the “Master Servicer”), Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”) and as certificate administrator, custodian and paying agent.  The Trustee hereby directs each recipient of this notice as follows:

to remit to the Master Servicer all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to the Master Servicer, the Trustee, the Special Servicer and the Certificate Administrator all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holder of the Non-Serviced Mortgage Loan under the related Co-Lender Agreement and the UBS-Barclays 2012-C5 Pooling and Servicing Agreement (as such terms are defined under the Pooling and Servicing Agreement).

Thank you for your attention to this matter.

U.S. BANK NATIONAL ASSOCIATION, as Trustee for the Holders of the UBS Commercial Mortgage Trust 2013-C6, Commercial Mortgage Pass-Through Certificates, Series 2013-C6.

By:
[Name]
[Title]

SCHEDULE A
TO
FORM OF NOTICE RELATING TO THE NON-SERVICED MORTGAGE LOAN

To the 2013-C5 Depositor:

UBS Commercial Mortgage Securitization Corp.
1285 Avenue of the Americas
New York, New York 10019
Attention:  David Schell
Email: david.schell@ubs.com

with a copy to:

UBS AG
299 Park Avenue
New York, New York 10171
Attention: Chad Eisenberger, Executive Director & Counsel
Email: chad.eisenberger@ubs.com

To the 2013-C5 Master Servicer:

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas  66210
Attention:  Executive Vice President – Division Head
Email: NoticeAdmin@midlandls.com

with a copy to:

Stinson Morrison Hecker LLP
1201 Walnut Street, Suite 2900
Kansas City, Missouri  64106-2150
Attention:  Kenda K. Tomes
Facsimile Number:  (816) 412-9338
Email: ktomes@stinson.com

To the 2013-C5 Special Servicer:

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas  66210
Attention:  Executive Vice President – Division Head
Email: NoticeAdmin@midlandls.com

with a copy to

Stinson Morrison Hecker LLP
1201 Walnut Street
Suite 2900
Kansas City, Missouri  64106-2150
Fax Number:  (816) 412-9338
Attention:  Kenda K. Tomes
Email: ktomes@stinson.com

To the 2013-C5 Operating Advisor:

Situs Holdings, LLC,
2 Embarcadero, Suite 1300
San Francisco, California 94111
Attention: Stacey Ciarlanti, Vice President

with a copy to:

Situs Holdings, LLC,
4665 Southwest Freeway
Houston, Texas 77027
Attention: Pete Larsen, Vice President – Legal Counsel

To the 2013-C5 Trustee:

Deutsche Bank Trust Company Americas
1761 East St. Andrew Place
Santa Ana, CA 92705
Attention:  Trust Administration—UB12C5
Facsimile Number:  (714) 247-6478
Email: dbsec.notifications@db.com

EXHIBIT AD

FORM OF NOTICE AND EXCHANGE OF CLASS A-3FL CERTIFICATES FOR CLASS A-3FX CERTIFICATES

Barclays Commercial Mortgage Securities LLC 745 Seventh Avenue New York, New York 10019 Attention: Daniel Vinson, Managing Director	Fitch, Inc. One State Street Plaza, 28th Floor New York, New York 10004 Attention: Michael Giordanella

U.S. Bank National Association 190 South LaSalle Street, 7th Floor Chicago, Illinois 60603 Attention: CMBS Account Management – UBS-BB 2013-C6	Kroll Bond Rating Agency, Inc. 599 Lexington Avenue New York, New York 10022 Attention: Troy W. Doll

Deutsche Bank AG, New York Branch 60 Wall Street New York, New York 10005	Moody’s Investors Services, Inc. 7 World Trade Center New York, New York 10007 Attention: Commercial Mortgage Surveillance Group

Ladies and Gentlemen:

In accordance with Section 5.08 of the Pooling and Servicing Agreement, dated as of April 1, 2013 (the “Pooling and Servicing Agreement”), entered into by Barclays Commercial Mortgage Securities LLC, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Park Bridge Lender Services LLC, as operating advisor, U.S. Bank National Association, as trustee, and Deutsche Bank Trust Company Americas, as certificate administrator, paying agent and custodian, the undersigned, as Certificateholder or Beneficial Owner, hereby notifies you of its intent to conduct an exchange of the Class A-3FL Certificates (CUSIP: [               ]) for Class A-3FX Certificates (CUSIP: [               ]) in the amounts set forth below.  We further confirm that all conditions required pursuant to the Pooling and Servicing Agreement are satisfied as of the Exchange Date set forth below.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.

Proposed Exchange Date:

Intended initial Distribution Date after giving effect to such exchange:

Certificate Principal Balance of Certificates to be exchanged:

AD-1

Class Principal Balance of Class A-3FL

Certificates prior to exchange:

Class Principal Balance of Class A-3FX

Certificates after exchange:

Certificateholder’s Participant Number:

IN WITNESS WHEREOF, the undersigned has executed this notice as of this [   ] day of [   ], 20[   ].

By:
Name:
Title:
[medallion guaranty stamp]

The undersigned, as the Swap Counterparty under the Swap Agreement, dated as of April 25, 2013, between the undersigned and UBS-Barclays Commercial Mortgage Trust 2013-C6, hereby consents to the proposed exchange of the Class A-3FL Certificates for the Class A-3FX Certificates described above and acknowledges and agrees to the consequent reduction in the Class A-3FX Percentage Interest and the Notional Amount under the Swap Agreement, in accordance with the terms of the Swap Agreement and the Pooling and Servicing Agreement.

DEUTSCHE BANK AG, NEW YORK BRANCH

By:
Name:
Title:

AD-2

SCHEDULE I

DIRECTING HOLDERS

Mortgage Loan	Directing Certificateholder
All Mortgage Loans (other than the Non-Serviced Mortgage Loan)	RREF II CMBS AIV, LP

Sch. I-1

SCHEDULE II

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered shall address, at a minimum, the criteria identified below as “Relevant Servicing Criteria” (with each Servicing Function Participant deemed to be responsible for the items applicable to the functions it is performing and for which the party that retained such Servicing Function Participant is responsible):

Relevant Servicing Criteria		Applicable Party(ies)
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Cert. Admin. Master Servicer Special Servicer
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Cert. Admin. Master Servicer Special Servicer
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	N/A
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
Master Servicer Special Servicer Custodian
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
Master Servicer Special Servicer
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Cert. Admin.
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
Trustee (as applicable) Master Servicer Special Servicer
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
Cert. Admin. Master Servicer Special Servicer
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements.  For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
Cert. Admin. Master Servicer Special Servicer

Sch. II-1

Relevant Servicing Criteria		Applicable Party(ies)
Reference	Criteria
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Cert. Admin. Master Servicer Special Servicer
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts.  These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items.  These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
Cert. Admin. Master Servicer Special Servicer
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements.  Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Reporting Servicer.
Cert. Admin. Operating Adv.1
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Cert. Admin.
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Certificate Administrator’s investor records, or such other number of days specified in the transaction agreements.	Cert. Admin.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Cert. Admin.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Custodian Master Servicer Special Servicer
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements.	Custodian
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Master Servicer Special Servicer

1 Clauses (C) and (D) are not applicable.

Sch. II-2

Relevant Servicing Criteria		Applicable Party(ies)
Reference	Criteria
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Master Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
Master Servicer
1122(d)(4)(v)	The Master Servicer’s records regarding the mortgage loans agree with the Master Servicer’s records with respect to an obligor’s unpaid principal balance.	Master Servicer
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
Master Servicer Special Servicer
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
Special Servicer Operating Adv.
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements.  Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
Master Servicer Special Servicer
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	Master Servicer
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
Master Servicer
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
Master Servicer
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
Master Servicer
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
Master Servicer
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Master Servicer

Sch. II-3

Relevant Servicing Criteria		Applicable Party(ies)
Reference	Criteria
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	N/A

Sch. II-4

SCHEDULE III

CLASS A-SB SCHEDULED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance	Distribution Date	Balance	Distribution Date	Balance
4/25/2013	$87,000,000.00	2/10/2017	$87,000,000.00	12/10/2020	$35,865,657.02
5/10/2013	$87,000,000.00	3/10/2017	$87,000,000.00	1/10/2021	$34,348,736.38
6/10/2013	$87,000,000.00	4/10/2017	$87,000,000.00	2/10/2021	$32,825,900.73
7/10/2013	$87,000,000.00	5/10/2017	$87,000,000.00	3/10/2021	$31,050,632.62
8/10/2013	$87,000,000.00	6/10/2017	$87,000,000.00	4/10/2021	$29,514,934.74
9/10/2013	$87,000,000.00	7/10/2017	$87,000,000.00	5/10/2021	$27,891,499.80
10/10/2013	$87,000,000.00	8/10/2017	$87,000,000.00	6/10/2021	$26,343,481.50
11/10/2013	$87,000,000.00	9/10/2017	$87,000,000.00	7/10/2021	$24,708,076.68
12/10/2013	$87,000,000.00	10/10/2017	$87,000,000.00	8/10/2021	$23,147,642.41
1/10/2014	$87,000,000.00	11/10/2017	$87,000,000.00	9/10/2021	$21,581,121.98
2/10/2014	$87,000,000.00	12/10/2017	$87,000,000.00	10/10/2021	$19,927,741.46
3/10/2014	$87,000,000.00	1/10/2018	$87,000,000.00	11/10/2021	$18,348,661.58
4/10/2014	$87,000,000.00	2/10/2018	$87,000,000.00	12/10/2021	$16,683,078.94
5/10/2014	$87,000,000.00	3/10/2018	$87,000,000.00	1/10/2022	$15,091,342.20
6/10/2014	$87,000,000.00	4/10/2018	$85,351,588.13	2/10/2022	$13,493,396.16
7/10/2014	$87,000,000.00	5/10/2018	$83,924,591.98	3/10/2022	$11,650,019.54
8/10/2014	$87,000,000.00	6/10/2018	$82,580,813.32	4/10/2022	$10,038,647.89
9/10/2014	$87,000,000.00	7/10/2018	$81,143,371.00	5/10/2022	$8,341,692.18
10/10/2014	$87,000,000.00	8/10/2018	$79,788,756.92	6/10/2022	$6,717,413.18
11/10/2014	$87,000,000.00	9/10/2018	$78,428,865.56	7/10/2022	$5,007,917.34
12/10/2014	$87,000,000.00	10/10/2018	$76,975,769.03	8/10/2022	$3,370,630.86
1/10/2015	$87,000,000.00	11/10/2018	$75,604,917.44	9/10/2022	$1,726,955.84
2/10/2015	$87,000,000.00	12/10/2018	$74,141,172.55	10/10/2022	$0
3/10/2015	$87,000,000.00	1/10/2019	$72,759,275.81
4/10/2015	$87,000,000.00	2/10/2019	$71,371,994.57
5/10/2015	$87,000,000.00	3/10/2019	$69,718,247.30
6/10/2015	$87,000,000.00	4/10/2019	$68,319,113.85
7/10/2015	$87,000,000.00	5/10/2019	$66,827,891.85
8/10/2015	$87,000,000.00	6/10/2019	$65,417,494.10
9/10/2015	$87,000,000.00	7/10/2019	$63,915,328.34
10/10/2015	$87,000,000.00	8/10/2019	$62,493,579.01
11/10/2015	$87,000,000.00	9/10/2019	$61,066,288.54
12/10/2015	$87,000,000.00	10/10/2019	$59,547,710.73
1/10/2016	$87,000,000.00	11/10/2019	$58,108,937.78
2/10/2016	$87,000,000.00	12/10/2019	$56,579,204.19
3/10/2016	$87,000,000.00	1/10/2020	$55,128,859.75
4/10/2016	$87,000,000.00	2/10/2020	$53,672,861.77
5/10/2016	$87,000,000.00	3/10/2020	$49,582,203.71
6/10/2016	$87,000,000.00	4/10/2020	$48,118,761.57
7/10/2016	$87,000,000.00	5/10/2020	$46,565,526.53
8/10/2016	$87,000,000.00	6/10/2020	$45,090,324.17
9/10/2016	$87,000,000.00	7/10/2020	$43,525,663.52
10/10/2016	$87,000,000.00	8/10/2020	$42,038,609.78
11/10/2016	$87,000,000.00	9/10/2020	$40,545,758.48
12/10/2016	$87,000,000.00	10/10/2020	$38,963,951.05
1/10/2017	$87,000,000.00	11/10/2020	$37,459,111.56

Sch. III-1

SCHEDULE IV

ADDITIONAL FORM 10-D DISCLOSURE

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.06 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator any information described in the corresponding Form 10-D Item described in the “Item on Form 10-D” column to the extent such party has actual knowledge (and in the case of financial statements required to be provided in connection with Item 6 below, possession) of such information (other than information as to itself).  Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers. Each of the Certificate Administrator, the Trustee, the Master Servicer, the Special Servicer shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus Supplement.  For this UBS 2013-C6 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus Supplement.

Item on Form 10-D	Party Responsible
Item 1: Distribution and Pool Performance Information: Only with respect to any information required by 1121 which is NOT included on the Distribution Date Statement
•      Each Master Servicer  (only with respect to 1121(a)(12) as to non Specially Serviced Loans)
•      Special Servicer  (only with respect to 1121(a)(12) as to Specially Serviced Loans)
•      Depositor
•      Certificate Administrator

Item 2: Legal Proceedings: Item 1117 of Regulation AB (to the extent material to Certificateholders)
•      Master Servicer (as to itself)
•      Special Servicer (as to itself)
•      Each Sub-Servicer contemplated by 1108(a)(3) (to be provided by Master Servicer/Special Servicer/Certificate Administrator, as applicable, engaging such Sub-Servicer (using commercially reasonable efforts in the case of a Mortgage Loan Seller Sub-Servicer))
•      Trustee (as to itself)
•      Certificate Administrator (as to itself)
•      Depositor (as to itself)
•      Any other Reporting Servicer (as to itself)
•      Trustee/Certificate Administrator/Master Servicer/Depositor/Special Servicer as to the Trust
•      Each Mortgage Loan Seller (to be provided by such

Sch. IV-1

        Mortgage Loan Seller)

•      Originators under Item 1110(b) of Regulation AB (to be provided by the related Mortgage Loan Seller)

•      Party under Item 1100(d)(1) of Regulation AB (to be provided by the Mortgage Loan Sellers)

Item 3: Sale of Securities and Use of Proceeds	• Depositor
Item 4: Defaults Upon Senior Securities	• Certificate Administrator • Trustee
Item 5: Submission of Matters to a Vote of Security Holders	• Certificate Administrator
Item 6: Significant Obligors of Pool Assets	• Master Servicer
Item 7: Significant Enhancement Provider Information	• N/A
Item 8: Other Information (information required to be disclosed on Form 8-K that was not properly disclosed)	• Any party responsible for disclosure items on Form 8-K to the extent of such items
Item 9: Exhibits	• Depositor (exhibits required by Item 601 of Regulation S-K, such as material agreements) • Certificate Administrator (Monthly Statement to Certificateholders)

Sch. IV-2

SCHEDULE V

ADDITIONAL FORM 10-K DISCLOSURE

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.07 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator any information described in the corresponding Form 10-K Item described in the “Item on Form 10-K” column to the extent such party has actual knowledge (and in the case of financial statements required to be provided in connection with 1112(b) below, possession) of such information (other than information as to itself).  Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers.  Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus Supplement.  For this UBS 2013-C6 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus Supplement.

Item on Form 10-K	Party Responsible
Item 1B: Unresolved Staff Comments	• Depositor
Item 9B: Other Information (information required to be disclosed on Form 8-K that was not properly disclosed)	• Any party responsible for disclosure items on Form 8-K to the extent of such items
Item 15: Exhibits, Financial Statement Schedules	• Certificate Administrator • Depositor

Sch. V-1

Additional Item: Disclosure per Item 1117 of Regulation AB (to the extent material to Certificateholders)
•      Master Servicer (as to itself)

•      Special Servicer (as to itself)

•      Each Sub-Servicer contemplated by 1108(a)(3) (to be provided by Master Servicer/Special Servicer/Certificate Administrator, as applicable, engaging such Sub-Servicer (using commercially reasonable efforts in the case of a Mortgage Loan Seller Sub-Servicer)

•      Certificate Administrator (as to itself)

•      Trustee (as to itself)

•      Depositor (as to itself)

•      Operating Advisor (as to itself)

•      Any other Reporting Servicer (as to itself)

•      Trustee/Certificate Administrator/Master Servicer/Depositor/Special Servicer as to the Trust

•      Each Mortgage Loan Seller (to be provided by such Mortgage Loan Seller)

•      Originators under Item 1110(b) of Regulation AB (to be provided by the related Mortgage Loan Seller)

•      Party under Item 1100(d)(1) of Regulation AB (to be provided by the Mortgage Loan Sellers)

Sch. V-2

Additional Item: Disclosure per Item 1119 of Regulation AB
•      Master Servicer (as to itself and its affiliates) (to the extent material to Certificateholders and only as to affiliations under 1119(a) with the Trustee, Certificate Administrator, Special Servicer, any Significant Obligor or a sub-servicer meeting any of the descriptions in Item 1108(a)(3))

•      Special Servicer (as to itself and its affiliates) (to the extent material to Certificateholders and only as to affiliations under 1119(a) with the Trustee, Certificate Administrator, Master Servicer, any Significant Obligor or a sub-servicer meeting any of the descriptions in Item 1108(a)(3))

•      Certificate Administrator (as to itself and its affiliates) (to the extent material to Certificateholders and as to affiliations under Item 1119(a) with the Trustee, Master Servicer, any Special Servicer, any Significant Obligor, any Underwriter or a sub-servicer meeting any of the descriptions in Item 1108(a)(3))

•      Trustee (as to itself) (to the extent material to Certificateholders and as to affiliations under Item 1119 with the Certificate Administrator, Master Servicer, any Special Servicer, any Significant Obligor, any Underwriter or a sub-servicer meeting any of the descriptions in Item 1108(a)(3))

•      Depositor (as to itself and the Trust)

•      Each Mortgage Loan Seller (to be provided by such Mortgage Loan Seller) (as to itself)

•      Operating Advisor (as to itself)

•      Originators under Item 1110 of Regulation AB (to be provided by the related Mortgage Loan Seller)

•      Party under Item 1100(d)(1) of Regulation AB (to be provided by the Mortgage Loan Sellers)

Additional Item: Disclosure per Item 1112(b) of Regulation AB	Master Servicer
Additional Item: Disclosure per Items 1114(b)(2) and 1115(b) of Regulation AB	N/A
Items 1122 and 1123 of Regulation AB	Applicable Parties

Sch. V-3

SCHEDULE VI

FORM 8-K DISCLOSURE INFORMATION

The parties identified in the “Party Responsible” column (with each Servicing Function Participant deemed to be responsible for the following items for which the party that retained such Servicing Function Participant is responsible) are obligated pursuant to Section 10.09 of the Pooling and Servicing Agreement to report to the Depositor and the Certificate Administrator the occurrence of any event described in the corresponding Form 8-K Item described in the “Item on Form 8-K” column to the extent such party has actual knowledge of such information (other than information as to itself).  Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer shall be entitled to rely on the accuracy of the Prospectus Supplement (other than information with respect to itself that is set forth in or omitted from the Prospectus Supplement), in the absence of specific written notice to the contrary from the Depositor or Mortgage Loan Sellers.  Each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer shall be entitled to conclusively assume that there is no “significant obligor” other than a party identified as such in the Prospectus Supplement.  For this UBS 2013-C6 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the Master Servicer and the Special Servicer shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Prospectus Supplement.

Item on Form 8-K	Party Responsible
Item 1.01- Entry into a Material Definitive Agreement

Disclosure is required regarding entry into or amendment of any definitive agreement that is material to the securitization, even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

Note: disclosure not required as to definitive agreements that are fully disclosed in the prospectus

•      Trustee/Certificate Administrator/Master Servicer/Depositor/ Special Servicer as to the Trust/Sub-Servicers (contemplated by Item 1108(a)(3) of Regulation AB) (only as to the agreements such entity is a party to or entered into on behalf of the Trust)

Item 1.02- Termination of a Material Definitive Agreement

Disclosure is required regarding termination of  any definitive agreement that is material to the securitization (other than expiration in accordance with its terms), even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

•      Trustee/Certificate Administrator/Master Servicer/Depositor/Special Servicer as to the Trust/Sub-Servicers (contemplated by Item 1108(a)(3) of Regulation AB) (only as to the agreements such entity is a party to or entered into on behalf of the Trust)

Item 1.03- Bankruptcy or Receivership
•      Depositor

•      Mortgage Loan Seller

•      Master Servicer

•      Special Servicer

•      Sub-Servicer contemplated by Item 1108(a)(3) of Regulation AB (to be reported by party engaging such Sub-Servicer (using commercially reasonable efforts in the case of a Mortgage Loan Seller Sub-

Sch. VI-1

Item on Form 8-K	Party Responsible

        Servicer))
•      Trustee
•      Certificate Administrator
•      Significant Obligor (to be reported by Master Servicer for non-Specially Serviced Loans and by the Special Servicer for Specially Serviced Loans (using commercially reasonable efforts in the case of a Significant Obligor that is sub-serviced by a Mortgage Loan Seller Sub-Servicer))
•      Other material party contemplated by Item 1101(d)(1) of Regulation AB (to be reported by Mortgage Loan Seller)

In each case, with respect to bankruptcy or receivership of such entity.

Item 2.04- Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Includes an early amortization, performance trigger or other event, including event of default, that would materially alter the payment priority/distribution of cash flows/amortization schedule.

Disclosure will be made of events other than waterfall triggers which are disclosed in the monthly statements to the certificateholders.
• Depositor • Certificate Administrator
Item 3.03- Material Modification to Rights of Security Holders

Disclosure is required of any material modification to documents defining the rights of Certificateholders, including the Pooling and Servicing Agreement.
• Certificate Administrator
Item 5.03- Amendments of Articles of Incorporation or Bylaws; Change of Fiscal Year Disclosure is required of any amendment “to the governing documents of the issuing entity”.	• Depositor/Trustee
Item 6.01- ABS Informational and Computational Material	• Depositor
Item 6.02- Change of Servicer or Trustee

Requires disclosure of any removal, replacement, substitution or addition of any master servicer, affiliated servicer, other servicer servicing 10% or more of pool assets at time of report, other material servicers or trustee.

•      Master Servicer (as to itself or as to a servicer retained by it)
•      Special Servicer (as to itself or as to a servicer retained by it)
•      Certificate Administrator (as to itself or as to any entity retained by it)
•      Trustee
•      Depositor

Reg AB disclosure about any new servicer or master servicer is also required.
•      successor/new Master Servicer/successor/new Special Servicer/successor/new Certificate Administrator; Master Servicer/Special Servicer/Certificate Administrator (as to any servicer or entity retained by such party, as applicable )

Sch. VI-2

Item on Form 8-K	Party Responsible
Reg AB disclosure about any new Trustee is also required.	• successor/new Trustee
Reg AB disclosure about any new Certificate Administrator is also required.	• successor/new Certificate Administrator
Item 6.03- Change in Credit Enhancement or External Support	N/A
Item 6.04- Failure to Make a Required Distribution	• Certificate Administrator
Item 6.05- Securities Act Updating Disclosure

If any material pool characteristic differs by 5% or more at the time of issuance of the securities from the description in the final prospectus, provide updated Reg AB disclosure about the actual asset pool.

If there are any new servicers or originators required to be disclosed under Regulation AB as a result of the foregoing, provide the information called for in Items 1108 and 1110 respectively.
• Depositor
Item 7.01- Regulation FD Disclosure	• Depositor
Item 8.01 – Other Events Any event, with respect to which information is not otherwise called for in Form 8-K, that the registrant deems of importance to certificateholders.	• Master Servicer/Special Servicer/Certificate Administrator/Trustee/Sub-Servicer retained by any of the foregoing/Depositor
Item 9.01 – Financial Statements and Exhibits	• Responsible party for reporting/disclosing the financial statement or exhibit

Sch. VI-3